Exhibit 15.28

Portions of this Exhibit 15.28 have been omitted based upon a request for confidential treatment This Exhibit 15.28, including the non-public information, has been filed separately with the Securities and Exchange Commission. “[* * *]” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

PT INDOSAT TBK

PT TOWER BERSAMA INFRASTRUCTURE TBK

and

PT SOLUSI MENARA INDONESIA

Dated as of February 7, 2012

i

ii

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Buyer Parent Guarantee
Exhibit C	Form of Buyer Note
Exhibit D	Form of Deed of Sale
Exhibit E	Form of Escrow Agreement
Exhibit F	Not Used
Exhibit G	Form of Seller Master Lease Agreement
Exhibit H	Form of Seller Real Property Master Lease
Exhibit I	Form of Site Management Agreement
Exhibit J	Dispute Procedure for Closing Statements, Supporting Documentation and Reimbursable Costs
Exhibit K	Dispute Procedure for Earn-Out Statements

iii

SCHEDULES

Schedule 2.11	Allocation
Schedule 5.5(d)	Key terms of modified Site Management Agreement
Schedule 6.2(j)	Form of Buyer’s Closing Certificate
Schedule 6.3(g)	Form of Seller’s Closing Certificate
Schedule 9.8	Notice of Assignment; Consent and Agreement

iv

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of February 7, 2012, by and among PT INDOSAT TBK, an Indonesian company with its principal office located at Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia (“Seller”), PT TOWER BERSAMA INFRASTRUCTURE TBK, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (“Buyer Parent”) and PT SOLUSI MENARA INDONESIA, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (“Buyer” and, collectively with Buyer Parent, the “Buyer Parties” and individually, a “Buyer Party”).

W I T N E S S E T H:

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Assets;

WHEREAS, Buyer has agreed to purchase and acquire from Seller, and Seller has agreed to sell and transfer to Buyer, the Purchased Assets and Buyer has agreed to assume the Assumed Liabilities with respect thereto, all on the terms and subject to the conditions set forth herein;

WHEREAS, Buyer has agreed to leaseback to Seller, and Seller has agreed to leaseback from Buyer, space on the Designated Towers and the sites on which the Designated Towers are located for continued use in Seller’s Wireless Business, on the terms and subject to the conditions set forth in the Seller Master Lease Agreement and the Seller Site Lease Agreements;

WHEREAS, Buyer Parent has agreed to issue and sell to Seller, and Seller has agreed to accept from Buyer Parent, the Subscription Shares, on the terms and subject to the conditions set forth herein;

WHEREAS, Buyer is a Subsidiary of Buyer Parent and, as a condition of Seller entering into this Agreement and the other Transaction Documents, Buyer Parent has agreed to be jointly and severally liable with Buyer for the representations, warranties, covenants and agreements of Buyer as set forth in this Agreement and, subject to the approval of Buyer Parent’s Shareholder Resolution by the Requisite Vote (but without limiting the foregoing), to guarantee to Seller the due and punctual performance by Buyer of all of its payment and other obligations under this Agreement and the other Transaction Documents as set forth in the Buyer Parent Guarantee;

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Actual Number” shall have the meaning set forth in Section 2.14(d).

“Affiliate” of a specified Person shall mean another Person (a) that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person, (b) who is a director, commissioner or officer of such first Person or any Subsidiary of such Person or of any Person referred to in clause (a) of this definition or (c) who is a spouse (or any person cohabiting as a spouse), child or step-child, parent or step-parent, brother, sister, step-brother or step-sister, parent-in-law, grandchild, grandparent, uncle, aunt, nephew or niece of a Person described in clause (a) or (b) of this definition.

“Affiliate Transaction” shall mean any Contract, commitment or other arrangement between (a) Buyer Parent, Buyer or any of their respective Subsidiaries, on the one hand, and (b) a Major Shareholder or any of its directors or commissioners or any of their respective Affiliates, on the other hand, but excluding, for the avoidance of doubt, any such Contract, commitment or other arrangement solely among Buyer Parent, Buyer and their respective Subsidiaries.

“Aggregate Closing Contracted Revenues” shall have the meaning set forth in Section 3.6(g).

“Aggregate Represented Contracted Revenues” shall have the meaning set forth in Section 3.6(g).

“Agreement” shall have the meaning set forth in the preamble hereto, and shall include the Exhibits and Schedules (including the Seller’s Disclosure Schedules and the Buyer’s Disclosure Schedules) hereto.

“Allocation” shall have the meaning set forth in Section 2.11.

“Announcement” shall have the meaning set forth in Section 5.15(b)(iii).

“Applicable Compliance Notice Cut-Off Date” shall have the meaning set forth in Section 5.8(e).

“Applicable Survival Period” shall have the meaning set forth in Section 8.1.

“Applicable Tower Return Exercise Period” shall have the meaning set forth in Section 5.10(g).

“Approval Documents” shall have the meaning set forth in Section 5.15(b)(v).

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement in substantially the form of Exhibit A hereto.

“Assignor” shall have the meaning set forth in Section 9.8.

“Assumed Contracts” shall mean:

(a) with respect to the Purchased Assets, those (i) User Master Lease Agreements, (ii) User Site Lease Agreements, (iii) Real Property Leases, and (iv) other Contracts listed on Schedule 1.1(a) of the Seller’s Disclosure Schedules, in each case, to the extent relating to the Designated Towers (subject to the provisions of Section 5.4(d) and including, for the purposes of this Agreement other than Section 2.6(a)(iii)(1) and Section 2.6(b)(i)(1) hereof, any replacement Contract entered into by Buyer pursuant to Section 5.4(d) directly with the counterparty to such replacement Contract as of or effective as of the Closing);

(b) with respect to the Returned Tower Assets (if Buyer exercises its Tower Return Option), those (i) User Master Lease Agreements, (ii) User Site Lease Agreements and (iii) Real Property Leases, in each case, to the extent relating to the applicable Returned Towers (subject to the provisions of Section 5.4(d) and including, for the purposes of this Agreement other than Section 5.10(l)(i) and (ii) hereof, any replacement Contract entered into by Seller pursuant to Section 5.4(d) directly with the counterparty to such replacement Contract as of or effective as of the Tower Return Closing);

(c) with respect to the Swapped-in Tower Assets (if Buyer exercises its Tower Swap Option), those (i) User Master Lease Agreements, (ii) User Site Lease Agreements, (iii) Real Property Leases and (iv) other Contracts listed as “Assumed Contracts” on the Swapped-in Tower Schedule, in each case, to the extent relating to the Swapped-in Towers (subject to the provisions of Section 5.4(d) and including, for the purposes of this Agreement other than Section 5.11(k)(i) and (ii) hereof, any replacement Contract entered into by Buyer pursuant to Section 5.4(d) directly with the counterparty to such replacement Contract as of or effective as of the Tower Swap Closing); and

(d) with respect to the Swapped-out Tower Assets (if Buyer exercises its Tower Swap Option), those (i) User Master Lease Agreements, (ii) User Site Lease Agreements and (iii) Real Property Leases, in each case, to the extent relating to the Swapped-out Towers (subject to the provisions of Section 5.4(d) and including, for the purposes of this Agreement other than Section 5.11(k)(i) and (ii) hereof, any replacement Contract entered into by Seller pursuant to Section 5.4(d) directly with the counterparty to such replacement Contract as of or effective as of the Tower Swap Closing), and shall include, with respect to each of the foregoing in clause (a), (b), (c) or (d), as applicable, (A) any manufacturer’s warranties held by Seller or, in the case of clause (b) or (d), Buyer, under such Contracts and (B) any replacements or renewals of, or amendments to, such Contracts entered into by Seller or Buyer, from the date hereof to, in the case of clause (a), the Closing Date or, in the case of clause (b), the applicable Tower Return Date or, in the case of clause (c) or (d), the Tower Swap Date; provided, that (i) “Assumed Contracts” shall not include any Excluded Contracts and (ii) unless otherwise agreed in writing by Seller, any Contracts entered into, replaced or amended by Buyer with respect to the Returned Tower Assets (at any time after the Closing and prior to the applicable Tower Return Date) or with respect to the Swapped-out Tower Assets (at any time after the Closing and prior to the Tower Swap Date), shall only constitute “Assumed Contracts” with respect to the Returned Tower Assets or the Swapped-out Tower Assets, as applicable, to the extent that (w) any such Contract or amendment is on arms’ length terms which are commercially reasonable, customary and fair to Buyer (prior to its assumption by Seller) and Seller (after its assumption by Seller), (x) without limiting the foregoing, with respect to any new, replacement or amended Real Property Lease, such Real Property Lease provides for payment of any rent thereunder in advance for the term of such Real Property Lease (and not on a periodic basis or in arrears) and such rent has been pre-paid in full (without set-off or deduction) prior to the applicable Tower Return Date or the Tower Swap Date with respect thereto, as applicable, (y) any such Contract or amendment (prior to its assumption by Seller) is not between Buyer, on the one hand, and any of its Affiliates, on the other and (z) each of the conditions set forth in Section 5.13(c) are satisfied as of the Tower Return Date (in the case of the Returned Tower Assets) or the Tower Swap Date (in the case of the Swapped-out Tower Assets) with respect to any such Contract or amendment.

“Assumed Liabilities” shall mean:

(a) with respect to the Purchased Assets, (i) all Liabilities arising under the Assumed Contracts included in the Purchased Assets relating to the period on or after the Effective Time on the Closing Date, (ii) all Taxes with respect to the Purchased Assets (including the ownership or operation thereof) relating to the period on or after the Effective Time on the Closing Date, including all Taxes for which Buyer Parent or Buyer is liable pursuant to Section 5.19 or Section 5.20(a)(i) or (b), (iii) all Liabilities relating to environmental, health and safety matters (including those arising under any applicable Environmental Law) with respect to the Purchased Assets (including the ownership or operation thereof) relating to the period on or after the Effective Time on the Closing Date, (iv) all other Liabilities arising out of, relating to or incurred in connection with the Purchased Assets (including the ownership and operation thereof) relating to the period on or after the Effective Time on the Closing Date and any other condition relating to the period on or after the Effective Time on the Closing Date with respect to the Purchased Assets (including the ownership and operation thereof), (v) any Claims arising from any matter, fact or circumstance disclosed in Schedule 3.5 of the Seller’s Disclosure Schedules and (vi) all other Liabilities specifically assumed by Buyer pursuant to the terms of this Agreement or any other Transaction Document; provided, that “Assumed Liabilities” in this clause (a) shall not include any Retained Liabilities with respect to the Purchased Assets;

(b) with respect to the Returned Tower Assets (if Buyer exercises its Tower Return Option), (i) all Liabilities arising under the Assumed Contracts included in the Returned Tower Assets relating to the period on or after the Effective Time on the applicable Tower Return Date, (ii) all Taxes with respect to the Returned Tower Assets (including the ownership or operation thereof) relating to the period on or after the Effective Time on the applicable Tower Return Date, including all Taxes for which Seller is liable pursuant to Section 5.19 or Section 5.20(a)(ii) or (b), (iii) all Liabilities relating to environmental, health and safety matters (including those arising under any applicable Environmental Law) with respect to the Returned Tower Assets (including the ownership or operation thereof) relating to the period on or after the Effective Time on the applicable Tower Return Date, (iv) all other Liabilities arising out of, relating to or incurred in connection with the Returned Tower Assets (including the ownership and operation thereof) relating to the period on or after the Effective Time on the applicable Tower Return Date and any other condition relating to the period on or after the Effective Time on the applicable Tower Return Date with respect to the Returned Tower Assets (including the ownership and operation thereof) and (v) all other Liabilities specifically assumed by Seller pursuant to the terms of this Agreement or any other Transaction Document with respect to the Returned Tower Assets; provided, that “Assumed Liabilities” in this clause (b) shall not include any Retained Liabilities with respect to the Returned Tower Assets;

(c) with respect to the Swapped-in Tower Assets (if Buyer exercises its Tower Swap Option), (i) all Liabilities arising under the Assumed Contracts included in the Swapped-in Tower Assets relating to the period on or after the Effective Time on the Tower Swap Date, (ii) all Taxes with respect to the Swapped-in Tower Assets (including the ownership or operation thereof) relating to the period on or after the Effective Time on the Tower Swap Date, including all Taxes for which Buyer Parent or Buyer is liable pursuant to Section 5.19 or Section 5.20(a)(iii) or (b), (iii) all Liabilities relating to environmental, health and safety matters (including those arising under any applicable Environmental Law) with respect to the Swapped-in Tower Assets (including the ownership or operation thereof) relating to the period on or after the Effective Time on the Tower Swap Date, (iv) all other Liabilities arising out of, relating to or incurred in connection with the Swapped-in Tower Assets (including the ownership and operation thereof) relating to the period on or after the Effective Time on the Tower Swap Date and any other condition relating to the period on or after the Effective Time on the Tower Swap Date with respect to the Swapped-in Tower Assets (including the ownership and operation thereof) and (v) all other Liabilities specifically assumed by Buyer pursuant to the terms of this Agreement or any other Transaction Document; provided, that “Assumed Liabilities” in this clause (c) shall not include any Retained Liabilities with respect to the Swapped-in Tower Assets; and

(d) with respect to the Swapped-out Tower Assets (if Buyer exercises its Tower Swap Option), (i) all Liabilities arising under the Assumed Contracts included in the Swapped-out Tower Assets relating to the period on or after the Effective Time on the Tower Swap Date, (ii) all Taxes with respect to the Swapped-out Tower Assets (including the ownership or operation thereof) relating to the period on or after the Effective Time on the Tower Swap Date, including all Taxes for which Seller is liable pursuant to Section 5.19 or Section 5.20(a)(iii) or (b), (iii) all Liabilities relating to environmental, health and safety matters (including those arising under any applicable Environmental Law) with respect to the Swapped-out Tower Assets (including the ownership or operation thereof) relating to the period on or after the Effective Time on the Tower Swap Date, (iv) all other Liabilities arising out of, relating to or incurred in connection with the Swapped-out Tower Assets (including the ownership and operation thereof) relating to the period on or after the Effective Time on the Tower Swap Date and any other condition relating to the period on or after the Effective Time on the Tower Swap Date with respect to the Swapped-out Tower Assets (including the ownership and operation thereof) and (v) all other Liabilities specifically assumed by Seller pursuant to the terms of this Agreement or any other Transaction Document with respect to the Swapped-out Tower Assets; provided, that “Assumed Liabilities” in this clause (d) shall not include any Retained Liabilities with respect to the Swapped-out Tower Assets.

“BOC Representatives” shall mean:

(a) with respect to Buyer Parent or Buyer, each of (i) the chairman of Buyer Parent’s board of commissioners from time to time and (ii) another member of Buyer Parent’s board of commissioners from time to time selected by Buyer Parent; and

(b) with respect to Seller, each of (i) the chairman of Seller’s board of commissioners from time to time and (ii) another member of Seller’s board of commissioners from time to time selected by Seller.

“BOD Representatives” shall mean:

(a) with respect to Buyer Parent or Buyer, each of (i) Buyer Parent’s President Director from time to time and (ii) another member of Buyer Parent’s board of directors from time to time selected by Buyer Parent; and

(b) with respect to Seller, each of (i) Seller’s President Director from time to time and (ii) another member of Seller’s board of directors from time to time selected by Seller.

“Bapepam-LK” shall mean the Capital Market and Financial Institutions Supervisory Agency of Indonesia (Badan Pengawas Pasar Modal dan Lembaga Keuangan).

“Books and Records” shall mean:

(a) with respect to the Purchased Assets, all files, documents, instruments, papers, books and records of Seller relating exclusively to the Purchased Assets, including documentation with respect to Assumed Contracts and Permits, in each case, relating exclusively to the Purchased Assets; provided, that “Books and Records” in this clause (a) shall not include any books and records that are Excluded Assets with respect to the Purchased Assets;

(b) with respect to the Returned Tower Assets, all files, documents, instruments, papers, books and records of Buyer or any of its Affiliates relating exclusively to the Returned Tower Assets, including documentation with respect to Assumed Contracts and Permits, in each case, relating exclusively to the Returned Tower Assets; provided, that “Books and Records” in this clause (b) shall not include any books and records that are Excluded Assets with respect to the Returned Tower Assets;

(c) with respect to the Swapped-in Tower Assets, all files, documents, instruments, papers, books and records of Seller relating exclusively to the Swapped-in Tower Assets, including documentation with respect to Assumed Contracts and Permits, in each case, relating exclusively to the Swapped-in Tower Assets; provided, that “Books and Records” in this clause (c) shall not include any books and records that are Excluded Assets with respect to the Swapped-in Tower Assets; and

(d) with respect to the Swapped-out Tower Assets, all files, documents, instruments, papers, books and records of Buyer or any of its Affiliates relating exclusively to the Swapped-out Tower Assets, including documentation with respect to Assumed Contracts and Permits, in each case, relating exclusively to the Swapped-out Tower Assets; provided, that “Books and Records” in this clause (d) shall not include any books and records that are Excluded Assets with respect to the Swapped-out Tower Assets.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Authorized Officer” shall mean, with respect to Buyer Parent or Buyer, the Chief Executive Officer of Buyer Parent from time to time.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Buyer Material Adverse Effect” shall mean any change, event or occurrence that is or would reasonably be expected to be materially adverse to (i) Buyer Parent’s, Buyer’s or any Major Shareholder’s ability to perform its obligations under this Agreement or the other Transaction Documents or (ii) the business, assets, operations, or financial condition of Buyer Parent and its Subsidiaries, taken as a whole, in each case other than any change, event or occurrence (a) due to, resulting from, or otherwise attributable to any general national, international or regional economic or financial condition, event or occurrence, (b) affecting the business of leasing and subleasing Towers in Indonesia generally, (c) affecting the telecommunication business or wireless telecommunications business in Indonesia generally, (d) due to, resulting from or otherwise attributable to the public announcement of the Transactions or the identity of Seller (or any of its direct or indirect shareholders or control persons), the pendency of this Agreement or the Transactions, (e) due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Seller or the compliance with the terms hereof by Buyer Parent or Buyer, (f) due to, resulting from or otherwise attributable to any act of God, war or terrorism or other force majeure or (g) due to, resulting from or otherwise attributable to competition in the business of leasing and subleasing of Towers.

“Buyer Note” shall mean the on-demand note to be issued by Buyer to Seller in the form of Exhibit C hereto with a face value in Rupiah in an amount equal to the Subscription Amount.

“Buyer Note Novation Agreement” shall mean the agreement in the form of Schedule 1 to the Buyer Note to be entered into among Buyer, Buyer Parent and Seller for the novation of Buyer’s obligations under the Buyer Note from Buyer to Buyer Parent after (i) the Buyer Note is issued to Seller and prior to (ii)(x) Buyer Parent’s delivery of the Buyer Parent Note to Seller in exchange for the surrender by Seller of the Buyer Note and (y) Seller’s endorsement and delivery of the Buyer Parent Note to Buyer Parent pursuant to Section 2.6(b)(ix).

“Buyer Parent” shall have the meaning set forth in the preamble hereto.

“Buyer Parent Guarantee” shall mean the Buyer Parent Guarantee to be entered into by and between Seller and Buyer Parent pursuant to Section 5.15(h) in substantially the form of Exhibit B.

“Buyer Parent Note” shall mean the on-demand note to be issued by Buyer Parent to Seller in the form of Schedule 1 to the Buyer Note Novation Agreement with a face value in Rupiah in an amount equal to the face value of the Buyer Note.

“Buyer Party” shall have the meaning set forth in the preamble hereto.

“Buyer Retained Towers” shall mean, collectively, all Towers (including, on and from the Closing, the Designated Towers and, on and from the Tower Swap Closing, the Swapped-in Towers) owned, leased or operated by Buyer or any of its Affiliates (whether before, on or after the Closing, a Tower Return Closing or the Tower Swap Closing, as applicable) other than (on and from the applicable Tower Return Closing) the Returned Towers and (on and from the Tower Swap Closing) the Swapped-out Towers, together with all related pedestals, shelters and their fixtures and fittings, incoming power supply, air conditioning units, fire alarm and suppression systems, grounding systems, power poles and associated site power hardware, fencing and signage and other tangible personal property, in each case, located on the Real Property on which such Towers are located.

“Buyer Parent’s Balance Sheet Date” shall mean December 31, 2010.

“Buyer’s Audit Determination” shall have the meaning set forth in Section 5.11(c).

“Buyer’s Closing Certificate” shall mean the certificate referred to in Section 6.2(j).

“Buyer’s Cure Period” shall have the meaning set forth in Section 5.10(c).

“Buyer’s Disclosure Schedules” shall mean (i) the disclosure schedules delivered by Buyer Parent and Buyer to Seller in connection with the execution of this Agreement and (ii) for the sole purpose of the representations and warranties given by Buyer Parent and Buyer at and as of the Closing Date as set forth in Buyer’s Closing Certificate (and for no other purpose), such disclosure schedules as supplemented or amended by any Supplementary Disclosures duly delivered to Seller pursuant to Section 5.22.

“Buyer’s Knowledge” shall mean, with respect to any specific matter, the actual knowledge of any of the following: (i) any of the members of Buyer Parent’s board of directors, (ii) any of the members of Buyer’s board of directors or (iii) Mr Winato Kartono, Mr Hardi Wijaya Liong, Mr Gavin Caudle or Mr Hari Gurung.

“Buyer’s Swapped-in Tower Audit Period” shall have the meaning set forth in Section 5.11(c).

“Buyer’s Swapped-out Tower Closing Statement” shall have the meaning set forth in Section 5.11(p)(ii).

“Capital Stock” shall mean, with respect to Buyer Parent or any of its Subsidiaries, any and all shares, interests, participations, rights in or other equivalents (whether voting or non-voting) in the equity or capital of Buyer Parent or any of its Subsidiaries, all shares of Common Stock and all shares of Preferred Stock of Buyer Parent or any of its Subsidiaries, and any and all rights, warrants or options exchangeable for or convertible into any such securities.

“Circular” shall have the meaning set forth in Section 5.15(b)(iv).

“Claim” shall mean any suit, claim, counterclaim, demand, cause of action, proceeding or investigation, dispute, controversy or other similar matter.

“Claim Notice” shall have the meaning set forth in Section 8.2(c).

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Adjustment Amount” shall have the meaning set forth in Section 2.8(a).

“Closing Date” shall have the meaning set forth in Section 2.5.

“Closing Statement” shall have the meaning set forth in Section 2.8(a).

“Co-Location Representation” shall mean the representation and warranty set forth in Section 3.6(g).

“Co-Location Revenue Deficiency” shall have the meaning set forth in Section 5.8(d).

“Co-Location Revenue Target” shall have the meaning set forth in Section 2.13(a).

“Co-Location Revenues” shall have the meaning set forth in Section 2.13(b).

“Committed Co-Location Agreement” shall have the meaning set forth in Section 2.14(a).

“Committed Co-Location Period” shall have the meaning set forth in Section 2.14(a).

“Committed Co-Location Tower” shall mean a Tower which is the subject of a Committed Co-Location Agreement.

“Common Stock” shall mean Buyer Parent’s common stock, par value Rp. 100 per share.

“Competitor” shall mean any Person engaged in the wireless or fixed line telecommunications business in Indonesia, and shall include PT XL Axiata Tbk, PT Telekomunikasi Indonesia Tbk, PT Telekomunikasi Selular, PT Bakrie Telecom Tbk, PT Hutchison CP Telecommunications, PT AXIS Telekom Indonesia, PT Smartfren Telecom Tbk and PT Sampoerna Telekomunikasi Indonesia, and their respective Affiliates.

“Compliance Disagreement Notice” shall have the meaning set forth in Section 5.8(g).

“Compliance Notice” shall have the meaning set forth in Section 5.8(d).

“Compliance Notice Review Period” shall have the meaning set forth in Section 5.8(g).

“Confidentiality Agreement” shall mean the letter agreement by and between Seller and Buyer Parent dated as of May 18, 2011.

“Consent and Agreement” shall have the meaning set forth in Section 9.8.

“Contract” shall mean any written agreement, lease, instrument or other contractual arrangement.

“Control” (including the terms “Controlled by” and “under common Control with”) shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

“Cure Notice” shall have the meaning set forth in Section 5.9(a).

“Deed of Sale” shall mean:

(a) with respect to the Designated Towers, the Purchased Assets, any Swapped-in Towers and any Swapped-in Tower Assets (if Buyer exercises the Tower Swap Option), the Deed of Sale in substantially the form of Exhibit D-1 hereto; and

(b) with respect to any Returned Towers and Returned Tower Assets (if Buyer exercises the Tower Return Option) and any Swapped-out Towers and Swapped-out Tower Assets (if Buyer exercises the Tower Swap Option), the Deed of Sale in substantially the form of Exhibit D-2 hereto.

“Deposit” shall have the meaning set forth in Section 2.7(a).

“Deposit Amount” shall have the meaning set forth in Section 2.7(a).

“Designated Towers” shall mean, subject to the provisions of Section 2.16(e), the 2,500 Towers listed on Part A and Part B of Schedule 3.6 of the Seller’s Disclosure Schedules, together with all related pedestals, shelters (other than shelters housing electrical generators but including any site security buildings), whether knock down or permanent, and their fixtures and fittings, air conditioning units, fire alarm and suppression systems, grounding systems, fencing and signage and other tangible personal property, in each case, located on the Real Property on which such Towers are located and owned by Seller exclusively to operate such Towers; provided that “Designated Towers” shall not include any User Authorized Equipment, and “Designated Tower” shall mean any of them individually.

“Disagreement Notice” shall have the meaning set forth in Section 2.9(b).

“Disagreement Period” shall have the meaning set forth in Section 2.9(b), as such period may be extended pursuant to the provisions of Section 2.9(c).

“Dispute” shall have the meaning set forth in Section 9.7(a).

“Disputed Matters” shall have the meaning set forth in Section 2.13(g).

“Earn-Out Amount” shall have the meaning set forth in Section 2.13(a).

“Earn-Out Disagreement Notice” shall have the meaning set forth in Section 2.13(g).

“Earn-Out Period” shall have the meaning set forth in Section 2.13(k).

“Earn-Out Review Period” shall have the meaning set forth in Section 2.13(f).

“Earn-Out Statement” shall have the meaning set forth in Section 2.13(e).

“Earn-Out Year” shall have the meaning set forth in Section 2.13(a).

“Effective Time” shall mean: (a) with respect to the Purchased Assets, 11:59 a.m. (Jakarta local time) on the Closing Date; (b) with respect to the Returned Tower Assets (if Buyer exercises its Tower Return Option), 11:59 a.m. (Jakarta local time) on the Tower Return Date; (c) with respect to the Swapped-in Tower Assets (if Buyer exercises its Tower Swap Option), 11:59 a.m. (Jakarta local time) on the Tower Swap Date; and (d) with respect to the Swapped-out Tower Assets (if Buyer exercises its Tower Swap Option), 11:59 a.m. (Jakarta local time) on the Tower Swap Date.

“Encumbrance” shall mean any mortgage, pledge, hypothecation, charge, lien, assignment by way of security, title retention, fiduciary transfer or other security interest and, in the case of the Subscription Shares, shall also include any options, proxies, voting trusts or other restrictions on title or (except for the Trading Restriction) transfer of any nature whatsoever.

“Enforceability Exceptions” shall mean the extent to which enforceability of an obligation may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

“Environmental Claims” shall mean all Claims resulting from, arising out of or otherwise related to (i) any violation of or alleged violation of, or non-compliance with, Environmental Laws or Permits issued pursuant to any Environmental Law, (ii) the presence or Release to the environment, including indoor or outdoor air, surface and subsurface water, groundwater, soil and sediments, of Hazardous Substances (including the presence of asbestos-containing materials) or exposure to Hazardous Substances or (iii) remedial action, loss of life, injury to persons or property, and loss, injury or damage to natural resources arising from the storage, transportation, treatment, disposal, discharge, recycling or Release of Hazardous Substances.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health and safety.

“Escrow Account” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agent” shall mean Citibank, N.A., Hong Kong branch, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement, dated as of February 7, 2012, by and among Seller, Buyer Parent, Buyer and the Escrow Agent, a copy of which is set forth on Exhibit E.

“Excess” shall have the meaning set forth in Section 5.10(i).

“Excess Equipment” shall mean, subject to the provisions of Section 2.16(e), (i) the number (if any) of (x) sectoral antennae owned by Seller or its Affiliates and installed on the Designated Towers as of the Effective Time on the Closing Date which exceeds (y) one hundred and five percent (105%) of the aggregate number of sectoral antennae set forth on Schedule 1.1(d) of the Sellers’ Disclosure Schedules and (ii) the number (if any) of (x) microwaves owned by Seller or its Affiliates and installed on the Designated Towers as of the Effective Time on the Closing Date which exceeds (y) one hundred and five percent (105%) of the aggregate number of microwaves set forth on Schedule 1.1(d) of the Sellers’ Disclosure Schedules, but excluding in the case of clause (i)(x) and clause (ii)(x) any such sectoral antennae or microwaves installed under a User Master Lease Agreement or User Site Lease Agreement included in the Purchased Assets.

“Excess Equipment Assessment” shall have the meaning set forth in Section 5.8(a).

“Excess Equipment Payment Notice” shall have the meaning set forth in Section 5.12(a)(ii).

“External Auditor” shall have the meaning set forth in Section 2.13(f).

“Excluded Assets” shall mean:

(a) with respect to the Purchased Assets, all assets, properties or rights other than those expressly described in the definition of Purchased Assets, including (i) all Retained Towers and Excluded Contracts with respect to the Purchased Assets, (ii) all User Authorized Equipment, (iii) all electrical generators and fuel tanks, piping, valves, pumps, control panels and switches associated with such electrical generators and all shelters housing such electrical generators, (iv) all power poles, electrical cabling and metering equipment, indoor and outdoor power distribution boards (ACPDBs) and associated cabling and equipment, (v) all receivables, cash, cash equivalents, bank deposits or similar cash items, or prepaid expenses of Seller (including the User Advances), in each case, as of the Effective Time on the Closing Date (whether or not reflected on Seller’s Books and Records on such date), other than the Lease Prepayments with respect to the Purchased Assets (vi) rights under any Assumed Contracts included in the Purchased Assets relating to the performance or non-performance of such Assumed Contracts prior to the Effective Time on the Closing Date, (vii) all Intellectual Property whether relating to the Purchased Assets or otherwise (including any Software used in connection with the billing of customers and the provision of customer, accounting or other services relating to the Purchased Assets and any and all names, trade names, logos, trademarks and services marks used in connection with the ownership or operation of the Designated Towers prior to the Effective Time on the Closing Date), but not including any designs, plans, schemata and general intangibles that relate exclusively to the Designated Towers, (viii) all Owned Real

Property and other interests in real estate (other than the Real Property Leases included in the Purchased Assets), (ix) all rights (including to indemnification), interests, Claims, recoveries and settlements in connection with litigation involving Seller or any of its Affiliates against third parties, other than any such rights, interests, Claims, recoveries and settlements with respect to periods after the Effective Time on the Closing Date that relate exclusively to the Purchased Assets, (x) all rights to refunds, rebates or other abatements of any Taxes with respect to the Purchased Assets in respect of periods or portions thereof ending prior to the Effective Time on the Closing Date, (xi) all insurance policies of Seller or any of its Affiliates or, except as provided in Section 5.5(e), rights thereunder or proceeds therefrom, (xii) all Permits relating to Seller’s Wireless Business (other than the Specified Tower Permits), (xiii) all of Seller’s and its Affiliates’ corporate minute books and stock records or similar corporate records, and copies of any documents Seller may retain pursuant to Section 5.3(i) and (xiv) all of the books of account and other records of Seller and its Affiliates which are required by applicable Law to be kept in the possession of Seller or any of its Affiliates, including, without limitation, Tax Returns;

(b) with respect to the Returned Tower Assets (if Buyer exercises its Tower Return Option), all assets, properties or rights other than those expressly described in the definition of Returned Tower Assets, including (i) all Buyer Retained Towers and Excluded Contracts with respect to the Returned Tower Assets, (ii) all User Authorized Equipment, (iii) all electrical generators and fuel tanks, piping, valves, pumps, control panels and switches associated with such electrical generators and all shelters housing such electrical generators, (iv) all power poles, electrical cabling and metering equipment, indoor and outdoor power distribution boards (ACPDBs) and associated cabling and equipment, (v) all receivables, cash, cash equivalents, bank deposits or similar cash items, or prepaid expenses of Buyer (including the User Advances), in each case, as of the Effective Time on the applicable Tower Return Date (whether or not reflected on Buyer’s Books and Records on such date), other than the Lease Prepayments with respect to the Returned Tower Assets (vi) rights under any Assumed Contracts included in the Returned Tower Assets relating to the performance or non-performance of such Assumed Contracts after the Effective Time on the Closing Date and prior to the Effective Time on the applicable Tower Return Closing Date, (vii) all Intellectual Property whether relating to the Returned Tower Assets or otherwise (including any Software used in connection with the billing of customers and the provision of customer, accounting or other services relating to such items and any and all names, trade names, logos, trademarks and services marks used in connection with the ownership or operation of the Returned Towers after the Effective Time on the Closing Date and prior to the Effective Time on the applicable Tower Return Closing Date), but not including any designs, plans, schemata and general intangibles that relate exclusively to the Returned Towers, (viii) all real property owned by Buyer or any of its Affiliates and other interests in real estate (other than the Real Property Leases included in the Returned Tower Assets), (ix) all rights (including to indemnification), interests, Claims, recoveries and settlements in connection with litigation involving Buyer or any of its Affiliates against third parties, other than any such rights, interests, Claims, recoveries and settlements with respect to periods after the Effective Time on the Tower Return Closing Date that relate exclusively to the Returned Tower Assets, (x) all rights to refunds, rebates or other abatements of any Taxes with respect to the Returned Tower Assets in respect of the period commencing on the Effective Time on the Closing Date and ending on the Effective Time on the applicable Tower Return Closing Date, (xi) all insurance policies of Buyer or any of its Affiliates or rights thereunder or proceeds therefrom, (xii) all of Buyer’s and its Affiliates’ corporate minute books and stock records or similar corporate records, and copies of any documents Buyer may retain pursuant to Section 5.3(i) and (xiii) all of the books of account and other records of Buyer and its Affiliates which are required by applicable Law to be kept in the possession of Buyer or any of its Affiliates, including, without limitation, Tax Returns;

(c) with respect to the Swapped-in Tower Assets (if Buyer exercises its Tower Swap Option), all assets, properties or rights other than those expressly described in the definition of Swapped-in Tower Assets, including (i) all Retained Towers and Excluded Contracts with respect to the Swapped-in Tower Assets, (ii) all User Authorized Equipment, (iii) all electrical generators and fuel tanks, piping, valves, pumps, control panels and switches associated with such electrical generators and all shelters housing such electrical generators, (iv) all power poles, electrical cabling and metering equipment, indoor and outdoor power distribution boards (ACPDBs) and associated cabling and equipment (v) all receivables, cash, cash equivalents, bank deposits or similar cash items, or prepaid expenses of Seller (including the User Advances), in each case, as of the Effective Time on the Tower Swap Date (whether or not reflected on Seller’s Books and Records on such date), other than the Lease Prepayments with respect to the Swapped-in Tower Assets (vi) rights under any Assumed Contracts included in the Swapped-in Tower Assets relating to the performance or non-performance of such Assumed Contracts prior to the Effective Time on the Tower Swap Closing Date, (vii) all Intellectual Property whether relating to the Swapped-in Tower Assets or otherwise (including any Software used in connection with the billing of customers and the provision of customer, accounting or other services relating to the Swapped-in Tower Assets and any and all names, trade names, logos, trademarks and services marks used in connection with the ownership or operation of the Swapped-in Towers prior to the Effective Time on the Tower Swap Closing Date), but not including any designs, plans, schemata and general intangibles that relate exclusively to the Swapped-in Towers, (viii) all Owned Real Property and other interests in real estate (other than the Real Property Leases included in the Swapped-in Tower Assets), (ix) all rights (including to indemnification), interests, Claims, recoveries and settlements in connection with litigation involving Seller or any of its Affiliates against third parties, other than any such rights, interests, Claims, recoveries and settlements with respect to periods after the Effective Time on the Tower Swap Closing Date that relate exclusively to the Swapped-in Tower Assets, (x) all rights to refunds, rebates or other abatements of any Taxes with respect to the Swapped-in Tower Assets in respect of periods or portions thereof ending prior to the Effective Time on the Tower Swap Closing Date, (xi) all insurance policies of Seller or any of its Affiliates or rights thereunder or proceeds therefrom, (xii) all Permits relating to Seller’s Wireless Business (other than the Specified Tower Permits), (xiii) all of Seller’s and its Affiliates’ corporate minute books and stock records or similar corporate records, and copies of any documents Seller may retain pursuant to Section 5.3(i), (xiv) all of the books of account and other records of Seller and its Affiliates which are required by applicable Law to be kept in the possession of Seller or any of its Affiliates, including, without limitation, Tax Returns and (xv) all other items referred to as “Excluded Assets” in the Swapped-in Tower Schedule; and

(d) with respect to the Swapped-out Tower Assets (if Buyer exercises its Tower Swap Option), all assets, properties or rights other than those expressly described in the definition of Swapped-out Tower Assets, including (i) all Buyer Retained Towers and Excluded Contracts with respect to the Swapped-out Tower Assets, (ii) all User Authorized Equipment, (iii) all electrical generators and fuel tanks, piping, valves, pumps, control panels and switches associated with such electrical generators and all shelters housing such electrical generators, (iv) all power poles, electrical cabling and metering equipment, indoor and outdoor power distribution boards (ACPDBs) and associated cabling and equipment, (v) all receivables, cash, cash equivalents, bank deposits or similar cash items, or prepaid expenses of Buyer (including the User Advances), in each case, as of the Effective Time on the Tower Swap Date (whether or not reflected on Buyer’s Books and Records on such date), other than the Lease Prepayments with respect to the Swapped-out Tower Assets (vi) rights under any Assumed Contracts included in the Swapped-out Tower Assets relating to the performance or non-performance of such Assumed Contracts after the Effective Time on the Closing Date and prior to the Effective Time on the Tower Swap Closing Date, (vii) all Intellectual Property whether relating to the Swapped-out Tower Assets or otherwise (including any Software used in connection with the billing of customers and the provision of customer, accounting or other services relating to such items and any and all names, trade names, logos, trademarks and services marks used in connection with the ownership or operation of the Swapped-out Towers after the Effective Time on the Closing Date and prior to the Effective Time on the Tower Swap Closing Date), but not including any designs, plans, schemata and general intangibles that relate exclusively to the Swapped-out Towers, (viii) all real property owned by Buyer or any of its Affiliates and other interests in real estate (other than the Real Property Leases included in the Swapped-out Tower Assets), (ix) all rights (including to indemnification), interests, Claims, recoveries and settlements in connection with litigation involving Buyer or any of its Affiliates against third parties, other than any such rights, interests, Claims, recoveries and settlements with respect to periods after the Effective Time on the Tower Swap Closing Date that relate exclusively to the Swapped-out Tower Assets, (x) all rights to refunds, rebates or other abatements of any Taxes with respect to the Swapped-out Tower Assets in respect of the period commencing on the Effective Time on the Closing Date and ending on the Effective Time on the Tower Swap Closing Date, (xi) all insurance policies of Buyer or any of its Affiliates or rights thereunder or proceeds therefrom, (xii) all of Buyer’s and its Affiliates’ corporate minute books and stock records or similar corporate records, and copies of any documents Buyer may retain pursuant to Section 5.3(i) and (xiii) all of the books of account and other records of Buyer and its Affiliates which are required by applicable Law to be kept in the possession of Buyer or any of its Affiliates, including, without limitation, Tax Returns.

“Excluded Contracts” shall mean:

(a) with respect to the Purchased Assets, all Contracts other than those expressly described in clause (a) of the definition of Assumed Contracts, including those Contracts, (i) identified on Schedule 1.1(c) of the Seller’s Disclosure Schedules, (ii) between Seller and any Person which relate to any business or assets of Seller other than to the extent relating to the Designated Towers or the Real Property Rights with respect thereto, (iii) under which performance by Seller and the counterparty thereto has been completed on or before the Closing or (iv) for the purposes of Section 2.1 and Section 2.5 only, which are Non-Transferable Items (but only for so long as they remain Non-Transferable Items, and without prejudice to the provisions of Section 5.5);

(b) with respect to the Returned Tower Assets (if Buyer exercises its Tower Return Option), all Contracts other than those expressly described in clause (b) of the definition of Assumed Contracts, including those Contracts, (i) between Buyer and any Person which relate to any business or assets of Buyer other than to the extent relating to the Returned Towers or the Real Property Rights with respect thereto, (ii) under which performance by Buyer and the counterparty thereto has been completed on or before the applicable Tower Return Closing or (iii) for the purposes of Section 5.10(k) or (l) only, which are Non-Transferable Items (but only for so long as they remain Non-Transferable Items, and without prejudice to the provisions of Section 5.5);

(c) with respect to the Swapped-in Tower Assets (if Buyer exercises its Tower Swap Option), all Contracts other than those expressly described in clause (c) of the definition of Assumed Contracts, including those Contracts, (i) identified as “Excluded Contracts” on the Swapped-in Tower Schedule, (ii) between Seller and any Person which relate to any business or assets of Seller other than to the extent relating to the Swapped-in Towers or the Real Property Rights with respect thereto, (iii) under which performance by Seller and the counterparty thereto has been completed on or before Tower Swap Closing or (iv) for the purposes of Section 5.11(j) or (k) only, which are Non-Transferable Items (but only for so long as they remain Non-Transferable Items, and without prejudice to the provisions of Section 5.5); and

(d) with respect to the Swapped-out Tower Assets (if Buyer exercises its Tower Swap Option), all Contracts other than those expressly described in clause (d) of the definition of Assumed Contracts, including those Contracts, (i) between Buyer and any Person which relate to any business or assets of Buyer other than to the extent relating to the Swapped-out Towers or the Real Property Rights with respect thereto, (ii) under which performance by Buyer and the counterparty thereto has been completed on or before the Tower Swap Closing or (iii) for the purposes of Section 5.11(j) or (k) only, which are Non-Transferable Items (but only for so long as they remain Non-Transferable Items, and without prejudice to the provisions of Section 5.5).

“Excluded Damages” shall mean any consequential damages or losses (including lost profits), punitive, exemplary, indirect, special, lost business opportunity and similar damages; provided that any Losses arising from a decrease in the value of the Subscription Shares acquired by Seller pursuant to this Agreement shall not constitute “Excluded Damages”, and shall be recoverable by Seller to the extent provided in Article VIII.

“Excluded Services” shall have the meaning set forth in Section 2.13(c)(iii).

“Final Returned Tower Purchase Price” shall mean the Returned Tower Purchase Price, as adjusted after the applicable Tower Return Closing pursuant to Section 5.10(s).

“Final Up-Front Purchase Price” shall mean the Initial Up-Front Purchase Price, as adjusted after the Closing pursuant to Section 2.9.

“Finance Party” shall have the meaning set forth in Section 9.8.

“Financial Statements” shall have the meaning set forth in Section 4.5(a).

“First Compliance Notice” shall have the meaning set forth in Section 5.8(b).

“First Compliance Notice Cut-Off Date” shall have the meaning set forth in Section 5.8(b).

“Fundamental Representations” shall have the meaning set forth in Section 8.1.

“Governmental Entity” shall mean any court, administrative agency or commission or other national, federal, state or local governmental authority or instrumentality of the Republic of Indonesia, including the Republic of Indonesia and any province, regency or other political subdivision thereof, any agency, authority or instrumentality of any of the foregoing (including the Ministry of Communication and Technology, Bapepam-LK and the Investment Coordinating Board of the Republic of Indonesia), but shall not include any state-owned enterprise created to undertake commercial or business activities.

“Hazardous Substance” shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas, and toxic mold, (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“IDR/USD Closing Exchange Rate” shall mean, on any business day, the average of the midpoints between the “BUY” and “SELL” rates for same date wire transfers quoted by Citibank, N.A., Deutsche Bank AG, DBS Bank Ltd., JP Morgan, PT Bank Mandiri (Persero) Tbk and PT Bank Permata Tbk, each acting through their Jakarta branch, at 11:00am Jakarta time on such business day for the conversion of Indonesian Rupiah to US dollars, but excluding for the purposes of the calculation of such average the highest and lowest midpoints of such quoted rates.

“IDR/USD Earn-Out Exchange Rate” shall mean, on any day on which an amount denominated in US Dollars is invoiced under a User Master Lease Agreement or a Seller Master Lease Agreement or similar Contract or arrangement or on any day on which any other Co-Location Revenues denominated in US Dollars become payable, the closing “MID” rates for the conversion of US dollars to Rupiah on that day published on the Bank Indonesia website or, if such rate is not available on the Bank Indonesia website, as shown on the Reuters page designated “BIXY” (or Kurs Transaksi Bank Indonesia); provided that if, after the date of this Agreement, Buyer Parent’s auditor determines that another rate or method of determination is required by Indonesian GAAP to be used in the preparation of Buyer Parent’s financial statements, the “IDR/USD Earn-Out Exchange Rate” shall, subject to the consent of the Seller (such consent not to be unreasonably withheld or delayed), mean such other rate or method of determination that is in accordance with Indonesian GAAP (as then applicable), consistently applied.

“IDX” shall mean the Indonesia Stock Exchange.

“IMB” shall mean, with respect to a Tower, the Izin Mendirikan Bangunan (IMB) issued by the applicable Governmental Entity with respect to that Tower.

“Indebtedness” shall mean (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, sukuks and similar arrangements in whatever names or forms, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien or other Encumbrance on any property and (f) all guarantee obligations and other obligations in the nature of indemnities or sureties for borrowings or other types of indebtedness.

“Indemnified Party” shall have the meaning set forth in Section 8.2(c).

“Indemnifying Party” shall have the meaning set forth in Section 8.2(c).

“Indonesian GAAP” shall mean generally accepted accounting principles in Indonesia.

“Initial Up-Front Purchase Price” shall mean Four Hundred and Six Million US dollars (US$406,000,000), as adjusted prior to the Closing pursuant to Section 2.8(b).

“Intellectual Property” shall mean all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, copyrights (including registrations and applications for any of the foregoing); Software; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies; and any names, brands, logos or marks whatsoever, whether registered or unregistered.

“Irrevocable Undertaking” shall mean the Irrevocable Undertaking dated as of the date of this Agreement given by each Major Shareholder in favor of Seller.

“Land Lease Shortfall Amount” shall mean Rp. [* * *] (converted to US dollars based upon the prevailing IDR/USD Closing Exchange Rate as of the fifth (5th) business day prior to the Closing), as such amount may be decreased prior to the Closing pursuant to Section 2.16(e)(v).

“Landlord Consent” shall have the meaning set forth in Section 5.4(b).

“Law” shall mean any applicable foreign or domestic law, statute, code, rule, ordinance, regulation, directive, order, judgment, writ, injunction or decree and shall include any rules, pronouncements and regulations promulgated by Bapepam-LK or IDX or any successor to either of them.

“Lease and Maintenance Revenues” shall have the meaning set forth in Section 2.13(b)(i).

“Lease and Maintenance Services” shall have the meaning set forth in Section 2.13(b)(i).

“Lease Default Notice” shall have the meaning set forth in Section 5.5(h).

“Lease Prepayments” shall mean:

(a) with respect to the Purchased Assets, all amounts paid or payable on or prior to the Closing under any Real Property Lease included in the Purchased Assets, that represent advance payments of lease fees or other amounts with respect to any period after the Closing;

(b) with respect to the Returned Tower Assets (if Buyer exercises the Tower Return Option), all amounts paid or payable on or prior to the applicable Tower Return Closing (i) directly to the relevant counterparty under any Real Property Lease included in the Returned Tower Assets or (ii) to Seller (specifically on account of the relevant Real Property Lease and for payment by Seller of such amount to the relevant counterparty prior to the Closing or in respect of any Real Property Lease which is a Non-Transferable Item), that, in each case, represent advance payments of lease fees or other amounts with respect to any period after the applicable Tower Return Closing;

(c) with respect to the Swapped-in Tower Assets (if Buyer exercises its Tower Swap Option), all amounts paid or payable on or prior to the Tower Swap Closing under any Real Property Lease included in the Swapped-in Tower Assets, that represent advance payments of lease fees or other amounts with respect to any period after the Tower Swap Closing; and

(d) with respect to the Swapped-out Tower Assets (if Buyer exercises its Tower Swap Option), all amounts paid or payable on or prior to the Tower Swap Closing (i) directly to the relevant counterparty under any Real Property Lease included in the Swapped-out Tower Assets or (ii) to Seller (specifically on account of the relevant Real Property Lease and for payment by Seller of such amount to the relevant counterparty prior to the Tower Swap Closing or in respect of any Real Property Lease which is a Non-Transferable Item), that, in each case, represent advance payments of lease fees or other amounts with respect to any period after the Tower Swap Closing.

“Leased Real Property” shall mean real property leased pursuant to the Real Property Leases.

“Liabilities” shall mean, with respect to any Person, any and all Claims, demands, lawsuits, costs, expenses, fees, Losses, recoveries, obligations or liabilities (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person) of any kind or nature whatsoever, including interest, penalties and reasonable costs of investigation.

“Long-Stop Date” shall have the meaning set forth in Section 7.1(b).

“Losses” shall mean judgments, fines, damages, losses and assessments and actual, out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection therewith but excluding any and all Excluded Damages.

“Major Shareholder” shall mean each of PT Wahana Anugerah Sejahtera, PT Provident Capital Indonesia and PT Saratoga Infrastruktur and each other Person that, after the date hereof, (i) agrees to become bound to the Irrevocable Undertaking and each Contract entered into, or required to be entered into, pursuant to the Irrevocable Undertaking or (ii) the Parties agree in writing shall be a Major Shareholder for the purposes of this Agreement.

“Material Structural Deficiency” shall mean, with respect to a Tower, that either:

(a) as of the Closing, the Tower has a major condition related to its structural members, fasteners or foundations, that materially and adversely affects the overall stability of the structure, and is significant with respect to the Tower installation safety, resulting in the danger of imminent collapse of the Tower; or

(b) a “Loading Analysis” performed in accordance with Schedule 7 of the Seller Master Lease Agreement shows that the “Utilization” of the Tower as of the Closing (based solely on facts and circumstances existing as of the Closing) exceeded 100% (as such terms are defined in the Seller Master Lease Agreement), assuming, in the case of each of (a) and (b) that the Tower is a “Fully Triangulated Tower” (as such term is defined in the Seller Master Lease Agreement). For the avoidance of doubt, a Material Structural Deficiency shall exist in relation to a Tower (which is assumed to be a Fully Triangulated Tower as so defined) if either the Tower has a major condition described in (a) that meets the requirements set forth in (a), or the condition described in (b) exists with respect to the Tower, in each case, as of the Closing.

“Maximum Aggregate Earn-Out Amount” shall have the meaning set forth in Section 2.13(a).

“Neighborhood Permit” shall mean, subject to local regulations in the relevant regions, a permit for a Tower approved by local households within a radius from the Tower approximately equal to the height of the Tower, including the Ijin Warga and the Ijin Lingkunang.

“Ninety Day VWAP Adjustment Amount” shall mean (a) the Subscription Amount minus (b) the lower of (i) the volume weighted average closing price per share in Rupiah of Buyer Parent’s shares on IDX’s regular market during the ninety (90) consecutive business days ending on (and including) the business day immediately prior to the fifth (5th) business day prior to Closing, and (ii) if Buyer Parent issues any shares after the date of this Agreement and prior to the Closing, the lowest price at which such shares are issued, in each case, multiplied by the number of Subscription Shares; provided that, if on and from the date of this Agreement through the Closing Date, the Capital Stock of Buyer Parent shall be subject to any subdivisions, combinations, splits or reclassifications, the foregoing shall be subject to an automatic corresponding equitable adjustment.

“Non-Transferable Item” shall have the meaning set forth in Section 5.5(a).

“Notice of Assignment” shall have the meaning set forth in Section 9.8.

“Notification to Bapepam-LK” shall have the meaning set forth in Section 5.15(b)(ii).

“Notification to Shareholders” shall have the meaning set forth in Section 5.15(b)(v).

“Nuisance Permit” shall mean the nuisance permit (Ijin Gangguan) for a Tower issued by the applicable Governmental Entity with responsibility for administering the Indonesian Nuisance Act (Undang-undang Gangguan).

“Order” shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

“Organizational Documents” shall mean, with respect to any Person, the articles of association, articles or certificate of incorporation, by-laws, charter or other similar organizational documents of such Person.

“Other Required Consent” shall have the meaning set forth in Section 5.4(a).

“Owned Real Property” shall mean real property that is owned by Seller from time to time.

“Parties” shall mean Buyer Parent and Buyer on one hand, and Seller on the other hand.

“Permits” shall mean all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, qualifications, or other form of permission, consent or authority from any Governmental Entity and (to the extent applicable) shall include Nuisance Permits, Neighborhood Permits and Tower Construction Permits.

“Permitted Encumbrances” shall mean, collectively: (i) Encumbrances for Taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings; (ii) mechanics’, warehousemens’, materialmens’, contractors’, workmens’, repairmens’, carriers’ and other similar Encumbrances arising in the ordinary course of business; (iii) Encumbrances incurred on deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (iv) for the purposes of Article III and Section 5.11(l) only, (A) Encumbrances identified on Schedule 3.9 of the Seller’s Disclosure Schedules (or in the case of the Swapped-in Towers, the Swapped-in Tower Schedule), (B) the Seller Master Lease Agreement, (C) each Seller Site Lease Agreement and (D) each User Master Lease Agreement or User Site Lease Agreement included in the Purchased Assets, the Returned Tower Assets, the Swapped-in Tower Assets or the Swapped-out Tower Assets, as applicable; (v) easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights, conditions, covenants or other restrictions, and easements for streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any Real Property that, in the case of each of the foregoing in this clause (v), do not materially interfere with the operation or use of the affected Real Property as a site for a Tower; and (vi) Encumbrances arising by operation of Law.

“Person” shall mean any individual, group, corporation, partnership or other organization or entity.

“Pool Tower Assets” shall mean, collectively, (i) the Pool Towers, (ii) the Assumed Contracts with respect thereto (including the Real Property Rights thereunder), (iii) the Lease Prepayments with respect thereto, (iv) the Specified Tower Permits with respect thereto (but only to the extent transferable in accordance with applicable Law) and (v) the Books and Records with respect thereto; provided, that “Pool Tower Assets” shall not include any Excluded Assets.

“Pool Towers” shall mean the one hundred and fifty (150) Towers set forth on Schedule 2.16 of the Seller’s Disclosure Schedules.

“Pre-Closing Swapped-in Towers” shall have the meaning set forth in Section 2.16(c).

“Pre-Closing Swapped-out Towers” shall have the meaning set forth in Section 2.16(c).

“Pre-Closing Tower Swap Cut-Off Date” shall have the meaning set forth in Section 2.16(c).

“Pre-Closing Tower Swap Notice” shall have the meaning set forth in Section 2.16(d).

“Pre-Closing Tower Swap Option” shall have the meaning set forth in Section 2.16(c).

“Preferred Stock” shall mean any and all shares, interests, participations or other equivalents of preferred or preference securities whether now outstanding or issued after the date hereof, and including, without limitation, all classes and series of preferred or preference securities.

“Purchased Assets” shall mean, collectively, (i) the Designated Towers, (ii) the Assumed Contracts with respect thereto (including the Real Property Rights thereunder), (iii) the Lease Prepayments with respect thereto, (iv) the Specified Tower Permits with respect thereto (but only to the extent transferable in accordance with applicable Law) and (v) the Books and Records with respect thereto; provided, that “Purchased Assets” shall not include (v) for the purposes of Section 2.1 and Section 2.5 only, any Non-Transferable Items (but only for so long as they remain Non-Transferable Items, and without prejudice to the provisions of Section 5.5), (w) any other Excluded Assets, (x) on and from each Tower Return Closing, the applicable Returned Towers and the applicable Returned Tower Assets, (y) on and from the Tower Swap Closing, the Swapped-out Towers and the Swapped-out Tower Assets and (z) the Swapped-in Tower Assets.

“Qualifying Swapped-in Tower” shall have the meaning set forth in Section 5.11(a).

“Re-Transfer Price” shall have the meaning set forth in Section 5.10(i).

“Real Property” shall mean, collectively, the Leased Real Property and the Owned Real Property.

“Real Property Leases” shall mean leases of real property with respect to the Designated Towers, the Returned Towers, the Swapped-in Towers and/or the Swapped-out Towers, as the context requires.

“Real Property Right” shall mean:

(a) with respect to a Designated Tower, the lessee’s rights under the Real Property Lease relating to such Designated Tower and each other lease, license, easement or other right held by Seller under an Assumed Contract providing access to, or the right to use, the Real Property on which such Designated Tower is located;

(b) with respect to a Returned Tower, the lessee’s rights under the Real Property Lease relating to such Returned Tower and each other lease, license, easement or other right held by Buyer under an Assumed Contract providing access to, or the right to use, the Real Property on which such Returned Tower is located;

(c) with respect to a Swapped-in Tower, the lessee’s rights under the Real Property Lease relating to such Swapped-in Tower and each other lease, license, easement or other right held by Seller under an Assumed Contract providing access to, or the right to use, the Real Property on which such Swapped-in Tower is located; and

(d) with respect to a Swapped-out Tower, the lessee’s rights under the Real Property Lease relating to such Swapped-out Tower and each other lease, license, easement or other right held by Buyer under an Assumed Contract providing access to, or the right to use, the Real Property on which such Swapped-out Tower is located.

“Reimbursable Costs” shall have the meaning set forth in Section 2.15.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping or leaching into or through the environment, including ambient air, surface water, soil, sediment or groundwater or as otherwise defined under Environmental Laws.

“Relevant Provisions” shall have the meaning set forth in Section 8.3(a).

“Relevant Towers” shall have the meaning set forth in Section 5.11(e).

“Relevant Tower List” shall have the meaning set forth in Section 5.11(e).

“Representatives” shall mean, with respect to a Party, all Affiliates of such Party and all commissioners, directors, officers, partners, employees, agents, and advisors of such Party or any of its Affiliates.

“Required Buyer Governmental Approvals” shall have the meaning set forth in Section 4.3(b).

“Required Co-Location Number” shall have the meaning set forth in Section 2.14(a).

“Required Governmental Approvals” shall mean Required Buyer Governmental Approvals and Required Seller Governmental Approvals.

“Required Seller Governmental Approvals” shall have the meaning set forth in Section 3.3(b).

“Requisite Vote” shall mean, with respect to the Shareholder Resolution, the affirmative vote required under Buyer Parent’s Organizational Documents and under Bapepam-LK Rules for the adoption of the Shareholder Resolution, which as of the date of this Agreement is an affirmative vote of more than fifty percent (50%) of the votes lawfully cast at a Shareholders Meeting attended by Shareholders representing more than fifty percent (50%) of the total shares of Buyer Parent with valid voting rights.

“Retained Liabilities” shall mean:

(a) with respect to the Purchased Assets, (i) all Liabilities of Seller and its Affiliates relating to the ownership and operation of the Purchased Assets prior to the Effective Time on the Closing Date (other than the Assumed Liabilities with respect thereto set forth in clause (a)(v) of the definition of Assumed Liabilities) and (ii) all Liabilities, whether arising before, on or after the Effective Time on the Closing Date, to the extent relating to Seller’s Retained Tower Business;

(b) with respect to the Returned Tower Assets (if Buyer exercises its Tower Return Option), (i) all Liabilities of Buyer Parent, Buyer and their respective Affiliates relating to the ownership and operation of the Returned Tower Assets prior to the Effective Time on the Tower Return Closing Date and (ii) all Liabilities, whether arising before, on or after the Effective Time on the applicable Tower Return Date, to the extent relating to Buyer’s Retained Tower Business;

(c) with respect to the Swapped-in Tower Assets (if Buyer exercises its Tower Swap Option), (i) all Liabilities of Seller and its Affiliates relating to the ownership and operation of the Swapped-in Tower Assets prior to the Effective Time on the Tower Swap Closing Date and (ii) all Liabilities, whether arising before, on or after the Effective Time on the Tower Swap Date, to the extent relating to Seller’s Retained Tower Business; and

(d) with respect to the Swapped-out Tower Assets (if Buyer exercises its Tower Swap Option), (i) all Liabilities Buyer Parent, Buyer and their respective Affiliates relating to the ownership and operation of the Swapped-out Tower Assets prior to the Effective Time on the Tower Swap Closing Date and (ii) all Liabilities, whether arising before, on or after the Effective Time on the Tower Swap Date, to the extent relating to Buyer’s Retained Tower Business.

“Retained Tower Business” shall mean the business of owning, leasing, operating and maintaining the Retained Towers (in the case of Seller) or the Buyer Retained Towers (in the case of Buyer) and leasing or subleasing space on the Retained Towers (in the case of Seller) or the Buyer Retained Towers (in the case of Buyer) to Persons engaged in a Wireless Business.

“Retained Towers” shall mean, collectively, all Towers owned, leased or operated by Seller or any of its Affiliates (whether before, on or after the Closing), (a) other than (i) on and from the Closing, the Designated Towers and (ii) on and from the Tower Swap Closing, the Swapped-in Towers, but (b) including (i) on and from a Tower Return Closing, the applicable Returned Towers and (ii) on and from the Tower Swap Closing, the Swapped-out Towers, in each case, together with all related pedestals, shelters and their fixtures and fittings, incoming power supply, air conditioning units, fire alarm and suppression systems, grounding systems, power poles and associated site power hardware, fencing and signage and other tangible personal property, in each case, located on the Real Property on which such Towers are located.

“Returned Tower Assets” shall mean, collectively, (i) the Returned Towers, (ii) the Assumed Contracts with respect thereto (including the Real Property Rights thereunder), (iii) the Lease Prepayments with respect thereto, (iv) the Books and Records with respect thereto and (v) the Specified Tower Permits with respect thereto (but only to the extent transferable in accordance with applicable Law); provided, that “Returned Tower Assets” shall not include (x) for the purposes of Sections 5.10(k) and (l) only, any Non-Transferable Items (but only for so long as they remain Non-Transferable Items) or (y) any other Excluded Assets.

“Returned Tower Closing Statement” shall have the meaning set forth in Section 5.10(q).

“Returned Tower Disagreement Notice” shall have the meaning set forth in Section 5.10(s).

“Returned Tower Disagreement Period” shall have the meaning set forth in Section 5.10(s), as such period may be extended pursuant to the provisions of Section 5.10(t).

“Returned Tower Purchase Price” shall have the meaning set forth in Section 5.10(e).

“Returned Towers” shall mean the Designated Towers listed by Buyer on a Tower Return Notice duly delivered by Buyer to Seller pursuant to Section 5.10(g), together with all related pedestals, shelters (other than shelters housing electrical generators but including any site security buildings), whether knock down or permanent, and their fixtures and fittings, air conditioning units, fire alarm and suppression systems, grounding systems, fencing and signage and other tangible personal property, in each case, located on the Real Property on which such Towers are located and owned by Buyer or its Affiliates exclusively to operate such Towers; provided that “Returned Towers” shall not include any User Authorized Equipment.

“SIAC” shall have the meaning set forth in Section 9.7(b).

“SIAC Rules” shall have the meaning set forth in Section 9.7(b).

“Second Compliance Notice” shall have the meaning set forth in Section 5.8(c).

“Second Compliance Notice Cut-Off Date” shall have the meaning set forth in Section 5.8(c).

“Security Interest” shall have the meaning set forth in Section 9.8.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Authorized Officer” shall mean the Chief Financial Officer of Seller from time to time.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2(b).

“Seller Master Lease Agreement” shall mean the Master Lease Agreement in substantially the form of Exhibit G hereto.

“Seller Material Adverse Effect” shall mean any change, event or occurrence that is or would reasonably be expected to be materially adverse to (i) Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents, or (ii) the Purchased Assets, taken as a whole, in each case other than any change, event or occurrence (a) due to, resulting from, or otherwise attributable to any general national, international or regional economic or financial condition, event or occurrence, (b) affecting the business of leasing and subleasing Towers in Indonesia generally, (c) affecting the telecommunication business or wireless telecommunications business in Indonesia generally, (d) due to, resulting from or otherwise attributable to the public announcement of the Transactions or the identity of Buyer Parent or Buyer (or any of its direct or indirect shareholders or control persons), the pendency of this Agreement or the Transactions, (e) due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Buyer Parent or Buyer or the compliance with the terms hereof by Seller, (f) due to, resulting from or otherwise attributable to any act of God, war or terrorism or other force majeure, (g) due to, resulting from or otherwise attributable to competition in the business of leasing and subleasing of Towers, (h) relating to any Excluded Assets or (i) except, with respect to IMBs, solely for the purposes of Section 6.3(d) (but not for any other Specified Tower Permits or any other provisions of this Agreement), comprising or relating to the unavailability of any Specified Tower Permit.

“Seller Real Property Master Lease” shall mean the Land Lease Agreement to be entered into by Seller and Buyer on the Closing for the lease by Seller to Buyer of certain of the Owned Real Property on which Designated Towers and Swapped-in Towers (if any), respectively, are located, in substantially the form of Exhibit H.

“Seller Real Property Site Lease” shall mean each Site Lease Agreement to be entered into by Seller and Buyer on the Closing or the Tower Swap Closing, as applicable, for the lease by Seller to Buyer of the individual parcels of Seller’s Owned Real Property on which Designated Towers and Swapped-in Towers, respectively, are located, in substantially the form of Exhibit A to the Seller Real Property Master Lease Agreement.

“Seller Site Lease Agreements” shall mean the several Site Lease Agreements in substantially the form of Exhibit A to the Seller Master Lease Agreement, and shall include each Seller Site Lease Agreement entered into pursuant to Section 2.14.

“Seller’s Audit Period” shall have the meaning set forth in Section 5.13(d).

“Seller’s Audit Determination” shall have the meaning set forth in Section 5.13(d).

“Seller’s Closing Certificate” shall mean the certificate referred to in Section 6.3(g).

“Seller’s Cure Notice Cut-Off Date” shall have the meaning set forth in Section 5.10(a).

“Seller’s Cure Period” shall have the meaning set forth in Section 5.10(b).

“Seller’s Disclosure Schedules” shall mean (i) the disclosure schedules delivered by Seller to Buyer Parent and Buyer in connection with the execution of this Agreement and (ii) for the sole purpose of the representations and warranties given by Seller at and as of the Closing Date as set forth in Seller’s Closing Certificate (and for no other purpose), such disclosure schedules as supplemented or amended by any Supplementary Disclosures duly delivered to Buyer Parent and Buyer pursuant to Section 5.22.

“Seller’s Knowledge” shall mean, with respect to any specific matter, the actual knowledge of (i) members of Seller’s board of directors or (ii) Mr Ginandjar, Mr Prastowo M. Wibowo or Mr Fahmi Pahlevi Arifudin.

“Seller’s Swapped-in Tower Closing Statement” shall have the meaning set forth in Section 5.11(p)(i).

“Share Transfer Option” shall have the meaning set forth in Section 5.10(i).

“Shareholder Resolution” shall have the meaning set forth in Section 5.15(a).

“Shareholders” shall have the meaning set forth in Section 5.15(a).

“Shareholders Meeting” shall have the meaning set forth in Section 5.15(a).

“Short Lease Towers” shall have the meaning set forth in Section 2.16(a).

“Short Leases” shall have the meaning set forth in Section 2.16(a).

“Site Management Agreement” shall mean each Site Management Agreement to be entered into by Seller, Buyer Parent and Buyer:

(a) in substantially the form of Exhibit I on or prior to (x) the Closing, with respect to each Real Property Right with respect to the Designated Towers which Real Property Right is a Non-Transferable Item as of the Closing and (y) the Tower Swap Closing, with respect to each Real Property Right with respect to the Swapped-in Towers which Real Property Right is a Non-Transferable Item as of the Tower Swap Closing;

(b) having the substance and effect set forth in Section 5.5(d) on or prior to (x) the Closing, with respect to each Swapped-in Tower which is a Non-Transferable Item as of the Closing and (ii) the Tower Swap Closing, with respect to each Swapped-in Tower which is a Non-Transferable Item as of the Tower Swap Closing; and

(c) having the substance and effect set forth in Section 5.5(d) after the Closing or the Tower Swap Closing, as applicable, with respect to (i) certain Designated Towers or Swapped-in Towers and (ii) certain Real Property Rights with respect to the Designated Towers or Swapped-in Towers, in each case, in the circumstances set forth in Section 5.5(h) as of the date set forth therein.

“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Internet site.

“Specific Tower Representations” shall mean, with respect to a Designated Tower, each of the representations and warranties set forth in Section 3.6 to the extent applicable to such Designated Tower or the Purchased Assets relating thereto, and shall include the Co-Location Representation.

“Specified Tower Permit” shall mean any Nuisance Permit, Neighborhood Permit, Tower Construction Permit or any other Permit relating to the environment, health or safety (including those required under any applicable Environmental Law).

“Subscription Amount” shall mean the Subscription Amount Per Share multiplied by the number of Subscription Shares.

“Subscription Amount Per Share” shall mean (a) the average closing price per share in Rupiah of Buyer Parent’s shares on the IDX’s regular market for the twenty-five (25) consecutive business days immediately prior to (but excluding) the date on which Buyer Parent publishes the Announcement or (b) such other price per share as may be proscribed by Bapepam-LK after the date of this Agreement in respect of the issuance without pre-emptive rights of shares in the Capital Stock of an Indonesian public listed company; provided that, if on and from the date of this Agreement through the Closing Date, the Capital Stock of Buyer Parent shall be subject to any subdivisions, combinations, splits or reclassifications, the foregoing shall be subject to an automatic corresponding equitable adjustment.

“Subscription Shares” shall mean 239,826,310 shares in the Common Stock of Buyer Parent, duly authorized and validly issued and credited as fully paid and non-assessable; provided that, if on and from the date of this Agreement through the Closing Date, the Capital Stock of Buyer Parent shall be subject to any subdivisions, combinations, splits or reclassifications, the foregoing number of shares shall be subject to an automatic corresponding equitable adjustment. The number of Subscription Shares shall not be increased or decreased solely on account of a placement or rights issue of Buyer Parent’s shares after the date of this Agreement, but, for the avoidance of doubt, shall be equitably adjusted for any subdivisions, combinations, splits or reclassifications of Buyer Parent’s Capital Stock after the date hereof.

“Subsidiary” shall mean, with respect to a specified Person, any Person that is directly or indirectly Controlled by such first Person.

“Supplementary Disclosure” shall have the meaning set forth in Section 5.22.

“Supporting Documentation” shall mean, with respect to the Closing Statement, the Returned Tower Closing Statement, Buyer’s Swapped-out Tower Closing Statement or Seller’s Swapped-in Tower Closing Statement, (i) reasonably detailed work sheets for the calculation of the amounts set forth therein and (ii) to the extent available, such substantiating documentation on which such calculations are based as is reasonably required to verify such calculations.

“Supporting Documentation Notice” shall have the meaning set forth in Section 2.9(c).

“Swapped-in Tower Assets” shall mean, collectively, (i) the Swapped-in Towers, (ii) the Assumed Contracts with respect thereto (including the Real Property Rights thereunder), (iii) the Lease Prepayments with respect thereto, (iv) the Specified Tower Permits with respect thereto (but only to the extent transferable in accordance with applicable Law) and (v) the Books and Records with respect thereto; provided, that “Swapped-in Tower Assets” shall not include (x) for the purposes of Sections 5.11(j) and (k) only, any Non-Transferable Items (but only for so long as they remain Non-Transferable Items) or (y) any other Excluded Assets.

“Swapped-in Tower Schedule” shall have the meaning set forth in Section 5.11(a).

“Swapped-in Tower User Advances” shall have the meaning set forth in Section 5.11(p)(i).

“Swapped-in Towers” shall mean the Qualifying Swapped-in Towers listed on the Tower Swap Notice duly delivered by Buyer to Seller pursuant to Section 5.11(h), together with all related pedestals, shelters (other than shelters housing electrical generators but including any site security buildings), whether knock down or permanent, and their fixtures and fittings, air conditioning units, fire alarm and suppression systems, grounding systems, fencing and signage and other tangible personal property, in each case, located on the Real Property on which such Towers are located and owned by Seller exclusively to operate such Towers; provided that “Swapped-in Towers” shall not include any User Authorized Equipment.

“Swapped-out Tower Assets” shall mean, collectively, (i) the Swapped-out Towers, (ii) the Assumed Contracts with respect thereto, (iii) the Lease Prepayments with respect thereto (including the Real Property Rights thereunder), (iv) the Specified Tower Permits with respect thereto (but only to the extent transferable in accordance with applicable Law) and (v) the Books and Records with respect thereto; provided, that “Swapped-out Tower Assets” shall not include (x) for the purposes of Sections 5.11(j) and (k) only, any Non-Transferable Items (but only for so long as they remain Non-Transferable Items) or (y) any other Excluded Assets.

“Swapped-out Tower User Advances” shall have the meaning set forth in Section 5.11(p)(ii).

“Swapped-out Towers” shall mean the Designated Towers listed by Buyer on a Tower Swap Notice duly delivered by Buyer to Seller pursuant to Section 5.11(h), together with all related pedestals, shelters (other than shelters housing electrical generators but including any site security buildings), whether knock down or permanent, and their fixtures and fittings, air conditioning units, fire alarm and suppression systems, grounding systems, fencing and signage and other tangible personal property, in each case, located on the Real Property on which such Towers are located and owned by Buyer or its Affiliates exclusively to operate such Towers; provided that “Swapped-out Towers” shall not include any User Authorized Equipment.

“Tax” (or “Taxes”) shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock, franchise taxes and VAT (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the Republic of Indonesia or any provincial, regency, local or foreign government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), any transferee or secondary liability in respect of tax (whether imposed by Law, Contract or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Returns” shall mean all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes to be supplied to a taxing authority in connection with any Taxes.

“Third Party Claim” shall have the meaning set forth in Section 8.2(d).

“Tower” shall mean a ground-based or rooftop self-supported wireless telecommunications tower; provided, that “Tower” shall not include User Authorized Equipment.

“Tower Call Notice” shall have the meaning set forth in Section 5.5(i).

“Tower Call Option” shall have the meaning set forth in Section 5.5(i).

“Tower Call Option Period “ shall have the meaning set forth in Section 5.5(i).

“Tower Construction Permit” shall mean the construction permit for a Designated Tower issued by the applicable Governmental Entity including the IMB and, if applicable, the Surat Keterangan Membangun (SKM).

“Tower Return Closing” shall have the meaning set forth in Section 5.10(k).

“Tower Return Date” shall have the meaning set forth in Section 5.10(k).

“Tower Return Notice” shall have the meaning set forth in Section 5.10(g).

“Tower Return Option” shall have the meaning set forth in Section 5.10(e).

“Tower Swap Closing” shall have the meaning set forth in Section 5.11(j).

“Tower Swap Date” shall have the meaning set forth in Section 5.11(j).

“Tower Swap Disagreement Notice” shall have the meaning set forth in Section 5.11(r).

“Tower Swap Disagreement Period” shall have the meaning set forth in Section 5.11(r), as such period may be extended pursuant to the provisions of Section 5.11(s).

“Tower Swap Exercise Date” shall mean the date on which Buyer duly exercises the Tower Swap Option in accordance with Section 5.11(g).

“Tower Swap Exercise Period” shall have the meaning set forth in Section 5.11(g).

“Tower Swap Notice” shall have the meaning set forth in Section 5.11(h).

“Tower Swap Option” shall have the meaning set forth in Section 5.11(g).

“Trading Restriction” shall mean Rule No. I-A, attachment to the Decision of the Board of Directors of IDX No. Kep-305/BEJ/07-2004, dated 19 July 2004 on Listing of Shares and Equity Securities other than Shares issued by Listed Companies to the extent such Rule restricts on-market trades on the IDX of shares issued pursuant to a capital increase without pre-emptive rights.

“Transaction Documents” shall mean this Agreement, the Assignment and Assumption Agreement, the Buyer Note, the Buyer Note Novation Agreement, the Buyer Parent Guarantee, the Buyer Parent Note, the Deed of Sale, the Escrow Agreement, the Irrevocable Undertaking and each Contract entered into or required to be entered into pursuant to the Irrevocable Undertaking, the Seller Master Lease Agreement, the Seller Site Lease Agreements, the Seller Real Property Master Lease, each Seller Real Property Site Lease and each Site Management Agreement.

“Transactions” shall mean all of the transactions provided for or contemplated by this Agreement and the other Transaction Documents.

“Transfer Date” shall have the meaning set forth in Section 5.5(f).

“Transfer Taxes” shall have the meaning set forth in Section 5.19(a)(i).

“Uncommitted Co-Location Proportion” shall have the meaning set forth in Section 2.14(d).

“User” shall mean a Person (other than Seller but including, for the avoidance of doubt, any Affiliate of Seller) engaged in a Wireless Business that has agreed or agrees to lease or sublease (as applicable) space on a Tower, as lessee, pursuant to any User Master Lease Agreement, User Site Lease Agreement or similar Contract.

“User Advances” shall mean:

(a) with respect to the Purchased Assets, the US dollar equivalent (calculated based upon the prevailing IDR/USD Closing Exchange Rate as of the fifth (5th) business day prior to the Closing) of all amounts paid or payable by any User on or prior to the Effective Time on the Closing Date under any User Master Lease Agreement or User Site Lease Agreement included in the Purchased Assets, that represent advanced payments of lease fees or maintenance fees with respect to any period after the Effective Time on the Closing Date;

(b) with respect to the Returned Tower Assets (if Buyer exercises its Tower Return Option), the US dollar equivalent (calculated based upon the prevailing IDR/USD Closing Exchange Rate as of the fifth (5th) business day prior to the applicable Tower Return Closing) of (i) all amounts paid or payable by any User (whether prior to or after the Closing) on or prior to the Effective Time on the applicable Tower Return Closing Date under any User Master Lease Agreement or User Site Lease Agreement included in the applicable Returned Tower Assets, and (ii) all amounts paid or payable by Seller or any of its Affiliates on or prior to the Effective Time on the applicable Tower Return Closing Date under the Seller Master Lease Agreement or any Seller Site Lease Agreement with respect to the applicable Returned Towers, that, in the case of clauses (i) and (ii), represent advanced payments of lease fees or maintenance fees with respect to any period after the Effective Time on the applicable Tower Return Closing Date;

(c) with respect to the Swapped-in Tower Assets (if Buyer exercises its Tower Swap Option), the US dollar equivalent (calculated based upon the prevailing IDR/USD Closing Exchange Rate as of the fifth (5th) business day prior to the Tower Swap Closing) of all amounts paid or payable by any User on or prior to the Effective Time on the Tower Swap Closing Date under any User Master Lease Agreement or User Site Lease Agreement included in the Swapped-in Tower Assets, that represent advanced payments of lease fees or maintenance fees with respect to any period after the Effective Time on the Tower Swap Closing Date; and

(d) with respect to the Swapped-out Tower Assets (if Buyer exercises its Tower Swap Option), the US dollar equivalent (calculated based upon the prevailing IDR/USD Closing Exchange Rate as of the fifth (5th) business day prior to the Tower Swap Closing) of (i) all amounts paid or payable by any User (whether prior to or after the Closing) on or prior to the Effective Time on the Tower Swap Closing Date under any User Master Lease Agreement or User Site Lease Agreement included in the Swapped-out Tower Assets, and (ii) all amounts paid or payable by Seller or any of its Affiliates on or prior to the Effective Time on the Tower Swap

Closing Date under the Seller Master Lease Agreement or any Seller Site Lease Agreement with respect to the Swapped-out Towers, that, in the case of clauses (i) and (ii), represent advanced payments of lease fees or maintenance fees with respect to any period after the Effective Time on the Tower Swap Closing Date.

“User Authorized Equipment” shall mean equipment operated by (i) a User or (ii) Seller or any of its Affiliates in the conduct of Seller’s or such Affiliates’ respective Wireless Business, in each case, on a Tower regardless of whether the User, Seller or such Affiliate owns or leases such equipment, including all wireless communications transmission equipment (antennae, base station, power, microwave transmitters or receivers, satellite or other wireless or landline network communications equipment) and all equipment used for monitoring, maintenance or access to or of such equipment.

“User Consent” shall have the meaning set forth in Section 5.4(a).

“User Master Lease Agreement” shall mean:

(a) with respect to the Purchased Assets, each agreement between Seller, as lessor and a User, as lessee, to the extent relating to one or more Designated Towers (and as such agreement may be amended, modified or replaced in accordance with Section 5.4(d)), which establishes the general terms and conditions under which Seller agrees to lease or sublease, as applicable, to such User, space on such Designated Towers and ground space on the Real Property on which such Designated Towers are located, for the placement of such User’s telecommunications equipment to be used in the operation of such User’s Wireless Business;

(b) with respect to the Returned Tower Assets (if Buyer exercises its Tower Return Option), each agreement between Buyer or any of its Affiliates, as lessor (which may be as a result of an assignment thereof by Seller or any of its Affiliates to Buyer at or after the Closing) and a User, as lessee, to the extent relating to one or more Returned Towers (and as such agreement may be amended, modified or replaced in accordance with Section 5.4(d)), which establishes the general terms and conditions under which Buyer agrees to lease or sublease, as applicable, to such User, space on such Returned Towers, and ground space on the Real Property on which such Returned Towers are located, for the placement of such User’s telecommunications equipment to be used in the operation of such User’s Wireless Business;

(c) with respect to the Swapped-in Tower Assets (if Buyer exercises its Tower Swap Option), each agreement between Seller, as lessor and a User, as lessee, to the extent relating to one or more Swapped-in Towers (and as such agreement may be amended, modified or replaced in accordance with Section 5.4(d)), which establishes the general terms and conditions under which Seller agrees to lease or sublease, as applicable, to such User, space on such Swapped-in Towers and ground space on the Real Property on which such Swapped-in Towers are located, for the placement of such User’s telecommunications equipment to be used in the operation of such User’s Wireless Business; and

(d) with respect to the Swapped-out Tower Assets (if Buyer exercises its Tower Swap Option), each agreement between Buyer or any of its Affiliates, as lessor (which may be as a result of an assignment thereof by Seller or any of its Affiliates to Buyer at or after the Closing) and a User, as lessee, to the extent relating to one or more Swapped-out Towers (and as such agreement may be amended, modified or replaced in accordance with Section 5.4(d)), which establishes the general terms and conditions under which Buyer agrees to lease or sublease, as applicable, to such User, space on such Swapped-out Towers, and ground space on the Real Property on which such Swapped-out Towers are located, for the placement of such User’s telecommunications equipment to be used in the operation of such User’s Wireless Business.

“User Site Lease Agreement” shall mean:

(a) with respect to the Purchased Assets, each agreement between Seller, as lessor, and a User, as lessee, to the extent relating to one or more Designated Towers, which establishes the specific terms and conditions under which Seller has agreed to lease or sublease, as applicable, to such User, space on such Designated Towers and ground space on the Real Property on which such Designated Towers are located, for the placement of such User’s telecommunications equipment to be used in the operation of such User’s Wireless Business;

(b) with respect to the Returned Tower Assets (if Buyer exercises its Tower Return Option), each agreement between Buyer or any of its Affiliates, as lessor (which may be as a result of an assignment thereof by Seller or any of its Affiliates to Buyer at or after the Closing), and a User, as lessee, to the extent relating to one or more Returned Towers, which establishes the specific terms and conditions under which Buyer has agreed to lease or sublease, as applicable, to such User, space on such Returned Towers, and ground space on the Real Property on which such Returned Towers are located, for the placement of such User’s telecommunications equipment to be used in the operation of such User’s Wireless Business;

(c) with respect to the Swapped-in Tower Assets (if Buyer exercises its Tower Swap Option), each agreement between Seller, as lessor, and a User, as lessee, to the extent relating to one or more Swapped-in Towers, which establishes the specific terms and conditions under which Seller has agreed to lease or sublease, as applicable, to such User, space on such Swapped-in Towers and ground space on the Real Property on which such Swapped-in Towers are located, for the placement of such User’s telecommunications equipment to be used in the operation of such User’s Wireless Business; and

(d) with respect to the Swapped-out Tower Assets (if Buyer exercises its Tower Swap Option), each agreement between Buyer or any of its Affiliates, as lessor (which may be as a result of an assignment thereof by Seller or any of its Affiliates to Buyer at or after the Closing), and a User, as lessee, to the extent relating to one or more Swapped-out Towers, which establishes the specific terms and conditions under which Buyer has agreed to lease or sublease, as applicable, to such User, space on such Swapped-out Towers, and ground space on the Real Property on which such Swapped-out Towers are located, for the placement of such User’s telecommunications equipment to be used in the operation of such User’s Wireless Business.

“User Tenancy” shall mean, with respect to a Tower, each User Site Lease Agreement or similar Contract or arrangement signed with respect to such Tower (with each such User Site Lease Agreement counted as one (1) User Tenancy); provided that, if more than one set of three (3) antennae and two (2) microwaves shall be installed under any such User Site Lease Agreement or similar Contract or arrangement, then each such set shall be counted as one (1) User Tenancy.

“VAT” shall mean any value added tax or similar Tax imposed by the Republic of Indonesia or any provincial, regency, local or foreign government or subdivision or agency thereof.

“Wireless Business” shall mean the business of providing wireless signal transmission and receipt using wireless communications equipment in Indonesia using any technology (whether GSM, CDMA, wi-fi or otherwise or wireless communications in connection with a fixed line or data communication business), including services offered by commercial entities engaged in providing mobile radio, other wireless telecommunications, or radio broadcasting services to the public or selected users, and services provided by operators of private or not-for-profit wireless communications networks.

Section 1.2 Interpretation.

(a) All references herein to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules, respectively, in or to this Agreement unless otherwise specified. All Exhibits and Schedules to this Agreement form an integral part of this Agreement.

(b) All references herein to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(c) All references herein to any Law shall be construed as references to such Law as respectively amended or re-enacted from time to time and references to any document or agreement shall be deemed to include references to such document or agreement as amended, modified, supplemented or novated from time to time.

(d) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) Whenever the words “include”, “includes”, “including” or “among other things” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(f) Unless the context clearly requires otherwise, “or” is not exclusive.

(g) All references herein to “days” shall mean calendar days, unless otherwise indicated; and references to “business days” shall mean days upon which banks are not required or authorized to close in New York, New York or Jakarta, Indonesia. References to a time of day shall mean such time in Jakarta, Indonesia, unless otherwise indicated.

(h) A reference to a Party or any other Person includes a reference to its permitted transferees and assigns and to its successors.

(i) A reference to “Rp.” or “Rupiah” is to Indonesian Rupiah and a reference to “US$” or “US dollars” is to United States dollars.

(j) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(k) All accounting terms shall be construed in accordance with Indonesian GAAP unless otherwise indicated.

(l) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

SALE AND PURCHASE OF ASSETS; SUBSCRIPTION SHARES

Section 2.1 Sale of Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall (and Buyer Parent shall cause Buyer to) purchase and accept the transfer, assignment and delivery from Seller of, all of Seller’s rights, title and interest in and to the Purchased Assets, free and clear of all Encumbrances (except Permitted Encumbrances). For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the Excluded Assets are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing.

Section 2.2 Subscription for Subscription Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer Parent shall issue and sell to Seller pursuant to a capital increase without preemptive rights under applicable Indonesian Law, and Seller shall subscribe for and purchase from Buyer Parent, the Subscription Shares, free and clear of all Encumbrances.

Section 2.3 Purchase Price; Assumed Liabilities.

(a) In consideration of the sale of the Purchased Assets by Seller to Buyer, Buyer shall (and Buyer Parent shall cause Buyer to) (i) pay to Seller in US dollars the Final Up-Front Purchase Price in accordance with Section 2.6(a)(ii) and Section 2.9(d), (ii) pay to Seller in US dollars the Earn-Out Amounts in accordance with Section 2.13 and (iii) assume from Seller the Assumed Liabilities with respect to the Purchased Assets. Buyer shall (and Buyer Parent shall cause Buyer to) pay the Initial Up-Front Purchase Price, the Final Up-Front Purchase Price, the Earn-Out Amounts and any other amounts payable hereunder to Seller, together with any and all VAT payable thereon, without set-off or deduction and without withholding for any Taxes (including any Transfer Taxes).

(b) On and after the Closing, Buyer shall (and Buyer Parent shall cause Buyer to) (i) absolutely, unconditionally and irrevocably assume and be solely and exclusively liable and responsible for the Assumed Liabilities with respect to the Purchased Assets and (ii) pay, honor, perform, carry out, comply with and discharge promptly and completely when due the Assumed Liabilities with respect to the Purchased Assets.

Section 2.4 Subscription Price. In consideration of the issuance by Buyer Parent to Seller of the Subscription Shares, Seller shall pay to Buyer Parent the Subscription Amount by endorsing and delivering to Buyer Parent the Buyer Parent Note in accordance with Section 2.6(b)(ix).

Section 2.5 Closing. The consummation of the purchase and sale of the Purchased Assets provided for in Section 2.1 and the issuance of the Subscription Shares provided for in Section 2.2 (the “Closing”) will take place on the tenth (10th) business day following the satisfaction or waiver in writing of the conditions set forth in Article VI (other than those conditions which, by their nature, can only be satisfied at Closing) at the offices of Hadiputranto, Hadinoto & Partners at 1:00p.m. Jakarta time, or at such other time and place as shall be mutually agreed by the Parties (the “Closing Date”). All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or waived by the Party or Parties entitled to waive such delivery or action.

Section 2.6 Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Buyer Parent and Buyer shall deliver, or cause to be delivered, to Seller:

(i) the Subscription Shares, together with (x) all documents necessary to duly and validly issue, and deliver good, valid and (subject to the Trading Restriction only) marketable title to, such Subscription Shares to Seller, free and clear of all Encumbrances, including (A) evidence that Seller has been entered into Buyer Parent’s share register as the holder of the Subscription Shares in accordance with Section 2.12 (if the Subscription Shares are in uncertificated form) and (B) certificates representing such Subscription Shares (if the Subscription Shares are in certificated form) and (y) evidence that the Subscription Shares have been listed for trading (subject to the Trading Restriction only) on the IDX in accordance with Section 2.12;

(ii) the Initial Up-Front Purchase Price (as adjusted pursuant to Section 2.8(b)), less (w) the Deposit Amount duly released and transferred to Seller pursuant to Section 2.7(b), less (x) the face value of the Buyer Parent Note (converted to US dollars based upon the prevailing IDR/USD Closing Exchange Rate as of the fifth (5th) business day prior to the Closing), less (y) the lease and maintenance fees, together with any VAT thereon, payable by Seller upon signing of the Seller Master Lease Agreement and each Seller Site Lease Agreement with respect to the initial quarterly period thereunder (which amount shall be deemed paid under the Seller Master Lease Agreement and such Seller Site Lease Agreements), plus (z) the amount of the prepaid lease fee payable by Buyer to Seller under the terms of the Seller Real Property Master Lease upon the execution thereof, by wire transfer of immediately available funds to an account designated by Seller;

(iii) each of the following Transaction Documents:

(1) the Assignment and Assumption Agreement with respect to each of the Assumed Contracts (other than Assumed Contracts that are Non-Transferable Items as of the Closing), duly executed by Buyer;

(2) the Deed of Sale with respect to each of the Purchased Assets (other than Purchased Assets that are (x) Assumed Contracts or (y) Non-Transferable Items as of the Closing), duly executed by Buyer;

(3) the Seller Master Lease Agreement, duly executed by Buyer Parent and Buyer;

(4) a Seller Site Lease Agreement with respect to each of the Designated Towers and the Real Property Rights relating thereto (other than Designated Towers or Real Property Rights that are Non-Transferable Items as of the Closing), duly executed by Buyer Parent and Buyer;

(5) a Site Management Agreement with respect to (x) each of the Designated Towers (if any) that are Non-Transferable Items as of the Closing and (y) each of the Real Property Rights relating to the Designated Towers which Real Property Rights are Non-Transferable Items as of the Closing, in each case, duly executed by Buyer Parent and Buyer;

(6) the Seller Real Property Master Lease and a Seller Real Property Site Lease with respect to each parcel of Owned Real Property identified in Schedule 3.6(d) of the Seller’s Disclosure Schedules as being owned by Seller and on which a Designated Tower is located, duly executed by Buyer Parent and Buyer;

(7) the Buyer Note, duly executed by Buyer;

(8) the Buyer Note Novation Agreement, duly executed by Buyer Parent and Buyer, and the Buyer Parent Note, duly executed by Buyer Parent; and

(9) each Transaction Document that the Major Shareholders are required to enter into on or prior to the Closing pursuant to the Irrevocable Undertaking, duly executed by each such Major Shareholder;

(iv) a copy of the resolutions of Buyer Parent’s board of directors and board of commissioners and the minutes of the Shareholders Meeting, in each case, authorizing Buyer Parent’s execution and delivery of the Transaction Documents to which it is a party and the consummation of the Transactions (including the issuance of the Subscription Shares);

(v) a copy of the resolutions of Buyer’s board of directors and board of commissioners, in each case, authorizing Buyer’s execution and delivery of the Transaction Documents to which it is a party and the consummation of the Transactions;

(vi) a copy of the resolutions of the board of directors and board of commissioners of each Major Shareholder and, if required by applicable Law or the Organizational Documents of any Major Shareholder, the minutes of the shareholder meeting, in each case, authorizing such Major Shareholder’s execution and delivery of the Transaction Documents to which it is a party and the consummation of the Transactions and such other documents evidencing such authority as Seller may reasonably request;

(vii) copies of the Required Buyer Governmental Approvals;

(viii) a payment instruction in the form attached to the Escrow Agreement for the release of the Deposit Amount by the Escrow Agent to Seller on the Closing as set forth in Section 2.7(a), duly executed by Buyer Parent and Buyer;

(ix) a compliant VAT invoice addressed to Seller in respect of any amounts payable by Seller at the Closing on which VAT is payable under applicable Law, including in respect of the lease and maintenance fees referred to in Section 2.6(a)(ii);

(x) a receipt for Seller’s payment of the lease and maintenance fees referred to in Section 2.6(a)(ii); and

(xi) all other documents, instruments and writings required to be delivered by Buyer Parent or Buyer at or prior to the Closing pursuant to this Agreement; and

(b) Seller shall deliver or cause to be delivered to Buyer Parent and Buyer:

(i) each of the following Transaction Documents:

(1) the Assignment and Assumption Agreement with respect to each of the Assumed Contracts (other than Assumed Contracts that are Non-Transferable Items as of the Closing), duly executed by Seller;

(2) the Deed of Sale with respect to each of the Purchased Assets (other than Purchased Assets that are (x) Assumed Contracts or (y) Non-Transferable Items as of the Closing), duly executed by Seller;

(3) the Seller Master Lease Agreement, duly executed by Seller;

(4) a Seller Site Lease Agreement with respect to each of the Designated Towers and the Real Property Rights relating thereto (other than Designated Towers or Real Property Rights that are Non-Transferable Items as of the Closing), duly executed by Seller;

(5) a Site Management Agreement with respect to each of (x) the Designated Towers (if any) that are Non-Transferable Items as of the Closing and (y) each of the Real Property Rights relating to the Designated Towers which Real Property Rights are Non-Transferable Items as of the Closing, in each case, duly executed by Seller;

(6) the Seller Real Property Master Lease and a Seller Real Property Site Lease with respect to each parcel of Owned Real Property identified in Schedule 3.6(d) of the Seller’s Disclosure Schedules as being owned by Seller and on which a Designated Tower is located, duly executed by Seller;

(7) the Buyer Note Novation Agreement, duly executed by Seller; and

(8) the Buyer Parent Note duly endorsed in favor of Buyer Parent and executed by Seller;

(9) each Transaction Document that the Major Shareholders are required to enter into on or prior to the Closing pursuant to the Irrevocable Undertaking, duly executed by Seller;

(ii) extracts of the resolutions of Seller’s board of commissioners authorizing Seller’s execution and delivery of the Transaction Documents to which it is a party and the consummation of the Transactions;

(iii) copies of the Required Seller Governmental Approvals;

(iv) copies of the User Consents related to the Purchased Assets (including any amended, modified or replaced Contracts entered into pursuant to Section 5.4(d) and included in the Purchased Assets), copies of the Landlord Consents (if any) obtained by Seller prior to the Closing and confirmation that any Other Required Consents have been obtained;

(v) (A) originals (or, to the extent unavailable, copies) of the Books and Records relating to the Purchased Assets and (B) copies of the other books and records of Seller to the extent directly relating to the Purchased Assets (subject, in the case of clause (B), to the final sentence of Section 5.3(b));

(vi) a compliant VAT invoice addressed to Buyer in respect of any amounts payable by Buyer at the Closing on which VAT is payable under applicable Law;

(vii) a payment instruction in the form attached to the Escrow Agreement for the release of the Deposit Amount by the Escrow Agent to Seller on the Closing as set forth in Section 2.7(a), duly executed by Seller;

(viii) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement; and

(ix) subject to Seller’s receipt of (x) the Buyer Note, the Buyer Note Novation Agreement and the Buyer Parent Note duly executed by Buyer Parent and Buyer, as applicable, and delivered pursuant to Section 2.6(a)(iii), (y) the payment set forth in Section 2.6(a)(ii) and (z) the Deposit as set forth in Section 2.7(a), the Buyer Parent Note duly endorsed to Buyer Parent in full and final satisfaction of Seller’s obligation to pay to Buyer Parent the Subscription Amount.

Section 2.7 Deposit.

(a) As an inducement for, and in partial consideration of the time and expense of Seller in negotiating and executing this Agreement, Buyer shall (and Buyer Parent shall cause Buyer to) deposit with the Escrow Agent by no later than 4:00 pm (Hong Kong time) on the second (2nd) business day after the date of this Agreement the amount of [* * *] US dollars (US$[* * *]) (the “Deposit”), which shall satisfy the requirements for, and function as, a good faith deposit and shall be held in the Escrow Account pending the Closing in accordance with the terms of the Escrow Agreement. At the Closing, Buyer Parent, Buyer and Seller shall cause the Deposit, including any interest thereon net of any fees and Taxes (as adjusted, the “Deposit Amount”) to be released and paid from the Escrow Account to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller and the Deposit shall be credited against the Initial Up-Front Purchase Price.

(b) If this Agreement is duly terminated pursuant to Section 7.1(d) or Section 7.1(f) (other than in the circumstances set forth in Section 7.3), Buyer Parent, Buyer and Seller shall cause the Deposit Amount to be immediately released from the Escrow Account and paid by the Escrow Agent to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller, and Buyer shall have no rights with respect to the Deposit Amount whatsoever. In the event this Agreement is duly terminated (x) for any reason other than as set out in Section 7.1(d) or Section 7.1(f) or (y) in the circumstances set forth in Section 7.3, Buyer Parent, Buyer and Seller shall cause the Deposit Amount to be withdrawn from the Escrow Account and paid by the Escrow Agent to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer, and Seller shall have no rights with respect to the Deposit Amount whatsoever. The payment of the Deposit to Seller or Buyer shall not be deemed to be a liquidated damages payment, and shall not be the sole remedy, for any breach by Buyer Parent, Buyer or Seller of this Agreement.

(c) Without limiting the provisions of this Section 2.7, the Parties agree to execute any joint payment instructions and verbally confirm any such instructions to the Escrow Agent as required to give effect to the provisions of this Section 2.7.

Section 2.8 Pre-Closing Adjustment.

(a) Not later than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer Parent and Buyer a certificate signed by the Seller Authorized Officer on behalf of Seller (the “Closing Statement”), together with the Supporting Documentation with respect thereto, setting forth Seller’s good faith calculation of (i) the value (positive if the Ninety Day VWAP Adjustment Amount is a positive number or negative if the Ninety Day VWAP Adjustment Amount is a negative number) of the Ninety Day VWAP Adjustment Amount minus (ii) the amount of the User Advances with respect to the Purchased Assets as of the Closing, based upon the Books and Records and the other books and records of Seller with respect to the Purchased Assets and with revenues accounted for on an accrual basis based on time and minus (iii) the Land Lease Shortfall Amount (the result thereof, the “Closing Adjustment Amount”).

(b) The Initial Up-Front Purchase Price payable by Buyer and Buyer Parent pursuant to Section 2.6(a)(ii) shall be (i) reduced by the absolute value of the Closing Adjustment Amount set forth in the Closing Statement (if the Closing Adjustment Amount is a negative number) or (ii) increased by the absolute value of the Closing Adjustment Amount (if the Closing Adjustment Amount is a positive number).

Section 2.9 Post-Closing Adjustment.

(a) On and from the first business day after the Closing, Buyer shall review the Supporting Documentation and the Books and Records with respect to the Purchased Assets and shall be entitled to have reasonable access in accordance with Section 5.3(b) to Seller’s books and records reasonably required for Buyer’s verification of Seller’s calculations used in the preparation of the Closing Statement (including books and records relating to User Advances). Seller shall provide such reasonable access and cooperate in good faith with Buyer’s review of the foregoing.

(b) If Buyer does not object in writing to Seller’s determination of the Closing Adjustment Amount within twenty (20) business days after the Closing (the “Disagreement Period”), then, subject to the provisions of Section 2.9(c), the Initial Up-Front Purchase Price as calculated based on the Closing Statement shall be deemed to be the Final Up-Front Purchase Price and shall be final and binding upon the Parties (and such Final Up-Front Purchase Price and the calculation of such Closing Adjustment Amount set forth in the Closing Statement shall not be subject to any further adjustment); provided, if during the Disagreement Period Buyer objects in writing to Seller’s calculation of such Closing Adjustment Amount (a “Disagreement Notice”), then the procedure set forth in Exhibit J shall apply with respect to determination of such Closing Adjustment Amount and the Final Up-Front Purchase Price. Any Disagreement Notice must describe the relevant dispute in reasonable detail and specify those items or amounts as to which Buyer disagrees, together with Buyer’s determination of such disputed items and amounts.

(c) If Buyer believes that Seller has not (i) delivered to Buyer Parent and Buyer pursuant to the provisions of Section 2.8(a) all Supporting Documentation and (ii) provided to Buyer pursuant to the provisions of Section 2.9(a) the access to Seller’s books and records, in each case, reasonably required for Buyer to verify Seller’s calculation of the Closing Adjustment Amount, Buyer shall, as soon as reasonably practicable after the Closing and otherwise prior to the expiry of the Disagreement Period, give written notice (a “Supporting Documentation Notice”) to Seller identifying, to the extent reasonably practicable, (x) the specific Supporting Documentation that Buyer believes should have been delivered by Seller pursuant to Section 2.8(a) but was not delivered or (y) the specific books and records to which access should have been given by Seller pursuant to Section 2.9(a) which was not given. Upon Seller’s receipt of a Supporting Documentation Notice, the Chief Financial Officer of each of Buyer Parent and Seller shall promptly meet to discuss such Supporting Documentation Notice and to resolve any disputes with respect thereto. If, for any reason, any such disputes are not resolved within five business (5) days after Buyer delivers such Supporting Documentation Notice, the provisions of Exhibit J shall apply to the resolution of such disputes. If Buyer duly delivers to Seller a Supporting Documentation Notice in accordance with this Section 2.9(c) prior to the expiry of the Disagreement Period, and it is agreed or determined in accordance with this Section 2.9(c) that Seller is required to deliver to Buyer Supporting Documentation which is additional to the Supporting Documentation previously delivered to Buyer or provide to Buyer access to books and records which is additional to the access previously given, the Disagreement Period shall be extended until the date which is twenty (20) days after Seller has delivered such Supporting Documentation or given such access to Buyer Parent and Buyer.

(d) Within five (5) business days after the Final Up-Front Purchase Price is finally determined pursuant to Section 2.9(b), (i) if the Final Up-Front Purchase Price is less than the Initial Up-Front Purchase Price received by Seller at Closing, Seller shall pay to Buyer in US dollars the amount of the difference, together with any and all VAT payable thereon, by wire transfer in immediately available funds to an account or accounts notified by Buyer in writing or (ii) if the Final Up-Front Purchase Price exceeds the Initial Up-Front Purchase Price received by Seller at Closing, Buyer shall (and Buyer Parent shall cause Buyer to) pay to Seller in US dollars the amount of the difference, together with any and all VAT payable thereon, by wire transfer in immediately available funds to an account or accounts notified by Seller in writing.

Section 2.10 Post-Closing Apportionment. Except to the extent expressly set forth herein, Seller, Buyer Parent and Buyer shall cooperate to ensure that, except for User Advances with respect to the Purchased Assets, (i) all amounts arising under or with respect to the Purchased Assets transferred at the Closing which are receivable or payable with respect to the period prior to the Effective Time on the Closing Date, are received or paid by, and are for the account of Seller and (ii) all amounts arising under or with respect to Purchased Assets transferred at the Closing which are receivable or payable with respect to the period following the Effective Time on the Closing Date, are received or paid by, and are for the account of, Buyer. If after the Effective Time, Buyer Parent, Buyer or any of their respective Affiliates shall receive from any User any amounts on account of User Advances that were not paid by such User to Seller prior to the Effective Time, Buyer shall (and Buyer Parent shall cause Buyer to) promptly give written notice to Seller of Buyer’s or its Affiliates’ receipt of such amounts and promptly (and in any event within five (5) days of receipt thereof) remit such amounts to Seller by wire transfer of immediately available funds to an account designated by Seller.

Section 2.11 Allocation. The Final Up-Front Purchase Price and the Earn-Out Amount shall be allocated among the Purchased Assets as set forth in Schedule 2.11 (the “Allocation”). Seller and Buyer agree to (and Buyer Parent shall cause Buyer to) prepare and file all income Tax Returns in a manner consistent with the Allocation. Any adjustments to the Final Up-Front Purchase Price pursuant to this Agreement shall result in an adjustment to the Allocation to reflect the proportionate change amongst those classes of assets (or assets that correspond to the liabilities) that caused such adjustment to the Final Up-Front Purchase Price.

Section 2.12 Registration and Listing of Subscription Shares. At the Closing, Buyer Parent shall (i) cause its share registrar (biro administrasi efek) to enter Seller in Buyer Parent’s share register as holder of the Subscription Shares, (ii) cause the Indonesian Central Securities Depository (KSEI) to credit the Subscription Shares under the name of Seller and (iii) cause the Subscription Shares to be listed for trading on the IDX (subject only to the Trading Restriction).

Section 2.13 Earn-Out.

(a) Subject to the provisions of Section 2.13(b), Section 2.13(c) and Section 2.13(d), as additional consideration for the sale of the Purchased Assets by Seller to Buyer, if in any twelve (12) month period ending on December 31 and, in any such case, ending on or prior to December 31, 2022 (each such period, an “Earn-Out Year”) the Co-Location Revenues exceeds one or more of the target amounts set forth below under the caption “Co-Location Revenue Target” (each such target amount, a “Co-Location Revenue Target”), Buyer shall (and Buyer Parent shall cause Buyer to) pay to Seller in US dollars in accordance with the provisions of this Section 2.13 the applicable amount set forth below next to each such Co-Location Revenue Target under the caption “Earn-Out Amount” (each such amount, an “Earn-Out Amount”); provided that with respect to the Earn-Out Year ending on December 31, 2012, the Co-Location Revenues for such Earn-Out Year shall be annualized based on the number of days from (but excluding) the Closing Date to (and including) December 31, 2012; and, provided, further, the maximum aggregate amount of the Earn-Out Amounts which may become payable pursuant to this Section 2.13 (the “Maximum Aggregate Earn-Out Amount”) is One Hundred Twelve Million Five Hundred Thousand US dollars (US$112,500,000).

Co-Location Revenue Target	Earn-Out Amount
(in Rupiah; subject to adjustment under Section 2.13(d))	(in US dollars; subject to adjustment under Section 2.13(d))
Rp. [* * *]	US$ [* * *]
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(b) For the purposes of this Section 2.13, the “Co-Location Revenues” in any Earn-Out Year shall mean, without duplication or double counting, the sum of the following amounts (subject to, and calculated in a manner consistent with, the provisions of Section 2.13(c)):

(i) all amounts earned by Buyer Parent, Buyer or any of their respective Affiliates in such Earn-Out Year on account of lease, maintenance and similar fees, any payments-in-kind and other non-cash consideration, damages, settlement amounts, interest or other amounts accrued, in each case, with respect to (x) the lease or use of space on a Tower or the land or site on which such Tower is located or (y) the management of such Tower, land or site (whether under a Site Management Agreement or any other Contract or arrangement) and (z) the maintenance of such Tower, land or site (such amounts, “Lease and Maintenance Revenues” and the foregoing in clause (x), (y) and (z), “Lease and Maintenance Services”) pursuant to each User Master Lease Agreement and each User Site Lease Agreement (or any renewal thereof) with respect to any of the Designated Towers or any of the Swapped-in Towers (or any other replacement or alternative Tower to which any User Site Lease Agreement is relocated prior to the scheduled expiry thereof, whether pursuant to the terms thereof or otherwise), and including (A) the amount of any User Advances with respect to any period included in such Earn-Out Year (including the amounts deducted from the Initial Up-Front Purchase Price with respect to User Advances with respect to any period included in such Earn-Out Year) and (B) any amounts paid to Buyer pursuant to Section 5.5(b) or the corresponding provisions of any Site Management Agreement; provided that any volume discount offered after Closing (with respect to the Designated Towers) or after the Tower Swap Closing (with respect to the Swapped-in Towers) to a User in relation to a User Site Lease Agreement which was in existence in relation to the Designated Towers at the Closing or the Swapped-in Towers at the Tower Swap Closing (whether such volume discount after Closing is offered under a User Master Lease Agreement, a User Site Lease Agreement or otherwise), shall be disregarded for the purposes of calculating the Lease and Maintenance Revenues earned under each such User Master Lease Agreement or User Site Lease Agreement;

(ii) all amounts earned by Buyer Parent, Buyer or any of their respective Affiliates in such Earn-Out Year on account of Lease and Maintenance Revenues pursuant to any other master lease agreement or site lease agreement (or similar Contract or arrangement, other than the Seller Master Lease Agreement and the Seller Site Lease Agreements) entered into by Buyer Parent, Buyer or any of their respective Affiliates from time to time with any Person with respect to any of the Designated Towers or any of the Swapped-in Towers (or any other replacement or alternative Tower to which any lease under any such Contract or arrangement is relocated prior to the scheduled expiry thereof, whether pursuant to the terms thereof or otherwise);

(iii) all amounts earned by Buyer Parent, Buyer or any of their respective Affiliates in such Earn-Out Year on account of Lease and Maintenance Revenues for or with respect to “Extra Charge Additional Authorized Equipment” (as such term is defined in the Seller Master Lease Agreement), including for or with respect to any and all Excess Equipment in respect of which Seller delivers to Buyer an Excess Equipment Payment Notice, in each case, pursuant to the Seller Master Lease Agreement and the Seller Site Lease Agreements with respect to the Designated Towers, any Swapped-in Towers or any “Mandatory Replacement Site” or “Discretionary Replacement Site” (as those terms are defined in the Seller Master Lease Agreement);

(iv) all amounts earned by Buyer Parent, Buyer or any of their respective Affiliates in such Earn-Out Year on account of Lease and Maintenance Revenues pursuant to each Committed Co-Location Agreement entered into pursuant to Section 2.14 with respect to any Committed Co-Location Tower (or any other replacement or alternative Tower to which any such Committed Co-Location Agreement is relocated, whether pursuant to the terms thereof or otherwise); and

(v) any other amounts earned by Buyer Parent, Buyer or any of their respective Affiliates in such Earn-Out Year on account of Lease and Maintenance Services provided by Buyer Parent, Buyer or any of their respective Affiliates to any Person (including any Affiliate of Buyer or Buyer Parent) with respect to the Designated Towers or Swapped-in Towers; provided that, notwithstanding the foregoing, Co-Location Revenues shall not include lease fees or maintenance fees earned under the Seller Master Lease Agreement or the Seller Site Lease Agreements except to the extent provided in clause (iii) or (iv) above.

(c) For the purposes of this Section 2.13 and the calculation of the Co-Location Revenues:

(i) each of the amounts referred to in Section 2.13(b) shall be (x) recognized as earned or accrued for the purposes of the calculations set forth in this Section 2.13 when such amounts are taken to be earned or accrued in accordance with Indonesian GAAP (as modified to the extent necessary to comply with the principles set forth in Section 2.13(b)), applied on a consistent basis and (y) calculated net of VAT (and without taking into account any amounts received by way of refund of VAT); provided, that any revenues which are earned for the purposes of the calculations in this Section 2.13 in an Earn-Out Year (whether or not in the then current Earn-Out Year) but subsequently written off as bad debts in accordance with Indonesian GAAP in a subsequent Earn-Out Year shall be deducted from the Co-Location Revenues in the Earn-Out Year in which they are written off; provided, further, that if such revenues written off as bad debts are subsequently received they shall be included in the Co-Location Revenues with respect to the Earn-Out Year in which they are received);

(ii) any Co-Location Revenues in a period which are denominated in US dollars shall be converted to Rupiah for the purposes of the calculations set forth in this Section 2.13 based upon the IDR/USD Earn-Out Exchange Rate for such period;

(iii) in the event that Buyer Parent, Buyer or any of their respective Affiliates offer or provide to any Person or any of its Affiliates any services other than Lease and Maintenance Services (such as network services or transmission services), whether bundled with, separate from or in addition to the Lease and Maintenance Services (such additional services, the “Excluded Services”) in circumstances where (x) such Excluded Services involve or require for their delivery any of the Lease and Maintenance Services or (y) space on a Tower or the land or site on which such Tower is located is otherwise used by any Person (including Buyer Parent, Buyer any of their respective Affiliates) for any purpose other than Lease and Maintenance Services which earn Lease and Maintenance Revenues), in any such case, the Co-Location Revenues shall be deemed to include a notional amount on account of such Lease and Maintenance Services or other use of space which is equal to the higher of (i) the Lease and Maintenance Revenue fee rates provided for with respect to such arrangements in any Contracts relating thereto and (ii) the prevailing market rate therefor (at the time such

Contract was entered into) under arm’s length contracts for Lease and Maintenance Services(which do not involve Excluded Services and are on the basis of a standard ten (10) year contract term) with third parties who are not Affiliates of Buyer Parent or Buyer;

(iv) if Buyer Parent, Buyer or any of their respective Affiliates shall sell, transfer or otherwise dispose of any legal, beneficial or economic interest in one or more Designated Towers or Swapped-in Towers (or any transaction that would have a similar effect), the Co-Location Revenues shall, with effect from the date of such sale, transfer or disposal until the expiry of the Earn-Out Period, be deemed to include a notional amount equal to the Co-Location Revenues that Buyer Parent, Buyer or any of their respective Affiliates would have earned from or in respect of such Designated Towers or Swapped-in Towers (but for such sale, transfer or disposal) based on the contracted revenues, the contracted timing for payment thereof and the scheduled contract expiry dates therefor in effect on such date (but subject, in any case, to the proviso to Section 2.13(b)(i)); and

(v) if a Designated Tower or a Swapped-in Tower is damaged or destroyed, (i) Buyer Parent and Buyer shall use their respective reasonable efforts to repair, replace or rebuild such Designated Tower or Swapped-in Tower as soon as reasonably practicable after the occurrence of such damage or destruction, (ii) any Lease and Maintenance Revenues earned from or with respect to any such repaired, replaced or rebuilt Tower shall be included in the Co-Location Revenues to the extent provided in Section 2.13(b) and (iii) the provisions of Section 2.13(b) and this Section 2.13(c) shall apply to such repaired, replaced or rebuilt Tower as if it were one of the original Designated Towers or Swapped-in Towers, as applicable.

(d) The Earn-Out Amount applicable to a Co-Location Revenue Target shall be payable only with respect to the first (1st) Earn-Out Year in which the Co-Location Revenues exceed the Co-Location Revenue Target applicable to such Earn-Out Amount (and not, for the avoidance of doubt, with respect to any subsequent Earn-Out Years in which the Co-Location Revenues exceed the same Co-Location Revenue Target applicable to such Earn-Out Amount). If in any Earn-Out Year the Co-Location Revenues exceed two or more Co-Location Revenue Targets (that have not been exceeded in a prior Earn-Out Year and resulted in the payment of an applicable Earn-Out Amount), all of the Earn-Out Amounts applicable to all such Co-Location Revenue Targets shall be payable. If Buyer exercises its Tower Return Option or Seller exercises its Tower Call Option, the Co-Location Revenue Target for the Earn-Out Year in which Buyer exercises its Tower Return Option or Seller exercises its Tower Call Option and each subsequent Earn-Out Year shall be reduced (as from the Tower Return Closing or closing of the exercise of Tower Call Option, as applicable) pro-rata based on the proportion which the number of Returned Towers (including any Returned Towers previously returned or retransferred to Seller pursuant to any prior exercise of the Tower Return Option or the Tower Call Option) bears to 2,500, and each Earn-Out Amount that Buyer has not paid (or is not obligated to pay) to Seller shall be reduced by a proportionate amount.

(e) Not later than one hundred and twenty (120) days after the end of each Earn-Out Year, Buyer Parent and Buyer shall prepare and deliver to Seller (i) the audited financial statements of Buyer and the audited consolidated financial statements of Buyer Parent for such Earn-Out Year (each prepared in accordance with Indonesian GAAP applied on a consistent basis throughout such period), (ii) a certificate signed by a Buyer Authorized Officer on behalf of Buyer Parent and Buyer (the “Earn-Out Statement”) setting forth (x) the amount of the Co-Location Revenues for such Earn-Out Year together with a reasonably detailed description of the calculation thereof and (y) the amount (if any) of the Earn-Out Amounts payable for such Earn-Out Year under Section 2.13(a) and certifying that the Earn-Out Amounts have been calculated in all respects with the provisions of Section 2.13(k) and (iii) an opinion by Buyer Parent’s external auditor that Buyer Parent’s and Buyer’s calculations of the Co-Location Revenues and the amount (if any) of the Earn-Out Amounts set forth in such Earn-Out Statement represent a true and fair view and that the amount of the Co-Location Revenues for such Earn-Out Year have been calculated in accordance with Indonesian GAAP (as modified to the extent necessary to comply with the principles set forth in Section 2.13(b)) applied on a consistent basis throughout the Earn-Out Period and in a manner consistent with the provisions of this Section 2.13.

(f) Seller shall have the right to appoint an external auditor (the “External Auditor”) to verify Buyer Parent’s and Buyer’s calculations of the Co-Location Revenues and the amount (if any) of the Earn-Out Amounts set forth in an Earn-Out Statement; provided that the External Auditor shall (i) be the Indonesian member firm of KPMG, PricewaterhouseCoopers, Ernst & Young or Deloitte Touche Tohmatsu Limited or their respective successors (or another accounting firm selected by Seller and approved by Buyer Parent, such approval not to be unreasonably withheld or delayed) and (ii) such External Auditor shall have signed a confidentiality agreement in favor of Buyer Parent and Buyer on such External Auditor’s customary terms under which such External Auditor agrees not to disclose to Seller or its Representatives (other than such External Auditor’s own partners or employees who are subject to non-disclosure obligations) commercially sensitive information contained in a Contract or arrangement between Buyer Parent, Buyer or any of their respective Subsidiaries on the one hand, and a Competitor on the other hand. During the sixty (60) day period (the “Earn-Out Review Period”) following Seller’s receipt of an Earn-Out Statement, each of Buyer Parent and Buyer shall provide to the External Auditor reasonable access during normal business hours to, and otherwise make available to the External Auditor, each of Buyer Parent’s and Buyer’s independent auditors, its relevant Representatives and its relevant books and records, including work papers, schedules and calculations that were used or otherwise applicable to a determination of the amount of the Co-Location Revenues, any of the auditor’s work papers related to the calculation of the Co-Location Revenues, and any other documents that may reasonably be requested by Seller or the External Auditor to determine whether the calculation of the Co-Location Revenues was made in accordance with this Section 2.13. The costs of the External Auditor shall be borne by Seller, unless it is determined that Buyer Parent’s and Buyer’s assessment in the Earn-Out Statement of whether or not a Co-Location Revenue Target was achieved was incorrect, in which case the costs of the External Auditor shall be borne by Buyer Parent and Buyer.

(g) If Seller has any objections or challenges to such audited financial statements or the Earn-Out Statement prepared by Buyer Parent and Buyer, Seller shall deliver to Buyer during the Earn-Out Review Period a written notice of dispute (an “Earn-Out Disagreement Notice”), specifying in reasonable detail the nature of Seller’s objections or challenges (the “Disputed Matters”).

(h) In the event of any such dispute, the procedure set forth in Exhibit K shall apply with respect to determination of the unresolved Disputed Matters and the Earn-Out Amount (if any) payable with respect to the applicable Earn-Out Year.

(i) The Earn-Out Amount (if any) for any Earn-Out Year will be payable to Seller on the later of (i) the date which is six (6) months after the end of such Earn-Out Year or (ii) if Seller shall have delivered to Buyer Parent and Buyer an Earn-Out Disagreement Notice and the Disputed Matters shall not have been resolved prior to such date, the date which is five (5) business days after the earlier of (x) the date that the Parties agree in writing on the Earn-Out Amounts (if any) to be paid in respect of the Earn-Out Year and (y) the date on which any unresolved Disputed Matters are resolved in accordance with the procedure set forth in Exhibit K.

(j) All Earn-Out Amounts shall be paid by or on behalf of Buyer to Seller in US dollars by wire transfer of immediately available funds to an account designated by Seller.

(k) During the period from the Closing until (and including) the last day of the final Earn-Out Year (the “Earn-Out Period”), except as Seller may consent in writing (which consent may be withheld in Seller’s sole discretion):

(i) Buyer Parent, Buyer and their respective Affiliates shall (and Buyer Parent shall cause Buyer and their respective Affiliates to) operate their respective businesses (including the operation, management, maintenance and leasing of Designated Towers and any Swapped-in Towers) in all material respects in the ordinary course of business;

(ii) Buyer Parent, Buyer and their respective Affiliates shall (and Buyer Parent shall cause Buyer and their respective Affiliates to) (x) act honestly and fairly and in good faith and use reasonable efforts to add additional co-locations to the Designated Towers and the Swapped-in Towers and maximize the Co-Location Revenues and (y) give equal preference to the Designated Towers, the Swapped-in Towers and Buyer’s and its Affiliates’ other Towers when (A) determining its revenue recognition policy under Indonesian GAAP, (B) marketing co-location opportunities to new and existing Users, (C) determining lease rates, volume discounts, rebates and other incentives applicable to space on such Towers and comparable space on Towers with a comparable location and (D) determining any commissions, bonuses or similar payments to its Representatives with respect thereto; provided, that Buyer Parent and Buyer shall not be taken to be in breach of this clause (ii) due to Buyer Parent, Buyer or any of their respective Affiliates choosing not to enter into a new User Master Lease Agreement or User Site Lease Agreement or similar Contract or arrangement for site space on a Designated Tower where doing so would cause the Specific Tower Representations with respect to such Designated Tower to be waived as set forth in Section 5.13(b);

(iii) Buyer Parent, Buyer and their respective Affiliates shall (and Buyer Parent shall cause Buyer and their respective Affiliates to) (x) not engage in differential pricing or discounting between the Designated Towers, the Swapped-in Towers and Buyer’s and its Affiliates’ other Towers under Contracts with the same User or its Affiliates and (y) not engage in transfer pricing between (A) any Contract or arrangement under which Co-Location Revenues are earned and (B) any other services provided by Buyer or its Affiliates to the counterparty to such Contract or arrangement, including ensuring that the Lease and Maintenance Revenues earned by Buyer or its Affiliates under any such Contract or arrangement are on fair and reasonable terms no less favorable to Seller than would be obtained in a comparable arm’s length transaction with a third person to which such other services are not provided;

(iv) Buyer Parent, Buyer and their respective Affiliates shall (and Buyer Parent shall cause Buyer and their respective Affiliates to) maintain distinct books and records with respect to the Designated Towers and the Swapped-in Towers so as to allow the determination of the Co-Location Revenues attributable to such Towers;

(v) none of Buyer Parent, Buyer or any of their respective Affiliates shall (and Buyer Parent shall cause Buyer and their respective Affiliates not to) take any action which is intended to, or has the effect of, artificially increasing or decreasing the Co-Location Revenues in any Earn-Out Year or in one or more Earn-Out Years, including delaying the recognition or receipt of any Co-Location Revenues from one period to another; and

(vi) none of Buyer Parent, Buyer or any of their respective Affiliates shall (and Buyer Parent shall cause Buyer and their respective Affiliates not to) enter into any Contract, commitment or other arrangement between Buyer Parent, Buyer or any such Affiliate, on the one hand, and one or more Affiliates of Buyer Parent or Buyer, on the other, with respect to the Designated Towers or the Swapped-in Towers, unless such Contract, commitment or other arrangement is made upon fair and reasonable terms no less favorable to Seller than would be obtained in a comparable arm’s length transaction with an unaffiliated third person.

Section 2.14 Committed Co-Locations.

(a) Subject to the other provisions of this Section 2.14, during the period commencing on the date of this Agreement and ending on the second (2nd) anniversary of the Closing (the “Committed Co-Location Period”), Seller shall enter into, or cause one or more of its Affiliates or permitted assignees under the Seller Master Lease Agreement to enter into, a number of additional site lease agreements each for at least one set of three (3) antennae and two (2) microwaves (each a “Committed Co-Location Agreement”) pursuant to Section 2.14(b) hereof equal to four hundred (400) (as adjusted pursuant to the last sentence of this Section 2.14(a), the “Required Co-Location Number”), for the lease of space on, at Seller’s election, the Designated Towers, the Swapped-in Towers (if any) or any other Tower that from time to time is owned by or available for lease by Buyer Parent, Buyer or their respective Affiliates; provided that, (i) if more than one set of three (3) antennae and two (2) microwaves shall be installed under any such Committed Co-Location Agreement, then each such set shall be counted as one (1) Committed Co-Location Agreement and (ii) Seller may, at its election, aggregate antennae and microwaves installed under such site lease agreements entered into during the Committed Co-Location Period for the purposes of this Section 2.14 so that each multiple of three (3) antennae and two (2) microwaves under such site lease agreements (whether installed on a single Tower or multiple Towers) shall be counted as one (1) Committed Co-Location Agreement.

The Parties agree that the Required Co-Location Number shall be reduced by the sum of (i) 186 and (ii) the difference between 1,055 and the number of User Tenancies included in the Purchased Assets as of the Closing.

(b) The Parties agree that (i) with respect to each Committed Co-Location Agreement that relates to a Designated Tower or a Swapped-in Tower, such Committed Co-Location Agreement shall be in the form of (and on the terms and subject to the conditions of) a Seller Site Lease Agreement entered into pursuant to (and subject to the terms and conditions of) the Seller Master Lease Agreement and (ii) with respect to each other Committed Co-Location Agreement, such Committed Co-Location Agreement shall be in the form of (and on the terms and subject to the conditions of) (x) a site lease agreement entered into pursuant to (and subject to the terms and conditions of), the then prevailing master lease agreement in place between Seller and the Affiliate of Buyer Parent which owns the applicable Tower or (y) if no such master lease agreement is in place between Seller and such Affiliate, such Committed Co-Location Agreement shall be in the form of (and on the terms and subject to the conditions of) a Site Lease Agreement entered into pursuant to (and subject to the terms and conditions of) the Master Lease Agreement between PT Tower Bersama and Seller (No. 31000307) dated as of May 25, 2009.

(c) Each of the Parties shall (and shall cause their respective Affiliates who are party to, or are intended to be a party to, any of the Contracts described in Section 2.14(b)), to cooperate and work together in good faith to ensure that each of the Committed Co-Location Agreements are entered into prior to the expiry of the Committed Co-Location Period. Without limiting the foregoing, (i) none of Buyer Parent, Buyer nor their respective Affiliates shall prevent, delay, frustrate, restrict or otherwise impede in any way the execution of any such Committed Co-Location Agreements pursuant to the terms hereof or the effectiveness thereof and (ii) if the execution or effectiveness of any such Committed Co-Location Agreement is so prevented, delayed, frustrated, restricted or impeded, all of the revenues that Buyer or its Affiliates would have otherwise earned from or in respect of Committed Co-Location Agreement (had such prevention, delay, frustration, restriction or impediment not occurred) shall be counted towards the Co-Location Revenues as if such Committed Co-Location Agreement were executed and effective as of the business day immediately preceding the date on which such prevention, delay, frustration, restriction or impediment first occurred. For the purposes of this Section 2.14, the Parties agree that if any “Extra Charge Additional Authorized Equipment” (as such term is defined in the Seller Master Lease Agreement) installed in the Designated Towers or the Swapped-in Towers within the Committed Co-Location Period exceeds in aggregate one set of three (3) antennae and two (2) microwaves, each such set (whether installed on a single Tower or multiple Towers) shall be counted as a Committed Co-Location Agreement.

(d) If on the expiry of the Committed Co-Location Period Seller and its Affiliates have entered into a number of Committed Co-Locations Agreements (the “Actual Number”) which is less than the Required Co-Location Number ((A) the excess of the Required Co-Location Number over such Actual Number, (B) as a proportion of the Required Co-Location Number, the “Uncommitted Co-Location Proportion”), the “Monthly Maintenance Fees” payable by Seller under each of the Seller Site Lease Agreements shall be automatically amended to re-denominate a portion of the Monthly Maintenance Fee from Rupiah to US dollars so that with effect from the first billing period to commence after the expiry of the Committed Co-Location

Period, the applicable Monthly Maintenance Fee shall be comprised of: (i) a portion denominated in US dollars, in amount equal to the product of (x) the then applicable Monthly Maintenance Fee, denominated in Rupiah, converted to US dollars at a rate of 8,993 IDR to 1 USD) and (y) 50% of the Uncommitted Co-Location Proportion, and (ii) a portion denominated in Rupiah, in an amount equal to the product of (x) the then applicable Monthly Maintenance Fee, denominated in Rupiah, and (y) 1 minus 50% of the Uncommitted Co-Location Proportion. If requested by Buyer or Seller, Buyer and Seller (or, if applicable, their respective Affiliates), shall enter into an amendment to the terms of the Seller Site Lease Agreements to reflect the amendments to the “Monthly Maintenance Fees” contemplated by this Section 2.14(d). The Parties agree that except for the amendment to the Seller Site Lease Agreements provided for in this Section 2.14(d), none of Seller, its Affiliates or their respective Representatives shall have any Liability to Buyer Parent, Buyer or any other Person arising from or in connection with any failure of Seller to comply with its obligations set forth in this Section 2.14.

Section 2.15 Cost Reimbursement for New Co-Locations. Subject to there being no Co-Location Revenue Deficiency as of the Closing, Buyer Parent and Buyer each agree to reimburse to Seller the amount of any and all capital expenditures and out-of-pocket costs to third parties reasonably incurred or to be reasonably incurred by Seller or any of its Affiliates after the date of this Agreement in accordance with Seller’s usual practice (the “Reimbursable Costs”), to the extent attributable to any of the User Master Lease Agreements or User Site Lease Agreements entered into after the date of this Agreement and prior to the Closing (the contracted revenues in respect of periods after the Closing under such User Master Lease Agreements or User Site Lease Agreements, the “New Contracted Revenues”); provided that if a Co-Location Revenue Deficiency would have existed as of the Closing but for the New Contracted Revenues, Buyer Parent and Buyer shall only be obligated to reimburse to Seller a portion of the Reimbursable Costs equal to the proportion which (A) the Aggregate Closing Contracted Revenues minus the Aggregate Represented Contracted Revenues bears to (B) the New Contracted Revenues. Such Reimbursable Costs shall be due and payable by Buyer Parent and Buyer thirty (30) days after Seller delivers to Buyer written notice requesting payment thereof; provided that Seller may not deliver such a notice prior to the later of (i) the day after the First Compliance Notice Cut-Off Date or (ii) if Buyer has delivered a Compliance Notice claiming a breach of the Co-Location Representation on or prior to the First Compliance Notice Cut-Off Date, the date on which any disputes relating thereto have been agreed or determined in accordance with Section 5.8(h). In any such notice, Seller shall provide reasonable details of the calculation of the Reimbursable Costs and the capital expenditures and out-of-pocket costs to which they relate, accompanied by reasonably sufficient evidence to enable Buyer to verify the amount of the Reimbursable Costs. If Buyer delivers written notice to Seller disputing Seller’s calculation of the Reimbursable Costs, then the procedure set forth in Exhibit J shall apply with respect to determination of the Reimbursable Costs; provided that if Buyer does not deliver such disagreement notice within twenty (20) business days after Buyer’s receipt of Seller’s written notice, Buyer shall be deemed to have accepted Seller’s calculation of the Reimbursable Costs set forth therein. Any such disagreement notice must describe the relevant dispute in reasonable detail and specify those items or amounts as to which Buyer disagrees, together with Buyer’s determination of such disputed items and amounts.

Section 2.16 Extension of Short Leases; Pre-Closing Tower Swap Option.

(a) Solely with respect to the Real Property Leases relating to the one hundred and fifty (150) Designated Towers set forth on Part B of Schedule 3.6 of the Seller’s Disclosure Schedules (such Real Property Leases, the “Short Leases”, and such Designated Towers, the “Short Lease Towers”), on and from the date of this Agreement and through the Closing, Buyer Parent and Buyer shall be entitled to seek to extend or renew, at their sole cost and expense, the Short Leases. If requested by Buyer, (i) Seller shall use its commercially reasonable efforts to introduce Buyer’s Representatives to the counterparty to each such Short Lease and (ii) Seller shall cooperate with Buyer Parent and Buyer in connection with such extension or renewal; provided, that Buyer Parent and Buyer shall reimburse to Seller any out-of-pocket costs incurred by Seller in connection with clause (ii) hereof (but not, for the avoidance of doubt, clause (i) hereof) and Seller shall not be obliged to incur any costs in connection therewith.

(b) Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, but without limiting the provisions of Section 5.23, (i) neither Seller nor any of its Representatives shall have any obligation to pay or reimburse to Buyer Parent, Buyer or any of their respective Representatives any amount, or incur any Liability, in connection with any extension or renewal (or attempted extension or renewal) of any of the Short Leases (whether or not (x) the Closing shall occur or, for any reason, the Closing shall not occur and (y) whether or not any or all of Short Lease Towers become Pre-Closing Swapped-out Towers, Returned Towers or Swapped-out Towers) and (ii) the Parties agree that the reduction of the Initial Up-Front Purchase Price by the amount of the Land Lease Shortfall Amount as set forth in Section 2.8(a) shall be full and final compensation to Buyer Parent and Buyer for the inclusion of the Designated Towers with Short Leases in the Purchased Assets.

(c) At any time prior to the earlier of the date which is ten (10) business days prior to the then scheduled date on which the Parties expect the Closing will occur (the earlier of (i) and (ii), the “Pre-Closing Tower Swap Cut-Off Date”), Buyer shall have the right (the “Pre-Closing Tower Swap Option”), to (i) exclude from the Purchased Assets one or more of the Short Lease Towers selected by Buyer (such selected Towers, the “Pre-Closing Swapped-out Towers”) and the Purchased Assets with respect thereto and (ii) include in the Purchased Assets an equal number of Pool Towers selected by Buyer (such selected Towers, the “Pre-Closing Swapped-in Towers”) and the Pool Tower Assets with respect thereto, in each case, in accordance with this Section 2.16; provided, that the total number of Towers to be included in the Purchased Assets as of the Closing (irrespective of any exercise by Buyer of the Pre-Closing Tower Swap Option) shall at all times equal (and shall not be greater than or less than) 2,500.

(d) If Buyer wishes to exercise the Pre-Closing Tower Swap Option, it shall deliver to Seller written notice (a “Pre-Closing Tower Swap Notice”) prior to the Pre-Closing Tower Swap Cut-Off Date, signed by a Buyer Authorized Officer on behalf of Buyer, setting forth each Short Lease Tower and Pool Tower in respect of which Buyer has elected to exercise the Pre-Closing Tower Swap Option (including the location and site ID of each such Tower). Once delivered, a Pre-Closing Tower Swap Notice may not be withdrawn by Buyer without the prior written consent of Seller. Buyer may give more than one Pre-Closing Tower Swap Notice prior to the Pre-Closing Tower Swap Cut-Off Date.

(e) Notwithstanding any other provision of this Agreement to the contrary, if Buyer duly exercises the Pre-Closing Tower Swap Option, with effect from the date of this Agreement and through the Closing:

(i) the definition of “Designated Towers”, the definition of “Purchased Assets” and the provisions of Schedule 3.6 of the Seller’s Disclosure Schedules shall be deemed to be amended to (x) exclude as “Excluded Assets” all of the Pre-Closing Swapped-out Towers and the Purchased Assets with respect thereto and (y) include as “Designated Towers” all of the Pre-Closing Swapped-in Towers and include as “Purchased Assets” (subject to the provisos set forth in such definition) all of the Pool Tower Assets with respect thereto;

(ii) each representation and warranty given by Seller under Article III or Seller’s Closing Certificate with respect to any or all of the Designated Towers or the other Purchased Assets shall be limited to those Designated Towers and Purchased Assets as of the Closing referred to in clause (i) above and, for the avoidance of doubt, such representations and warranties shall not apply, and shall be deemed to never have applied, to (A) any Short Lease Towers (or the Purchased Assets with respect thereto) that become Pre-Closing Swapped-out Towers or (B) any Pool Towers (or the Pool Tower Assets with respect thereto) that do not become Pre-Closing Swapped-in Towers);

(iii) (x) the Aggregate Closing Contracted Revenues and the Aggregate Represented Contracted Revenues attributable to the Pre-Closing Swapped-out Towers shall be disregarded for the purposes of the Co-Location Representation and (y) the Aggregate Closing Contracted Revenues and the Aggregate Represented Contracted Revenues attributable to the Pre-Closing Swapped-in Towers shall be taken into account for the purposes of the Co-Location Representation;

(iv) (x) the aggregate number of sectoral antennae set forth on Schedule 1.1(d) of the Seller’s Disclosure Schedules shall be (A) decreased by the number of sectoral antennae listed in Part A of Schedule 2.16(e) of the Seller’s Disclosure Schedules with respect to each of the Pre-Closing Swapped-out Towers and (B) increased by the number of sectoral antennae listed in Part B of Schedule 2.16(e) of the Seller’s Disclosure Schedules with respect to each of the Pre-Closing Swapped-in Towers and (y) the aggregate number of microwaves set forth on Schedule 1.1(d) of the Seller’s Disclosure Schedules shall be (A) decreased by the number of microwaves listed in Part A of Schedule 2.16(e) of the Seller’s Disclosure Schedules with respect to each of the Pre-Closing Swapped-out Towers and (B) increased by the number of microwaves listed in Part B of Schedule 2.16(e) of the Seller’s Disclosure Schedules with respect to each of the Pre-Closing Swapped-in Towers; and

(v) the Land Lease Shortfall Amount shall be reduced by an amount in Rupiah equal to (x) Rp. 12,500,000 multiplied by (y) the excess (if any) of (A) the aggregate sum of the number of remaining contract years (or parts thereof) as of the Closing under the Real Property Leases with respect to the Pre-Closing Swapped-in Towers until the scheduled expiry thereof over (B) the aggregate sum of the number of remaining contract years (or parts thereof) as of the Closing under the Real Property Leases with respect to the Pre-Closing Swapped-out Towers until the scheduled expiry thereof.

(f) Notwithstanding any other provision of this Agreement to the contrary, if Buyer does not duly exercise the Pre-Closing Tower Swap Option prior to the Pre-Closing Tower Swap Cut-Off Date with respect to one or more Pool Towers, (i) such Pool Towers, the Pool Tower Assets with respect thereto and the disclosures with respect thereto set forth in the Seller’s Disclosure Schedules shall be deemed excluded from this Agreement and the Seller’s Disclosure Schedules with effect from the Pre-Closing Tower Swap Cut-Off Date, (ii) Buyer Parent and Buyer shall promptly and otherwise within ten (10) business days after the Pre-Closing Tower Swap Cut-Off Date deliver to Seller all documents, work papers and other materials of Buyer Parent, Buyer and their respective Representatives relating to such Pool Towers or the Pool Tower Assets with respect thereto, whether obtained before or after the execution of this Agreement and (iii) Buyer Parent and Buyer shall comply with the confidentiality provisions of Section 5.3(d) with respect thereto.

(g) Prior to the Closing, the Parties shall execute such amendments to this Agreement as may be required solely to reflect the deemed amendments set forth in Section 2.16(e) and Section 2.16(f).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller’s Disclosure Schedules, which are incorporated herein by reference, set forth exceptions, qualifications and limitations to certain representations and warranties contained in this Article III, and such representations and warranties in this Article III are subject to, and qualified and limited in their entirety by, reference to such exceptions, qualifications and limitations; provided, that the inclusion of information in the Seller’s Disclosure Schedules shall not be construed as an admission that such information is material to the Purchased Assets or Seller. Each exception, qualification and limitation set forth in the Seller’s Disclosure Schedules is identified by reference to, or has been grouped under, a Schedule or heading referring to a specific individual Section of this Agreement and, except as specifically stated with respect to such exception, qualification or limitation, relates only to such Section and, if it is reasonably apparent that such exception, qualification or limitation would also be applicable to one or more other Sections, such other Sections. Except as set forth in the Seller’s Disclosure Schedules, Seller represents and warrants (i) to Buyer Parent as set forth in Section 3.1 to Section 3.3 (inclusive) only and (ii) to Buyer, as follows:

Section 3.1 Organization. Seller is a company duly organized and validly existing under the Laws of Indonesia. Seller has the requisite corporate power and authority to own, use and operate the Purchased Assets as they are currently being operated and is duly licensed or qualified to do business and is in good standing in each jurisdiction (to the extent such concept is recognized therein) in which the assets owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that failure to be so licensed or qualified would not have a Seller Material Adverse Effect.

Section 3.2 Authority; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Seller of the Transactions have been authorized by all requisite corporate action on the part of Seller, and no other corporate authorization of Seller is required to authorize the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Transactions. This Agreement has been, and each other Transaction Document that is to be executed and delivered by Seller will be, when executed and delivered by Seller, duly executed and delivered by Seller and, assuming the accuracy of Buyer Parent’s and Buyer’s representations and warranties set forth in Section 4.2, will constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject to the Enforceability Exceptions.

Section 3.3 No Conflict; No Violation; Consents and Approvals. None of the execution, delivery or performance of this Agreement or the other Transaction Documents by Seller, the consummation by Seller of the Transactions or the compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Organizational Documents of Seller, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (the “Required Seller Governmental Approvals”), except for the filings, permits, authorizations, consents or approvals set forth on Schedule 3.3(b) of the Seller’s Disclosure Schedules, (c) assuming that all Required Seller Governmental Approvals and the third party consents set forth on Schedule 3.3(c) of the Seller’s Disclosure Schedules have been obtained, require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Seller is a party or to which the Purchased Assets are subject, but not including in any such case any Real Property Lease or any Landlord Consent with respect thereto or (d) assuming that all Required Seller Governmental Approvals have been obtained, violate any Order or Law applicable to Seller or the Purchased Assets, except, with respect to clauses (b), (c) and (d), where failure to obtain such permit, authorization, consent or approval or failure to make such filing or give such notice or such violation, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.4 Compliance with Law. The operation of the Purchased Assets as they are currently being operated does not conflict with or violate any Law applicable to the Purchased Assets, except for any such conflicts or violations that (i) are due to the failure of Seller to have obtained, or applied for, any Specified Tower Permit or (ii) would not have or reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.5 Legal Proceedings. Except as set forth in Schedule 3.5 of the Seller’s Disclosure Schedules and except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (a) there is no Claim pending or, to Seller’s Knowledge, threatened against Seller and involving the Purchased Assets or the Assumed Liabilities with respect thereto, (b) there is no Claim pending or, to Seller’s Knowledge, threatened against Seller which questions or challenges the validity of this Agreement or seeks to restrain, materially modify, prevent or materially delay the performance by the Parties of their obligations under this Agreement and (c) subject to receipt of the Required Seller Governmental Approvals, there is no outstanding Order applicable to the Purchased Assets that materially restricts the ownership, disposition or use of the Purchased Assets.

Section 3.6 Specific Tower Representations.

(a) Schedule 3.6 of the Seller’s Disclosure Schedules sets forth an accurate list of the Designated Towers by “Site ID”. The height, type and location of each of the Designated Towers as described in Schedule 3.6 of the Seller’s Disclosure Schedules is materially correct.

(b) As of the Closing, an IMB will have been obtained with respect to each of the Designated Towers.

(c) None of the Designated Towers is subject to a Material Structural Deficiency.

(d) Each of the Real Property Leases is due to expire pursuant to the terms thereof no earlier than the scheduled expiry date therefor set forth in Schedule 3.6(d) of the Seller’s Disclosure Schedules with respect to the relevant Real Property Lease. As of the Closing, Seller or its Affiliates shall have paid, or shall have caused to be paid, to the counterparty or counterparties to each such Real Property Lease, an amount on account of prepaid rent which is not less than the amount set forth in Schedule 3.6(d) of the Seller’s Disclosure Schedules with respect to the relevant Real Property Lease.

(e) Subject to any restrictions on access (including the timing or manner of access) set forth in an applicable Real Property Lease or in Schedule 3.6 of the Seller’s Disclosure Schedules, and disregarding any restrictions on access that arise due to the announcement or consummation of the Transactions or in connection with a counterparty to a Real Property Lease consenting or not consenting to the assignment or transfer of a Real Property Lease from Seller to Buyer as contemplated by this Agreement, access will be available as of the Closing to each of the sites on which the Designated Towers are located.

(f) Each of the User Site Lease Agreements is due to expire pursuant to the terms thereof no earlier than the scheduled expiry date therefor as set forth in Schedule 3.6 of the Seller’s Disclosure Schedules with respect to the relevant User Site Lease Agreement.

(g) Subject to the provisions of Section 2.16(e), the aggregate sum of the contracted revenues either included in the User Advances or to be paid on account of lease and maintenance fees pursuant to the terms of the User Master Lease Agreements and User Site Lease Agreements as of the Closing in respect of periods after the Closing (including, for the avoidance of doubt, (i) contracted revenues to be paid pursuant to the terms of any such Contracts entered into after the date of this Agreement and prior to the Closing that are included in the Purchased Assets and (ii) the amount of the User Advances with respect to the Purchased Assets) (such aggregate sum, the “Aggregate Closing Contracted Revenues”) will not be less than the aggregate sum of the contracted revenues for such period set forth in Schedule 3.6 of the Seller’s Disclosure Schedules (the “Aggregate Represented Contracted Revenues”). The Aggregate Represented Contracted Revenues shall be calculated, as of the Closing, based upon the data set forth in Schedule 3.6 of the Seller’s Disclosure Schedules as the sum of the products, for each of the User Site Lease Agreements, of (x) the remaining number of contract months under such User Site Lease Agreement (based on the number of calendar months or parts thereof between the Closing Date and the scheduled expiry date of such User Site Lease Agreement set forth in the column entitled “Expiry date of Contract” in Schedule 3.6 of the Seller’s Disclosure Schedules) and (y) the monthly contracted revenues for such User Site Lease Agreement set forth in the column entitled “Monthly Collocation Revenues (IDR)” in Schedule 3.6 of the Seller’s Disclosure Schedules (in each case, calculated net of VAT and on a pro-rata basis for any partial contract months).

(h) Notwithstanding anything to the contrary contained in this Agreement, none of the representations and warranties set forth in this Article III (other than this Section 3.6) or the indemnification provisions set forth in Section 8.2 shall apply to matters that are the subject of the Specific Tower Representations set forth in this Section 3.6.

Section 3.7 Title to Designated Towers. Seller has, and at the Closing will deliver to Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, valid title to the Designated Towers (other than Designated Towers which are Non-Transferable Items as of the Closing).

Section 3.8 Tower Leases; Material Contracts.

(a) Schedule 3.8 of the Seller’s Disclosure Schedules sets forth an accurate list of each Assumed Contract included in the Purchased Assets that, to Seller’s Knowledge, exists as of the date hereof and (i) is a User Master Lease Agreement or is a User Site Lease Agreement with respect to the Designated Towers, or (ii) pursuant to which Seller is entitled to be paid in excess of US$1,000,000 in connection with the Purchased Assets for the year ending December 31, 2010.

(b) Except as disclosed in Schedule 3.8 and except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (i) Seller has not given or received any written notice that seeks to terminate due to, or claim, a violation or breach of any Assumed Contract set forth in Schedule 3.8 of the Seller’s Disclosure Schedules that has not been waived or remedied and (ii) Seller is not in violation or breach of any of the terms, conditions or provisions of any such Assumed Contract.

Section 3.9 Real Property.

(a) Except as set forth in Schedule 3.9 of the Seller’s Disclosure Schedules, Seller has a valid leasehold interest in the Leased Real Property leased to Seller pursuant to the Real Property Leases described on Schedule 3.9 of the Seller’s Disclosure Schedules, subject to Permitted Encumbrances and provided that Seller makes no representation as to the lessor of such Leased Real Property being the lawful owner of such Leased Real Property.

(b) To Seller’s Knowledge and except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or as disclosed in Schedule 3.9 of the Seller’s Disclosure Schedules, (i) Seller has not given or received any written notice that seeks to terminate due to, or claim, a violation or breach of Real Property Lease included in the Purchased Assets that has not been waived or remedied and (ii) Seller is not in violation or breach of any of the terms, conditions or provisions of any Real Property Lease included in the Purchased Assets.

Section 3.10 Environmental Matters. To Seller’s Knowledge and except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, there is no material Environmental Claim by any Person that is pending or threatened against Seller with respect to the Purchased Assets.

Section 3.11 Seller’s Closing Certificate. Seller’s Closing Certificate shall be deemed a representation and warranty of Seller as of the Closing Date (by reference to facts existing on the Closing Date) subject to all matters disclosed in the Seller’s Disclosure Schedules as of the Closing Date (including, subject to the provisions of Section 5.22, all Supplementary Disclosures).

Section 3.12 Disclaimer. Except for the representations and warranties set forth in this Article III and Section 5.11(l), neither Seller nor its Representatives makes or has made, and Seller hereby negates and disclaims, any other warranty, written or oral, statutory, express or implied, concerning the Purchased Assets, the Swapped-in Tower Assets, the transactions contemplated by this Agreement or any other matter in connection with Buyer Parent’s and Buyer’s investigation of the Purchased Assets, the Swapped-in Tower Assets, the transactions contemplated by this Agreement or otherwise. Buyer Parent and Buyer acknowledge that, except for the representations and warranties set forth in Article III and Section 5.11(l), Buyer is purchasing the Purchased Assets and any Swapped-in Tower Assets “as is”, “where is” and “with all faults”.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER

The Buyer’s Disclosure Schedules, which are incorporated herein by reference, set forth exceptions, qualifications and limitations to certain representations and warranties contained in this Article IV, and such representations and warranties in this Article IV are subject to, and qualified and limited by, reference to such exceptions, qualifications and limitations; provided, that the inclusion of information in the Buyer’s Disclosure Schedules shall not be construed as an admission that such information is material to the business, assets, liabilities, financial condition or results of operations of Buyer Parent or Buyer. Each exception, qualification and limitation set forth in the Buyer’s Disclosure Schedules is identified by reference to, or has been grouped under, a Schedule or heading referring to a specific individual Section of this Agreement and, except as specifically stated with respect to such exception, qualification or limitation, relates only to such Section and, if it is reasonably apparent that such exception, qualification or limitation would also be applicable to one or more other Sections, such other Sections. Except as set forth in the Buyer’s Disclosure Schedules, Buyer Parent and Buyer jointly and severally represent and warrant to Seller as follows:

Section 4.1 Organization. Each Buyer Party is a company duly organized and validly existing under the Laws of Indonesia. Each Buyer Party has the requisite corporate power and authority to own, lease and operate its assets and to conduct its business as it is currently being conducted. Each Buyer Party is duly licensed or qualified to do business and is in good standing in each jurisdiction (to the extent such concept is recognized therein) in which the assets owned or leased by it or the operation of its business makes such licensing or qualification necessary except to the extent that failure to be so licensed or qualified would not have a Buyer Material Adverse Effect.

Section 4.2 Authority; Enforceability. Each Buyer Party has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for approval of the Shareholder Resolution by the Requisite Vote, the execution and delivery of this Agreement and the other Transaction Documents and the consummation by each Buyer Party of the Transactions have been authorized by all requisite corporate action on the part of it and no other corporate authorization of it is required to authorize the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Transactions. This Agreement has been and each other Transaction Document that is to be executed and delivered by a Buyer Party will, when executed and delivered by such Buyer Party, be duly executed and delivered by such Buyer Party and, assuming the accuracy of the representations and warranties of Seller set forth in Section 3.2, will constitute valid and binding obligations of such Buyer Party enforceable against such Buyer Party in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflict; No Violation; Consents and Approvals. None of the execution, delivery or performance of this Agreement or the other Transaction Documents by each Buyer Party, the consummation by each Buyer Party of the Transactions or the compliance by each Buyer Party with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Organizational Documents of a Buyer Party, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (the “Required Buyer Governmental Approvals”), except for the filings, permits, authorizations, consents or approvals set forth on Schedule 4.3(b) of the Buyer’s Disclosure Schedules, (c) assuming that all Required Buyer Governmental Approvals and the third party consents set forth on Schedule 4.3(c) of the Buyer’s Disclosure Schedules have been obtained, require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which a Buyer Party is a party or its assets are subject or (d) assuming that the Required Governmental Approvals have been obtained, violate any Order or Law applicable to a Buyer Party, except, with respect to clauses (b), (c) and (d), where such failure to obtain such permit, authorization, consent or approval or failure to make such filing or give such notice or such violation, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.4 Capitalization; Buyer Parent Note; Buyer Note.

(a) Buyer Parent’s authorized capital is Rp. 1,442,012,000,000, divided into 14,420,120,000 shares of Common Stock, of which as of the date of this Agreement 4,556,699,889 shares of Common Stock are issued and outstanding, and no treasury shares are issued and outstanding. All shares of the outstanding Capital Stock are duly authorized, validly issued, fully paid and non-assessable. All the shares of the authorized Capital Stock which do not constitute outstanding Capital Stock are duly authorized.

(b) There are no outstanding obligations of Buyer Parent to repurchase, redeem or otherwise acquire any Capital Stock. Except as set forth on Schedule 4.4(b) of the Buyer’s Disclosure Schedules, there are no outstanding rights, plans, options, warrants, calls, preemptive rights, subscription rights, conversion rights or any Contracts of any kind or character (either firm or conditional) obligating Buyer Parent to deliver or sell or dispose of, or cause to be delivered or sold or disposed of, any shares of Capital Stock (except for the issuance and sale of the Subscription Shares to Seller pursuant to this Agreement), or any securities exchangeable or exercisable for, or convertible into, shares of Capital Stock or obligating Buyer Parent to grant or extend any such rights or enter into any such Contract.

(c) Each of the Subscription Shares, when issued, sold and delivered pursuant to this Agreement will (i) be duly authorized, validly issued, fully paid, non-assessable and free and clear of any Encumbrances, (ii) be issued in compliance with all requirements of applicable Law, (iii) not be subject to any preemptive, call option, subscription, right of first refusal or other similar rights of third parties in respect thereto, and (iv) have attached to it the rights and benefits specified in the Organizational Documents of Buyer Parent and under applicable Law, all as of and from the Closing Date. At the Closing, Seller will receive good, valid and (subject to the Trading Restriction only) marketable title to the Subscription Shares, free and clear of all Encumbrances. As of the date of this Agreement (by reference to the number of shares of Buyer Parent’s Common Stock issued and outstanding as of the date of this Agreement), the Subscription Shares constitute not less than five percent (5%) of the shares of Common Stock of Buyer Parent then issued and outstanding (and calculated on a fully diluted basis).

(d) There are no bonds, debentures, notes or other Indebtedness of Buyer Parent, and no securities or other instruments or obligations of Buyer Parent, the value of which is in any way based on or derived from, or which are convertible or exchangeable into or exercisable for, any Capital Stock of, or voting interests in, Buyer Parent.

(e) Except for the Irrevocable Undertaking and except as set forth in Schedule 4.4(e) of the Buyer’s Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of Capital Stock of any Subsidiary of Buyer Parent.

(f) Buyer is, and as of the Closing will be, a Subsidiary of Buyer Parent. Buyer Parent owns, and as of the Closing will own, directly or indirectly, not less than ninety one percent (91%) of the legal, beneficial and economic interests in the Capital Stock of Buyer.

(g) The Buyer Note and the Buyer Parent Note when issued and delivered pursuant to this Agreement will (i) be duly authorized and validly issued in compliance with all requirements of applicable Law and (ii) entitle the holder thereof to the rights and benefits set forth therein.

Section 4.5 Financial Statements.

(a) Schedule 4.5 of the Buyer’s Disclosure Schedules contains true, correct and complete copies of the audited consolidated balance sheets of Buyer Parent as of December 31, 2010 and the related audited consolidated statements of operations and cash flows for the fiscal year then ended, together with the auditors report and notes thereto and the unaudited consolidated balance sheet of Buyer Parent as of September 30, 2011 and the related unaudited consolidated statements of operations and cash flows for the nine (9) months then ended (collectively, the “Financial Statements”).

(b) The Financial Statements have been prepared from and accurately reflect the books of account and other financial records of Buyer Parent and its Subsidiaries, have been prepared in accordance with Indonesian GAAP applied on a consistent basis during the periods involved, are true and correct and fairly present the consolidated financial condition of Buyer Parent and its Subsidiaries, and the consolidated results of the operations and cash flows (and changes in financial position, if any) of Buyer Parent and its Subsidiaries as of the dates thereof or for the periods covered thereby. The books and records of Buyer Parent and each of its Subsidiaries have been maintained in accordance with the accounting rules and regulations under applicable Law.

(c) None of Buyer Parent or any of its Subsidiaries has entered into any off-balance sheet arrangements, or other financing arrangements of a type that would not be required to be shown or reflected in the Financial Statements, other than arrangements which were disclosed in the notes thereto.

Section 4.6 Absence of Certain Changes. Except as set forth in Schedule 4.6 of the Buyer’s Disclosure Schedules, since Buyer Parent’s Balance Sheet Date, (i) there has been no material adverse change in the business, financial position or results of operations of Buyer Parent and its Subsidiaries, taken as a whole, (ii) no material Claim is pending or, to Buyer’s Knowledge, threatened, against Buyer Parent or any of its Subsidiaries, (iii) there has not been any change, event, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Buyer Material Adverse Effect and (iv) neither Buyer Parent nor any of its Subsidiaries has:

(a) (i) amended its Organizational Documents; (ii) (except for issuances of Capital Stock by Buyer Parent or its Subsidiaries after the date of this Agreement in circumstances where (x) such issuance is undertaken in compliance with Section 5.2(e) and (y) Buyer Parent has delivered to Seller written notice with respect thereto), issued, sold, transferred, disposed of, pledged, charged or otherwise encumbered any shares of any class or series of its Capital Stock or voting debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its Capital Stock or any voting debt; (iii) (except for dividends declared, set aside or paid by a Subsidiary of Buyer Parent in circumstances where (x) the foregoing is undertaken in compliance with Section 5.2(d) and (y) Buyer Parent has delivered to Seller written notice with respect thereto), declared, set aside or paid any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its Capital Stock; (iv) split, combined or reclassified any shares of any class or series of its Capital Stock; or (v) redeemed, purchased or otherwise acquired directly or indirectly any shares of any class or series of its Capital Stock, or any instrument or security which consists of or includes a right to acquire such shares;

(b) adopted a plan of complete or partial liquidation, dissolution, merger, spin-off, share exchange, consolidation, restructuring, recapitalization or other reorganization;

(c) sold, transferred, or otherwise disposed of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

(d) modified, amended or terminated any material Contracts or waived, released or assigned any material rights or claims, except in the ordinary course of business and consistent with past practice or in a manner which does not, and would not reasonably be expected to, give to rise to a Buyer Material Adverse Effect;

(e) acquired any property or assets of any Person (excluding, for the avoidance of doubt, construction of Towers or the acquisition of raw materials with respect thereto), or the Capital Stock of any Person, in a single transaction or series of related transactions (including any purchase and lease-back or series of related purchase and lease-back transactions) with a value exceeding US$100,000,000;

(f) made any change in any method of accounting or accounting practice (other than changes to such methods that are required to be adopted due to changes in Indonesian GAAP occurring after the date of this Agreement and are disclosed in a Supplementary Disclosure);

(g) paid, loaned or advanced any amount under, or sold, transferred or leased any properties or assets pursuant to, or entered into, any Affiliate Transaction except for compensation to directors and officers at rates not exceeding the rates of such compensation paid during the year ended Buyer Parent’s Balance Sheet Date; or

(h) agreed to take or authorized (whether in writing or otherwise and whether conditionally or unconditionally) any of the foregoing actions; provided, that, for the purposes of clause (iii) of this Section 4.7, the borrowing by Buyer Parent, Buyer or any of their respective Subsidiaries of additional moneys after the date of this Agreement (and which are disclosed to Seller by notice in writing) to finance (x) the purchase of the Purchased Assets, (y) a purchase of Towers or Capital Stock in a company that owns Towers, in each case, in compliance with the provisions of Section 5.2 and (z) their respective general working capital requirements (including for the construction of Towers and the purchase of raw materials for use in the construction of Towers), shall not be deemed to be a Buyer Material Adverse Effect.

Section 4.7 Public Filings. Buyer Parent and each of its Subsidiaries has made and filed any and all reports, registrations and written statements that it is required to make or file with all applicable Governmental Entities pursuant to applicable Law and all applicable stock exchange rules of IDX. Each such report, registration and statement, as of its respective date, complied with all applicable Laws, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.8 Legal Proceedings. Except as set forth in Schedule 4.8 of the Buyer’s Disclosure Schedules, (a) without limiting the provisions of clause (ii) of Section 4.6, there is no Claim pending or, to Buyer’s Knowledge, threatened against Buyer Parent or Buyer or any of their respective Subsidiaries which questions or challenges the validity of this Agreement or seeks to restrain, materially modify, prevent or materially delay the performance by the Parties of their obligations under this Agreement or the other Transaction Documents and (b) subject to receipt of the Required Buyer Governmental Approvals, there is no outstanding Order applicable to it or its Capital Stock that materially restricts the ownership or disposition of any of its Capital Stock.

Section 4.9 Sufficient Funds. As of the Closing, Buyer will have (through cash on hand) sufficient funds available in cash to pay the Initial Up-Front Purchase Price and after the Closing will have sufficient funds available in cash or under committed financing facilities sufficient to pay any additional amount required in respect of the Final Up-Front Purchase Price.

Section 4.10 Buyer’s Closing Certificate. Buyer’s Closing Certificate shall be deemed a representation and warranty of Buyer Parent and Buyer as of the Closing Date (by reference to facts existing on the Closing Date) subject to all matters disclosed in the Buyer’s Disclosure Schedules as of the Closing Date (including, subject to the provisions of Section 5.22, all Supplementary Disclosures).

Section 4.11 Disclosure. To Buyer’s Knowledge, there is no information material to Seller’s acquisition of the Subscription Shares that is not publicly available and which if it were publicly available would reasonably be expected to have a material adverse effect on the price at which Buyer Parent’s shares are traded on the IDX.

Section 4.12 Disclaimer. Except for the representations and warranties set forth in Article IV, Section 5.10(m) and Section 5.11(l), neither Buyer Parent, Buyer nor their respective Representatives makes or has made, and Buyer Parent and Buyer hereby negate and disclaim, any other warranty, written or oral, statutory, express or implied, concerning the Subscription Shares or the transactions contemplated by this Agreement or any other matter in connection with Seller’s investigation of the Subscription Shares, the transactions contemplated by this Agreement or otherwise.

ARTICLE V

COVENANTS

Section 5.1 Operation of Designated Towers and Swapped-in Towers.

(a) From the date hereof until the Closing (with respect to the Designated Towers) and from the Tower Swap Exercise Date until the Tower Swap Closing (with respect to the Swapped-in Towers), except as (i) otherwise provided or contemplated by this Agreement (including Section 5.4(d)), (ii) Buyer Parent or Buyer may consent (which consent shall not be unreasonably withheld or delayed) or (iii) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (A) Seller shall (x) operate the

Designated Towers and the Swapped-in Towers, as applicable, in all material respects in the ordinary course of business and (B) without limiting the generality of the foregoing, Seller shall not:

(i) sell or transfer or otherwise dispose of any Purchased Assets or, after the Tower Swap Exercise Date, the Swapped-in Towers;

(ii) subject any Purchased Assets or, after the Tower Swap Exercise Date, the Swapped-in Tower Assets, to any Encumbrance other than a Permitted Encumbrance;

(iii) enter into, replace or terminate, or amend in any material respect, any User Master Lease Agreement included in the Purchased Assets or, after the Tower Swap Exercise Date, the Swapped-in Tower Assets;

(iv) enter into, replace, renew or terminate, or amend in any material respect, any other material Assumed Contract included in the Purchased Assets or, after the Tower Swap Exercise Date, the Swapped-in Tower Assets, other than, in each case, in the ordinary course of business; or

(v) agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (i) through (iv) above; provided, that nothing in this Agreement shall restrict Seller from, (w) for the avoidance of doubt, installing, replacing, modifying or removing, or permitting to be installed, replaced, modified or removed, any User Authorized Equipment on or from any Designated Tower or Swapped-in Tower, (x) amending, modifying or replacing any Assumed Contract in the manner contemplated by Section 5.4, (y) amending any Real Property Lease to extend the term thereof or permit assignment thereof or (z) taking actions in connection with a co-location arrangement entered into prior to the Closing as contemplated by Section 5.14.

(b) Notwithstanding the foregoing, from the date hereof until the Closing, Seller shall not terminate (prior to the scheduled expiry date thereof) or amend any User Master Lease Agreement or User Site Lease Agreement included in the Purchased Assets without Buyer Parent’s consent (which consent shall not be unreasonably withheld or delayed).

Section 5.2 Conduct of Buyer Parent’s and Buyer’s Business. From the date hereof until the Closing, except as (i) otherwise provided or contemplated by this Agreement or (ii) as Seller may consent in writing (which consent shall not be unreasonably withheld or delayed), (A) each of Buyer Parent and Buyer shall operate its business in all material respects in the ordinary course of business and (B) without limiting the generality of the foregoing, each of Buyer Parent and Buyer shall not and shall cause each of its Subsidiaries not to (and Buyer Parent shall cause Buyer not to):

(a) amend its Organizational Documents (including any amendment that alters the rights attaching to any class of Capital Stock of Buyer Parent or changes the maximum or minimum number of commissioners of Buyer Parent);

(b) enter into or permit any amalgamation or reconstruction of Buyer Parent or Buyer;

(c) enter into or permit any winding up, dissolution or liquidation of Buyer Parent or Buyer or the receivership and/or judicial management of Buyer Parent or Buyer;

(d) declare, recommend, make or pay any dividend or distribution (whether in cash or in kind) by Buyer Parent, Buyer or their respective Subsidiaries (other than, in the case of Buyer or any such Subsidiary, a dividend or distribution which is payable to all shareholders of Buyer or such Subsidiary on a pro-rata basis or a basis more favorable to Buyer Parent) or any change in the policy of distribution of dividends from profits of Buyer Parent, Buyer or (to the extent inconsistent with the foregoing) their respective Subsidiaries;

(e) except for the issuance of the Subscription Shares pursuant to this Agreement, (w) increase the authorized or issued Capital Stock of Buyer Parent, except for any such increase which (A) is on arms-length terms and (B) does not result in any Person other than the Major Shareholders together or individually, directly or indirectly, holding or acquiring beneficial ownership of more than 50% of the voting securities of Buyer Parent then issued and outstanding, (x) create or issue any new class of Capital Stock of Buyer Parent or any of its Subsidiaries, (y) create or issue any option, right or other security over the unissued Capital Stock of Buyer Parent or any of its Subsidiaries or convertible, exchangeable or redeemable into or for Capital Stock of Buyer Parent or any of its Subsidiaries or (z) issue or sell any treasury shares of Buyer;

(f) reduce or (except for issuances of new shares pursuant to an increase in issued Capital Stock pursuant to clause (e)) alter the authorized or issued Capital Stock of Buyer Parent or any of its Subsidiaries, including any subdivision, combination, split, reclassification, redemption, purchase or cancellation of any Capital Stock or variation of any rights attaching to any Capital Stock of Buyer Parent or any of its Subsidiaries;

(g) materially change the nature and/or scope of Buyer Parent’s and its Subsidiaries’ business, taken as a whole, as conducted on the date of this Agreement;

(h) enter into any Affiliate Transaction; or

(i) agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (a) through (h) above.

Section 5.3 Access to Information; Confidentiality; Cooperation.

(a) Without limiting the provisions of Section 5.3(b), Seller shall use its commercially reasonable efforts to provide to Buyer within thirty (30) days after the date of this Agreement, copies of (i) the IMBs, (ii) the Real Property Leases and (iii) the designs and as-built drawings (if and to the extent available), in each case, relating to the Designated Towers or the Pool Towers; provided that (i) Seller’s failure to provide the foregoing (whether before or after such period) shall not (x) constitute a breach by Seller of this Agreement, (y) constitute a basis on which Buyer Parent or Buyer may claim that any of the conditions to their respective obligations to consummate the Closing set forth in Section 6.3 are not satisfied or (z) be taken or deemed to mean that Seller is in breach of (A) any of the Specific Tower Representations with respect to any Designated Tower for which the foregoing is not provided or (B) any other representation, warranty, covenant or agreement set forth in this Agreement; provided that, subject to Seller’s cure rights set forth in Section 5.9 and Section 5.10, Seller’s failure to provide to Buyer a copy of an IMB in respect of a Designated Tower on or prior to the Closing shall be prima facie (but not conclusive) evidence that Seller was in breach of the Specific Tower Representation set forth in Section 3.6(b) with respect to that Designated Tower as of the Closing. If Seller has not provided to Buyer as-built drawings with respect to any of the Designated Towers or the Pool Towers prior to the expiry of such period, Buyer or its Representatives shall be entitled (upon reasonable prior notice to Seller and, unless otherwise agreed in writing by Seller, accompanied by one of Seller’s Representatives) to access the sites on which such Designated Towers or such Pool Towers are located (subject to the terms of access under the applicable Real Property Leases) solely to prepare, at Buyer’s cost, as-built plans for such Designated Towers; provided, that any such access shall be conducted in such a manner as not to interfere with the operation of Seller’s businesses (whether relating to the Designated Towers or otherwise). Notwithstanding the foregoing, Seller (i) shall not be required to disclose to Buyer or its Representatives any information that would violate applicable Law or result in a breach of attorney-client or similar privilege and (ii) shall be entitled to redact (x) any information the disclosure of which would violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Seller is a party and (y) such portions of such books and records that do not directly relate to the Purchased Assets, the Pool Tower Assets or the Assumed Liabilities relating thereto.

(b) Without limiting the provisions of Section 5.3(a), from the date hereof until the Closing (with respect to the Purchased Assets and the Pool Tower Assets) and from the Tower Swap Exercise Date until the Tower Swap Date (with respect to the Swapped-in Towers and the Swapped-in Tower Assets), Seller shall permit Buyer and its Representatives, upon reasonable prior notice from Buyer to Seller, to have reasonable access during normal business hours to (i) the Books and Records with respect thereto and (ii) subject to clause (y) of the proviso below, the other books and records of Seller to the extent directly relating to the Purchased Assets and the Pool Tower Assets; provided, that any such access shall be conducted in such a manner as not to interfere with the operation of Seller’s businesses (whether relating to the Designated Towers, the Pool Towers, the Swapped-in Towers or otherwise). Notwithstanding the foregoing, Seller (x) shall not be required to disclose to Buyer or its Representatives any information that would violate applicable Law or result in a breach of attorney-client or similar privilege and (y) shall be entitled to redact (A) any information the disclosure of which would violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Seller is a party and (B) such portions of such books and records that do not directly relate to the Purchased Assets, the Pool Tower Assets or the Assumed Liabilities relating thereto.

(c) From the date hereof until the Closing, each of Buyer Parent and Buyer shall permit Seller and its Representatives, upon reasonable prior notice from Seller to Buyer Parent or Buyer, to have reasonable access during normal business hours to its and its Subsidiaries’ books and records; provided, that any such access shall be conducted in such a manner as not to interfere with the operation of Buyer Parent’s or Buyer’s business. Notwithstanding the foregoing, each of Buyer Parent, Buyer and their respective Subsidiaries

(i) shall not be required to disclose to Seller any information that would violate applicable Law or result in a breach of attorney-client or similar privilege and (ii) shall be entitled to redact (x) any information (A) the disclosure of which would violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Buyer Parent, Buyer or any such Subsidiary is a party or (B) that is commercially sensitive information contained in a Contract or arrangement between Buyer Parent, Buyer or any Subsidiary on the one hand, and a Competitor on the other hand. From the date hereof until the Closing, promptly and otherwise within five (5) business days after Seller’s request therefor and in any event prior to the Closing, provide to Seller such updates as to the status of Buyer Parent’s and Buyer’s financing for the Transactions (but without any obligation on Buyer Parent or Buyer to provide to Seller copies of any financing documents between Buyer Parent, Buyer and their respective lenders with respect thereto).

(d) All information disclosed to a Party pursuant to this Agreement (including this Agreement itself, all information provided by Seller pursuant to Section 5.3(a) and all information disclosed following the Closing) has been and shall be provided to and held by it as Confidential Information (as defined in the Confidentiality Agreement) and shall be subject to the Confidentiality Agreement; provided that, with effect from the Closing (with respect to the Purchased Assets) and the Tower Swap Closing (with respect to the Swapped-in Tower Assets), all information included in the Books and Records relating to the Purchased Assets or the Swapped-in Tower Assets, as applicable, shall become the property of Buyer and shall be treated for the purposes of the Confidentiality Agreement as “Confidential Information” disclosed by Buyer (it being understood that for the purposes of clause (b) of the second paragraph of the Confidentiality Agreement, Seller shall be entitled to use such Confidential Information for any of the purposes set forth in Section 5.3(e) hereof); and provided, further, that with effect from the Tower Return Closing (with respect to the Returned Tower Assets) and the Tower Swap Closing (with respect of the Swapped-out Tower Assets) all information included in the Books and Records relating to the applicable Returned Tower Assets or Swapped-out Tower Assets, as applicable, shall become the property of Seller and shall be treated for the purposes of the Transaction Documents as Confidential Information disclosed by Seller. Subject to the foregoing, each Party shall, and shall cause its Representatives to, (i) treat as Confidential Information all of the information provided to it, its Affiliates and its Representatives pursuant to this Agreement and (ii) not disclose or use such information except as expressly permitted by the Confidentiality Agreement. The Parties agree that the Confidentiality Agreement is hereby amended to survive the Closing and continue in full force and effect for a period of two (2) years thereafter. Buyer undertakes to comply, and Buyer Parent undertakes to procure that Buyer complies, with the terms of the Confidentiality Agreement as if it were an original party thereto on and from the date thereof.

(e) Following the Closing, for so long as such information is retained by Buyer Parent or Buyer (which shall be for a period of at least ten (10) years following the Closing or, in the case of books, records and personnel relating to the Swapped-in Tower Assets, a period of ten (10) years following the Tower Swap Closing), each of Buyer Parent and Buyer shall permit (and shall cause its respective Subsidiaries to permit) Seller and its Representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Buyer Parent or Buyer, to the books, records and personnel relating to the Purchased Assets, the Swapped-in Tower Assets and Assumed Liabilities relating thereto (including the Books and Records relating thereto), to the extent that such access may be reasonably required in connection with (i) any breach of the Specific Tower Representations or actions taken or proposed to by taken by Seller or its Representatives to cure any such breach or the effect thereof, (ii) the preparation of Seller’s or its Affiliates’ accounting records or financial statements or in connection with any audits of Seller or its Affiliates, (iii) any Claim relating to the Purchased Assets or the Swapped-in Tower Assets, (iv) any regulatory filing or matter, (v) any Designated Tower which may become a Returned Tower under the provisions of Section 5.10 or a Swapped-out Tower under the provisions of Section 5.11, in each case, for the purposes of any Seller’s Audit Determination with respect thereto or (vi) any other valid legal or business purpose of Seller. Each of Buyer Parent and Buyer shall, and shall cause its respective Subsidiaries to, maintain such books and records in an easily accessible format and at accessible locations. Notwithstanding the foregoing, (x) neither Buyer Parent nor Buyer nor their respective Subsidiaries need disclose to Seller any information which would violate applicable Law or result in a breach of attorney-client or similar privilege, and (y) each of Buyer Parent, Buyer and any such Subsidiary may redact (A) any information the disclosure of which would violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Buyer Parent or Buyer is a party and (B) such portions of such books and records that do not directly relate to the Purchased Assets, the Swapped-in Tower Assets or the Assumed Liabilities relating thereto.

(f) Following the Closing, in the case of any books and records of Seller or Contracts that relate to the Purchased Assets or the Swapped-in Tower Assets but do not constitute Books and Records with respect to the Purchased Assets or the Swapped-in Tower Assets, as applicable, Seller shall (x) retain such books and records or Contracts (including any originals of such Contracts to the extent such originals are in Seller’s possession as of the Closing) for a period of not less than the term of the applicable Assumed Contract and (y) upon Seller’s receipt of reasonable prior notice, make such originals available to Buyer in connection with the investigation and defense of any third party Claim relating to the Purchased Assets or the Swapped-in Tower Assets, as applicable, that is brought against Buyer or any of its Affiliates at any time after the Closing or the Tower Swap Closing, as applicable. Notwithstanding the foregoing, Seller (i) shall not be required to disclose to Buyer or its Representatives any information that would violate applicable Law or result in a breach of attorney-client or similar privilege and (ii) shall be entitled to redact (x) such portions of such books and records or Contracts that do not directly relate to the Purchased Assets.

(g) Each of Buyer Parent and Buyer shall, and shall instruct their respective Representatives and their Subsidiaries’ Representatives to, at the request of Seller, cooperate with Seller as may be reasonably required in connection with the investigation and defense of any third party Claim relating to the Purchased Assets or the Swapped-in Tower Assets that is brought against Seller or any of its Affiliates at any time after the Closing (in the case of the Purchased Assets) or the Tower Swap Closing (in the case of the Swapped-in Tower Assets). Except to the extent set forth in Article VIII, Seller shall reimburse Buyer Parent and Buyer for their respective reasonable out-of-pocket expenses incurred in connection with such cooperation.

(h) Seller shall, and shall instruct its Representatives and its Subsidiaries’ Representatives to, at the request of Buyer Parent or Buyer, cooperate with Buyer Parent or Buyer as may be reasonably required in connection with the investigation and defense of any third party Claim relating to the Returned Tower Assets or the Swapped-out Tower Assets that is brought against Buyer Parent, Buyer or any of their respective Affiliates at any time after the Tower Return Closing (in the case of the Returned Tower Assets) or the Tower Swap Closing (in the case of the Swapped-out Tower Assets). Except to the extent set forth in Article VIII, Buyer Parent and Buyer shall reimburse Seller for its reasonable out-of-pocket expenses incurred in connection with such cooperation.

(i) Seller shall have the right to retain one copy of the Books and Records with respect to the Purchased Assets and/or the Swapped-in Tower Assets for any valid legal or business purpose of Seller. Buyer shall have the right to retain one copy of the Books and Records with respect to any Returned Tower Assets and/or any Swapped-out Tower Assets for any valid legal or business purpose of Buyer.

Section 5.4 Appropriate Action; Consents; Filings.

(a) Each Party shall, as soon as reasonably practicable, use commercially reasonable efforts and cooperate with the other Party to obtain, or cause to be obtained, prior to the Closing (with respect to the Purchased Assets), the applicable Tower Return Date (with respect to any Returned Tower Assets) or the Tower Swap Date (with respect to any Swapped-in Tower Assets and Swapped-out Tower Assets), as applicable, (i) all Required Governmental Approvals of such Party, (ii) each consent, substitution or approval of any third party required to assign (including to sever, partially assign and novate as contemplated by Section 5.4(d) below) any User Master Lease Agreement or User Site Lease Agreement in connection with the Transactions (each such item in this clause (ii), a “User Consent”), and (iii) any other consent, substitution or approval (other than Landlord Consents) of any other third party required to assign or transfer (x) to Buyer any other Purchased Asset, any other Swapped-in Tower Asset or any Non-Transferable Item relating thereto or (y) to Seller any other Returned Tower Asset or any other Swapped-out Tower Asset or, in any such case, to otherwise to consummate the Transactions (each such item in this clause (iii), but excluding for the avoidance of doubt, any User Consent or any Landlord Consent, an “Other Required Consent”). All such Required Governmental Approvals and other consents, substitutions and approvals that have been obtained by either Party shall be in writing and executed counterparts thereof shall be delivered to the other Party at or prior to the Closing (with respect to the Purchased Assets), the applicable Tower Return Date (with respect to any Returned Tower Assets) or the Tower Swap Date (with respect to any Swapped-in Tower Assets and Swapped-out Tower Assets), as applicable. For the avoidance of doubt, and notwithstanding any other provision of this Agreement to the contrary, Buyer Parent and Buyer each acknowledge that Seller has no obligation to (and makes no representation or warranty that it will) obtain or seek to obtain any Landlord Consents prior to or after the Closing (except for Seller’s obligation to cooperate with Buyer Parent and Buyer after the Closing to the extent set forth in Section 5.4(b)).

(b) After the Closing, (i) each of Buyer Parent and Buyer shall use commercially reasonable efforts to obtain, at its cost, not later than the first anniversary of Closing each consent, substitution or approval of any third party which is required to transfer any Real Property Lease in connection with the Transactions (each such item, a “Landlord Consent”) where such Landlord Consent has not been obtained as of the Closing, (ii) Seller shall use its commercially reasonable efforts to introduce Buyer’s Representatives to the counterparty to each Real Property Lease and other site personnel as part of an orderly hand-over process and

(iii) Seller shall cooperate with Buyer Parent and Buyer in connection with the obtaining of such Landlord Consents; provided, that Buyer Parent and Buyer shall reimburse to Seller any out-of-pocket costs incurred by Seller in connection with clause (iii) hereof (but not, for the avoidance of doubt, clause (ii) hereof) and Seller shall not be obliged to incur any costs in connection therewith. The Parties shall work together to obtain any remaining Other Required Consents.

(c) Without limiting the condition to Buyer exercising its Tower Return Option or Tower Swap Option with respect to a Designated Tower or a Swapped-in Tower set forth in Section 5.13(c)(iii), each of Buyer Parent and Buyer shall use its reasonable efforts to procure that each Landlord Consent with respect to such Designated Tower permits (without any requirement to obtain any subsequent consent or approval) the re-transfer to Seller of the applicable Real Property Lease and such Designated Tower and the Purchased Assets relating thereto.

(d) Unless the Parties otherwise agree in writing, each User Consent or Other Required Consent that relates to (x) Designated Towers or Swapped-in Towers as well as Retained Towers or (y) Returned Towers or Swapped-out Towers as well as Buyer Retained Towers, shall be sought on the basis that (A) such Contract will be amended, modified or replaced so as to effectively sever the Contract into an agreement on substantially the same terms and conditions for the benefit of Buyer (with respect to the Designated Towers or the Swapped-in Towers, as applicable) or Seller (with respect to the Returned Towers or Swapped-out Towers), as applicable, on one hand, and an agreement for the benefit of Seller (with respect to the Retained Towers) or Buyer (with respect to the Buyer Retained Towers), as applicable, on the other, and (B) such severed agreements will, taken together, provide the counterparty to such Contract with substantially the same rights and benefits (including, in the case of any User Master Lease Agreement or User Site Lease Agreement, with respect to any volume discounts) as were provided to such counterparty under the original Contract immediately prior to such severance.

(e) Without limiting Section 5.4(a), each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Transactions as promptly as practicable, including to: (i) obtain from any relevant Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by it or any of its Affiliates to consummate the Transactions and (B) to avoid or have withdrawn any action or proceeding by any Governmental Entity in connection with the authorization, execution, delivery and performance by it of this Agreement and the other Transaction Documents and to permit the consummation of the Transactions to occur as soon as reasonably possible and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement or any other Transaction Document required under applicable Law or the rules and regulations of any relevant Governmental Entity. The Parties shall cooperate with each other in connection with the making of all filings and submissions referenced in the preceding sentence, including providing copies of all such documents to the non-filing Party and its Representatives prior to filing. Each Party shall have the right to review in advance and, to the extent practicable, each Party shall consult the others on, all the information relating to such Party, as the case may be, that appears in any filing made with, or written materials submitted to any Governmental Entity in connection with the

Transactions; provided, that each Party may, as each deems reasonably advisable and necessary, redact any information from such documents shared with another Party or its Representatives that is competitively sensitive information or not pertinent to the subject matter of the filing or submission.

(f) Without in any way limiting Buyer’s assumption of the Assumed Liabilities with respect to the Purchased Assets at the Closing or Buyer’s assumption of the Assumed Liabilities with respect to the Swapped-in Tower Assets at the Tower Swap Closing, in each case, pursuant to this Agreement, each Party shall, both prior to and following the Closing and the Tower Swap Closing, use commercially reasonable efforts to procure the full and unconditional release and discharge of Seller and its Affiliates by all third parties from all Liabilities (whether direct, secondary or contingent) with respect to all such Assumed Liabilities as of the Closing or the Tower Swap Closing (as applicable). For the purposes of this Section 5.4(f), Buyer Parent shall offer substitute corporate guarantees and security and take such other action reasonably required to procure such full and unconditional release and discharge.

(g) Without in any way limiting Seller’s assumption of the Assumed Liabilities with respect to the Returned Tower Assets at the Tower Return Closing or Seller’s assumption of the Assumed Liabilities with respect to the Swapped-out Tower Assets at the Tower Swap Closing, in each case, pursuant to this Agreement, each Party shall, both prior to and following the Tower Return Closing and the Tower Swap Closing, use commercially reasonable efforts to procure the full and unconditional release and discharge of Buyer and its Affiliates by all third parties from all Liabilities (whether direct, secondary or contingent) with respect to all such Assumed Liabilities as of the Tower Return Closing or the Tower Swap Closing (as applicable). For the purposes of this Section 5.4(g), Seller shall offer to enter into the Assumed Contracts with respect thereto as a principal obligor as a substitute for any corporate guarantees or security provided by Buyer or its Affiliates and take such other action reasonably required to procure such full and unconditional release and discharge.

(h) Each Party shall use commercially reasonable efforts and cooperate with the other Party to satisfy, as soon as reasonably practicable after the date of this Agreement, the condition set forth in Section 6.2(h).

(i) Seller shall use commercially reasonable efforts to satisfy, as soon as reasonably practicable after the date of this Agreement, the condition set forth in Section 6.2(g).

(j) Buyer Parent and Buyer shall use commercially reasonable efforts to satisfy, as soon as reasonably practicable after the date of this Agreement, the condition set forth in Section 6.3(f).

Section 5.5 Non-Transferable Items.

(a) Nothing in this Agreement or any other Transaction Document shall be construed as an attempt or agreement to assign or transfer (i) to Buyer any Purchased Asset or Swapped-in Tower Asset (including any Designated Tower, Swapped-in Tower, Assumed Contract, Specified Tower Permit or Real Property Right with respect thereto) or (ii) to Seller any Returned Tower Asset or Swapped-out Tower Asset (including any Returned Tower,

Swapped-out Tower, Assumed Contract, Specified Tower Permit or Real Property Right with respect thereto), which by Contract or by Law is not assignable or transferable, as the case may be, to Buyer or Seller (as applicable), or is cancelable by a third party or Governmental Entity in the event of an assignment or transfer, without the written consent or approval of the applicable third party or Governmental Entity (each, a “Non-Transferable Item”), unless and until such consent or approval shall have been obtained.

(b) Except as provided in Section 5.6, but subject to the provisions of Section 5.5(a), pending receipt of any such consent or approval with respect to a Non-Transferable Item:

(i) Seller will use its reasonable best efforts to (A) provide Buyer with the substantial benefits of each Purchased Asset, Swapped-in Tower Asset or Specified Tower Permit which is a Non-Transferable Item, (B) enforce at Buyer’s request and cost, or allow Buyer to enforce at its cost, in each case, in a commercially reasonable and lawful manner, Seller’s rights under each Assumed Contract which is a Non-Transferable Item against the other party or parties thereto and (C) pay and remit to Buyer promptly all monies, rights and other considerations received in respect of such performance (subject only to Seller’s set-off or deduction of amounts properly owed by Buyer or any of its Affiliates), consistent with the provisions of Section 2.10 and Section 5.20;

(ii) Buyer shall (and Buyer Parent shall cause Buyer to) (x) accept the burdens and perform the obligations at its cost under any such instrument, Contract, Specified Tower Permit, lease or other arrangement constituting such Non-Transferable Item, (y) seek (as Seller’s contractor) all required consents or approvals, at Buyer’s cost, to transfer such Non-Transferable Item and (z) not incur any obligation on behalf of Seller with respect to such Non-Transferable Item without Seller’s prior written consent;

(iii) Buyer Parent and Buyer shall jointly and severally indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses suffered or incurred by the Seller Indemnified Parties (whether or not involving a third party claim) arising or resulting from (x) any actions (or omissions to act) of Seller or its Representatives taken at the direction of Buyer pursuant to this Section 5.5(b), (y) Buyer’s breach of any of the provisions of Section 5.5(b)(ii) or (z) the use and/or operation of the Non-Transferable Items for Buyer’s or its Affiliates’ benefit, subject in each case to, and without limiting the obligations of Seller under any applicable Seller Master Lease Agreement or Seller Site Lease Agreement; and

(iv) Seller and Buyer will cooperate to establish lawful arrangements reasonably satisfactory to the Parties and consistent with the terms of any applicable Site Management Agreement that will give effect to the foregoing, including performance by Buyer and Seller as agent for the other.

(c) With respect to each Real Property Right that is a Non-Transferable Item, Buyer Parent, Buyer and Seller shall execute:

(i) at the Closing, a Site Management Agreement with respect to each of the Real Property Rights relating to the Designated Towers which Real Property Rights are Non-Transferable Items as of the Closing; and

(ii) at the Tower Swap Closing, a Site Management Agreement with respect to each of the Real Property Rights relating to the Swapped-in Towers which Real Property Rights are Non-Transferable Items as of the Tower Swap Closing.

(d) Prior to the Closing (and whether or not any Designated Towers have been identified as Non-Transferable Items prior to the Closing), the Parties shall negotiate reasonably and in good faith to agree upon the terms of a modified Site Management Agreement with respect any Towers that are or become Non-Transferable Items, consistent with the provisions of this Section 5.5 and the key terms set forth in Schedule 5.5(d). If and to the extent that any of the Designated Towers or Swapped-in Towers are Non-Transferable Items:

(i) Buyer Parent, Buyer and Seller shall execute:

(1) at the Closing, a Site Management Agreement (modified as set forth in this clause (d)) with respect to each of the Designated Towers which are Non-Transferable Items as of the Closing; and

(2) at the Tower Swap Closing, a Site Management Agreement (modified as set forth in this clause (d)) with respect to each of the Swapped-in Towers which are Non-Transferable Items as of the Tower Swap Closing.

(e) Buyer shall (and Buyer Parent shall cause Buyer to) be solely responsible for, and shall solely bear, all risks of loss and damage (x) from the Closing, with respect to (A) each Designated Tower (if any) that is a Non-Transferable Item as of the Closing and (B) each Real Property Right which is a Non-Transferable Item as of the Closing and (y) from the Tower Swap Closing, with respect to (A) each Swapped-in Tower (if any) that is a Non-Transferable Item as of the Tower Swap Closing and (B) each Real Property Right which is a Non-Transferable Item as of the Tower Swap Closing; provided that from the Closing until such Designated Tower or such Real Property Right ceases to be a Non-Transferable Item, and from the Tower Swap Closing until such Swapped-in Tower or such Real Property Right ceases to be a Non-Transferable Item, Seller shall use its reasonable best efforts to (A) continue to maintain, at Buyer’s sole cost and expense, such insurance policies as Seller maintained (1) as of the Closing with respect to such Designated Tower or such Real Property Right or (2) as of the Tower Swap Closing with respect to such Swapped-in Tower or such Real Property Right, and (B) provide to Buyer the benefits of such policies (less any deductibles and costs of recovery thereunder) consistent with the provisions of Section 2.10 and Section 5.5(b); provided, further, in the case of clause (A) and (B) that (x) such arrangement is not prohibited by the terms of such insurance policies and (y) Buyer has paid to Seller in advance all premiums, costs or other expenses to be incurred by Seller or any of its Affiliates in connection with such insurance policies.

(f) No later than the fifteenth (15th) day of each calendar month to commence after the Closing until there are no remaining Designated Towers, Swapped-in Towers or Real

Property Rights which are Non-Transferable Items (each a “Transfer Date”), Buyer and Seller shall execute (i) with respect to each Designated Tower or Swapped-in Tower which ceased to be a Non-Transferable Item in the prior calendar month (x) a Deed of Sale confirming the transfer from Seller to Buyer of title to each such Designated Tower or Swapped-in Tower as of the relevant Transfer Date and (y) a Seller Site Lease Agreement with respect to each such Designated Tower or Swapped-in Tower and (ii) with respect to each Real Property Right which ceased to be a Non-Transferable Item in the prior calendar month an Assignment and Assumption Agreement confirming the assignment by Seller to Buyer of such Real Property Right as of the relevant Transfer Date. Upon execution of such Site Lease Agreement or such Assignment and Assumption Agreement, the Site Management Agreement executed with respect to such Designated Tower, Swapped-in Tower or Real Property Right, as applicable, shall be automatically terminated with immediate effect (without prejudice to any amounts owing or Liabilities accrued thereunder prior to the date of such termination).

(g) Notwithstanding anything else set forth in this Section 5.5 or any Site Management Agreement, (i) Seller shall not, in performing its obligations under this Section 5.5 or under any Site Management Agreement, be required to take any action (x) that would in Seller’s good faith judgment result in a violation of any obligation which Seller has to any third party or otherwise violate any applicable Law, (y) for which Buyer Parent or Buyer has not paid all related costs and expenses or (z) for which Buyer Parent and Buyer have not agreed to indemnify Seller as set forth in Section 5.5(b) and (ii) none of Buyer Parent, Buyer or any of their respective Representatives shall have (and Buyer Parent and Buyer shall cause each of them not to represent to any Person that it has) any power to represent or bind Seller (or to enter into any Contract or incur any Liability on Seller’s behalf) in any way in connection with any Non-Transferable Item or Purchased Asset relating thereto or for any other purpose.

(h) In the event that a counterparty to a Real Property Lease included in the Purchased Assets or the Swapped-in Tower Assets gives written notice after the Closing (with respect to the Purchased Assets) or the Tower Swap Closing (with respect to the Swapped-in Tower Assets) claiming to the effect that the transfer of any of the Purchased Assets or the transfer of legal title to a Designated Tower as of the Closing or the Tower Swap Closing, as applicable, is a breach of, or a default under, such Real Property Lease that gives rise (or if not cured would give rise) to a right on the part of the counterparty to terminate the applicable Real Property Lease (a “Lease Default Notice”) (i) the Party who receives such Lease Default Notice shall deliver a copy of such Lease Default Notice to the other Parties as soon as practicable thereafter and (ii) unless the Parties otherwise agree in writing within twenty (20) days after receipt of such Lease Default Notice, the legal title to such Designated Tower or Swapped-in Tower, as applicable, shall upon the expiry of such twenty (20) day period, automatically be retransferred to Seller and the provisions of this Section 5.5 shall thereafter apply to such Designated Tower or Swapped-in Tower, as applicable (as if it had been a Non-Transferable Item as of the Closing or the Tower Swap Closing, as applicable) until any necessary Landlord Consents with respect thereto have been obtained. In such circumstances, and unless otherwise agreed in writing by the Parties, the Parties shall, upon the re-transfer of such legal title, (A) enter into a new Site Management Agreement with respect to such Designated Tower or Swapped-in Tower (as applicable) on terms having the substance and effect set forth in Section 5.5(d) or (B) if agreed by the Parties, amend the existing Site Management Agreement applicable to the Real Property Lease relating to such Designated Tower or Swapped-in Tower to include such terms. The provisions of this Section 5.5(h) shall be without prejudice to, and shall not affect or limit in any way, the provisions of Section 8.2(b)(v).

(i) If a Lease Default Notice is received with respect to a Designated Tower, a Swapped-in Tower or a Real Property Right relating thereto, Seller shall have the right (the “Tower Call Option”), exercisable at any time during the sixty (60) day period (such period, the “Tower Call Option Period”) commencing upon the expiry of the twenty (20) day period referred to in Section 5.5(h), to require Buyer to re-transfer to Seller the applicable Designated Tower or Swapped-in Tower and the Returned Tower Assets relating thereto, in exchange for Seller paying to Buyer the Returned Tower Purchase Price. If Seller wishes to exercise the Tower Call Option, it shall deliver to Buyer written notice (a “Tower Call Notice”) during the Tower Call Option Period, signed by an authorized officer of Seller, setting forth such Designated Towers or Swapped-in Towers in respect of which Seller elects to exercise the Tower Call Option (including the location and site ID of each such Tower). If Seller duly exercises the Tower Call Option, each Designated Tower and Swapped-in Tower listed in the Tower Call Notice shall constitute a Returned Tower for the purposes of the provisions of Section 5.10(k) – (u) (inclusive), such provisions shall apply mutatis mutandis to the closing of the Tower Call Option (as if such provisions were set forth in full herein) and Buyer Parent shall cause Buyer to comply with its obligations under the foregoing; provided, that each reference in Section 5.10 to the “Tower Return Notice” shall be taken to be a reference to the Tower Call Notice.

(j) Buyer Parent and Buyer acknowledge and agree that (i) nothing in any Site Management Agreement shall, or is intended, or will be construed in any way to (x) limit or decrease any of the rights, obligations or liabilities of Buyer Parent or Buyer from those contained in this Agreement, the Seller Master Lease Agreement and the Seller Site Lease Agreements or (y) limit or affect Buyer’s assumption of the Assumed Liabilities pursuant to this Agreement or the Buyer Parties’ obligations hereunder to indemnify Seller with respect thereto, (ii) such obligations and liabilities contained in this Agreement, the Seller Master Lease Agreement and the Seller Site Lease Agreements shall survive execution of any Site Management Agreement and shall continue in full force and effect in accordance with the terms of this Agreement, the Seller Master Lease Agreement and the Seller Site Lease Agreements and (iii) in the event of any conflict between any Site Management Agreement and this Agreement, the Seller Master Lease Agreement or a Seller Site Lease Agreement, the provisions of this Agreement, the Seller Master Lease Agreement or the Seller Site Lease Agreement, as applicable, will control. Subject to the foregoing, the Parties further agree that each Site Management Agreement and this Agreement shall constitute the entire agreement of the Parties, and supersede all prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter of each such Site Management Agreement.

Section 5.6 Specified Tower Permits in Seller’s Name. Without limiting the provisions of Section 5.5, with effect from the Closing (with respect to the Designated Towers) and the Tower Swap Closing (with respect to the Swapped-in Towers), as applicable, (i) Buyer shall (and Buyer Parent shall cause Buyer to) assume any and all liabilities of Seller relating to any and all Specified Tower Permits with respect to the Designated Towers or the Swapped-in Towers, as applicable (including any Neighborhood Permit or Tower Construction Permit with respect thereto) which are registered in Seller’s name and (ii) Buyer Parent and Buyer shall jointly and severally indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses suffered or incurred by the Seller Indemnified Parties (whether or not involving a third party claim) arising in connection with such Specified Tower Permits with respect to the period after the Closing.

Section 5.7 Certain Limitations. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, no Party nor its Representatives shall be required to (i) except as provided in Section 5.4, Section 5.5 or Section 5.6, agree to pay any consideration to any Person (other than usual filing fees) or to reimburse another Party for any costs or expenses of the other Party incurred in connection with Section 5.4, Section 5.5 or Section 5.6, (ii) divest or hold separate or otherwise take or commit to take any action that affects its freedom of action with respect to, or its ability to retain, any of its business, products, services, properties or assets or agree to limit its future activities, method or place of doing business, (iii) commence any litigation against any Person in order to facilitate the consummation of any the Transactions or (iv) except as expressly set forth in this Agreement or the other Transaction Documents, defend against any litigation brought by any Governmental Entity or third party seeking to prevent the consummation of, or impose limitations on, any of the Transactions. Except as otherwise set forth herein, each of the Parties shall bear its own costs and expenses in connection with its performance under Section 5.4, Section 5.5 and Section 5.6.

Section 5.8 Specific Tower Representations; Excess Equipment: Audit; Compliance Notice.

(a) After the Closing, Buyer shall carry out at its own cost an audit of (i) Seller’s compliance as of the Closing with the Specific Tower Representations and (ii) the extent of any Excess Equipment installed on the Designated Towers as of the Closing (the “Excess Equipment Assessment”), in each case in accordance with this Section 5.8.

(b) After the Closing but not later than forty five (45) days after the Closing (the “First Compliance Notice Cut-Off Date”), Buyer shall deliver written notice to Seller (the “First Compliance Notice”) setting forth (i) any breach of the Co-Location Representation claimed by Buyer and (ii) any other breaches of the Specific Tower Representations which Buyer elects to include in the First Compliance Notice.

(c) After the Closing but not later than one hundred and eighty (180) days after the Closing (the “Second Compliance Notice Cut-Off Date”), Buyer shall deliver written notice to Seller (the “Second Compliance Notice”) setting forth (i) each breach of the Specific Tower Representations (other than a breach of the Co-Location Representation or a breach of the other Specific Tower Representations which was the subject of a written notice under Section 5.8(b)) and (ii) Buyer’s Excess Equipment Assessment.

(d) The First Compliance Notice and the Second Compliance Notice (each a “Compliance Notice”) shall contain reasonable details of (i) the breach of the Specific Tower Representations and/or (ii) the Excess Equipment claimed, as applicable, including (x) reasonable details describing the nature of such breach or such Excess Equipment (including identifying (A) the Designated Towers on which the number of sectoral antennae or microwaves installed as of the Closing is less than or greater than the number of sectoral antennae and microwaves set forth with respect to the applicable Designated Tower in Schedule 1.1(d) of the

Seller’s Disclosure Schedules), as applicable, (y) in the case of a claimed breach of the Specific Tower Representations, the specific Designated Tower or Designated Towers to which Buyer claims such breach applies and (z) in the case of a claimed breach of the Co-Location Representation, Buyer’s determination of (A) the amount by which the Aggregate Closing Contracted Revenues are less than the Aggregate Represented Contracted Revenues (such amount set forth in the First Compliance Notice or as otherwise agreed in writing by Seller and Buyer or determined in accordance with Section 5.8(h), the “Co-Location Revenue Deficiency”) and (B) the Aggregate Closing Contracted Revenues attributable to each of the Designated Towers on an individual basis.

(e) Buyer shall be deemed to have waived a Specific Tower Representation with respect to any matter, fact or circumstance constituting a breach of such Specific Tower Representation if it does not give notice thereof in a duly delivered Compliance Notice on or prior to the due date for notification thereof set forth in Section 5.8(b) or Section 5.8(c), as applicable (such date, the “Applicable Compliance Notice Cut-Off Date”). Buyer shall be deemed to have accepted any Excess Equipment and waived its rights under Section 5.12 with respect thereto if it does not give notice thereof in a duly delivered Compliance Notice on or prior to the Second Compliance Notice Cut-Off Date. Unless otherwise agreed in writing by Seller, Buyer may not deliver more than two (2) Compliance Notices. For the avoidance of doubt, Buyer shall be entitled to assert a breach of the Specific Tower Representations or assert that Excess Equipment was installed on the Designated Towers as of the Closing whether or not the asserted breach was within Buyer’s Knowledge as of the Closing.

(f) At any time after Buyer delivers a Compliance Notice and during the Compliance Notice Review Period, Buyer Parent and Buyer shall, and shall instruct their respective Representatives to, at the request of Seller, (i) provide to Seller and its Representatives such information as Seller may reasonably request in writing pursuant to Section 5.3(e) with respect to each claimed breach of the Specific Tower Representations or the Excess Equipment Assessment set forth in such Compliance Notice, including copies of any and all reports and work papers prepared by Buyer or its Representatives in connection with the audit referred to in Section 5.8(a) to the extent they relate to the claimed breach or the Excess Equipment Assessment and (ii) otherwise cooperate with Seller and its Representatives as may reasonably be requested by Seller in connection with Seller’s determination of whether it agrees or disagrees with Buyer’s claimed breach of the Specific Tower Representations or the Excess Equipment Assessment set forth in such Compliance Notice. Notwithstanding the foregoing, (x) neither Buyer Parent nor Buyer nor their respective Subsidiaries need disclose to Seller any information which would violate applicable Law or result in a breach of attorney-client or similar privilege, and (y) each of Buyer Parent, Buyer and any such Subsidiary may redact (A) any information the disclosure of which would violate any confidentiality or nondisclosure agreement or similar agreement or arrangement to which Buyer Parent or Buyer is a party and (B) such portions of such reports and work papers that do not directly relate to the Purchased Assets or the Assumed Liabilities relating thereto.

(g) If Seller has any objections or challenges to any claimed breach of the Specific Tower Representations or the Excess Equipment Assessment set forth in a Compliance Notice (including, in the case of the Co-Location Representation, Buyer’s determination of the Co-Location Revenue Deficiency), Seller shall deliver to Buyer a written notice of dispute (a

“Compliance Disagreement Notice”) on or prior to the date which is (i) in the case of a claimed breach of the Co-Location Representation or an Excess Equipment Assessment set forth in a duly delivered Compliance Notice, ten (10) business days after Seller’s receipt of such Compliance Notice and (ii) in the case of any other matter set forth in a Compliance Notice, sixty (60) days after Seller’s receipt of the applicable Compliance Notice (such period referred to in clause (i) or (ii), as applicable, the “Compliance Notice Review Period”). A Compliance Disagreement Notice shall specify, to the extent reasonably practicable, the nature of Seller’s objections or challenges and the claimed breaches of the Specific Tower Representations or the Excess Equipment Assessment as to which Seller disagrees.

(h) If Seller shall deliver to Buyer within such Compliance Notice Review Period a Compliance Disagreement Notice with respect to a claimed breach of the Specific Tower Representations or an Excess Equipment Assessment set forth in such Compliance Notice, the BOD Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the disagreement by way of good faith negotiation. If, for any reason, such disagreement is not resolved within fifteen (15) days after Seller delivers the applicable Compliance Disagreement Notice, the BOC Representatives of each of Buyer Parent and Seller shall meet to resolve the dispute by way of good faith negotiation. If, for any reason, such disagreement is not resolved within thirty (30) days after Seller delivers the applicable Compliance Disagreement Notice, the provisions of Section 9.7 shall apply to the resolution of such dispute. If Seller does not deliver to Buyer a Compliance Disagreement Notice with respect to one or more claimed breaches of the Specific Tower Representations or an Excess Equipment Assessment set forth in a Compliance Notice prior to the expiry of the applicable Compliance Notice Review Period, Seller shall be deemed to have accepted such claimed breach or breaches of the Specific Tower Representations or Excess Equipment Assessment as set forth in the Compliance Notice.

(i) The provisions of Section 5.8(f) through Section 5.8(h) (inclusive) shall apply to each Compliance Notice duly delivered by Buyer to Seller pursuant to the terms hereof.

Section 5.9 Specific Tower Representations; Excess Equipment: Seller’s Right to Cure.

(a) If Seller wishes to seek to cure any actual or claimed breach of a Specific Tower Representation (other than the Co-Location Representation) or to remove, relocate or rationalize Excess Equipment at any time (i) after the Closing and (ii) prior to (A) Seller’s Cure Period set forth in Section 5.10(b) (with respect to a claimed breach of the Specific Tower Representations other than the Co-Location Representation) or (B) the expiry of the ninety (90) day period set forth in Section 5.12(a) (with respect to an Excess Equipment Assessment), as applicable, Seller shall be entitled, at its election, to deliver to Buyer written notice (a “Cure Notice”) that Seller wishes to seek to cure any actual or claimed breach of a Specific Tower Representation or to remove, relocate or rationalize Excess Equipment setting forth (i) the applicable Designated Towers to which the Cure Notice relates and (ii) reasonable detail regarding the steps Seller proposes to take to (A) seek to cure the actual or claimed breach of the Specific Tower Representation or (B) remove, relocate or rationalize Excess Equipment (whether or not Seller has received from Buyer a Compliance Notice, or delivered to Buyer a Compliance Disagreement Notice, with respect thereto); provided that (i) neither Seller’s delivery of a Cure Notice, nor Seller’s commencement of actions to cure a claimed breach of a Specific Tower

Representation or to remove, relocate or rationalize Excess Equipment, shall constitute an admission by Seller that a Specific Tower Representation has been breached or that Excess Equipment was installed on the Designated Towers as of the Closing and (ii) at no time shall Seller have any obligation to (x) cure a breach of a Specific Tower Representation (whether or not Seller delivers a Cure Notice with respect to, or commences actions to remedy, a claimed breach of a Specific Tower Representation), it being acknowledged that Buyer’s sole and exclusive remedy for any breach of the Specific Tower Representations shall be limited as set forth in Section 8.4(b) or (y) remove, relocate, rationalize or pay for Excess Equipment, except as specifically set forth in Section 5.12.

(b) Buyer Parent and Buyer shall, and shall instruct their respective Representatives to, at the request of Seller, cooperate with Seller and its Representatives as may reasonably be requested by Seller in connection with Seller’s cure of any breach of a Specific Tower Representation or Seller’s removal, relocation or rationalization of Excess Equipment. Such cooperation shall include (i) providing to Seller and its Representatives such information as Seller may reasonably request pursuant to Section 5.3(e), including copies of any and all applicable reports and work papers prepared by Buyer or its Representatives in connection with the audit referred to in Section 5.8(a), (ii) providing to Seller and its Representatives such access to the relevant Designated Tower as Seller may reasonably require (subject to any restrictions on access set forth in the applicable Real Property Lease) to cure the relevant breach, including (in consultation with Buyer) access to conduct strengthening and other works (at Seller’s cost) to cure any Material Structural Deficiency or to remove, relocate or otherwise rationalize Excess Equipment and (iii) making Representatives of Buyer available upon reasonable notice to participate in any meetings between Seller or its Representatives and any applicable Governmental Entity or counterparty to a Real Property Lease in connection with Seller’s cure of any such breach of a Specific Tower Representation.

(c) Seller shall be responsible for all costs incurred by it in connection with the cure of any breach of the Specific Tower Representations or Seller’s removal, relocation or rationalization of any Excess Equipment.

Section 5.10 Specific Tower Representations: Seller Cure Period; Buyer Cure Period; Remedy for Breach.

(a) If prior to the Applicable Compliance Notice Cut-Off Date, Buyer duly delivers pursuant to Section 5.8(b) or Section 5.8(c) a valid Compliance Notice with respect to one or more claimed breaches of a Specific Tower Representation (other than the Co-Location Representation), Seller may elect to seek to cure such breach by delivering to Buyer a Cure Notice on or prior to the later of (i) the last day of the applicable Compliance Notice Review Period and (ii) subject to the provisions of Section 5.10(f), the date which is thirty (30) days after the date on which any and all disputes regarding any of the claimed breaches of the Specific Tower Representations (other than the Co-Location Representation) set forth in such Compliance Notice have been finally resolved in accordance with Section 5.8(h) (such date in clause (i) or (ii), as applicable, “Seller’s Cure Notice Cut-Off Date”). Seller’s cure rights set forth in this Section 5.10(a) and Section 5.10(b) are in addition to Seller’s rights set forth in Section 5.9 to seek to cure an actual or claimed breach of the Specific Tower Representations prior to the commencement of Seller’s Cure Period, and Seller may give one or more Cure Notices prior to Seller’s Cure Notice Cut-Off Date.

(b) If Seller delivers a Cure Notice prior to Seller’s Cure Notice Cut-Off Date with respect to one or more breaches of the Specific Tower Representations (other than the Co-Location Representation) set forth in a Compliance Notice or an Excess Equipment Assessment, Seller shall be entitled, for a period of ninety (90) days (such period, “Seller’s Cure Period”) commencing from Seller’s Cure Notice Cut-Off Date, to seek to cure such breach or breaches. For the avoidance of doubt, the Parties agree that a breach of the Specific Tower Representations shall be taken to have been cured for the purposes of this Agreement if after the date as of which the Specific Tower Representation was given, each matter or circumstance which was the cause of the breach has been remedied so that the Specific Tower Representation would be true if given at the date of the cure.

(c) Buyer shall be entitled but not obliged, for a period of sixty (60) days (such period, or such shorter period as Buyer may notify to Seller in writing, “Buyer’s Cure Period”) commencing from (i) if Seller delivers a Cure Notice with respect to any claimed breach set forth in the applicable Compliance Notice prior to the applicable Seller’s Cure Notice Cut-Off Date but Seller has not substantially cured such claimed breach within Seller’s Cure Period, the expiry of Seller’s Cure Period or (ii) if Seller does not deliver a Cure Notice with respect to any claimed breach set forth in the applicable Compliance Notice prior to the applicable Seller’s Cure Notice Cut-Off Date, the applicable Seller’s Cure Notice Cut-Off Date, to (x) carry out, at Buyer’s own cost, an assessment of the cost to Buyer to cure such claimed breach of the Specific Tower Representations and to assess any claimed cure thereof and/or (y) seek to cure, at Buyer’s own cost, any uncured breaches of the Specific Tower Representations.

(d) If Seller and Buyer do not agree as to whether a claimed breach of a Specific Tower Representation has been substantially cured, the BOD Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the disagreement by way of good faith negotiation. If, for any reason, such disagreement is not resolved within fifteen (15) days after the date of such written notice, the BOC Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the dispute by way of good faith negotiation. If, for any reason, such disagreement is not resolved within thirty (30) days after the date of such written notice, the provisions of Section 9.7 shall apply to the resolution of such dispute.

(e) If (i) prior to the Applicable Compliance Notice Cut-Off Date, Buyer has duly delivered a valid Compliance Notice with respect to a claimed breach of a Specific Tower Representation (other than a breach of the Co-Location Representation), (ii) such breach has not been substantially cured prior to the expiry of Buyer’s Cure Period and (iii) subject to the provisions of Section 5.10(f), any and all disputes regarding any claimed breach of the Specific Tower Representations (other than the Co-Location Representation) set forth in such Compliance Notice, or any claimed cure of such Specific Tower Representations, have been finally resolved in accordance with Section 5.8(h) or Section 5.10(d), as applicable, Buyer shall have the right (the “Tower Return Option”), to re-transfer to Seller the applicable Designated Towers to which any such uncured breach applies and the Returned Tower Assets relating thereto, in exchange for Seller refunding to Buyer the amount of One Hundred Sixty Two Thousand Four Hundred US dollars (US$162,400) per Returned Tower plus such amounts (if any) as Seller, in its absolute discretion, shall have agreed in writing will be payable by Seller with respect to Lease Prepayments made by Buyer Parent or Buyer after the Closing under Real Property Leases relating to such Returned Towers less, with respect to each Returned Tower that is a Short Lease Tower, a portion of the Land Lease Shortfall Amount equal to Rp. 12,500,000 multiplied by (y) the excess of (A) 8.8 years over (B) the number of remaining contract years (or parts thereof) as of the applicable Tower Return Notice under the Real Property Lease with respect to such Returned Tower until the scheduled expiry thereof (such amount, as adjusted pursuant to Section 5.10(q) or (s), the “Returned Tower Purchase Price”), together with any and all VAT payable thereon, in each case, in accordance with this Section 5.10.

(f) Unless otherwise agreed in writing by Seller and Buyer and except as set forth in Section 5.10(i), (i) the Tower Return Option shall be exercisable once only with respect to each Compliance Notice and (ii) there shall be only one Tower Return Closing with respect to each Compliance Notice; provided that if Seller shall have delivered a Compliance Disagreement Notice in accordance with Section 5.8(g) with respect to some but not all of the claimed breaches of the Specific Tower Representations set forth in a Compliance Notice, then there shall be (x) one (1) initial Tower Return Closing with respect to such claimed breaches which are not in dispute as of the day after the expiry of the applicable Compliance Notice Review Period and (y) one (1) subsequent Tower Return Closing with respect to such claimed breaches which are in dispute as of the date of the Compliance Disagreement Notice, up to a maximum number of four (4) Tower Return Closings under this Agreement (or, solely in the circumstances set forth in Section 5.10(i), five (5) Tower Return Closings) (it being acknowledged that any Tower Return Closing that occurs as a result of Seller exercising its Tower Call Option shall not be counted as a Tower Return Closing for the purposes of this Section 5.10(f)). If Seller delivers such a Compliance Disagreement Notice, the provisions of this Section 5.10 (including the procedures set forth in Sections 5.10(a) through (d) (inclusive) with respect to Seller’s or Buyer’s cure of such breaches and the procedures set forth in Sections 5.10(e) through (u) (inclusive) with respect to Buyer’s exercise of the Tower Return Option) shall apply separately and independently with respect to, on the one hand, such claimed breaches which are not in dispute as of the date of the day after the expiry of the applicable Compliance Notice Review Period and, on the other hand, such claimed breaches which are in dispute as of the day after the expiry of the applicable Compliance Notice Review Period.

(g) If Buyer wishes to exercise the Tower Return Option, it shall deliver to Seller written notice (a “Tower Return Notice”) (i) no earlier than the expiry of Seller’s Cure Period and on or before the later of the last day of Buyer’s Cure Period, with respect to undisputed breaches or (ii) otherwise, if any and all disputes regarding any claimed cure of the Specific Tower Representations (other than the Co-Location Representation) have not been finally resolved in accordance with Section 5.10(d) prior to the expiry of Buyer’s Cure Period, during the thirty (30) day period commencing on (and including) the date on which any and all such pending disputes have been so finally resolved (such period in clause (i) or (ii), as applicable, the “Applicable Tower Return Exercise Period”). A Tower Return Notice shall (i) be signed by a Buyer Authorized Officer on behalf of Buyer, (ii) set forth the Designated Tower or Designated Towers in respect of which Buyer has elected to exercise the Tower Return Option (including the location and site ID of each such Tower), (iii) list each Assumed Contract with respect to the Returned Towers as of the date of such notice and (iv) certify that each of the conditions set forth in Section 5.13(c) are satisfied as of the date of such notice with respect to each of the Designated Towers set forth in such notice. The Tower Return Option shall be deemed to lapse, and Buyer shall be deemed to have waived any and all breaches of the Specific Tower Representations with respect to each Designated Tower in respect of which the Tower Return Option arose, if no Tower Return Notice is received by Seller within the Applicable Tower Return Exercise Period. Once delivered, a Tower Return Notice may not be withdrawn by Buyer without the prior written consent of Seller.

(h) At any time prior to the expiry of the Applicable Tower Return Exercise Period and prior to Buyer’s delivery of a Tower Return Notice, Seller may, in its sole discretion by written notice to Buyer, give to Buyer the opportunity to elect to exercise the Tower Swap Option (instead of the Tower Return Option) with respect to all or some of the Designated Towers with respect to which Buyer is entitled to exercise the Tower Return Option. If Buyer duly exercises such election within the time period set forth in the notice delivered by Seller (which period shall not be less than ten (10) business days), (i) the provisions of Section 5.11(a) to Section 5.11(d) (inclusive) and Sections 5.11(g) to Section 5.11(u) (inclusive) shall apply mutatis mutandis to the Designated Towers in respect of which Buyer has duly exercised such election (as if such provisions were set forth in full herein, provided, that (x) the date for Seller’s delivery of the Swapped-in Tower Schedule pursuant to Section 5.11(a) shall be twenty (20) business days after Buyer duly exercises such election and (y) each of the references in Section 5.11 to “Relevant Towers” shall be taken to be references to the Designated Towers in respect of which Buyer has duly exercised such election) and (ii) the provisions of Section 5.10(g) and Section 5.10(i) to Section 5.10(u) (inclusive) shall apply to any remaining Designated Towers in respect of which Buyer did not duly exercise such election but in respect of which Buyer subsequently issues a Tower Return Notice pursuant to Section 5.10(g).

(i) Notwithstanding any other provision of this Article V, if Buyer wishes to exercise the Tower Return Option in circumstances where (i) the Returned Tower Purchase Price payable by Seller (together with the Returned Tower Purchase Price paid or payable by Seller with respect to any prior exercise of the Tower Return Option or the Tower Call Option) plus the aggregate amount paid or payable by Seller with respect to any and all Claims pursuant to Article VIII would exceed (ii) the Final Up-Front Purchase Price (ignoring, in the case of clause (i) or (ii), any adjustments on account of User Advances) less the Subscription Amount (the amount of such excess, the “Excess”), Buyer shall (and Buyer Parent shall cause Buyer to) give written notice thereof to Seller prior to delivering a Tower Return Notice with respect thereto, specifying in such notice the amount of the Excess. Within ten (10) days after Seller’s receipt of such notice (or if Buyer fails to provide such notice as required, at any time), Seller shall be entitled to elect, in its sole discretion by written notice to Buyer, to satisfy payment of a portion of the Returned Tower Purchase Price in an amount not exceeding the Excess by re-transferring to Buyer Parent at the maximum price per share permitted for the time being under the regulations of Bapepam-LK for the buy-back of shares by an Indonesian public company (the “Re-Transfer Price”) that number of Subscription Shares which when multiplied by the Re-Transfer Price would equal the Excess (the “Share Transfer Option”); provided that, (x) if the Re-Transfer Price is less than the Subscription Amount Per Share, the Returned Tower Purchase Price for each Returned Tower shall be reduced by the amount of such difference multiplied by the aggregate number of Subscription Shares issued at Closing divided by 2,500 and (y) if after the Closing, Buyer Parent’s Capital Stock shall be subject to any subdivisions, combinations, splits or reclassifications, the Subscription Amount Per Share and the number of Subscription Shares referred to in this Section 5.10 shall be subject to an automatic corresponding equitable adjustment. If Seller duly exercises the Share Transfer Option, Buyer may deliver a Tower Return Notice in respect of a number of Returned Towers for which the Returned Tower Purchase Price will be paid in cash and Buyer shall not deliver a Tower Return Notice with respect to the Returned Towers for which the Returned Tower Purchase Price will be satisfied by the re-transfer of such Subscription Shares unless Buyer Parent shall have obtained all permits, authorizations, consents or approvals of any Governmental Entity, any third party or of Buyer Parent’s or Buyer’s shareholders, directors or commissioners, and made all filings, in each case, required to permit Buyer Parent to so purchase such Subscription Shares in compliance with applicable Law, each Contract to which Buyer Parent or Buyer is a party and Buyer Parent’s and Buyer’s respective Organizational Documents; provided that there shall be (x) one (1) initial Tower Return Closing with respect to the Returned Towers for which the Returned Tower Purchase Price will be paid in cash and (y) one (1) subsequent Tower Return Closing with respect to the Returned Towers for which the Returned Tower Purchase Price will be satisfied by the re-transfer of such Subscription Shares. In such circumstances, the procedure set forth in Sections 5.10(j) through (u) (inclusive) for Buyer’s exercise of the Tower Return Option shall apply separately and independently with respect to, on the one hand, the Returned Towers for which the Returned Tower Purchase Price will be paid in cash and, on the other hand, the Returned Towers for which the Returned Tower Purchase Price will be satisfied by the retransfer of such Subscription Shares. In any such case, if Seller duly exercises the Share Transfer Option, the re-transfer of each such Subscription Share shall be deemed to fully satisfy payment of the Returned Tower Purchase Price payable by Seller to Buyer at the applicable Tower Return Closing in an amount equal to the Subscription Amount Per Share.

(j) If Seller disputes (i) Buyer’s compliance with the requirements set forth in Sections 5.10(e) through (i) (inclusive) or Sections 5.13(b) through (d) (inclusive) or (ii) Buyer’s claimed satisfaction of the conditions referred to therein, Seller shall provide written notice thereof to Buyer. If Seller shall deliver to Buyer such a notice, the BOD Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the dispute by way of good faith negotiation. If, for any reason, such disagreement is not resolved within fifteen (15) days after Seller delivers such notice, the BOC Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the dispute by way of good faith negotiation. If, for any reason, such disagreement is not resolved within thirty (30) days after Seller delivers such notice, the provisions of Section 9.7 shall apply to the resolution of such dispute.

(k) If Buyer duly exercises the Tower Return Option, closing of the return of the Returned Tower Assets and payment of the Returned Tower Purchase Price with respect thereto (the “Tower Return Closing”) shall take place on the date (the “Tower Return Date”) agreed by Buyer and Seller, acting reasonably, and falling no later than thirty (30) days from the later of (i) the date of the applicable Tower Return Notice, (ii) the date on which any Required Governmental Approvals have been obtained or given, as applicable, and (iii) subject to the provisions of Section 5.10(f), the date on which any disputes referred to in Section 5.10(j) have been finally resolved in accordance therewith). The Tower Return Closing will take place at the offices of Hadiputranto, Hadinoto & Partners at 10:00 a.m. Jakarta time on the Tower Return Date, or at such other time and place as shall be mutually agreed by the Parties. All deliveries to be made or other actions to be taken at the Tower Return Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or waived by the Party or Parties entitled to waive such delivery or action.

(l) At the Tower Return Closing:

(i) Buyer shall (and Buyer Parent shall cause Buyer to) deliver to Seller (x) a Deed of Sale and an Assignment and Assumption Agreement executed by Buyer with respect to the applicable Returned Tower Assets, as transferor, (y) a deed of surrender with respect to each Seller Real Property Site Lease terminated as set forth in Section 5.10(l)(iii) and (z) a compliant VAT invoice addressed to Seller in respect of any amounts payable by Seller at the Tower Return Closing on which VAT is payable under applicable Law;

(ii) Seller shall (x) deliver to Buyer a Deed of Sale and an Assignment and Assumption Agreement executed by Seller with respect to the applicable Returned Tower Assets, as transferee, (y) pay to Buyer in US dollars the applicable Returned Tower Purchase Price, as adjusted pursuant to Section 5.10(q), together with any and all VAT payable thereon, by wire transfer of immediately available funds to an account designated by Buyer less the Subscription Amount Per Share for each Subscription Share (if any) that Seller elects to re-transfer to Buyer Parent pursuant to the Share Transfer Option set forth in Section 5.10(i) and (z) a share transfer deed, executed by Seller as transferor, with respect to each such Subscription Share; and

(iii) each Seller Real Property Site Lease, each Seller Site Lease Agreement and each Site Management Agreement, in each case, with respect to the applicable Returned Towers shall be automatically terminated with immediate effect as of the Tower Return Closing (without prejudice to any amounts owing or Liabilities accrued under such Contracts prior to the Tower Return Closing).

(m) Buyer Parent and Buyer shall be deemed to represent and warrant as of the Tower Return Date in favor of Seller that (i) Buyer has delivered to Seller valid title to the applicable Returned Tower Assets free and clear of all Encumbrances, other than Permitted Encumbrances and except to the extent that legal title to any such Returned Tower Assets shall not have been validly transferred by Seller to Buyer at or after the Closing (which title shall, to the extent Seller had such title at the Closing, remain with Seller as of the Tower Return Closing) and (ii) each of the conditions set forth in Section 5.13(c) are satisfied as of the Tower Return Date with respect to each of the applicable Returned Towers.

(n) On and after the Tower Return Closing, Seller shall (x) absolutely, unconditionally and irrevocably assume and be solely and exclusively liable and responsible for the Assumed Liabilities with respect to the applicable Returned Tower Assets and (y) pay, honor, perform, carry out, comply with and discharge promptly and completely when due the Assumed Liabilities with respect to the applicable Returned Tower Assets.

(o) Except to the extent expressly set forth herein, Seller, Buyer Parent and Buyer shall cooperate to ensure that, except for User Advances, (i) all amounts arising under or with respect to the Returned Tower Assets transferred at the Tower Return Closing which are receivable or payable with respect to the period after the Closing but prior to the Effective Time on the Tower Return Date, are received or paid by, and are for the account of Buyer and (ii) all amounts arising under or with respect to the Returned Tower Assets transferred at the Tower Return Closing which are receivable or payable with respect to the period following the Effective Time on the Tower Return Date, are received or paid by, and are for the account of, and Seller.

(p) Promptly upon Seller’s receipt of a Tower Return Notice, Buyer Parent, Buyer and Seller shall consult reasonably and in good faith to agree upon any required adjustments to the Allocation.

(q) Not later than three (3) business days prior to the applicable Tower Return Date, Buyer shall (and Buyer Parent shall cause Buyer to) deliver to Seller a certificate signed by a Buyer Authorized Officer on behalf of Buyer (the “Returned Tower Closing Statement”), together with the Supporting Documentation with respect thereto, setting forth Buyer’s good faith calculation of the amount of the User Advances with respect to the Returned Tower Assets as of the Tower Return Closing, based upon the Books and Records and the other books and records of Buyer with respect to the Returned Tower Assets and with revenues accounted for on an accrual basis based on time. The Returned Tower Purchase Price payable by Seller pursuant to Section 5.10(l)(ii)(y) shall be reduced by the absolute value of the User Advances set forth in the Returned Tower Closing Statement.

(r) On and from the first business day after the Tower Return Closing, Seller shall be entitled to review the Supporting Documentation and the Books and Records with respect to the applicable Returned Tower Assets and shall be entitled to have reasonable access in accordance with Section 5.3(c) to Buyer’s books and records reasonably required for Seller’s verification of Buyer’s calculations used in the preparation of the Returned Tower Closing Statement (including books and records relating to User Advances). Buyer shall (and Buyer Parent shall cause Buyer to) provide such reasonable access and cooperate in good faith with Seller’s review thereof of the foregoing.

(s) If Seller does not object in writing to Buyer’s determination of the amount of the User Advances with respect to the applicable Returned Tower Assets within twenty (20) business days after the Tower Return Closing (the “Returned Tower Disagreement Period”), then, subject to the provisions of Section 5.10(t), the Returned Tower Purchase Price as calculated based on the Returned Tower Closing Statement shall be deemed to be the Final Returned Tower Purchase Price and shall be final and binding upon the Parties (and such Final Returned Tower Purchase Price and the calculation of such User Advances set forth in the Returned Tower Closing Statement shall not be subject to any further adjustment); provided, if during the Returned Tower Disagreement Period Seller objects in writing to Buyer’s calculation of such User Advances (a “Returned Tower Disagreement Notice”), then the procedure set forth in Exhibit J shall apply with respect to determination of such User Advances and the Final Returned Tower Purchase Price. Any Tower Swap Disagreement Notice must describe the relevant dispute in reasonable detail and specify those items or amounts as to which Seller disagrees, together with Seller’s determination of such disputed items and amounts.

(t) If Seller believes that Buyer has not (i) delivered to Seller pursuant to the provisions of Section 5.10(q) all Supporting Documentation and (ii) provided to Seller pursuant to the provisions of Section 5.10(r) the access to Buyer’s books and records, in each case, reasonably required for Seller to verify Buyer’s calculation of the User Advances, Seller shall, as soon as reasonably practicable after the Tower Return Closing and otherwise prior to the expiry of the Returned Tower Disagreement Period, give a Supporting Documentation Notice to Buyer identifying, to the extent reasonably practicable, (x) the specific Supporting Documentation that Seller believes should have been delivered by Buyer pursuant to Section 5.10(q) but was not delivered or (y) the specific books and records to which access should have been given by Buyer Parent and Buyer pursuant to Section 5.10(r) which was not given. Upon Buyer’s receipt of a Supporting Documentation Notice, the Chief Financial Officer of each of Buyer Parent and Seller shall promptly meet to discuss such Supporting Documentation Notice and to resolve any disputes with respect thereto. If, for any reason, any such disputes are not resolved within five (5) business days after Seller delivers such Supporting Documentation Notice, the provisions of Exhibit J shall apply to the resolution of such disputes. If Seller duly delivers to Buyer a Supporting Documentation Notice in accordance with this Section 5.10(t) prior to the expiry of the Returned Tower Disagreement Period, and it is agreed or determined in accordance with this Section 5.10(t) that Buyer is required to deliver to Seller Supporting Documentation which is additional to the Supporting Documentation previously delivered to Seller or provide to Seller access to books and records which is additional to the access previously given, the Returned Tower Disagreement Period shall be extended until the date which is twenty (20) days after Buyer has delivered such Supporting Documentation or given such access to Seller.

(u) Within five (5) business days after the Final Returned Tower Purchase Price is finally determined pursuant to Section 5.10(s), (i) if the Final Returned Tower Purchase Price is less than the Returned Tower Purchase Price received by Buyer at the Tower Return Closing, Buyer shall (and Buyer Parent shall cause Buyer to) pay to Seller in US dollars the amount of the difference, together with any and all VAT payable thereon, by wire transfer in immediately available funds to an account or accounts notified by Seller in writing or (ii) if the Final Returned Tower Purchase Price exceeds the Returned Tower Purchase Price received by Buyer at the Tower Return Closing, Seller shall pay to Buyer in US dollars the amount of the difference, together with any and all VAT payable thereon, by wire transfer in immediately available funds to an account or accounts notified by Buyer in writing.

Section 5.11 Co-Location Representation: Remedy for Breach.

(a) If (i) prior to the expiry of the First Compliance Notice Cut-Off Date, Buyer duly delivers pursuant to Section 5.8(b) a valid Compliance Notice with respect to a claimed breach of the Co-Location Representation and (ii) either (A) Seller does not deliver to Buyer a Compliance Disagreement Notice with respect to such Compliance Notice within the applicable Compliance Notice Review Period, (B) within such Compliance Notice Review Period, Seller agrees in writing with Buyer’s determination of the Co-Location Revenue Deficiency set forth in such Compliance Notice, or (C) Seller delivers to Buyer a Compliance Disagreement Notice with respect to such Compliance Notice within such Compliance Notice Review Period and any disputes with respect thereto have been finally resolved in accordance with Section 5.8(h), then Seller shall within twenty (20) business days after such date deliver to Buyer a schedule (the “Swapped-in Tower Schedule”) of Towers (other than Designated Towers) owned by Seller in respect of which the following conditions are satisfied as of the date of the Swapped-in Tower Schedule (each such Tower, a “Qualifying Swapped-in Tower”):

(i) in respect of each such Tower: (A) an IMB has been obtained in respect of the Tower; (B) the Tower is located in a province in which at least one Designated Tower is located; (C) the Tower is not affected by a Material Structural Deficiency; and (D) the unexpired term of the Real Property Lease with respect to the Tower is not less than three (3) years and all rent has been paid in full for the unexpired term of the Real Property Lease; and

(ii) in respect of such Towers, taken as a whole: (A) the Towers are, on an aggregate basis, of a substantially equivalent height and type as the Designated Towers, taken as a whole; and (B) the average unexpired term of the Real Property Leases with respect to such Towers, and the average prepaid rent thereunder, are substantially equivalent to or greater than the average unexpired term and pre-paid rent that were represented to exist pursuant to the Specific Tower Representations with respect to the Designated Towers.

(b) The Swapped-in Tower Schedule shall contain a number of Towers that is not less than the number of Swapped-in Towers required to remedy the Co-Location Revenue Deficiency in the manner set forth in the first sentence of Section 5.11(g). Seller shall provide to Buyer (i) together with the Swapped-in Tower Schedule, a copy of the IMB, Real Property Lease and as-built drawings (only to the extent available) with respect to each Tower listed therein and (ii) as part of the Swapped-in Tower Schedule, a list (or a copy) of each Contract existing as of the date thereof and relating to one or more Towers listed on such Swapped-in Tower Schedule that would become an Assumed Contract if any such Towers were to become Swapped-in Towers; provided, that Seller may, at any time after the date thereof until five (5) business days prior to the Tower Swap Date, provide to Buyer a written update to the Swapped-in Tower Schedule with respect to any such Contract which is entered into, replaced, renewed or terminated after the date thereof. Once the Swapped-in Tower Schedule has been delivered to Buyer, Seller may not update the Swapped-in Tower Schedule to remove or replace a Tower set forth therein unless otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed); provided, that (i) if after Seller’s delivery of the Swapped-in Tower Schedule Buyer and Seller shall agree or it is determined in accordance with the provisions of Section 5.11(c) that one or more of the Towers listed therein do not meet the requirements of a Qualifying Swapped-in Tower, Seller shall replace such non-complying Tower with another Tower that does meet the requirements of a Qualifying Swapped-in Tower and (ii) at any time, Seller shall be entitled, at its election, to add additional Towers to the Swapped-in Tower Schedule.

(c) Buyer shall be entitled, for a period of sixty (60) days (such period, “Buyer’s Swapped-in Tower Audit Period”) commencing from Buyer’s receipt of the Swapped-in Tower Schedule, to conduct an audit to determine whether each of the Towers listed on the Swapped-in Tower Schedule meet the requirements of a Qualifying Swapped-in Tower and whether such Towers would in aggregate be sufficient to remedy the Co-Location Revenue Deficiency in the manner set forth in the first sentence of Section 5.11(g) if each such Tower were to become a Swapped-in Tower. Prior to the expiry of Buyer’s Swapped-in Tower Audit Period, Buyer shall deliver to Seller written notice (a “Buyer’s Audit Determination”) containing Buyer’s determination, with respect to each of the Towers listed on the Swapped-in Tower Schedule, as to whether such Tower meets the requirements of a Qualifying Swapped-in Tower.

If Buyer does not deliver a Buyer’s Audit Determination within such period, Buyer shall be deemed to have accepted that each of the Towers listed on the Swapped-in Tower Schedule meet the requirements of a Qualifying Swapped-in Tower. If within ten (10) days after Seller’s receipt thereof, Seller delivers to Buyer written notice that it disagrees with Buyer’s Audit Determination, the BOD Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the disagreement by way of good faith negotiation. If, for any reason, such disagreement is not resolved within fifteen (15) days after the date of such written notice, the BOC Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the dispute by way of good faith negotiation. If, for any reason, such disagreement is not resolved within thirty (30) days after the date of such notice, the provisions of Section 9.7 shall apply to the resolution of such dispute. If Seller does not notify Buyer in writing that it disagrees with Buyer’s Audit Determination within ten (10) days after Seller’s receipt thereof, Seller shall be deemed to have accepted Buyer’s determination as to whether a Tower listed on the Swapped-in Tower Schedule meets the requirements of a Qualifying Swapped-in Tower.

(d) If it is agreed or otherwise determined in accordance with Section 5.11(c) that a Tower listed on the Swapped-in Tower Schedule does not meet the requirements of a Qualifying Swapped-in Tower the procedure set forth in Section 5.11(a) to Section 5.11(c) (inclusive) shall re-apply until Seller has delivered to Buyer a Swapped-in Tower Schedule that contains a number of Qualifying Swapped-in Towers that is required to remedy the Co-Location Revenue Deficiency in the manner set forth in the first sentence of Section 5.11(g); provided that, at any time prior to the Tower Swap Closing, Buyer shall be entitled by written notice to Seller, at Buyer’s election, to waive one or more of the requirements set forth in Section 5.11(a) with respect to one or more Towers listed on the Swapped-in Tower Schedule (in which case each such Tower shall be deemed to be a Qualifying Swapped-in Tower for the purposes of this Agreement).

(e) No later than the date which is ten (10) business days after Seller and Buyer have agreed, or it is otherwise determined in accordance with Section 5.11(c) and Section 5.11(d), that Seller has delivered to Buyer a Swapped-in Tower Schedule that meets the requirements set forth in Sections 5.11(a) and Section 5.11(b), Seller and Buyer shall meet to discuss and agree upon a list of the Designated Towers in respect of which Buyer shall (subject to the provisions of this Section 5.11 and Section 5.13) be entitled to exercise the Tower Swap Option (such Designated Towers, the “Relevant Towers” and such list the “Relevant Tower List”); provided that nothing in this Section 5.10(e) or Section 5.10(f), including any selection of a Designated Tower by Seller, shall prejudice or limit the conditions on Buyer’s exercise of the Tower Return Option set forth in Section 5.13 or the provisions of Section 5.10(l). The Parties agree that the number of Relevant Towers shall equal the number of Qualifying Swapped-in Towers set forth on the Swapped-in Tower Schedule (or such lower number of Swapped-in Towers as Buyer may elect to acquire under Section 5.11(g)).

(f) If Seller and Buyer shall not have agreed upon the Relevant Tower List in writing on or prior to the date which is twenty (20) business days after Seller and Buyer have agreed, or it is otherwise determined in accordance with Section 5.11(c), that Seller has delivered to Buyer a Swapped-in Tower Schedule that meets the requirements set forth in Sections 5.11(a) and Section 5.11(b), Seller and Buyer shall, within a further period of ten (10) business days, agree upon the Relevant Towers to be included in the Relevant Tower List by a process of alternate selection (commencing with a Relevant Tower selected by Seller, followed by a Relevant Tower selected by Buyer, and so on, until the number of Relevant Towers referred to in Section 5.11(e) have been selected); provided that, for the purposes of Section 5.11(e) and this Section 5.11(f):

(i) unless otherwise agreed in writing by Seller and Buyer, the Parties shall (x) select as Relevant Towers those Designated Towers without contracted co-location revenues before selecting as Relevant Towers those Designated Towers with contracted co-location revenues (and then, in order of priority based on the Designated Towers with the lowest remaining contracted co-location revenues) and (y) select as Relevant Towers those Designated Towers, in respect of which the following conditions are satisfied as of the date of selection: (A) the Designated Towers are, on an aggregate basis, of a substantially equivalent height and type as the Qualifying Swapped-in Towers, taken as a whole; and (B) the average unexpired term of the Real Property Leases with respect to such Designated Towers, and the average prepaid rent thereunder, are substantially equivalent to or greater than the average unexpired term and pre-paid rent of the Real Property Leases with respect to the Qualifying Swapped-in Towers;

(ii) unless otherwise agreed in writing by Buyer, Seller shall not select as a Relevant Tower any Designated Tower which is located on Seller’s Owned Real Property; and

(iii) the Parties shall cooperate to seek to ensure that neither Party shall select as a Relevant Tower any Designated Tower in circumstances where either Party has actual knowledge that such Relevant Tower does not satisfy the conditions for Buyer’s exercise of the Tower Swap Option set forth in Section 5.13(b) or Section 5.13(c).

(g) After the completion of the procedures set forth in Section 5.11(a) to Section 5.11(f) (inclusive) and upon the expiry of Seller’s Audit Period under Section 5.13(d), Buyer shall have the right (the “Tower Swap Option”), to re-transfer to Seller all or some (at Buyer’s discretion) of the Relevant Towers and the Swapped-out Tower Assets relating thereto selected by Buyer, in exchange for Seller transferring to Buyer an equal number of Qualifying Swapped-in Towers and the Swapped-in Tower Assets relating thereto, in each case, in accordance with this Section 5.11, so that if the Swapped-in Towers had been Designated Towers and the Relevant Towers had not been Designated Towers, in each case, as of the Closing, the Co-Location Revenue Deficiency at Closing would have been zero (or a negative number as close as reasonably practicable to zero or such other number as Buyer may agree in writing). Unless otherwise agreed in writing by Seller and Buyer, the Tower Swap Option shall be exercisable once only during the thirty (30) day period commencing on (and including) the day after the last day of Seller’s Audit Period under Section 5.13(d) (such period, the “Tower Swap Exercise Period”).

(h) If Buyer wishes to exercise the Tower Swap Option, it shall deliver to Seller written notice (a “Tower Swap Notice”) within the Tower Swap Exercise Period, signed by a Buyer Authorized Officer on behalf of Buyer, (i) setting forth the Designated Tower or Designated Towers in respect of which Buyer has elected to exercise the Tower Swap Option (including the location and site ID of each such Tower), (ii) listing each Assumed Contract with respect to the Swapped-out Towers as of the date of such notice, (iii) certifying that each of the conditions set forth in Section 5.13(c) are satisfied as of the date of such notice with respect to each of the Designated Towers set forth in such notice and (iv) confirming that it is satisfied in all respects with the Towers referred to in clause (i) above. The Tower Swap Option shall be deemed to lapse, and Buyer shall be deemed to have waived any and all breaches of the Co-Location Representation, if no Tower Swap Notice is received by Seller within the Tower Swap Exercise Period. Once delivered, a Tower Swap Notice may not be withdrawn by Buyer without the prior written consent of Seller. Unless otherwise agreed in writing by Seller and except in the circumstances set forth in Section 5.10(h), Buyer may not give more than one (1) Tower Swap Notice and there shall not be more than one (1) Tower Swap Closing.

(i) If Seller disputes (i) Buyer’s compliance with the requirements set forth in Sections 5.11(g) through (h) (inclusive) or Sections 5.13(b) through (d) (inclusive) or (ii) Buyer’s claimed satisfaction of the conditions referred to therein, Seller shall provide written notice thereof to Buyer. If Seller shall deliver to Buyer such a notice, the BOD Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the dispute by way of good faith negotiation. If, for any reason, such disagreement is not resolved within fifteen (15) days after Seller delivers such notice, the BOC Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the dispute by way of good faith negotiation. If, for any reason, such disagreement is not resolved within thirty (30) days after Seller delivers such notice, the provisions of Section 9.7 shall apply to the resolution of such dispute.

(j) If Buyer duly exercises the Tower Swap Option, closing of the exchange of the Swapped-out Tower Assets and the Swapped-in Tower Assets the subject of the Tower Swap Option (the “Tower Swap Closing”) shall take place on the date (the “Tower Swap Date”) agreed by Buyer and Seller, acting reasonably, and falling no later than thirty (30) days from the later of (i) the date of the Tower Swap Notice, (ii) the date on which any Required Governmental Approvals have been obtained or given, as applicable, and (iii) the date on which any disputes referred to in Section 5.11(i) have been finally resolved in accordance with Section 9.7). The Tower Swap Closing will take place at the offices of Hadiputranto, Hadinoto & Partners at 10:00 a.m. Jakarta time on the Tower Swap Date, or at such other time and place as shall be mutually agreed by the Parties. All deliveries to be made or other actions to be taken at the Tower Swap Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or waived by the Party or Parties entitled to waive such delivery or action.

(k) At the Tower Swap Closing:

(i) Buyer shall (and Buyer Parent shall cause Buyer to) deliver to Seller (w) a Deed of Sale and an Assignment and Assumption Agreement executed by Buyer with respect to the Swapped-out Tower Assets, as transferor, and, separately, the Swapped-in Tower Assets, as transferee, (x) a Seller Site Lease Agreement executed by Buyer, as owner, with respect to each Swapped-in Tower, (y) a Seller Real Property Site Lease executed by Buyer, as lessee, with respect to any Owned Real Property on which any Swapped-in Towers are located and (z) a deed of surrender with respect to each Seller Real Property Site Lease terminated as set forth in Section 5.11(k)(iii);

(ii) Seller shall deliver to Buyer (x) a Deed of Sale and an Assignment and Assumption Agreement executed by Seller with respect to the Swapped-in Tower Assets, as transferor and, separately, the Swapped-out Tower Assets, as transferee, (y) a Seller Site Lease Agreement executed by Seller, as lessee, with respect to each Swapped-in Tower and (z) a Seller Real Property Site Lease executed by Seller, as lessor, with respect to any Owned Real Property on which any Swapped-in Towers are located;

(iii) each Seller Real Property Site Lease, each Seller Site Lease Agreement and each Site Management Agreement, in each case, with respect to the Swapped-out Towers shall be automatically terminated with immediate effect as of the Tower Swap Closing (without prejudice to any amounts owing or Liabilities accrued under such Contracts prior to the Tower Swap Closing); and

(iv) Buyer shall (and Buyer Parent shall cause Buyer to), with respect to each Swapped-out Tower that is a Short Lease Tower, pay to Seller by wire transfer to an account designated by Seller a portion of the Land Lease Shortfall Amount equal to Rp. 12,500,000 multiplied by (y) the excess of (A) the average number of remaining contract years (or parts thereof) as of the applicable Tower Swap Notice under the Real Property Leases with respect to the Swapped-in Towers until the scheduled expiry thereof over (B) the number of remaining contract years (or parts thereof) as of the applicable Tower Swap Notice under the Real Property Lease with respect to such Swapped-out Tower until the scheduled expiry thereof.

(l) Buyer Parent and Buyer shall be deemed to represent and warrant as of the Tower Swap Date in favor of Seller that (i) Buyer has delivered to Seller valid title to the Swapped-out Tower Assets free and clear of all Encumbrances, other than Permitted Encumbrances and except to the extent that legal title to any Swapped-out Tower Assets shall not have been validly transferred by Seller to Buyer at or after the Closing (which title shall, to the extent Seller had such title at the Closing, remain with Seller as of the Tower Swap Closing) and (ii) each of the conditions set forth in Section 5.13(c) are satisfied as of the Tower Swap Date with respect to each of the Swapped-out Towers. Seller shall be deemed to represent and warrant as of the Tower Swap Date in favor of Buyer that it has delivered to Buyer valid title to the Swapped-in Tower Assets free and clear of all Encumbrances, other than Permitted Encumbrances. Except for the representations and warranties of Seller, Buyer Parent and Buyer set forth in this Section 5.11(l), the Swapped-in Tower Assets shall be transferred to Buyer and the Swapped-out Tower Assets shall be transferred to Seller “as is”, “where is” and “with all faults” (and, for the avoidance of doubt, Seller’s representations and warranties set forth in Article III shall not be repeated as of the Tower Swap Date or with respect to the Swapped-in Towers).

(m) On and after the Tower Swap Closing, Buyer shall (and Buyer Parent shall cause Buyer to) (i) absolutely, unconditionally and irrevocably assume and be solely and exclusively liable and responsible for the Assumed Liabilities with respect to the Swapped-in Tower Assets and (ii) pay, honor, perform, carry out, comply with and discharge promptly and completely when due the Assumed Liabilities with respect to the Swapped-in Tower Assets. On and after the Tower Swap Closing, Seller shall (x) absolutely, unconditionally and irrevocably assume and be solely and exclusively liable and responsible for the Assumed Liabilities with respect to the Swapped-out Tower Assets and (y) pay, honor, perform, carry out, comply with and discharge promptly and completely when due the Assumed Liabilities with respect to the Swapped-out Tower Assets.

(n) Except to the extent expressly set forth herein, Seller, Buyer Parent and Buyer shall cooperate to ensure that, except for User Advances, (i) all amounts arising under or with respect to the Swapped-in Tower Assets transferred at the Tower Swap Closing which are receivable or payable with respect to the period (x) prior to the Effective Time on the Tower Swap Date, are received or paid by, and are for the account of Seller or (y) following the Effective Time on the Tower Swap Date, are received or paid by, and are for the account of, Buyer and (ii) all amounts arising under or with respect to the Swapped-out Tower Assets transferred at the Tower Swap Closing which are receivable or payable with respect to the period (x) after the Closing and prior to the Effective Time on the Tower Swap Date, are received or paid by, and are for the account of Buyer or (y) following the Effective Time on the Tower Swap Date, are received or paid by, and are for the account of, Seller.

(o) Promptly upon Seller’s receipt of the Tower Swap Notice, Buyer Parent, Buyer and Seller shall consult reasonably and in good faith to agree upon any required adjustments to the Allocation.

(p) Not later than three (3) business days after the Tower Swap Date:

(i) Seller shall deliver to Buyer a certificate signed by the Seller Authorized Officer on behalf of Seller (“Seller’s Swapped-in Tower Closing Statement”), together with the Supporting Documentation with respect thereto, setting forth Seller’s good faith calculation of the amount of the User Advances with respect to the Swapped-in Tower Assets as of the Tower Swap Closing (the “Swapped-in Tower User Advances”), based upon the Books and Records and the other books and records of Seller with respect to the Swapped-in Tower Assets and with revenues accounted for on an accrual basis based on time; and

(ii) Buyer shall (and Buyer Parent shall cause Buyer to) deliver to Seller a certificate signed by a Buyer Authorized Officer on behalf of Buyer (“Buyer’s Swapped-out Tower Closing Statement”), together with the Supporting Documentation with respect thereto, setting forth Buyer’s good faith calculation of the amount of the User Advances with respect to the Swapped-out Tower Assets as of the Tower Swap Closing (the “Swapped-out Tower User Advances”), based upon the Books and Records and the other books and records of Buyer with respect to the Swapped-out Tower Assets and with revenues accounted for on an accrual basis based on time.

(q) On and from the first business day after Buyer’s receipt of Seller’s Swapped-in Tower Closing Statement, Buyer shall be entitled to review the Supporting Documentation and the Books and Records with respect to the Swapped-in Tower Assets and shall be entitled to have reasonable access in accordance with Section 5.3(b) to Seller’s books and records reasonably required for Buyer’s verification of Seller’s calculations used in the preparation of Seller’s Swapped-in Tower Closing Statement (including books and records relating to User Advances). On and from the first business day after Seller’s receipt of Buyer’s

Swapped-out Tower Closing Statement, Seller shall be entitled to review the Books and Records with respect to the Swapped-out Tower Assets and shall be entitled to have reasonable access in accordance with Section 5.3(c) to Buyer’s books and records reasonably required for Seller’s verification of Buyer’s calculations used in the preparation of Buyer’s Swapped-out Tower Closing Statement (including books and records relating to User Advances). Each of Buyer and Seller shall provide such reasonable access cooperate in good faith with the other Party’s review of the foregoing.

(r) If (i) Buyer does not object in writing to Seller’s determination of the amount of the Swapped-in Tower User Advances and (ii) Seller does not object in writing to Buyer’s determination of the amount of the Swapped-out Tower User Advances, in each case, within twenty (20) business days after the Tower Swap Date (the “Tower Swap Disagreement Period”), then, subject to the provisions of Section 5.11(s), such amounts shall be deemed to be final and binding upon the Parties; provided, if during the Tower Swap Disagreement Period Buyer or Seller gives written notice (a “Tower Swap Disagreement Notice”) to the other of such an objection, then the procedure set forth in Exhibit J shall apply with respect to determination of the Swapped-in Tower User Advances and/or the Swapped-out Tower User Advances, as applicable. Any Tower Swap Disagreement Notice must describe the relevant dispute in reasonable detail and specify those items or amounts as to which Buyer or Seller disagrees, together with Buyer’s or Seller’s determination, as applicable, of such disputed items and amounts.

(s) If Seller or Buyer believes that the other Party has not (i) delivered to it pursuant to the provisions of Section 5.11(p) all Supporting Documentation and (ii) provided to it pursuant to the provisions of Section 5.11(q) such access to the other Party’s books and records, in each case, reasonably required for it to verify the other Party’s calculation of the User Advances, such Party shall, as soon as reasonably practicable after the Tower Swap Closing and otherwise prior to the expiry of the Tower Swap Disagreement Period, give a Supporting Documentation Notice to the other Party identifying, to the extent reasonably practicable, (x) the specific Supporting Documentation that such Party believes should have been delivered by the other Party pursuant to Section 5.11(p) but was not delivered or (y) the specific books and records to which access should have been given by the other Party pursuant to Section 5.11(q) which was not given. Upon delivery of a Supporting Documentation Notice, the Chief Financial Officer of each of Buyer Parent and Seller shall promptly meet to discuss such Supporting Documentation Notice and to resolve any disputes with respect thereto. If, for any reason, any such disputes are not resolved within five (5) business days after the delivery of such Supporting Documentation Notice, the provisions of Exhibit J shall apply to the resolution of such disputes. If Seller or Buyer duly delivers to the other Party a Supporting Documentation Notice in accordance with this Section 5.11(s) prior to the expiry of the Tower Swap Disagreement Period, and it is agreed or determined in accordance with this Section 5.11(s) that the other Party is required to deliver Supporting Documentation which is additional to the Supporting Documentation previously delivered by the other Party or provide access to books and records which is additional to the access previously given, the Returned Tower Disagreement Period shall be extended (solely for the benefit of such Party) until the date which is twenty (20) days after the other Party has delivered such Supporting Documentation or given such access.

(t) Within three (3) business days after both the Swapped-in Tower User Advances and the Swapped-out Tower User Advances are finally determined pursuant to Section 5.11(r), (i) if the amount of the Swapped-in Tower User Advances is less than the amount of the Swapped-out Tower User Advances, Buyer shall (and Buyer Parent shall cause Buyer to) pay to Seller in US dollars the amount of the difference by wire transfer in immediately available funds to an account or accounts notified by Seller in writing or (ii) if the amount of the Swapped-in Tower User Advances exceeds the amount of the Swapped-out Tower User Advances, Seller shall pay to Buyer in US dollars the amount of the difference by wire transfer in immediately available funds to an account or accounts notified by Buyer in writing.

(u) Notwithstanding the foregoing, at any time prior to Buyer’s delivery of the Tower Swap Notice, Buyer or Seller may by written notice to the other propose a remedy (which is an alternative to the Tower Swap Option) to substantially cure the effect on Buyer of the Co-Location Revenue Deficiency. Promptly upon receipt of any such notice, Buyer and Seller shall each designate two (2) senior executives who shall promptly meet to discuss in good faith such alternative remedy (but with no legal obligation to reach any agreement with respect thereto); provided, that, except as otherwise agreed in writing by the parties, the foregoing shall not limit or affect the Parties’ respective rights or obligations, or result in any extension to any of the time periods, set forth in this Section 5.11.

Section 5.12 Excess Equipment.

(a) If (x) prior to the Second Compliance Notice Cut-Off Date, Buyer duly delivers pursuant to Section 5.8(c) a valid Compliance Notice containing an Excess Equipment Assessment claiming that Excess Equipment was installed on the Designated Towers as of the Closing and (y) Seller agrees in writing or Seller is deemed to have accepted, or it is finally determined, in accordance with Section 5.8(h), that Excess Equipment was installed on the Designated Towers as of the Closing, Seller shall on or prior to the date which is ninety (90) days after the date of the written agreement, deemed acceptance or final determination referred to in Section 5.8(h) (or such longer period as Seller and Buyer may agree in writing), at Seller’s election:

(i) remove, relocate or otherwise rationalize such Excess Equipment pursuant to the provisions of Section 5.9;

(ii) give written notice to Buyer (an “Excess Equipment Payment Notice”) that Seller agrees to pay for such Excess Equipment as “Extra Charge Additional Authorized Equipment” in accordance with the provisions of the Seller Master Lease Agreement; and/or

(iii) do a combination of the foregoing in clauses (i) and (ii),

in each case, so that after excluding the number of items of Excess Equipment removed, relocated or rationalized by Seller pursuant to clause (i) or paid for pursuant to clause (ii), the number of items of Excess Equipment as of the Closing would have been zero.

(b) For the avoidance of doubt, Seller shall not be obligated to pay for any Excess Equipment pursuant to the provisions of the Seller Master Lease Agreement (or otherwise) unless and until (i) Seller agrees in writing or Seller is deemed to have accepted, or it is finally determined, in accordance with Section 5.8(h), that Excess Equipment was installed on the Designated Towers as of the Closing and (ii) Seller has either (x) delivered to Buyer an Excess Equipment Payment Notice with respect to such Excess Equipment as set forth herein or (y) failed to remove, relocate or rationalize such Excess Equipment or deliver an Excess Equipment Payment Notice with respect thereto, in each case, within the ninety (90) day period set forth in Section 5.12(a). In such circumstances, such payment obligation shall commence only with respect to periods commencing after the expiry of the ninety (90) day period set forth in Section 5.12(a); provided that if Seller disputes Buyer’s Excess Equipment Assessment set forth in a Compliance Notice and it is subsequently determined in accordance with Section 5.8(h) that Buyer’s Excess Equipment Assessment set forth in such Compliance Notice was correct, then Seller shall be obligated to pay for such Excess Equipment with effect from the date which is ninety (90) days after the expiry of the applicable Compliance Notice Review Period (except to the extent Seller has removed, relocated or rationalized the applicable Excess Equipment pursuant to the provisions of this Section 5.12 prior to the expiry of such ninety (90) day period).

Section 5.13 Specific Tower Representations: Certain Limitations.

(a) The Parties acknowledge that the Buyer Parties’ remedies for (i) any and all breaches of the Specific Tower Representations shall be limited as set forth in Section 8.4(b) and (ii) the installation as of the Closing of Excess Equipment on the Designated Towers shall be limited as set forth in Section 8.4(c).

(b) Notwithstanding the provisions of Section 5.10 and Section 5.11, Buyer shall be deemed to have irrevocably waived each of the Specific Tower Representations with respect to a Designated Tower (and any breach thereof), and shall have no right to exercise the Tower Return Option or the Tower Swap Option with respect to such Designated Tower, upon Buyer Parent, Buyer or any of their respective Affiliates (i) entering into a new User Master Lease Agreement or User Site Lease Agreement or similar Contract or arrangement for site space on such Designated Tower or (ii) permitting any third party equipment (other than Seller’s or its Affiliates’ equipment) to be installed on such Designated Tower, save where Buyer is obliged to do so under the terms of a User Master Lease Agreement or a User Site Lease Agreement which in any such case included such terms as of the Closing; provided that Buyer shall not be deemed to have waived a Specific Tower Representation due to (i) the execution of a Committed Co-Location Agreement with respect to a Designated Tower or the installation of equipment thereunder or (ii) any renewal of a User Master Lease Agreement or User Site Lease Agreement which has expired (so long as such renewal is on no less favorable terms to Buyer than the expired agreement).

(c) Notwithstanding the provisions of Section 5.10 and Section 5.11, Buyer shall not be entitled to exercise the Tower Return Option or Tower Swap Option with respect to a Designated Tower unless (x) as of the date on which Buyer delivers the Tower Return Notice (in the case of the Tower Return Option) or the Tower Swap Notice (in the case of the Tower Swap Option) and (y) as of the Tower Return Closing (in the case of the Tower Return Option) or the Tower Swap Closing (in the case of the Tower Swap Option):

(i) such Designated Tower is in substantially no less favorable condition (fair wear and tear excepted) as existed as of the Closing;

(ii) none of Buyer, its Affiliates or their respective Representatives (A) has given or received notice that seeks to terminate a User Master Lease Agreement, a User Site Lease Agreement or a Real Property Lease with respect to such Tower due to a violation or claimed violation of the terms of such Contract or (B) has committed any violation or breach of any of the terms, conditions or provisions of any such Contract that gives rise (or would with the giving of notice or passage of time give rise) to a right for any counterparty thereto to terminate such Contract (but not including any such violation or breach of a Real Property Lease arising solely due to the transfer of a Designated Tower as of the Closing where no Lease Default Notice has been received with respect thereto);

(iii) Buyer has obtained all necessary User Consents, Landlord Consents and Other Required Consents with respect to the transfer of such Designated Tower and Returned Tower Assets or Swapped-out Tower Assets, as applicable, from Buyer to Seller;

(iv) the remaining contracted revenues with respect to such Designated Tower are equal to or greater than the contracted revenues with respect thereto as of the Closing Date (except to the extent a lower amount of contracted revenues is due to (A) the expiry or termination of a User Master Lease Agreement or User Site Lease Agreement according to its terms and not as a result of Buyer’s or its Affiliates’ breach or Buyer’s or its Affiliates’ actions to encourage or solicit such termination or relocation of such lease from the relevant Designated Tower or (B) the passage of time after the Closing Date);

(v) the Designated Tower will not be not subject to any Encumbrance as of the Tower Return Closing, other than a Permitted Encumbrance;

(vi) except as Seller shall have consented in writing (such consent not to be unreasonably withheld or delayed), none of Buyer Parent, Buyer, their respective Affiliates or any of their respective Representatives has:

(1) entered into, replaced or terminated, or amended in any material respect, any (x) User Site Lease Agreement with respect to such Designated Tower which is or may become a Returned Tower Asset or a Swapped-out Tower Asset or (y) any User Master Lease Agreement to the extent affecting any such User Site Lease Agreement, other than (A) Buyer’s entry into, as of the Closing, of the User Master Lease Agreements and User Site Lease Agreements included in the Purchased Assets and (B) any renewal of a User Master Lease Agreement or User Site Lease Agreement which has expired (so long as such renewal is on no less favorable terms to Buyer than the expired agreement);

(2) entered into, replaced, renewed or terminated, or amended in any material respect, any other material Assumed Contract to the extent it relates to such Designated Tower which is or may become a Returned Tower Asset or a Swapped-out Tower Asset other than (x) in the ordinary course of business or (y) an extension to the term of any Real Property Lease, in each case, such that the Assumed Contract is on no less favorable terms to Buyer; or

(3) agreed, whether in writing or otherwise, to do any of the foregoing set forth in sub-clauses (1) through (3) above; and

(vii) Buyer has not caused the Specific Tower Representations to be waived in respect of such Designated Tower in the circumstances set forth in Section 5.4(c) or Section 5.13(b).

(d) Seller shall be entitled to conduct an audit (i) with respect to any Designated Tower which may become a Returned Tower under the provisions of Section 5.10 and (ii) with respect to any Designated Tower which may become a Swapped-out Tower under the provisions of Section 5.11, in each case, to determine whether each of the conditions set forth in Section 5.13(c) are satisfied (and can reasonably be expected to be satisfied as of the applicable Tower Return Closing or the Tower Swap Closing, as applicable) with respect to each such Designated Tower. Seller shall be entitled to conduct such audit at any time after the Closing and prior to (x) in the cause of clause (i) above, the expiry of Buyer’s Cure Period and (y) in the clause (ii) above, the date which is sixty (60) days after the date on which the Relevant Tower List is agreed upon by Seller and Buyer pursuant to the provisions of Section 5.10(e) or Section 5.10(f) (as applicable) (the period set forth in clause (x) or (y), as applicable, “Seller’s Audit Period”). Prior to the expiry of Seller’s Audit Period, Seller shall deliver to Buyer written notice (a “Seller’s Audit Determination”) containing Seller’s determination, with respect to each such Designated Tower, as to whether each of the conditions set forth in Section 5.13(c) are satisfied (and can reasonably be expected to be satisfied as of the Tower Swap Closing) with respect to each such Designated Tower. If Seller does not deliver a Seller’s Audit Determination within such period, Seller shall be deemed to have accepted that each of the conditions set forth in Section 5.13(c) are satisfied as of the date thereof with respect to each such Designated Tower; provided that no Seller’s Audit Determination or any such deemed acceptance shall limit or affect in any way, or otherwise result in any waiver of any of, Buyer Parent’s and Buyer’s representations and warranties set forth in Section 5.10(m) or Section 5.11(l), as applicable, or otherwise. If within ten (10) days after Buyer’s receipt thereof, Buyer delivers to Seller written notice that it disagrees with Seller’s Audit Determination, the BOD Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the disagreement by way of good faith negotiation. If, for any reason, such disagreement is not resolved within fifteen (15) days after the date of such written notice, the BOC Representatives of each of Buyer Parent and Seller shall promptly meet to resolve the dispute by way of good faith negotiation. If, for any reason, such disagreement is not resolved within thirty (30) days after the date of such written notice, the provisions of Section 9.7 shall apply to the resolution of such dispute. If Buyer does not notify Seller in writing that it disagrees with Seller’s Audit Determination within ten (10) days after Buyer’s receipt thereof, Buyer shall be deemed to have accepted Seller’s Audit Determination.

Section 5.14 Marketing Agreement. From the date hereof until the Closing, Buyer shall have the right to market, in consultation with Seller, the Designated Towers to wireless carriers for co-location opportunities; provided, that (i) Buyer shall not have (nor shall it represent to any Person that it has) any power to represent or bind Seller (or to enter into any Contract or incur any Liability on Seller’s behalf) in any way in connection therewith or for any other purpose and (ii) Seller shall have sole and absolute approval rights over all matters relating to such marketing activities and co-location arrangements, including (x) the terms, form and timing of any such co-location arrangements, (y) the entry into, replacement, renewal, amendment or termination of any Contract entered into (or to be entered into) in connection therewith and (z) the installation or modification of any equipment, or the undertaking of any other works, or the exercise or enforcement of any rights, pursuant thereto. Unless otherwise agreed in writing by the Parties, (A) Seller shall be entitled to all of the benefits accruing and (except as otherwise provided in this Agreement) be liable for all Liabilities, in each case arising with respect to the period prior to the Closing under any such Contracts, (B) the benefits and burdens of any such Contracts shall remain solely with Seller if the Closing shall not occur for any reason and (c) Buyer shall not be entitled to any commission or other fee, payment or compensation or have any Claim with respect thereto whether or not the Closing shall occur. Subject to the foregoing, Seller shall provide reasonable assistance to Buyer prior to the Closing in connection with Buyer’s marketing activities by providing reasonable access to the Designated Towers upon reasonable prior notice; provided, that any such access shall be conducted in such a manner as not to interfere with the operation of Seller’s businesses (whether relating to the Designated Towers or otherwise).

Section 5.15 Buyer Parent’s Shareholders Meeting; Buyer Parent Guarantee.

(a) Buyer Parent shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene and hold an extraordinary meeting (the “Shareholders Meeting”) of its shareholders (the “Shareholders”) as promptly as practicable after the date of this Agreement to consider and vote upon a resolution of the Shareholders approving (i) the issuance of the Subscription Shares, (ii) the execution, delivery and performance of the Buyer Parent Guarantee, (iii) if and to the extent required by applicable Law or by Bapepam-LK, the purchase of the Purchased Assets and the other Transactions contemplated by this Agreement and the other Transaction Documents and (iv) in favor of any further actions necessary to effectuate the foregoing (the “Shareholder Resolution”).

(b) Without limiting the provisions of Section 5.15(a), Buyer Parent shall:

(i) use its reasonable best efforts to obtain, not later than forty five (45) days after the date of this Agreement, a report of Buyer Parent’s independent appraiser regarding Buyer Parent’s execution, delivery and performance of the Buyer Parent Guarantee and, to the extent required by applicable Law or Bapepam-LK, the other Transactions;

(ii) not later than ten (10) business days after Buyer Parent’s receipt of the report referred to in clause (i), provide written notice to Bapepam-LK (the “Notification to Bapepam-LK”) of Buyer Parent’s intention to hold the Shareholders Meeting;

(iii) as soon as reasonably practicable but not earlier than seven (7) days after the date of the Notification to Bapepam-LK, publish in at least two

(2) Indonesian language daily newspapers with national circulation an announcement (the “Announcement”) containing its plan to hold the Shareholders’ Meeting together with such information regarding Buyer’s purchase of the Purchased Assets, the issuance of the Subscription Shares and other matters as required by applicable Law;

(iv) on or as soon as reasonably practicable after the date of the Announcement, make available to Shareholders and submit to Bapepam-LK, a circular (the “Circular”) containing the information published in the Announcement, together with the report of Buyer Parent’s independent appraiser regarding the Transactions, and Buyer Parent shall use its best efforts to obtain approval thereof by Bapepam-LK as soon as practicable;

(v) not earlier than fourteen (14) days after the date of the Announcement and not later than fourteen (14) days prior to the Shareholders Meeting (in each case, excluding the date of the Announcement and the date of the invitation), publish in at least two (2) Indonesian language daily newspapers with national circulation an invitation (the “Notification to Shareholders”, and together with the Notification to Bapepam-LK, the Announcement and the Circular and including any amendments or supplements thereto, the “Approval Documents”) inviting Shareholders to attend the Shareholders Meeting; and

(vi) no later than two (2) business days after the Shareholders Meeting, (x) publish in at least two (2) Indonesian language daily newspapers one of which with national circulation and (y) report to Bapepam-LK and the IDX, the results of the Shareholders Meeting.

(c) In a manner that permits Buyer Parent to comply with its obligations under Section 5.15(a) and Section 5.15(b), Buyer Parent shall prepare the Approval Documents, together with any other documents required by applicable Laws in connection with the Shareholders Meeting. Buyer Parent shall (i) permit Seller and its counsel to review and comment upon drafts of all Approval Documents and all other material to be filed by Buyer Parent with any Governmental Entity in connection with the Shareholders Meeting prior to the filing of such materials, (ii) give Seller and its counsel reasonable time but not more than ten (10) business days to review and comment upon such materials, and (iii) consider in good faith and take into account any comments provided by Seller and its counsel. Buyer Parent shall cause the Approval Documents to comply in all respects with applicable Laws and to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) The board of directors and board of commissioners of Buyer Parent shall recommend to the Shareholders, and shall include in the Approval Documents its unanimous recommendation, that the Shareholders should vote in favor of the Shareholder Resolution.

(e) Buyer Parent shall take all reasonable action that is necessary or desirable in accordance with applicable Law to secure the approval of the Shareholder Resolution.

(f) Buyer Parent shall, except for proxies (unless otherwise requested by Seller) and other non-substantive communications and subject to any confidentiality restrictions under applicable Law, furnish promptly to Seller, or provide Seller with a copy of each notice or written communication delivered, filed or received by Buyer Parent from Shareholders in connection with the Shareholders Meeting or any filings relating thereto under applicable Laws. Buyer Parent shall provide notice to Seller of the Shareholders Meeting and invite senior management of Seller and its counsel to attend the Shareholders Meeting.

(g) Buyer Parent shall not postpone, adjourn or cancel (or propose the postponement, adjournment or cancellation of) the Shareholders Meeting except to the extent required by applicable Laws, a Governmental Entity, by binding resolution of the Shareholders’ Meeting or for quorum purposes (in the case of an adjournment) without Seller’s prior written consent. Buyer Parent shall not waive, extend or vary any time limits for the deposit of proxies, except to the extent required by applicable Laws, a Governmental Entity, by binding resolution of the Shareholders’ Meeting or for quorum purposes.

(h) As soon as practicable after the Shareholder Resolution is approved by the Requisite Vote but no later than 5 p.m. (Jakarta time) on the first business day thereafter, Buyer Parent and Seller shall each execute and deliver to the other the Buyer Parent Guarantee.

Section 5.16 Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further notices, assumptions, releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to (a) assure fully to Buyer and Seller, as applicable, and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be transferred to Buyer or Seller, as applicable, under this Agreement and the other Transaction Documents and (b) to assure fully to Seller, Buyer and their respective Affiliates and their respective successors and assigns, (i) the assumption by Buyer or Seller of, and release of Seller or Buyer from, of all Liabilities intended to be assumed by Buyer or Seller, as applicable, under this Agreement and (ii) the valid issuance to Seller of the Subscription Shares free and clear of all Encumbrances, and to otherwise make effective the Transactions.

Section 5.17 Public Announcements; Contacts with Other Parties.

(a) Seller and Buyer Parent each agree to issue a press release in the form which has previously been agreed to by the other Party, to announce the execution of this Agreement. Seller and Buyer Parent each agree to issue a press release, reasonably acceptable to the other Party, to announce the Closing.

(b) Prior to the Closing (and, prior to each Tower Return Closing, with respect to any matter relating to the Tower Return Option, and prior to the Tower Swap Closing, with respect to any matter relating to the Tower Swap Option), each of Buyer Parent and Buyer shall not, and shall cause its Representatives not to, issue or cause the publication of any press release or public announcement with respect to the Transactions without the express prior approval of Seller, which approval shall not be unreasonably withheld or delayed; provided, that (i) Buyer Parent may make the announcements contemplated by Section 5.15 in connection with the

Shareholders Meeting subject to Buyer Parent complying with the terms thereof, (ii) any publication, press release or public announcement required to be made by Buyer Parent by any Law or stock exchange requirements that may apply to Buyer Parent or any of its Affiliates, shall be permitted if in a form approved by Seller (such approval not to be unreasonably withheld or delayed) and (iii) Buyer Parent may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with a prior publication, press release or public announcement approved by Seller pursuant to this Section 5.17.

(c) Prior to the Closing (and, prior to each Tower Return Closing, with respect to any matter relating to the Tower Return Option, and prior to the Tower Swap Closing, with respect to any matter relating to the Tower Swap Option), Seller shall not, and shall cause its Representatives not to, issue or cause the publication of any press release or public announcement with respect to the Transactions without the express prior approval of Buyer Parent, which approval shall not be unreasonably withheld or delayed; provided, that (i) any publication, press release or public announcement required to be made by Seller by any Law or stock exchange requirements that may apply to Seller or any of its Affiliates, shall be permitted if in a form approved by Buyer Parent (such approval not to be unreasonably withheld or delayed) and (iii) Seller may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with a prior publication, press release or public announcement approved by Buyer Parent pursuant to this Section 5.17.

(d) As soon as practicable after the date of this Agreement, Seller, on the one hand, and Buyer Parent and Buyer, on the other hand, shall each designate two (2) Representatives to coordinate (i) Seller’s delivery to Buyer Parent and Buyer of the documentation set forth in Section 5.3(a), (ii) Buyer Parent’s and Buyer’s access to the sites on which the Designated Towers are located in the circumstances set forth in Section 5.3(a) and (iii) any actions undertaken or to be undertaken by Buyer Parent and Buyer to extend or renew any Short Leases in the circumstances set forth in Section 2.16(a). Without the prior written consent of Seller, prior to the Closing (with respect to the Purchased Assets and the Pool Tower Assets) or the Tower Swap Date (with respect to the Swapped-in Tower Assets), neither Buyer Parent nor Buyer shall, and each of Buyer Parent and Buyer shall cause their respective Representatives not to, contact (x) any employees of Seller (other than (A) Seller’s designated Representatives referred to in the first sentence of this Section 5.17(d), (B) the other employees of Seller which are designated by Seller’s Representatives referred to in the preceding clause in connection with Buyer’s access to the sites on which the Designated Towers are located in the circumstances set forth in Section 5.3(a) and (C) the other employees of Seller directly involved in the negotiation of this Agreement and the other Transaction Documents and the Transactions for the purposes of the Transactions), (y) any Governmental Entity or (z) any counterparty to any Assumed Contract (A) included in the Purchased Assets or the Pool Tower Assets or relating to the Designated Towers or the Pool Towers or (B) included in the Swapped-in Tower Assets or relating to the Swapped-in Towers (including, in each such case, any counterparty to a User Master Lease Agreement, a User Site Lease Agreement or a Real Property Lease included therein) in connection with or pertaining to the Transactions (other than in connection with the Required Buyer Governmental Approvals, as contemplated by Section 5.4 or, in coordination with Seller, any other consents, approvals and waivers required to be obtained by Buyer Parent and Buyer in connection with the Transactions). For the avoidance of doubt, the foregoing shall not restrict Buyer Parent, Buyer or any of their respective Representatives from (x) contacting any employees of Seller, any Governmental Entity or any or counterparty to any Assumed Contract in the ordinary course of business of Buyer Parent or Buyer in connection with matters that are unrelated to the Transactions or (y) contacting, in consultation with Seller, any counterparty to a Short Lease to extend or renew such Short Lease in the circumstances set forth in Section 2.16(a).

Section 5.18 Non-Solicitation. For a period of one (1) year from and after the Closing Date, neither Buyer Parent nor Buyer shall, and each of Buyer Parent and Buyer shall cause its Affiliates not to, without the express written consent of Buyer, directly or indirectly, solicit any employee of Seller to (i) leave the employment of Seller or any of its Affiliates for employment with Buyer Parent or Buyer or any of their respective Affiliates, or (ii) violate the terms of their employment contracts, or any employment arrangements, with Seller or any such Affiliate; provided, that nothing in this Section 5.18 shall (i) apply to any solicitation of any such employee who contacts Buyer Parent or Buyer or any of their respective Affiliates or any of its or their Representatives on his or her own initiative and without any direct or indirect solicitation by Buyer Parent or Buyer or any of their respective Affiliates or solely in response to a written general advertisement published in the media concerning available positions, or (ii) restrict or preclude Buyer Parent or Buyer or any of their respective Affiliates from making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms that are instructed not to solicit such employees to engage in such searches.

Section 5.19 Transfer Taxes; VAT.

(a) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary:

(i) Buyer Parent and Buyer shall bear any transfer, documentary, sales, use, stamp, registration and recording Taxes and fees, and other similar Taxes and fees, and including any interest, additions, penalties with respect thereto (the “Transfer Taxes”) and (subject to receipt of a compliant VAT invoice) VAT arising out of or in connection with the execution of this Agreement or the consummation of Transactions at the Closing (including the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities with respect thereto and the issuance of the Subscription Shares);

(ii) Seller shall bear any Transfer Taxes and (subject to receipt of a compliant VAT invoice) VAT arising out of or in connection with the transfer to Seller of Returned Towers at the Tower Return Closing or the Swapped-out Towers at the Tower Swap Closing (including the assumption of the Assumed Liabilities with respect thereto);

(iii) Buyer Parent and Buyer shall bear any Transfer Taxes and (subject to receipt of a compliant VAT invoice) VAT arising out of or in connection with the transfer to Buyer of Swapped-in Towers at the Tower Swap Closing (including the assumption of the Assumed Liabilities with respect thereto)

(iv) Seller shall (subject to Seller’s receipt of a compliant VAT invoice) bear any VAT arising out of or in connection with the transactions contemplated by Section 5.5(h) or Section 5.5(i) and Buyer Parent and Buyer shall bear any other Transfer Taxes arising out of or in connection therewith; and

(v) except as otherwise provided in this Section 5.19, each of Buyer Parent and Buyer, on the one hand, and Seller, on the other hand, shall bear any Transfer Taxes properly payable by it under applicable Law arising out of or in connection with any other Transaction contemplated hereby.

(b) Except as otherwise expressly provided in this Agreement, if any payment under this Agreement shall be subject to VAT under applicable Law, (i) the Party obligated to make such payment shall pay to the receiving Party an additional amount on account of such VAT and (ii) the receiving Party shall deliver to the paying Party a compliant VAT invoice in respect of such amount.

Section 5.20 Tax Prorations.

(a) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, but subject to the provisions of Section 5.19:

(i) all Taxes, if any, or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed before or after the Closing Date (but excluding, for the avoidance of doubt, any Taxes levied in respect of the overall net income or capital gains of Seller), shall be prorated between Seller and Buyer as of the Effective Time on the Closing Date based on the number of days in such period ending on or before the Closing Date and the number of days in such period beginning following the Closing Date;

(ii) all Taxes, if any, or similar ad valorem obligations levied with respect to the Returned Tower Assets for any taxable period that includes the applicable Tower Return Date and ends after the applicable Tower Return Date, whether imposed before or after the applicable Tower Return Date (but excluding, for the avoidance of doubt, any Taxes levied in respect of the overall net income or capital gains of Buyer), shall be prorated between Seller and Buyer as of the Effective Time on the Tower Return Date based on the number of days in such period ending on or before the applicable Tower Return Date and the number of days in such period beginning following the applicable Tower Return Date; and

(iii) all Taxes, if any, or similar ad valorem obligations levied with respect to the Swapped-in Tower Assets or the Swapped-out Tower Assets for any taxable period that includes the Tower Swap Date and ends after the Tower Swap Date, whether imposed before or after the Tower Swap Date (but excluding, for the avoidance of doubt, any Taxes levied in respect of the overall net income or capital gains of Seller or Buyer), shall be prorated between Seller and Buyer as of the Effective Time on the Tower Swap Date based on the number of days in such period ending on or before the Tower Swap Date and the number of days in such period beginning following the Tower Swap Date.

(b) The Party charged by Law with paying a Tax described in this Section 5.20 shall be responsible for administering and filing all Tax Returns with respect to such Tax. If any Taxes subject to proration are paid by Buyer, on the one hand, or Seller, on the other hand, the proportionate amount of such Taxes attributable to the other party that are paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other party after the payment of such Taxes (or promptly following the receipt of any such refund).

Section 5.21 Tax Cooperation. Seller, Buyer Parent and Buyer will cooperate with each other in paying any Taxes, filing any Tax Return and conducting any Tax audit (including, without limitation, any judicial or administrative proceeding) relating to Taxes described in Section 5.19 and Section 5.20, or Taxes relating to periods ending on or prior to the Closing Date, the Tower Return Date or the Tower Swap Date and, except as set forth to the contrary in this Agreement, in connection therewith take such action as the other Party or Parties may reasonably request. Seller, on the one hand, and Buyer Parent and Buyer, on the other hand, agree to reimburse each other for reasonable out-of-pocket expenses incurred by the other in connection with satisfying their respective obligations under this Section 5.21.

Section 5.22 Supplementary Disclosures. From time to time until five (5) business days prior to the anticipated Closing Date, each Party may at its option deliver written supplements or amendments (each a “Supplementary Disclosure”) which reflect facts or circumstances occurring or arising after the date of this Agreement that such Party believes could cause the representations and warranties made by it in this Agreement if made at and as of the Closing Date to be untrue or inaccurate; provided, that a Supplementary Disclosure (i) shall only supplement or amend the Seller’s Disclosure Schedules or the Buyer’s Disclosure Schedules, as applicable, for the purposes of the representations and warranties given at and as of the Closing Date set forth in the Seller’s Closing Certificate or the Buyer’s Closing Certificate, as applicable, and (ii) shall be disregarded and shall not have any effect for the purposes of representations and warranties given by Buyer Parent, Buyer and Seller on the date hereof or for the purposes of Section 6.2(c), 6.3(c), 7.1(d) or 7.1(e); provided, further, that (x) any Supplementary Disclosure by Seller with respect to the Specific Tower Representations or the representations and warranties set forth in Section 3.7 (Title to Designated Towers) shall not update or have the effect of qualifying such representations and warranties given as of the Closing Date pursuant to Seller’s Closing Certificate and (y) any Supplementary Disclosure by Buyer Parent or Buyer with respect to the representations and warranties set forth in Section 4.4 (Capitalization), Section 4.5 (Financial Statements), Section 4.6 (Absence of Certain Changes) (other than clause (f) thereof) or Section 4.7 (Public Filings) shall not update or have the effect of qualifying such representations and warranties given as of the Closing Date pursuant to Buyer’s Closing Certificate.

Section 5.23 Investigation by Buyer Parent and Buyer. Each of Buyer Parent and Buyer is a sophisticated purchaser who is familiar with (a) the type of rights, properties and Liabilities included in the Purchased Assets, any Swapped-in Tower Assets and the Assumed Liabilities with respect thereto and (b) businesses of the same type as conducted by Seller in connection with the Designated Towers and any Swapped-in Tower Assets. Each of Buyer Parent and Buyer has conducted its own independent review and analysis of the Purchased Assets and the Assumed Liabilities with respect thereto and acknowledges that each of Buyer Parent and Buyer has been provided sufficient access to the contracts and records of Seller comprising or relating to the Purchased Assets and the Assumed Liabilities with respect thereto for such purpose but that the inclusion of any information in any document delivered or made available to Buyer Parent or Buyer (including information included in the Seller’s Disclosure Schedules, and any other document delivered or information made available by Seller or any of its Representatives) shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. In entering into this Agreement and the other Transaction Documents, each of Buyer Parent and Buyer has and will have relied solely upon the express representations and warranties of Seller set forth in Article III (as qualified by the information set forth in the Seller’s Disclosure Schedules) and in the other Transaction Documents, as applicable, and its own investigation and analysis. Each of Buyer Parent and Buyer acknowledges that, except for the representations and warranties of Seller expressly set forth in Article III and Section 5.11(l) and the Seller’s Closing Certificate, neither Seller nor any of its Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer Parent or Buyer or any of their respective Representatives. Each of Buyer Parent and Buyer acknowledges that, except as expressly set forth in the representations and warranties of Seller in Article III and Section 5.11(l) and the Seller’s Closing Certificate, there are no representations or warranties by Seller or any of its Representatives of any kind, express or implied, with respect to the Purchased Assets, the Swapped-in Tower Assets or the Assumed Liabilities with respect thereto, and Buyer is purchasing the Purchased Assets and the Swapped-in Tower Assets “as is”, “where is” and “with all faults”. Without limiting the generality of the foregoing, Buyer Parent and Buyer each acknowledge that except as expressly set forth in the representations and warranties of Seller in Article III and Section 5.11(l) and the Seller’s Closing Certificate neither Seller nor any of its Representatives makes any express or implied representations and warranties as to the sales or profitability or performance of the Purchased Assets or the Swapped-in Tower Assets or Seller’s business relating thereto, and except as expressly set forth in the representations and warranties of Seller in Article III and Section 5.11(l) and the Seller’s Closing Certificate there are no express or implied warranties as to merchantability or fitness for a particular purpose or representations or warranties arising by statute or otherwise in law, from a course of dealing or usage of trade or otherwise. Buyer Parent and Buyer further acknowledge that (i) the Closing is not conditional in any way upon (x) the receipt of any or all of the Landlord Consents, the Other Required Consents or the Specified Tower Permits or (y) the extension or renewal of any or all of the Short Leases, (ii) except for Seller’s representation set forth in Section 3.6(b) with respect to an IMB having been obtained as of Closing with respect to certain Designated Towers, Seller and its Representatives provide no representation or warranty as to (x) the availability of any or all of the Landlord Consents, the Other Required Consents or the Specified Tower Permits or (y) Buyer Parent’s or Buyer’s ability to extend or renew any or all of the Short Leases and (iii) neither Seller nor its Representatives shall have any obligations or Liability with respect thereto or the absence thereof, except, in the case of Seller, to the extent of Seller’s obligations with respect thereto expressly set forth in Section 5.10 or, in the case of the Short Leases and the Short Lease Towers only, Section 2.16. Without limiting the foregoing, Buyer Parent and Buyer acknowledge and agree that (i) the

Closing is not conditional in any way upon Buyer Parent or Buyer obtaining financing to consummate the Transactions or for any other purpose and (ii) none of the covenants or obligations of Buyer Parent or Buyer under this Agreement or the other Transaction Documents (including the requirement to purchase and pay for the Purchased Assets at Closing) will be limited or qualified in any way by (x) any matter set forth in or referred to in Schedule 4.3(c) of the Buyer’s Disclosure Schedules, including Buyer Parent’s or Buyer’s failure to obtain any consent or approval referred to in Schedule 4.3(c) of the Buyer’s Disclosure Schedules, (y) Buyer Parent’s or Buyer’s failure to obtain financing to consummate the Transactions or for any other purpose or (z) Buyer Parent, Buyer or any Finance Party of Buyer Parent or Buyer or any agent on their behalf failing to execute a Notice of Assignment on the terms set forth in Schedule 9.8.

Section 5.24 Investigation by Seller. Seller is a sophisticated purchaser who is familiar with (a) the type of rights, properties and Liabilities included in the Returned Tower Assets (if any), the Swapped-out Tower Assets (if any) and the Assumed Liabilities with respect thereto and (b) businesses of the same type as conducted by Buyer Parent. Seller has conducted its own independent review and analysis of the Subscription Shares and acknowledges that it has been provided sufficient access to the contracts and records of Buyer Parent for such purpose but that the inclusion of any information in any document delivered or made available to Seller (including information included in the Buyer’s Disclosure Schedules, and any other document delivered or information made available by Buyer Parent, Buyer or any of their respective Representatives) shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. In entering into this Agreement and the other Transaction Documents, Seller has and will have relied solely upon the express representations and warranties of Buyer Parent and Buyer set forth in Article IV and Buyer’s Closing Certificate (each as qualified by the information set forth in the Buyer’s Disclosure Schedules to the extent permitted by Section 5.22) and the express representations and warranties of Buyer Parent and Buyer set forth in Section 5.10(m) and Section 5.11(l) and in the other Transaction Documents, as applicable, and its own investigation and analysis. Seller acknowledges that, except for the representations and warranties of Buyer Parent and Buyer expressly set forth in Article IV, Section 5.10(m) and Section 5.11(l), the Buyer’s Closing Certificate and the other Transaction Documents, none of Buyer Parent, Buyer or any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Seller or any of its Representatives. Seller acknowledges that, except as expressly set forth in the representations and warranties of Buyer Parent and Buyer in Article IV, Section 5.10(m) and Section 5.11(l) and the Buyer’s Closing Certificate, there are no representations or warranties by Buyer Parent, Buyer or any of their respective Representatives of any kind, express or implied, with respect to the Subscription Shares, the Returned Tower Assets (if any), the Swapped-out Tower Assets (if any) or the Assumed Liabilities with respect thereto, and Seller is purchasing the Returned Tower Assets (if any) and the Swapped-out Tower Assets (if any) “as is”, “where is” and “with all faults”. Without limiting the generality of the foregoing, Seller acknowledges that except as expressly set forth in the representations and warranties of Buyer Parent and Buyer in Article IV, Section 5.10(m) and Section 5.11(l) and the Buyer’s Closing Certificate none of Buyer Parent, Buyer or any of their respective Representatives makes any express or implied representations and warranties as to the sales or profitability or performance of Buyer Parent, the Returned Tower Assets (if any), the Swapped-out Tower Assets (if any) Buyer Parent’s or Buyer’s business relating thereto, and except as expressly set forth in the representations and warranties of Buyer Parent and Buyer in Article IV, Section 5.10(m) and Section 5.11(l), the Buyer’s Closing Certificate and the other Transaction Documents there are no express or implied warranties as to merchantability or fitness for a particular purpose or representations or warranties arising by statute or otherwise in law, from a course of dealing or usage of trade or otherwise.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligations at Closing. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction (or, to the extent permitted by applicable Law, waiver in writing by the Parties, whether in whole or in part) on or prior to the Closing Date of each of the following conditions:

(a) The Required Governmental Approvals shall have been obtained or given, as applicable, and shall be in full force and effect.

(b) There shall not be in effect any Order or Law which makes illegal or enjoins or prevents the consummation of the Transactions; provided, that the Parties shall use reasonable best efforts to have any such Order vacated or lifted.

(c) The Shareholder Resolution shall have been approved by the Requisite Vote in accordance with applicable Law and the Organizational Documents of Buyer Parent.

(d) Each User Consent with respect to the User Master Lease Agreements included in the Purchased Assets (including any amended, modified or replaced Contracts entered into to or to be entered into pursuant to Section 5.4(d)) shall have been obtained on terms acceptable to Seller and Buyer, each acting reasonably.

(e) Seller shall have received all consents and/or waivers from the holders of Indebtedness of Seller or its Affiliates, as are necessary, in Seller’s opinion, in connection with its execution of this Agreement and the consummation of the Transactions, in each case on terms and conditions satisfactory to Seller, including consents and/or waivers with respect to each of the Contracts listed on Schedule 3.3(c) of the Seller’s Disclosure Schedules.

Section 6.2 Conditions to Obligations of Seller at Closing. The obligations of Seller to consummate the Closing shall be subject to the satisfaction (or waiver in writing by Seller, whether in whole or part) on or prior to the Closing Date of each of the following conditions:

(a) Buyer Parent shall have duly executed and delivered the Buyer Parent Guarantee pursuant to Section 5.15(h) within the time period specified therein, and Buyer Parent, Buyer and each Major Shareholder shall have duly executed and delivered each of the other Transaction Documents to which it is a party.

(b) Buyer Parent, Buyer and each Major Shareholder shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement and the other Transaction Documents on or prior to the Closing Date.

(c) The representations and warranties of Buyer Parent, Buyer and each Major Shareholder contained in this Agreement and the other Transaction Documents (in each case disregarding and without giving effect to any Supplementary Disclosure) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except, in each case, for such failures of representations and warranties to be true and correct (without giving effect to any materiality, “material adverse effect” or similar qualification contained in any such representations and warranties) which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) There shall not have occurred after the date of this Agreement any change in applicable Law (or its interpretation by the Indonesian tax office) that would (i) increase the capital gains or income Tax payable by Seller or its Affiliates with respect to the Transactions or (ii) impose on Seller or its Affiliates any new Tax in respect of the Transactions (other than any such new Tax paid by Buyer Parent or Buyer under the terms of this Agreement).

(e) No Buyer Material Adverse Effect shall have occurred and be continuing.

(f) Seller shall have received all Other Required Consents (other than those referred to in Section 6.1(e)), as are necessary, in Seller’s opinion, in connection with its execution of this Agreement and the consummation of the Transactions, in each case on terms and conditions satisfactory to Seller, including consents and/or waivers with respect to each of the Contracts listed on Schedule 3.3(c) of the Seller’s Disclosure Schedules.

(g) Seller shall have received from a qualified appraiser registered with Bapepam-LK a fairness opinion with respect to the Transactions to the extent such opinion is required by applicable Indonesian Law.

(h) Each counterparty to an “Other MLA” (as defined in the Seller Master Lease Agreement) shall have entered into an agreement on terms reasonably satisfactory to Seller to amend such Other MLA, effective as of the Closing, to include a discretionary relocation right on the terms set forth in Article X of the Seller Master Lease Agreement.

(i) Contemporaneously with Buyer Parent or Buyer assigning or granting to any Finance Party a Security Interest over any of its rights or interests under this Agreement or any of the other Transaction Documents, Buyer Parent and Buyer shall have delivered to Seller a Notice of Assignment with respect thereto duly executed by Buyer Parent, Buyer and each such Finance Party (or an agent duly authorized to execute such document on such Finance Party’s behalf), in each case, in accordance with the provisions of Section 9.8.

(j) Buyer Parent and Buyer shall have delivered to Seller a certificate (the “Buyer’s Closing Certificate”) in the form of Schedule 6.2(j) signed by an executive officer of Buyer Parent and an executive officer of Buyer dated as of the Closing Date.

Section 6.3 Conditions to Obligations of Buyer Parent and Buyer at Closing. The obligations of Buyer Parent and Buyer to consummate the Closing shall be subject to the satisfaction (or waiver in writing by Buyer Parent or Buyer, whether in whole or part) on or prior to the Closing Date of each of the following conditions:

(a) Seller shall have duly executed and delivered each of the Transaction Documents to which it is a party.

(b) Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement and the other Transaction Documents at or prior to the Closing Date.

(c) The representations and warranties of Seller contained in this Agreement and the other Transaction Documents (in each case disregarding and without giving effect to any Supplementary Disclosure) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except, in each case, for such failures of representations and warranties to be true and correct (without giving effect to any materiality, “material adverse effect” or similar qualification contained in any such representations and warranties) which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d) No Seller Material Adverse Effect shall have occurred and be continuing.

(e) There shall not have occurred after the date of this Agreement any change in applicable Law (or its interpretation by the Indonesian tax office) that would (i) require Buyer to withhold or deduct from the amount payable by it at the Closing as set forth in Section 2.6(a)(ii) any amount on account of Tax or (ii) impose on Buyer any new Tax in respect of the Transactions (other than any such new Tax paid by Seller under the terms of this Agreement).

(f) Buyer Parent shall have received from a qualified appraiser registered with Bapepam-LK a fairness opinion with respect to the Transactions to the extent such opinion is required by applicable Indonesian Law.

(g) Seller shall have delivered to Buyer Parent and Buyer a certificate (the “Seller’s Closing Certificate”) in the form of Schedule 6.3(g) signed by an executive officer of Seller dated as of the Closing Date.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Parties;

(b) by Seller or Buyer Parent, upon written notice to the other if the Closing shall not have occurred on or before July 31, 2012 (the “Long-Stop Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if it (or, in the case of Buyer Parent, Buyer or any Major Shareholder) is then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement or the other Transaction Documents (other than the Specific Tower Representations);

(c) by Seller or Buyer Parent, if a competent Governmental Entity shall have denied a Required Governmental Approval that must be issued by it in order to consummate the Transactions or issued an Order, or taken any other action which, in any such case, makes illegal or enjoins or prevents consummation of the Transactions and such Order or other action shall have become final and non-appealable; provided, that (i) the right to terminate this Agreement under this Section 7.1(c) shall not be available to a terminating Party if the terminating Party has failed to perform in any material respect its obligations under Section 5.4(a) or (e) and such failure has been the cause of, or results in, the issuance by the Governmental Entity of such Order or other action; and (ii) the Party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such Order or other action in all material respects in accordance with Section 5.4;

(d) by Seller, so long as Seller is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement or the other Transaction Documents (other than the Specific Tower Representations), if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement or the other Transaction Documents on the part of Buyer Parent, Buyer or any Major Shareholder (in each case disregarding and without giving effect to any Supplementary Disclosure), which breach causes or would reasonably be expected to cause, individually or in the aggregate with other breaches on the part of Buyer Parent, Buyer and each Major Shareholder, the condition set forth in Section 6.2(b) or (c) not to be satisfied and such breach cannot be cured or has not been cured to the extent that the condition in Section 6.2(b) or (c) could be satisfied by the earlier of (x) thirty (30) days (which period may be extended by Seller on giving notice of extension to Buyer Parent or Buyer) after receipt by Buyer Parent or Buyer of notice in writing from Seller, specifying the nature of such breach and requesting that it be remedied and (y) the Long-Stop Date;

(e) by Buyer Parent, so long as none of Buyer Parent, Buyer or any Major Shareholder is then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement or the other Transaction Documents, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement or the other Transaction Documents on the part of Seller (in each case disregarding and without giving effect to any Supplementary Disclosure), which breach causes or would reasonably be expected to cause, individually or in the aggregate with other breaches on the part of Seller, the condition set forth in Section 6.3(b) or (c) not to be satisfied and such breach cannot be cured or has not been cured to the extent that the condition in Section 6.3(b) or (c) could be satisfied by the earlier of (x) thirty (30) days (which period may be extended by Buyer Parent on giving notice of extension to Seller) after receipt by Seller of notice in writing from Buyer Parent, specifying the nature of such breach and requesting that it be remedied and (y) the Long-Stop Date;

(f) by Seller or Buyer Parent, upon written notice to the other Party, if (i) the Shareholders Meeting is held, but the Shareholder Resolution is not approved by the Requisite Vote at the Shareholders Meeting (including any adjournment or postponement thereof) or (ii) the Shareholder Resolution is not approved by the Requisite Vote prior to the Long-Stop Date; or

(g) by Seller, upon written notice to Buyer Parent, if by 5:00 p.m. (Hong Kong time) on the fifth (5th) business day after the date of this Agreement, Buyer Parent or Buyer shall not have deposited the Deposit with the Escrow Agent pursuant to Section 2.7(a).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any Party hereto or any of its Affiliates or their respective Representatives, other than the provisions of Section 2.7, Section 5.3(d), this Section 7.2 and Article IX; provided, that nothing contained in this Section 7.2 shall relieve any Party to this Agreement from Liability to another Party for fraud or any breach or violation of this Agreement prior to termination. In the event this Agreement is terminated pursuant to Section 7.1, (i) each of Buyer Parent and Buyer will deliver to Seller all documents, work papers and other materials of Seller relating to the Purchased Assets, whether obtained before or after the execution hereof and (ii) Seller will deliver to Buyer Parent all documents, work papers and other materials of Buyer Parent and Buyer relating to the Subscription Shares, whether obtained before or after the execution hereof.

Section 7.3 Termination Due To Buyer Material Adverse Change After Closing. If (i) the representation and warranty set forth in Section 4.6(iii) (relating to the absence of any change, event, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Buyer Material Adverse Effect) is true and correct as of the date of this Agreement; (ii) one or more events occur after the date of this Agreement which (if Closing were to occur) would cause Buyer Parent’s representation and warranty under Section 4.6(iii) as of the Closing Date to be contained in the Buyer’s Closing Certificate to be untrue as of the Closing; (iii) as a result of the events referred to in clause (ii), Seller terminates this Agreement; and (iv) if the events in clause (ii) had not occurred, there would be no other basis for Seller to terminate this Agreement and retain the Deposit, then the Deposit shall not be forfeited but shall be returned to Buyer pursuant to the provisions of Section 2.7(b).

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. All representations and warranties contained in, or made in any certificate delivered pursuant to, this Agreement (including Seller’s Closing Certificate and Buyer’s Closing Certificate, as applicable) will survive the Closing (and, in the case of the representations and warranties set forth in Section 5.10(m), the applicable Tower Return Closing and, in the case of the representations and warranties set forth in Section 5.11(l), the Tower Swap Closing), until (i) in the case of the Specific Tower Representations, the Applicable Compliance Notice Cut-Off Date or (ii) in the case of such other representations and warranties made by Seller, Buyer Parent or Buyer, the date which is eighteen (18) months after the Closing Date (the date specified in clause (i) or (ii), as applicable, the “Applicable Survival Period”); provided, that the representations and warranties of Seller set forth in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3 (No Conflict; No Violation; Consents and Approvals) and Section 3.7 (Title to Designated Towers) and the representations and warranties of Buyer Parent and Buyer in Section 4.1 (Organization), Section 4.2 (Authority; Enforceability), Section 4.3 (No Conflict; No Violation; Consents and Approvals), Section 4.4 (Capitalization), Section 5.10(m) and Section 5.11(l) (the “Fundamental Representations”) will, in each case, survive the closing and the Applicable Survival Period until the expiration of the applicable statute of limitations. Except as provided in the proviso to the immediately preceding sentence with respect to the Fundamental Representations, the Parties intend to shorten the statute of limitations and agree that no Claims may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the expiry of the Applicable Survival Period.

Section 8.2 Indemnification.

(a) Subject to the limitations expressly set forth in Section 8.1, Section 8.3 and Section 9.7(e), Seller shall indemnify, defend and hold harmless Buyer and its Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses suffered or incurred by the Buyer Indemnified Parties (whether or not involving a third party claim) arising or resulting from (i) any breach by Seller of or inaccuracy in its representations and warranties contained in or made by or pursuant to this Agreement or any certificate delivered pursuant to this Agreement (including Seller’s Closing Certificate), other than a breach of or inaccuracy in (x) any such representation or warranty concerning the subject matter to which the Specific Tower Representations relate or (y) the Specific Tower Representations (in each case whether under Section 3.6 or pursuant to the Seller Closing Certificate) (in each case having regard and giving effect to the Seller’s Disclosure Schedules including, subject to the provisions of Section 5.22, any Supplementary Disclosures but, in each case, only to the extent set forth in the preamble to Article III), (ii) any breach by Seller of any covenants contained in this Agreement, (iii) the Retained Liabilities or the Assumed Liabilities of Seller with respect to any Returned Tower Assets and any Swapped-out Tower Assets, as applicable (iv) the ownership and operation of the Purchased Assets prior to the Closing, the Returned Tower Assets on and after the applicable Tower Return Closing or the Swapped-out Tower Assets on and after the Tower Swap Closing, as applicable.

(b) Subject to the limitations expressly set forth in Section 8.1, Section 8.3 and Section 9.7(e), each of Buyer Parent and Buyer shall jointly and severally indemnify, defend and hold harmless Seller and its Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by the Seller Indemnified Parties (whether or not involving a third party claim) arising or resulting from (i) any breach by Buyer Parent or Buyer of or inaccuracy in its representations and warranties contained in or made by or pursuant to this Agreement or any certificate delivered pursuant to this Agreement (including Buyer’s Closing Certificate) (in each case having regard and giving effect to the Buyer’s Disclosure Schedules including, subject to the provisions of Section 5.22, any Supplementary Disclosures but, in each case, only to the extent set forth in the preamble to Article IV), (ii) any breach by Buyer Parent or Buyer of any covenants contained in this Agreement, (iii) the Assumed Liabilities with respect to the Purchased Assets or the Assumed Liabilities with respect to the Swapped-in Tower Assets, (iv) the ownership and operation of (x) the Purchased Assets on and after the Closing, (y) the Swapped-in Tower Assets on and after the Tower Swap Date and (z) the Swapped-out Tower Assets on and after the Closing and through and including the Tower Swap Date or (v) without limiting the foregoing, any Claim by any counterparty to a Real Property Lease or any Person claiming through such counterparty (including any of such counterparty’s successors or assigns or any holder of any Encumbrance or other right granted by it), whether in a Lease Default Notice or otherwise, that (x) the transfer of legal title to (A) a Designated Tower or any of the Purchased Assets or (B) a Swapped-in Tower or any of the Swapped-in Tower Assets or (y) the execution of this Agreement, the other Transaction Documents or the consummation of the Transactions contemplated hereby or thereby, in any such case, (A) has breached or resulted in, or will breach or result in, a default under any Real Property Lease included in the Purchased Assets, (B) has given rise, or will give rise, to a right of any counterparty to a Real Property Lease to terminate any such Real Property Lease or (C) requires, or will require, any consent, approval or waiver of any counterparty to a Real Property Lease.

(c) A Party that seeks indemnity under this Section 8.2 (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the Parties or from Third Party Claims described in Section 8.2(d). The Claim Notice must contain (i) reasonable detail regarding the nature of the Claim and the matter or matters giving rise to it and upon which it is based and, so far as practicable, the amount Claimed and (ii) a demand for payment of those Losses.

(d) If the Indemnified Party seeks indemnity under this Section 8.2 in response to a Claim by a Person that is not a Party to this Agreement (a “Third Party Claim”), then the Indemnified Party shall give a Claim Notice to the Indemnifying Party promptly, but in no event later than fourteen (14) days after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim and shall include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and (ii) the assertion of the Claim or the notice of the commencement of any Claim relating to such Third Party Claim; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto.

(e) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, assume at any time control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim; provided, however, that the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense.

(f) The Indemnifying Party shall not agree to any settlement of, or consent to the entry of any Order (other than a Order of dismissal on the merits without costs) arising from,

any such Third Party Claim without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Order and such settlement or Order includes a full, complete and unconditional release of the Indemnified Party from further Liability and no admission of fault by the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any Order (other than an Order of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party.

Section 8.3 Limitations on Liability.

(a) From and after Closing, notwithstanding anything to the contrary contained in this Agreement but except as set forth in Section 8.3(b), none of Seller, Buyer Parent or Buyer shall have any Liability under Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(b)(i) or Section 8.2(b)(ii) (collectively, the “Relevant Provisions”) to the extent that the Losses with respect thereto result from:

(i) in the case of Seller, any individual Claim (or matter giving rise to a Claim) where the Losses from such Claim and all related Claims against Seller are less than US$150,000 (it being agreed, for the purposes of this clause (i), that each Claim made in respect of a breach of Section 3.9 shall be taken to be related to each other Claim in respect of a breach of Section 3.9);

(ii) in the case of Buyer Parent and Buyer, any individual Claim (or matter giving rise to a Claim) where the Losses from such Claim and all related Claims against Buyer Parent or Buyer are less than US$150,000;

(iii) in the case of Seller, any individual Claim (or matter giving rise to a Claim) unless and until the amount that would be recoverable from Seller (but for this paragraph) in respect of such Claim when aggregated with other amounts so recovered or recoverable from Seller in respect of all other Claims under the Relevant Provisions (if any) exceeds US$5,000,000 (or its equivalent in any other currencies) and, in such case, for all such amounts;

(iv) in the case of Buyer Parent and Buyer, any individual Claim (or matter giving rise to a Claim) unless and until the amount that would be recoverable from Buyer Parent or Buyer (but for this paragraph) in respect of such Claim when aggregated with other amounts so recovered or recoverable from Buyer Parent or Buyer in respect of all other Claims under the Relevant Provisions (if any) exceeds US$5,000,000 (or its equivalent in any other currencies) and, in such case, for all such amounts;

(v) in the case of Seller, any Claim to the extent that the aggregate amount of such Claim together with all other Claims against Seller under the Relevant Provisions exceeds US$40,000,000 (or its equivalent in any other currencies);

(vi) in the case of Buyer Parent and Buyer, any Claim to the extent that the aggregate amount of such Claim together with all other Claims against Buyer Parent or Buyer under the Relevant Provisions exceeds US$40,000,000 (or its equivalent in any other currencies);

(vii) in the case of Seller, Buyer Parent or Buyer, any Claim for breach of a representation or warranty that does not expressly survive the Applicable Survival Period unless, on or before the expiry of the Applicable Survival Period, another Party shall have delivered to Seller a Claim Notice pursuant to Section 8.2(b) with respect to such Claim; or

(viii) in the case of Seller, Buyer Parent or Buyer, any Claim duly notified under clause (vii) above that has not previously been satisfied, settled or withdrawn prior to the expiry of the Applicable Survival Period or, if earlier, the date which is six (6) months after the Claim was duly notified under clause (vii), unless proceedings (including arbitral proceedings) in respect of such Claim shall previously have been issued and served on it (and any such unsatisfied, unsettled or unwithdrawn Claim shall become fully barred and unenforceable against it, and shall be deemed to have been withdrawn).

(b) The limitations set forth in Section 8.3(a) shall not apply to any Claim (or Losses relating to a Claim) arising or resulting from (i) a breach of Section 2.3 (Purchase Price; Assumed Liabilities), Section 2.6(a)(i) or (ii) (Deliveries), Section 2.7 (Deposit), Section 2.9 (Post-Closing Adjustment), Section 2.10 (Post-Closing Apportionment), Section 2.13 (Earn-Out), Section 2.14 (Committed Co-Locations), Section 5.5 (Non-Transferable Items), Section 5.6 (Specified Tower Permits in Seller’s Name), Section 5.10 (Specific Tower Representations: Seller Cure Period; Buyer Cure Period; Remedy for Breach), Section 5.11 (Co-Location Representation: Remedy for Breach), Section 5.12 (Excess Equipment), Section 5.18 (Non-Solicitation), Section 5.19 (Transfer Taxes) or Section 5.20 (Tax Prorations) or (ii) a breach of or inaccuracy in any of the Fundamental Representations. The limitations set forth in Section 8.3(a) shall not apply to any Claim (or Losses relating to a Claim) arising under or referred to in Section 8.2(b)(v).

(c) Notwithstanding any other provision of this Agreement, in no event shall the aggregate Liability of Seller to Buyer Parent or Buyer under or in connection with this Agreement (including Seller’s Liability for or in connection with (i) Claims (or Losses relating to a Claim) pursuant to this Article VIII or any certificate delivered pursuant to this Agreement (including the Seller’s Closing Certificate) and (ii) payment of the Returned Tower Purchase Price with respect to each exercise of the Tower Return Option or the Tower Call Option), exceed the amount of the Final Up-Front Purchase Price received by Seller less the Subscription Amount.

(d) The amount of any and all Losses Seller or a Buyer Party is liable with respect to any Claim shall be net of any Tax benefit to which any Buyer Party (in the case of a Claim by Seller) or Seller (in the case of a claim by a Buyer Party) is entitled by reason of payment of such Liability (taking into account any Tax cost or reduction in such Tax benefits by reason of receipt of the such payment) and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, it with respect to such Losses or any of the circumstances giving rise thereto. In connection therewith, if, at any time following payment by Seller or a Buyer Party of any amounts of Losses due under this Agreement, a Buyer Party (in the case by a payment by Seller) or Seller (in the case of a payment by a Buyer Party) receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, it shall promptly remit to the paying Party or Parties such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding payment made by the paying Party or Parties. Each Party shall use (and shall cause its Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any such Losses (in which case the net proceeds thereof will reduce the Losses).

(e) Except in the case of fraud, in no event shall Seller have any Liability for Losses arising from the Purchased Assets (including the ownership or operation thereof) on or after the Closing or arising from the Swapped-in Tower Assets (including the ownership or operation thereof) after the Tower Swap Date. In no event shall any of the limitations set forth in this Section 8.3 limit Buyer’s assumption of, and Liability for, the Assumed Liabilities with respect to the Purchased Assets or the Assumed Liabilities with respect to Swapped-in Tower Assets.

(f) Neither Seller nor the Buyer Parties shall have any Liability for Losses arising from breach of a representation or warranty that arises solely as a result of any Law promulgated by a Governmental Entity that comes into effect after the date hereof and that is retrospective in effect. Seller shall not have any Liability for Losses arising from breach of a representation or warranty that arises solely as a result of any act or omission to act by a Buyer Party or its Representatives. Neither Buyer Parent nor Buyer shall have any Liability for Losses arising from breach of a representation or warranty that arises solely as a result of any act or omission to act by Seller or its Representatives.

(g) Each Party shall use its commercially reasonable efforts to mitigate any Losses with respect to any Claim which it may be entitled to make pursuant to this Agreement.

(h) Notwithstanding any other provision of this Agreement, in no event shall Seller have any Liability to Buyer Parent or Buyer under or in connection with this Agreement (including for or in connection with Claims (or Losses relating to a Claim) pursuant to this Article VIII or any certificate delivered pursuant to this Agreement (including the Seller’s Closing Certificate), whether prior to or after the Closing, with respect to (i) any Short Lease Towers (or the Purchased Assets with respect thereto) that become Pre-Closing Swapped-out Towers or (ii) any Pool Towers (or the Pool Tower Assets with respect thereto) that do not become Pre-Closing Swapped-in Towers).

Section 8.4 Exclusive Remedy.

(a) Notwithstanding any other provision of this Agreement, except for the Parties’ obligations under Section 2.9 (Post-Closing Adjustment), Section 2.13 (Earn-Out), Section 5.5 (Non-Transferable Items), Section 5.6 (Specified Tower Permits in Seller’s Name), Section 5.10 (Specific Tower Representations: Seller Cure Period; Buyer Cure Period; Remedy for Breach), Section 5.11 (Co-Location Representation: Remedy for Breach), Section 5.12

(Excess Equipment) and Section 5.18 (Non-Solicitation), and except as set forth in Section 8.4(b) with respect to the Specific Tower Representations or Section 8.4(c) with respect to any Excess Equipment, from and after the Closing, the sole and exclusive remedy of a Party for any breach of a representation, warranty or covenant set forth in this Agreement, the Seller’s Closing Certificate or the Buyer’s Closing Certificate will be pursuant to the provisions of this Article VIII.

(b) Notwithstanding any other provision of this Agreement, (i) the sole and exclusive remedy of a Buyer Party for or in connection with (x) any breach of the Specific Tower Representations (whether under Section 3.6 or pursuant to the Seller’s Closing Certificate) or (y) any representation or warranty contained in or made by or pursuant to this Agreement or any certificate delivered pursuant to this Agreement (including Seller’s Closing Certificate) concerning the subject matter to which the Specific Tower Representations relate, shall be pursuant to the provisions of Section 5.8 to Section 5.11 (inclusive) and (ii) Buyer shall not be entitled to make a Claim, nor shall Seller have any liability, for or in connection with any breach of the Specific Tower Representations or any representation or warranty contained in or made by or pursuant to this Agreement or any certificate delivered pursuant to this Agreement (including Seller’s Closing Certificate) concerning the subject matter to which the Specific Tower Representations relate, whether pursuant to the provisions of this Article VIII, the Seller’s Closing Certificate or otherwise, except as specifically set forth in Section 5.8 to Section 5.11 (inclusive).

(c) Notwithstanding any other provision of this Agreement, (i) the sole and exclusive remedy of a Buyer Party for or in connection with the installation of Excess Equipment on the Designated Towers as of the Closing shall be pursuant to the provisions of Section 5.12 and (ii) Buyer shall not be entitled to make a Claim, nor shall Seller have any liability, for or in connection with the installation of Excess Equipment on the Designated Towers as of the Closing, whether pursuant to the provisions of this Article VIII, the Seller’s Closing Certificate or otherwise, except as specifically set forth in Section 5.12.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and in English and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by an internationally recognized courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case, to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

(a)	if to Seller, to:

PT Indosat Tbk

Jalan Medan Merdeka Barat No. 21

Jakarta 10110

Indonesia

Attention: President Director & Chief Executive Officer

Telephone: 6221 30442600

Facsimile: 6221 3453453

With a copy to:

Attention: Director & Chief Wholesale and Infrastructure Officer

Telephone: 6221 30442602

Facsimile: 6221 30001385

(b)	if to Buyer Parent or Buyer, to:

PT. Tower Bersama Infrastructure, Tbk.

International Financial Center, 8th floor

Jl. Jend. Sudirman Kav. 22-23

Jakarta 12920, Indonesia.

Attention: Mr. Hardi Wijaya Liong

Telephone: +62 21 292 48900

Facsimile: +62 21 571 2344

Section 9.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

Section 9.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the other Transaction Documents and the Confidentiality Agreement (as amended hereby) constitute the entire agreement of the Parties, and supersede all prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof.

Section 9.5 Fees and Expenses. Regardless of whether or not the Transactions are consummated, and except as specifically provided under this Agreement, each Party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents.

Section 9.6 Governing Law. This Agreement and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 of the Indonesian Civil Code to the extent that a court pronouncement is required for the termination of this Agreement.

Section 9.7 Dispute Resolution.

(a) Except to the extent otherwise set forth in Section 2.9, Section 5.8(h), Section 5.10(d), Section 5.10(j), Section 5.10(s), Section 5.10(t), Section 5.11(c), Section 5.11(f), Section 5.11(i), Section 5.11(r), Section 5.11(s) or Section 5.13(d), any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, termination or validity thereof (“Dispute”), shall be finally resolved in accordance with the provisions of this Section 9.7.

(b) Any Dispute between the Parties shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) (such Rules, the “SIAC Rules”) in force when the “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this Agreement. The place or seat of arbitration shall be Singapore.

(c) There shall be three (3) arbitrators, and the Parties agree that one arbitrator shall be nominated by each of Seller and Buyer Parent for appointment by the Chairman of the SIAC in accordance with the SIAC Rules. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

(d) Each Party shall bear its own attorneys’ fees and expenses, and the arbitral tribunal shall have no authority to award attorneys’ fees against the losing Party.

(e) Each Party expressly waives the right to demand or recover, and the arbitrators shall not award any, Excluded Damages.

(f) The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

(g) A Party’s breach of this Agreement shall not affect this agreement to arbitrate. Moreover, the Parties’ obligations under this Section 9.7 are enforceable even after this Agreement has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

(h) Any award rendered shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no Party shall appeal to any court the award or decision of the arbitrators.

(i) The Parties expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Agreement will remain in effect until a final arbitration award has been issued.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the Parties, in whole or in part, without the prior written consent of the other Parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, that, without the consent of Buyer Parent or Buyer, Seller may (in whole or in part) transfer, assign and delegate its rights, interests and obligations to one or more Affiliates of Seller, provided that Seller remains liable for its obligations hereunder; and provided further that a Party (an “Assignor”) may assign or otherwise grant an interest by way of security (a “Security Interest”) over any or all of its rights or interests hereunder to one or more lenders or an agent for such lenders of such Assignor (each such lender or agent, a “Finance Party”) provided that such Assignor shall have contemporaneously delivered to Seller (if Buyer Parent or Buyer is the Assignor) or Buyer Parent and Buyer (if Seller is the Assignor) a notice of assignment on the terms set forth in Schedule 9.8 (a “Notice of Assignment”) duly executed by such Assignor and each such Finance Party (or an agent duly authorized to execute such document on behalf of any such Finance Party). Upon receipt by a Party of a Notice of Assignment duly executed by the Assignor and each such Finance Party or duly authorized agent, the receiving Party agrees to promptly deliver to such Assignor a consent and agreement with respect thereto on the terms set forth in Schedule 9.8 (a “Consent and Agreement”) duly executed by such Party. For the avoidance of doubt, nothing in this Section 9.8 shall be deemed to restrict or limit a Party’s rights and remedies with respect to any breach of or default under this Agreement by another Party or its Finance Parties as successors of such other Party.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Denial of Partnership. Nothing in this Agreement shall make any Party hereto a partner, fiduciary, agent or joint representative of any other Party hereto.

Section 9.11 Denial of Authority. Except as expressly provided in the Agreement, no Party shall have any power of authority and no Party may enter into any agreement or incur any obligation, whether as principal, surety or agent, for or on behalf of any other Party.

Section 9.12 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

Section 9.13 Amendment. This Agreement may be amended or modified at any time by the Parties, but only by an instrument in writing signed by or on behalf of Buyer Parent, Buyer and Seller.

Section 9.14 Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Agreement shall be made in US dollars by wire transfer of immediately available funds to an account or accounts designated by the Party receiving such payment.

Section 9.15 Extension; Waiver.

(a) Seller may (i) extend the time for the performance of any of the obligations or acts of a Buyer Party, (ii) waive any inaccuracies in the representations and warranties of a Buyer Party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of a Buyer Party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of Seller to any such extension or waiver shall be valid only if set forth in a written instrument signed by Seller.

(b) A Buyer Party may (i) extend the time for the performance of any of the obligations or acts of Seller, (ii) waive any inaccuracies in the representations and warranties of Seller contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of Seller contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a Buyer Party to any such extension or waiver shall be valid only if set forth in a written instrument signed a Buyer Party.

(c) Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 9.16 Governing Language. This Agreement is prepared in the English language and, unless otherwise agreed in writing by the Parties, English shall be used in respect of all matters in connection with this Agreement. If requested in writing by a Party, the Parties shall promptly cause this Agreement to be translated into the Indonesian language and cause such Indonesian language version to be executed by the Parties. The effective date of any such Indonesian language version shall be the date of this Agreement. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

Section 9.17 Joint and Several Liability. Each of the Buyer Parties shall be jointly and severally liable for each obligation, covenant, representation, warranty or indemnification obligation of any or all of the Buyer Parties under or in connection with this Agreement or the other Transaction Documents. Without limiting the foregoing, where Buyer Parent covenants in this Agreement to cause Buyer to do or refrain from doing any action or thing, Buyer Parent and Buyer shall be jointly and severally liable for Buyer’s failure to do or refrain from doing such action or thing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the duly authorized representative of each of the Parties has executed this Agreement on this 7th day of February, 2012.

PT INDOSAT TBK

By:	/s/ Harry Sasongko
Harry Sasongko
President Director & CEO

By:	/s/ Stefan Garlsson
Stefan Garlsson
Director & Chief Financial Officer

[Signature Page – Asset Purchase Agreement]

PT TOWER BERSAMA INFRASTRUCTURE TBK

By:	/s/ Hardi Wijaya Liong
Hardi Wijaya Liong
Director

PT SOLUSI MENARA INDONESIA

By:	/s/ Hardi Wijaya Liong
Hardi Wijaya Liong
President Director

[Signature Page – Asset Purchase Agreement]

Exhibit A

Form of Assignment and Assumption Agreement

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [—], 2012, by and between PT INDOSAT TBK, an Indonesian company with its principal office located at Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia (the “Assignor”), and PT SOLUSI MENARA INDONESIA, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (the “Assignee” and, collectively with the Assignor, the “Parties” and individually a “Party”).

W I T N E S S E T H:

WHEREAS, the Parties have entered into an Asset Purchase Agreement dated as of [—], 2012 (the “Asset Purchase Agreement”) relating, inter alia, to the assignment from the Assignor to the Assignee of the Assignor's rights, benefits, claims, title and interests in, to and under the agreements set forth in Schedules [—] to this Agreement, inclusive, hereto (collectively, the “Assumed Contracts”).1 Capitalized terms used and not otherwise defined in this Agreement have the meaning assigned to them in the Asset Purchase Agreement;

WHEREAS, the Parties desire to execute this Agreement to more particularly effect the assignment and transfer, as of 11:59 a.m. (Jakarta local time) on the date hereof (the “Effective Time”), all of Assignor's right, title and interest to the Assumed Contracts to Assignee (other than any right, title or interest under any Assumed Contract relating to the performance or non-performance of such Assumed Contracts prior to the Effective Time) and the assumption by Assignee of all liabilities arising under the Assumed Contracts on or after, or relating to the period on or after, the Effective Time;

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

[1]

Note: Assumed Contracts to be listed in the Schedules to exclude any Contracts which are Non-Transferable Items as of the Closing. Where a User MLA or other Contract relating to Designated Towers and Retained Towers is replaced with two separate Contracts (as contemplated by Section 5.4(d) of the APA), and the replacement Contract relating to the Designated Towers is entered into directly by the Assignee as of the Closing (and not entered into by the Assignor and assigned to the Assignee as of the Closing), that Contract can also be excluded from the Schedules.

Exhibit A - 1

ARTICLE I

ASSIGNMENT AND ASSUMPTION

Section 1.1 Assignment. Effective on the Effective Time, the Assignor hereby assigns and delivers to the Assignee and its successors and assigns all of its right, title and interest to the Assumed Contracts (other than any right, title or interest under any Assumed Contract relating to the performance or non-performance of such Assumed Contracts prior to the Effective Time).

Section 1.2 Assumption. Effective from the Effective Time, in consideration of the assignment made herein to the Assignee, the Assignee hereby agrees to assume, pay, perform and observe all covenants, agreements, liabilities and obligations of the Assignor under the Assumed Contracts arising under the Assumed Contracts on or after, or relating to the period on or after, the Effective Time. To the extent provided in the Assigned Agreements, the Assignor shall be released and discharged from and shall not be responsible to any person for the discharge or performance of any such covenant, agreement, liability or obligation and the Assignee shall be substituted in lieu of the Assignor as a party to each of the Assumed Contracts.

ARTICLE II

MISCELLANEOUS

Section 2.1 Further Assurances. From time to time, the Parties shall, and shall cause their respective Affiliates to, at the expense of the Assignor, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to (a) assure fully to the Assignor and the Assignee, as applicable, and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Assignor and the Assignee, as applicable, under this Agreement and (b) to assure fully to the Assignor, the Assignee and their respective Affiliates and their respective successors and assigns, the assumption by the Assignor and the Assignee of, and release of the Assignor and the Assignee from, of all Liabilities intended to be assumed by the Assignor and the Assignee, as applicable, under this Agreement.

Section 2.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

Section 2.3 Controlling Document. In the event of any conflict between the Asset Purchase Agreement and this Agreement, the provisions of the Asset Purchase Agreement will control. The Parties agree that this Agreement is not intended, and will not be construed in any way to enhance, modify, or decrease any of the rights or obligations of the Assignor and the Assignee from those contained in the Asset Purchase Agreement. Such rights and obligations contained in the Asset Purchase Agreement shall survive execution of this Agreement and, subject to the terms of the Asset Purchase Agreement, shall continue in full force and effect in accordance with the terms of the Asset Purchase Agreement.

Exhibit A - 2

Section 2.4 Governing Law. This Agreement and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 to the extent that a court pronouncement is required for the termination of this Agreement.

Section 2.5 Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, termination or validity thereof, shall be finally resolved in accordance with the provisions of Section 9.7 of the Asset Purchase Agreement.

Section 2.6 Governing Language. This Agreement is prepared in the English language and, unless otherwise agreed in writing by the Parties, English shall be used in respect of all matters in connection with this Agreement. If requested in writing by a Party, the Parties shall promptly cause this Agreement to be translated into the Indonesian language and cause such Indonesian language version to be executed by the Parties. The effective date of any such Indonesian language version shall be the date of this Agreement. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

[Remainder of Page Intentionally Left Blank]

Exhibit A - 3

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

PT INDOSAT TBK

By:
Name:
Title:

PT SOLUSI MENARA INDONESIA

By:
Name:
Title:

Exhibit A - 4

Schedule 1

List of Real Property Leases

Exhibit A - S-1-1

Schedule 2

List of User Master Lease Agreements

Exhibit A - S-2-1

Schedule 3

List of User Site Lease Agreements

Exhibit A - S-3-1

Schedule 4

List of User Master Maintenance Service Agreements

Exhibit A - S-4-1

Exhibit B

Form of Buyer Parent Guarantee

DEED OF GUARANTEE

by and among

PT TOWER BERSAMA INFRASTRUCTURE TBK

as Guarantor

and

PT INDOSAT TBK

as Beneficiary

Dated as of [            ], 2012

i

THIS DEED OF GUARANTEE (this “Guarantee”) is made as of [—], 2012, by and among PT TOWER BERSAMA INFRASTRUCTURE TBK, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (“Guarantor”) and PT INDOSAT TBK, an Indonesian company with its principal office located at Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia (“Beneficiary” and, collectively with Guarantor, the “Parties” and individually a “Party”).

W I T N E S S E T H:

WHEREAS, Beneficiary, Guarantor and PT Solusi Menara Indonesia (“Obligor”) have entered into an Asset Purchase Agreement dated as of [—], 2012 (the “Asset Purchase Agreement”). Certain capitalized terms used and not otherwise defined in this Guarantee have the meaning assigned to them in the Asset Purchase Agreement;

WHEREAS, Obligor is a Subsidiary of Guarantor;

WHEREAS, it is a condition precedent under the Asset Purchase Agreement that Guarantor executes and delivers this Guarantee guaranteeing all of the representations, warranties, covenants and obligations of Obligor under the Asset Purchase Agreement and each of the other Transaction Documents;

WHEREAS, the Board of Commissioners of Guarantor is satisfied that Guarantor is entering into this Guarantee for the purpose of its business and that entry into this Guarantee is in the interest of Guarantor; and

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Guarantor hereby agrees as follows:

ARTICLE I

GUARANTEE

Section 1.1 Guaranteed Obligations.

(a) Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Beneficiary, as primary obligor and not merely as surety, the full, prompt and complete payment, as when due and payable, of all monetary obligations and the due and punctual performance, as and when due, of all covenants, agreements, obligations and liabilities of Obligor due to Beneficiary, whether owed jointly or severally (with Guarantor or with any other Person) and whether owed as principal or surety or in any other capacity, in each case arising under and in accordance with or in respect of any of the Transaction Documents (including the Transaction Documents listed in Schedule 1 hereto), as if Guarantor were party thereto, now or hereafter existing or arising, whether for any payment obligations, reimbursement obligations, interest, fees, expenses or otherwise and whether direct or indirect, absolute, actual or contingent (collectively, the “Guaranteed Obligations”).

Exhibit B - 1

(b) The obligations of Guarantor hereunder shall be an absolute and unconditional guarantee of payment and performance to be made or performed strictly in accordance with the terms hereof. Guarantor further agrees that this Guarantee, to the extent it requires payment of monies, constitutes a guarantee of payment when due and not of collection and is in no way conditional or contingent upon any attempt to collect from Obligor.

(c) Except as set forth in Section 1.1(d), Guarantor hereby unconditionally waives any requirement that Beneficiary proceeds against Obligor or otherwise exhausts any right, power or remedy under the Transaction Documents, before requesting payment or performance by Guarantor hereunder or that Beneficiary protects, secures, perfects or insures any security interest or lien or any property subject thereto or exhausts any other right to take any action against Obligor or any collateral.

(d) Beneficiary agrees that it will not make a demand against Guarantor under this Guarantee with respect to a Guaranteed Obligation unless (i) Beneficiary shall have first made a demand against Obligor with respect to such Guaranteed Obligation and (ii) such Guaranteed Obligation is not paid or performed in full within five (5) business days of such demand against Obligor. The provisions of this Section 1.1(d) shall not apply at any time that an “Insolvency Event” (as such term is defined in Section 1.1(g)) shall have occurred or is imminent.

(e) For the avoidance of doubt, despite any other provision of this Guarantee, Guarantor shall be entitled to assert as a defence to its obligations under this Guarantee the same contractual defences arising under the terms of the Transactions Documents (including limitations on liability and limitations on remedies) with respect to the Guaranteed Obligations as Obligor is entitled to assert under and in accordance with the terms of the Transaction Documents.

(f) Until all Guaranteed Obligations have been irrevocably discharged in full and unless Beneficiary otherwise directs in writing, Guarantor shall not exercise any rights of subrogation against Obligor with respect to any performance by Guarantor of its obligations under this Guarantee.

(g) If an Insolvency Event shall have occurred or is imminent, until all Guaranteed Obligations have been irrevocably paid, performed and discharged in full and Beneficiary is of the opinion that no such payment or performance or discharge is or is likely to become void, voidable or otherwise unenforceable or refundable, unless Beneficiary otherwise directs in writing, Guarantor shall not (i) exercise any rights which it may have by reason of performance by it on its obligations under this Guarantee or any other Transaction Document: (x) to be indemnified by Obligor; (y) to claim any contribution from any other guarantor of or provider of security for Obligor's obligations under any of the Transaction Documents; and/or (z) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of Beneficiary under the Transaction Documents or any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by Beneficiary or (ii) directly or indirectly claim or receive the benefit of any distribution, dividend or payment or prove or claim for any distribution, dividend or payment in competition with Beneficiary, so as to diminish any distribution, dividend or payment which, but for that claim or proof, Beneficiary would be entitled to receive.

Exhibit B - 2

(h) In this Guarantee:

(i) “Insolvency Event” shall mean: (x) Guarantor or Obligor pursuant to or within the meaning of any applicable Bankruptcy Law or similar law for the relief of debtors: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official of it or for any substantial part of its property; (D) makes a general assignment for the benefit of its creditors; or (E) takes any comparable action; or (y) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law or similar law for the relief of debtors that: (A) is for relief against Guarantor or Obligor in an involuntary case; (B) appoints a custodian, receiver, trustee, assignee, liquidator or similar official of Guarantor or Obligor or any substantial part of the property of either of them; (C) orders the winding up or liquidation of Guarantor or Obligor; or (D) grants any similar relief; or (E) otherwise becomes unable to pay its liabilities as and when the same fall due for payment.

(ii) “Bankruptcy Law” shall mean any bankruptcy, insolvency, reorganization, suspension of payment, moratorium or similar Law for the general relief of debtors in any relevant jurisdiction.

ARTICLE II

CONTINUING GUARANTEE

Section 2.1 Continuing Guarantee. Guarantor acknowledges, agrees and affirms, including as of the date hereof and as of the date on which any Transaction Document is entered into or amended, modified or replaced, that this Guarantee is intended to be and shall be construed as a continuing guarantee of payment and performance and shall remain in full force and effect for so long as any of the Guaranteed Obligations shall remain outstanding and shall not be discharged by any intermediate discharge or payment of or on account of the Guaranteed Obligations or any of them.

Section 2.2 Additional Demands. Beneficiary may make one or more demands under this Guarantee.

Section 2.3 Reinstatement. Guarantor agrees that its liability under this Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Obligor in respect of the payment obligations hereby guaranteed is recovered from or repaid by Beneficiary or any other Person as a result of any proceeding in bankruptcy, insolvency, reorganization or any other similar procedure.

Exhibit B - 3

ARTICLE III

WAIVER OF DEFENSES

Guarantor waives in favor of Beneficiary any and all of its rights, protection, privileges and defenses provided by applicable law to a guarantor, including the provisions in Article 1430, 1831, 1837, 1843, 1847 through 1850 of the Indonesian Civil Code. In addition, the obligations of Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Guarantee, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or Beneficiary) including:

(a) any time, waiver or consent granted to, or composition or arrangement with Obligor or other Person;

(b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of Obligor or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(c) any incapacity or lack of power, authority or legal personality of or dissolution or change in the name, authorized activities, legal existence, structure or personnel of Obligor or other Person;

(d) any entry into or amendment or modification (however fundamental) or replacement of another Transaction Document or any other document;

(e) any unenforceability, illegality or invalidity of any obligation of any Person under any Transaction Document or any other document;

(f) any insolvency or similar proceedings;

(g) this Guarantee or any other Transaction Document not being executed, effective, or binding against Obligor or any other party thereto; and

(h) any other act or omission to act or delay of any kind by Obligor or any other Person, or any other circumstance whatsoever that might, but for the provisions hereof, constitute a legal or equitable discharge or defense to Guarantor's obligations hereunder.

ARTICLE IV

OTHER SECURITY

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Beneficiary.

Exhibit B - 4

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Organization. Guarantor is a company duly organized and validly existing under the Laws of Indonesia. Guarantor has the requisite corporate power and authority to own, lease and operate its assets and to conduct its business as it is currently being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction (to the extent such concept is recognized therein) in which the assets owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that failure to be so licensed or qualified would not have a Buyer Material Adverse Effect.

Section 5.2 Authority; Enforceability. Guarantor has the requisite corporate power and authority to execute and deliver this Guarantee, and to perform its obligations hereunder. The execution and delivery of this Guarantee has been authorized by all requisite corporate action on the part of Guarantor and no other corporate authorization of Guarantor is required to authorize the execution and delivery of this Guarantee. This Guarantee has been duly executed and delivered by Guarantor and will constitute valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflict; No Violation; Consents and Approvals. None of the execution, delivery or performance of this Guarantee or the compliance by Guarantor with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Organizational Documents of Guarantor, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (c) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Guarantor is a party or its assets are subject or (d) violate any Order or Law applicable to Guarantor, except, with respect to clauses (b), (c) and (d), where such failure to make such filing or give such notice or such violation would not reasonably be expected to have, individually or in aggregate, a Buyer Material Adverse Effect.

Section 5.4 Legal Proceedings. There is no Claim pending or, to Guarantor's knowledge, threatened against Guarantor or any of its Subsidiaries, which could question or challenge the validity of this Guarantee or could restrain, materially modify, prevent or materially delay the performance by Guarantor of its obligations under the this Guarantee.

Section 5.5 Sufficiency of Financial Resources. Guarantor has sufficient financial resources to satisfy the Guaranteed Obligations as and when they become due.

Exhibit B - 5

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, consents, waivers and other communications under this Guarantee shall be in writing and in English and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by an internationally recognized courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

(a)	if to Beneficiary, to:

PT Indosat Tbk

Jalan Medan Merdeka Barat No. 21

Jakarta 10110

Indonesia

Attention: President Director & Chief Executive Officer

Telephone: 6221 30442600

Facsimile: 6221 3453453

With a copy to:

Attention: Director & Chief Wholesale and Infrastructure Officer

Telephone: 6221 30442602

Facsimile: 6221 30001385

(b)	if to Guarantor, to:

PT. Tower Bersama Infrastructure, Tbk.

International Financial Center, 8th floor

Jl. Jend. Sudirman Kav. 22-23

Jakarta 12920, Indonesia.

Attention: Mr. Hardi Wijaya Liong

Telephone: +62 21 292 48900

Facsimile: +62 21 571 2344

Section 6.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

Exhibit B - 6

Section 6.3 Counterparts. This Guarantee may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

Section 6.4 Entire Agreement. This Guarantee, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the Parties, and supersede all prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof.

Section 6.5 Fees and Expenses. Regardless of whether or not the Transactions are consummated, each Party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Guarantee and the other Transaction Documents.

Section 6.6 Governing Law. This Guarantee and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 to the extent that a court pronouncement is required for the termination of this Guarantee.

Section 6.7 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or in connection with this Guarantee, including any question regarding its existence, termination or validity thereof (“Dispute”), shall be finally resolved in accordance with the provisions of this Section 6.7.

(b) Any Dispute between the Parties shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) (such Rules, the “SIAC Rules”) in force when the “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this Guarantee. The place or seat of arbitration shall be Singapore.

(c) There shall be three (3) arbitrators, and the Parties agree that one arbitrator shall be nominated by each of Seller and Buyer Parent for appointment by the Chairman of the SIAC in accordance with the SIAC Rules. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

(d) Each Party shall bear its own attorneys' fees and expenses, and the arbitral tribunal shall have no authority to award attorneys' fees against the losing Party.

(e) Each Party expressly waives the right to demand or recover, and the arbitrators shall not award any, Excluded Damages.

(f) The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

Exhibit B - 7

(g) A Party's breach of this Guarantee shall not affect this agreement to arbitrate. Moreover, the Parties' obligations under this Section 6.7 are enforceable even after this Guarantee has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Parties' obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

(h) Any award rendered shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no Party shall appeal to any court the award or decision of the arbitrators.

(i) The Parties expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Guarantee will remain in effect until a final arbitration award has been issued.

Section 6.8 Assignment. Neither this Guarantee nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by Guarantor or by Beneficiary, in whole or in part, without the prior written consent of the other party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void.

Section 6.9 Parties in Interest. This Guarantee shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns, and nothing in this Guarantee, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Guarantee.

Section 6.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

Section 6.11 Amendment. This Guarantee may be amended or modified at any time by the Parties, but only by an instrument in writing signed by or on behalf of Guarantor and Beneficiary.

Section 6.12 Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Guarantee shall be made in the currency in which the applicable Guaranteed Obligation is denominated by wire transfer of immediately available funds to an account or accounts designated by the Party receiving such payment.

Exhibit B - 8

Section 6.13 Extension; Waiver.

(a) Beneficiary may (i) extend the time for the performance of any of the obligations or acts of Guarantor, (ii) waive any inaccuracies in the representations and warranties of Guarantor contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of Guarantor contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of Beneficiary to any such extension or waiver shall be valid only if set forth in a written instrument signed by Beneficiary.

(b) Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by Beneficiary, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 6.14 Governing Language. This Guarantee is prepared in the English language and, unless otherwise agreed in writing by the Parties, English shall be used in respect of all matters in connection with this Guarantee. If requested in writing by a Party, the Parties shall promptly cause this Guarantee to be translated into the Indonesian language and cause such Indonesian language version to be executed by the Parties. The effective date of any such Indonesian language version shall be the date of this Guarantee. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

[Remainder of Page Intentionally Left Blank]

Exhibit B - 9

IN WITNESS WHEREOF, the duly authorized representative of each of the Parties has executed this Guarantee on this      day of             , 2012.

PT INDOSAT TBK

By:
Name: Harry Sasongko
Title: President Director & CEO

By:
Name: Stefan Carlsson
Title: Director & Chief Financial Officer

[Signature Page – Deed of Guarantee]

PT TOWER BERSAMA INFRASTRUCTURE TBK

By:
Name:
Title:

[Signature Page – Deed of Guarantee]

Schedule 1

Transaction Documents

Assignment and Assumption Agreement

Buyer Note

Buyer Note Novation Agreement

Deed of Sale

Escrow Agreement

Seller Master Lease Agreement

Each Seller Site Lease Agreement

Seller Real Property Master Lease

Each Seller Real Property Site Lease

Each Site Management Agreement (including any Site Management Agreement modified as contemplated by Section 5.5(d) of the Asset Purchase Agreement)

Each Notice of Assignment and Consent and Agreement

Any other Contract that the Obligor and the Beneficiary agree in writing shall be a Transaction Document for the purposes of the Asset Purchase Agreement or this Guarantee

Exhibit B - S-1-1

Exhibit C

Form of Buyer Note

[Jakarta], [insert date]

On this date, PT SOLUSI MENARA INDONESIA, a company duly established under the laws of the Republic of Indonesia, having its address at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (“Issuer”), by this Note (“Note”) irrevocably and unconditionally promises to pay against this Note to PT INDOSAT TBK (“Note Holder”), a company duly established under the laws of the Republic of Indonesia, in the sum of Rp. [—] ([—] Indonesian Rupiah) (“Principal Amount”).

1.	The Principal Amount shall not bear interest.

2.	This Note is payable in Jakarta, Indonesia, on demand by the Note Holder no later than one (1) year after the date hereof.

3.	The Issuer may, without the prior approval of the Note Holder, novate to PT TOWER BERSAMA INFRASTRUCTURE TBK (“Issuer Parent”) the Issuer's obligations to pay the Principal Amount to the Note Holder under the Note by executing and delivering to the Note Holder a novation agreement in the form as attached in Schedule 1 of this Note duly executed by the Issuer and the Issuer Parent.

4.	The Issuer represents and warrants that this Note constitutes the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with its terms, and such obligations rank at least pari passu in all respects with all other unsecured obligations of the Issuer.

5.	The Issuer agrees to pay, and to indemnify and save the Note Holder harmless against, any liability for the payment of, all costs and expenses, including reasonable attorneys’ fees, arising in connection with the enforcement by Note Holder of any of its rights under this Note. All payments made or to be made in accordance with this Note will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or government charges of whatsoever nature imposed, levied, collected, withheld or assessed by the Republic of Indonesia or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer will pay such additional amounts as will result in the receipt by the holder of this Note of such amounts as would have been received by it if no withholding or deduction had been required.

6.	The obligations of the Issuer under this Note are guaranteed by the Issuer Parent pursuant to the terms of the Buyer Parent Guarantee dated as of [—] between the Issuer Parent and the Note Holder.

7.	A demand or other communication to be given or made under this Note must be in writing and delivered or sent to the Issuer at its address set out above for the attention of the Chief Financial Officer (or such other address or fax number as the Issuer has by 3 business days’ prior written notice specified to the Noteholder).

8.	This Note is governed by the laws of the Republic of Indonesia. This Note shall inure to the benefit of the Note Holder and its successors, permitted assigns, heirs and legal representatives.

Exhibit C - 1

The Issuer has executed and delivered this Note as of the date first stated above.

PT SOLUSI MENARA INDONESIA

By
Name:
Title :

Agreed and acknowledged by

PT INDOSAT TBK

By
Name :
Title :

Exhibit C - 2

SCHEDULE 1

FORM OF NOVATION AGREEMENT

This Novation Agreement (“Agreement”) is executed as of [—], by and between:

1.	PT INDOSAT TBK, a limited liability company established under the laws of the Republic of Indonesia, having its address at Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia (“Continuing Party”);

2.	PT SOLUSI MENARA INDONESIA, a limited liability company established under the laws of the Republic of Indonesia, having its address at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (“Original Obligor”); and

3.	PT TOWER BERSAMA INFRASTRUCTURE TBK, a limited liability company established under the laws of the Republic of Indonesia, having its address at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (“New Obligor”).

Each of the Continuing Party, the Original Obligor and the New Obligor are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

RECITALS

A.	On [—], the Original Obligor issued a note to the Continuing Party (“Note”), under which the Original Obligor irrevocably and unconditionally promises to pay the Continuing Party the sum of US$[—].

B.	The Original Obligor desires to novate all of its outstanding obligations under the Note to the New Obligor and the New Obligor wishes to accept the novation of the outstanding obligations of the Original Obligor under the Note, subject to the terms and conditions set out in this Agreement.

THE PARTIES AGREE as follows:

1.	NOVATION OF OBLIGATIONS UNDER THE NOTE

1.1	The Original Obligor hereby novates to the New Obligor absolutely all outstanding obligations of the Original Obligor under the Note. The Continuing Party hereby agrees that, with effect on and from the time of execution of this Agreement, the Original Obligor shall cease to be a party which will perform, and is irrevocably released from, all obligations stipulated under the Note, and the New Obligor shall assume all outstanding obligations of the Original Obligor under the Note, including payment of any principal amount owed the Original Obligor which are outstanding under the Note.

1.2	The Continuing Party hereby agrees to the novation referred to in Clause 1.1 of this Agreement.

1.3	The New Obligor hereby agrees with the Continuing Party that, with effect on and from the time of execution of this Agreement, the New Obligor shall be bound by the Note (which will be replaced by the Novated Note as set forth in Clause 1.4 of this Agreement) and shall assume and duly and punctually perform and discharge all liabilities and obligations whatsoever from time to time to be performed and discharged under or by virtue of the Note in all respects as if the New Obligor had at all times been the issuer of the Note in place of Original Obligor.

1.4	The Parties agree that, contemporaneously with the execution of this Agreement, the New

Exhibit C – S-1-1

Obligor and the Continuing Party shall execute a note substantially in the form as attached in Schedule 1 of this Agreement (“Novated Note”) to evidence the novation referred to in Clause 1.1 of this Agreement. The Parties agree that the Novated Note shall replace the Note.

2.	RELEASE OF THE ORIGINAL OBLIGOR

The Parties agree that, with effect on and from the time of execution of this Agreement, the Continuing Party hereby releases and discharges the Original Obligor from all past, present or future liabilities, obligations, claims and demands whatsoever and howsoever relating to or arising from the Note and in respect of anything done or omitted to be done under or in connection therewith and accepts the liability of the New Obligor in lieu of the liability of the Original Obligor under the Note.

3.	RELEASE OF THE CONTINUING PARTY

The Parties agree that, with effect on and from the time of execution of this Agreement, the Original Obligor hereby releases and discharges the Continuing Party from all past, present or future liabilities, obligations, claims and demands whatsoever and howsoever relating to or arising from the Note and in respect of anything done or omitted to be done under the Note.

4.	REPRESENTATION AND WARRANTIES

Each of the Continuing Party, the Original Obligor and the New Obligor hereby unconditionally and irrevocably represents and warrants to the other Parties as an inducement to enter into this Agreement and with the intention that the benefit of these representation and warranties survive completion of the novation of the rights, title, obligations and interests as contained in the Note, that at the date of this Agreement:

a.	it is a corporation, organized and existing under the laws of its incorporation and has the corporate power and authority to own and conduct business as it is now being conducted;

b.	it has taken all necessary legal and corporate or other action, as required under its memorandum of incorporation or article of association, as well as obtain all necessary approval and authority, to authorize the execution, delivery and performance of this Agreement.

c.	it has full power, authority and legal right to make and perform this Agreement and each of the other documents contemplated hereby, and the person signing and executing this Agreement on its behalf, and such other documents is/are fully authorized to do so.

d.	its entry into and/or performance of its obligations under this Agreement do not and will not violate:

(i)	any law, regulation or authorization which is binding on or applicable to it; and

(ii)	any order, judgment or decree of any court or governmental entity by which it is bound.

5.	NOTICES

5.1	Each notice, demand or other communication to be given or made under this Agreement must be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by 3 business days’ prior written notice specified to the other Party):

Exhibit C – S-1-2

a.	The Continuing Party

	To	:	PT INDOSAT TBK

	Address	:	Jalan Medan Merdeka Barat No. 21
Jakarta 10110
Indonesia

	Telp. No.	:	6221 30442600
	Fax. No.	:	6221 3453453
	Attention	:	President Director & Chief Executive Officer

	With a copy to	:

	Telp. No.	:	6221 30442602
	Fax. No.	:	6221 30001385
	Attention	:	Director & Chief Wholesale and Infrastructure Officer

b.	The Original Obligor

	To	:	PT SOLUSI MENARA INDONESIA

	Address	:	International Financial Center, 8th floor
Jl. Jend. Sudirman Kav. 22-23
Jakarta 12920, Indonesia.

	Telp. No.	:	+62 21 292 48900
	Fax. No.	:	+62 21 571 2344
	Attention	:	Mr. Hardi Wijaya Liong

c.	The New Obligor

	To	:	PT TOWER BERSAMA INFRASTRUCTURE TBK

	Address	:	International Financial Center, 8th floor
Jl. Jend. Sudirman Kav. 22-23
Jakarta 12920, Indonesia.

	Telp. No.	:	+62 21 292 48900
	Fax. No.	:	+62 21 571 2344
	Attention	:	Mr. Hardi Wijaya Liong

5.2	Any notice, demand or other communication addressed to the relevant Party as provided in Clause 5.1 will be deemed to have been delivered (i) if given or made by letter, when actually delivered to the relevant address, or (ii) if given or made by fax, when dispatched provided that, if such day is not a business day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following business day at such place.

6.	GOVERNING LAW

This Agreement and the rights and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the Republic of Indonesia.

Exhibit C – S-1-3

7.	DISPUTE RESOLUTION

7.1	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, termination or validity thereof (“Dispute”), shall be finally resolved in accordance with the provisions of this Clause 7.

7.2	Any Dispute between the Parties shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) (such Rules, the “SIAC Rules”) in force when the “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this Agreement. The place or seat of arbitration shall be Singapore.

7.3	There shall be three (3) arbitrators, and the Parties agree that one arbitrator shall be nominated by the Continuing Party and one arbitrator shall be nominated by both the Original Obligor and the New Obligor for appointment by the Chairman of the SIAC in accordance with the SIAC Rules. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

7.4	Each Party shall bear its own attorneys' fees and expenses, and the arbitral tribunal shall have no authority to award attorneys’ fees against the losing Party.

7.5	Each Party expressly waives the right to demand or recover, and the arbitrators shall not award any, Excluded Damages (as that term is defined in the Asset Purchase Agreement dated as of [—], 2012 between the Continuing Party, the Original Obligor and the New Obligor).

7.6	The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

7.7	A Party’s breach of this Agreement shall not affect this agreement to arbitrate. Moreover, the Parties’ obligations under this Clause 7 are enforceable even after this Agreement has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this Agreement to arbitrate.

7.8	Any award rendered shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no Party shall appeal to any court the award or decision of the arbitrators.

7.9	The Parties expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Agreement will remain in effect until a final arbitration award has been issued.

8.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

9.	LANGUAGE

This Agreement is prepared in the English language and, unless otherwise agreed in writing by the Parties, English shall be used in respect of all matters in connection with this Agreement. If

Exhibit C – S-1-4

requested in writing by a Party, the Parties shall promptly cause this Agreement to be translated into the Indonesian language and cause such Indonesian language version to be executed by the Parties. The effective date of any such Indonesian language version shall be the date of this Agreement. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

[INTENTIONALLY LEFT BLANK]

Exhibit C – S-1-5

EXECUTED as of the date first above written.

PT INDOSAT TBK

By
Name :
Title :

PT SOLUSI MENARA INDONESIA

By
Name :
Title :

PT TOWER BERSAMA INFRASTRUCTURE TBK

By
Name :
Title :

Exhibit C – S-1-6

SCHEDULE 1

FORM OF BUYER PARENT NOTE

[Jakarta], [insert date]

On this date, PT TOWER BERSAMA INFRASTRUCTURE TBK, a company duly established under the laws of the Republic of Indonesia (“Issuer”), by this Note (“Note”) irrevocably and unconditionally promises to pay against this Note to PT INDOSAT TBK (“Note Holder”), a company duly established under the laws of the Republic of Indonesia, in the sum of Rp. [—] ([—] Indonesian Rupiah) (“Principal Amount”).

1.	The Principal Amount shall not bear interest.

2.	This Note is payable in Jakarta, Indonesia, on demand by the Note Holder but not later than one (1) year after the date hereof, subject to paragraph 2.

3.	The Issuer or the Note Holder may also at any time (whether or not a demand has been made under paragraph 2) demand the application of the entire amount payable under this Note (but not part only of the amount payable under this Note) to satisfaction of the subscription price payable by the Note Holder for a shareholding in Issuer on the terms and conditions set forth in the Asset Purchase Agreement dated as of [—], 2012 between Issuer, the Note Holder and PT Solusi Menara Indonesia (the “Asset Purchase Agreement”).

4.	The Issuer represents and warrants that this Note constitutes the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with its terms, subject to the “Enforceability Exceptions” (as such term is defined in the Asset Purchase Agreement) and such obligations rank at least pari passu in all respects with all other unsecured obligations of the Issuer.

5.	The Issuer agrees to pay, and indemnify and save the Note Holder harmless against, any liability for the payment of, all costs and expenses, including reasonable attorneys’ fees, arising in connection with the enforcement by the Note Holder of any of its rights under this Note. All payments made or to be made in accordance with this Note will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or government charges of whatsoever nature imposed, levied, collected, withheld or assessed by the Republic of Indonesia or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer will pay such additional amounts as will result in the receipt by the holder of this Note of such amounts as would have been received by it if no withholding or deduction had been required.

6.	A demand or other communication to be given or made under this Note must be in writing and delivered or sent to the Issuer at its address set out above for the attention of the Chief Financial Officer (or such other address or fax number as the Issuer has by 3 business days’ prior written notice specified to the Noteholder).

7.	This Note is governed by the laws of the Republic of Indonesia. This Note shall inure to the benefit of the Note Holder and its successors, permitted assigns, heirs and legal representatives.

Exhibit C – S-1-7

The Issuer has executed and delivered this Note as of the date first stated above.

PT TOWER BERSAMA INFRASTRUCTURE TBK

By
Name :
Title :

Agreed and acknowledged by:

PT INDOSAT TBK

By
Name :
Title :

Exhibit C – S-1-8

Exhibit D

Form of Deed of Sale

THIS DEED OF SALE (this “Deed of Sale”) is made as of [—], 2012 by and between PT INDOSAT TBK, an Indonesian company with its principal office located at Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia (“Seller”) and PT SOLUSI MENARA INDONESIA, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (“Buyer” and, collectively with the Seller, the “Parties” and individually a “Party”).

W I T N E S S E T H:

WHEREAS, the Parties have entered into an Asset Purchase Agreement dated as of [—], 2012 (the “Asset Purchase Agreement”) relating, inter alia, to the sale and purchase of the Purchased Assets. Capitalized terms used and not otherwise defined in this Agreement have the meaning assigned to them in the Asset Purchase Agreement;

WHEREAS, the Parties desire to execute this Agreement to more particularly effect the sale, transfer, assignment and delivery, as of 11:59 a.m. (Jakarta local time) on the date hereof (the “Effective Time”), all of Seller’s right, title and interest in and to the Purchased Assets (other than the right, title and interest in (x) the Assumed Contracts and (y) the Purchased Assets that are Non-Transferable Items as of the Closing) to Buyer;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

TRANSFER

Seller hereby sells, transfers, assigns and delivers to Buyer, effective as of the Effective Time, all of Seller’s right, title and interest in and to all of the Purchased Assets (other than the right, title and interest in (x) the Assumed Contracts and (y) the Purchased Assets that are Non-Transferable Items as of the Closing).

ARTICLE II

MISCELLANEOUS

Section 2.1 Further Assurances. From time to time, the Parties shall, and shall cause their respective Affiliates to, at the expense of Buyer, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to establish the record of Buyer’s title to the Purchased Assets described in Article 1.

Exhibit D - 1

Section 2.2 Counterparts. This Deed of Sale may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

Section 2.3 Controlling Document. In the event of any conflict between the Asset Purchase Agreement and this Deed of Sale, the provisions of the Asset Purchase Agreement will control. The Parties agree that this Deed of Sale is not intended, and will not be construed in any way to enhance, modify, or decrease any of the rights or obligations of the Seller and the Buyer from those contained in the Asset Purchase Agreement. Such rights and obligations contained in the Asset Purchase Agreement shall survive execution of this Agreement and, subject to the terms of the Asset Purchase Agreement, shall continue in full force and effect in accordance with the terms of the Asset Purchase Agreement.

Section 2.4 Governing Law. This Deed of Sale and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 to the extent that a court pronouncement is required for the termination of this Deed of Sale.

Section 2.5 Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Deed of Sale, including any question regarding its existence, termination or validity thereof, shall be finally resolved in accordance with the provisions of Section 9.7 of the Asset Purchase Agreement.

Section 2.6 Governing Language. This Deed of Sale is prepared in the English language and, unless otherwise agreed in writing by the Parties, English shall be used in respect of all matters in connection with this Deed of Sale. If requested in writing by a Party, the Parties shall promptly cause this Deed of Sale to be translated into the Indonesian language and cause such Indonesian language version to be executed by the Parties. The effective date of any such Indonesian language version shall be the date of this Deed of Sale. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

Exhibit D - 2

IN WITNESS WHEREOF, the Buyer and Seller have executed this Deed of Sale as of the date first written above.

PT INDOSAT TBK

By:
Name:
Title:

PT SOLUSI MENARA INDONESIA

By:
Name:
Title:

Exhibit D - 3

Exhibit E

Form of Escrow Agreement

Exhibit E

ESCROW AGREEMENT

PT INDOSAT TBK,

PT TOWER BERSAMA INFRASTRUCTURE TBK,

PT SOLUS1 MENARA INDONESIA

and

CITIBANK, N.A., HONG KONG BRANCH

as Escrow Agent

THIS ESCROW AGREEMENT (this “Agreement”) is dated as of February 7, 2012.

BETWEEN:

(1)	PT INDOSAT TBK, an Indonesian company with its principal office located at Jalan Medan Merdeka Barat No. 21, Jakarta 10110 (the “Seller”);

(2)	PT TOWER BERSAMA INFRASTRUCTURE TBK, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (the “Buyer Parent”);

(3)	PT SOLUSI MENARA INDONESIA, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (the “Buyer” and, together with the Buyer Parent, the “Buyer Parties”); and

(4)	CITIBANK, N.A., HONG KONG BRANCH located at 55th Floor, One Island East, 18 Westlands Road, Island East, Hong Kong (the “Escrow Agent”).

WHEREAS:

The Seller and the Buyer Parties expect to (but are not bound to) enter into the Asset Purchase Agreement, pursuant to which, among other things, the Seller will agree to sell, and the Buyer will agree to buy, the Purchased Assets. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Asset Purchase Agreement.

Pursuant to Section 2.7(a) of the Asset Purchase Agreement, the Buyer will agree to deposit with the Escrow Agent the amount of US$15,000,000 (including all accrued interest thereon, the “Escrow Amount”), as a good faith deposit to be held in the Escrow Account (as defined below) pending the Closing.

Pursuant to Section 2.7(a) of the Asset Purchase Agreement, at the Closing the Escrow Amount is to be released and paid from the Escrow Account to the Seller by wire transfer of immediately available funds to an account or accounts designated by Seller and credited against the Initial Up-Front Purchase Price and, in the event that the Asset Purchase Agreement is terminated without the Closing having occurred, the Escrow Amount is to released and paid from the Escrow Account to either the Buyer or the Seller in accordance with Section 2.7(b) of the Asset Purchase Agreement.

The Seller and the Buyer Parties have requested the Escrow Agent to open and operate the Escrow Account in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

“Asset Purchase Agreement” shall mean the Asset Purchase Agreement, dated as of the date hereof or subsequent to the date hereof, by and among the Seller and the Buyer Parties with respect to the sale and purchase of wireless telecommunications towers and other related assets.

“Authorised Representatives” shall mean the persons set out in Part 1 of Schedule 2 (Authorised Representatives), as amended pursuant to Clause 5.2 (Operating/Release Procedure).

“Business Day” means a day (excluding Saturdays, Sundays and any day on which either a Typhoon signal 8 (or above) or black rainstorm warning is raised) on which banks, including but not limited to the Escrow Agent, are open for normal business in Hong Kong.

1

“Call-back Contact” means the persons set out in Part 2 of Schedule 2 (Call-back Contacts), as amended pursuant to Clause 5.2 (Operating/Release Procedure).

“Citi Company” means Citibank, N.A., or any branch (other than Citibank, N.A., Hong Kong Branch), or any direct or indirect subsidiary of Citibank N.A.

“Designated Account” means the following bank account:

Bank Name:	UOB Buana
Account Currency:	USD account
Beneficiary Name:	PT Tower Bersama Infrastructure Tbk
Account No.:	0275006408
SWIFT Code:	BBIJIDJA
Branch:	UOB Plaza, Jalan MH. Thamrin no. 10 Jakarta 10230.

“Escrow Account” means the account as referred to under Clause 3.1.

“Fee Letter” means the fee letter dated February 2, 2012 between the Seller, the Buyer Parties and the Escrow Agent.

“Force Majeure Event” means any event (including but not limited to an act of God, fire, epidemic, explosion, floods, earthquakes, typhoons; riot, civil commotion or unrest, insurrection, terrorism, war, strikes or lockouts; nationalisation, expropriation or other governmental actions; any law, order or regulation of a governmental, supranational or regulatory body; regulation of the banking or securities industry including changes in market rules, currency restrictions, devaluations or fluctuations; market conditions affecting the execution or settlement of transactions or the value of assets; and breakdown, failure or malfunction of any telecommunications, computer services or systems, or other causes) beyond the control of any Party which restricts or prohibits the performance of the obligations of such Party contemplated by this Agreement.

“Interest Rate” means the rate referred to under clause 4.3

“Party” means a party to this Agreement.

“Payment Business Day” means a day on which banks, including but not limited to the Escrow Agent, are open for normal business in Hong Kong and New York.

“Payment Instruction” has the meaning given to it in Clause 5.1(a) (Operating/Release Procedure) of this Agreement.

“Subsidiary” means a subsidiary within the meaning of section 2 of the Companies Ordinance (Cap.32).

“US$” means United States dollars.

1.2	Construction

(a) the singular includes the plural (and vice versa);

(b) headings are for convenience only and do not affect the construction of this Agreement;

(c) references to Clauses and Schedules are to Clauses and Schedules to this Agreement;

2

(d)	reference to any agreement or document includes amendments and replacements of and supplements to such agreement or document;

(e)	references to any person include successors of such person and its permitted assignees and transferees;

(f)	all references to an account include all replacement accounts for such account;

(g)	any reference in this Agreement to any act, regulation or other legislation shall refer to that in force at the date of this Agreement; and

(h)	for the avoidance of doubt, the Schedules to this Agreement form part of this Agreement.

2.	APPOINTMENT

2.1	The Seller and the Buyer Parties designate and appoint the Escrow Agent as escrow agent and the Escrow Agent accepts such designation and appointment in accordance with and limited to the terms and conditions of this Agreement. The term “Escrow Agent” shall include the Escrow Agent for the time being and all its successors further to the provisions of Clause 8 (Replacement of Escrow Agent).

2.2	Except as otherwise provided in this Agreement or in the Fee Letter, the liabilities of the Seller and the Buyer Parties to the Escrow Agent under this Agreement shall be joint and several.

2.3	Each of the Seller and the Buyer hereby confirms that an Authorised Representative of each of them as specified in Schedule 2 shall be authorised to issue instructions or any notices as required or contemplated under this Agreement (including the change of any Authorised Representatives or Call-back Contacts in Schedule 2).

3.	ESTABLISHMENT OF ESCROW ACCOUNT

3.1	The Escrow Agent confirms that it will open an escrow account at its main branch in Hong Kong, the details of which are set out below, (the “Escrow Account”) in the name of and for the benefit of the Seller and the Buyer:

Citi AT Escrow-Solusi Menara, designated account number 61970662 denominated in United States dollars.

3.2	The Escrow Account may not go into overdraft.

3.3	The Escrow Agent holds the Escrow Amount as banker subject to the terms of this Agreement.

3.4	Each of the Seller and the Buyer Parties undertakes to the Escrow Agent that it will provide to the Escrow Agent all documentation and other information reasonably required by the Escrow Agent in relation to the establishment and maintenance of the Escrow Account promptly upon request by the Escrow Agent from time to time.

4.	ESCROW AMOUNT

4.1

Contemporaneously with the execution and delivery of the Asset Purchase Agreement, the Buyer Parties shall credit the Escrow Amount in accordance with the payment routing instruction set out in Schedule 3 (Payment Routing Instruction re Escrow Accounts). Promptly upon crediting the Escrow Amount in accordance with the immediately preceding sentence, the Buyer Parties shall provide the Escrow Agent with the name of the remitting

3

bank and account number from which the Escrow Amount has been remitted and such other information as the Escrow Agent reasonably deems necessary to identify the Escrow Amount.

4.2	All amounts deposited and held in the Escrow Account, including all accrued interest thereon, shall be deemed to form part of the Escrow Amount.

4.3	The Escrow Amount will bear interest daily at a rate of 1.0 basis points per annum which will be credited to the Escrow Account in accordance with the Escrow Agent’s usual practices.

4.4	The Seller agrees that the Escrow Agent has no responsibility whatsoever to ensure that amounts are deposited to the Escrow Account, however the Escrow Agent shall as soon as reasonably practicable notify the Seller and the Buyer Parties of such deposit when the Escrow Amount is deposited in the Escrow Account.

4.5	The Seller and the Buyer Parties are hereby notified that the Escrow Amount or any deposit in the Escrow Account is a deposit qualified for protection by the Deposit Protection Scheme (“DPS”) under the DPS Ordinance in Hong Kong.

5.	OPERATING/RELEASE PROCEDURE

5.1	Subject to Clauses 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 (Operating/Release Procedure), 6 (Escrow Agent) and 7 (Representations and Warranties), the Escrow Agent shall release the Escrow Amount or any portion thereof to the Seller or the Buyer or any designated payee as specified in this Agreement, in accordance with:

(a)	the terms of a payment instruction substantially in the form set out in Schedule 1 (Form of Payment Instruction) (a “Payment Instruction”) signed by an Authorised Representative of the Seller and an Authorised Representative of the Buyer directing the Escrow Agent to release the Escrow Amount or any portion thereof as set forth therein, provided that the Escrow Agent shall be required to obtain verbal confirmation of the material terms of such Payment Instruction by at least one Call-back Contact appointed by the Seller and at least one Call-back Contact appointed by the Buyer prior to releasing the Escrow Amount pursuant to this Clause 5.1 (a) and provided further that the Call-back Contact who confirms the material terms of a Payment Instruction shall not be the same individual that executed such Payment Instruction (the “Call-back Procedures”). Such Payment Instruction shall be given to the Escrow Agent at least three (3) clear Payment Business Days before the date on which the payment is to be made, provided that if the Seller and the Buyer deliver to the Escrow Agent an unexecuted Payment Instruction that, other than not being executed by an Authorised Representative of the Seller and an Authorised Representative of the Buyer, complies with the provisions of this Clause 5.1 (a) (a “Preliminary Payment Instruction”) along with a notice (a “Closing Notice”), executed by an Authorised Representative of the Seller and an Authorised Representative of the Buyer, stating that the Seller and Buyer anticipate that the Closing will occur at a specified future date (the “Anticipated Closing Date”, which date shall not be less than three (3) Payment Business Days following the date of the Closing Notice), and provided further that if a Payment Instruction that is signed by an Authorised Representative of the Seller and an Authorised Representative of the Buyer that has the same payment and other details set forth in the Preliminary Payment Instruction is delivered (including delivery by facsimile transmission in accordance with Clause 10 (Notices)) to the Escrow Agent on or after the Anticipated Closing Date by 2:00 p.m. (Hong Kong time) on the date on which it receives the executed Payment Instruction, the Escrow Agent shall make payment in accordance with the terms of such Payment Instruction on the Anticipated Closing Date or such later date that the Escrow Agent receives such Payment Instruction and completes the Call-back Procedures; or

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(b)	the terms of an arbitral award under the Arbitration Rules of the Singapore International Arbitration Centre or of an order, judgment or decree of the Hong Kong courts ordering the release of the Escrow Amount or any portion thereof, accompanied by a legal opinion satisfactory to the Escrow Agent given by counsel for the party requesting such release to the effect that such award, order, judgment or decree represents a final and non-appealable adjudication of the rights of the parties by a court or arbitral tribunal of competent jurisdiction, provided that the Escrow Agent shall only be required to release such funds on a Payment Business Day.

5.2	The Seller and the Buyer undertake to give the Escrow Agent five (5) clear Business Days’ notice in accordance with Clause 10 (Notices) of any amendment to its Authorised Representatives or Call-back Contacts giving the details specified in Schedule 2 (Authorised Representatives and Call-back Contacts). Any amendment of Authorised Representatives or Call-back Contacts of the Seller or the Buyer shall take effect upon the expiry of such five (5) clear Business Days’ notice (or such shorter period as agreed by the Escrow Agent in its absolute discretion).

5.3	Promptly upon receipt of an award, order, judgment or decree and opinion of counsel referred to in Clause 5.1(b) above (and in no event later than three (3) clear Business Days following any such receipt), the Escrow Agent shall release the Escrow Amount, or portion thereof, in accordance therewith.

5.4	Any payment by the Escrow Agent under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable law, rule, regulation, or practice of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation with which the Escrow Agent is bound.

5.5	If the Escrow Agent is required by law, rule, regulation, or practice of any relevant government, government agency, regulatory authority, stock exchange or self regulatory organisation with which the Escrow Agent is bound to make a deduction or withholding, it will not pay an additional amount in respect of that deduction or withholding to the relevant Party.

5.6	The Seller and the Buyer Parties agree that all interest credited to the Escrow Account from time to time shall be held in the Escrow Account and released in accordance with Clause 5.1 (Operating/Release Procedure).

5.7	Where interest accrued but not yet credited to the Escrow Account is required to be released in accordance with a Payment Instruction delivered under Clause 5.1 (Operating/Release Procedure), such interest shall be paid to the account specified in such Payment Instruction as soon as practicable after the interest has been credited to the Escrow Account.

5.8	The Escrow Agent shall only be required to release the Escrow Amount or any portion thereof to the extent that the funds credited to the Escrow Account in accordance with Clause 4.1 have cleared and been actually received by the Escrow Agent.

5.9

Where on the date falling three years after the date of this Agreement (the “Longstop Date”), there are any amounts standing to the credit of the Escrow Account, the Escrow Agent may, but shall not be required to, transfer all amounts standing to the credit of the Escrow Account to the Designated Account, provided however, that if either the Seller or the Buyer Parties notify the Escrow Agent within the period commencing 40 Business Days prior to the Longstop Date and terminating on the Longstop Date that the allocation of any amount

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standing to the credit of the Escrow Account is the subject of any dispute, controversy or claim between the Seller and the Buyer Parties (or any of their successors in interest), the Escrow Agent shall not credit any such funds to the Designated Account on the Longstop Date and shall continue to hold the Escrow Amount pursuant to the terms of this Agreement.

6.	ESCROW AGENT

6.1	To induce the Escrow Agent to act hereunder, it is further agreed by the Seller and the Buyer Parties that:

(a)	the Escrow Agent shall not be under any duty to give the Escrow Amount held by it hereunder any greater degree of care than it gives to its own similar property;

(b)	this Agreement expressly sets forth all the duties of the Escrow Agent. The Escrow Agent shall not be bound by (and shall be deemed not to have notice of) the provisions of any agreement entered into by or involving the Seller and the Buyer Parties except this Agreement and any Payment Instruction; or the purpose for which the Escrow Amount (or any part thereof) is credited into and held in the Escrow Account except as provided in this Agreement and any Payment Instruction; or the intended or actual use of the Escrow Amount (or any part thereof) upon or after its release in accordance with this Agreement and any Payment Instruction. No implied or fiduciary duties or obligations of the Escrow Agent shall be read into this Agreement and any Payment Instruction whether or not such agreement has been disclosed to the Escrow Agent;

(c)	other than its obligation to make payments in accordance with Clause 5.1 hereof, the Escrow Agent is under no duty to ensure that funds withdrawn from the Escrow Account are actually applied for the purpose for which they were withdrawn or that any Payment Instruction or other instruction or direction by the Seller and the Buyer is accurate, correct or in accordance with this Agreement;

(d)	neither the Escrow Agent nor any of their respective officers, employees or agents shall be required to make any distribution to the extent that the Escrow Amount is insufficient and shall incur no liability whatsoever from any non-distribution in such circumstances;

(e)	the Seller and the Buyer Parties unconditionally agree to the Call-back Procedures and the use of any form of telephonic or electronic monitoring or recording by the Escrow Agent according to the Escrow Agent’s standard operating procedures or as the Escrow Agent deems appropriate for security and service purposes, and that such recording may be produced as evidence in any proceedings brought in connection with this Agreement;

(f)	(i) the Escrow Agent shall not be liable to any person or entity for any loss, liability, claim, action, damages or expenses arising out of or in connection with its good faith performance of or its good faith failure to perform any of its obligations under this Agreement save as are caused by the fraud, gross negligence or wilful default of the Escrow Agent, its officers or employees;

(ii)	the Escrow Agent shall not be responsible for any loss or damage, or failure to comply or delay in complying with any duty or obligation, under or pursuant to this Agreement arising as a direct or indirect result of any Force Majeure Event or any event where, in the reasonable opinion of the Escrow Agent, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Escrow Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation to which the Escrow Agent is subject;

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(iii)	without prejudice to the obligation of the Escrow Agent to transfer all or part of the Escrow Amount in accordance with this Agreement, the liability of the Escrow Agent hereunder shall be limited to an amount equal to the annual fee payable to the Escrow Agent under the Fee Letter, save for liability caused by the fraud, gross negligence or wilful default of the Escrow Agent, its officers or employees;

(iv)	notwithstanding the foregoing, under no circumstance will the Escrow Agent be liable to any Party for any indirect or consequential loss (inter alia, being loss of business, goodwill, opportunity or profit be it arising directly or indirectly) even if advised of such loss or damage;

(g)	the Seller and the Buyer Parties shall jointly and severally indemnify and keep the Escrow Agent (and, without limitation, its directors, officers, agents and employees) indemnified and hold each of them harmless from and against any and all losses, liabilities, claims, actions, damages, fees and expenses, (including fees and disbursements of professional advisers (including lawyers)), arising out of or in connection with this Agreement (including as a result of the Escrow Agent’s appointment under this Agreement) save as are caused by the fraud, gross negligence or wilful default of the Escrow Agent, it officers or employees;

(h)	without prejudice to Clause 6.l(i) below, the Escrow Agent shall not be obliged to make any payment or otherwise to act on any request or instruction notified to it under this Agreement if it is unable:

(i)	to verify any signature on any notice of request or instruction against the specimen signature provided for the relevant Authorised Representative hereunder; and

(ii)	to validate the authenticity of the request by telephoning a Call-back Contact who has not executed the relevant request or instruction as an Authorised Representative for the relevant Party.

(i)	the Escrow Agent shall be entitled to rely upon any award, order, judgment, decree, certification, demand, notice, instruction, or other written instrument (including any Payment Instruction or any requirement and/or request for information delivered by a party referred to in Clause 6.2 below) delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorised to do so.

(j)	the Seller and the Buyer Parties acknowledge that the Escrow Agent is authorised to rely conclusively upon any instructions received by any means agreed hereunder or otherwise agreed by all parties hereto. In furtherance of the foregoing:

(i)	without prejudice to Clause 6.1(i) but subject to completion of the Call-back Procedures, the Escrow Agent may rely and act upon an instruction if it reasonably believes it contains sufficient information and has emanated from the relevant Authorised Representative (as required under the terms of this Agreement) in which case, if it acts in good faith on such instructions, the Escrow Agent shall not be liable for doing so. The Escrow Agent is not responsible for errors or omissions made by the Seller and the Buyer Parties or resulting from fraud or the duplication of any instruction by the Seller or the Buyer;

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(ii)	notwithstanding any other provision hereof, the Escrow Agent shall have the right to, and shall, refuse to act on any instruction where it reasonably doubts its contents, authorisation, origination or compliance with this Agreement and will promptly notify the Seller and the Buyer Parties of its decision;

(iii)	if the Seller or the Buyer informs the Escrow Agent that it wishes to recall, cancel or amend an instruction, the Escrow Agent is not obliged but will use its reasonable efforts to comply to the extent it is practicable to do so before the release or transfer of all or any portion of the Escrow Amount pursuant to such instruction, provided however, that the Escrow Agent shall not recall, cancel or amend any instruction that is stated to be irrevocable unless such request to recall, cancel or amend such instruction is made by both the Seller and the Buyer. Subject to item (ii) above, any such recall, cancellation or amendment to the instructions acted upon by the Escrow Agent shall be binding on the party who issues such instructions; and

(iv)	all instructions to the Escrow Agent shall be sent by facsimile or by courier/messenger (or such other means of transmission as agreed among all the parties hereto). The Seller and the Buyer Parties expressly acknowledge that they are fully aware of and agree to accept the risks of error, security and privacy issues and fraudulent activities associated with transmitting instructions through facsimile or any other means requiring manual intervention;

(k)	the Escrow Agent may consult lawyers or professional advisers over any question as to the provisions of this Agreement or its duties. The Escrow Agent shall have no liability for any action subsequently taken by it in good faith in accordance with the advice of lawyers or other professional advisers with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice;

(l)	this paragraph (1), paragraph (f), paragraph (g), paragraph (i), paragraph (j) and paragraph (k) above, shall survive notwithstanding any termination of this Agreement or the resignation or replacement of the Escrow Agent;

(m)	the Escrow Agent shall have no responsibility for the contents of any ruling of the arbitrators or courts or any third party contemplated in any other document between the Seller and the Buyer Parties as a means to resolve disputes and may rely without any liability upon the contents thereof;

(n)	in the event of any disagreement between the Seller and the Buyer Parties resulting in adverse claims or demands being made in connection with the Escrow Amount, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any claims, demands or instructions with respect to the Escrow Amount so long as such disagreement, dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Seller or the Buyer Parties for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act and to retain the Escrow Amount until required to release it in accordance with Clause 5(1)(b) (Operating/Release Procedure). The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem necessary. The costs and expenses (including attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Seller and the Buyer Parties;

(o)	no printed or other matter in any language (including without limitation prospectuses, notices, reports and promotional material) which mentions the Escrow Agent’s name or the rights, powers, or duties of the Escrow Agent shall be publicly issued by the Seller or the Buyer Parties or on their behalf unless the Escrow Agent shall first have given its written consent thereto;

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(p)	(i) the obligations and duties of the Escrow Agent will be performed only by the Escrow Agent and, except to the extent required under any applicable law, are not obligations or duties of any other Citi Company (or branch); and (ii) the rights of the Seller and the Buyer Parties with respect to the Escrow Agent extend only to such Escrow Agent and, except to the extent required under any applicable law, do not extend to any other Citi Company; and

(q)	to the extent any fees, expenses or other costs incurred by, or any obligations owed to, the Escrow Agent under this Agreement are due but unpaid for a period of ninety (90) days or more, the Escrow Agent may withdraw the relevant unpaid amount from the Escrow Account to satisfy such fees, expenses or other costs or obligations and each Party to this Agreement authorises such withdrawal.

6.2	The Escrow Agent will treat information relating to the Seller and the Buyer Parties as confidential, but (unless consent is prohibited by law) the Seller and the Buyer Parties consent to the transfer and disclosure by the Escrow Agent of any information relating to the Seller and the Buyer Parties to and between branches, subsidiaries, representative offices, affiliates and agents of Escrow Agent and third parties selected by any of them, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes). The Escrow Agent and any branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by any court, legal process or regulator or examining authority (whether government or otherwise) including any auditor of a Party and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system.

6.3	For the purposes of the Call-back Procedures, the Seller and the Buyer shall provide the list of Call-back Contacts as specified in Part 2 of Schedule 2 (Call-back Contacts). The Seller and the Buyer shall appoint sufficient persons to act as their respective Call-Back Contacts so that call back can be made to a person different from the Authorised Representative under the specific Payment Instruction. The Seller and the Buyer Parties further acknowledge and agree that the Escrow Agent may rely upon the confirmations or responses of anyone purporting to be the Call-back Contact in answering the telephone call-back of such Escrow Agent and that the Seller and the Buyer Parties shall assume all risks and losses (if any) resulting from such confirmations or responses, absent fraud, gross negligence or wilful default by the Escrow Agent, its officers or employees.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Each of the Seller, severally and not jointly, and the Buyer Parties, jointly and severally as between the Buyer Parties but severally and not jointly as between the Buyer Parties and the Seller, represent and warrant to the Escrow Agent that:

(a)	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and is not subject to any insolvency procedure;

(b)	it has the power to enter into and perform its obligations under this Agreement which constitutes its legally binding and enforceable obligations;

(c)	this Agreement and the underlying transaction to which it relates will not conflict in any material respect with:

(i)	any applicable law or regulation or any official or judicial order or control; or

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(ii)	its constitutional documents; or

(iii)	any material agreement to which it is a party or which is binding upon it or its assets;

(d)	neither it nor any of its assets enjoys a right of immunity from, set off, proceedings or execution in respect of its obligations under this Agreement and each Payment Instruction;

(e)	any personal data it provides to the Escrow Agent in the course of such Party’s relationship with the Escrow Agent, whether relating to such Party, its personnel, customers or other data subjects, will have been obtained and provided to the Escrow Agent in compliance with all applicable data protection laws, so as to permit the Escrow Agent to process and transfer such data itself and by its branches, representative offices, subsidiaries, affiliates, legal and regulatory authorities and designated third parties for the following purposes:

(i)	effecting a Payment Instruction;

(ii)	providing services or products to such Party;

(iii)	enabling the Escrow Agent to manage its relationship with such Party;

(iv)	providing information in relation to the Escrow Accounts if requested to do so by the auditor of such a Party;

(v)	statistical and risk analysis and reporting;

(vi)	compliance with applicable laws and regulations (including those relating to anti-money laundering); and

(vii)	crime prevention; and

(f)	governmental and other consents and/or approvals that are required to have been obtained by it with respect to this Agreement or payments under it including but not limited to all exchange control approvals from a central bank or other similar authority, have been obtained and are in full force and effect and all conditions of any such consents and/or approval have been (or as applicable will be) complied with.

7.2	The Escrow Agent represents and warrants to each of the Seller and the Buyer Parties that:

(a)	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and is not subject to any insolvency procedure;

(b)	it has the power to enter into and perform its obligations under this Agreement which constitutes its legally binding and enforceable obligations;

7.3	On or prior to the execution of this Agreement, each of the Seller, the Buyer Parent and the Buyer will provide to the Escrow Agent certified true copies of evidence of due authorisation of the person executing this Agreement on its behalf.

8.	REPLACEMENT OF ESCROW AGENT

8.1	The Seller and the Buyer Parties, acting together, may at any time replace the Escrow Agent by giving (a) written notice to such effect, and (b) details of such replacement including the account details of such replacement to the Escrow Agent. Within 30 days of receipt of such notice and details, the Escrow Agent shall transfer the Escrow Amount to such replacement at the account details provided in accordance with this Clause 8.1.

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8.2	The Escrow Agent may at any time resign for any reason by giving written notice (a “Resignation Notice”) to such effect to the Seller and the Buyer Parties. On receipt of a Resignation Notice from the Escrow Agent, the Seller and the Buyer Parties shall appoint a successor escrow agent as soon as reasonably possible and shall provide the Escrow Agent with details of such replacement including the account details of such replacement to the Escrow Agent. Within thirty (30) clear days of receipt of such notice and details, the Escrow Agent shall transfer the Escrow Amount to such replacement at the account details provided in accordance with this Clause 8.2.

8.3	If 30 days after delivery of a Resignation Notice a successor Escrow Agent has not been appointed in accordance with Clause 8.2 above, the Escrow Agent may:

(a)	appoint a successor Escrow Agent itself and pay all of the Escrow Amount to that successor escrow agent; or

(b)	petition a court of competent jurisdiction to appoint a successor escrow agent or otherwise direct the Escrow Agent in any way in relation to the Escrow Amount.

8.4	The resignation of the Escrow Agent will take effect on the earlier of:

(a)	the date of the transfer of the Escrow Amount to the successor escrow agent under Clause 8.1 (Replacement of Escrow Agent);
(b)	the date of the appointment of a successor escrow agent under Clause 8.2 or 8.3 above; or

(c)	the date of an order of a court of competent jurisdiction under Clause 8.3(b) above;

(such date being the “Resignation Date”).

8.5	From the date of receipt of a notice under Clause 8.1 or the date of the issuance of a Resignation Notice under Clause 8.2 up to the Resignation Date, the Escrow Agent’s sole responsibility is to safekeep the Escrow Amount and the Escrow Agent shall not be obliged to (but may, in its absolute discretion) release amounts in accordance with a Payment Instruction delivered in accordance with Clause 5.1 (Operating/Release Procedure). Upon its resignation, the Escrow Agent shall transfer the Escrow Amount to the successor escrow agent or to the court of competent jurisdiction or otherwise in accordance with the order of a court of competent jurisdiction.

8.6	Any costs (including any transfer or foreign exchange costs) shall be for the account of the Seller and the Buyer Parties and the Escrow Agent shall be entitled to deduct the same from the Escrow Amount prior to the transfer thereof or take such other steps having equivalent (but not greater) effect.

8.7	On transfer of the Escrow Amount in accordance with Clause 8.1 or Clause 8.2 or Clause 8.3 above, the Escrow Agent shall be discharged from all further obligations arising in connection with this Agreement.

9.	FEES AND EXPENSES

9.1	In consideration of the performance of its role under this Agreement, the Seller and the Buyer Parties shall pay to the Escrow Agent the amounts set out in accordance with the Fee Letter.

9.2

In addition to the fees payable under Clause 9.1 above the Seller and the Buyer Parties shall pay to the Escrow Agent all out-of pocket expenses properly incurred by the Escrow Agent in performance of its role under this Agreement (including, but not limited to, all legal fees,

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stamp and other documentary duties or taxes and expenses incurred in connection with the preparation and negotiation of this Agreement and/or expenses of any transfers of all or part of the Escrow Amount including but not limited to charges imposed by banks in relation to any such transfer).

9.3	All amounts of whatever nature payable to, and recoverable by, the Escrow Agent pursuant to the terms of this Agreement shall be payable, without set-off or counterclaim, by the Seller and the Buyer Parties within 10 clear Business Days of receipt of any invoice of the Escrow Agent.

9.4	Any payment to be made by the Seller and the Buyer Parties pursuant to Clauses 9.1 to 9.3 shall be gross of all and any tax withheld, deducted or paid in respect thereof. For the avoidance of doubt, any fees or consideration to be payable by the Seller and the Buyer Parties under Clause 9.1 shall be exclusive of any services or business tax or other similar sales tax in connection with the services provided by the Escrow Agent hereunder. If any of such tax is paid or to be paid by the Escrow Agent, the Seller and the Buyer Parties shall pay to the Escrow Agent the full amount of any such services or business tax (if any) in addition to the fee or consideration quoted in the Fee Letter. In case any tax payment is required to be deducted or withheld from any of such fees or consideration, the Seller and the Buyer Parties shall be responsible for such deduction and withholding and shall provide an original or authenticated copy of the tax receipt to the Escrow Agent, evidencing their full payment of the relevant tax within the prescribed timing under the applicable law.

9.5	The Seller, on the one hand, and the Buyer Parties, on the other hand, agree that payments required to be made to the Escrow Agent pursuant to this Clause 9 shall be borne 50% by the Seller and 50% by the Buyer Parties. Each of the Seller, on the one hand, and the Buyer Parties, on the other hand, agrees to promptly reimburse the other for any amounts paid to the Escrow Agent by such other party pursuant to this Clause 9 in excess of 50% of such payment obligation.

10.	NOTICES

10.1	All communications required pursuant to this Agreement shall be in writing, in English and addressed to the respective party as follows:

(a)	If to the Seller:

PT INDOSAT TBK

Jalan Medan Merdeka Barat No. 21

Jakarta 10110

Indonesia

Attention: President Director & Chief Executive Officer

Telephone: 6221 30442600

Facsimile: 6221 3453453

with a copy to:

Attention: Director & Chief Financial Officer

Telephone: 6221 30442606

Facsimile: 6221 30001375

or such other details as the Seller may notify to each Party by not less than five (5) clear Business Day’s notice.

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(b)	If to the Buyer Parent:

PT TOWER BERSAMA INFRASTRUCTURE TBK

International Financial Center, 6th floor

Jl. Jend. Sudirman Kav. 22-23

Jakarta 12920, Indonesia

Attention: Board of Directors & Chief Financial Officer

Telephone: +62 21 292 48900

Facsimile: +62 21571 2344

or such other details as the Buyer Parent may notify to each Party by not less than five (5) clear Business Day’s notice.

(c)	If to the Buyer:

PT SOLUSI MENARA INDONESIA

c/o PT Tower Bersama Infrastructure Tbk

International Financial Center, 6th floor

Jl. Jend. Sudirman Kav. 22-23

Jakarta 12920, Indonesia

Attention: Board of Directors & Chief Financial Officer

Telephone: +62 21 292 48900

Facsimile: +62 21571 2344

or such other details as the Buyer may notify to each Party by not less than five (5) clear Business Day’s notice.

(d)	If to the Escrow Agent:

Citibank, N.A., Hong Kong Branch,

9/F, Two Harbourfront

22 Tak Fung Street,

Hunghom, Kowloon

Hong Kong

Attention: Regional Loans Agency

Facsimile: +852 2621 3183

with a copy to Citibank, N.A., Hong Kong Branch

55th Floor, One Island East

18 Westlands Road

Island East

Hong Kong

Attention: Agency and Trust

Facsimile: +852-2323-0279

or such other details as the Escrow Agent may notify to each Party by not less than five (5) clear Business Day’s notice.

10.2	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(a)	if delivered in person, at the time of delivery;

(b)	if posted, five (5) clear days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(c)	if by fax when received in legible form.

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10.3	A communication given under Clause 10.2 (Notices) above but received on a non-Business Day, or after close of business on a Business Day in the place of receipt will only be deemed to be given on the next Business Day in that place.

11.	GENERAL

11.1	This Agreement shall be binding upon and inure solely for the benefit of the Parties and their respective successors and assigns. Other than as expressly contemplated in this Agreement, neither the Seller or either of the Buyer Parties may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

11.2	The Escrow Agent shall not be bound by any modification of this Agreement, including the transfer of any interest hereunder, unless such modification is in writing and signed by all the Parties. The Escrow Agent may transfer and/or assign any of its rights or obligations under this Agreement to any other person without the consent of either the Seller or the Buyer Parties.

11.3	Terms of this Agreement may only be waived by written consent signed by the Party granting the waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision and any extension of time for the performance of any obligation shall not be deemed to be an extension of time for the performance of any other obligation.

11.4	This Agreement shall be construed in accordance with and governed by Hong Kong law.

11.5	For the benefit of the Escrow Agent only, the parties to this Agreement irrevocably submit to the exclusive jurisdiction of the courts of Hong Kong and agree that delivery or mailing of any process or other papers in the manner provided above, or in such other matter as may be permitted by law, shall be valid and sufficient service thereof. To the extent allowed by law, the Escrow Agent may take:

(a)	proceedings in any other court; and

(b)	concurrent proceedings in any number of jurisdictions.

11.6	the Seller appoints Law Debenture Services (H.K.) Limited, located at Room 3105, Alexandra House, 18 Chater Road, Central, Hong Kong and each of the Buyer Parties appoint Mallesons Stephen Jaques (name to be changed to King Wood Mallesons in March 2012) located at 13/F Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong (Attention: Hayden Flinn, Partner; Re: PT Solusi Menara Indonesia) as their respective agents for service of process relating to any proceedings before the Hong Kong courts in connection with this Agreement and agrees that failure by such a process agent to notify it of any process will not invalidate the proceedings concerned.

11.7	For the avoidance of doubt and notwithstanding any other provision of this Agreement, any dispute, controversy or claim between the Seller and one or both Buyer Parties with respect to application of the Escrow Amount as provided in the Asset Purchase Agreement shall be governed by the governing law and dispute resolution provisions of the Asset Purchase Agreement.

11.8	If a provision of this Agreement or a Payment Instruction is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement or the respective Payment Instruction, as the case may be.

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11.9	This Agreement and any Payment Instruction may be executed in any number of counterparts, each having the same effect as if the signatures on the counterparts were on a single copy of this Agreement or respective Payment Instruction, as the case may be.

11.10	For the avoidance of doubt, nothing in this Agreement shall be deemed to be a commitment of either the Seller or the Buyer Parties to enter into the Asset Purchase Agreement and neither the Seller nor the Buyer Parties shall be bound by the terms of the Asset Purchase Agreement unless, and until, such Parties have executed and delivered the Asset Purchase Agreement in accordance with applicable law,

11.11	This Agreement is prepared in the English language and, unless otherwise agreed in writing by the Parties, English shall be used in respect of all matters in connection with this Agreement. If requested in writing by a Party, the Parties shall promptly cause this Agreement to be translated into the Indonesian language and cause such Indonesian language version to be executed by the Parties. The effective date of any such Indonesian language version shall be the date of this Agreement. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

12.	TERMINATION

12.1	Subject to Clause 5.9 (Long Stop Date) and 12.2 (Termination) and without prejudice to Clause 6.1(1) (Escrow Agent), this Agreement shall terminate only upon such date as the Escrow Agent shall have distributed all of the Escrow Amount pursuant to this Agreement.

12.2	This Agreement may be terminated by the Seller or the Buyer Parties at any time commencing on the date that is fifteen (15) Business Days subsequent to the date hereof, upon written notice to each other Party, if, and only if, the Asset Purchase Agreement has not been executed and delivered by both the Seller and the Buyer Parties at the time that notice of such termination is given.

12.3	Upon termination of this Agreement in accordance with Clause 12.1 or 12.2 above, the Escrow Agent shall promptly close the Escrow Account(s) and shall be discharged from all duties and liabilities hereunder.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

15

SCHEDULE 1

FORM OF PAYMENT INSTRUCTION

[N.B. If this Payment Instruction represents the final Payment Instruction then please include the following wording:

“The payment[s] contemplated by this Payment Instruction represent[s] the final payment to be made from the Escrow Account. The Escrow Account is therefore to be closed in accordance with Clause 12.2 (Termination) following such payment.”]

Citibank N.A. Hong Kong Branch

9/F Two Harbourfront, 22 Tak Fung Street, Hunghom, Kowloon, Hong Kong

For the attention of: Regional Loans Agency

Fax: +852 2621 3183

Citibank, N.A., Hong Kong Branch

55th Floor, One Island East, 18 Westlands Road, Island East, Hong Kong

For the attention of: Agency and Trust

Fax: +852-2323-0279

[DATE]

Escrow Agreement

We refer to the Agreement dated February 3, 2012 between PT Indosat Tbk, PT Tower Bersama Infrastructure Tbk, PT Solusi Menara Indonesia and Citibank, N.A., Hong Kong Branch, as Escrow Agent (the “Escrow Agreement”). Words and expressions used in this Payment Instruction shall have the same meanings as in the Escrow Agreement.

This Payment Instruction is being provided to you in accordance with Clause 5.1(a) (Operating/Release Procedure) of the Escrow Agreement. You are instructed to pay the following amount[s] from the Escrow Account[s] [including any interest accrued on such amount and to be paid according to the terms of the Escrow Agreement, if applicable] specified below:

[Escrow Account [—]

(a)	[Correspondent Bank]

[SWIFT Code]

(b)	[Beneficiary Bank]

[SWIFT Code]

(c)	[Account Name]

(d)	[Account Number]

(e)	[Reference, if applicable]

Amount: [in words]

Currency: [            ]]

16

(f)	[Payment date]

(a)	[Correspondent Bank]

[SWIFT Code]

(b)	[Beneficiary Bank]

[SWIFT Code]

(c)	[Account Name]

(d)	[Account Number]

(e)	[Ref.]

Amount: [in words]

Currency: [            ]]

(f)	[Payment Date]

N.B. This Payment Instruction to be received by the Escrow Agent by close of business (Hong Kong time) three clear Business Days prior to the value date of the intended payment.

This Payment Instruction shall be governed by Hong Kong law.

Yours sincerely,

PT INDOSAT TBK

By:
(Authorised Representative)

and

PT SOLUSI MENARA INDONESIA

By:
(Authorised Representative)]

17

SCHEDULE 2

AUTHORISED REPRESENTATIVES AND CALL-BACK CONTACTS

PART 1

AUTHORISED REPRESENTATIVES

PT INDOSAT TBK
Name:	Position	Specimen signature	Telephone number
1. Harry Sasongko	President Director & CEO	/s/ Harry Sasongko	+62 21 30442600
2. Curt Stefan Carlsson	Director & CFO	/s/ Curt Stefan Carlsson	+62 21 30442606

PT SOLUSI MENARA INDONESIA
Name:	Position	Specimen signature	Telephone number
1.
2.

PART 2

CALL-BACK CONTACTS

PT INDOSAT TBK
Name	Position	Telephone number*
1. Harry Sasongko	President Director & CEO	+62 21 30442600
2. Curt Stefan Carlsson	Director & CFO	+62 21 30442606

PT SOLUSI MENARA INDONESIA
Name	Position	Telephone number*
1.
2.

*	it should not be a mobile telephone no.

18

SCHEDULE 2

AUTHORISED REPRESENTATIVES AND CALL-BACK CONTACTS

PART 1

AUTHORISED REPRESENTATIVES

PT INDOSAT TBK
Name:	Position	Specimen signature	Telephone number

I.

2.

PT SOLUSI MENARA INDONESIA
Name:	Position	Specimen signature	Telephone number

1. Winato Kartono	President Commissioner	/s/ Winato Kartono	+6221 57901875

2. Hardi Wijaya Liong	President Director	/s/ Hardi Wijaya Liong	+62 21 29248900. ext 8828

3. Helmy Yusman Santoso	Director	/s/ Helmy Yusman Santoso	+6221 29248900. ext 8300

PART 2

CALL-BACK CONTACTS

PT INDOSAT TBK
Name	Position	Telephone number*
1.
2.

PT SOLUSI MENARA INDONESIA
Name	Position	Telephone number*

1 . Hardi Wijaya Liong	President Director	+62 21 29248900, ext 8828

2. Helmy Yusman Santoso	Director	+62 21 29248900, ext 8300
*	it should mil he a mobile telephone no.

19

SCHEDULE 3

PAYMENT ROUTING INSTRUCTION RE ESCROW ACCOUNTS

Pay to:	Citibank, N.A., New York
SWIFT code:	CITIUS33
For Account of:	Citibank, N.A., Hong Kong Branch
SWIFT Code:	CITIHKHX

For Further Credit to:	Citi AT Escrow-Solusi Menara
Account Number:	61970662

Reference:	Regional Loan Agency Solusi Menara

20

SIGNATORIES

SIGNED by	)	/s/ Harry Sasongko
for and on behalf of	)	Harry Sasongko
PT INDOSAT TBK	)	President Director & CEO

/s/ Stefan Carlsson
Stefan Carlsson
Director & Chief Financial Officer

SIGNED by	)
for and on behalf of	)
PT TOWER BERSAMA INFRASTRUCTURE TBK	)	/s/ Hardi Wijaya Liong
	)	Hardi Wijaya Liong

SIGNED by	)
for and on behalf of	)
PT SOLUSI MENARA INDONESIA	)	/s/ Hardi Wijaya Liong
	)	Hardi Wijaya Liong

SIGNED by	)	/s/ Jane Dulson
for and on behalf of	)	Jane Dulson
CITIBANK, N.A., HONG KONG BRANCH	)	Director

)

Exhibit F

Not Used

Exhibit F

Exhibit G

Form of Seller Master Lease Agreement

Exhibit G

MASTER LEASE AGREEMENT

by and between

PT INDOSAT TBK

PT SOLUSI MENARA INDONESIA

And

PT TOWER BERSAMA INFRASTRUCTURE TBK

Dated as of [                    ], 2012

i

Schedule 1 — Schedule of Lease and Maintenance Fees
Schedule 2 — Maintenance Services and Owner Obligations
Schedule 3 — List of Priority Sites
Schedule 4 — Safety, Health and Environment Plan
Schedule 5 — Call Center Protocol
Schedule 6 — Site Access Rules
Schedule 7 — Loading

Exhibit A — Form Site Lease Agreement
Exhibit B — Form of Notice of Intent to Lease
Exhibit C — Form of Site Readiness Notice
Exhibit D — Form of Ready for Installation Certificate
Exhibit E — Equipment Installation Notice
Exhibit F — Form of Indosat Partner Guarantee
Exhibit G — Form of Indosat Affiliate Guarantee
Exhibit H — Form of Owner Group Member Guarantee
Exhibit I — Form of Indosat Joinder Agreement
Exhibit J — Form of Owner Group Member Joinder Agreement

v

THIS MASTER LEASE AGREEMENT is made as of [•], 2012, by and between PT SOLUSI MENARA INDONESIA, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia, Indonesia, (“Owner”), PT TOWER BERSAMA INFRASTRUCTURE TBK, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia, (“Buyer Parent”) and PT INDOSAT TBK, an Indonesian company with its principal office located at Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia, (“Indosat”).

W I T N E S S E T H:

WHEREAS, Indosat and Owner have entered into an Asset Purchase Agreement dated [•] (the “Asset Purchase Agreement”) pursuant to which Owner will acquire (among other things) the Indosat Sites on and subject to the terms and conditions set forth therein; and

WHEREAS, Buyer Parent is entering into this MLA for the purpose of providing certain representations, warranties, agreements and covenants set forth herein and is contemporaneously herewith entering into the Parent Guarantee for the benefit of Indosat;

WHEREAS, Owner has agreed to lease back Site Space on the Indosat Sites and, in the event of a relocation hereunder, Buyer Parent has agreed to cause Owner Group Members to lease Site Space on certain Buyer Parent Sites to Indosat, and Indosat has agreed to the lease thereof on and subject to the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this MLA and each SLA, the following terms shall have the following meanings:

“Acceptance Notice” has the meaning assigned to such term in Section 17.1(b).

“Acceptance Period” has the meaning assigned to such term in Section 17.1(b).

“Affiliate” of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

1

Exhibit G

“Antenna Cluster” shall mean two (2) or more antennas, (a) where the top of one antenna is (i) higher than or at the same level as the bottom of another antenna and (ii) lower than or at the same level as the top of that other antenna, such antennas, the “overlapping antennas”, (b) together with all other antennas where the top of any overlapping antenna is (x) higher than the bottom of another antenna and (y) lower than the top of that other antenna. For the avoidance of doubt, the top and bottom of each antenna shall include any attachments (other than cables) to such antenna such as an antenna mount, electrical downtilt attachment, filter, combiner, bias-T, low noise amplifier or tower mounted amplifier, provided that the vertical length of (x) the attachment with the longest vertical length at the top of such antenna and (y) the attachment with the longest vertical length at the bottom of such antenna shall not when added together exceed thirty (30) centimeters.

“Antenna Height” shall mean (i) in the case of an antenna or antennas which are not an Antenna Cluster, the vertical distance from the top of an antenna(s) to the bottom of such antenna(s) or (ii) in the case of an Antenna Cluster, the vertical distance from the top of the highest antenna in such Antenna Cluster to the bottom of the lowest antenna in such Antenna Cluster, in each case including any attachments (other than cables) to such antenna such as an antenna mount, electrical downtilt attachment, filter, combiner, bias-T, low noise amplifier or tower mounted amplifier, provided that the vertical length of (x) the attachment with the longest vertical length at the top of such antenna and (y) the attachment with the longest vertical length at the bottom of such antenna shall not when added together exceed thirty (30) centimeters.

“Asset Purchase Agreement” has the meaning set forth in the recitals hereto.

“Assignor” has the meaning assigned to such term in Section 17.4.

“Authorized Equipment” shall mean (a) any Equipment within the Site Space allotted to Indosat under the SLA for such Site as of the Closing Date, Tower Swap Closing, or SLA Commencement Date, as applicable, (b) any other Equipment installed by Indosat on a Site from time to time in accordance with the procedures set forth in Article IV, V or XI, including No Charge Additional Authorized Equipment, Extra Charge Additional Authorized Equipment, and Unauthorized Equipment deemed to be Authorized Equipment under Section 5.6 and (c) any other Equipment listed in an SLA for a Site. [Current drafting assumes no SMA needed for Towers—if otherwise, MLA will be amended to reflect such arrangement]

“Band” shall mean an SA Band or a Microwave Band.

“Band Height” shall mean the vertical distance between the top and bottom of a Band of Site Space.

“Band of Site Space” shall mean (a) for a band containing at least one (1) Sectoral Antenna, the continuous space around the circumference of the Tower where (i) the Band Height shall be equivalent to the Antenna Height of such Sectoral Antenna(s), and (ii) the vertical centerline of the Band of Site Space shall be at the height above ground level of the vertical center point of such antenna, and (b) for a band containing at least one (1) Microwave Antenna, the continuous space around one-quarter of the circumference of the Tower where (i) the horizontal centerline of the Band of Site Space shall be at the horizontal center point of such microwave antenna, (ii) the Band Height shall be equivalent to the Antenna Height, and (iii) the vertical centerline of the Band of Site Space shall be at the height above ground level of the vertical center point of such antenna, excluding in each case, space occupied by Public Service Equipment.

2

Exhibit G

“BAPEPAM-LK” shall mean the Indonesian Capital Markets and Financial Institutions Supervisory Agency of Indonesia (Badan Pengawas Pasar Modal dan Lembaga Keuangan).

“Buyer Parent” has the meaning assigned to such term in the preamble hereto.

“Buyer Parent Sites” shall mean Towers owned, developed or acquired by any Owner Group Member from time to time and the Land on which such Towers are located, whether owned or leased by an Owner Group Member, but excluding Indosat Sites.

“Call Center Protocol” shall mean Owner's call center protocol set forth in Schedule 5 hereto.

“Claim” shall mean any suit, claim, action, proceeding or investigation.

“Closing Date” has the meaning assigned to such term in the Asset Purchase Agreement.

“Commencement Date” shall mean the date hereof.

“Committed Co-Location Agreement” has the meaning assigned to such term in the Asset Purchase Agreement.

“Committed Co-Location Period” has the meaning assigned to such term in the Asset Purchase Agreement.

“Competitor” shall mean any Person engaged in the wireless or fixed line telecommunications business in Indonesia, and shall include PT XL Axiata Tbk, PT Telekomunikasi Indonesia Tbk, PT Telekomunikasi Selular, PT Bakrie Telecom Tbk, PT Hutchison CP Telecommunications, PT AXIS Telekom Indonesia, PT Smartfren Telecom Tbk and PT Sampoerna Telekomunikasi Indonesia, and their respective Affiliates.

“Confirmation Date” has the meaning assigned to such term in Section 11.1(a)(ii).

“Consents” shall mean any required and applicable authorizations, approvals or consents of third parties or Lessors or any consents required under the relevant Land Lease.

“Consolidated Antenna Area” has the meaning assigned to such term in Section 5.2(d).

“Consolidated Antenna Cap” has the meaning assigned to such term in Section 5.2(c).

“Consolidated Band” has the meaning assigned to such term in Section 5.2(b).

“Credits” shall mean credits in amounts determined in accordance with Sections 4.8, 9.1(a), 11.1(e) and 12.3, in favor of Indosat, which, may be applied by Indosat to reduce on a dollar for dollar basis the Lease and Maintenance Fees owed by Indosat under any SLA hereunder.

3

Exhibit G

“Designated Towers” has the meaning assigned to such term in the Asset Purchase Agreement.

“Designation Date” has the meaning assigned to such term in Section 12.4.

“Determination Date” shall mean (i) the date hereof, with respect to each SLA for the Designated Towers purchased by Owner from Indosat pursuant to the terms of the Asset Purchase Agreement, (ii) the date of the relevant Tower Swap Closing for each Swapped-in Tower, (iii) the SLA Commencement Date with respect to Sites for which Indosat has signed a Committed Co-Location Agreement and becomes subject to an SLA and this MLA, and (iv) for a Mandatory Replacement Site, Equivalent Site, or Discretionary Replacement Site, the Determination Date for the relevant Mandatory Terminated Site or Discretionary Terminated Site or in the case of a series of exercises of a Mandatory Relocation Right, Owner’s Relocation Right, or a Discretionary Relocation Right (or any combination thereof), the Determination Date of the first Mandatory Terminated Site or Discretionary Terminated Site in that series.

“Disagreement Notice” has the meaning assigned to such term in Section 11.1(a)(ii).

“Disclosed Site Deficiency” has the meaning assigned to such term in Section 4.3(c).

“Discretionary Relocation or Removal Request” has the meaning assigned to such term in Section 10.1.

“Discretionary Relocation Right”has the meaning assigned to such term in Section 10.1.

“Discretionary Replacement Site” has the meaning assigned to such term in Section 10.1.

“Discretionary Terminated Site” has the meaning assigned to such term in Section 10.1.

“Dispute” has the meaning assigned to such term in Section 28.1(a) .

“Downtime” shall mean for any Site the time for which Indosat’s Installed Equipment is off air for any reason attributable to (i) Owner or its Representatives (as a result of any breach by Owner of (x) its obligations under the MLA or any SLA or (y) a representation, warranty, covenant or other agreement set forth in a Site Readiness Notice, RFI Certificate, agreed Equipment Installation Plan or any attachment to the foregoing, the MLA or any SLA), (ii) any User or its Representatives (other than Indosat, its Affiliates or their Representatives, or a Network Partner or Network JV or their Representatives when acting in connection with a Network Sharing Arrangement with Indosat) or (iii) without prejudice to clause (i) above, following the date that is twelve (12) months after the Closing Date, an owner, a lessor, or any Person who is or claims to be the owner or lessor of a Site or otherwise has or claims to have any right or interest in a Site, or any of their respective Representatives, in each case under this clause (iii) who claims that Owner does not own valid title to, or lease under a valid lease for, a Site and the actions of Owner or any such Person or any of their respective Representatives cause Indosat's Equipment to be off air.

4

Exhibit G

“Encumbrance” shall mean any mortgage, pledge, hypothecation, lien or other security interest.

“Enforceability Exceptions” shall mean the extent to which enforceability of an obligation may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

“Environmental Law” shall mean all Laws relating to pollution or protection of the environment, any Hazardous Substance or human health and safety.

“Equipment” shall mean Indosat’s or a third party’s equipment (including the equipment of any Indosat Affiliate or any Network JV's Equipment or Network Partner’s Equipment) used in the Wireless Business, excluding any Public Service Equipment located at a Site, including (a) all wireless communications and transmission equipment using any technology (including cellular mobile GSM, DCS, CDMA, WCDMA, LTE, WiMAX, VSAT or otherwise or wireless communications in connection with a fixed line or data communication business), including Sectoral Antennas, Microwave Antennas, other antennas (including VSAT, GPS, omni and WiMAX MIMO antennas), Remote Radio Units (RRUs), Base Transceiver Stations (BTS), microwave transmitters and receivers, and other wireless or landline network communications equipment, cable feeders, feeder ladders and cables relating thereto, (b) all electrical generators, pipes, pumps, valves, tanks, connections for electrical and other utilities services used for such equipment and fuel tanks, (c) with respect to Indosat's equipment, all air conditioning units installed by Indosat (except for air conditioning units sold to Owner under the Asset Purchase Agreement), (d) all ground shelters (except for ground shelters sold to Owner under the Asset Purchase Agreement) and cabinets, (e) all foundation pads, clamps, brackets, hardware, appurtenances and other ancillaries relating to the foregoing, including to hold the equipment in (a), (b), (c), (d) or (f), and (f) any equipment used for monitoring, maintenance or access to the equipment in (a), (b), (c), (d) or (e).

“Equipment Installation Notice” shall mean a written notice in the form set forth in Exhibit E hereto delivered by Indosat to Owner for the installation, replacement or modification of (i) Equipment within a Band of Site Space on a Tower in accordance with Section 5.1, (ii) Equipment in a New Band or Expanded Band in accordance with Section 5.2, (iii) Swap Equipment in accordance with Section 5.3, (iv) Equipment on Land in accordance with Section 5.4, (v) Extra Charge Additional Authorized Equipment in accordance with Section 5.5 or (vi) No Charge Additional Authorized Equipment in accordance with Section 5.7.

“Equipment Installation Plan” has the meaning assigned to such term in Section 11.1(a)(ii).

“Equipment Installation Plan Representation” has the meaning assigned to such term in Section 11.1(a)(ii).

“Equivalent Site” has the meaning assigned to such term in Section 9.1(a).

“Equivalent Site List” has the meaning assigned to such term in Section 4.1(b).

5

Exhibit G

“Erlang” shall mean a dimensionless unit that is used in telecommunications as a statistical measure of offered load or carried load on service-providing elements of a telecommunications network.

“Excess Equipment” has the meaning assigned to such term in the Asset Purchase Agreement.

“Excluded Damages” shall mean any consequential damages or losses (including lost profits), punitive, exemplary, indirect, special, lost business opportunity and similar damages.

“Execution Date” has the meaning assigned to such term in Section 4.5.

“Expanded Band” has the meaning assigned to such term in Section 5.2.

“Expiration Notice” has the meaning assigned to such term in Section 7.2.

“Extra Charge Additional Authorized Equipment” shall mean any Equipment (or portion thereof) installed on Site Space by Indosat after the Closing Date pursuant to Article V, for which Indosat, pursuant to the terms of this MLA and the relevant SLA, pays additional Lease Fees for the Site Space occupied by such Equipment.

“Finance Party” has the meaning assigned to such term in Section 17.4.

“First Notice” has the meaning assigned to such term in Section 28.1(a) .

“First-Time Consolidated Band” has the meaning assigned to such term in Section 5.2(d) .

“Force Majeure” has the meaning assigned to such term in Section 24.1.

“Governmental Entity” shall mean (i) the Republic of Indonesia, (ii) any province, regency or other political subdivision thereof, or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board (including the Minister of Communication and Information, BAPEPAM-LK and the Investment Coordinating Board of the Republic of Indonesia, the Indonesia Stock Exchange and any successor to any of them), but shall not include any state-owned enterprise created to undertake commercial or business activities.

“Hazardous Substance” shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas, and toxic mold, (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“ICC” shall mean the ICC International Centre for Expertise.

6

Exhibit G

“Impaired Site” shall mean any of the following: (i) a Site in respect of which Owner is in breach of its obligations under the relevant SLA, or provisions of this MLA relating to such SLA, and such breach materially and adversely affects, or is reasonably likely to materially and adversely affect, Indosat’s use of a Site or the operation or performance of Indosat’s Equipment on a Site, including without limitation in each case in accordance with the terms of the SLA for the Site or the provisions of this MLA relating to that SLA or the Site and (ii) any Site where the Land Lease is set to terminate, expire or be amended such that the rights or benefits that Indosat is entitled to under the SLA for the Site or the provisions of this MLA relating to that SLA or Site are reasonably likely to be materially and adversely affected within ninety (90) days and in respect of which Owner and Lessor have not entered into an agreement providing for the extension of such Land Lease, in each case determined as of the date on which Indosat terminates the SLA relating to such Site.

“Incomplete Triangulation” shall mean, with respect to a Tower, incomplete hip or plan bracing triangulation.

“Indosat” has the meaning assigned to such term in the preamble hereto.

“Indosat Affiliate Guarantee” shall mean a deed of guarantee in the form set forth in Exhibit G.

“Indosat Indemnified Person” has the meaning assigned to such term in Section 19.2.

“Indosat Interference Determination” has the meaning assigned to such term in Section 15.1(b).

“Indosat Interference Dispute” has the meaning assigned to such term in Section 15.1(c).

“Indosat Partner Guarantee” shall mean a deed of guarantee in the form set forth in Exhibit F.

“Indosat Sites” shall mean , with effect from the date on which an SLA is executed with respect thereto, the Designated Towers and the Swapped-in Towers, including, in each case, the Land on which such Towers are located, whether owned or leased by Owner, together with any leases, licenses, easements or other rights providing access to or possession of such Land, and, in the event that any such Site is destroyed and subsequently replaced or rebuilt, the replacement Site, but excluding, with effect from the applicable Tower Return Date or Tower Swap Date, as applicable, any Designated Towers that subsequently become Returned Towers or Swapped-out Towers pursuant to the terms of the Asset Purchase Agreement.

“Initial Payment Period” has the meaning assigned to such term in Section 1.2 of Schedule 1 hereto.

“Initial Term” has the meaning assigned to such term in Section 7.2.

“Installation Survey” has the meaning assigned to such term in Section 11.1(a)(i).

“Installed Equipment” shall mean Authorized Equipment, including No Charge Additional Authorized Equipment, Extra Charge Additional Authorized Equipment and any Unauthorized Equipment deemed to be Authorized Equipment under Section 5.6, if any, installed on a Tower or on Land.

7

Exhibit G

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit A.

“Land” shall mean the land or building owned, leased or subleased by a Party for the purpose of locating Towers thereupon.

“Land Lease” shall mean an agreement pursuant to which a third party has granted a lease, or right to use, Land, to the Owner.

“Law” means any foreign or domestic law, statute, code, rule, ordinance, regulation, directive, order, judgment, writ, injunction or decree.

“Lease Fees” has the meaning assigned to such term in Section 2.1 of Schedule 1 hereto.

“Lease and Maintenance Fees” shall mean the lease fees and maintenance fees payable by Indosat to Owner in respect of Site Space.

“Lessor” shall mean the lessor under a Land Lease.

“Loading Analysis” shall mean a detailed structural analysis of a Tower and its foundation to investigate if the Tower and its foundation can carry the given and/or proposed loads. A Loading Analysis under this MLA shall be carried out in accordance with Schedule 7.

“Loading Analysis Representation” has the meaning assigned to such term in Section 11.2(a).

“Loading Feasibility Test” shall mean a simplified check to determine the effects on Utilization of a proposed installation, replacement or modification of Equipment on a Tower compared to the Equipment on a Tower immediately prior to such installation, replacement or modification. A Loading Feasibility Test under this MLA shall be carried out in accordance with Schedule 7.

“Losses” shall mean any and all costs, judgments, fees, fines, damages, disbursements, obligations, penalties, liabilities, assessments, deficiencies, awards, losses, indemnities and similar obligations and other liabilities, including all contractual obligations, whether absolute or contingent, accrued or unaccrued and actual, out of pocket costs or expenses (including interest, penalty, investigation, legal, accounting or other professional fees, and other costs or expenses reasonably incurred in the investigation, collection, prosecution and defense of any action and amounts paid in settlement) incurred in connection therewith, net of any insurance proceeds received by the claimant, excluding any Excluded Damages.

“MAE” shall mean an occurrence, event or circumstance which materially and adversely affects, or is reasonably likely to materially and adversely affect, Indosat’s use of a Site or the operation or performance of Indosat’s Equipment on a Site, including without limitation in each case in accordance with the terms of the SLA for the Site or the provisions of this MLA relating to that SLA or the Site, or which otherwise materially and adversely affects, or is reasonably likely to materially and adversely affect, the rights and benefits to which Indosat is entitled in relation to the Site.

8

Exhibit G

“Maintenance Fees” has the meaning assigned to such term in Section 3.1 of Schedule 1 hereto.

“Maintenance Services Obligations” shall mean the maintenance services to be provided by Owner as set forth on Schedule 3 hereto.

“Mandatory Completion Date” has the meaning assigned to such term in Section 4.8.

“Mandatory Relocation Request” has the meaning assigned to such term in Section 9.1(a).

“Mandatory Relocation Right” has the meaning assigned to such term in Section 9.1(a).

“Mandatory Replacement Site” shall mean a Site to which Indosat relocates its Installed Equipment pursuant to an exercise of its Mandatory Relocation Right or Owner's exercise of Owner's Relocation Right.

“Mandatory Terminated Site” has the meaning assigned to such term in Section 9.1(a).

“Material Structural Deficiency” has the meaning assigned to such term in the Asset Purchase Agreement.

“Maximum Antenna Number” has the meaning assigned to such term in Section 5.1(b).

“Maximum Available Area” has the meaning assigned to such term in Section 5.1(a).

“Microwave Antenna” shall mean a high gain parabolic antenna, which is mounted on a Tower and which is used to transmit and receive microwave frequencies.

“Microwave Band” shall mean a Band of Site Space containing at least one (1) Microwave Antenna.

“MLA” shall mean this Master Lease Agreement.

“Neighborhood Permit” shall mean, subject to local regulations in the relevant regions, a permit for a Tower approved by local households within a radius from the Tower approximately equal to the height of the Tower including the Ijin Warga and the Ijin Lingkunang.

“Network JV” shall mean an incorporated or unincorporated joint venture, in which Indosat or any of its subsidiaries holds at least a 25% equity interest, established in connection with a Network Sharing Arrangement and any of its subsidiaries.

“Network JV’s Equipment” shall mean Equipment owned and used by a Network JV as part of a Network Sharing Arrangement provided that (i) in the case of Equipment which is a Sectoral Antenna, the Sectoral Antenna is, while active, transmitting and receiving a signal relating to the network code for the Indosat wireless network and (ii) in the case of Equipment which is a Microwave Antenna, the Microwave Antenna carries traffic to and from a Sectoral Antenna referred to in (i) which is located at the same Tower as that Microwave Antenna.

9

Exhibit G

“Network Partner” shall mean a third party with which Indosat or any of its subsidiaries has established a Network Sharing Arrangement and any of its subsidiaries.

“Network Partner’s Equipment” shall mean Equipment used jointly by Indosat and a Network Partner as part of a Network Sharing Arrangement provided that (i) in the case of Equipment which is a Sectoral Antenna, the Sectoral Antenna is, while active, transmitting and receiving a signal relating to the network code for the Indosat wireless network and (ii) in the case of Equipment which is a Microwave Antenna, the Microwave Antenna carries traffic to and from a Sectoral Antenna referred to in (i) which is located at the same Tower as that Microwave Antenna.

“Network Sharing Arrangement” shall mean a bona fide arrangement between two (2) or more telecommunications services and/or network providers for the purpose of sharing telecommunications network, transmission and related equipment relating to their respective Wireless Businesses, including arrangements involving the sharing of part or all of a radio access network or core network, but excluding any passive network sharing arrangement under which the providers agree to lease, barter, exchange or otherwise allow the use of their facilities by another provider without the sharing of a radio access network relating to those facilities.

“New Antenna Area” shall mean the surface area (in square meters) occupied by Sectoral Antennas or Microwave Antennas, as applicable, in a Band of Site Space on a Tower immediately after an installation, replacement or modification of Equipment in accordance with Section 5.1 or 5.2.

“New Antenna Number” shall mean the number of Sectoral Antennas or Microwave Antennas, as applicable, in a Band of Site Space on a Tower immediately after an installation, replacement or modification of Equipment permitted by Sections 5.1 or 5.2.

“New Band” has the meaning assigned to such term in Section 5.2.

“New Claim” has the meaning assigned to such term in Section 28.1(e).

“New Consolidated Antenna Area” has the meaning assigned to such term in Section 5.2(d).

“New Land Area” has the meaning assigned to such term in Section 5.4(a).

“New Material Permit” shall mean (i) any Permit which may become required in relation to the Site as a result of a change in Law, or the interpretation or application of Law by a governmental authority, after the date of the MLA, or (ii) any other Permit which becomes a material Permit after the date of the MLA in each case where the failure to obtain such permit would have an MAE.

“New Tower Loading” shall have the meaning assigned to such term in Section 11.2(d).

“No Charge Additional Authorized Equipment” shall mean Equipment installed on Site Space leased by Indosat after the Closing Date pursuant to Section 5.1, 5.2, 5.3, 5.4 or 5.7 for which Indosat is not required to pay additional Lease Fees or Maintenance Fees for the Site Space occupied by such Equipment.

10

Exhibit G

“Non-Force Majeure Event” has the meaning assigned to such term in Section 25.1.

“Notice of Assignment” has the meaning assigned to such term in Section 17.4.

“Notice of Intent to Lease” shall mean a written notice from Indosat to Owner with respect to any Site(s) which Indosat may desire to lease from Owner in the form set forth in Exhibit B hereto.

“Off-Peak” shall mean the period between 2:00 AM and 6:00 AM local time at the applicable Site.

“Offer” has the meaning assigned to such term in Section 17.1(b).

“Original Antenna Area” shall mean the aggregate surface area (in square meters) occupied by Indosat’s Sectoral Antennas in an SA Band or Microwave Antennas in a Microwave Band on the Determination Date, as adjusted to reflect the following changes after the Determination Date: (i) the additional surface area in such Band of Site Space occupied by Sectoral Antennas or Microwave Antennas that are Extra Charge Additional Authorized Equipment shall be included and (ii) the surface area of any Excess Equipment that has been removed from the Band of Site Space pursuant to Section 5.9 of the Asset Purchase Agreement shall not be included.

“Original Band” shall mean a Band of Site Space which is not a Consolidated Band.

“Original Consolidated Antenna Area” shall mean, with respect to any Predecessor Band that is a Consolidated Band, the sum of (i) the sum of the Original Antenna Areas of any Original Bands which became such Consolidated Band, and (ii) the Consolidated Antenna Area of any previously Consolidated Band which became such Consolidated Band.

“Original Consolidated Number of Antennas” shall mean, with respect to any Predecessor Band that is a Consolidated Band, the sum of (i) the Original Number of Antennas of any Original Bands which became such Consolidated Band and (ii) the Consolidated Antenna Cap of any previously Consolidated Band which became such Consolidated Band.

“Original Land Area” has the meaning assigned to such term in Section 5.4(a).

“Original Number of Antennas” shall mean the number of Sectoral Antennas in an SA Band or Microwave Antennas in a Microwave Band on the Determination Date, as adjusted to reflect the following changes after the Determination Date: (i) the additional Sectoral or Microwave Antennas on such Band of Site Space that are Extra Charge Additional Authorized Equipment where Indosat pays additional Lease Fees for the entire surface area occupied by such additional antennas shall be included and (ii) the Sectoral or Microwave Antennas that are Excess Equipment that have been removed from the Band of Site Space pursuant to Section 5.9 of the Asset Purchase Agreement shall not be included.

“Original Tower Loading” shall have the meaning assigned to such term in Section 11.2(d).

11

Exhibit G

“Other MLA” or “Other SLA” shall mean any master tower lease agreement or site lease agreement except for this MLA or an SLA pursuant hereto, pursuant to which, Indosat now or in the future leases Site Space from an Owner Group Member.

“Owner” has the meaning assigned to such term in the preamble hereto.

“Owner Group Member” has the meaning assigned to such term in Section 17.1(a).

“Owner Group Member Guarantee” shall mean a deed of guarantee in the form set forth in Exhibit H.

“Owner Indemnified Person” has the meaning assigned to such term in Section 19.1.

“Owner Sites” shall mean Buyer Parent Sites owned or leased by Owner.

“Owner’s Alternate Land Proposal” has the meaning assigned to such term in Section 11.1(a)(ii).

“Owner’s Alternate Tower Proposal” has the meaning assigned to such term in Section 11.1(a)(ii).

“Owner’s Call Center” shall mean the call center specified in the Call Center Protocol.

“Owner’s Relocation Right” has the meaning assigned to such term in Section 9.1(a).

“Parent Guarantee” shall mean the Parent Guarantee, dated as of the date of this MLA, by and between Buyer Parent and Indosat.

“Parties” shall mean Indosat, Owner and Buyer Parent.

“Permits” shall mean all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, qualifications, or other form of permission, consent or authority from any Governmental Entity required under applicable Laws for or used by a Party in connection with the use or operation of a Site, including nuisance permits, community permits, Neighborhood Permits and Tower Construction Permits.

“Permitted Land Location” has the meaning assigned to such term in Section 5.4(b).

“Person” shall mean any individual, group, corporation, partnership or other organization or entity.

“PPh” shall mean income tax pursuant to Law No. 36 of 2008 on Income Tax, as amended hereafter from time to time.

“Predecessor Bands” shall mean, in relation to a Consolidated Band, (i) where the Consolidated Band is an Expanded Band, (x) the SA Band (immediately prior to the installation, replacement or modification of Equipment then being undertaken pursuant to Section 5.2) which is becoming an Expanded Band and (y) any SA Band (immediately prior to the installation, replacement or modification of Equipment then being undertaken pursuant to Section 5.2) that is becoming a Released Band; and (ii) where the Consolidated Band is a New Band, any SA Band (immediately prior to the installation, replacement or modification of Equipment currently being undertaken pursuant to Section 5.2) that is becoming a Released Band.

12

Exhibit G

“Prior User” shall mean (i) with respect to installation of specific Authorized Equipment on a Site by Indosat, any other User of such Site that has submitted to Owner a notice of intent to lease which notice of intent to lease serves as the basis for a site lease agreement for Equipment on such Site by such User (A) with respect to Indosat Sites leased pursuant to Article III, prior to the installation of such specific Authorized Equipment by Indosat on Site Space on such Indosat Site, or (B) with respect to Site Space leased pursuant to Article IV, prior to submission of Indosat’s Notice of Intent to Lease for the installation of such specific Authorized Equipment on such Site for Site Space on such Site, and (ii) with respect to any modification, replacement, relocation or addition of specific Authorized Equipment installed on a Site by Indosat, any other User of such Site that has submitted to Owner a notice of intent to lease which serves as the basis for a site lease agreement for Equipment on such Site by such other User, prior to submission of Indosat’s Notice of Intent to Lease or Equipment Installation Plan, as applicable, with respect to such specific modification, replacement, relocation or addition of Authorized Equipment.

“Priority Sites” has the meaning assigned to such term in Section 12.4.

“Public Service Equipment” shall mean equipment on Indosat Sites which is used by local and regional health, safety, fire, rescue or other authorities or any Governmental Entity.

“Qualified Purchaser” shall mean (i) a reputable Tower operator that is not a Competitor of Indosat and that has sufficient financial capacity and technical expertise to properly exercise Owner’s obligations under this MLA, as determined by Indosat in its reasonable discretion, or (ii) or such other Person approved in writing by Indosat in its sole discretion.

“Released Band(s)” has the meaning assigned to such term in Section 5.2(a).

“Relevant Band” has the meaning assigned to such term in Section 5.1(a).

“Relevant Determination” has the meaning assigned to such term in Section 15.3(b).

“Relevant Dispute” has the meaning assigned to such term in Section 15.3(a).

“Renewal Term” has the meaning assigned to such term in Section 7.2.

“Replacement Site” shall mean a Mandatory Replacement Site, Equivalent Site or Discretionary Replacement Site, as applicable.

“Representative” shall mean, with respect to a Party or a Person, all Affiliates of such Party and all commissioners, directors, officers, partners, employees, agents, advisors, representatives, contractors or sub-contractors of such Party or any of its Affiliates, and in the case of Indosat, includes any Person which Indosat designates as a Person permitted to access a Site.

“Required Co-Location Number” has the meaning assigned to such term in the Asset Purchase Agreement.

13

Exhibit G

“Required Completion Date” has the meaning assigned to such term in Section 11.1(e).

“Returned Tower” has the meaning assigned to such term in the Asset Purchase Agreement.

“Review Date” has the meaning assigned to such term in Section 11.1(a)(ii).

“RFI Certificate” has the meaning assigned to such term in Section 4.7(a).

“RRU” shall mean a remote radio unit.

“SA Band” shall mean a Band of Site Space containing at least one (1) Sectoral Antenna.

“Safety, Health and Environment Plan” has the meaning assigned to such term in Section 11.2(e).

“Sale Notice” has the meaning assigned to such term in Section 17.1(b).

“Schedule of Lease and Maintenance Fees” shall mean the Schedule of Lease and Maintenance Fees set forth as Schedule 1 hereto.

“Second Notice” has the meaning assigned to such term in Section 28.1(b).

“Sectoral Antenna” shall mean a sectoral radio frequency antenna which is mounted on a Tower.

“Seller’s Cure Period” has the meaning assigned to such term in the Asset Purchase Agreement.

“Seller’s Disclosure Schedules” has the meaning assigned to such term in the Asset Purchase Agreement.

“SIAC” has the meaning assigned to such term in Section 28.1(c).

“SIAC Rules” has the meaning assigned to such term in Section 28.1(c).

“Site Access Rules” shall mean Owner's site access rules set forth in Schedule 6 hereto.

“Site List” has the meaning assigned to such term in Section 4.1(a).

“Site Readiness Notice” has the meaning assigned to such term in Section 4.6(a).

“Site Readiness Period” has the meaning assigned to such term in Section 4.6(a).

“Site Readiness Requirements” has the meaning assigned to such term in Section 4.6(a).

“Site Space” shall mean, with respect to any Site, on an exclusive basis, certain space (whether as a single unit or in parts) on the Tower and certain ground space on the Land comprising such Site, but not including the space occupied by any Public Service Equipment, as described in the applicable SLA or Other SLA for such Site.

14

Exhibit G

“Site Survey” has the meaning assigned to such term in Section 4.2.

“Site Survey Commencement Date” has the meaning assigned to such term in Section 4.3.

“Site Survey Period” has the meaning assigned to such term in Section 4.3(b).

“Sites” shall mean Indosat Sites and Buyer Parent Sites.

“SLA” shall mean a Site Lease Agreement substantially in the form of Exhibit A hereto.

“SLA Commencement Date” shall mean (i) for each SLA executed pursuant to Section 2.2 or Section 2.3, the date on which such SLA is executed, and (ii) for each SLA executed pursuant to Article IV, the date on which an RFI Certificate is executed by both Parties for such Site, or in the case of this clause (ii) only in the event there is a dispute as to whether Indosat should have signed the RFI Certificate in relation to a Site and it is determined pursuant to Section 4.7(b) that Indosat should have signed such RFI Certificate no later than a specified date, such specified date.

“SMA” shall mean a Site Management Agreement substantially in the form set forth in Exhibit I to the Asset Purchase Agreement.

“Subsequent Quarter” has the meaning assigned to such term in Section 1.2 of Schedule 1 hereto.

“Subsequent User” shall mean (i) with respect to installation of specific Authorized Equipment located on a Site, any other User of a Site that submits to Owner a notice of intent to lease for Equipment on such Site after (A) with respect to Indosat Sites leased pursuant to Article III, installation of such specific Authorized Equipment on Site Space on such Indosat Site, or (B) with respect to Site Space leased on any Site pursuant to Article IV, submission of Indosat's Notice of Intent to Lease for the installation of such specific Authorized Equipment on Site Space on such Site, and (ii) with respect to any modification, replacement, relocation or addition of specific Authorized Equipment installed on a Site by Indosat, any other User that has submitted to Owner a notice of intent to lease which serves as the basis for a tower lease agreement for Equipment on such Site by such other User, after Indosat's submission of a Notice of Intent to Lease or Equipment Installation Plan with respect to such specific modification, replacement, relocation or addition of Authorized Equipment.

“Subsequent User Interference Determination” has the meaning assigned to such term in Section 15.2(b).

“Subsequent User Interference Dispute” has the meaning assigned to such term in Section 15.2(c).

“Swap Equipment” has the meaning assigned to such term in Section 5.3.

15

Exhibit G

“Swapped-in Towers” has the meaning assigned to such term in the Asset Purchase Agreement.

“Swapped-out Towers” has the meaning assigned to such term in the Asset Purchase Agreement.

“Tax” (or “Taxes”) shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the Republic of Indonesia or any provincial, regency or local government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), any transferee or secondary liability in respect of tax (whether imposed by Law, contract or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Term” has the meaning assigned to such term in Section 7.2.

“Termination Notice” has the meaning assigned to such term in Section 7.2.

“Third Party Buyer” has the meaning assigned to such term in Section 17.1(a).

“Tier 1 Network Partner” shall mean a Network Partner which is, or is a subsidiary of, PT XL Axiata Tbk, PT Telekomunikasi Indonesia Tbk or PT Telekomunikasi Selular.

“Tools” has the meaning assigned to such term in Section 11.2(f).

“Tower” shall mean a wireless communications tower (whether ground-based, rooftop, monopole, guyed-mast, self-supported or of any other type) and the related shelter (other than shelters housing electrical generators but including any site security buildings), whether knock down or permanent, located in Indonesia on the Land and all related equipment, including conduit, vaults and pedestals, grounding hardware, fencing and signage, provided that “Tower” shall not include Equipment.

“Tower Access Request” has the meaning assigned to such term in Section 4.2.

“Tower Business” shall mean the business of leasing or subleasing space on Sites to Persons licensed to engage in a Wireless Business.

“Tower Construction Permit” shall mean, with respect to a Tower, the Izin Mendirikan Bangunan (IMB), or any similar permit issued in lieu of an IMB.

“Tower Return Date” has the meaning assigned to such term in the Asset Purchase Agreement.

“Tower Return Option” has the meaning assigned to such term in the Asset Purchase Agreement.

“Tower Swap Closing” has the meaning assigned to such term in the Asset Purchase Agreement.

16

Exhibit G

“Tower Swap Date” has the meaning assigned to such term in the Asset Purchase Agreement.

“Tower Swap Option” has the meaning assigned to such term in the Asset Purchase Agreement.

“Transaction Documents” has the meaning assigned to such term in the Asset Purchase Agreement.

“Transfer Costs” shall mean the reasonable costs associated with removing, relocating and reinstalling Indosat's or its Affiliates' Installed Equipment or a Network JV's Equipment or a Network Partner's Equipment from a Site, including transportation, storage, temporary mobile tower or other temporary solution, repair and replacement of damaged Equipment, and alternate site survey costs and other costs.

“Transfer Date” has the meaning assigned to such term in the Asset Purchase Agreement.

“Unauthorized Equipment” has the meaning assigned to such term in Section 5.6(a).

“User” shall mean a Person, other than Indosat, engaged in a Wireless Business that has agreed or agrees to lease space on or place Equipment on, a Site, as lessee.

“Utilization” shall have the meaning assigned to such term in Schedule 7.

“VAT” shall mean goods and services tax imposed in Indonesia under Law No. 8, most recently amended by Law No. 42 of 2009 with effect from April 1, 2010 and as amended hereafter from time to time.

“Wireless Business” shall mean the business of providing wireless signal transmission and receipt using wireless communications equipment in Indonesia using any technology (including GSM, DCS, CDMA, W-CDMA, LTE, WiMAX, VSAT or otherwise or wireless communications in connection with a fixed line or data communication business), including services offered by commercial entities engaged in providing mobile radio, other wireless telecommunications, or radio broadcasting services to the public or selected users, and services provided by operators of private or not-for-profit wireless communications networks.

Section 1.2 Interpretation. The following rules of interpretation shall apply to this MLA and each SLA:

(a) All references herein to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules, respectively, in or to this MLA unless otherwise specified. All Exhibits and Schedules to this MLA form an integral part of this MLA.

(b) All references herein to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto; (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof; and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

17

Exhibit G

(c) All references herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted from time to time and references to any document or agreement shall be deemed to include references to such document or agreement as amended, modified, supplemented or novated from time to time.

(d) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this MLA as a whole and not to any particular provision of this MLA.

(e) Whenever the words “include”, “includes”, “including” or “among other things” are used in this MLA, they shall be deemed to be followed by the words “without limitation”.

(f) Unless the context clearly requires otherwise, “or” is not exclusive.

(g) All references herein to “days” shall mean calendar days, unless otherwise indicated; and references to “business days” shall mean days upon which banks are not required or authorized to close in Jakarta. References to a time of day shall mean such time in Indonesia, unless otherwise indicated.

(h) A reference to a Party or any other Person includes a reference to its permitted transferees and assigns and to its successors.

(i) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(j) A reference to “US$” or “US dollars” is to United States dollars and “Rp.”, “IDR” or “Rupiah” is to Indonesian Rupiah.

(k) All accounting terms shall be construed in accordance with Indonesian generally accepted account principles.

(l) The Parties have participated jointly in the negotiation and drafting of this MLA. In the event an ambiguity or question of intent or interpretation arises, this MLA shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this MLA.

ARTICLE II

MLA AND SLA

Section 2.1 MLA. This MLA sets forth the general terms and conditions upon which Owner, and other Owner Group Members (with respect to Buyer Parent Sites that are not Owner Sites), agree to lease to Indosat and Indosat agrees to lease from Owner or any other Owner Group Member (i) Site Space on Indosat Sites, (ii) in the event of a relocation of Indosat’s Installed Equipment under Article IX or Article X, Site Space on certain Buyer Parent Sites or (iii) in the circumstances referred to in Section 2.3(b), Site Space on certain Owner Sites. Buyer Parent shall procure that, in the event of a relocation of

18

Exhibit G

Indosat’s Installed Equipment under Article IX or Article X to a Buyer Parent Site other than an Owner Site, the relevant Owner Group Member agrees to lease Site Space to Indosat on the relevant Buyer Parent Site and signs a Joinder Agreement under which it agrees to be bound by the terms and conditions of this MLA as it applies to and with respect to the Site leased to Indosat by such Owner Group Member and the SLA for such Site.

Section 2.2 Initial SLAs. On the date of this MLA, Owner and Indosat shall execute an SLA with respect to each of the Designated Towers purchased by Owner from Indosat pursuant to the terms of the Asset Purchase Agreement for the lease by Owner to Indosat of Site Space on such Towers.

Section 2.3 Subsequent SLAs.

(a) If, after the date of this MLA, Owner exercises its Tower Swap Option set forth in the Asset Purchase Agreement, Owner and Indosat shall execute, at the Tower Swap Closing, an SLA with respect to each of the Swapped-in Towers purchased by Owner from Indosat pursuant to the terms of the Asset Purchase Agreement for the lease by Owner to Indosat of Site Space on such Towers.

(b) If, after the date of this MLA, Indosat elects to sign a Committed Co-Location Agreement with respect to an Indosat Site or an Owner Site, Owner and Indosat shall execute an SLA with respect to such Site for the lease by Owner to Indosat of Site Space on such Site in accordance with Article IV.

Section 2.4 Terms of SLAs. Each SLA shall be executed in the form attached hereto as Exhibit A and by reference made a part hereof. Each SLA shall identify the particular Site(s) and Site Space made subject to this MLA and set forth specific terms for the lease of such Site(s). In the event of a conflict or inconsistency between the terms of this MLA and a SLA for a Site, the terms of the applicable SLA shall prevail with respect to that Site.

Section 2.5 Indosat’s Wireless Business. Subject to the terms of this MLA and the applicable SLA for each Site, Indosat may only use and install Authorized Equipment at a Site in connection with the Wireless Business of (i) Indosat and its Affiliates, or (ii) a Network Partner or Network JV pursuant to a Network Sharing Arrangement.

ARTICLE III

LEASE OF INDOSAT SITES WITH AUTHORIZED EQUIPMENT

On each SLA Commencement Date, Owner will lease to Indosat the Site Space on each such relevant Indosat Site, and Indosat agrees to lease such Site Space, on the terms of this MLA and the applicable SLA. Such space so leased will be considered one Site Space per Tower for the purposes of this MLA. With respect to each SLA that governs one or more Indosat Sites, such SLA shall be further subject to the terms and conditions in this MLA to the extent not inconsistent with such SLA.

19

Exhibit G

ARTICLE IV

SITE LEASE PROCEDURES

Section 4.1 Site List.

(a) Upon (i) a Mandatory Relocation Request, (ii) a Discretionary Relocation or Removal Request, (iii) a request to lease an Indosat Site or Owner Site pursuant to a Committed Co-Location Agreement under this MLA in accordance with Section 2.14 of the Asset Purchase Agreement, Owner shall within five (5) business days of such request, provide Indosat with a complete and accurate list, which is updated as of no more than fifteen (15) business days prior to the date of delivery of such list, of all Site Space on Sites in the regions or cities specified by Indosat that are available for lease by Owner and all other Owner Group Members (the “Site List”).

(b) Upon an exercise of Owner's Relocation Right, Indosat shall, within five (5) business days thereof, provide Owner with a request for Site List indicating the cities or regions which the Site List shall cover, and Owner shall provide Indosat with the Site List and a list of all available Equivalent Sites (which may include any Site meeting the criteria of an Equivalent Site and need not be limited to the cities or regions specified by Indosat), subject to a maximum of five (5) Equivalent Sites (“Equivalent Site List”) within five (5) business days of Indosat’s Site List request, provided that if Owner is unable to provide Indosat with at least one (1) Equivalent Site within such five (5) business day period, Indosat shall have no obligation to relocate pursuant to such exercise of Owner's Relocation Right and, upon termination of the SLA for the Mandatory Terminated Site, shall have no obligation to relocate to a Replacement Site or to make payment of any further Lease and Maintenance Fees in respect of such SLA or enter into any new or replacement SLA with respect thereto.

(c) With respect to any Site in a Site List or Equivalent Site List, for a period of sixty (60) days from the date of a Tower Access Request, Indosat shall have the first right to lease and Owner shall reserve for Indosat any Site Space on such Site for which Indosat has delivered a completed Tower Access Request to Owner over any Person that has not agreed to lease such Site Space prior to the date of the Tower Access Request, provided that Indosat's Tower Access Request is made in good faith and is not intended to be a blanket reservation of Sites on the Site List. If Indosat's requested Site has been leased to another User pursuant to a bona fide Notice of Intent to Lease or as recorded in the minutes of a meeting (with the same effect of a bona fide Notice of Intent to Lease), in each case signed by Owner and such other User (based on such evidence in relation thereto that is reasonably requested by, and has been provided by Owner to, Indosat, within thirty (30) days of Indosat's request for such evidence), Owner shall provide Indosat with an updated Site List or Equivalent Site List, as applicable, in accordance with Sections 4.1(a) and 4.1(b) and otherwise comply with this Article IV.

Section 4.2 Technical Site Survey(s). Indosat may, from time to time, deliver written notice to Owner requesting that Owner provide access to any Site(s) specified on the most recent Site List or Equivalent Site List (a “Tower Access Request”) for the purpose of allowing Indosat to conduct, at its own expense, an operational and technical survey of such Site (a “Site Survey”), including radio frequency propagation tests, investigation as to the availability of telephone and electric utilities and a Loading Analysis

20

Exhibit G

for the purpose of determining whether the Tower is of sufficient structural integrity and capacity to accommodate the Authorized Equipment that is proposed to be placed on the Tower located on such Site.

Section 4.3 Site Information; Site Survey Period. Within seven (7) business days of receiving a Tower Access Request from Indosat (the final day of such seven (7) business day period, the “Site Survey Commencement Date”), unless Owner notifies Indosat that the Site referred to in the Tower Access Request has been leased to another User pursuant to a bona fide Notice of Intent to Lease or as recorded in the minutes of a meeting (with the same effect of a bona fide Notice of Intent to Lease), in each case signed by Owner and such other User (based on such evidence in relation thereto that is reasonably requested by, and has been provided by Owner to, Indosat, within thirty (30) days of Indosat's request for such evidence), in which case the right referred to in Section 4.1(c) shall not apply, Owner:

(a) shall make available to Indosat true, complete and up to date copies of the following information for each Site identified by Indosat on such Tower Access Request: (i) details of the available Site and Site Space; (ii) the Land Lease or evidence of ownership of the Land for such Site (which Owner may redact to exclude the Lessor's name and any commercially sensitive terms); (iii) the applicable Tower Construction Permit(s) (to the extent they have been issued); and (iv) the Site plan, technical drawings (including as-built drawings) and the manufacturer's warranty for the Tower, provided that, with respect to clause (iv) only, and only in the case of Indosat Sites, only to the extent such Site plan, technical drawings (including as-built drawings) and the manufacturer's warranty were provided by Indosat to Owner on the Closing Date and have not otherwise been prepared by or on behalf of Owner after the Closing Date;

(b) shall confirm in writing to Indosat that it has made all necessary arrangements to enable Indosat to access each Site specified in its Tower Access Request in order to conduct a Site Survey and that Indosat shall be permitted to access each such Site for a period of thirty (30) days from the date of receipt of such confirmation for the purpose of conducting a Site Survey for that Site (the “Site Survey Period”); and

(c) may, in the case of a Mandatory Relocation Request, a Discretionary Relocation or Removal Request or a request to enter into a Committed Co-Location Agreement (under this MLA), within seven (7) business days of a Tower Access Request being provided to Owner by Indosat in respect thereof, provide Indosat with a reasonably detailed, written summary of any deficiency (including the facts and circumstances specific to such Site giving rise to such deficiency, actions taken by Owner to remedy such deficiency and the expected date of cure, if any) existing on the date of the Tower Access Request for any Site identified by Indosat on such Tower Access Request (such disclosures shall be specific, made in good faith and shall not be a blanket disclosure of possible but not yet existing deficiencies) (such deficiency in respect of a Tower or Site, a “Disclosed Site Deficiency”). In the case of a Mandatory Relocation Request or a request to enter into a Committed Co-Location Agreement (under this MLA), if, following receipt of a written summary of a Disclosed Site Deficiency provided to Indosat in accordance with this Section 4.3(c), Indosat elects to relocate to, or enter into a Committed Co-Location Agreement with respect to, the Site with such Disclosed Site Deficiency, Indosat shall not be entitled to delay execution of an RFI Certificate for such Site pursuant to clause (x), (y) or (z) of Section 4.8 due to such deficiency (unless Owner agreed in writing to cure part or all of such Disclosed

21

Exhibit G

Site Deficiency prior to the issuance of the RFI Certificate, in which case Indosat shall be entitled to refuse to execute the RFI Certificate if Owner fails to do so). In the case of a Discretionary Relocation or Removal Request or a request to enter into a Committed Co-Location Agreement (under this MLA), if, following receipt of a written summary of a Disclosed Site Deficiency provided to Indosat in accordance with this Section 4.3(c), Indosat elects to relocate to or enter into a Committed Co-Location Agreement with respect to the Site with such Disclosed Site Deficiency (i) Owner shall not be in breach of the applicable SLA for such Site or the provisions of this MLA relating to such Site as a result of such Disclosed Site Deficiency and (ii) at the time of any subsequent attempted exercise by Indosat of a Mandatory Relocation Right under this MLA at a Site with a Disclosed Site Deficiency, if such Disclosed Site Deficiency is continuing and is the sole circumstance giving rise to Indosat's Mandatory Relocation Right, then Indosat shall not be entitled to exercise such Mandatory Relocation Right but shall instead only be entitled to exercise its Discretionary Relocation Right in accordance with Article X with respect to such Site. If Owner does not, with respect to a Site and in accordance with the requirements of this Section 4.3(c), provide Indosat with written notice of a deficiency within seven (7) business days of delivery of a Tower Access Request to Owner, then the Site specified on such Tower Access Request will be deemed to be free of any deficiency and no Disclosed Site Deficiency shall exist on account of any such deficiency with regard to such Site.

Section 4.4 Notice of Intent to Lease. Subject to Section 4.12 hereof, (i) in the case of a Mandatory Relocation Request, Discretionary Relocation or Removal Request or request pursuant to a Committed Co-Location Agreement, if Indosat desires to lease available Site Space from Owner, Indosat may, at any time from the date of the Site Survey Commencement Date but no later than five (5) business days after the last day of any Site Survey Period, provide a completed Notice of Intent to Lease to Owner with respect to any Sites(s) specified on the Site List or Tower Access Request and (ii) in the case of exercise of Owner's Relocation Right, Indosat shall, at any time from the Site Survey Commencement Date but no later than five (5) business days after the last day of any Site Survey Period, provide a completed Notice of Intent to Lease to Owner with respect to any Sites(s) specified on the Site List or Tower Access Request.

Section 4.5 SLA Execution Procedures. Within five (5) business days of receipt of a Notice of Intent to Lease for a Site, Owner shall deliver to Indosat two (2) completed, undated and unexecuted counterparts of an SLA pertaining to such Site, and Indosat shall execute and return such SLA undated, to Owner within five (5) business days of receiving the SLA from Owner. Upon receipt by Owner of the properly executed and undated counterparts of such SLA, Owner will, within five (5) business days thereof, execute such SLA, date such SLA on the date of such execution (the “Execution Date”), send one (1) fully executed original of such SLA to Indosat.

Section 4.6 Site Readiness.

(a) Within (x) sixty (60) days in the case of an exercise of Indosat's Mandatory Relocation Right or Owner’s Relocation Right and (y) ninety (90) days in the case of an exercise of Indosat's Discretionary Relocation Right or request pursuant to a Committed

Co-Location Agreement, of the Execution Date of an SLA pursuant to Section 4.5 (in each case the “Site Readiness Period”), Owner shall (i) ensure that all necessary structural enhancements to be made to such Site are made in accordance with the terms of Section 4.13 hereof and the Safety, Health and Environment Plan, (ii) ensure that such Site is in a fit

22

Exhibit G

condition, by meeting the requirements set forth in the form of Site Readiness Notice in Exhibit C, or as otherwise agreed upon in writing by the Parties from time to time (the “Site Readiness Requirements”), for Indosat to install and operate Indosat’s Equipment on the Site Space specified in the Notice of Intent to Lease for such Site, and (iii) provide Indosat with a notice in the form attached as Exhibit C hereto (the “Site Readiness Notice”).

(b) Without prejudice to Indosat’s rights under Section 19.2, Owner shall be responsible for all Losses incurred by any Indosat Indemnified Persons due to any breach of or default under any representation, warranty, covenant or agreement by Owner in a Site Readiness Notice provided under Section 4.6(a).

Section 4.7 Site Readiness and Inspection

(a) Within five (5) business days of receipt by Indosat from Owner of a Site Readiness Notice pursuant to Section 4.6(a), Owner and Indosat shall inspect the Site to which such Site Readiness Notice relates, and if (i) such Site meets the Site Readiness Requirements, (ii) no condition exists so that Owner is not in compliance with its obligations under the SLA for such Site or the provisions of this MLA relating to such Site which non-compliance individually or in the aggregate with any other non-compliance has an MAE and (iii) no condition exists at such Site which would give rise to a Mandatory Relocation Right, the Parties will immediately after such inspection, execute a certificate in the form of Exhibit D hereto (the “RFI Certificate”).

(b) If Owner and Indosat disagree on whether the Parties are obliged to execute an RFI Certificate in accordance with Section 4.7(a), either Party may provide the other Party with a Disagreement Notice and discuss its objection with the other Party, and the Parties shall attempt to resolve the disagreement amicably by way of discussion and negotiation within five (5) business days after such notice is received by the other Party. If the Parties are unable to resolve the disagreement within such time, Indosat and Owner shall agree on an independent professional engineer to resolve the dispute, provided that if Indosat and Owner are unable agree on an independent professional engineer to resolve the disagreement within five (5) business days after the end of the five (5) business day period for negotiation, either Party may request of the ICC (with written notice to the other Party) that the independent professional engineer shall be selected by the ICC and the Parties agree to submit the matter to administered expertise proceedings in accordance with the Rules for Expertise of the International Chamber of Commerce. The independent engineer shall make a determination as to whether such Site meets the Site Readiness Requirements. Such determination by the independent engineer shall be made within thirty (30) days of its appointment. The Parties irrevocably agree and undertake to comply with and abide by the determination of the independent engineer. The fees and expenses of the independent engineer incurred in the resolution of the disagreement shall be borne equally by Owner and Indosat. Any disagreement, controversy, dispute or claim arising out of or in connection with the jurisdiction of the independent engineer, material non-compliance by the independent engineer with the independent engineer procedure as set forth in this Section 4.7(b) or the non-compliance by any Party with the final and binding determination of the independent engineer, shall be referred to and resolved by final and binding arbitration in accordance with Section 28.1.

(c) Indosat’s execution of an RFI Certificate pursuant to Section 4.7(a) shall be without prejudice to its rights under Section 4.6(b) and Section 19.2 hereof.

23

Exhibit G

Section 4.8 Mandatory Completion Date. If an RFI Certificate for a Site is not executed (i) by Indosat because (x) such Site does not meet the Site Readiness Requirements, (y) Owner is not in compliance with its obligations under the SLA for such Site or the provisions of this MLA relating to such Site and such non-compliance individually or in the aggregate with any other non-compliance has an MAE, (z) a condition exists at such Site which would give rise to a Mandatory Relocation Right, or (ii) by Owner, in any such case, by seven (7) business days after the expiration of the Site Readiness Period (the final day of such seven (7) business day period, the “Mandatory Completion Date”), Indosat shall be entitled to receive Credits: (A) in an amount equal to one (1) month’s Lease Fees for such Site calculated in accordance with this MLA if an RFI Certificate for such Site is executed within thirty (30) days after the Mandatory Completion Date; (B) in an amount equal two (2) month’s Lease Fees for such Site calculated in accordance with this Agreement if an RFI Certificate for such Site is executed more than thirty (30) days but within sixty (60) days after the Mandatory Completion Date; and (C) in an amount equal to three (3) month’s Lease Fees for such Site calculated in accordance with this Agreement if an RFI Certificate for such Site is executed more than sixty (60) days after the Mandatory Completion Date (in the case of each of (A), (B) and (C), determined pro rata on a daily basis for any fraction of a month). If the RFI Certificate is not executed in the circumstances set forth in clauses (i) and (ii) above within sixty (60) days after the Mandatory Completion Date, (i) Owner shall permit Indosat to terminate the SLA for such Site upon written notice to Owner which termination shall be without any liability to Indosat for or upon or in connection with such termination, and (ii) Indosat may elect to relocate its Installed Equipment to a Replacement Site in accordance with Article IX, in which case Owner shall be responsible for any additional Transfer Costs incurred by Indosat as a result of such delay. Except as set forth in Section 21.2, Credits must be used to set-off against and reduce any Lease Fees payable for any Site leased by Indosat from Owner, as designated by Indosat. For the avoidance of any doubt, in the event of a dispute under Section 4.7(b), if the independent engineer finds that Indosat was not obliged to execute an RFI Certificate on the Mandatory Completion Date, Indosat shall be entitled to receive Credits commencing from the Mandatory Completion Date, in accordance with this Section 4.8. Indosat shall be entitled to receive Credits in accordance with this Section 4.8 notwithstanding its right to receive Credits under any other provision of this MLA.

Section 4.9 Permits and Consents. Prior to the execution of an SLA, Owner shall exercise its commercially reasonable efforts to obtain all Permits (where the absence of such Permit would have an MAE) and Consents required to be obtained for a Site that have not yet been obtained.

Section 4.10 SLA Effectiveness. An SLA shall become effective on the SLA Commencement Date. As of the SLA Commencement Date, Owner will grant to Indosat the use of the Site (including the exclusive use of the Site Space) as provided for herein and in the applicable SLA and each Party shall comply with all its obligations hereunder and thereunder. For the avoidance of doubt, (i) Indosat shall have no obligation to pay Lease and Maintenance Fees for a Site Space for which an SLA has been executed until the SLA Commencement Date and (ii) notwithstanding anything else in this MLA or any SLA to the contrary, Indosat shall not, under any circumstance (other than where the proviso to the first sentence in Section 7.3 applies), have any obligation to pay Lease and Maintenance Fees for a Mandatory Terminated Site or Discretionary Terminated Site and the relevant Replacement Site during the same period of time.

24

Exhibit G

Section 4.11 Leasing Payment Milestones. Subject always to the specific provisions of this MLA, the Parties agree that the timeline for leasing, invoicing and payment for Sites leased hereunder shall be in accordance with the Schedule of Lease and Maintenance Fees.

Section 4.12 Buyer Parent Sites. Where this MLA or any SLA imposes an obligation on an Owner Group Member or Owner, where such obligation requires Owner to cooperate with another Owner Group Member, including with respect to providing a Site List and relocation to Buyer Parent Sites that are not Owner Sites, Buyer Parent shall (a) cause such Owner Group Member to comply with such obligations under this MLA and any SLA as if it had entered into a Joinder Agreement and was a party to this MLA and any such SLA as “Owner”, and (b) be jointly and severally liable for such Owner Group Member’s failure to do, or refrain from doing, any action or thing required had it entered into a Joinder Agreement and become a party to this MLA and any such SLA as “Owner“.

Section 4.13 Exclusions. Notwithstanding anything to the contrary herein, the provisions of this Article IV shall not apply to (i) the initial SLA for any Indosat Site on which Indosat’s Authorized Equipment is already installed and located as of the date hereof; (ii) the initial SLA for Indosat Sites leased under Section 2.3(a) or (iii) the installation, replacement and modification of No Charge Additional Authorized Equipment or Extra Charge Additional Authorized Equipment pursuant to Articles V and XI (except to the extent set forth in Article XI). For the avoidance of any doubt and notwithstanding anything to the contrary herein, the Parties agree Owner’s consent rights under this Article IV are procedural in nature and are not in any way intended to frustrate in any way the exercise of Indosat’s rights hereunder, including the exercise of any Mandatory Relocation Right or Discretionary Relocation Right.

ARTICLE V

PERMITTED USE

Section 5.1 Installation, Replacement and Modification of Antennas Within a Band of Site Space. Subject to the terms of this MLA and the applicable SLA for each Site, Indosat shall be entitled from time to time, in its sole discretion, and in accordance with the procedures set forth in Article XI, to install, replace and modify Sectoral Antennas and Microwave Antennas on a Tower within an SA Band or Microwave Band (the “Relevant Band”) for any lawful purpose in connection with Indosat’s Wireless Business as No Charge Additional Authorized Equipment, and there shall not be any increase in Lease Fees or Maintenance Fees for the installation, replacement or modification of such Equipment provided that:

(a) the New Antenna Area in the Relevant Band does not exceed (i) in the case of an Original Band (except where clause (ii) below applies), the sum of (x) one hundred and ten percent (110%) of the Original Antenna Area for such Relevant Band (except for the surface area in respect of which clause (y) below applies) plus (y) one hundred percent (100%) of the surface area in square meters for which Indosat pays additional Lease and Maintenance Fees on account of Extra Charge Additional Authorized Equipment in such Relevant Band, (ii) in the case of a Microwave Band where Indosat has installed Equipment pursuant to Section 5.7, one hundred percent (100%) of the Original Antenna Area for such Relevant Band or (iii) in the case of a Consolidated Band (including an SA Band deemed to be a Consolidated Band under the last paragraph of Section 5.7), the Consolidated Antenna Area for such Relevant Band (in each case, the “Maximum Available Area”);

25

Exhibit G

(b) the New Antenna Number in the Relevant Band does not exceed (i) in the case of an Original Band, the Original Number of Antennas for such Relevant Band or (ii) in the case of a Consolidated Band, the Consolidated Antenna Cap for such Relevant Band (in each case, the “Maximum Antenna Number”); and

(c) Indosat shall pay for any structural enhancement required to be made to the Tower resulting from any such installation, replacement or modification of Equipment to the extent required under Section 11.2(d).

If, in the Relevant Band, (a) the New Antenna Area exceeds the Maximum Available Area or (b) the New Antenna Number exceeds the Maximum Antenna Number, then Indosat shall be entitled in its sole discretion to install, replace or modify Equipment on a Tower in accordance with this Section 5.1 as Extra Charge Additional Authorized Equipment and pay additional Lease Fees for such additional portion of Site Space in accordance with the Schedule of Lease and Maintenance Fees.

Section 5.2 Installation, Replacement and Modification of Sectoral Antennas Outside of an SA Band. Subject to the terms of this MLA and the applicable SLA for each Site, Indosat shall be entitled from time to time, in its sole discretion, and in accordance with the procedures set forth in Article XI, to install, replace and modify Sectoral Antennas on a Tower (i) that extends beyond the boundary of an SA Band on such Tower (such expanded SA Band, an “Expanded Band”), or (ii) in a new SA Band on such Tower (a “New Band”) as No Charge Additional Authorized Equipment, and there shall not be any increase in Lease Fees or Maintenance Fees for the installation, replacement or modification of such Equipment, provided that:

(a) if the Tower (i) has more than one SA Band, and (x) the Equipment Installation Plan relates to an Expanded Band, Indosat reduces the number of SA Bands occupied by its Sectoral Antenna on such Tower by releasing one (1) or more SA Bands; or (y) the Equipment Installation Plan relates to a New Band, Indosat consolidates at least two (2) SA Bands into the New Band, and releases the two (2) SA Bands which were consolidated into the New Band or (ii) is a Tower with only one (1) SA Band and the Equipment Installation Plan relates to a New Band, Indosat releases its SA Band on such Tower in exchange for the New Band (in each case, such released Band(s) of Site Space, the “Released Band(s)”);

(b) the Band Height of the Expanded Band or New Band (each such SA Band, a “Consolidated Band”), which shall be specified by Indosat in its sole discretion, shall be no greater than three and one-half (3.5) meters;

(c) the New Antenna Number in the Consolidated Band shall not exceed the sum of (i) the Original Number of Antennas in any relevant Predecessor Bands which are Original Bands and (ii) the Original Consolidated Number of Antennas in any relevant Predecessor Bands which are Consolidated Bands (the “Consolidated Antenna Cap”);

(d) the New Antenna Area in the Consolidated Band shall not exceed the greater of (i) the sum of (x) the Original Antenna Area in any relevant Predecessor Bands which are Original Bands and (y) the Original Consolidated Antenna Area in any relevant

26

Exhibit G

Predecessor Bands which are Consolidated Bands; and (ii) if (A) Section 5.2(a)(i) applies, seven (7) square meters, or (B) Section 5.2(a)(ii) applies, three and one half (3.5) square meters (such area, the “Consolidated Antenna Area”);

(e) Indosat shall pay for any structural enhancement required to be made to the Tower resulting from any such installation, replacement or modification of Equipment to the extent required under Section 11.2(d);

(f) as of the date of the Equipment Installation Plan, Owner has not agreed to lease the additional Site Space in any part of the Consolidated Band requested by Indosat, to another User pursuant to a bona fide notice of intent to lease or as recorded in the minutes of a meeting (that has the same effect as a bona fide notice of intent to lease), in each case signed by Owner and such other User (based on such evidence in relation thereto that is reasonably requested by, and has been provided by Owner to, Indosat, within thirty (30) days of Indosat’s request for such evidence);

(g) Indosat removes its Installed Equipment from any Released Bands and forgoes any right to install Equipment in such Released Bands; and

(h) in the case of an Equipment Installation Notice related to a New Band, the location on the Tower proposed by Indosat for the New Band is contiguous to an SA Band occupied by Indosat or another User.

In the case of an Equipment Installation Notice relating to a New Band, if the location on the Tower proposed by Indosat is not contiguous to an SA Band occupied by Indosat or another User, Indosat shall still be entitled to implement its Equipment Installation Plan in accordance with this Section 5.2, provided that if Owner reasonably believes Indosat’s proposed location on the Tower would adversely affect, in any material respect, the efficient utilization of space on the Tower by Owner then Owner shall propose a different location on the Tower for the New Band and use commercially reasonable efforts to provide a suitable and equitable solution in order to implement, to the greatest extent possible, Indosat’s proposal.

If the New Antenna Area exceeds the Consolidated Antenna Area, Indosat shall pay additional Lease Fees for such additional portion of Site Space in accordance the Schedule of Lease and Maintenance Fees, provided that where Indosat pays additional Lease Fees for surface area that exceeds the Consolidated Antenna Area (in accordance with any provision of this Article V), the Consolidated Antenna Area (in the case of any future, installation, replacement or modification of Equipment in such SA Band) for such Consolidated Band shall be increased by such additional paid surface area.

If the New Antenna Number exceeds the Consolidated Antenna Cap, Indosat shall pay additional Lease Fees for the Site Space relating to each excess Sectoral Antenna in accordance the Schedule of Lease and Maintenance Fees, provided that where Indosat pays additional Lease Fees for a Sectoral Antenna that exceeds the Consolidated Antenna Cap (in accordance with any provision of this Article V), the Consolidated Antenna Cap (in the case of any future, installation, replacement or modification of Equipment in such SA Band) for such Consolidated Band shall be increased by the number of such additional Sectoral Antennas.

27

Exhibit G

Section 5.3 Installation, Replacement and Modification of Swap Equipment. Subject to the terms of this MLA and the applicable SLA for each Site, Indosat shall be entitled, from time to time, at its sole discretion and in accordance with the procedures set forth in Article XI, without any increase in Lease Fees or Maintenance Fees, to install, replace, modify, upgrade and remove Equipment on a Tower (other than Sectoral Antennas, Microwave Antennas and any other antenna that is not a GPS antenna), including RRUs, feeders, brackets, appurtenances and other fittings (all such Equipment, the “Swap Equipment”), provided that Indosat shall pay for any structural enhancement required to be made to the Tower resulting from any such installation, replacement or modification of Equipment to the extent required under Section 11.2(d).

Section 5.4 Installation, Replacement and Modification of Equipment on Land. Subject to the terms of this MLA and the applicable SLA for each Site, Indosat shall be entitled, from time to time, at its sole discretion, and in accordance with the procedures set forth in Article XI, without any increase in Lease or Maintenance Fees, to install, replace and modify Equipment on the Land, provided that:

(a) the surface area (in square meters) occupied by Indosat’s Equipment on the Land immediately after such installation, replacement or modification (the “New Land Area”) does not exceed the sum of (x) three (3) square meters and (y) the surface area (in square meters) occupied by Indosat’s Equipment on the Land on the Determination Date (in the case of (y), as adjusted to include the surface area attributable to any Extra Charge Additional Authorized Equipment installed on the Land after the Determination Date) (such surface area in (ii), the “Original Land Area”); and

(b) the location proposed by Indosat is either (x) a location where Indosat already has Installed Equipment, (y) inside any shelter, cabinet, building or other structure that houses any of Indosat’s Equipment, or on any concrete pad that supports Indosat’s Equipment (but excluding (i) any portion of the concrete pad on which the Tower is located and (ii) the foundations relating to the Tower) or any such shelter, cabinet, building or other structure, provided that if such concrete pad is shared by Indosat and another User, such location shall be limited to the section(s) of the concrete pad occupied by Indosat’s Equipment, or (z) under the ladder or Indosat’s horizontal cable run (but, in the case of (z), not on the foundation of the Tower) (any such location on the Land, a “Permitted Land Location”).

If the location on the Land proposed by Indosat is not a Permitted Land Location, Indosat shall still be entitled to implement its Equipment Installation Plan in accordance with this Section 5.4, provided that if Owner reasonably believes Indosat’s proposed location on the Land would adversely affect, in any material respect, the efficient utilization of space on the Land by Owner then Owner shall propose a different location on the Land for Indosat’s Equipment and use commercially reasonable efforts to provide a suitable and equitable solution in order to implement, to the greatest extent possible, Indosat’s proposal.

For purposes of this Section 5.4, the surface area occupied by Indosat’s Equipment on the Land shall include the surface area occupied by the footprint, including the foundation, of any shelter, cabinet, building, or other structure that houses any of Indosat’s Equipment and the surface area on a concrete pad occupied by Indosat's Equipment plus an additional ten percent (10%) of such surface area on a concrete pad. If the New Land Area exceeds the sum of (x) three (3) square meters and (y) the Original Land Area, Indosat shall pay additional Lease Fees for such additional portion of Site Space in accordance with the Schedule of Lease and Maintenance Fees.

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Exhibit G

For the avoidance of any doubt, if a Site has no Installed Equipment on the Land, Indosat shall be entitled to install Equipment in up to three (3) square meters of Site Space on Land in accordance with this Section 5.4 without any increase in Lease and Maintenance Fees. Indosat shall be entitled to install horizontal cable runs at a Site in accordance with Article XIII.

Section 5.5 Installation, Replacement and Modification of Extra Charge Additional Authorized Equipment. Subject to the terms of this MLA and the applicable SLA for each Site, Indosat shall be entitled from time to time, in accordance with the procedures set forth in Article XI, to install, replace and modify Equipment that does not otherwise comply with the requirements of Section 5.1, 5.2, 5.3 or 5.4, on a Tower or on Land, with Owner’s approval, provided that Indosat shall pay additional Lease Fees in respect of such Extra Charge Additional Authorized Equipment in accordance the Schedule of Lease and Maintenance Fees.

Section 5.6 Installation of Unauthorized Equipment.

(a) If Indosat installs any Equipment at a Site that is not Authorized Equipment without following the procedures set forth in Article IV, this Article V or Article XI hereof (“Unauthorized Equipment”), then (i) Owner shall have the right to require Indosat to remove at Indosat’s cost the Unauthorized Equipment within thirty (30) business days of Indosat receiving a notice to that effect from the Owner, except where Owner would incur liability to another User or potential User or the Lessor in which case Owner may require Indosat to remove its Equipment upon written notice to Indosat within no less than three (3) business days after receipt of such notice by Indosat, or (ii) Owner may permit Indosat to keep the Unauthorized Equipment on the Site, in which case, such Unauthorized Equipment shall be deemed to form part of the Authorized Equipment for such Site from the time of such authorization. Owner will be deemed to have agreed to permit Indosat to keep Unauthorized Equipment on the Site and such Unauthorized Equipment shall be deemed to form part of the Authorized Equipment for such Site if: (i) Indosat notifies Owner that it has Unauthorized Equipment at the Site, (ii) Indosat requests Owner’s approval to keep the Unauthorized Equipment at the Site and (iii) Owner fails to respond to such request within fourteen (14) days. If Owner permits or is deemed to have permitted Indosat to keep the Unauthorized Equipment on the Tower or Land (as applicable), then Indosat and Owner shall be deemed to have modified the SLA for such Site (without affecting the term of such SLA) to permit the placement of such Equipment on the Tower or Land (as applicable) commencing from the date the Unauthorized Equipment was first placed on the Tower or Land (as applicable), and the Lease Fees for the term of such Site shall be adjusted in accordance with the provisions relating to Extra Charge Additional Authorized Equipment set forth in the Schedule of Lease and Maintenance Fees unless such Equipment meets the requirements for No Charge Additional Authorized Equipment under Section 5.1, 5.2, 5.3 or 5.4, in which case there shall be no increase in Lease and Maintenance Fees.

(b) If Owner does not agree to permit Indosat to keep the Unauthorized Equipment on the Site, Indosat shall pay Lease Fees in respect of such Unauthorized Equipment as if it were Authorized Equipment or, if Indosat’s newly installed Equipment on the Site is beyond the Site Space allotted to Indosat under the SLA for such Site, Extra Charge Additional Authorized Equipment, until it is removed from the Site.

29

Exhibit G

Section 5.7 Minimum Equipment on Towers. Subject to the terms of this MLA and the applicable SLA for each Site, Indosat shall be entitled from time to time, in its sole discretion and in accordance with the procedures set forth in Article XI, to install, replace and modify Sectoral Antennas and Microwave Antennas (along with a reasonable amount of related Swap Equipment) on a Tower for any lawful purpose in connection with Indosat’s Wireless Business as No-Charge Additional Authorized Equipment, and there shall not be any increase in Lease Fees or Maintenance Fees for the installation, replacement or modification of such Equipment provided that:

(a) the Installed Equipment is comprised of less than (i) three (3) Sectoral Antennas or (ii) two (2) Microwave Antennas;

(b) if Indosat is installing Sectoral Antennas, (i) Indosat installs the Sectoral Antennas in a single SA Band and if the Tower has an existing SA Band occupied by Indosat’s Equipment, such Sectoral Antennas shall be installed in such SA Band), (ii) the Band Height of the SA Band shall be no greater than three and one-half (3.5) meters and (iii) the area in square meters occupied by Indosat’s Sectoral Antennas in such SA Band shall be no greater than three and one half (3.5) square meters;

(c) following such installation, Indosat’s Installed Equipment on the Tower is comprised of (i) no more than three (3) Sectoral Antennas and (ii) no more than two (2) Microwave Antennas;

(d) Indosat shall pay for any structural enhancement required to be made to the Tower resulting from any such installation, replacement or modification of Equipment to the extent required under Section 11.2(d); and

(e) in the case of an Equipment Installation Notice related to a Tower that is occupied by one (1) or more other Users and the installation of Equipment under this Section 5.7 creates a new SA Band, the location on the Tower proposed by Indosat for such new SA Band meets the requirements of Section 5.2(f) and is contiguous to an SA Band occupied by any such other User.

In the case of an Equipment Installation Notice relating to Indosat’s installation of Equipment in a new SA Band on a Tower that is occupied by one (1) or more other Users, if the location on the Tower proposed by Indosat is not contiguous to an SA Band occupied by another User, Indosat shall still be entitled to implement its Equipment Installation Plan in accordance with this Section 5.7, provided that if Owner reasonably believes Indosat’s proposed location on the Tower would adversely affect, in any material respect, the efficient utilization of space on the Tower by Owner then Owner shall propose a different location on the Tower for the new SA Band and use commercially reasonable efforts to provide a suitable and equitable solution in order to implement, to the greatest extent possible, Indosat’s proposal.

Following an installation of Equipment in accordance with this Section 5.7, for each Band of Site Space on the relevant Tower, (i) in the case of an SA Band, such SA Band shall be considered a Consolidated Band and the Consolidated Antenna Cap for such SA Band shall be three (3) Sectoral Antennas and the Consolidated Antenna Area shall be three and one half (3.5) square meters and (ii) in the case of a Microwave Band, the Original Number of Antennas shall be the number of Microwave Antennas installed in each Microwave Band and the surface area occupied by such Microwave Antennas shall be the Original Antenna Area for such Microwave Band.

30

Exhibit G

Section 5.8 Public Service Equipment. Notwithstanding anything to the contrary in this MLA, Owner shall permit any Public Service Equipment on any Indosat Sites as of the Closing Date to remain on such Sites in accordance with applicable Law. Indosat shall not be required to pay Lease and Maintenance Fees for such equipment and Indosat shall not have any liability, obligation or responsibility whatsoever for the actions or omissions of any public service agencies or organizations or their Representatives at a Site.

Section 5.9 Inactive Equipment. For the avoidance of any doubt, there shall be no distinction between active and inactive Equipment under this MLA, and Indosat shall be entitled to maintain, install, replace, modify and relocate Equipment that was present on a Tower or the Land as of the date of this MLA even after it became or becomes inactive, provided that under this Article V, Indosat shall not be entitled to install inactive Equipment on a Tower or the Land if such inactive Equipment was not previously on another Tower or Site Space.

Section 5.10 Bands. Unless Owner consents in accordance with Sections 5.5 or 5.6, Indosat shall only be entitled to install Sectoral Antennas in SA Bands and Microwave Antennas in Microwave Bands or, in either case, into new Bands of Site Space which become either an SA Band or Microwave Band, as applicable, and nothing in this Article V shall be construed to the contrary. The Parties also acknowledge that Section 5.2 shall not apply to Microwave Bands and that any installation, replacement or modification of Microwave Antennas may be effected in accordance with Article IV, the other provisions of this MLA related to an exercise of a Mandatory Relocation Right, Discretionary Relocation Right or Owner’s Relocation Right, a Committed Co-Location Agreement, Section 5.1, Section 5.5, Section 5.6 or Section 5.7.

Section 5.11 Interference. Any installation, replacement or modification of Equipment under this Article V shall be subject to the provisions of Article XV.

Section 5.12 Excluded Equipment. For the avoidance of any doubt, nothing in this Article V shall permit Indosat to install any antenna that is not a Microwave Antenna, Sectoral Antenna or GPS Antenna without Owner’s consent.

Section 5.13 Exclusion. For the avoidance of any doubt and notwithstanding anything to the contrary herein, the Parties agree Owner’s consent rights, if any, under this Article V (except for Owner’s consent rights under Section 5.5, Section 5.6 and 5.12) and Article XIII are procedural in nature and are not in any way intended to frustrate in any way the exercise of Indosat’s rights hereunder.

ARTICLE VI

LAND LEASE; PREVAILING LAW

Section 6.1 Delivery of Land Lease. The Land Lease for each Site leased by Indosat on the date hereof shall be attached to the applicable SLA (which Owner may redact to exclude Lessor's name and any commercially sensitive terms). For all other Sites leased by Indosat under this MLA from time to time, Owner shall deliver to Indosat the Land Lease for each such Site in accordance with the procedures set forth in Article IV, and upon any amendment, modification, renewal or replacement thereof, and attach such Land Lease to the applicable SLA.

31

Exhibit G

Section 6.2 Delivery of Amendments. Owner agrees to promptly provide Indosat with copies of all amendments to any Land Lease and any extension and renewal notices given by Owner pursuant to any Land Lease (which Owner may redact to exclude Lessor's name and any commercially sensitive terms).

Section 6.3 Extensions. Owner agrees (i) to use its reasonable efforts to extend, whether by exercise of any option, renegotiation or otherwise, the term of any Land Lease, irrespective of the term stated in the applicable SLA, (ii) to not knowingly engage in acts or omissions which could reasonably be expected to give rise to a breach of a Land Lease or cause a Lessor to seek termination of any Land Lease, (iii) not to agree to any amendment of a Land Lease which adversely affects Indosat, imposes any additional obligation on Indosat, removes, modifies or otherwise detracts from any right of Indosat, or otherwise harms Indosat’s interest under this MLA or an applicable SLA, in each case in any material respect, (iv) to exercise its reasonable efforts to ensure the renewal of each Land Lease prior to its expiry where the SLA is to continue beyond the end of the term of the Land Lease, and (v) to maintain each Land Lease, and not to terminate any Land Lease prior to its expiry without Indosat’s prior written consent. In the event a Land Lease is set to terminate or expire despite Owner’s reasonable efforts to extend such Land Lease, or is amended in a manner that adversely affects Indosat or harms Indosat’s interest in any material respect, during the term of the applicable SLA, (A) Owner shall notify Indosat in writing promptly, and in any event no less than ninety (90) days prior to such termination, expiry or amendment of the Land Lease for any Site (unless Owner first becomes aware of such termination, expiry or amendment less than ninety (90) days prior thereto, in which case written notice shall be provided promptly and in any event within three (3) days of Owner so becoming aware), (B) Indosat shall be entitled to terminate the SLA for such Site upon written notice to Owner, and such termination shall be effective on the earlier of (x) the date set forth in Indosat’s termination notice and (y) the date of expiry, termination or amendment of such Land Lease (if after the date of Indosat’s notice), and (C) Indosat may elect to exercise its Mandatory Relocation Right in accordance with the provisions of Article IX hereof, unless Owner exercises Owner’s Relocation Right in accordance with the provisions of Section 9.1(a), and pursuant thereto causes Indosat to relocate its Installed Equipment to an Equivalent Site or, at Indosat’s election, another Mandatory Replacement Site; and in either such case, Owner shall be responsible for the Transfer Costs associated with the removal, relocation and reinstallation of Indosat’s Installed Equipment, provided that Owner shall not be responsible for such Transfer Costs where Indosat elects to terminate an SLA for a Site that is not at the time of such termination, an Impaired Site .

ARTICLE VII

TERM OF MLA AND SLA

Section 7.1 Term of MLA. The term of this MLA shall commence on the Commencement Date and, unless terminated earlier in accordance with the terms hereof, shall remain in effect with respect to each SLA for so long as such SLA remains in effect pursuant to Section 7.2 and this MLA shall terminate on the first date on which no such SLA remains in effect.

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Exhibit G

Section 7.2 Term of SLA. The initial term of each SLA shall commence on the SLA Commencement Date of such SLA and unless terminated earlier in accordance with the terms hereof shall continue for a period of ten (10) years from (i) the date hereof, with respect to each SLA for the Designated Towers purchased by Owner from Indosat pursuant to the terms of the Asset Purchase Agreement and for any Swapped-in Towers or (ii) the SLA Commencement Date, with respect to Sites for which Indosat has signed a Committed Co-Location Agreement under this MLA (the “Initial Term”). At least one hundred and fifty (150) days prior to the expiration of the Initial Term with respect to any Site, Owner shall notify Indosat of the last day of such Initial Term with respect to such Site (such one hundred and fifty (150) days notice, an “Expiration Notice”), and the effectiveness of such SLA with respect to such Site will be extended for a term of ten (10) years with the same terms and conditions (except for Lease Fees, which shall be adjusted in accordance with the provisions relating to Lease Fees set forth in the Schedule of Lease and Maintenance Fees) (the “Renewal Term”) unless Indosat has notified Owner in writing of its intent to terminate such SLA (a “Termination Notice”) with respect to such Site at least sixty (60) days prior to the expiration of such Initial Term, provided that if Indosat receives written notice from Owner requesting whether Indosat intends to exercise its right to terminate an SLA for a specified Site upon expiration of the Initial Term (which notice shall not be given by Owner prior to the date that is two (2) years and six (6) months prior to the termination date of such Initial Term, and in the event that Owner provides such notice, Owner shall not be required to provide Indosat with an Expiration Notice, and, if Indosat wishes to terminate such SLA upon expiration of such Initial Term, Indosat shall be required to provide Owner with a Termination Notice within six (6) months after receipt of such written notice from Owner, absent which, such Initial Term will be automatically extended for a Renewal Term). The term of effectiveness of an SLA with respect to any Site Space (the “Term”) shall be the period commencing on the first day of the Initial Term and ending on the last day of the Initial Term, or if applicable, on the last day of the Renewal Term, unless such SLA is earlier terminated with respect to such Site in accordance with the terms of this MLA or such SLA. If Indosat, with Owner’s consent, continues to occupy a Site after the expiration of the SLA Term, Indosat will do so as a monthly tenant of the Site and (a) the monthly tenancy may be terminated by either Party providing the other at least one (1) month’s notice which may expire on any day, (b) the Lease and Maintenance Fees will be an amount calculated in accordance with Schedule 1—Schedule of Lease and Maintenance Fees; and (c) all the other provisions of this MLA and the SLA other than Indosat’s Mandatory Relocation Right and Discretionary Relocation Right shall apply to the monthly tenancy.

Section 7.3 Removal of Equipment. On the expiration or termination of an SLA that has not been renewed, Indosat shall remove its Equipment from such Site, provided that if Indosat fails to remove its Equipment upon such expiration or termination, Indosat shall continue to pay Lease and Maintenance Fees in accordance with the Schedule of Lease and Maintenance Fees and Owner may, not less than twenty one (21) days after Indosat’s receipt of a written notice of removal, remove (in which case it shall use reasonable efforts to safely store) at Indosat’s reasonable cost, all Equipment from such Site, except where Owner would incur liability to (x) another Person to which it has agreed to lease the space then occupied by Indosat’s Equipment pursuant to a bona fide notice of intent to lease or as recorded in the minutes of a meeting (with the same effect as a bona fide notice of intent to lease), in each case signed by Owner and such other User (based on such evidence in relation thereto that is reasonably requested by, and has been provided by Owner to, Indosat, within thirty (30) days of Indosat’s request for such evidence), or (y) to the Lessor for such Site because the Land Lease for the Site will expire prior to the end of such twenty one (21) day

33

Exhibit G

period, in which case Owner may remove (in which case it shall use reasonable efforts to safely store) at Indosat’s reasonable cost, all of Indosat’s Equipment from such Site not less than three (3) business days after Indosat’s receipt a written notice of removal.

Notwithstanding the foregoing, Indosat shall not be required to remove any shelter, cabinet, building or other structure which housed Indosat’s Equipment, or any concrete pads upon which Indosat’s Equipment, shelters or cabinets may have been located upon the expiration or termination of any SLA, provided that where Indosat removes all of its Equipment from a Site and does not remove such shelter, cabinet, building or other structure or pad, it shall be deemed abandoned and any interest Indosat has therein shall pass to Owner.

ARTICLE VIII

PAYMENT AND TAXES

Section 8.1 Payment. Unless otherwise stated elsewhere in this MLA, during the Term of any SLA, Owner shall invoice, and Indosat shall, commencing from the SLA Commencement Date, pay Lease Fees and Maintenance Fees, in each case in accordance with the Schedule of Lease and Maintenance Fees.

Section 8.2 Taxes. Subject to this Article VIII, each Party shall bear its own Taxes based upon the prevailing regulations in Indonesia. Payments of any amount due under this MLA or any SLA shall be made by Indosat less any Tax (including withholding PPh) required to be withheld or deducted by Indosat, which shall be paid to the state treasury account within the applicable time period for payment prescribed by law, and the applicable withholding tax certificate confirming receipt of payment shall be provided to Owner as soon as is reasonably practicable after the monthly withholding tax return is filed with the tax authority and the amount due has been paid. The Parties acknowledge that the current rate of withholding tax, which is subject to change from time to time, is two percent (2%). Owner shall bear, and Indosat shall have no obligation or liability with respect to, any levy, charge, tax, fee, duty, impost, deduction or withholding of any nature which may be imposed by a local, regional, federal or other Governmental Entity on or relating to a Site or in respect of a Tower or the use of a Tower.

Section 8.3 VAT. To the extent required by Law from time to time, VAT will be (i) charged to Indosat on all services provided by Owner to Indosat under this MLA or an SLA and (ii) added to the Lease Fees and Maintenance Fees and other amounts payable under this MLA or the SLA on account of such services. Owner shall provide Indosat with an invoice for such VAT at the same time that it provides an invoice for the related services and such VAT shall be due and payable by Indosat at the time the payment on account of the service falls due for payment.

Section 8.4 No Pass Through Costs or Expenses. No fees, costs or expenses, including any pass through costs or expenses, shall be payable by Indosat to Owner under any MLA or SLA, except as set forth in this MLA or an SLA or as otherwise agreed in writing by the Parties. Owner shall not have any obligation to provide services to Indosat that are not set forth in this MLA or any SLA, or are not otherwise agreed upon in writing by the Parties in any Site Readiness Notice, RFI Certificate, agreed Equipment Installation Plan or attachments to any of the foregoing or any other agreement.

34

Exhibit G

ARTICLE IX

MANDATORY RELOCATION UPON TERMINATION OF SLA

Section 9.1 Mandatory Relocation Request.

(a) In the event that, at any time, (A) Indosat has a termination right with respect to a Site pursuant to any of, Section 12.3, Section 22.1(a) through Section 22.1(g) or Section 22.1(i) (B) Indosat has a relocation right under Section 4.8 or (C) Owner has a termination right with respect to a Site pursuant to Section 22.3, then, upon notice of termination of the effectiveness of the applicable SLA with respect to such Site (a “Mandatory Terminated Site”), Indosat shall have the right, in its sole discretion (a “Mandatory Relocation Right”), to request (a “Mandatory Relocation Request”) relocation of its Installed Equipment to any Mandatory Replacement Site, provided that, where Indosat has a Mandatory Relocation Right pursuant to Section 22.1(b), (c), (e), (f) or (g) or Section 22.3(b) or (c), Owner may by written notice to Indosat (“Owner’s Relocation Right”), at any time after Indosat’s termination notice and prior to Indosat having exercised its Mandatory Relocation Right, but in any event, within five (5) business days of receipt of Indosat’s termination notice, elect (which election shall be an “exercise” of Owner’s Relocation Right with respect to a Site) to require Indosat to relocate its Installed Equipment on such Site to Indosat’s choice of Replacement Site, which (a) allows for the placement of Indosat’s Installed Equipment within Bands of Site Space on the Tower and Land, each of which are of the same or greater surface or physical area and at the same or greater height above ground level than on the Mandatory Terminated Site, (b) is similar or better than the Mandatory Terminated Site in terms of both site topography and Indosat customer demographics as relevant from time to time, (c) is not at the time of relocation of Indosat’s Installed Equipment subject, to the knowledge of Owner (after reasonable inquiry), to any fact, circumstance or event that could reasonably be expected to give rise to a termination right by Indosat or Owner prior to the expiry of the remaining term of the SLA for the Equivalent Site and (d) notwithstanding the foregoing, in all respects has similar or more favorable operational and transmission characteristics for Indosat than the Mandatory Terminated Site, including such that the operation of the relocated Equipment is not impaired in any manner (a Site satisfying all such criteria, an “Equivalent Site”), or to any other Site selected by Indosat from a Site List provided to Indosat pursuant to Section 4.1(b), provided that if Owner is unable to provide Indosat with at least one (1) Equivalent Site within the time period specified in Section 4.1(b), Indosat shall have no obligation to relocate pursuant to such exercise of Owner’s Relocation Right and, upon termination of the SLA for the Mandatory Terminated Site, shall have no obligation to relocate to a Replacement Site or to make payment of any Lease and Maintenance Fees in respect of such SLA or enter into any new or replacement SLA with respect thereto, and provided further that if Owner provides Indosat with at least one (1) Equivalent Site within the time period specified in Section 4.1(b), Indosat must select one of the Sites from such Site List or Equivalent Site List and relocate to such Site in accordance with the procedures in Article IV and this Article IX. Owner shall, in accordance with the instructions of, and for the dates requested by, Indosat, provide Indosat with a temporary mobile tower upon any Mandatory Relocation Request or exercise of Owner’s Relocation Right and take all other reasonable steps to ensure interruption to Indosat’s service (or the service of any Indosat Affiliate, or Network Partner or Network JV in connection with a Network Sharing Arrangement) is minimized during the course of relocation pursuant to such Mandatory Relocation Request or exercise of Owner’s Relocation

35

Exhibit G

Right. Indosat shall take all reasonable steps to minimize interruption to Indosat’s service as a result of its exercise of its Mandatory Relocation Right. In the event that (i) Indosat exercises a Mandatory Relocation Right (other than pursuant to Section 22.1(g)) or Owner exercises Owner’s Relocation Right and (ii) the event giving rise to such Mandatory Relocation Right or Owner’s Relocation Right has resulted in Indosat’s Equipment being off air, then Indosat shall be entitled during the relocation process to Credits for the period of any interruption in accordance with the formula set forth in Section 12.3, provided that such Credits shall not be for a period exceeding four (4) months, unless the period between Indosat’s Tower Access Request and the Execution Date is more than thirty (30) days (assuming Owner complies with its obligations under Sections 4.3, 4.4 and 4.5 within the specified time periods and in the event that it does not, such thirty (30) day period shall be extended by the aggregate number of days that such specified time periods are exceeded), in which case such four (4) month period shall be reduced by the number of excess days beyond such thirty (30) day period (as extended by the number of days that such specified time periods are exceeded). Such relocation shall be carried out in accordance with the procedures set forth in Article IV. During the relocation process, Indosat’s Equipment will not be considered off air for the purposes of this Section 9.1(a) during any period in which Owner has provided Indosat with a temporary mobile tower at the Mandatory Terminated Site, such mobile tower is properly functioning and is able to hold Indosat’s Equipment and such mobile tower enables Indosat’s Equipment to be on air and otherwise used and operated properly. If in Indosat’s reasonable opinion, the Mandatory Replacement Site is not suitable for Indosat’s purposes, Indosat may (x) revoke its relocation request under this Section 9.1(a) and (y) request relocation of its Installed Equipment to another Site in accordance with this Section 9.1(a) at any time prior to delivery of a Notice of Intent to Lease for the SLA for the Mandatory Replacement Site, and Indosat will incur no liability for or upon such revocation. Indosat shall remove its Equipment from the Mandatory Terminated Site within five (5) business days after the SLA Commencement Date for the SLA for the Mandatory Replacement Site or Equivalent Site to which relocation is requested from the Mandatory Terminated Site. For the avoidance of doubt, with the exception of Owner’s Relocation Right exercised in accordance with this Section 9.1(a) and Section 4.1(b), Owner may only relocate Indosat’s Equipment upon Indosat’s written approval at its sole discretion. For the avoidance of doubt, Indosat may make from time to time a Mandatory Relocation Request and Owner shall not prevent, delay, frustrate, restrict or otherwise impede in any way the exercise of Indosat’s Mandatory Relocation Right.

(b) If Indosat disagrees with Owner’s determination of whether a Site meets the criteria for an Equivalent Site under Section 9.1(a), Indosat will provide Owner with a Disagreement Notice and discuss its objection with Owner, and the Parties shall attempt to resolve the disagreement amicably by way of discussion and negotiation within five (5) business days after such notice is received by Owner. If Indosat does not provide a Disagreement Notice within ten (10) business days from its receipt of an Equivalent Site List, Indosat shall be deemed to have accepted that the Equivalent Site List contains at least one (1) Equivalent Site. If Indosat and Owner are unable to resolve the disagreement within the five (5) business day period for negotiation, Indosat and Owner shall agree on an independent professional engineer to resolve the dispute within five (5) business days, provided that if Indosat and Owner are unable agree on an independent professional engineer to resolve the disagreement within such five (5) business day period, either Party may request of the ICC (with written notice to the other Party) that the independent professional engineer shall be selected by the ICC and the Parties agree to submit the matter to administered expertise proceedings in accordance with the Rules for Expertise of the International Chamber of

36

Exhibit G

Commerce. The independent engineer shall make a determination as to whether such Site is an Equivalent Site. Such determination by the independent engineer shall be made within thirty (30) days of its appointment. The Parties irrevocably agree and undertake to comply with and abide by the determination of the independent engineer. The fees and expenses of the independent engineer incurred in the resolution of the disagreement shall be borne equally by Owner and Indosat. Any disagreement, controversy, dispute or claim arising out of or in connection with the jurisdiction of the independent engineer, material non-compliance by the independent engineer with the independent engineer procedure as set forth in Section 9.1(b) or the non-compliance by any Party with the final and binding determination of the independent engineer, shall be referred to and resolved by final and binding arbitration in accordance with Section 28.1.

Section 9.2 Unearned Lease and Maintenance Fees. Owner shall, within thirty (30) days of removal of Indosat’s Equipment from the Mandatory Terminated Site, apply pro rata the unearned portion of the Lease and Maintenance Fees paid in advance (if any) by Indosat in respect of such Mandatory Terminated Site to the Lease and Maintenance Fees payable in respect of the Mandatory Replacement Site or Equivalent Site. In the event that Indosat does not relocate its Installed Equipment to a Mandatory Replacement Site and Owner does not exercise Owner’s Relocation Right in accordance with Article IX, Owner shall, within thirty (30) days of the termination of the SLA for such Mandatory Terminated Site, refund pro rata the unearned portion of the Lease and Maintenance Fees paid in advance (if any) by Indosat in respect of such Mandatory Terminated Site.

Section 9.3 Term; Terms of New SLA. The term of, and the terms and conditions (including Lease and Maintenance Fees) applicable to, the SLA for the Mandatory Replacement Site or Equivalent Site shall be the same as the remaining term of, and the terms and conditions applicable to, the SLA for the Mandatory Terminated Site as of the date of its termination.

Section 9.4 Transfer Costs. In the event of an exercise of a Mandatory Relocation Right or Owner’s Relocation Right where (i) Owner is responsible under this MLA for all or part of Indosat’s Transfer Costs, Owner shall be entitled to provide the service of removing, relocating and reinstalling Indosat’s Equipment from the Mandatory Terminated Site to the Mandatory Replacement Site or Equivalent Site, provided that (A) Owner carries out and provides the services required by Indosat within the time period reasonably required by Indosat, (B) Owner carries out and completes its work in a good and workmanlike manner in accordance with good quality standards and practices, and in compliance with any applicable Laws, (C) Owner agrees that in providing such services it shall not frustrate in any way the exercise of Indosat’s Mandatory Relocation Right or the relocation of Indosat’s Equipment pursuant to an exercise of Owner’s Relocation Right and (D) with respect to any subcontracts entered into by Owner in connection with such services, Owner shall be responsible to Indosat for, and liable to Indosat with respect to, all such services as if Owner was performing them, and provided further that if Indosat is bearing part of its Transfer Costs, in addition to the conditions set forth above, such services shall be provided (x) subject to and in accordance with any procurement policies or practices of Indosat and (y) at prices, and on other terms and conditions, that are equivalent to or better than available industry competitive prices, terms and conditions, or (ii) Indosat is responsible for bearing all of the Transfer Costs, Owner shall be entitled to provide the service of removing, relocating and reinstalling Indosat’s Equipment on such terms and conditions mutually agreed upon by the Parties. When providing Indosat with the service of removing, relocating and reinstalling Indosat’s

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Exhibit G

Equipment, Owner shall (i) exercise reasonable care in handling Indosat’s Equipment (ii) not damage or adversely affect Indosat’s Installed Equipment, (iii) ensure that the persons engaged in the removal, relocation and reinstallation of Indosat’s Equipment are qualified to do so and (iv) take all reasonable steps to ensure interruption to Indosat’s service is minimized. If Owner does not satisfy any of the conditions in this Section 9.4, Indosat shall be entitled to choose another service provider, provided that if Owner and Indosat are sharing the Transfer Costs, Indosat and Owner shall agree on such service provider. Where Owner provides services to Indosat in accordance with this Section 9.4, Owner shall be deemed to have agreed that the Transfer Costs are reasonable.

Section 9.5 Mandatory Relocation Unlimited. For the avoidance of doubt, Indosat may, when it has a termination right with respect to a Site pursuant to any of Section 12.3, Section 22.1(a) through Section 22.1(g) or Section 22.1(i) or has a relocation right under Section 4.8, in accordance with Section 9.1(a) make from time to time a Mandatory Relocation Request with respect to any or all of such Sites leased by Indosat pursuant to this MLA and relocate to any Indosat Site or Buyer Parent Site, and Owner shall not, and Buyer Parent shall cause each relevant Owner Group Member not to, prevent, delay, frustrate, restrict or otherwise impede in any way the exercise of Indosat’s Mandatory Relocation Right.

ARTICLE X

DISCRETIONARY RELOCATION OR REMOVAL

Section 10.1 Discretionary Relocation or Removal Request. Indosat shall have the right, in its sole discretion (a “Discretionary Relocation Right”), and by sixty (60) days' prior written notice to Owner (the “Discretionary Relocation or Removal Request”), to terminate an SLA for any Site under this MLA in accordance with the procedures set out in this MLA, or the lease of any site under any Other MLA (“Discretionary Terminated Site”), and in replacement thereof, lease a substitute Site (the “Discretionary Replacement Site”) in accordance with this Article X. Such relocation or removal shall be carried out in accordance with the procedures set forth in Article IV. Upon the SLA Commencement Date of the SLA for the Discretionary Replacement Site, the SLA or Other SLA for the Discretionary Terminated Site shall be terminated, and Indosat shall be required to remove its Equipment from the Discretionary Terminated Site within five (5) business days after the termination date thereof. Indosat shall be responsible for the costs incurred by it in removing or relocating any equipment from the Discretionary Terminated Site to the Discretionary Replacement Site, and Owner shall not be required to incur or bear any out of pocket costs as a result of such exercise by Indosat of the Discretionary Relocation or Removal Request.

Section 10.2 Unearned Lease and Maintenance Fees. Owner shall, within thirty (30) days of removal of the Equipment from the Discretionary Terminated Site, apply pro rata the unearned portion of the Lease and Maintenance Fees hereunder, or any lease and maintenance fees under any Other MLA, paid in advance (if any) by Indosat in respect of such Discretionary Terminated Site to the Lease and Maintenance Fees payable in respect of the Discretionary Replacement Site.

Section 10.3 Term; Terms of New SLA. With respect to a Discretionary Terminated Site under this MLA, the Term, terms and conditions of, and Lease and Maintenance Fees applicable to the corresponding Discretionary Replacement Site shall be the same as the remaining Term and terms and conditions of and Lease and Maintenance

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Exhibit G

Fees applicable to the SLA for the relevant Discretionary Terminated Site. With respect to a Discretionary Terminated Site under any Other MLA, the term, terms and conditions of, and Lease and Maintenance Fees applicable to the Discretionary Replacement Site shall be the same as the remaining term and terms and conditions of and Lease and Maintenance Fees applicable to, the corresponding terminated Other SLA. [Other MLAs will be amended to provide for discretionary relocation right prior to the Closing Date.]

Section 10.4 Discretionary Relocation Unlimited. For the avoidance of doubt, Indosat may make from time to time a Discretionary Relocation or Removal Request with respect to any or all of the Sites leased by Indosat pursuant to this MLA or any Other MLA and relocate to any Indosat Site or Buyer Parent Site, and Owner shall not, and Buyer Parent shall cause each relevant Owner Group Member not to, prevent, delay, frustrate, restrict or otherwise impede in any way the exercise of Indosat’s Discretionary Relocation Right.

ARTICLE XI

INSTALLATION, REPLACEMENT, MODIFICATION

Section 11.1 Installation, Replacement, Modification; Site Readiness.

(a) For each installation of Indosat’s Equipment or replacement or modification of Indosat’s Installed Equipment under this MLA, (other than (i) installation of Authorized Equipment on an Indosat Site leased by Owner to Indosat pursuant to Article III or (ii) the initial installation of Authorized Equipment on a Site pursuant to Article IV), Indosat shall (A) submit to Owner an Equipment Installation Notice and (B) Indosat and Owner shall follow the procedures set forth in this Section 11.1(a), in addition to the other applicable procedures in this Article XI:

(i) Within seven (7) business days of receiving Indosat’s Equipment Installation Notice, Owner shall (a) make available to Indosat, true, complete and up to date copies of the following information for such Site identified by Indosat on such Equipment Installation Notice: (i) details of the available Site and Site Space; (ii) the Land Lease or evidence of ownership of the Land for such Site (which Owner may redact to exclude the Lessor’s name and any commercially sensitive terms) unless already attached to the SLA; (iii) the applicable Tower Construction Permit(s) (to the extent they have been issued); and (iv) the Site plan, technical drawings (including as-built drawings) and the manufacturer’s warranty for the Tower, provided that, with respect to clause (iv) only, and only in the case of Indosat Sites, only to the extent such Site plan, technical drawings (including as-built drawings) and the manufacturer’s warranty were provided by Indosat to Owner on the Closing Date and have not otherwise been prepared by or on behalf of Owner after the Closing Date; and (b) confirm in writing to Indosat that it has made all necessary arrangements to enable Indosat to access the Site specified in such Equipment Installation Notice in order for Indosat to conduct at its own expense, an operational and technical survey of such Site, including a Loading Analysis, for the purpose of evaluating the feasibility of implementing its proposed installation, replacement or modification at such Site (an “Installation Survey”) and that Indosat shall be permitted to access such Site for a period of thirty (30) days from the date of receipt of such confirmation

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Exhibit G

for the purpose of conducting such Installation Survey for such Site. Within such seven (7) business day period, Owner may provide Indosat with a Disclosed Site Deficiency (meeting the requirements set forth in Section 4.3(c)) with respect to such Site only in the event that (i) in the case of an Indosat Site only, such Disclosed Site Deficiency existed at the Closing Date or Tower Swap Closing, as applicable, such Disclosed Site Deficiency is continuing at the time of Indosat’s Equipment Installation Notice, the disclosure by Owner of such Disclosed Site Deficiency under this Section 11.1(a)(i) is made prior to the date that is twelve (12) months after the Closing Date and the Disclosed Site Deficiency is a deficiency that has the benefit of the twelve (12) month grace period under clause (ii) of the proviso to Section 14.2 and would have an MAE with respect to the Site, (ii) in the case of any Site, such Disclosed Site Deficiency was previously disclosed to Indosat with respect to such Site in accordance with Section 4.3(c) and such Disclosed Site Deficiency is continuing at the time of Indosat’s Equipment Installation Notice or (iii) in the case of an Indosat Site only, such Disclosed Site Deficiency existed at the Closing Date or Tower Swap Closing, as applicable, such Disclosed Site Deficiency is continuing at the time of Indosat’s Equipment Installation Notice, such Disclosed Site Deficiency is a deficiency that has the benefit of the twelve (12) month grace period under clause (ii) of the proviso to Section 14.2 and would not have an MAE with respect to the Site, and Owner has complied and is complying with its obligation to use commercially reasonable efforts to remedy such Disclosed Site Deficiency after the date that is twelve (12) months after the Closing Date.

(ii) In the case of installation, replacement or modification of Equipment pursuant to Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.7, after completion of its Installation Survey, Indosat shall notify Owner in writing within five (5) business days of its intended plan for the installation, replacement or modification of Equipment for such Site (the “Equipment Installation Plan”), which shall specify whether Indosat is intending to undertake the installation, replacement or modification pursuant to Sections 5.1, 5.2, 5.3, 5.4, 5.5 or 5.7, or a combination of any of those Sections (a) the plans and specifications, a detailed site plan and any other documents setting forth the proposed installation work to be performed on the Site and Tower, including as-planned drawings, (b) the location of Indosat’s Installed Equipment at the Site (both on the Tower and on the Land) before the implementation of the Equipment Installation Plan, and the intended location of Indosat’s Equipment at the Site (both on the Tower and on the Land) following implementation of the Equipment Installation Plan, (c) as applicable, (i) the Maximum Available Area and the proposed New Antenna Area (ii) the Consolidated Antenna Area or Original Antenna Area and the New Antenna Area and (iii) the Original Number of Antennas or Consolidated Antenna Cap and the proposed New Antenna Number and (iv) the Original Land Area and the proposed New Land Area, and (d) the Original Tower Loading and the proposed New Tower Loading based on the Loading Feasibility Test and (e) the names of the proposed contractors and subcontractors performing any such installation work. Owner shall have fifteen (15) business days to review Indosat’s Equipment Installation Plan (the final day of such fifteen (15) business day period, the “Review Date”). In the case of Section 5.1, 5.2, 5.3 or 5.7, if the

40

Exhibit G

New Tower Loading exceeds the Original Tower Loading based on the Loading Feasibility Test, a Loading Analysis shall be conducted by Owner in accordance with Section 11.2(a). In the case of Section 5.2, in the event that Owner wishes to provide Indosat with a different location for a New Band on the Tower in accordance with the requirements of Section 5.2(g), Owner shall, on or prior to the Review Date, notify Indosat in writing of its alternate proposal (“Owner’s Alternate Tower Proposal”), specifying (a) the intended alternate location Indosat’s Equipment at the Site on the Tower and (b) the basis upon which Owner reasonably believes Indosat’s proposed location on the Tower would adversely effect in any material respect the efficient utilization of space on the Tower by Owner, together with a detailed, written justification for such reasonable belief that is reasonably satisfactory to Indosat (in the absence of such notice within the specified time period, Owner shall be deemed to have accepted Indosat’s Equipment Installation Plan, subject to the assumption that the Equipment Installation Plan Representation is accurate and correct in all material respects and that the Equipment Installation Plan is implemented as proposed in all material respects). In the case of Section 5.4, in the event that Owner wishes to provide Indosat with a different location for its Equipment on Land in accordance with the requirements of Section 5.4(b), Owner shall, on or prior to the Review Date, notify Indosat in writing of its alternate proposal (“Owner’s Alternate Land Proposal”), specifying (a) the intended alternate location of Indosat’s Equipment at the Site on the Land and (b) the basis upon which Owner reasonably believes Indosat’s proposed location on the Land would adversely effect in any material respect the efficient utilization of space on the Land by Owner, together with a detailed, written justification for such reasonable belief that is reasonably satisfactory to Indosat (in the absence of such notice within the specified time period, Owner shall be deemed to have accepted Indosat’s Equipment Installation Plan, subject to the assumption that the Equipment Installation Plan Representation is accurate and correct in all material respects and that the Equipment Installation Plan is implemented as proposed in all material respects). Indosat shall, within fifteen (15) business days after receipt of Owner’s Alternate Tower Proposal or Owner’s Alternate Land Proposal, either confirm Owner’s Alternate Tower Proposal or Owner’s Alternate Land Proposal or submit a new Equipment Installation Plan in accordance with this Section 11.1(a)(ii) (such date on which Indosat confirms such proposal in writing, the “Confirmation Date”). If Indosat objects to or is of the reasonable opinion (acting in good faith) that Owner’s Alternate Tower Proposal does not comply with the requirements of Section 5.2 or Owner’s Alternate Land Proposal does not comply with the requirements of Section 5.4(b) or that either such proposal does not comply with the requirements of this Section 11(a)(ii), Indosat may within fifteen (15) business days after the receipt of Owner’s Alternate Tower Proposal or Owner’s Alternate Land Proposal, notify Owner in writing (the “Disagreement Notice”) and discuss its objection with Owner and the Parties shall attempt to resolve the disagreement amicably and with technical evidence within five (5) business days after such notice by Indosat. If the Parties are unable to resolve the disagreement within such time, the disagreement will be resolved in accordance with Section 11.1(g). Indosat shall be deemed to represent and warrant the accuracy and correctness in all material respects of, as applicable, the number, type, location and surface area of the Equipment set forth in the Equipment Installation Plan (the “Equipment Installation Plan Representation”).

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Exhibit G

(b) If Owner is of the reasonable opinion (acting in good faith) that Equipment proposed to be installed, replaced or modified by Indosat pursuant to an Equipment Installation Plan is not permitted under Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.7, as applicable, or that the New Tower Loading exceeds the Original Tower Loading based on the Loading Feasibility Test and that a Loading Analysis is required, Owner may, on or prior to the Review Date, give written notice to Indosat describing in reasonable detail (including technical evidence) the reasons for Owner’s good faith determination that the Equipment requested to be installed by Indosat pursuant to an Equipment Installation Plan is not permitted under Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.7, as applicable, or that the New Tower Loading exceeds the Original Tower Loading and that a Loading Analysis is required. If Owner does not provide written notice in accordance with this Section 11.1(b) on or prior to the Review Date, Owner shall be deemed to have agreed that the Equipment requested to be installed by Indosat pursuant to an Equipment Installation Plan is permitted under Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.7, as applicable, or that the New Tower Loading does not exceed the Original Tower Loading based on the Loading Feasibility Test, and that no Loading Analysis is required, provided that the Equipment Installation Plan Representation is accurate and correct in all material respects and that such plan is implemented as proposed in all material respects. If Indosat disagrees with Owner’s determination in the preceding sentence, Indosat will provide Owner with a Disagreement Notice and discuss its objection with Owner, and the Parties will attempt to resolve the disagreement amicably by way of discussion and negotiation and with technical evidence within five (5) business days after such notice by Indosat. If the Parties are unable to resolve the disagreement within such time, the disagreement will be resolved in accordance with Section 11.1(g).

(c) Where structural enhancements are to be performed in order to accommodate Indosat’s proposed installation, replacement or modification of Equipment, within the later of sixty (60) days of (i) the Review Date, or if applicable, the date of the result of a Loading Analysis, (ii) in the case of Owner’s Alternate Tower Proposal or Owner’s Alternate Land Proposal, the Confirmation Date, (iii) if a Party has given a Disagreement Notice in accordance with Section 11.1(a)(ii), 11.1(b) or 11.2(a), the date of the final agreement or determination as to whether such Equipment is Authorized Equipment, No Charge Additional Authorized Equipment, Extra Charge Additional Authorized Equipment, the New Tower Loading exceeds the Original Tower Loading or regarding the results of a Loading Analysis or (iv) if Indosat is paying any structural enhancement costs, the date of Indosat’s written approval of a quote for such costs (such sixty (60) day period, the “Required Completion Period”), Owner shall procure that such structural enhancements to a Site to which such notice relates, to enable such installation, replacement or modification to be made, are made in accordance with the terms of Section 11.2 hereof, and shall deliver to Indosat a Site Readiness Notice, whereupon the Parties will execute an RFI Certificate within seven (7) business days after receipt by Indosat from Owner of the Site Readiness Notice.

(d) For any installation, replacement or modification of Authorized Equipment, No Charge Additional Authorized Equipment or Extra Charge Additional Authorized Equipment in accordance with Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.7, (i) where structural enhancements are to be performed, following the execution of an RFI Certificate, or (ii) where no structural enhancements are to be performed, on the day Indosat installs,

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Exhibit G

replaces or modifies its Equipment in accordance with its Equipment Installation Plan, Indosat and Owner shall modify the SLA for such Site (without affecting the Term of such SLA) (i) (x) to list such Equipment and any additional Site Space in an Original Band, Expanded Band or New Band on a Tower and any additional Site Space on Land and (y) if applicable, to modify the Site Space on the Tower to be the surface area in square meters occupied by the Band(s) of Site Space within which Indosat’s Equipment is located after such installation, replacement or modification (including to reflect any Expanded Bands, New Bands or Released Bands) and (ii) to permit the placement of such Equipment on the Tower or Land commencing from the date such Equipment was first placed on the Tower or Land. Indosat shall be entitled to commence the installation, replacement or modification of its Equipment from (i) where structural enhancements have been performed in order to accommodate Indosat’s proposed installation, modification or replacement of Equipment, on (x) the date on which the RFI Certificate is executed by both Parties for such Site, or (y) in the event there is a dispute as to whether the Parties should have executed the RFI Certificate in relation to a Site and it is determined pursuant to the procedures set out in Section 4.7(b) that Indosat should have signed such RFI Certificate, on the date of such determination, or (ii) where no structural enhancements have been performed in order to accommodate Indosat’s proposed installation, modification or replacement of Equipment, the day following date of the later of (x) the Review Date, or if applicable, the date of the result of a Loading Analysis and (y) in the case of Owner’s Alternate Tower Proposal or Owner’s Alternate Land Proposal, the Confirmation Date and (iii) where a Party has given a Disagreement Notice in accordance with Section 11.1(a)(ii), 11.1(b) or 11.2(a), on the date of the final agreement or determination as to whether the Equipment proposed to be installed, replaced or modified by Indosat pursuant to an Equipment Installation Plan is permitted under Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.7 or the New Tower Loading does not exceed the Original Tower Loading and that a Loading Analysis is not required.

(e) If an RFI Certificate for a Site is not executed (i) by Indosat because (x) such Site does not meet the Site Readiness Requirements, (y) the necessary structural enhancements have not been adequately carried out, or (z) Owner is not in compliance with its obligations under the SLA for such Site or the provisions of this MLA relating to such Site and such non-compliance would have an MAE relating to such Site or (ii) by Owner, by the date that is the seventh (7th) business day after the expiration of the Required Completion Period (such date, the “Required Completion Date”), Indosat shall only be entitled to receive Credits where an additional amount of monthly Lease Fees attributable to Extra Charge Additional Authorized Equipment is payable for Equipment to which such RFI Certificate relates, in which case Indosat shall be entitled to receive Credits in an amount equal to the daily Lease Fees attributable to such Extra Charge Additional Authorized Equipment for each day of delay beyond the Required Completion Date for a period of up to ninety (90) days after the Required Completion Date, provided that Indosat shall not be entitled to delay the execution of an RFI Certificate on account of a Disclosed Site Deficiency provided to Indosat by Owner in accordance with Section 11.1(a) unless Owner agreed in writing to cure all or part of such Disclosed Site Deficiency prior to the Required Completion Date. Each Credit shall set-off and reduce any Lease Fees payable for any Site leased by Indosat from Owner as Indosat determines. If Owner and Indosat disagree on whether the Parties are obliged to execute a RFI Certificate, such dispute shall be resolved in accordance with the procedures set out in Section 4.7(b).

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Exhibit G

Indosat shall pay additional Lease Fees for Extra Charge Additional Authorized Equipment in accordance with the Schedule of Lease and Maintenance Fees commencing from (i) where structural enhancements are performed in order to accommodate Indosat’s proposed installation, replacement or modification of Equipment, the date on which the RFI Certificate is executed by both Parties for such Site, or in the event there is a dispute as to whether the Parties should have executed the RFI Certificate in relation to a Site and it is determined pursuant to the procedures set out in Section 4.7(b) that Indosat should have signed such RFI Certificate no later than a specified date, such specified date, or (ii) where no structural enhancements have been performed, the day following the date on which Indosat installs, replaces or modifies Equipment in accordance with its Equipment Installation Plan.

If Indosat does not commence the installation, replacement or modification of its Equipment (i) where structural enhancements are to be performed in order to accommodate Indosat’s proposed installation, modification or replacement of Equipment (other than Extra Charge Additional Authorized Equipment), within thirty (30) days after either (x) the date on which the RFI Certificate is executed by both Parties for such Site, or (y) in the event there is a dispute as to whether the Parties should have executed the RFI Certificate in relation to a Site and it is determined pursuant to the procedures set out in Section 4.7(b) that Indosat should have signed such RFI Certificate, within thirty (30) days of such determination, or (ii) where no structural enhancements have been performed in order to accommodate Indosat’s proposed installation, modification or replacement of Equipment, within thirty (30) days after the later of (x) the Review Date, or if applicable, the date of the result of a Loading Analysis and (y) in the case of Owner’s Alternate Tower Proposal or Owner’s Alternate Land Proposal, the Confirmation Date and (z) where a Party has given a Disagreement Notice in accordance with Section 11.1(a)(ii), 11.1(b) or 11.2(a), the date of the final agreement or determination as to whether the Equipment proposed to be installed, replaced or modified by Indosat pursuant to an Equipment Installation Plan is permitted under Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.7 or the New Tower Loading does not exceed the Original Tower Loading and that a Loading Analysis is not required, then in the case of each of (i) and (ii), Indosat shall not be able to proceed to install, replace or modify Equipment under its Equipment Installation Plan, and if Indosat wishes to proceed with such installation, replacement or modification of Equipment on such Tower, it shall recommence the process for installation, replacement or modification of such Equipment under Article V in order to install, replace or modify such Equipment, provided that Indosat shall complete the installation, replacement or modification of its Equipment within a reasonable period of time following the commencement of such installation, replacement or modification.

Where structural enhancements have been performed in order to accommodate Indosat’s proposed installation, modification or replacement of Equipment, and within thirty (30) days after the date on which the RFI Certificate is executed by both Parties for such Site Indosat has not yet commenced the installation, replacement or modification of its Equipment under its Equipment Installation Plan, Indosat and Owner shall modify the SLA for such Site to undo the modifications to the SLA made in accordance with Section 11.1(d), provided that if the Equipment Installation Plan relates to Extra Charge Additional Authorized Equipment and Owner has paid the structural enhancement costs in accordance with Section 11.2(d) in order to accommodate the installation of such Extra Charge Additional Authorized Equipment, then Indosat at its sole discretion shall elect to either (i) continue to pay the applicable additional Lease Fees for such Extra Charge Additional Authorized Equipment and retain its right to implement the relevant Equipment Installation Plan after the end of the thirty (30) day period after the date of the RFI Certificate or (ii) cancel its Equipment Installation Plan and reimburse Owner for the reasonable costs of the structural enhancements paid by Owner to accommodate Indosat’s Extra Charge Additional Authorized Equipment

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Exhibit G

proposed to be installed under the Equipment Installation Plan, and provided further that such election shall be made within fifteen (15) business days after expiry of such thirty (30) day period, failing which, Indosat shall be deemed to have elected to continue to pay the applicable additional Lease Fees for such Extra Charge Additional Authorized Equipment and retain its right to implement the relevant Equipment Installation Plan pursuant to clause (i).

The provisions of this Section 11.1(e) shall only apply to the installation, replacement or modification of Equipment in accordance with Article V.

(f) Without prejudice to Indosat’s rights under Section 19.2, Owner shall be responsible for all Losses incurred by Indosat Indemnified Persons due to any breach of or default under any representation, warranty, covenant or agreement by Owner in a Site Readiness Notice provided under Section 11.1(c).

(g) Any disagreement under Section 11.1(a)(ii), 11.1(b), 11.2(a) or Section 11.5 shall be submitted for resolution to an independent professional engineer from an independent wireless communication equipment provider mutually agreed to by Owner and Indosat. Indosat and Owner shall, within five (5) business days of the last day of the relevant five (5) day period for negotiation, agree on an independent professional engineer to resolve the dispute, provided that if Indosat and Owner are unable agree on an independent professional engineer to resolve the disagreement within such five (5) business day period, either Party may request of the ICC (with written notice to the other Party) that the independent professional engineer shall be selected by the ICC and the Parties agree to submit the matter to administered expertise proceedings in accordance with the Rules for Expertise of the International Chamber of Commerce. The independent engineer shall make a determination as to whether (i) the equipment proposed to be installed, replaced or modified by Indosat pursuant to an Equipment Installation Plan is permitted under Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.7 (ii) whether the New Tower Loading exceeds the Original Tower Loading (in the case of a Disagreement Notice delivered in accordance with Section 11.1(b)), (iii) the Utilization of a Tower exceeds one hundred percent (100%) as a result of Equipment added by another User (in the case of a Disagreement Notice delivered in accordance with Section 11.5) (iv) the result of the Loading Analysis is correct (in the case of a Disagreement Notice delivered in accordance with Section 11.2(a)) or (v) Owner’s Alternate Tower Proposal does not comply with the requirements of Section 5.2(g), Owner’s Alternate Land Proposal does not comply with the requirements of Section 5.4(b), or either such proposal does not comply with the requirements of Section 11(a)(ii) (in the case of a Disagreement Notice delivered in accordance with Section 11.1(a)(ii)). Such determination by the independent engineer shall be made within thirty (30) days of its appointment. The Parties irrevocably agree and undertake to comply with and abide by the determination of the independent engineer. The fees and expenses of the independent engineer incurred in the resolution of the disagreement shall be borne equally by Owner and Indosat. Any disagreement, controversy, dispute or claim arising out of or in connection with the jurisdiction of the independent engineer, material non-compliance by the independent engineer with the independent engineer procedure as set forth in this Section 11.1(g) or the non-compliance by any Party with the final and binding determination of the independent engineer, shall be referred to and resolved by final and binding arbitration in accordance with Section 28.1.

(h) Section 11.1(a) through (e) shall not apply with respect to Article III and Article IV.

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Exhibit G

Section 11.2 Conditions for Structural Enhancements. Any structural enhancements to a Site or a Tower under this Agreement shall be subject to the following conditions:

(a) Loading Analysis. The determination of whether or not a Site or a Tower require any structural enhancements in order to accommodate Indosat’s proposed installation of Equipment or relocation, replacement or modification of its Installed Equipment pursuant to Sections 5.1, 5.2, 5.3, 5.5, 5.6 or 5.7, shall be based on a Loading Analysis prepared by a certified structural engineer. Within three (3) business days of (i) Owner’s receipt of an Equipment Installation Plan where the Loading Feasibility Test shows that the New Tower Loading is greater than the Original Tower Loading (ii) a determination by an independent engineer in accordance with Section 11.1(g) that the New Tower Loading is greater than the Original Tower Loading, or (iii) a request for structural enhancement delivered to Owner under Section 11.5(c), Owner shall submit to Indosat the name of a certified structural engineer that it reasonably believes can complete the Loading Analysis within twenty (20) business days, unless more than five (5) Loading Analyses are being conducted under this Section 11.2(a) at such time, in which case Owner will use its reasonable efforts to propose a certified structural engineer that can complete the Loading Analysis as soon as reasonably practicable. Indosat shall approve or object to such certified structural engineer within five (5) business days. If Indosat objects to such certified structural engineer, Owner shall propose another structural engineer for Indosat’s written approval, and failing such approval, the structural engineer shall not be appointed until both parties agree on a certified structural engineer to perform the Loading Analysis. Owner shall provide the certified structural engineer with the information necessary to conduct the Loading Analysis as soon as reasonably practicable after its appointment, and Owner shall be deemed to represent and warrant that such information is complete and accurate in all material respects (such representation and warranty, the “Loading Analysis Representation”), provided that Owner shall be entitled to rely on, and its deemed representation and warranty shall not apply with respect to, as-built drawings provided by Indosat to Owner for the relevant Tower in connection with the sale of Indosat Sites to Owner under the Asset Purchase Agreement except where Owner has subsequently prepared or updated as-built drawings for such Tower, or is otherwise aware of any inaccuracies in such as-built drawings, in which case Owner shall be deemed to represent and warrant the accuracy of such updated as-built drawings or shall disclose such inaccuracies to the structural engineer.

If Indosat is of the reasonable opinion (acting in good faith) that the result of a Loading Analysis conducted in accordance with this Section 11.2(a) is incorrect, then Indosat may within twenty (20) business days of receipt of the result of the Loading Analysis, give written notice to Owner describing in reasonable detail (including technical evidence) the reasons for Indosat’s disagreement with the result of the Loading Analysis, provided that if Indosat does not provide such written notice within such ten (10) business day period, it shall be deemed to have agreed that the result of the Loading Analysis is correct. If Owner disagrees with Indosat’s determination of a disagreement in the preceding sentence, Owner will provide Indosat with a Disagreement Notice and discuss its objection with Indosat, and the Parties will attempt to resolve the disagreement amicably by way of negotiation and with technical evidence within five (5) business days after such notice by the notifying Party. If the Parties are unable to resolve the disagreement within such time, the disagreement will be resolved in accordance with Section 11.1(g).

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Exhibit G

(b) Plans and Specifications for Structural Enhancement. Where Indosat is bearing any cost of any structural enhancement under this MLA, Owner shall submit the plans and specifications for structurally enhancing the Tower, including, the cost of such structural enhancement and the proposed design engineer and contractor involved in the structural enhancement, to Indosat for Indosat’s written approval, in which case Indosat’s approval shall not be unreasonably withheld. Upon Indosat’s written approval of such costs, such costs shall be deemed to be reasonable costs for the purposes of Section 11.2(d). Owner shall provide Indosat with the proposed timetable for such structural enhancement prior to finalizing the plans for such structural enhancement.

(c) Implementation and Ownership of Structural Enhancements. Owner shall be responsible for promptly implementing all structural enhancements that are required to be implemented by Owner hereunder or otherwise agreed by the Parties pursuant to this MLA, including performing, or causing the performance of, all construction and other work relating to such structural enhancements. Upon completion of the structural enhancements, such structural enhancements shall become the property of Owner.

(d) Payment of Costs. Without limiting the foregoing obligations, Owner shall pay the costs incurred in structurally enhancing the Tower, provided that Owner shall only be required to pay for structural enhancements for the installation, replacement or modification of Equipment by Indosat under Article V in the event that Indosat is installing Extra Charge Additional Authorized Equipment and to the extent that structural enhancements are made due to the installation of such Extra Charge Additional Authorized Equipment. Subject to the foregoing, the Parties agree that in the event that Indosat is installing No Charge Additional Authorized Equipment and to the extent that structural enhancements are made due to the installation of such No Charge Additional Authorized Equipment Indosat will pay the reasonable costs for any structural enhancement to be made to the Tower resulting from the installation, replacement or modification of Indosat’s Equipment (i) pursuant to Section 5.1, 5.2, 5.3, 5.6 and 5.7, in the event that the Utilization of Indosat’s Equipment on the Tower immediately after such installation, replacement or modification (the “New Tower Loading”) results in the Utilization of the Tower exceeding one hundred percent (100%) at such time based on the Loading Analysis, so that upon completion of such structural enhancement, the Utilization of the Tower is no more than one hundred percent (100%), provided that if the New Tower Loading is less than one hundred percent (100%) of the Utilization on the Tower immediately before such installation, replacement or modification using the Loading Feasibility Test then the Loading Analysis need not be undertaken and no structural enhancement will be required to be made to the Tower by Indosat, and (ii) pursuant to Sections 5.2 and 5.3, in the event that the New Tower Loading is greater than one hundred and five percent (105%) of the Utilization on the Tower immediately before such installation, replacement or modification (the “Original Tower Loading”) based on the Loading Analysis, so that upon completion of such structural enhancement the New Tower Loading is no more than one hundred and five percent (105%) of the Original Tower Loading, provided that if the New Tower Loading is less than one hundred percent (100%) of the Original Tower Loading based on the Loading Feasibility Test, then the Loading Analysis need not be undertaken and no structural enhancement will be required to be made to the Tower by Indosat. The costs payable for structural enhancement pursuant to this Section 11.2(d) shall include without limitation, all material costs, all architectural, engineering and contracting fees, all certificate, Permit, license and approval fees and the cost of any Loading Analysis. The costs of structural enhancement to a Site under this MLA shall be borne by Owner, except to the extent set forth in this Section 11.2(d) and Section 11.5(c).

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Exhibit G

For the avoidance of doubt, the determinations in the preceding paragraph assume that no additional equipment is placed on the Tower by Users, Owner or other third parties between the determination of the New Tower Loading and Original Tower Loading unless, if a Loading Analysis is carried out in accordance with Section 11.2(a), Owner has prior to Indosat’s Equipment Installation Notice contractually agreed to allow another User to install Equipment on the Tower pursuant to a bona fide notice of intent to lease, equipment installation plan or as recorded in the minutes of a meeting (that has the same effect as a bona fide notice of intent to lease), in each case signed by Owner and such other User (based on such evidence in relation thereto that is reasonably requested by, and has been provided by Owner to, Indosat, within thirty (30) days of Indosat’s request for such evidence), in which case Owner may elect to have the effect of such additional Equipment taken into account for the purpose of determining whether Indosat’s installation, replacement or modification causes the Utilization of the Tower to exceed one hundred percent (100%). If Indosat has two (2) or more uncompleted Equipment Installation Plans in effect with regard to the same Tower at the same time, the effect on the Utilization of the Tower of such Equipment Installation Plans shall be aggregated for the purpose of determining whether Indosat’s installation, replacement or modification causes the Utilization of the Tower to exceed one hundred percent (100%).

(e) Safety, Health and Environment Plan. Schedule 4 sets forth the agreed plan for compliance with all safety, health, and Environmental Laws and regulations applicable to the Site(s), including a policy, programme and management system (the “Safety, Health and Environment Plan”) which the Parties shall comply with at all times with respect to all Sites. The Safety, Health and Environment Plan shall not relieve Owner of any of its obligations under this MLA or the SLA with respect to such plan or compliance with any and all safety, health and Environmental Laws. In the event that Owner fails to comply with the Safety, Health and Environment Plan, Owner shall remedy any defects at its own cost and without any entitlement to any extension of the Mandatory Completion Date or Required Completion Date, as applicable, or to Owner’s obligation to timely deliver a Site Readiness Notice under Section 4.6(a) or Section 11.1(c). Indosat may not delay the issuance of an RFI Certificate for a Site due to Owner’s failure to comply with the Safety, Health and Environment Plan unless such failure to comply would have an MAE relating to such Site, provided that the issuance of an RFI Certificate in the event of non-compliance with the Safety, Health and Environment Plan shall not constitute a waiver of Owner’s obligations under the MLA or any SLA or under this Section 11.2(e). Any dispute regarding compliance with the Safety, Health and Environment Plan shall be resolved in accordance with Section 28.1.

(f) Tools. Owner shall use its reasonable efforts to ensure that all equipment, machinery, tools, plant, facilities and other items (“Tools”) used by Owner in the execution of any structural enhancements or construction or other work on a Site shall be safe, sound and in good working condition and shall conform to all applicable Laws and applicable good industry standards. Further, Owner shall use its commercially reasonable efforts to ensure that it has all requisite Permits, licenses and certifications for the Tools and that such Tools will at all times be operated by properly qualified personnel in a competent and safe manner and in accordance with applicable Laws and good industry standards. Owner shall at its own expense provide the necessary safety equipment, personnel protective equipment and clothing, footwear, head gear and such other appliances and protective methods as may be necessary in

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Exhibit G

the circumstances or required by applicable Laws and good industry practice for the proper and safe execution of all maintenance, structural enhancements or construction or other work on each Site, and shall take reasonable steps to ensure that the same is used or worn by all personnel of Owner at all times when such work is carried out on a Site. Owner shall take reasonable steps to ensure that all subcontractors adopt similar measures to those set forth in this Section 11.2(f), including by adopting the provisions set forth in this Section 11.2(f) in contracts entered into with subcontractors after the Closing Date.

Section 11.3 Pre-construction Meeting; Other Construction Meetings. Prior to commencing any installation and/or construction (other than (i) installation of its Installed Equipment on an Indosat Site leased by Owner to Indosat pursuant to Article III or (ii) the installation, replacement or modification of Authorized Equipment or No Charge Additional Authorized Equipment pursuant to Article IV), a duly authorized Representative of each of the Parties shall meet at the Site to mutually approve the construction methods and procedures (which approval shall not be unreasonably withheld, delayed or conditioned). In addition, the Parties shall meet during and upon substantial completion of such construction to mutually approve grounding and punch-list items (which approval by Owner shall not be unreasonably withheld, delayed or conditioned). Owner and Indosat agree to cooperate with one another in scheduling meetings under this Section 11.3.

Section 11.4 Subcontracts. With respect to any subcontracts entered into by Owner for works to be conducted at a Site pursuant to this MLA, Owner shall be responsible to Indosat for, and liable to Indosat with respect to, all such works as if the Owner were performing them.

Section 11.5 Structural Review.

(a) Indosat and its Representatives shall have the right, at Indosat’s own cost, to review, analyze and confirm, with access to Towers upon three (3) business days prior written notice, that any additional equipment installed by another User on a Tower after the Closing Date does not result in the Utilization of the Tower exceeding one hundred percent (100%) with regard to any Tower. Where Indosat determines that as a result of any additional equipment installed by another User on a Tower after the Closing Date, the Utilization of the Tower exceeds one hundred percent (100%), it shall provide Owner with a written notice thereof, and Owner shall be required within sixty (60) days of such notice or the resolution of a disagreement in accordance with Section 11.5(b), at its own cost and expense, to carry out any structural enhancements necessary to ensure that the Utilization of the Tower does not exceed one hundred percent (100%).

(b) If Owner disagrees with Indosat’s determination as to whether the Utilization of the Tower as a result of any additional equipment installed by another User on a Tower after the Closing Date, exceeds one hundred percent (100%) or has been adequately strengthened, Owner will provide Indosat with a Disagreement Notice and discuss its disagreement with Indosat, and the Parties will attempt to resolve the disagreement amicably by way of discussion and negotiation and with technical evidence within five (5) business days after such notice by Owner. If the Parties are unable to resolve the disagreement within such time, the disagreement will be resolved in accordance with Section 11.1(g).

(c) Indosat shall have the right to require Owner, at Indosat’s reasonable cost, to carry out any structural enhancements reasonably requested by Indosat, including in order to remedy any Incomplete Triangulation, within ninety (90) days after Indosat’s written approval of such costs of structural enhancements.

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Exhibit G

Section 11.6 Exclusion. For the avoidance of any doubt and notwithstanding anything to the contrary herein, the Parties agree Owner’s consent rights under this Article XI are procedural in nature and are not in any way intended to frustrate in any way the exercise of Indosat’s rights hereunder.

ARTICLE XII

ACCESS; DOWNTIME

Section 12.1 General Access. From the SLA Commencement Date, Owner hereby grants to Indosat, as well as Indosat's Representatives and any third party designated by Indosat or its Representatives, subject to (x) the limitations set forth herein or in the applicable SLA, (y) and to any restrictions on access (including the timing or manner of access) set forth in the applicable Land Lease or the Safety, Health and Environmental Plan and (z) for the twelve (12) month period commencing on the Closing Date, any restrictions on site access set forth in Schedule 3.5 of the Seller's Disclosure Schedules that are continuing, and in accordance with the Site Access Rules, access to the Site Space (including for the purpose of installing, replacing, modifying, maintaining, removing or repairing Indosat’s Authorized Equipment, removing any of Indosat's Equipment which is not Authorized Equipment, and refueling of Indosat's generators and fuel tanks), in each case on a twenty-four (24) hours per day seven (7) days per week basis, (a) if the Land is owned by Owner, across the Land and (b) if the Land is leased by Owner, across the property of the Lessor to the extent and in the locations that the Lessor has granted access, easements or licenses to Owner in the Land Lease.

Section 12.2 Emergency Access. Notwithstanding anything to the contrary in this Article XII, Owner’s prior approval for Indosat's replacement or modification of its Authorized Equipment by Indosat or Indosat's Representatives, shall not be required for any repair, replacement, modification or removal thereof if Indosat is required to access a Site to address any circumstance Indosat in good faith believes to be an emergency related to Indosat's Installed Equipment (in which case Indosat, and Indosat's Representatives, shall have immediate access without notice, provided that Indosat shall endeavor to notify Owner as soon as reasonably practicable of such access during such emergency). For the avoidance of doubt, an emergency related to Indosat's Installed Equipment shall include any matter that could reasonably be expected to result in Indosat's Installed Equipment being off air.

Section 12.3 Downtime. In the event of Downtime during the Term of an SLA, Indosat shall be entitled to Credits, (i) with respect to Priority Sites, commencing from the time that is six (6) hours after Indosat or another Person notifies the Owner's Call Center, or Owner's Call Center otherwise becomes aware, of such Downtime until the time at which such Downtime has been resolved and ended, of US$[* * *] per day (determined on a per hour basis) for such Priority Site and (ii) with respect to all other Sites, commencing from the time that is twelve (12) hours after Indosat or another Person notifies the Owner’s Call Center, or Owner’s Call Center otherwise becomes aware, of such Downtime until the time at which such Downtime has been resolved and ended, of US$[* * *] per day (determined on a per hour basis) for each such Site, provided that in relation to any event, the period for which Indosat shall be entitled to receive Credits under this Section 12.3 shall be no longer than sixty (60)

50

Exhibit G

days, and after such sixty (60) day period, Indosat may elect to exercise its Mandatory Relocation Right in accordance with the provisions of Article IX hereof, unless Owner exercises Owner's Relocation Right in accordance with the provisions of Section 9.1(a), and pursuant thereto causes Indosat to relocate its Installed Equipment to an Equivalent Site or, at Indosat's election, another Mandatory Replacement Site; and in either such case, Owner shall be responsible for the Transfer Costs associated with the removal, relocation and reinstallation of Indosat's Installed Equipment. For the avoidance of any doubt, in the event of a termination of an SLA and exercise of a Mandatory Relocation Right under Article IX as contemplated by this Section 12.3, Indosat shall be entitled to receive Credits for up to the entire four (4) month period permitted under Section 9.1(a) notwithstanding that Indosat may have already received Credits for the same event at a Site for such sixty (60) day period under this Section 12.3.

Section 12.4 Priority Sites. Once per calendar year during any day of the month of January (the “Designation Date”), Indosat shall designate a number of Sites, in its sole discretion, up to a number of Sites equal (x) to ten percent (10%) of the total number of Sites leased under the MLA at the Designation Date as priority Sites (such Sites, the “Priority Sites”). Schedule 3 sets forth the list of Priority Sites as of the Closing Date. The Priority Sites selected by Indosat at the Designation Date shall continue to be the Priority Sites unless other Sites become Priority Sites in accordance with the preceding sentence.

ARTICLE XIII

UTILITIES, CABLE RUNS

From the SLA Commencement Date, Owner hereby grants to Indosat (a) a non-exclusive right for the term of such SLA to place any cable runs on the Tower at locations mutually agreed upon in writing by Owner and Indosat (such agreement not to be unreasonably withheld, delayed or conditioned), with respect to vertical cable runs, where Equipment is installed, replaced or modified on a Mandatory Replacement Site pursuant to Indosat's exercise of its Mandatory Relocation Right or for any Extra Charge Additional Authorized Equipment installed by Indosat, at Owner's expense and otherwise at Indosat's expense, and with respect to horizontal cable runs, at Indosat's expense, in order to service or operate the Authorized Equipment, subject to Owner's prior written approval (such approval not to be unreasonably withheld, delayed or conditioned) of the design and installation method and procedures and (b) a non-exclusive lease, license and easement for the term of such SLA to place any utilities (including a permanent or back-up generator) or cable runs on, or bring utilities across, the Land forming a part of the Site which is the subject of such SLA, and if the Land is leased by Owner, the property of the Lessor to the extent and in the locations the Lessor has granted utility and cable run easements or similar rights to Owner. Indosat shall be responsible for its electricity costs for installing, maintaining and operating its Authorized Equipment and, where practicable, Indosat shall be permitted to install a separate meter for Indosat’s use. Owner shall provide Indosat with all reasonable assistance requested by it in connection with utilities, cable runs and any of the foregoing.

51

Exhibit G

ARTICLE XIV

COVENANTS

Section 14.1 Indosat’s Covenants. Indosat covenants that during the Term of each SLA, with respect to the Site and the Installed Equipment to which such SLA relates or Unauthorized Equipment installed on a Tower or Land, Indosat will:

(a) not, and will ensure that its Affiliates and their respective Representatives and any Network Partner or Network JV or their Representatives acting in connection with a Network Sharing Arrangement do not, cause damage to the structure of Owner’s Tower, the Land, any other structure or accessories thereto or the Equipment of any other User or interfere with Owner’s access to a Site, in any material respect, normal wear and tear excepted. If any such damage (other than normal wear and tear) or interference is caused by Indosat or Indosat’s Representatives, then Indosat shall be liable for the reasonable cost of repair for such damage to the extent caused by Indosat or Indosat’s Representatives or Network Partner or Network JV or their Representatives acting in connection with a Network Sharing Arrangement in proportion to their relative fault to the extent that such costs are not covered by Owner’s insurance policies or should have been covered if Owner was in compliance with Article XVIII;

(b) obtain and maintain all registrations, certificates, permits, licenses and other approvals that are reasonably required by any national, regional or local authorities to permit Indosat’s installation, operation, replacement, modification, relocation and maintenance of the Installed Equipment;

(c) not, and will procure that its Affiliates and their respective Representatives and any Network Partner, Network JV or their Representatives acting in connection with a Network Sharing Arrangement does not, interfere in any material respect with the maintenance of Owner's Tower and the Tower lighting system;

(d) ensure that all personnel deployed by Indosat, including Indosat's Representatives and any Network Partner or Network JV, in the performance of any installation, repair, removal, maintenance or other construction of Indosat's Equipment on a Site abide by all environmental, safety, and health procedures including the Safety, Health and Environmental Plan or any applicable labor or employment Laws, in each case in all material respects;

(e) keep the Installed Equipment in a reasonably good condition and state of repair (normal wear and tear excepted);

(f) comply, and will procure that any Affiliate and their respective Representatives and any Network Partner or Network JV or their Representatives acting in connection with a Network Sharing Arrangement complies, in all material respects with all applicable Laws governing the use of Equipment on the Site;

(g) except as otherwise set forth in this MLA, on the expiration or termination of an SLA that has not been renewed, to remove its Equipment from the Site in accordance with Section 7.3. Notwithstanding the foregoing, Indosat shall not be required to remove any concrete pads upon which Indosat's equipment shelters or cabinets may have been located upon the expiration or termination of any SLA;

52

Exhibit G

(h) operate Indosat’s Equipment substantially in accordance with Indosat’s standard operating procedures as notified by Indosat to the Owner from time to time;

(i) promptly upon request by Owner, provide Owner with such information (which Indosat may redact to exclude any commercially sensitive terms) as Owner may reasonably require from Indosat for the purpose of complying with any environmental obligations relating to a Site or to effect any filing required in relation to the Site;

(j) ensure that future construction carried out by Indosat or its Representatives at each Site complies in all material respects with all safety, health, and Environmental Laws and regulations applicable to such construction;

(k) comply in all material respects with the Call Center Protocol and Site Access Rules;

(l) comply, and will procure that any Affiliates and their respective Representatives and any Network Partner, Network JV or their Representatives acting in connection with a Network Sharing Arrangement, complies, in all material respects with the Site Access Rules;

(m) comply, and will procure that any Affiliates and their respective Representatives and any Network Partner or Network JV or their Representatives acting in connection with a Network Sharing Arrangement complies, in all material respects with the operational (but not financial) conditions in any Land Lease that are relevant to Indosat in its capacity as a tenant on the Tower (i) from the date hereof, with respect to any Land Lease attached to an SLA and (ii) no later than thirty (30) days after the date a Land Lease or any amendment to a Land Lease is provided to Indosat, with respect to any Land Lease entered into or amended after the date hereof (in each case, except for any terms which Owner has redacted); and

(n) promptly notify Owner in writing in the event of any action by Indosat or any of Indosat's Representatives that Indosat knows could reasonably be expected to (i) cause any material interference to the operations of another User or (ii) cause any material interference with another User’s quiet use and enjoyment of the Site.

Section 14.2 Owner’s Covenants. Owner covenants that during the Term of each SLA, with regard to the Site and the Installed Equipment to which such SLA is applicable, it will, and will ensure that Owner’s Representatives will:

(a) comply with the Maintenance Services and Owner Obligations set forth in Schedule 3 in all material respects;

(b) maintain the Tower and the Land in a safe condition;

(c) take no action which would adversely affect Indosat's rights to use the Site and Site Spaces pursuant to this MLA and the applicable SLA;

(d) ensure Indosat’s quiet use and enjoyment of the Site;

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Exhibit G

(e) promptly notify Indosat in writing in the event of any action by Owner or any third party that Owner knows or should have known would or could reasonably be expected to: (i) cause any interference with Indosat's Installed Equipment, (ii) cause Downtime, or (iii) affect Indosat's quiet use and enjoyment of the Site and Site Spaces pursuant to this MLA and the applicable SLA;

(f) comply with all applicable rules and regulations of any Governmental Entity and all applicable Laws governing the Tower, the Site and the Land, including, without limitation, Laws relating to the structural enhancement of a Tower, the maintenance of a Site, marking and lighting of any Sites, and the Land or Land Lease included as part of a Site where the failure to do so would have an MAE;

(g) when or where necessary or required by any Governmental Entity for the protection of a Site or the security of Equipment at a Site, or for the safety and convenience of the public or others, provide and maintain at its own cost fencing, lighting, guarding and watching of the Site;

(h) assist Indosat in obtaining any regulatory approvals reasonably necessary for Indosat’s use of the Site, including by providing any relevant documentation available to Owner or in Owner's possession as well as any access to the Land;

(i) not damage or adversely affect Indosat's Installed Equipment or damage or interfere with Indosat's access to utilities at any Site. If such damage or interference occurs and such damage is caused by Owner or Owner’s Representatives, or by any other User of the Site or such User’s Representatives (other than Indosat's Affiliates or their Representatives or a Network Partner, Network JV or their Representatives acting in connection with a Network Sharing Arrangement), then Owner shall be liable for the cost of repair or reimbursement of repair for such damage to the extent caused by Owner or Owner's Representatives in proportion to its relative fault to the extent that such costs are not covered by Indosat's insurance policies or would have been covered if Indosat was in compliance with Article XVIII;

(j) ensure that all personnel, including Owner and Owner’s Representatives, deployed in the performance of any structural enhancement or other construction on a Site, including operation of any machinery, plant, tools and equipment in relation to such structural enhancement or construction, are trained, qualified and competent, or adequately supervised by a person who is trained, qualified and competent, in all environmental, safety, and health aspects and meet the requirements of any applicable labor and employment Laws;

(k) comply with, not violate or breach and cause to be cured any violation or breach of any material term of a Land Lease, and use commercially reasonable efforts to cure any other violation or breach;

(l) use commercially reasonable efforts to obtain and maintain any consent of a Lessor, Tower Construction Permit(s) or New Material Permits for the Tower, required for Indosat's lease of the Site pursuant to this MLA or the relevant SLA;

(m) provide all documentation in the possession of Owner and access to the Land in order for Indosat to obtain necessary regulatory approvals for Indosat’s use of the Site;

(n) deliver to Indosat copies of every notice of default or non-renewal received from a Lessor of a Site promptly upon receipt thereof by Owner;

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Exhibit G

(o) provide adequate security at each Site;

(p) ensure that future construction at each Site complies with all safety, health, and Environmental Laws and regulations applicable to such construction;

(q) ensure that the members of Buyer Parent’s senior management team are at least as experienced in the Tower Business as the members of Buyer Parent’s current senior management team;

(r) carry out any structural enhancements necessary to accommodate Equipment installed after the Closing Date by other Users (other than, except to the extent required hereunder, Indosat or Indosat’s Affiliates or a Network Partner or Network JV acting in connection with a Network Sharing Arrangement) on the Towers, so as to ensure that the Utilization of the Tower as a result of any additional equipment installed by such other Users on a Tower after the Closing Date, does not exceed one hundred percent (100%) and bear all costs incurred in relation to such structural enhancements;

(s) provide Indosat with sixty (60) days written notice after Owner signs an agreement to lease Site Space to another telecommunications operator on any Site on which Indosat leases Site Space from Owner;

(t) ensure that Indosat’s Equipment on any Site Space leased by Indosat from Owner will not be subject to any taking or dispute relating to any Site Space on Sites leased by Owner and ensure that no other User or person places Equipment in or otherwise makes use of, in any way, any shelter, building, cabinet or other structure utilized by Indosat’s Equipment;

(u) comply in all material respects with the Call Center Protocol and Site Access Rules;

(v) promptly upon request by Indosat, provide Indosat with such information (which Owner may redact to exclude any commercially sensitive terms) as Indosat may reasonably require from Owner for the purpose of complying with any environmental obligations relating to a Site or Indosat’s Equipment or to effect any filing required in relation to the Site or Indosat’s Equipment;

(w) when providing Indosat with the service of removing, relocating and reinstalling Indosat’s Equipment, to (i) exercise reasonable care in handling Indosat’s Equipment (ii) not damage or adversely affect Indosat’s Installed Equipment, (iii) ensure that the persons engaged in the removal, relocation and reinstallation of Indosat’s Equipment are qualified to do so and (iv) provide such services at a reasonable cost if Indosat is responsible for bearing any of the Transfer Costs; and

(x) use commercially reasonable efforts to comply with any New Material Permit, and the conditions relating thereto relating to a Site where the failure to do so would have an MAE relating to such Site;

provided however, that (i) in the case of a Material Structural Deficiency with respect to an Indosat Site that exists as of the Closing Date, if, after Owner notifies Indosat of a breach of the representation and warranty contained in Section 3.6(c) of the Asset Purchase Agreement regarding Material Structural Deficiencies in accordance with the Asset Purchase Agreement,

55

Exhibit G

Indosat decides not to remedy the breach or fails to remedy the breach within the cure period specified in Section 5.10(b) of the Asset Purchase Agreement or Owner waives the breach or otherwise does not elect to return the Indosat Site to Indosat in accordance with the Tower Return Option, Owner will not be in breach of this Section 14.2 for failure to remedy such Material Structural Deficiency existing on the Closing Date during the period from the date hereof until six (6) months after the expiration of Seller’s Cure Period with respect thereto; and (ii) in the case of Sections 14.2(b), (d), (f), (k) and (l), Owner will not be in breach of Sections 14.2(b), (d), (f) , (k) or (l) for failure to remedy such deficiencies with respect to an Indosat Site existing on the Closing Date within the twelve (12) month period commencing on the Closing Date. If (A) any such deficiency which has the benefit of the twelve (12) month grace period under clause (ii) would have an MAE with respect to the Site, then Owner shall remedy such deficiency no later than twelve (12) months after the Closing Date and (B) for any other such deficiency which has the benefit of the twelve (12) month grace period under clause (ii), Owner shall use commercially reasonable efforts to remedy such deficiency after the date that is twelve (12) months after the Closing Date.

ARTICLE XV

INTERFERENCE

Section 15.1 Interference by Indosat.

(a) Indosat shall not interfere with the operations on the Tower or the use of the Site by any Prior User, provided that such Prior User’s Equipment was and is being installed, maintained and operated according to standard industry practices and applicable contracts with Owner.

(b) In the event Owner reasonably determines, based on standard and accepted engineering practices, that (i) such Prior User’s Equipment was and is being installed, maintained and operated according to standard industry practices and applicable contracts with Owner, and (ii) Indosat’s Installed Equipment is interfering with the operation of such Prior User’s Equipment, authorized frequency spectrum or signal strength, Owner shall notify Indosat of such determination (the “Indosat Interference Determination”).

(c) If Indosat disputes the Indosat Interference Determination, it shall notify Owner of such dispute within forty-eight (48) hours of receiving such Indosat Interference Determination (a “Indosat Interference Dispute”), in the absence of which Indosat shall be deemed to have accepted the Indosat Interference Determination.

(d) In the event Indosat submits an Indosat Interference Dispute in accordance with Section 15.1(c), the Indosat Interference Dispute shall be resolved in accordance with Section 15.3.

(e) In the event Indosat accepts the Indosat Interference Determination in accordance with Section 15.1(b), Indosat shall, within forty-eight (48) hours of receiving the Indosat Interference Determination, take all steps reasonably necessary to eliminate the interference, with the exception of ceasing Indosat’s operations at that Site.

(f) If Indosat cannot eliminate or resolve such interference within such forty-eight (48) hour period, or in the event Indosat raises an Indosat Interference Dispute and the independent engineer determines (in accordance with Section 15.3) that the Indosat

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Exhibit G

Interference Determination was made correctly, Owner shall have the right to require that Indosat turn off all or part of its Installed Equipment and only turn on such Installed Equipment during Off-Peak hours in order to test whether such interference continues or has been satisfactorily eliminated, provided that if such interference has been satisfactorily eliminated, Indosat shall have the right to resume its normal use of such Installed Equipment. In the event that Indosat is unable to resolve or eliminate, to the reasonable satisfaction of Owner, such interference within thirty (30) days of receiving the Indosat Interference Determination, (i) Indosat will promptly cease operations of, and remove, the objectionable Installed Equipment, at Indosat’s expense, whereupon the SLA for such Site will be terminated and (ii) Indosat may exercise its Discretionary Relocation Right in accordance with the provisions of Article X hereof.

Section 15.2 Interference by Subsequent Users.

(a) After becoming aware of any Subsequent User interference, Owner shall not permit any Subsequent User to interfere with the operations on the Tower or the use of the Site by Indosat, provided that Indosat’s Equipment was and is being installed, maintained and operated according to standard industry practices and applicable contracts with Owner.

(b) In the event Owner reasonably determines, based on standard and accepted engineering practices, that (i) Indosat’s Equipment was and is being installed, maintained and operated according to standard industry practices and applicable contracts with Owner, and (ii) such Subsequent User’s Installed Equipment is interfering with the operation of Indosat’s Equipment, authorized frequency spectrum or signal strength, Owner shall notify such Subsequent User of such determination (the “Subsequent User Interference Determination”).

(c) Owner shall procure that such Subsequent User dispute (a “Subsequent User Interference Dispute”) or accept such Subsequent User Interference Determination within forty-eight (48) hours of receiving such Subsequent User Interference Determination.

(d) In the event a Subsequent User submits a Subsequent User Interference Dispute as described in Section 15.2(c), Owner shall procure that such Subsequent User Interference Dispute shall be resolved in accordance with Section 15.3.

(e) In the event that such Subsequent User accepts such Subsequent User Interference Determination in accordance with Section 15.2(c), Owner shall ensure that such Subsequent User, within forty-eight (48) hours of receiving the Subsequent User Interference Determination, take all steps reasonably necessary to eliminate the interference.

(f) If such Subsequent User cannot eliminate or resolve such interference within such forty-eight (48) hour period, or in the event such Subsequent User raises a Subsequent User Interference Dispute and the independent engineer determines (in accordance with Section 15.3) that such Subsequent User Interference Determination was made correctly, Owner shall require that such Subsequent User turn off all or part of its Installed Equipment and only turn on such Installed Equipment during Off-Peak hours in order to test whether such interference continues or has been satisfactorily eliminated, provided that if such interference has been satisfactorily eliminated, Owner may allow such Subsequent User to resume its normal use of such Installed Equipment. In the event that such Subsequent User is unable to resolve or eliminate, to the reasonable satisfaction of Owner, such interference within thirty (30) days of receiving the Subsequent User Interference Determination, Owner shall require such Subsequent User to promptly cease operations of, and remove, the objectionable Installed Equipment.

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Exhibit G

Section 15.3 Interference Dispute Resolution.

(a) Any Indosat Interference Dispute or Subsequent User Interference Dispute (the “Relevant Dispute”) shall be submitted for resolution to an independent professional engineer from an independent wireless communication equipment provider mutually agreed to by Owner, Indosat and the Prior User(s) or Subsequent User(s), as applicable. In the event such parties are unable to agree on an independent professional engineer within five (5) business days, either Party may request of the ICC (with written notice to the other Party) that the independent professional engineer shall be selected by the ICC and the Parties agree to submit the matter to administered expertise proceedings in accordance with the Rules for Expertise of the International Chamber of Commerce.

(b) The independent engineer shall make a final and binding determination as to whether the Indosat Interference Determination or the Subsequent User Interference Determination, as the case may be (the “Relevant Determination”), has a valid factual basis and was made correctly. Such determination by the independent engineer shall be made within thirty (30) days of its appointment.

(c) If the independent engineer determines that the Relevant Determination was made correctly, then the party that raised the Relevant Dispute shall be responsible for paying the fees and expenses of the independent engineer incurred in the determination of the Relevant Dispute. If the independent engineer determines that the Relevant Determination was not made correctly, then Owner shall be responsible for paying such costs.

(d) Any disagreement, controversy, dispute or claim arising out of or in connection with the jurisdiction of the independent engineer, material non-compliance by the independent engineer with the independent engineer procedure as set forth in this Section 15.3 or the non-compliance by any Party with the final and binding determination of the independent engineer, shall be referred to and resolved by final and binding arbitration in accordance with Section 28.1.

ARTICLE XVI

COMPLIANCE WITH LAWS; ENVIRONMENTAL LAWS; HAZARDOUS SUBSTANCES

Section 16.1 Compliance with Laws. Owner shall comply with all applicable rules and regulations of any Governmental Entity and all applicable Laws and Tower Construction Permits governing the Tower, the Site and the Land, including Laws relating to the structural enhancement of a Tower, the maintenance of a Site, marking and lighting of any Sites, or the Land for a Site and Land Lease where the failure to do so would have an MAE, provided that Owner will not be in breach of this Section 16.1 for failure to remedy such non-compliance existing on the Closing Date with respect to an Indosat Site within the twelve (12) month period commencing on the Closing Date. Owner shall use commercially reasonably efforts to comply with any New Material Permit, and the conditions relating thereto, relating to a Site where the failure to to do so would have an MAE relating to such Site. Without in any way limiting the scope of Article XIX, Owner shall indemnify and hold harmless each Indosat Indemnified Person against any and all Claims for Losses arising from

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Exhibit G

Owner’s breach of its agreement contained in this Section 16.1. Without in any way limiting the foregoing or Article XIX, in the event that Owner or Indosat is cited by a Governmental Entity for failure to comply with its obligations under this Section 16.1, within the time frame allowed by the citing agency, and Owner does not remedy such defect within sixty (60) days from the date of citation, (i) Indosat shall be entitled to terminate the SLA for such Site upon written notice to Owner and such termination shall be effective on the date specified in Indosat’s termination notice and be without any liability to Indosat or its Representatives for, or upon, or in connection with such termination, and (ii) Indosat may elect to exercise its Mandatory Relocation Right in accordance with the provisions of Article IX hereof, unless Owner exercises Owner’s Relocation Right in accordance with the provisions of Section 9.1(a), and pursuant thereto causes Indosat to relocate its Installed Equipment to an Equivalent Site or, at Indosat’s election, another Mandatory Replacement Site; in any such case, Owner shall be responsible for the Transfer Costs associated with the removal, relocation and reinstallation of Indosat’s Installed Equipment, provided that Owner shall not be responsible for such Transfer Costs where Indosat elects to terminate an SLA for a Site that is not at the time of such termination an Impaired Site.

Section 16.2 Hazardous Substances. Each Party agrees that it will not use, store, dispose, or release any Hazardous Substances on the Land in violation of any applicable Laws. Owner acknowledges that Indosat and other Users may use diesel fuel and batteries in appropriate quantities from time to time to operate electric generators, provided that the transportation, delivery, storage, use and disposal by Indosat or other User, as the case may be, is in material compliance with applicable Laws. Owner will be responsible to Indosat to ensure the compliance with this Section 16.2 by all other Users.

Section 16.3 Transportation, Use, Disposal. Without prejudice to its obligations under Sections 16.1 and 16.2, Owner shall comply with all Environmental Laws that are applicable to each Site, including to the transportation, use, storage and disposal of hazardous materials and hazardous waste.

Section 16.4 Nuisance Avoidance. Owner shall take all reasonable steps to protect the environment on and off each Site for which an SLA is executed hereunder and to avoid damage or nuisance to persons or to property of Indosat or any User or any third party or the public resulting from pollution, noise or other causes arising as a consequence of its methods of operation.

Section 16.5 Liability. Owner shall be responsible for any violation or breach of any Environmental Laws with respect to each Site for which an SLA is executed hereunder and shall take reasonable steps to remedy any condition giving rise to such violation or breach within a reasonable time of becoming aware of such condition, at its own expense. All information and details relating to any accidents or incidents shall be recorded in the Site diary, and Owner shall inform Indosat in writing of such accident or incident within twenty-four (24) hours of its occurrence.

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Exhibit G

ARTICLE XVII

DISPOSITION; ASSIGNMENT; DESIGNATION; JOINDER

Section 17.1 Sale of Towers.

(a) Owner may not sell, transfer or otherwise dispose of any Tower subject to an SLA hereunder other than to (i) Indosat, (ii) a Qualified Purchaser, (iii) subject to compliance with Section 17.1(b), any other Person which is not a Competitor and is not a Qualified Purchaser, Buyer Parent, or an Owner Group Member (a “Third Party Buyer”), or (iv) subject compliance with to Section 17.1(c), Buyer Parent or a more than fifty percent (50%) owned and controlled subsidiary of Buyer Parent (“Owner Group Member”).

(b) Subject to the other provisions of this Article XVII, Owner may sell, transfer or otherwise dispose of a Tower subject to an SLA hereunder to a Third Party Buyer only if it first makes an offer in writing (an “Offer”) to sell such Tower to Indosat or a purchaser designated by Indosat in accordance this Section 17.1(b). An Offer shall (i) identify the Towers proposed to be sold by Owner (ii) set forth the proposed consideration for such Towers, and (iii) set forth all of the other terms and conditions of the Offer. The Offer shall remain open for a period of not less than ninety (90) days from the date of the Offer (the “Acceptance Period”). During the Acceptance Period, Indosat or a purchaser designated by Indosat may accept the Offer as to some or all of the Towers which are the subject of the Offer by way of written notice (the “Acceptance Notice”) to Owner. If Indosat accepts the Offer during the Acceptance Period, within ninety (90) days of Indosat’s acceptance of the Offer (or such other date agreed by the Parties), Owner shall sell and transfer to Indosat or a purchaser designated by Indosat the Towers as to which Indosat accepted the Offer and Indosat shall purchase such Towers, in each case on the terms and for the consideration set forth in the Offer, provided that Indosat shall have no obligation to complete the sale and purchase of such Towers and make payment for the Towers unless completion occurs in relation to all of the Towers as to which Indosat accepted the Offer. The Parties shall use reasonable efforts to cooperate with each other to consummate such sale and purchase within the time period specified therefor. The Offer shall be deemed declined if Owner does not receive an Acceptance Notice during the Acceptance Period. Upon the Offer being declined or being deemed to have been declined, Owner may sell, subject to the provisions of this Article XVII, some or all of the Towers subject to the Offer which have been declined (or deemed to have been declined) by Indosat to a Third Party Buyer on terms and conditions not more favorable to the Third Party Buyer than those contained in the Offer, provided that binding agreements to effect such sale, transfer or disposal are executed no later than one hundred and eighty (180) days after the earlier of (x) expiry of the Acceptance Period and (y) the date on which Indosat declines the Offer in writing. Any sale of Towers to Indosat under this Section 17.1(b) shall be made free and clear of all Encumbrances.

(c) Owner may only enter into a binding agreement for the sale, disposition or other transfer of a Tower to an Owner Group Member if, on or prior to the date of such sale, disposition, or transfer, (i) such Owner Group Member has signed a Joinder Agreement under which it has agreed to be bound by this MLA as it applies to and with respect to the Site relating to that Tower and the SLA for such Site, as if it were “Owner” hereunder (ii) Owner and Buyer Parent agree to be jointly and severally liable for such Owner Group Member's representations, warranties, covenants and obligations under this MLA and the relevant SLA for each Tower being transferred, (iii) Owner and Buyer Parent sign an Owner Group Member Guarantee with respect to the obligations of such Owner Group Member as “Guaranteed Obligations” under the Owner Group Member Guarantee and, where Owner or Buyer Parent had previously signed an Owner Group Member Guarantee with respect to the obligations of such Owner Group Member, Owner and Buyer Parent, as applicable, acknowledge, agree and affirm that such Owner Group Member Guarantee remains in full force and effect, and (iv) such Owner Group Member agrees to retransfer such Towers back

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to Owner or to another Owner Group Member prior to it ceasing to be an Owner Group Member, provided in the case of clause (iv) that such other Owner Group Member complies with clause (i) above and clauses (ii), (iii) and (iv) above shall apply to such other Owner Group Member.

(d) Owner may only enter into a binding agreement for the sale, disposition or other transfer of a Tower in accordance with this Section 17.1 (other than to Indosat) if, on or prior to the date of such sale, disposition, or transfer, the purchaser enters into an agreement with Indosat on the same terms and conditions as set forth in this MLA as it applies to and with respect to the Site relating to that Tower and the SLA for such Site, as “Owner”.

Section 17.2 Designation and Assignment by Owner. Owner shall have the right to designate any Owner Group Member to be lessor under any SLA hereunder, provided that, on or prior to the date of such designation, (i) such Owner Group Member signs a Joinder Agreement under which it agrees to be bound by the applicable terms and conditions of this this MLA as it applies to and with respect to the Site leased to Indosat by such Owner Group Member and the SLA for such Site, “as Owner” (ii) Owner and Buyer Parent agree to be jointly and severally liable for such Owner Group Member’s representations, warranties, covenants and obligations under this MLA and the relevant SLAs, (iii) Owner and Buyer Parent sign an Owner Group Member Guarantee with respect to the obligations of such Owner Group Member as “Guaranteed Obligations” under the Owner Group Member Guarantee and, where Owner or Buyer Parent had previously signed an Owner Group Member Guarantee with respect to the obligations of such Owner Group Member, Owner and Buyer Parent, as applicable, acknowledge, agree and affirm that such Owner Group Member Guarantee remains in full force and effect, (iv) such Owner Group Member and Owner agree to assign the lease to Owner or to another Owner Group Member as lessor prior to the lessor Owner Group Member ceasing to be a Owner Group Member, provided in the case of clause (iv) that such other Owner Group Member complies with clause (i) above and clauses (ii), (iii) and (iv) above shall apply to such other Owner Group Member. Without prejudice to Owner’s rights under Section 17.1, Owner shall not assign, novate, convey or transfer its rights, obligations or interest under this MLA or any SLA, in either case to any Person without the prior written consent of Indosat.

Section 17.3 Designation and Assignment by Indosat.

(a) Indosat shall have the right to designate any of its Affiliates to be lessee under any SLA hereunder and shall have the right to novate, convey or transfer its rights, obligation and interest under this MLA and any SLA to an Affiliate without Owner’s prior consent, provided that on or prior to the date of such designation, in each case (i) the Affiliate agrees to be bound by the MLA as it applies to and with respect to the Site leased by such Affiliate and (ii) Indosat guarantees the obligations of such Affiliate under the MLA and the relevant SLA on the terms of the Indosat Affiliate Guarantee.

(b) Indosat and any lessee under an SLA hereunder shall have the right to novate, convey or transfer its rights, obligation and interest under this MLA and any SLA to any Person that is not an Affiliate of Indosat with the consent of Owner, such consent not to be unreasonably withheld, provided that consent may be withheld by Owner in the event of an assignment to a Person (other than a Tier 1 Network Partner) (i) which is not rated by at least one (1) of Fitch Ratings, Standard & Poor’s and Moody’s Investors Service or (ii) with a credit rating less than (w) one grade below the Republic of Indonesia, (x) BB by Fitch Ratings, (y) BB- by Standard & Poor’s or (z) Ba2 by Moody’s Investors Service.

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(c) Notwithstanding anything to the contrary herein, Indosat shall have the right, without Owner’s consent to: (i) sublease to any of Indosat’s Affiliates, a Network JV or any Network Partner, any Site Space and its rights and obligations under any SLA (and the related rights under the MLA with respect thereto), provided that on or prior to the date of such sublease, in the case of a sublease to a Network JV or a Network Partner, such sublease is made in connection with, and limited to the term of (or any renewed term of), a Network Sharing Arrangement and such Site Space can only be used for Equipment of Indosat and its Affiliates, the Network JV’s Equipment or the Network Partner’s Equipment, (ii) assign or transfer any of its rights or obligations under any SLA (and the related rights under the MLA with respect thereto) to any of Indosat’s Affiliates, a Network JV or a Tier 1 Network Partner, provided that on or prior to the date of such assignment or transfer (A) the assignee or transferee signs a Joinder Agreement under which it agrees to be bound by the applicable terms and conditions of this MLA as it applies to and with respect to the Site assigned or transferred to such assignee or transferee, (B) in the case of (ii), such assignment or transfer to a Network JV or Network Partner is made in connection with a Network Sharing Arrangement and, (C) Indosat guarantees the obligations of the Affiliate under the MLA and the relevant SLA on the terms of the Indosat Affiliate Guarantee, or the obligations of the Network JV or Tier 1 Network Partner under the MLA and the relevant SLA under the terms of the Indosat Partner Guarantee.

(d) A lease, sublease, assignment or transfer to an Affiliate of Indosat in accordance with Section 17.3(a) and Section 17.3(c) shall be subject to the conditions that (i) such Affiliate retransfer the lease or assigned rights and obligations to Indosat, another Affiliate of Indosat, or another permitted assignee under this MLA prior to it ceasing to be an Affiliate and (ii) such retransfer shall be made in accordance with the provisions of Section 17.3(a) or 17.3(c), including the provisos thereto (as applicable). A sublease, assignment or transfer to a Network Partner or Network JV in accordance with Section 17.3(c) shall be subject to the conditions that (i) such Network Partner or Network JV retransfer the assigned rights and obligations to Indosat, another Network Partner or Network JV of Indosat, or another permitted assignee under this MLA prior to it ceasing to be an Network Partner or Network JV or the termination of the relevant Network Sharing Arrangement and (ii) such retransfer shall be made in accordance with the provisions of Section 17.3(c) including the provisos thereto.

(e) Under this MLA and any SLA, (i) Indosat shall have the right to place any of its Affiliate’s equipment, and Network JV’s Equipment and Network Partner’s Equipment on a Tower, (ii) all references to “Equipment”, “Indosat’s Equipment”, “Installed Equipment”, “Authorized Equipment”, “No Charge Additional Authorized Equipment”, “Unauthorized Equipment” and “Extra Charge Additional Authorized Equipment” shall be deemed to include the Equipment of any Indosat Affiliate, a Network Partner’s Equipment, a Network JV’s Equipment, or the Equipment of any Indosat permitted assignee, sublessee or transferee at the Site which is the subject of the assignment, sublease or transfer, and unless the context otherwise requires, (x) Indosat’s permitted designees, assignees and transferees shall be entitled to the rights and benefits under the relevant SLA and the provisions of the MLA relating to such SLA and the Site (that is the subject of such SLA) as “Indosat” and (y) where clause (x) does not apply but Indosat enters into a Network Sharing Arrangement with a Network Partner or Networks JVs in accordance with the terms of this MLA, the use of the

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Site by a Network Partner or Networks JV in accordance with the terms of this MLA shall be considered to be the use of the Site by Indosat and (iii) Indosat shall procure such Affiliate, Network JV and Network Partner and their Representatives comply with the applicable terms of this MLA and any applicable SLA with respect to such Equipment. For the avoidance of doubt, nothing in clause (x) shall confer on such Network Partner or Network JV any rights, remedies or liabilities under this MLA or any SLA.

Section 17.4 Owner Lenders. In the event Buyer Parent or Owner or any other party hereto (other than Indosat or any of its permitted assignees, sublessees, designees, or transferees hereunder) (each an “Assignor”) has entered into or enters into any financing arrangements with any other Persons (a “Finance Party”), such Assignor shall not create, or permit to subsist, any Encumbrance over any Site, any Towers located on any Site, this MLA or any SLA, unless such Assignor shall have contemporaneously delivered to Indosat a notice of assignment on the terms set forth in Schedule 9.8 to the Asset Purchase Agreement (a “Notice of Assignment”) duly executed by such Assignor and each such Finance Party (or an agent duly authorized to execute such document on behalf of any such Finance Party). Upon receipt by Indosat of a Notice of Assignment duly executed by the Assignor and each such Finance Party or duly authorized agent, Indosat agrees to promptly deliver to such Assignor a consent and agreement with respect thereto on the terms set forth in Schedule 9.8 to the Asset Purchase Agreement duly executed by Indosat.

For the avoidance of doubt, nothing in this Section 17.4 shall be deemed to restrict or limit Indosat's rights and remedies with respect to any breach of or default under this MLA or any SLA by Owner, or a Finance Party as successors of Owner.

Section 17.5 Joinder. Upon an exercise of a Discretionary Relocation Right, Mandatory Relocation Right or Owner’s Relocation Right where the Replacement Site is not owned by Owner, on or prior to the date of such relocation by Indosat, (i) Buyer Parent shall cause the Owner Group Member that owns or operates such Replacement Site to sign a Joinder Agreement under which it agrees to be bound as “Owner” by the terms and conditions of this MLA as it applies to and with respect to the Site leased to Indosat by such Owner Group Member and the SLA for such Site, (ii) Buyer Parent shall sign such Joinder Agreement and (iii) Buyer Parent shall sign an Owner Group Member Guarantee with respect to the obligations of such Owner Group Member as “Guaranteed Obligations” under the Owner Group Member Guarantee and, where Owner or Buyer Parent had previously signed an Owner Group Member Guarantee with respect to the obligations of such Owner Group Member, Owner and Buyer Parent, as applicable, acknowledge, agree and affirm that such Owner Group Member Guarantee remains in full force and effect.

Section 17.6 Other. A merger, consolidation or other combination by operation of law shall be deemed to be an assignment and transfer hereunder.

ARTICLE XVIII

INSURANCE, RISK OF LOSS

Section 18.1 Indosat’s Insurance. At all times during the term of any SLA, Indosat shall maintain property insurance and comprehensive general liability insurance covering the Sites under this MLA with insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for the business in which it is engaged in Indonesia.

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Section 18.2 Owner’s Insurance. At all times during the term of any SLA, Owner shall maintain property insurance and comprehensive general liability insurance covering the Sites under this MLA with insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for the business in which it is engaged in Indonesia.

Section 18.3 Notification and Cancellation. Notification of changes in any insurance coverage of either Party shall be submitted promptly to the other Party. No policy may be cancelable or subject to reduction of coverage except after thirty (30) days' prior written notice to Owner or Indosat, as the case may be.

Section 18.4 Third Parties. Indosat and Owner shall require their respective contractors and subcontractors to carry workers' compensation insurance and adequate liability insurance in conformity with the requirements herein.

Section 18.5 Risk of Loss. Except to the extent provided hereunder (including under any indemnification obligation of a Party hereunder), each Party shall bear the risk of loss of, or damage to, its respective property during the term of each SLA.

Section 18.6 Insurance Certificates. Each Party shall, upon request, promptly provide the other Party with insurance certificates evidencing that the insurance required by Section 18.1 or 18.2 of this MLA is in full force and effect, including, without limitation, workers' compensation insurance and the insurance required of such Party's contractors and subcontractors.

Section 18.7 Removal of Authorized Equipment. Each Party's obligation to provide the insurance coverage set forth in this Article XVIII shall survive the expiration or termination of the effectiveness of the SLA with respect to a Site until Indosat's Authorized Equipment is removed from such Site.

ARTICLE XIX

INDEMNIFICATION

Section 19.1 Indemnification by Indosat. Indosat agrees to indemnify and hold harmless Owner and its Affiliates, employees, agents, representatives or contractors (each an “Owner Indemnified Person”), from any and all Claims, for Losses arising out of (i) the negligence or willful misconduct of Indosat or its Affiliates and their Representatives or any Network Partner, Network JV or their Representatives acting in connection with a Network Sharing Arrangement, on or about the Site, (ii) any breach by Indosat of or inaccuracy in its representations and warranties contained in or made by or pursuant to this MLA or a SLA or the Equipment Installation Plan Representation, or (iii) any breach by Indosat of any covenants contained in this MLA. The obligation of Indosat to indemnify and hold harmless each Owner Indemnified Person shall with respect to clause (i) above terminate on the second anniversary of the expiration or termination of the SLA relating to such Site and with respect to clause (ii) above terminate on the second anniversary of the expiration or termination of the MLA or relevant SLA, as the case may be, unless in each case Indosat has received written notice of a Claim setting forth the basis of such Claim from a Owner Indemnified Person prior to such date.

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Exhibit G

Section 19.2 Indemnification by Owner. Buyer Parent and Owner jointly and severally agree to indemnify and hold harmless Indosat and its Affiliates and their respective Representatives, any Network Partner and Network JV acting in connection with a Network Sharing Arrangement and their respective Representatives, and each of their respective commissioners, directors, employees, agents, representatives, contractors or subcontractors (each an “Indosat Indemnified Person”), from any and all Claims, for Losses arising out of (i) the negligence or willful misconduct of Owner and its Affiliates and their respective employees, agents, representatives, contractors, subcontractors or invitees (including any other User) on or about the Site, (ii) any breach by Owner or Buyer Parent of or inaccuracy in its representations and warranties contained in or made by or pursuant to this MLA, any SLA, any Site Readiness Notice, any RFI Certificate or the Loading Analysis Representation, (iii) any breach by Owner of any covenants contained in this Agreement, (iv) the costs and expenses incurred in connection with Indosat’s exercise of its rights under Section 28.3 or (v) the negligence or willful misconduct of Owner and its Affiliates and their respective Representatives (including any other User) in connection with the provision of services to Indosat under Section 9.4, provided that Buyer Parent and Owner shall have no obligation to indemnify the Indosat Indemnified Persons against any Losses incurred by Indosat as a result of (x) a termination of an SLA where Indosat elects to terminate an SLA for a Site in accordance with the provisions of this MLA that is not at the time of such termination an Impaired Site or (y) the impairment of a Tower caused solely by incomplete hip or plan bracing triangulation. The obligation of Buyer Parent and Owner to indemnify and hold harmless each Indosat Indemnified Person as set forth in this Article XIX shall terminate on the second anniversary of the expiration or termination of the MLA, unless Owner has received written notice of a Claim setting forth in reasonable detail the basis of such Claim from an Indosat Indemnified Person prior to such date.

ARTICLE XX

DEFAULT

Section 20.1 Indosat’s Default. In the event of any breach or default by Indosat under this MLA or any SLA, Owner shall be entitled to any remedies that are available to it, whether provided by law, equity, statute, in this or any other agreement between the Parties or otherwise, provided that Owner shall not be permitted to terminate this MLA or any SLA hereunder unless such termination by Owner is specifically permitted under Article XXI or Article XXII.

Section 20.2 Owner’s Default. In the event of any breach or default by Owner under this MLA, any SLA, any Site Readiness Notice or any RFI Certificate, Indosat shall be entitled to any remedies that are available to it, whether provided by law, equity, statute, in this or any other agreement between the Parties or otherwise, provided that Indosat shall not be permitted to terminate this MLA or any SLA hereunder unless such termination by Indosat is specifically permitted under Article XXI or Article XXII.

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Exhibit G

ARTICLE XXI

TERMINATION OF MLA

Section 21.1 Termination. This MLA may only be terminated if:

(a) The term of this MLA expires and is not extended by the Parties; or

(b) The Parties agree in writing to terminate this MLA.

Section 21.2 Unused Credits. Upon the termination of this MLA in accordance with Section 7.1 or Section 21.1, any Credits accrued and not yet utilized in accordance with the terms of this MLA or any SLA shall, within five (5) business days of such termination, be paid to Indosat by Owner in the form of a cash payment.

ARTICLE XXII

TERMINATION OF SLA

Section 22.1 Termination by Indosat. Notwithstanding anything to the contrary in this MLA, Indosat shall only be entitled to terminate the effectiveness of the applicable SLA with respect to any Site:

(a) upon a material breach by Owner of the terms of this MLA (as applicable to such Site) or the applicable SLA, which material breach shall not have been remedied by Owner within sixty (60) days of receiving notice from Indosat requiring Owner to remedy such material breach (except where such breach is curable but shall require a longer period to cure, then such cure period shall be extended for such time as is reasonably necessary to cure such breach, default or failure to perform (but not to exceed 90 days), but only so long as reasonable, diligent and good faith efforts to cure are commenced by Owner immediately after receipt of written notice from Indosat), and Indosat may elect to exercise its Mandatory Relocation Right in accordance with the provisions of Article IX hereof, unless Owner exercises Owner's Relocation Right in accordance with the provisions of Section 9.1(a), and pursuant thereto causes Indosat to relocate its Installed Equipment to an Equivalent Site or, at Indosat's election, another Mandatory Replacement Site; and in either such case, Owner shall be responsible for the Transfer Costs associated with the removal, relocation and reinstallation of Indosat's Installed Equipment, provided that Owner shall not be responsible for such Transfer Costs where Indosat elects to terminate an SLA for a Site that is not at the time of such termination an Impaired Site, and provided further that in the event a material breach under this Section 22.1(a) results from the impairment of a Tower caused solely by incomplete hip or plan bracing triangulation, then Indosat shall not be entitled to exercise such Mandatory Relocation Right but shall instead only be entitled to exercise its Discretionary Relocation Right;

(b) immediately upon written notice to Owner of termination by Indosat pursuant to Section 6.3; [Failure to extend Land Lease]

(c) immediately upon written notice to Owner of termination by Indosat pursuant to Section 16.1; [Failure to comply with Laws]

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(d) immediately upon written notice to Owner of termination by Indosat pursuant to Section 4.8; [Failure to execute RFI Certificate]

(e) immediately upon written notice to Owner of termination by Indosat pursuant to Section 25.1(a); [Community Action]

(f) immediately upon taking of a Site as contemplated in Article XXIII; [Government Taking]

(g) immediately upon written notice to Owner of termination by Indosat pursuant to Article XXIV; [Force Majeure]

(h) with respect to a Discretionary Terminated Site upon the Commencement Date of the SLA for a corresponding Discretionary Replacement Site pursuant to Section 10.1. [Discretionary Relocation/Removal] or

(i) immediately upon written notice to Owner of termination by Indosat pursuant to Section 12.3; [Downtime]

Section 22.2 Release Upon Termination By Indosat.

(a) Upon any such termination by Indosat pursuant to Section 22.1(a), (b), (c), (d), (e) or (i), the Parties shall be released from all duties, obligations, liabilities and responsibilities under the SLA with respect to such Site, except for (i) any indemnity obligations, including environmental indemnity and Tax obligations, (ii) Owner’s obligation to apply pro rata the unearned portion of Lease and Maintenance Fees received from Indosat in respect of such Site (toward the Lease and Maintenance Fees payable by Indosat for the Replacement Site or where there is no Replacement Site, to refund such Lease and Maintenance Fees to Indosat, or at Indosat’s option, provide Indosat with an equivalent Credit with respect thereto for use on any Site) and (iii) Owner’s obligation to bear Transfer Costs.

(b) Upon any such termination by Indosat pursuant to Section 22.1(f) or (g), the Parties shall be released from all duties, obligations, liabilities and responsibilities under the SLA with respect to such Site, except for (i) any indemnity obligations, including environmental indemnity and Tax obligations, (ii) Owner’s obligation to apply pro rata the unearned portion of Lease and Maintenance Fees received from Indosat in respect of such Site (toward the Lease and Maintenance Fees payable by Indosat for the Replacement Site or where there is no Replacement Site, to refund such Lease and Maintenance Fees to Indosat, or at Owner’s option, provide Indosat with an equivalent Credit with respect thereto for use on any Site) and (iii) Owner’s obligation to share equally any Transfer Costs.

(c) Upon a termination by Indosat pursuant to Section 22.1(h), the Parties shall be released from all duties, obligations, liabilities and responsibilities under the SLA with respect to such Site except for (i) any indemnity obligations, including environmental indemnity and Tax obligations, and (ii) Owner’s obligation to apply pro rata the unearned portion of Lease and Maintenance Fees received from Indosat in respect of such Site (toward the Lease and Maintenance Fees payable by Indosat for the Replacement Site or where there is no Replacement Site, to refund such Lease and Maintenance Fees to Indosat, or at Indosat’s option, provide Indosat with an equivalent Credit with respect thereto for use on any Site) and (iii) Indosat’s obligation to remove or relocate at Indosat’s expense the Installed Equipment from such Site.

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Exhibit G

(d) Nothing in this Section 22.2 shall relieve any Party of any liability to another Party for fraud or any breach or violation of this MLA or any SLA or any of its duties, liabilities and obligations accrued prior to or arising upon such termination.

Section 22.3 Termination by Owner. Owner shall only be entitled to terminate the effectiveness of the applicable SLA with respect to any Site after the relevant SLA Commencement Date:

(a) upon a material breach by Indosat of the terms of this MLA (as applicable to such Site) or the applicable SLA, which material breach shall not have been remedied by Indosat within sixty (60) days of receiving notice from Owner requiring Indosat to remedy such material breach, provided, however, that (i) if such breach is curable but shall require a longer period to cure, then such cure period shall be extended for such time as is reasonably necessary to cure such breach, default or failure to perform (but not to exceed 90 days), but only so long as reasonable, diligent and good faith efforts to cure are commenced by Indosat immediately after receipt of written notice from Owner and (ii) for nonpayment of Lease Fees or Maintenance Fees in respect of a Site, such cure period shall be one hundred and eighty (180) days after the date of written notice by Owner to Indosat that the payment was due. In the event of termination of an SLA by Owner under this Section 22.3(a) as a result of the nonpayment of Lease and Maintenance Fees in respect of a Site where such nonpayment is not cured within the aforementioned one hundred and eighty (180) day period, Indosat shall pay liquidated damages to Owner in an amount equal to the net present value of Lease and Maintenance Fees to be invoiced following the date of termination of the relevant SLA until the expiry date of such SLA (not including any Renewal Term), using a discount rate of (x) twelve percent (12%) for Lease Fees and (y) thirteen percent (13%) for Maintenance Fees;

(b) immediately upon taking of a Site as contemplated in Article XXIII; or [Government Taking]

(c) where Owner’s right to occupy the Land for such Site is terminated at any time following execution of a SLA as a result of the termination or expiration of the applicable Land Lease, immediately upon the effective termination date of the applicable Land Lease for such Site, provided however, that Owner shall have used reasonable efforts to cure any breach of or extend or review such Land Lease.

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Exhibit G

Section 22.4 Release Upon Termination by Owner.

(a) Upon a termination by Owner pursuant to Section 22.3(a), Owner shall have the right to remove all of the Installed Equipment from the applicable Site and and use reasonable efforts to safely store such Authorized Equipment at Indosat’s reasonable expense, payable upon demand by Owner, and the Parties shall be released from all duties, obligations, liabilities and responsibilities under the SLA with respect to such Site except for (i) any indemnity obligations, including environmental indemnity and Tax obligations (ii) Owner’s obligation to apply pro rata the unearned portion of Lease and Maintenance Fees received from Indosat in respect of such Site (toward the Lease and Maintenance Fees payable by Indosat for the Replacement Site or where there is no Replacement Site, to refund such Lease and Maintenance Fees to Indosat, or at Indosat’s option, provide Indosat with an equivalent Credit with respect thereto for use on any Site), and (iii) Indosat’s obligation to remove (or reimburse Owner for the removal and storage of) the Installed Equipment from such Site, at Indosat’s expense.

(b) Upon a termination by Owner pursuant to Section 22.3(b), the applicable SLA shall automatically terminate and be of no further force and effect, and the Parties shall be released from all duties, obligations, liabilities and responsibilities under the SLA with respect to such Site except for (i) any indemnity obligations, including environmental indemnity and Tax obligations, (ii) Owner’s obligation to apply pro rata the unearned portion of Lease and Maintenance Fees received from Indosat in respect of such Site (toward the Lease and Maintenance Fees payable by Indosat for the Replacement Site or where there is no Replacement Site, to refund such Lease and Maintenance Fees to Indosat, or at Indosat’s option, provide Indosat with an equivalent Credit with respect thereto for use on any Site) and (iii) Owner’s obligation to share equally any Transfer Costs.

(c) Upon a termination by Owner pursuant to Section 22.3(c), the applicable SLA shall automatically terminate and be of no further force and effect, and the Parties shall be released from all duties, obligations, liabilities and responsibilities under the SLA with respect to such Site except for (i) any indemnity obligations, including environmental indemnity and Tax obligations, (ii) Owner’s obligation to apply pro rata the unearned portion of Lease and Maintenance Fees received from Indosat in respect of such Site (toward the Lease and Maintenance Fees payable by Indosat for the Replacement Site or where there is no Replacement Site, to refund such Lease and Maintenance Fees to Indosat, or at Indosat’s option, provide Indosat with an equivalent Credit with respect thereto for use on any Site) and (iii) Owner’s obligation to bear Transfer Costs.

(d) Nothing in this Section 22.4 shall relieve any Party of any liability to another Party for fraud or any breach or violation of this MLA or any SLA or any of its duties, liabilities and obligations accrued prior to or arising upon such termination, including the obligation of Indosat to pay interest on overdue amounts under Section 1.3 of the Schedule of Lease and Maintenance Fees.

Section 22.5 Termination by Mutual Agreement of the Parties. Notwithstanding anything to the contrary in this MLA, the Parties shall be entitled, by mutual agreement in writing, to terminate any SLA for any reason, and upon such termination the Parties shall, except to the extent otherwise agreed in writing, be released from all duties, obligations, liabilities and responsibilities under the SLA with respect to such Site.

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Exhibit G

Section 22.6 Automatic Termination on Tower Return Date or Tower Swap Date. Notwithstanding anything to the contrary in this MLA, each SLA with respect to a Site that becomes a Returned Tower or a Swapped-out Tower pursuant to the terms of the Asset Purchase Agreement shall automatically terminate with effect from the applicable Tower Return Date (in the case of a Returned Tower) or Tower Swap Date (in the case of a Swapped-out Tower). Upon any such termination, the Parties shall be released from all duties, obligations, liabilities and responsibilities under each SLA with respect to such Site, except for (i) any of its duties, liabilities and obligations accrued under this MLA or the terminated SLA, prior to the effective date of such termination or arising upon such termination and (ii) Owner’s obligation to refund pro rata the unearned portion of Lease and Maintenance Fees received from Indosat in respect of such Site (or at Indosat’s option, provide Indosat with an equivalent Credit with respect thereto for use on any Site). Nothing in this Section 22.6 shall relieve any Party of any liability to another Party for fraud or any breach or violation of this MLA or any SLA prior to or arising upon such termination.

ARTICLE XXIII

GOVERNMENT TAKING

If all or part of a Site is dismantled, taken or condemned by any competent authority for any public or quasi-public use or purpose or as otherwise required or permitted by prevailing Laws, then (i) the SLA for such Site shall terminate as of the date when possession is taken or such condemnation occurs and (ii) Indosat may elect to exercise its Mandatory Relocation Right in accordance with the provisions of Article IX hereof, unless Owner exercises Owner’s Relocation Right in accordance with the provisions of Section 9.1(a), and pursuant thereto causes Indosat to relocate its Installed Equipment to an Equivalent Site or, at Indosat’s election, another Mandatory Replacement Site; in either such case, the Transfer Costs for Indosat’s Installed Equipment shall be borne equally by Owner and Indosat. If Indosat does not wish to relocate its Installed Equipment, or Owner does not exercise Owner’s Relocation Right in accordance with Section 9.1(a), Indosat shall be entitled to a pro rata refund of any unearned amount of the Lease and Maintenance Fees relating to the terminated SLA.

ARTICLE XXIV

FORCE MAJEURE

Section 24.1 Force Majeure; Meaning. An event of “Force Majeure” shall mean any of the following events or circumstances (provided such events or circumstances are not the result of an inability to make payment) that are beyond the reasonable control of the affected Party, to the extent that such events or circumstances delay or make impossible the performance by such Party of any of its duties and obligations or cause a Party to breach a representation, warranty or obligation under this MLA or any SLA:

(a) Any acts, orders, decisions or decrees of any Governmental Entity or third party which materially affect such Party’s ability to perform its obligations under this MLA or any SLA;

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(b) Enactments of, changes in or the enforcement of any Laws (including any changes in the application or interpretation thereof) that materially affect such Party’s ability to perform its obligations under this MLA or any SLA;

(c) Acts of God, including, without limitation, volcanic activity, tornadoes, hurricanes, floods, sinkholes, landslides, earthquakes and tsunamis;

(d) Major explosions and accidents; and

(e) Acts of war, terrorism, effects of nuclear radiation, insurrections, riots, civil disturbances, the combined action of workers, failure of transportation, national or international calamities, and other acts of third parties and circumstances beyond a Party’s reasonable control.

Section 24.2 Exclusions. Force Majeure shall not include any delays or failures of a Party caused by the following:

(a) the acts of the other Party or its Affiliates or their Representatives, or in the case of Indosat, any Network Partner or Network JV or their Representatives acting pursuant to a Network Sharing Arrangement; or

(b) the failure by the other Party or its Affiliates ot their Representatives, or in the case of Indosat, any Network Partner or Network JV or their Representatives acting pursuant to a Network Sharing Arrangement, to perform any acts required by this MLA, any SLA or any other agreement between the Parties relating to the subject matter hereof.

Section 24.3 Notification. If either Party cannot comply with any of its respective obligations under this MLA or any SLA because of an event of Force Majeure, it shall notify the other Party in writing within fourteen (14) days of it becoming aware of such event of Force Majeure, giving the reason for non-compliance and details of the event and obligation affected. Such Party shall be entitled to be excused from performance of such affected obligation to the extend so effected under this MLA and the applicable SLA(s), and the other Party shall be excused from performance of its reciprocal obligations, for one hundred and twenty (120) days from the date of the occurrence of that event of Force Majeure.

Section 24.4 Termination of SLA. In the event that such event of Force Majeure will reasonably cause such affected Party to be excused from performance of the affected obligations under an SLA for more than one hundred and twenty (120) days and would have an MAE in relation to such Site, Indosat shall be entitled to terminate such SLA upon written notice to Owner, and such termination shall be effective on the date specified in Indosat termination notice, provided that Indosat may elect, at any time after the occurrence of such event of Force Majeure, to exercise its Mandatory Relocation Right in accordance with the provisions of Article IX hereof, unless Owner exercises Owner’s Relocation Right in accordance with the provisions of Section 9.1(a), and pursuant thereto causes Indosat to relocate its Installed Equipment to an Equivalent Site or, at Indosat’s election, another Mandatory Replacement Site; (in each case, with the Transfer Costs associated with the removal, relocation and reinstallation of Indosat’s Installed Equipment to be borne equally by Owner and Indosat), provided further that if Indosat chooses not to exercise its right of relocation hereunder and Owner does not exercise Owner’s Relocation Right in accordance with Section 9.1(a), Indosat shall be entitled to a pro rata refund of any unearned amount of the Lease and Maintenance Fees relating to the terminated SLAs such refund to be calculated as including the period of abatement in Section 24.6 below.

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Exhibit G

Section 24.5 Alternate Site Space. Without prejudice to its rights under Article IX, if the Site affected by a Force Majeure event has another Site Space available to which Indosat may practicably relocate its Installed Equipment, then Indosat may relocate its Installed Equipment to such alternate Site Space, in which event the SLA applicable to such Site will continue in force with the necessary adjustments to its term and payment of Lease and Maintenance Fees as contemplated in Section 24.6 below and Article IX as if Article IX applied to a relocation to the alternate Site Space on such Site.

Section 24.6 Abatement of Obligations. During an event of Force Majeure that affects a Site, Indosat will be released from its obligation to pay the Lease and Maintenance Fees for such Site during such Force Majeure event, and the period for which such Force Majeure event continues with respect to such Sites will not be calculated in determining the Term of the SLA but will be added to the end of the term of such SLA when such Site Space can be re-used by Indosat as contemplated by this MLA and such SLA.

ARTICLE XXV

COMMUNITY ACTION

Section 25.1 Community Action. If all or part of a Site is affected by community action in a manner that damages Indosat’s Installed Equipment or interferes with Indosat’s use of such Site in any material respect, except where the acts or omissions of Indosat or an Indosat Representative, or any Network Partner, Network JV or their Representatives acting pursuant to a Network Sharing Arrangement, in breach of this MLA or the relevant SLA is the primary cause of such community action (a “Non-Force Majeure Event”), then:

(a) Upon the passing of thirty (30) days from the occurrence of such community action or Non-Force Majeure Event, (i) Indosat shall be entitled to terminate the SLA for such Site upon written notice to Owner, and such termination shall be effective on the date specified in Indosat’s notice and be without any liability to Indosat for, or upon, or in connection with such termination, and (ii) Indosat may elect to exercise its Mandatory Relocation Right in accordance with the provisions of Article IX hereof, unless Owner exercises Owner’s Relocation Right in accordance with the provisions of Section 9.1(a), and pursuant to which, causes Indosat to relocate its Installed Equipment to an Equivalent Site or, at Indosat’s election, another Mandatory Replacement Site; and in either such case, Owner shall be responsible for the Transfer Costs associated with the removal, relocation and reinstallation of Indosat’s Installed Equipment.

(b) If Indosat does not request relocation under Section 25.1(a), or Owner does not exercise Owner’s Relocation Right in accordance with Section 9.1(a), Indosat shall be entitled to a pro rata refund of any unearned amount of the Lease and Maintenance Fees relating to the terminated SLAs such refund to be adjusted in accordance with the release of obligations specified in Section 25.1(c) below.

(c) During the period that a community action or a Non-Force Majeure Event affects a Site so as to prevent Indosat’s use of that Site, Indosat will be released from its obligation to pay the Lease and Maintenance Fees for such Site during such period, and the

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Exhibit G

period for which such community action or Non-Force Majeure Event continues with respect to such Sites will not be calculated in determining the Term of the SLA but will be added to the end of the term of such SLA when such Site Space can be re-used by Indosat as contemplated by this MLA and such SLA.

Section 25.2 Temporary Communications Facility. If a Site or any part of it is destroyed or damaged so as to be unusable by Indosat whether due to a Force Majeure event, community action, a Non-Force Majeure Event or any other reason, then Indosat may, at its sole election, place a temporary communications facility on such Site until the earlier of thirty (30) days after the date when such Site is rebuilt or repaired by Owner and Indosat has been notified thereof, or the SLA for such Site is terminated in accordance with the provisions hereof. Indosat shall incur no rental charge for such temporary telecommunications facility.

ARTICLE XXVI

LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

Section 26.1 Limitation of Liability.

(a) Notwithstanding anything to the contrary herein, but without prejudice to any abatement or refund of Lease and Maintenance Fees contemplated hereunder, neither Party shall be responsible for any Losses or damages that are solely the result of an event of Force Majeure.

(b) In the event that Indosat receives Credits (i) for a delay in the Mandatory Completion Date pursuant to Section 4.8, (ii) for its Equipment being off air pursuant to Section 9.1(a) or Section 12.3 or (iii) for a delay in the issuance of an RFI Certificate pursuant to Section 11.1(e), such Credits shall be Indosat’s sole monetary remedy for any such event, excluding Owner’s obligation to pay or contribute to Transfer Costs and any of Indosat’s non-monetary rights or benefits in relation to such event under this MLA or any SLA, including Indosat’s right to terminate an SLA under this MLA.

(c) Owner’s sole monetary remedy for nonpayment of Lease and Maintenance Fees which results in liquidated damages paid by Indosat to Owner in accordance with Section 22.3(ii), shall be recovery of outstanding Lease and Maintenance Fees and interest thereon under Section 1.3(b) of the Schedule of Lease and Maintenance Fees, and such liquidated damages and interest thereon.

Section 26.2 Disclaimer of Warranties. Except as expressly set forth herein, each Party hereby disclaims all warranties implied, statutory or otherwise with respect to the subject matter of this MLA or any SLA.

ARTICLE XXVII

REPRESENTATIONS AND WARRANTIES

Section 27.1 Representations and Warranties. As of the MLA Commencement Date and each Execution Date of a SLA, each Party represents and warrants to the other Party that (i) it is duly established under the Laws of its jurisdiction of

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Exhibit G

incorporation with the corporate power and authority to execute and perform its obligations under this MLA and any SLA, (ii) its representatives who have signed this MLA or any SLA are duly authorized and have the full corporate capacity to execute this MLA or any SLA on behalf of and bind such Party for which it signs, (iii) this MLA has been duly authorized and executed by such Party and constitutes its valid and legally binding obligation, enforceable in accordance with the terms hereof, subject to Enforceability Exceptions, and (iv) the terms and conditions of this MLA or any such SLA do not contravene or constitute a breach of any of its obligations under any other agreement, license, Permit or authorization to which it is a Party, or under any applicable Law.

Section 27.2 Owner’s Additional Representation and Warranties.

(a) Owner represents and warrants to Indosat that Owner (A) owns valid title to, or leases under a valid lease for, each Site (other than an Indosat Site where Owner did not receive valid title at Closing or the lease was not valid as of the Closing Date) for which an SLA is executed, provided that for so long as a Site is subject to an SMA no representation or warranty is given under this clause (A) with respect to an SLA for such Site, (B) owns valid title or valid interest in the Towers located thereon (other than a Tower on an Indosat Site to the extent that Indosat did not have valid title to such Tower immediately prior to the Closing Date), provided that for so long as a Tower is subject to an SMA no representation or warranty is given under this clause (B) with respect to an SLA for such Site, and (C) has rights of access thereto (limited, for any SLA signed within 12 months after the Closing Date, in the case of the Indosat Sites to the rights of access that Owner received from Indosat at the Closing Date).

(b) Owner represents and warrants to Indosat that as of (and immediately after) the date of any installation of equipment by another User on a Tower which has Site Space leased by Indosat under this MLA, that such Tower does not have and would not reasonably be expected to have a Utilization that exceeds one hundred percent (100%).

ARTICLE XXVIII

MISCELLANEOUS

Section 28.1 Dispute Resolution.

(a) Unless otherwise stated in Sections 4.7(b), 9.1(b), 11.1(g) and 15.3, any dispute, controversy or Claim arising out of or in connection with this MLA, including any question regarding its existence, termination or validity thereof (“Dispute”), shall first be resolved by good faith negotiations between management representatives of the Parties, which shall be deemed to commence upon the date upon which a written notice of a Dispute is sent by one Party to the other Party or Parties (the “First Notice”).

(b) If the Dispute is not resolved within fifteen (15) days of the sending of the First Notice, any Party may send a second written notice to the other Parties (the “Second Notice”) pursuant to which, the president director of each of Buyer Parent and Indosat, and one (1) additional representative from each of Buyer Parent’s and Indosat’s respective boards of directors shall promptly meet to resolve the disagreement by way of good faith negotiation. If, for any reason, such disagreement is not resolved within fifteen (15) days after such meeting, the chairman of Buyer Parent’s board of commissioners, the chairman of Indosat’s board of commissioners one (1) additional representative from each of Buyer Parent’s and Indosat’s respective boards of commissioners shall meet to resolve the dispute by way of good faith negotiation.

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Exhibit G

(c) Any Dispute not resolved within fifteen (15) days of the meeting between the chairman of Buyer Parent’s board of commissioners and the chairman of Indosat’s board of commissioners, or in the event a Dispute arises in connection with Section 28.1(a) and Section 28.1(b), shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) (such rules, the “SIAC Rules”) in force and otherwise modified by the provisions of this Section 28.1 when a “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which SIAC Rules are deemed to be incorporated by reference into this Agreement. The place or seat of arbitration shall be Singapore.

(d) There shall be three (3) arbitrators. Where there are more than two (2) parties to an arbitration, except where otherwise agreed by the Parties or determined by the SIAC, the Parties agree that Indosat, its Affiliates, Network Partners and Network JVs on the one hand and Buyer Parent, Owner and any Owner Group Member on the other hand represent two separate sides for the formation of the arbitral tribunal as Claimant and Respondent respectively (or vice versa). Accordingly, whichever of Indosat, its Affiliates, Network Partners and Network JVs are party to the arbitration shall nominate one (1) arbitrator and whichever of Buyer Parent, Owner and Owner Group Members are party to the arbitration shall nominate one (1) arbitrator, respectively, for appointment by the Chairman of the SIAC in accordance with the SIAC Rules, failing which, in either case, that arbitrator will be appointed by the SIAC. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

(e) Each Party agrees that it may be joined as an additional party to an arbitration involving other Parties under this MLA. Any joined or intervening Party shall be bound by an award rendered by the tribunal in the arbitration even if such Party chooses not to participate in the arbitral proceedings. Any Party may submit new claims, counterclaims or crossclaims (the “New Claim”) against any other party to this MLA irrespective of whether such Party was named as a Party in an existing request for arbitration, counterclaim or crossclaim, provided that the arbitral tribunal determines that: (i) the New Claim was submitted by written notice to the SIAC and to all other contracting Parties within fifteen (15) days of the party making the application becoming aware of the request for arbitration, counterclaim or crossclaim (as relevant); (ii) each New Claim is substantially related to the facts in the existing arbitration; (iii) it is in the interests of justice and efficiency to allow the New Claim in the existing proceeding.

(f) Each Party shall bear its own attorneys' fees and expenses, and the arbitral tribunal shall have no authority to award attorneys' fees against the losing Party.

(g) The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

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Exhibit G

(h) A Party’s breach of this Agreement shall not affect this agreement to arbitrate. Moreover, the Parties’ obligations under this Section 28.1 are enforceable even after this Agreement has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Parties' obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

(i) Any award rendered shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no Party shall appeal to any court the award or decision of the arbitrators.

(j) The Parties expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Agreement will remain in effect until a final arbitration award has been issued.

Section 28.2 Confidentiality. Each Party agrees to hold all information relating to this MLA and any SLA, including all terms and conditions hereof and thereof, in strict confidence, and shall bind its Representatives to keep all such information in strict confidence and not to make (or permit to be made) any disclosure with respect thereto, publicly or privately, other than as is jointly agreed to by the Parties. Notwithstanding the preceding sentence, the foregoing obligation of confidentiality shall not apply to any disclosure (i) of information that is in or enters the public domain other than by reason of a breach of the person receiving such information under this Section 28.2 (ii) of information that was in the possession of the person receiving such information prior to its disclosure to such person (iii) of information required to be disclosed for the purpose of obtaining any shareholders’ approval of or any third party approval or approval of any Governmental Entity under the Asset Purchase Agreement or (iv) required by Law or any Governmental Entity having jurisdiction. The agreement of each Party pursuant to this Section 28.2 shall survive this MLA and shall remain in full force and effect for a period of two (2) years after termination of this MLA.

Section 28.3 Self-Help. Upon the failure of Owner to cure a default (if curable) or to perform any obligation of Owner under this MLA or any SLA, or under a representation, warranty, covenant or other agreement set forth in a Site Readiness Notice, RFI Certificate, agreed Equipment Installation Plan or any attachment to any of the foregoing, the MLA, an SLA or the Loading Analysis Representation, but if curable within the applicable cure period, Indosat shall, where such default or failure to perform could reasonably be expected to result in the operation or performance of Indosat’s Equipment at a Site being adversely affected in any material respect, have the right, upon two (2) days’ prior written notice to Owner, to take any and all measures necessary, as Indosat reasonably deems fit in its sole discretion, in order to remedy such failure on behalf of Owner. Indosat shall invoice Owner for any costs and expenses incurred by Indosat, in its sole discretion, in connection with such remedial measures and Owner will, within thirty (30) days of delivery of such invoices, reimburse Indosat for all such costs and expenses reasonably incurred by Indosat. Owner agrees that Indosat and its Representatives shall not be responsible or liable (except in the case of gross negligence by Indosat or its Representatives) for acts taken or omissions made in good faith pursuant to this Section 28.3 and releases Indosat and its Representatives from any responsibility and liability with respect thereto.

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Section 28.4 Deficiencies. In the event that Owner is not required to remedy a deficiency under Section 14.2(b), (d), (f), (k) or (l) during the twelve (12) month grace period to which Owner is entitled under clause (ii) of the proviso to Section 14.2, then Indosat shall be entitled at its own cost and expense to remedy such deficiency if it would have an MAE relating to the relevant Site. Owner agrees that Indosat and its Representatives shall not be responsible or liable (except in the case of negligence by Indosat or its Representatives) for acts taken or omissions made in good faith pursuant to this Section 28.4 and releases Indosat and its Representatives from any responsibility and liability with respect thereto.

Section 28.5 Guarantee. Buyer Parent acknowledges, affirms, covenants and agrees that (i) Owner’s representations, warranties, covenants and obligations under this MLA and all SLAs under this MLA constitute “Guaranteed Obligations” as such term is defined in the Parent Guarantee, and accordingly Buyer Parent is and shall remain liable as a primary obligor for all such representations, warranties, covenants and obligations on the terms set forth herein and (ii) without prejudice to the foregoing, the Parent Guarantee is reaffirmed and remains in full force and effect.

Section 28.6 Owner and Owner Group Members. Where this MLA or any SLA imposes a covenant or obligation on an Owner Group Member (other than Owner), Buyer Parent shall (i) cause such Owner Group Member to comply with such covenants and obligations under this MLA and any SLA as if it had entered into a Joinder Agreement and was a party to this MLA and any such SLA as “Owner”, and (ii) be jointly and severally liable for such Owner Group Member’s failure to do, or refrain from doing, any action or thing required had it entered into a Joinder Agreement and become a party to this MLA and any such SLA as “Owner”. Where this MLA or any SLA imposes a covenant or obligation on Owner, Buyer Parent shall be jointly and severally liable for Owner’s representations, warranties, covenants and obligations under this MLA and any SLA.

Section 28.7 Set-Off. Without prejudice and in addition to any right of set-off, combination of accounts, Encumbrance or other right to which Indosat is at any time otherwise entitled (whether by operation of Law, contract or otherwise), Indosat shall have the right and be entitled to set-off any cash payment and Credits due to Indosat under any Transaction Document against any cash payment due from Indosat or any of its Affiliates to Owner under this MLA or any SLA.

Section 28.8 Entire Agreement. This MLA and the SLAs, including all Schedules and Exhibits hereto and this thereto, constitute the entire agreement between Owner and Indosat with respect to the subject matter hereof and thereof.

Section 28.9 Governing Law. This Agreement and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 to the extent that a court pronouncement is required for the termination of this Agreement.

Section 28.10 Governing Language. This MLA has been executed both in Indonesian and English language versions. In the event of any inconsistency or different interpretation between the Indonesian and the English versions, the English language version will prevail and the relevant Indonesian language version shall be deemed to be automatically amended to conform with and to make the relevant Indonesian text consistent with the

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relevant English text. Each of the Parties hereto undertakes that: (i) it has read this MLA and understands its content in English and (ii) the MLA has been entered into freely and without duress and (iii) independent legal advice has been sought.

Section 28.11 Notice. All notices, consents, waivers and other communications under this Agreement shall be in writing and in English and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by an internationally recognized courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a Party may designate by notice to the other Party):

(a)         if to Indosat, to:

Attention: [•]

Telephone: [•]

Facsimile: [•]

E-mail:[•]

(b)         if to Owner, to:

[•]

Attention: [•]

Telephone: [•]

Facsimile: [•]

E-mail:[•]

Section 28.12 Counterparts. This MLA and each SLA may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one agreement.

Section 28.13 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

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Section 28.14 Expenses. Each Party shall bear its own attorneys’ fees and expenses and the costs of any other third party professionals engaged by it in connection with the negotiation, execution and completion of this MLA and any SLA.

Section 28.15 Denial of Partnership. Nothing in this MLA makes a Party a partner, fiduciary, agent or joint representative of any Party.

Section 28.16 Denial of Authority. Except as expressly provided in this MLA, no Party has any power of authority and no Party may enter into any agreement or incur any obligation, whether as principal, surety or agent, for or on behalf of any other Party.

Section 28.17 Amendment. This Agreement may be amended or modified at any time by the Parties, but only by an instrument in writing signed by or on behalf the Parties.

Section 28.18 Extension; Waiver. At any time, any Party may (a) extend the time for the performance of any of the obligations or acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of any other Party contained herein or (d) waive any condition to its obligations hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 28.19 Information. Where this MLA provides for a determination to be made by an independent person, each Party undertakes to promptly provide that independent person with any information or other materials that the independent person reasonably requests from that Party to enable that independent person to make its determination.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this MLA as of the day and year first above written.

PT INDOSAT TBK

By:
Name:
Title:

PT SOLUSI MENARA INDONESIA

By:
Name:
Title:

PT TOWER BERSAMA INFRASTRUCTURE TBK

By:
Name:
Title:

Exhibit G

Schedule 1

SCHEDULE OF LEASE AND MAINTENANCE FEES

Section 1. Payment of Lease Fees and Maintenance Fees.

Section 1.1 Lease Fees and Maintenance Fees. During the Term of any SLA, Indosat shall, commencing from the SLA Commencement Date and ending on the SLA termination date, pay Lease Fees and Maintenance Fees in respect of such SLA in accordance with this Schedule 1.

Section 1.2 Due Date; Invoicing. (a) Lease Fees and Maintenance Fees for all Sites shall be due quarterly in advance on the first business day of each calendar quarter (January 1, April 1, July 1, October 1) provided that:

(i) The initial payment of quarterly Lease Fees and Maintenance Fees for all Sites leased pursuant to Article III of this MLA shall be a payment of three (3) months of Lease and Maintenance Fees for such Sites together with the VAT relating thereto (such three month period, the “Initial Payment Period”), which shall be deducted from the Initial Up-Front Purchase Price in accordance with Section 2.6(a)(ii)(y) of the Asset Purchase Agreement. The Lease and Maintenance Fees for the calendar quarter in which the Initial Payment Period ends (the “Subsequent Quarter”), shall be prorated based on the number of days in such quarterly period commencing from the day after the final day of the Initial Payment Period until the final day of the Subsequent Quarter.

(ii) The initial payment of quarterly Lease Fees and Maintenance Fees for all Sites (except where Section 1.2(a)(i) of this Schedule of Lease and Maintenance Fees applies) shall be payable on the later of (x) the SLA Commencement Date and (y) thirty (30) days after the date of the relevant Invoice.

(iii) The Lease and Maintenance Fees for any fractional calendar quarter at the beginning of a Term (except where Section 1.2(a)(i) of this Schedule of Lease and Maintenance Fees applies) and end of the Term of any SLA shall be prorated based on the number of days in such quarterly period.

(b) Owner shall provide Indosat with a consolidated invoice of Lease Fees and Maintenance Fees payable for all Sites (and corresponding SLAs) leased hereunder, the VAT relating thereto and all Credits accrued by Indosat under the MLA or any SLA (such consolidated invoice, an “Invoice”) at least thirty (30) days prior to the due date, and Indosat shall pay such Lease Fees and Maintenance Fees on the due date, provided that for the initial Lease Fees and Maintenance Fees payable on an SLA Commencement Date for Sites except where Section 1.2(a)(i) of this Schedule of Lease and Maintenance Fees applies, Owner may provide an Invoice on or after the SLA Commencement Date and the amounts payable under such Invoice shall be due (and Indosat shall only be required to pay such amounts) on the later of (x) the SLA Commencement Date and (y) thirty (30) days after the date of the Invoice.

Schedule 1-1

Exhibit G

(c) Indosat shall have the right and be entitled to set-off any Credits due to Indosat under this MLA against any Lease and Maintenance Fees due from Indosat or any of its Affiliates to Owner under this MLA or any SLA.

Section 1.3 Late Payments. If Indosat fails to pay Lease Fees and Maintenance Fees in accordance with the provisions of this Schedule 1 within fifteen (15) days from the date the payment was due, Indosat shall pay interest on any unpaid portion of such amounts for a period commencing from the due date through the date of payment, with the interest rate to be calculated at a rate per annum equal to eight percent (8%). Notwithstanding the foregoing, in the event of a termination by Owner of the relevant SLA in accordance with Section 22.3(a)(ii), (i) the Lease and Maintenance Fees outstanding under any Invoice relating to such SLA delivered to Indosat in accordance with Section 1.2(b) of this Schedule I shall accrue interest from the due date until the date of payment and (ii) the liquidated damages payable in accordance with Section 22.3(a)(ii) shall be payable within thirty (30) days after the date of Owner’s termination, following which, any outstanding liquidated damages shall accrue interest until the date of payment, with, in the case of each of clauses (i) and (ii), the interest rate to be calculated at a rate per annum equal to eight percent (8%).

Section 1.4 Wire Transfer. The Lease Fees and Maintenance Fees payable hereunder (other than in respect of the Initial Payment Period under Section 1.2 of this Schedule of Lease and Maintenance Fees) together with applicable VAT shall be paid by Indosat to Owner by wire transfer to [—] or such bank account notified from time to time by Owner to Indosat.

Section 2. Lease Fees.

Section 2.1 Lease Fees. Subject to the provisions of Section 4, Section 5 and Section 6 of this Schedule 1, the lease fees payable by Indosat to Owner for any Site Spaces leased by Indosat from Owner pursuant to the MLA (the “Lease Fees”) shall be determined as provided for in this Section 2 of this Schedule 1.

Section 2.2 Lease Fees for Towers. Monthly Lease Fees for Site Spaces leased by Indosat on Towers shall be US$[* * *] per Site Space during the Initial Term and US$[* * *] per Site Space during the Renewal Term, if any.

Section 3. Determination of Maintenance Fees.

Section 3.1 Maintenance Fees. Subject to the provisions of this Section 3 and Section 4 of this Schedule 1, the fees for the Maintenance Services Obligations payable by Indosat to Owner for any Site Spaces leased by Indosat from Owner pursuant to the MLA (the “Maintenance Fees”) shall be determined as provided for in this Section 3 of this Schedule 1.

Section 3.2 Maintenance Fees for Towers. Monthly Maintenance Fees for Site Spaces leased by Indosat, commencing from the SLA Commencement Date, shall be IDR[* * *] per Site Space, provided that on the expiry of the Committed Co-Location Period, if Indosat and its Affiliates have entered into a number of Committed Co-Location Agreements which is less than the Required Co-Location Number, a portion of the Maintenance Fees payable to Owner under SLAs under this MLA shall be denominated in US dollars in accordance with

Schedule 1-2

Exhibit G

Section 2.14(d) of the Asset Purchase Agreement. For all Sites (and corresponding SLAs), on January 1st of each year (beginning on January 1, 2013), the applicable monthly Maintenance Fees shall be increased by the Indonesian rate of inflation for the prior calendar year. The Indonesian rate of inflation shall be calculated in accordance with the increase in the Indonesian Consumer Price Index published by the Badan Pusat Statistik (www.bps.go.id) for the prior calendar year. For the avoidance of doubt, Indosat and Owner acknowledge that the increase in the applicable monthly Maintenance Fees to apply on January 1, 2013 will be calculated based on the increase in the Indonesian rate of inflation for the 2012 calendar year.

Section 4. Extra Charge Additional Authorized Equipment. In the event that (x) Indosat places Extra Charge Additional Authorized Equipment on a Tower in accordance with Sections 5.1, 5.2 or 5.5, or (y) Owner, pursuant to Section 5.6 hereof, permits (or is deemed to have permitted) Indosat to keep Unauthorized Equipment, on a Tower, or if Owner does not permit Indosat to keep Unauthorized Equipment on the Tower, for the period that such Unauthorized Equipment is on the Tower, and if such Extra Charge Additional Authorized Equipment or Unauthorized Equipment (i) in the case of Section 5.1, causes the New Antenna Area to exceed the Maximum Available Area or the New Antenna Number to exceed the Maximum Antenna Number, (ii) in the case of Section 5.2, causes the New Consolidated Antenna Area to exceed the Consolidated Antenna Area or the New Antenna Number to exceed the Consolidated Antenna Cap or (iii) in the case of Section 5.6, causes the New Antenna Area to exceed the Maximum Available Area or Consolidated Antenna Area or the New Antenna Number to exceed the Maximum Antenna Number or Consolidated Antenna Cap, in each case, as applicable, then the increase in monthly Lease Fees for such Site Space shall be determined using the following formulae:

In the case of Extra Charge Additional Authorized Equipment installed in an existing Band of Site Space pursuant to Section 5.1, or pursuant to Section 5.6 (if such installation, replacement or modification would have been under Section 5.1 had the procedures of Articles V and XI been followed with respect to such Equipment and the installation of such Equipment would have satisfied the conditions set out in those Articles), (i) if the New Antenna Area in the Relevant Band exceeds the Maximum Available Area in the Relevant Band, the (x) [New Antenna Area] minus (y) [(A)the Original Antenna Area or, (B) for a Consolidated Band, the Consolidated Antenna Area] (but if the result of such subtraction is not a positive number then zero (0))] x [US$[* * *] in an SA Band/US$[* * *] in a Microwave Band] x [installation height (in meters) of the vertical centerline of such Extra Charge Additional Authorized Equipment or Unauthorized Equipment deemed to be Authorized Equipment] or (ii) if the New Antenna Number in the Relevant Band exceeds the Maximum Antenna Number in the Relevant Band, the [surface area occupied by each new Sectoral Antenna or Microwave Antenna in excess of the relevant Maximum Antenna Number] x [US$[* * *] for a Sectoral Antenna/US$[* * *] for a Microwave Antenna] x [installation height (in meters) of the vertical centerline of such Extra Charge Additional Authorized Equipment or Unauthorized Equipment deemed to be Authorized Equipment], provided however that if both (i) and (ii) apply, the additional Lease Fees shall be only the greater of (i) and (ii) but not both.

Schedule 1-3

Exhibit G

In the case of Extra Charge Additional Authorized Equipment installed pursuant to Section 5.2, or pursuant to Section 5.6 (if such installation, replacement or modification would have been under Section 5.2 had the procedures of Articles V and XI been followed with respect to such Equipment and such installation of Equipment would have satisfied the conditions set out in those articles) (i) if the New Antenna Area in the Consolidated Band exceeds the Consolidated Antenna Area of the Consolidated Band, the ((x) [New Antenna Area] minus (y) [the Consolidated Antenna Area]) (but if the result of such subtraction is not a positive number then zero (0))] x [US$[* * *]] x [installation height (in meters) of the vertical centerline of the Extra Charge Additional Authorized Equipment or Unauthorized Equipment deemed to be Authorized Equipment] or (ii) if the New Antenna Number for the Consolidated Band exceeds the Consolidated Antenna Cap for the Consolidated Band, the [surface area occupied by each new Sectoral Antenna in excess of the Consolidated Antenna Cap] x [US$[* * *]] x [installation height (in meters) of the vertical centerline of the Extra Charge Additional Authorized Equipment or Unauthorized Equipment deemed to be Authorized Equipment], provided however if both (i) and (ii) apply, the additional Lease Fees shall be only the greater of (i) and (ii) but not both.

In the event that (x) Indosat places Extra Charge Additional Authorized Equipment on Land pursuant to Section 5.4 or (y) Owner, pursuant to Section 5.6 hereof, permits (or is deemed to have permitted) Indosat to keep Unauthorized Equipment, on Land where ground space forming part of a Site Space is leased by it pursuant to this MLA and an SLA, and if such Extra Charge Additional Authorized Equipment or Unauthorized Equipment causes New Land Area to exceed the sum of (x) three (3) square meters and (y) the Original Land Area: ([New Land Area] minus [the Original Land Area]) x [US$[* * *]].

In the case of (i) Extra Charge Additional Authorized Equipment installed pursuant to Section 5.5, or (ii) Unauthorized Equipment (including for the period any Unauthorized Equipment is on a Tower which Owner does not permit Indosat to keep on the Tower) which does not meet the requirements of Section 5.1 or Section 5.2, installed on a Tower (x) that is a Sectoral Antenna or a Microwave Antenna, the [surface area occupied by such Sectoral Antenna or Microwave Antenna] x [US$[* * *] for a Sectoral Antenna/US$[* * *] for a Microwave Antenna] x [installation height (in meters) of the vertical centerline of the Extra Charge Additional Authorized Equipment] or (y) that is any Equipment other than a Sectoral Antenna or Microwave Antenna, the additional Lease Fees shall be as agreed between the Parties.

Schedule 1-4

Exhibit G

Section 5. Change in Lease Fees. In the event of an increase in the Lease Fees payable by Indosat pursuant to Section 4 of this Schedule 1, such increase in Lease Fees shall be effective commencing from (i) where structural enhancements have been performed in order to accommodate Indosat’s proposed installation, replacement or modification of Equipment, the date on which the RFI Certificate is executed by both Parties for such Site, or in the event there is a dispute as to whether the Parties should have executed the RFI Certificate in relation to a Site and it is determined pursuant to the procedures set out in Section 4.7(b) that Indosat should have signed such RFI Certificate no later than a specified date, such specified date, or (ii) where no structural enhancements have been performed, on the day following the date of which Indosat installs, replaces or modifies any of its Equipment in accordance with its Equipment Installation Plan.

Section 6. Billing information.

All invoices relating to payments of Lease and Maintenance Fees shall be addressed and sent to:

Attention:	[—]
Address:	[—]
Telephone:	[—]
Facsimile:	[—]
E-mail:	[—]

Schedule 1-5

Exhibit G

Schedule 2

MAINTENANCE SERVICES AND OWNER OBLIGATIONS

Objective

•

From the Closing Date, Owner shall immediately implement a controlled maintenance program, with the objective of ensuring that the Towers under the MLA are maintained in a “Fit for Purpose” condition (the “Controlled Maintenance Program”), and with the aim of identifying and remedying defects on the attached Checklist (such checklist, the “Checklist”) (such defects, the “Relevant Defects”).

•

Owner’s Controlled Maintenance Plan shall cover, among other things, the Tower and its appurtenances, fencing, shelters, buildings and other structures, and installed fittings, such as fire alarm systems, air conditioning systems and lighting.

•	Owner does not guarantee that the implementation of the Controlled Maintenance Program or any other program referred to below will result in the Towers being or remaining defect or fault free.

•	In the event of a conflict between these Maintenance Services and Owner Obligations and the terms of the MLA, the terms of the MLA shall prevail.

Preventative Maintenance program

•

As part of the its Controlled Maintenance Program, Owner shall inspect the Towers and each Site (“Preventive Maintenance Program”) at least once every three (3) months and identify and remedy any defects identified on the Checklist.

•	The Preventive Maintenance Program shall include a visual check of the items set out on the Checklist in relation to the Site.

•	In addition, a verticality check at each Site shall be carried out at least once every year using a theodolite, with a valid calibration certificate (a “Verticality Check”).

Remedying of Relevant Defects

•

Save as set out in this Schedule or the Checklist, Owner shall remedy any Relevant Defects identified during the Preventive Maintenance Program or other Site inspection within the specified response time periods based on the classification of problem severity (Emergency, Major, Minor) as set forth below (“Owner Obligations”):

Classification

Emergency: is the condition or problem which directly cuts off the existing telecommunication line or network

Major: Condition or problem which can cause or potentially can cut off the existing telecommunication line or network

Schedule 2-1

Exhibit G

Minor: Condition or problem which has not direct impact on the existing telecommunication line or network but may disturb the maintenance and operation service (e.g. rusty padlock, missing fence, tall grass, toilet is broken or out of water)

Response time

Problem severity	Response time	Temporary solution	Permanent solution
Emergency	10 minutes	4 hours	24 hours
Major	10 minutes	24 hours	3 days
Minor	30 minutes	5 days	1 week

For the avoidance of doubt, where a Relevant Defect causes Indosat’s Installed Equipment to be off air, it may only be considered to be off air for a reason attributable to Owner, at the expiration of the period for providing a temporary solution.

PLN

Notwithstanding that the checklist provides that the Owner will undertake certain checks in relation to PLN, electrical measurement, electrical visual check, PLN visual check and PLN function test, Owner’s obligation in relation to such items is limited to undertaking the check and notifying Indosat if there is a problem and Owner has no responsibility for remedying such defects.

Limited Access

In cases where access to a Site is limited, the site is located offshore, or in a remote or a ‘no go’ area and Owner is unable to attend the Site within the prescribed period set out above, Owner shall inform Indosat and shall agree a reasonable extension for curing the defect and shall provide Indosat with regular progress updates until the defect is remedied.

Reports

•

Following a Site inspection under the Preventive Maintenance Program, Owner shall prepare and submit to Indosat a report (a “Site Inspection Report”) in the form of the attached Checklist for Indosat’s information. The reports for each month will be delivered to Indosat not later than the 15th day of the calendar month in which the inspection is carried out, and such Site Inspection Report shall include photographic records and detail Owner’s plan to repair any the defects identified in the report.

Schedule 2-2

Exhibit G

•

Indosat shall acknowledge receipt of such Site Inspection Reports from Owner and shall within thirty (30) calendar days provide feedback and comments as necessary. Where no feedback is received within such period, Indosat shall be deemed to have no comments on such Site Inspection Reports. Owner shall consider such feedback and comments and where it considers it relevant to do so, amend its Preventive and Corrective Maintenance Programs. Owner shall be required to remedy the Relevant Defects as required by the Owner Obligations irrespective of whether or not Indosat provides any comment or feedback to Owner within the specified time period.

1Event Based Site Inspection

•

Owner shall arrange to visit Sites (“Event Based Site Inspection”) in areas of reported seismic or volcanic activity or other natural events such as flooding where such events could reasonably be expected to cause a Relevant Defect, and inspect the Towers and Sites as soon as practicable after the event taking into account the number of Sites affected and their locations, to ascertain whether any damage has occurred which Owner considers requires immediate corrective maintenance and repair. An Event Based Site Inspection may include a Verticality Check where Owner considers it relevant taking into account the nature and severity of the event.

•

Following an Event Based Site Inspection under the Preventive Maintenance Program, Owner shall prepare and submit to Indosat a Site Inspection Report in the form of the Checklist for Indosat’s information. The reports for each month will be delivered to Indosat not later than the 15th day of the calendar month in which the inspection is carried out, and such Site Inspection Report shall include photographic records and describe in reasonable detail the findings of the Site inspection, and details about Owner’s plan to remedy any defects identified in the report.

•

Indosat shall acknowledge receipt of such Site Inspection Reports from Owner and shall within thirty (30) calendar days provide feedback and comments as necessary. Where no feedback is received within such period, Indosat shall be deemed to have no comments on such Site Inspection Reports. Owner shall be required to remedy the Relevant Defects as required by the Owner Obligations irrespective of whether or not Indosat provides any comment or feedback to Owner within the specified time period.

If an event occurs which affects the structure of a Tower, rendering the Tower or Site in a condition unfit to safely hold Indosat’s Installed Equipment without Indosat’s service being affected, Owner shall deploy a mobile Tower which is properly functioning and is able to hold Indosat’s Equipment and which enables Indosat’s Equipment to be on air and otherwise used and operated properly, or make another substantially similar temporary arrangements, until service is restored or the SLA for such Site is terminated in accordance with the MLA.

[1]	Covers ground already dealt with in MLA

Schedule 2-3

Exhibit G

PREVENTIVE MAINTENANCE CHECK LIST

MECHANICAL ELECTRICAL & ENVA (ENVIRONMENT ALARM)

# PREVENTIVE MAINTENANCE CHECK LIST
# MECHANICAL ELECTRICAL & ENVA (ENVIRONMENT ALARM)

TOWER BERSAMA GROUP

| | | | | |
|---|---|---|---|---|
| Company | : ........................ | | | |
| Site ID | : ........................ | | Longtitude | : ........................ |
| Site Name | : ........................ | | Lattitude | : ........................ |
| Day / Date | : ........................ | | | |
| Time | : ........................ | WIB | | |

## AIR CONDITIONER

| | | | | |
|---|---|---|---|---|
| BTS Type | : | ☐ Indoor | ☐ Outdoor | |
| Aircon Brand | : | ☐ Daikin | ☐ National | ☐ Others / ............ |
| Number of aircon | : | ........ unit | | |

| Check Item | Remarks | AC # 1 | AC # 2 | AC # 3 | AC # 4 |
|---|---|---|---|---|---|
| Aircon Status | operating condition | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK |
| Power | in PK | | | | |
| Pressure | in Psi | | | | |
| Max. Current | as indicated in the outdoor unit | | | | |
| Current measurement | in Ampere | | | | |
| Indoor unit condition | leakage | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK |
| Outdoor unit cage/lock | condition | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK |
| Pipe condition | leakage | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK |
| Auto Restart program | functionate | ☐ OK ☐ NOK ☐ N/A | ☐ OK ☐ NOK ☐ N/A | ☐ OK ☐ NOK ☐ N/A | ☐ OK ☐ NOK ☐ N/A |
| Contactor Switch | switch test | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK |
| Aircon Temperature | < 24 °C | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK | ☐ OK ☐ NOK |
| Previous check/measurement | date | | | | |
| Room Temperature | : ........ °C | | | | |

## EXHAUST FAN

| | | | | |
|---|---|---|---|---|
| Exhaust Fan Status | : | ☐ OK | ☐ NOK | ☐ N/A |
| Exhaust Fan Filter Condition | : | ☐ OK | ☐ NOK | ☐ N/A |

## GROUNDING

| | | | |
|---|---|---|---|
| Grounding Measurement | : ............ | Ohm | ( < 1 Ohm ) |
| Grounding Pit | : ............ | Ohm | ( < 1 Ohm ) |
| EGB ( Shelter ) | : ............ | Ohm | ( < 1 Ohm ) |
| IGB ( Shelter ) | : ............ | Ohm | ( < 1 Ohm ) |
| Tower Legs | : 1. ............ | Ohm | ( < 1 Ohm ) |
| | 2. ............ | Ohm | ( < 1 Ohm ) |
| | 3. ............ | Ohm | ( < 1 Ohm ) |
| | 4. ............ | Ohm | ( < 1 Ohm ) |
| Fence | : ............ | Ohm | ( < 1 Ohm ) |

<u>Grounding Status</u> :

| | | | | | |
|---|---|---|---|---|---|
| Lightning Rod | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( not complete / stolen / cut / loose connection ), ........ |
| BAR Indoor grounding | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( not complete / stolen / cut / loose connection ), ........ |
| BAR Tower grounding | : 1. ☐ OK ☐ NOK ☐ N/A | 2. ☐ OK ☐ NOK ☐ N/A | 3. ☐ OK ☐ NOK ☐ N/A | | |
| BAR External Shelter | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( not complete / stolen / cut / loose connection ), ........ |
| BAR Grounding Pit | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( not complete / stolen / cut / loose connection ), ........ |
| Down conductor cable ( BC 50 ) | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( not complete / stolen / cut / loose connection ), ........ |
| Conductor cable protection | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( not complete / stolen / cut / loose connection ), ........ |
| Bolt connection | : ☐ OK | ☐ NOK | | Rmks. | : ( not complete / stolen / cut / loose connection ), ........ |

## TOWER

| | | | | | |
|---|---|---|---|---|---|
| Tower Type | : ☐ SST | ☐ Monopole | ☐ Triangle | ☐ Rooftop | |
| Painting Condition | : ☐ OK | ☐ NOK | | Rmks. | : ( tower loosen paint 70 % ), ........ |
| Construction Condition | : ☐ OK | ☐ NOK | | Rmks. | : ( paving down / cracks on tower legs ), ........ |
| Tower Cleanliness | : ☐ OK | ☐ NOK | | Rmks. | : ( clean from spider nest, bee etc. ), ........ |
| Tower Lamps (OBL) condition | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( damaged, fail, broken, unshielded), ........ |
| Tower Lamps control box | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( damaged, fail, broken, unshielded), ........ |
| Photo Cell Sensor | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( damaged, fail, broken, unshielded), ........ |
| Tower Lamps (OBL) | : Amount : ........ unit | Type : LED / BULB / others ........ | | | |

## LIGHTING

| | | | | | |
|---|---|---|---|---|---|
| Yard lamp (mercury & TL) amount | : ........ | Unit | | | |
| Outside Shelter lamp amount | : ........ | Unit | | | |
| Inside Shelter lamp amount | : ........ | Unit | | | |
| Outside Shelter lamp and switch condition | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( damaged, fail, broken, unshielded), ........ |
| Inside Shelter lamp and switch condition | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( damaged, fail, broken, unshielded), ........ |
| Yard lamp condition | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( damaged, fail, broken, unshielded), ........ |
| Site Photo Cell Sensor | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( sensor respon check ), ........ |
| Tower/Site lamp timer | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( timer programing check ), ........ |
| Tower lamp shield | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( crack, broken ), ........ |

## FOUNDATION, SHELTER, FENCE, ACCESS ROAD

| | | | | | |
|---|---|---|---|---|---|
| Type of shelter | : ☐ CKD | ☐ Permanent | ☐ Other: Building room/........ | | |
| Shelter Roof | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( leak, broken ), ........ |
| Shelter Wall | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( cracked, leak, broken ), ........ |
| FEP Condition | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( cracked, leak, broken ), ........ |
| Fence, Gate and Lock Condition | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ( collapsed, broken ), ........ |
| Access Road Condition | : ☐ OK | ☐ NOK | ☐ N/A | Rmks. | : ........ |
| Room Cleaning | : ☐ OK | ☐ NOK | ☐ Leak | Rmks. | : ........ |
| Roof Cleaning | : ☐ OK | ☐ NOK | ☐ Leak | Rmks. | : ........ |
| Site Cleaning | : ☐ OK | ☐ NOK | | Rmks. | : ( cleaning for grass/garbage ), ........ |
| Flume Cleaning | : ☐ OK | ☐ NOK | | Rmks. | : ........ |
| Camphorization | : ☐ OK | ☐ NOK | | Rmks. | : ........ |
| Door Hinge Lubrication | : ☐ OK | ☐ NOK | | Rmks. | : ........ |
| Shelter foundation/steps condition | : ☐ OK | ☐ NOK | | Rmks. | : ........ |
| Baseframe Condition (outdoor BTS) | : ☐ OK | ☐ NOK | | Rmks. | : ........ |

PREVENTIVE MAINTENANCE CHECK LIST

MECHANICAL ELECTRICAL & ENVA (ENVIRONMENT ALARM)

Schedule 3

LIST OF PRIORITY SITES

[Indosat to Provide]

Schedule 3-1

Exhibit G

Schedule 4

SAFETY, HEALTH AND ENVIRONMENT PLAN

Section 1 This Safety, Health and Environment Plan sets forth the agreed plan for compliance with all Safety, Health, and Environmental Laws and regulations applicable to all Sites leased by Indosat from Owner under the MLA. For the avoidance if any doubt, this Safety, Health and Environment Plan shall not relieve Owner of any of its obligations or covenants under the MLA or any SLA.

Section 1.1 Set forth below is a non-exclusive list of certain Laws pertaining to health and safety which Indosat considers are applicable to the maintenance and operation of the Sites:

Undang – Undang No. 7 Tahun 1981 – Tentang Pelaporan Tenaga Kerja di Perusahaan.

Undang – undang No. 1 Tahun 1970 – Tentang Peraturan Keselamatan.

Undang – Undang No. 3 Tahun 1992 – Tentang Jaminan Sosial Karyawan.

Peraturan Pemerintah No. 14 Tahun 1993 – Tentang Implementasi Jaminan Sosial Karyawan.

Keputusan Presiden No. 22 Tahun 1993 – Tentang Penyakit-penyakit yang bersumber dari hubungan kerja.

Peraturan pemerintah No. 2 Tahun 1948 – Tentang Peraturan bila terjadi kecelakaan (Penjabaran dari UU 33 tahun 1947)

Undang No.13 Tahun 2003

Peraturan Menteri Tenaga Kerja dan Transmigarasi RI No PER. 08/MEN/V11/2010

Peraturan Menteri Tenaga Kerja dan Transmigarasi RI No. PER. 08/MEN/V11/2010 – Tentang Alat Pelindung Diri.

Peraturan Menteri Tenaga Kerja dan Transmigrasi No PER-1/MEN/1980 tentang Keselamatan dan Kesehatan Kerja pada Konstruksi

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. 7 of 1964 tentang Syarat Kesehatan, Kebersihan serta Penerangan dalam Tempat Kerja.

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-4/Men/1980 tentang Syarat-syarat pemasangan dan Pemeliharaan Alam Pemadam Api Ringan

Schedule 4-1

Exhibit G

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-1/Men/1981 tentang Kewajiban Melapor Penyakit Akibat Kerja

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-2/Men/1983 tentang Instalasi Alarm Kebakaran Otomatik

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-3/Men/1985 tentang Keselamatan dan Kesehatan Kerja Pemakaian Asbes

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-5/Men/1985 tentang Pesawat Angkat dan Angkut

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-04/Men/1987 tentang Panitia Pembina Keselamatan dan Kesehatan Kerja serta Tata Cara Penunjukan Ahli Keselamatan Kerja

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-9/MEN/VII/2010 tentang Operator dan Petugas Pesawat Angkat dan Angkut

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-2/Men/1989 tentang Pengawasan Instalasi Penyalur Petir

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-5/Men/1996 tentang Sistem Manajemen Keselamatan dan Kesehatan Kerja

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-3/Men/1998 tentang Tata Cara Pelaporan dan Pemerikasaan Kecelakaan

Peraturan Menteri Tenaga Kerja dan Transmigrasi No. Per-3/Men/1999 tentang Syarat-syarat Keselamatan dan Kesehatan Kerja Lift untuk Pengangkutan Orang dan Barang

Keputusan Menteri Tenaga Kerja dan Transmigrasi No. Kep-51/Men/1999 tentang Nilai Ambang Batas Faktor Fisika di Tempat Kerja

Keputusan Menteri Tenaga Kerja dan Transmigrasi No. Kep-187/Men/1999 tentang Pengendalian Bahan Kimia Berbahaya di Tempat Kerja

Section 1.2 Set forth below is a non-exclusive list of certain Laws pertaining to the environment which Indosat considers are applicable to the maintenance and operation of the Sites:

Law No. 3 on Environmental Protection and Management

In the absence of any specific Indonesian Laws and Regulations, international agreements and international industry best practices shall apply

Section 2 Health and Safety

Schedule 4-2

Exhibit G

Section 2.1 Owner shall hold and maintain valid OHSAS 18001 accreditation for the duration of the MLA and each SLA thereunder with the aim of managing and controlling health and safety risks and improving their occupational health and safety performance.

Section 2.2 Owner shall strictly control access to each Site and ensure that all Owner employees performing any type of Tower climbing or work on Land relating thereto at a Site have been trained by a Menakertrans licensed training supplier and hold a valid Menakertrans certification in “Working at Height, Telecommunications Specialist.” Owner shall take reasonable steps to ensure that all of its contractors performing any type of Tower climbing or work on the Land relating thereto at a Site obtain such training and hold such certification, including by adopting provisions requiring them to do so in contracts entered into with contractors after the Closing Date. Indosat shall ensure that each of its employees performing any type of Tower climbing or work on the Land relating thereto at a Site will also hold such certification, and Indosat shall take reasonable steps to ensure that all of its contractors performing any type of Tower climbing or work on the Land relating thereto at a Site obtain such training and hold such certification, including by adopting provisions requiring them to do so in contracts entered into with contractors after the Closing Date.

Section 2.3 Owner shall familiarize Indosat, all Users and all Owner contractors at a Site, with its occupational health and safety policies and objectives and shall inform Indosat, all Users and Owner contractors of its OHSAS 18001 accreditation status and that any non-compliance on its part will jeopardize Owner’s OHSAS 18001 accreditation status. Indosat shall take reasonable steps to familiarize all Indosat contractors working on Towers at Sites with such policies and objectives and the consequences of non-compliance.

Section 2.4 Owner shall clearly articulate its requirements for reporting of any accidents or “near misses” to Indosat, which will in turn notify its contractors.

Section 2.5 Each of Owner and Indosat shall procure that their respective employees performing any type of work on a Tower or on Land at a Site shall comply with Peraturan Menteri Tenaga Kerja dan Transmigarasi RI No PER. 08/MEN/V11/2010. Each of Owner and Indosat shall take reasonable steps to ensure that its contractors performing work on a Tower or on Land comply with such regulation guidelines, including by adopting provisions requiring such contractors to do so in contracts entered into with contractors after the Closing Date.

Section 2.6 Owner shall implement a strict work permit procedure for all contractors which are granted access to towers which shall include provisions relating to, among other things, working at night, working in inclement weather and working on a Tower following significant seismic activity. Indosat shall take reasonable steps to ensure that all of its employees comply with such procedures notified by Owner to Indosat in writing no later than 90 days after receipt by Indosat. Indosat shall take reasonable steps to ensure that all of its contractors performing work at a Site comply with such procedures, including by adopting provisions requiring them to do so in contracts entered into with contractors after the Closing Date.

Schedule 4-3

Exhibit G

Section 2.7 Owner and Indosat shall each take reasonable steps to ensure that all of their respective contractors performing any type of work at a Site shall not compromise the safety of the structure or appurtenances.

Section 2.8 Indosat shall have the right on reasonable notice to access and inspect each Site from time to time, to ensure compliance with this Health, Safety and Environmental Plan and Owner shall issue an ‘Annual Safe to Climb’ Certificate (or other equivalent certificate), issued by a competent authority annually or after any significant seismic activity.

Section 3 Environmental

Section 3.1 Without seeking ISO 14001:2004 or ISO 14004: 2004 accreditation, Owner shall for the duration of the MLA and each SLA thereunder follow the standard and procedures required under ISO 14001:2004 and ISO 14004: 2004 accreditation other than the standard and procedures on matters relating to operators equipment with the aim of managing and controlling environmental risk and improving performance.

Section 3.2 Owner shall strictly control use of the Sites and shall use the Sites for their purpose and shall not allow any Lessors or others to use the sites for the any other purpose, including cultivation of crops or trees, keeping of dogs or livestock such as poultry, goats or sheep, vehicles, foodcarts or storage of materials unrelated to Owner’s business or another User’s Wireless Business, or allow any other conditions which could be detrimental to human health such as poor sanitation or breeding of mosquitoes.

Section 3.3 Owner shall familiarize Indosat, all Users and all Owner’s contractors at a Site, with its environmental policies and objectives. Indosat shall familiarize Indosat contractors working on Towers at Sites with such policies and objectives.

Section 3.4 Owner shall clearly articulate its requirements for reporting of any accidents or “near misses” to Indosat, in particular for incidents involving fuel spillage or leakage. Indosat shall take reasonable steps to ensure that all its employees and contractors comply with such requirements.

Section 3.5 Owner shall keep all Sites clean and shall not allow any work to be done on a Site which could be reasonably be expected to have a negative environmental impact, including the use of any aggressive chemicals for Tower cleaning and repainting works. Indosat shall take reasonable steps to ensure that neither it nor any of its employees and contractors working at a Site undertakes any work in breach of this provision.

Section 3.6 Each of Owner and Indosat shall ensure that any fuels which are stored at the Site by it or on its behalf, and Owner shall take reasonable steps (taking into account the terms of the relevant User Agreement) to ensure that any fuels which are stored at the Site by other Users, are stored safely and in compliance with all applicable Laws and that all refuelling is carried out in a safe manner which complies with all applicable Laws and shall advise the other Party immediately of any leakages at any tanks, pipes, pumps and valves associated with its generators (and in the case of Owner, associated with generators of other Users where Owner becomes aware of such leakages) at such Site, and shall promptly repair or cause to be repaired any such leaks and any leaky exhausts.

Schedule 4-4

Exhibit G

Section 3.7 Owner shall implement a strict work permit procedure for all contractors which are granted access to Towers which shall include provisions relating to, among other things, the delivery and maintenance of generators, delivery of fuel, and the disposal of environmentally hazardous products after generator maintenance. Indosat shall take reasonable steps to ensure that all of its employees comply with such procedures notified by Owner to Indosat in writing no later than 90 days after receipt by Indosat. Indosat shall take reasonable steps to ensure that all of its contractors performing work at a Site comply with such procedures.

Section 3.8 Each of Owner and Indosat shall dispose of hazardous or environmentally hazardous materials at a Site in a reasonable and appropriate manner and in accordance with applicable Laws.

Section 3.9 Owner and Indosat shall not and Owner and Indosat shall each take reasonable steps to ensure that their respective contractors shall not cause noise or other pollution or nuisances at the site including the use of noisy generators which affects non-occupational workers and the public in close proximity to the Site.

Schedule 4-5

Exhibit G

Schedule 5

CALL CENTER PROTOCOL

Set out below is the Call Center Protocol. Capitalized Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Master Lease Agreement entered into on [.], 2012 between Buyer Parent, Owner and Indosat (the “MLA”). In the event of a conflict between the Call Center Protocol and the terms of the MLA, the terms of the MLA shall prevail.

Owner shall operate a twenty four (24) hour, seven (7) days a week centralized call center for telephone, fax, and sms communication between Owner and Indosat to resolve Site management issues (such call center, “Owner’s Call Center”). Owner’s Call Center shall record all instances of Equipment being reported off air at any Site at which Indosat leases Site Space under the MLA (a “Relevant Site”).

Upon receiving a report by Indosat, another User, or any other Person that Equipment at a Relevant Site is off air, Owner’s Call Center shall inform the relevant department of Owner of the reported instance of Equipment being off air and Owner shall promptly inform Indosat of such incident (unless Indosat was the reporting party). Owner’s Call Center shall record the date and time that such Equipment was reported off air and the time Indosat is notified that the fault has been rectified. Owner shall provide Indosat with a complete report of each period in which Equipment is reported off air at a Relevant Site which shall include the date and time Equipment was first reported being off air at the Relevant Site, the time the incident was reported to Indosat, and the time Indosat is notified that the fault has been rectified (unless Indosat notified Owner of such rectification).

When reporting an incident of Equipment being off air to Owner’s Call Center, a lessee must provide the call center operator with the following data:

1.	Details of lessee

- Name of lessee

2.	Details of Caller

- Name of caller

- Position

- Contact number for caller

3.	Details of fault being logged

- Site the fault relates to including Region, Site Name/Site ID

- - Type of Inquiry/Report

o	Site access coordination

o	Trouble Description

o	Date and Time of occurrence

Schedule 5-1

Exhibit G

Schedule 6

SITE ACCESS RULES

A.	GENERAL

The following terms shall apply for access to Sites under the MLA. Capitalized Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Master Lease Agreement entered into on [.], 2012 between Buyer Parent, Owner and Indosat. In the event of a conflict between the terms of these Site Access Rules and the terms of the MLA, the terms of the MLA shall prevail:

1.	A written entry permit (“Entry Permit”) shall be issued for all scheduled Site access by Indosat and its Representatives, which includes regular maintenance and any installation, replacement, modification or removal of Indosat’s Equipment in accordance with the MLA. Where Indosat requires urgent Site access, Indosat and its Representatives shall present a form of identification upon entry to the relevant Site and shall have access to the Site without a written Entry Permit or other written permit provided that Indosat coordinates such urgent Site access in accordance with Clause 3 below.

2.	Owner shall operate a twenty four (24) hour, seven (7) days a week centralized Call Center/Help Desk for telephone, fax, and sms communication between Owner and Indosat to resolve Site management issues. Indosat shall submit all requests for an entry permit (“Entry Permit Request”) to Owner’s Call Center/Help Desk.

3.	Indosat shall notify Owner’s Call Center if it requires urgent Site access and Indosat and Owner’s Call Center shall coordinate Indosat’s urgent Site access for any repair, replacement, modification or removal thereof if Indosat is required to access a Site to address any circumstance Indosat in good faith believes to be an emergency related to Indosat’s Installed Equipment. Such notification and coordination shall be done through Owner’s twenty four (24) hour, seven (7) days a week centralized Call Center/Help Desk. For the avoidance of doubt, an emergency related to Indosat’s Installed Equipment shall include matter that could reasonably be expected to result in Indosat’s Installed Equipment being off air.

4.	Indosat or Indosat’s Representatives must bring valid photographic ID, such as KTP or SIM.

5.	Entry Permits shall be issued directly to Indosat (and shall include permission to access the Site for both Indosat and any Representative of Indosat listed in its Entry Permit Request) and Indosat shall be responsible for the acts of Indosat and its Representatives at a Site in accordance with the MLA.

Schedule 6-1

Exhibit G

B.	ENTRY PERMIT PREPARATION

1.	In order to obtain an Entry Permit, Indosat must submit a letter meeting the Requirements of Section B(4) below (an “Assignment Letter”) and complete the Entry Permit Request form to be signed by the relevant Indosat Representative.

2.	An Entry Permit Request must be submitted by Indosat at least two (2) business days prior to the scheduled Site visit.

3.	In the event that Indosat does not submit an Assignment Letter and Entry Permit Request, Owner shall not be obliged to grant Indosat the required permit.

4.	An Assignment Letter shall be attached to the Entry Permit Request form upon submission and must include at a minimum the following information:

a.	Details of the works to be performed, if any

b.	The name of the person in charge of conducting the Site visit

c.	Other authorized personnel to take part in the Site visit

d.	Proposed time and date of the Site visit

e.	Attachments, if any

5.	The Entry Permit Request prepared by Indosat must explain the type and description of the planned activities, which may include:

a.	Site Survey

b.	Install, Replace, Modify or Remove Equipment

c.	Construction/Collocation

d.	Equipment maintenance and repair on Site

e.	Other activities (a breakdown of activities must be prepared)

6.	In the event that Indosat requires a Site key, Indosat must complete a form request such Site key (such form, a “Key Utilization Form”).

7.	In the event that Indosat’s Assignment Letter, Entry Permit Request or Key Utilization Form do not comply with the requirements set forth in these Site Access Rules, Owner shall request any missing information from Indosat in order to continue processing the Entry Permit Request.

8.	Owner shall complete the processing of Indosat’s Entry Permit Request and Key Utilization form and provide Indosat with a valid Entry Permit and Site key prior to Indosat’s scheduled Site visit. In addition, Owner shall inform the Site guard of Indosat’s scheduled visit prior to Indosat’s scheduled Site visit.

9.	Prior to entering Owner’s site, Indosat must show the Entry Permit to the Site Guard (except in the case of emergency Site access, where Indosat and its Representatives must show a form of identification).

Schedule 6-2

Exhibit G

Entry Permit Request

We, the undersigned :

Name :	Phone/Hp		/
Company :	Phone/fax	:	/

Hereby request for the entry permit for the following individual(s):

Name :	Phone	:
:
:
:
:

Company :	Phone/fax	:	/

Type of Work	:	…	Site Survey

		…	Install/Replace/Modify Equipment

		…	Removal/Release/ Dismantle

		…	Construction/Collocation/Structural Enhancement

		…	Others

Work Details :

Site Name	:	Site Id	:
:
:
:
:

Effective Period :                                                                       to

Jakarta, 20

Requester

(                                     )

No. Information* :

Schedule 6-3

Exhibit G

Entry Permit

Number: xxx

Owner hereby grants access to enter Owner’s site to the following party:

Name :	Ph/Hp	:
Company :

For the purpose of performing                                                                                                                        at the respective site:

Site name	:	ID Site	:

Effective Period	:	to

And therefore, Owner requests that any and all relevant parties to provide any and all support necessary for this particular permit holder in performing his/her duties.

This entry permit has been issued for a particular purpose and shall be effective accordingly.

                                      ,                                          20

Approved by,

(                                         )

Regional Manager

Schedule 6-4

Exhibit G

Schedule 7

LOADING

Definitions:

“Appurtenances” shall mean items attached to the Tower such as antennas, antenna mounts, transmission lines, conduits, lighting equipment, climbing devices, platforms, signs, anti-climbing devices, and other Equipment.

“Assumed Standard” shall mean the ANSI/TIA-222-G standard, assuming a wind speed equal to 120 km/h 3 second gust.

“Discrete Appurtenance” shall mean an Appurtenance modeled as a concentrated load.

“Fully Triangulated Tower” shall mean a Tower where the plan and hip bracings on the Tower are triangulated (for reference purposes, see picture 4-2 ANSI/TIA-222-G-2005).

“Limit State” shall mean a condition beyond which a structure or member becomes unfit for service and is judged to be no longer useful for its intended function or unsafe.

“Limit State Load Combinations”: structures and foundations shall be designed so that their design strength equals or exceeds the load effects of the factored loads in each of the following limit state load combinations (Section 2 ANSI/TIA 222-G):

1.	1.2 D + 1.0 Dg + 1.6 Wo

2.	0.9 D + 1.0 Dg + 1.6 Wo

3.	1.2 D + 1.0 Dg + 1.0 Di + 1.0 Wi + 1.0 Ti

“Linear Appurtenance” shall mean an Appurtenance modeled as a distributed load.

“Loading Analysis” shall mean a detailed structural analysis of a Tower and its foundation to investigate if the Tower and its foundation can carry the given and/or proposed loads. A Loading Analysis under this MLA shall be carried out in accordance with Schedule 7.

“Loading Feasibility Test” shall mean a simplified check to determine the effects of a proposed installation, replacement or modification of Equipment on a Tower compared to the Equipment on a Tower immediately prior to such installation, replacement or modification. A Loading Feasibility Test under this MLA shall be carried out in accordance with Schedule 7.

“Material Structural Deficiency” shall mean, in relation to a Tower, a Tower (a) that has a major condition related to its structural members, fasteners or foundations, that materially and adversely affects the overall stability of the structure, and is significant with respect to the Tower installation safety, resulting in the danger of imminent collapse of the Tower, or (b) where the

Loading Analysis, performed in accordance with Schedule 7, shows that the Utilization of the Tower exceeds 100%, in the case of each of (a) and (b) assuming that the Tower is a Fully Triangulated Tower.

Schedule 7-1

Exhibit G

“Strength Limit State” shall mean a Limit State condition affecting the safety of the structure, in which the member or connections ultimate load-carrying capacity or stability of the substructure is reached.

“Utilization”, referred to by the symbol “(/\ )”, with reference to the Strength Limit States, both for the Tower (members, connections) and its foundation shall be defined as the greatest of the ratio:

SaiQi/jRn

evaluated for each of the Strength Limit State Load Combinations, where:

SaiQi means required strength, the sum of the load effects due to applied factored loads and load combinations.

jRn means design strength, the product of nominal strength and a resistance factor.

(see Section 1 ANSI/TIA 222-G). For the avoidance of any doubt, the term Utilization shall, when used, relate to both the Tower and its foundation.

Schedule 7-2

Exhibit G

LOADING FEASIBILITY TEST

The Loading Feasibility Test for a Tower is carried out for any antenna system configuration, comparing the overturning moment (HEPATOT) and shear force (SEPATOT) at the base of a Tower, induced by the actual Equipment installed (the existing antenna configuration immediately prior to the installation, replacement or modification of Equipment, the “Existing Antenna Configuration”) and the proposed Equipment to be installed (the proposed antenna configuration immediately after the proposed installation replacement or modification of Equipment, the “Proposed Antenna Configuration”). For the avoidance of doubt, the determinations in the preceding sentence assume that no additional Equipment is placed on the Tower by Users, Owner or other third parties between the determination of the Actual Antenna Configuration and Proposed Antenna Configuration referred to therein.

The Loading Feasibility Test is not actually providing the Utilization of the Tower, but only determining the overall reactions at the base, and it can be carried out for every modification of antenna systems, excluding the cases where local bending of structural members has to be considered as per paragraph 3.4.1 in TIA EIA 222-G 2005 (example, MW dish ≥ 6ft installed on a single tower leg) in which cases a Loading Analysis should be performed to assess member Utilization with reference to structural limit states.

The loads for the Loading Feasibility Test shall be determined as follows.

Assumptions:

The following assumptions shall apply:

•	No shielding considered

•

Each Appurtenance (except Microwave Antenna dishes, antenna mounts and all the items attached to the Tower but not instrumental for its use) having the axis of symmetry of its biggest horizontal transversal section aligned perpendicular to the direction of the wind

Schedule 7-3

Exhibit G

Effective Projected Area (“EPA”):

The following formulas are a simplified method to determine the Effective Projected Area of Appurtenances on Towers:

1.	For Discrete Appurtenances (excluding Microwave Antenna):

EPAi,RF = greater of (EPAi)N and (EPAi)T

Where:

(EPAi)N = Effective projected area associated with the windward “front” face normal to the azimuth of the appurtenance (Q=0°), square meters

(EPAi)T = Effective projected area associated with the windward “side” face of the appurtenance, (Q=90°), square meters

(EPA)N and (EPA)T may be provided by the appurtenance manufacturer or calculated from below:

Flat Appurtenances:

Schedule 7-4

Exhibit G

Round Appurtenances:

2. For Microwave Antennas:

Ca = f(microwave antenna type)

Ca = 1.55 for typical microwave antennas without radome

Ca = 0.86 for microwave antenna with radome

Ca = 1.26 for microwave antenna with cylindrical shroud

To evaluate the overall moment at the base (called HEPAANT,BASE), the EPA shall be calculated for every Discrete Appurtenance (including Sectoral Antennas and Microwave Antennas) and then multiplied for the related height of installation (antenna middle point).

HEPAANT,BASE = SEPAiRF x HiRF,INST + SEPAjMW x HjMW,INST

3.	Linear Appurtenances (such as, feeders and fiber optic cables):

The feeder runs, based on the diameter, will be modelled as continuous vertical bands, their width depending on the number of feeders (Nos) with same cross section installed.

Schedule 7-5

Exhibit G

Nos of feeders from 1 to 3:	DEPA = Ø x Nos x 1,2

For other configuration:	DEPA =Max Cluster Width x 1,5 (refer picture below, and annex A

Using the relative DEPA for the specific case, effective projected area is:

EPAFEEDi = DEPA X HFEED,INSTi

To obtain the related contribution on the overturning moment, such value shall be multiplied for half of the total band height (equivalent concentrated load )

HEPAFEEDi = EPAFEEDi X HFEED,INSTi/2

The total value of the HEPA generated by the feeders is then defined as

HEPAFEED,ASE = ∑HEPAFEEDi

To evaluate the overall overturning moment and the shear, the following formulas shall be used;

4. Loading Feasibility Test Results:

The Loading Feasibility Test result is positive if the following conditions are satisfied;

MBASE,PROPOSED < MBASE,EXISTING and SBASE,PROPOSED < SBASE,EXISTING

In the event the Loading Feasibility Test result is not positive, a Loading Analysis is required and shall be conducted in accordance with the following section.

Schedule 7-6

Exhibit G

LOADING ANALYSIS

In the event the Loading Feasibility Test result is not positive, a Loading Analysis shall be required.

Loads from all Equipment on the Tower, and the Loading Analysis, shall be determined in detail in accordance with the Assumed Standard, provided that the Loading Analysis for the Actual Antenna Configuration and Proposed Antenna Configuration used to determine the Utilization will be performed assuming the Tower is a Fully Triangulated Tower.

The Loading Analysis shall be performed based on actual information relating to the Equipment and the Tower (including, for example, material specifications for members and fasteners and foundation concrete class). In the event such information is unavailable, an adequate number of samples shall be obtained and tested to determine materials specifications and resistance, and the Loading Analysis will be performed using these results.

To speed up the process and give the possibility to cross check the Loading Analysis results, the use of a common verification software shall be agreed upon by the Parties.

APPLICATION OF MLA

This Schedule 7, including the Loading Feasibility Test and Loading Analysis shall be subject to and applied in accordance with the terms and conditions set forth in the MLA.

Schedule 7-7

Exhibit G

ANNEX 1

(FEEDERS RUN WIDTH)

Schedule 7-8

Exhibit G

EXHIBIT A

FORM OF SITE LEASE AGREEMENT

Site Lease Agreement (this “SLA”) dated as of [•], by and between PT SOLUSI MENARA INDONESIA (“Owner”) and PT INDOSAT TBK(“Indosat”), pursuant and subject to the Master Lease Agreement by and between the parties hereto, dated as of [•], 2011 (the “MLA”). All capitalized terms not defined herein have the meanings ascribed to them in the MLA.

1.	Each Site identified and described on the site schedule attached to this SLA (the “Site Schedule”), may be used by Indosat for the installation, relocation, maintenance, placement, modification, removal and operation of Indosat’s Authorized Equipment on the Site Space in accordance with this SLA and the MLA, and shall include the non-exclusive right of access in accordance with, and all other rights of Indosat set forth in, the MLA.

2.	The “Site Space” shall, in respect of each Site on the Site Schedule, consist of: (i) the surface area in square meters within the Band(s) of Site Space on the Tower, occupied by Indosat’s Equipment on the Tower as of the Determination Date; (ii) the ground space in square meters listed in the Site Schedule occupied by Indosat’s Equipment on the Land as of the Determination Date, and; (iii) in the case of each of clauses (i) and (ii), the additional space in square meters occupied by Indosat’s Authorized Equipment, including any Extra Charge Additional Authorized Equipment, No Charge Additional Authorized Equipment, and any Unauthorized Equipment deemed to be part of Authorized Equipment pursuant to Section 5.6 of the MLA. The surface area of any Excess Equipment that has been removed from a Band of Site Space pursuant to Section 5.9 of the Asset Purchase Agreement shall cease to be part of the Site Space.

3.	Lease Fees and Maintenance Fees due and payable by Indosat to Owner shall be determined in accordance with Schedule 1 of the MLA.

4.	The commencement date of this SLA with respect to each Site set forth on the Site Schedule shall be the SLA Commencement Date.

5.	The Term of this SLA shall be [•] years.

6.	A copy of the Land Lease for each Site on the Site Schedule is attached hereto.

7.	The Site Schedule attached to this SLA is expressly incorporated herein and made a part hereof, and the Sites set forth thereupon, by this SLA, are expressly made subject to the general terms and conditions set forth in the MLA, which are incorporated by reference herein. In the event of a conflict or inconsistency between the terms of this MLA and this SLA, the terms of this SLA shall govern and control for each Site set forth on the Site Schedule.

Exhibit A-1

Exhibit G

[Remainder of Page Intentionally Left Blank]

Exhibit A-2

Exhibit G

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this SLA as of the day and year first above written.

[OWNER]

By:
Name:
Title:

INDOSAT

By:
Name:
Title

Exhibit A-3

Exhibit G

# Site Schedule

| Today's Date | |
|---|---|
| Survey Date | |

## Site Schedule

SITE ID ____ Island ____ Province ____ City ____

Latitude (Decimal/DMS) ____ Longitude (Decimal/DMS) ____ Site Type ____ Tower Type ____

Building Height ____ Tower Height ____

### 1. SECTORAL ANTENNAS

| Item | ANTENNA DETAILS | | | | | | | | CABLES AND FEEDERS | |
|---|---|---|---|---|---|---|---|---|---|---|
| | Antenna Height (as defined in the MLA) | Quant | Manufacturer | Model | Dimensions (mm) (LxWxD) | Mounting (m) (boomxArm) | Leg (AxBxCxD) | Azim (°) | Quant | Size(") |
| 1.1 | | | | | | | | | | |
| 1.2 | | | | | | | | | | |
| 1.3 | | | | | | | | | | |
| 1.4 | | | | | | | | | | |
| 1.5 | | | | | | | | | | |
| 1.6 | | | | | | | | | | |
| 1.7 | | | | | | | | | | |
| 1.8 | | | | | | | | | | |
| 1.9 | | | | | | | | | | |

Remarks:

### 2. MICROWAVE ANTENNAS

| Item | ANTENNA DETAILS | | | | | | | | CABLES AND FEEDERS | |
|---|---|---|---|---|---|---|---|---|---|---|
| | Antenna Height (as defined in the MLA) | Quant | Manufacturer | Model | Dimensions (mm) (LxWxD) | Mounting (m) (boomxArm) | Leg (AxBxCxD) | Azim (°) | Quant | Size(") |
| 2.1 | | | | | | | | | | |
| 2.2 | | | | | | | | | | |
| 2.3 | | | | | | | | | | |
| 2.4 | | | | | | | | | | |
| 2.5 | | | | | | | | | | |
| 2.6 | | | | | | | | | | |
| 2.7 | | | | | | | | | | |
| 2.8 | | | | | | | | | | |
| 2.9 | | | | | | | | | | |

Remarks:

### 3. OTHER EQUIPMENT

| Item | DETAILS | | | | | | | | CABLES AND FEEDERS | |
|---|---|---|---|---|---|---|---|---|---|---|
| | Height (m) | Quant | Manufacturer | Model | Dimensions (mm) (LxWxD) | Mounting (m) (boomxArm) | Leg/Ladder (AxBxCxD) | Azim (°) | Quant | Size(") |
| 3.1 | | | | | | | | | | |
| 3.2 | | | | | | | | | | |
| 3.3 | | | | | | | | | | |
| 3.4 | | | | | | | | | | |

Remarks:

### 4. EQUIPMENT ON LAND

TYPE OF EQUIPMENT: ☐ Indoor (Shelter) ☐ Outdoor (Cabinet) ☐ Other (See Remarks)

SHELTER/CABINET DIMENSION: Length: ____ Width: ____ Height: ____

ADDITIONAL LAND SPACE DIMENSION: length: ____ Width: ____ Equipment on Land: ____ Total (square meters): ____

*Layout must be provided*

Remarks:

### 5. BANDS OF SITE SPACE

EQUIPMENT ON TOWER:

1. Number of SA Bands ____
   - A. Height of Vertical Centerline ____ Number of Sectoral Antennas ____ Band Height/height of Cluster ____ Surface Area (Square meters) ____
   - B. Height of Vertical Centerline ____ Number of Sectoral Antennas ____ Band Height/height of Cluster ____ Surface Area (Square meters) ____
   - C. Height of Vertical Centerline ____ Number of Sectoral Antennas ____ Band Height/height of Cluster ____ Surface Area (Square meters) ____
2. Number of Microwave Bands
   - A. Height of Vertical Centerline ____ Number of Sectoral Antennas ____ Band Height/height of Cluster ____ Surface Area (Square meters) ____
   - B. Height of Vertical Centerline ____ Number of Sectoral Antennas ____ Band Height/height of Cluster ____ Surface Area (Square meters) ____
   - C. Height of Vertical Centerline ____ Number of Sectoral Antennas ____ Band Height/height of Cluster ____ Surface Area (Square meters) ____

Remarks:

| OWNER | | OWNER | | INDOSAT | | INDOSAT | |
|---|---|---|---|---|---|---|---|
| | | | | | | | |
| Date | | Date | | Date | | Date | |

Exhibit A – Site Schedule 1

Exhibit G

EXHIBIT B

FORM OF NOTICE OF INTENT TO LEASE

[Number]

Issuing Date: [Date]

To

OWNER

[Address]

Reference: Tower Master Lease Agreement between INDOSAT and OWNER, dated [—] (the “MLA”)

We refer to our Tower Access Request dated [Date].

This Notice of Intent to Lease is issued to OWNER pursuant to the MLA. The terms and conditions of the MLA are incorporated herein.

Site Particulars:

No.	Area Name	Kabupaten / Province	Longitude	Lattitude	OWNER Site ID (if identified)	Mandatory Relocation / Discretionary Relocation / Colocation/Owner’s Relocation Right

INDOSAT Equipment

Refer to the attached Equipment Installation Form

Issued by INDOSAT	Agreed and acknowledged by OWNER

Name:	Name:
Title:	Title:
Date:	Date:

Exhibit B-1

Exhibit G

EXHIBIT C

FORM OF SITE READINESS NOTICE

[Number]

Issuing Date : [Date]

To: INDOSAT

[Address]

Attn. Group Head Project Development

INDOSAT Site ID	:

OWNER Site ID	:

Site Name	:

Site Address	:

Site Type/Tower Type/Height	:

Notice of Intent to Lease No. /

Equipment Installation Notice No.	:

We, the undersigned representatives of OWNER, hereby notify INDOSAT that the above mentioned Site is now ready for the installation of the equipment listed in, and in accordance with the [Notice of Intent to Lease, Equipment Installation Form and Equipment Installation Plan] dated [Date] previously delivered to OWNER.

Pursuant to the Article            of the MLA, INDOSAT shall check, verify and inspect the readiness of such Site within five (5) business days upon INDOSAT’s receipt of this letter.

OWNER	Received by INDOSAT

Name:	Name:
Title:	Title:
Date:	Date:

Note: Attached to this Site Readiness Notice are the Site Readiness Requirements

Exhibit C-1

Exhibit G

Site Readiness Requirements

Site ID: [•]	Date: [•]

Address: [•]	Site Name: [•]

Site Coordinates: [•]

RFI Checklist
No.	Items	Yes	No	N/A

1	Baseframe/foundation for shelter/cabinet constructed	☐	☐	☐

2	Tower/pole erection completed	☐	☐	☐

3	Cable tray & ladder constructed	☐	☐	☐

4	Fence installed	☐	☐	☐

5	Grounding bar installed on Tower	☐	☐	☐

6	Grounding bar installed on baseframe	☐	☐	☐

7	Structural enhancements completed	☐	☐	☐

8	No overdue amount is payable in respect of the Site on account of the works referred to in the RFI Certificate and no overdue payment in relation to the Site is owing to Lessor, community, Governmental Authorities, and for licences	☐	☐	☐

9	No adverse community action (other than caused primarily by Indosat)	☐	☐	☐

10	Access to Site in accordance with the MLA and SLA	☐	☐	☐

11	Electricity connected and operational	☐	☐	☐

	A. Multiguna (overblast)	☐	☐	☐

	B. Permanent connection	☐	☐	☐

	C. Needs temporary genset	☐	☐	☐

	D. Permanent genset	☐	☐	☐

	E. Genset not available	☐	☐	☐

Exhibit C-2

Exhibit G

ADDITIONAL NOTES

-Photograph Report As Attached.

Executed by OWNER	Executed by INDOSAT

Name:	Name:
Title:	Title:

Exhibit C-3

Exhibit G

# PHOTOGRAPH REPORT

**Description of Structural Enhancements Completed: [ ● ]**

| | | |
|---|---|---|
| [Photo] | [Photo] | [Photo] |
| **Tower Erection** | **Baseframe Installed** | **Grounding** |
| [Photo] | [Photo] | [Photo] |
| **Structural Enhancement Photo 1** | **Structural Enhancement Photo 2** | **Structural Enhancement Photo 3** |
| [Photo] | [Photo] | [Photo] |
| **Electricity Panel Installed** | **Handheld GPS** | **Cable Tray and ladder** |
| | [Photo] | |
| | **Fence** | |

Exhibit C-4

Exhibit G

EXHIBIT D

FORM OF READY FOR INSTALLATION CERTIFICATE

[Number]

Reference: Tower Master Lease Agreement between INDOSAT and OWNER, dated [.] (“MLA”)

Certificate date: [Date]

This Ready for Installation Certificate (“RFI Certificate”) is issued pursuant to the MLA with respect to :

•	the Notice Of Intent To Lease No. [Number] dated [Date] and/or

•	the Equipment Installation Notice No. [Number] dated [Date] and

•	the Equipment Installation Plan [Number] dated [Date])

with respect to the Notice of Intent to Lease and Equipment Installation Notice/Equipment Installation Plan and Site Readiness Notice for the Site listed below.

Owner represents and warrants that: (i) the Site Readiness Requirements have been met, and (ii) once installed, replaced or modified in accordance with the Equipment Installation Notice/Equipment Installation Plan, such Equipment will be considered Authorized Equipment/No Charge Additional Authorized Equipment/Extra Charge Additional Authorized Equipment.

Owner and Indosat acknowledge and agree that they have inspected the Site and except as set out in a Schedule to this RFI Certificate, the Site meets the Site Readiness Requirements.

Unless otherwise agreed by the Parties, the effective date of this RFI Certificate shall be the date it is signed by INDOSAT as stated above.

INDOSAT Site ID	OWNER Site ID	Site Name	Longitude	Lattitude	Site/Tower Type

Terms not otherwise defined in this RFI Certificate shall have the meaning given to them in the MLA.

Executed by OWNER	Executed by INDOSAT

Name:	Name:
Title:	Title:

Exhibit D-1

Exhibit G

EXHIBIT E

FORM OF EQUIPMENT INSTALLATION NOTICE

[Number]

Issuing Date: [Date]

To:	OWNER

[Address]

Reference: Tower Master Lease Agreement between INDOSAT and OWNER, dated [.] (the “MLA”)

This Equipment Installation Notice is issued to OWNER pursuant to the above mentioned MLA. The terms and conditions of the MLA are incorporated herein.

We hereby give you notice that INDOSAT plans to perform the installation, replacement or modification of Equipment at the following Sites pursuant to Section 5.[ ] of the MLA and in accordance with Article XI of the MLA, and we are request that OWNER provide INDOSAT with the information set out in Section 11.1(a)(i) of the MLA in relation to the Sites set out below and to confirm the Installation Survey schedule for such Sites.

No.	INDOSAT Site ID	OWNER Site ID	Site Name	Longitude	Lattitude	Location on Tower

Received by OWNER	Executed by INDOSAT

Name:	Name:
Title:	Title:

Today’s Date

Exhibit E-1

Exhibit G

Exhibit E-2

Exhibit G

EXHIBIT F

INDOSAT PARTNER GUARANTEE

DEED OF GUARANTEE

by and among

PT INDOSAT TBK

as Guarantor

and

PT SOLUSI MENARA INDONESIA

as Beneficiary

Dated as of [                    ], 2012

Exhibit F-1

Exhibit G

Exhibit F-2

Exhibit G

THIS DEED OF GUARANTEE (this “Guarantee”) is made as of [—], by and among PT INDOSAT TBK, an Indonesian company with its principal office located at Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia (“Guarantor”) and PT SOLUSI MENARA INDONESIA, an Indonesian company with its principal office located at [—], Indonesia (“Beneficiary” and, collectively with Guarantor, the “Parties” and individually a “Party”).

W I T N E S S E T H:

WHEREAS, Guarantor, PT Tower Bersama Infrastructure Tbk. and Beneficiary have entered into an Asset Purchase Agreement dated as of [—], 2012 (the “Asset Purchase Agreement”). Certain capitalized terms used and not otherwise defined in this Guarantee have the meaning assigned to them in the Asset Purchase Agreement;

WHEREAS, Guarantor, PT Tower Bersama Infrastructure Tbk. and Beneficiary have entered into a Master Lease Agreement dated as of [—], 2012 (the “Master Lease Agreement”);

WHEREAS, the Master Lease Agreement provides that Guarantor may, from time to time, assign or transfer any of its rights or obligations under any SLA under the Master Lease Agreement to any Network JV or Network Partner, provided that inter alia Guarantor executes and delivers this Guarantee guaranteeing all of the obligations of such Network JV or Network Partner under the Master Lease Agreement as it applies to and with respect to any Site for which an SLA is assigned or transferred to such Network JV or Network Partner, and any SLA relating to such Site and any Joinder Agreement under which it agrees to be bound by the applicable terms and conditions of the Master Lease Agreement;

WHEREAS, Guarantor is executing and delivering this Guarantee guaranteeing all of the obligations of [—] (“Obligor”) under the Master Lease Agreement as it applies to and with respect to any Site for which an SLA is assigned or transferred to such Obligor, and any SLA to which such Obligor is a party relating to such Site;

WHEREAS, the Board of Commissioners of Guarantor is satisfied that Guarantor is entering into this Guarantee for the purpose of its business and that entry into this Guarantee is in the interest of Guarantor; and

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Guarantor hereby agrees as follows:

ARTICLE I

GUARANTEE

Section 1.1 Guaranteed Obligations.

Exhibit F-3

Exhibit G

(a) Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Beneficiary, as a surety, the full, prompt and complete payment, as when due and payable, of all monetary obligations and the due and punctual performance, as and when due, of all covenants, agreements, obligations and liabilities of Obligor due to Beneficiary, whether owed jointly or severally (with Guarantor or with any other Person), in each case arising under and in accordance with or in respect of the Master Lease Agreement as it applies to and with respect to any Site for which an SLA is assigned or transferred to such Obligor, and any SLA relating to such Site and each Joinder Agreement under which Obligor agrees to be bound by the applicable terms and conditions of the Master Lease Agreement (collectively, the “Relevant Documents”), now or hereafter existing or arising, whether for any payment obligations, reimbursement obligations, interest, fees, expenses or otherwise and whether direct or indirect, absolute, actual or contingent (collectively, the “Guaranteed Obligations”). The obligations of Guarantor hereunder shall be an absolute and unconditional guarantee of payment and performance to be made or performed strictly in accordance with the terms hereof. Guarantor further agrees that, subject to Section 1.1(d), this Guarantee, to the extent it requires payment of monies, constitutes a guarantee of payment when due and not of collection and is in no way conditional or contingent upon any attempt to collect from Obligor.

(b) Except as set forth in Section 1.1(d), Guarantor hereby unconditionally waives any requirement that Beneficiary proceeds against Obligor or otherwise exhausts any right, power or remedy under the Relevant Documents, before requesting payment or performance by Guarantor hereunder or that Beneficiary protects, secures, perfects or insures any security interest or lien or any property subject thereto or exhausts any other right to take any action against Obligor or any collateral.

(c) Beneficiary agrees that it will not make a demand against Guarantor under this Guarantee with respect to a Guaranteed Obligation unless (i) Beneficiary shall have first made a demand against Obligor with respect to such Guaranteed Obligation and (ii) such Guaranteed Obligation is not paid or performed in full within sixty (60) days of such demand against Obligor.

(d) For the avoidance of doubt, despite any other provision of this Guarantee, Guarantor shall be entitled to assert as a defence to its obligations under this Guarantee the same contractual defences arising under the terms of the Relevant Documents (including limitations on liability and limitations on remedies) with respect to the Guaranteed Obligations as Obligor is entitled to assert under and in accordance with the terms of the Relevant Documents.

(e) There shall not be any limitation whatsoever on Guarantor exercising any right of subrogation against Obligor with respect to any performance by Guarantor of its obligations under this Guarantee.

(f) There shall not be any limitation whatsoever on Guarantor exercising any right which it may have by reason of performance by it on its obligations under this Guarantee or any other Relevant Document: (x) to be indemnified by Obligor; (y) to claim any contribution from any other guarantor of or provider of security for Obligor’s obligations under any of the Relevant Documents; and/or (z) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of Beneficiary under the Relevant Documents or any other guarantee or security taken pursuant to, or in connection with, the Relevant Documents by Beneficiary.

Exhibit F-4

Exhibit G

ARTICLE II

CONTINUING GUARANTEE

Section 2.1 Continuing Guarantee. Obligor acknowledges, agrees and affirms, including on the date of this Guarantee and as of each date on which Obligor enters or become bound by an SLA, that this Guarantee is intended to be and shall be construed as a continuing guarantee of payment and performance and shall remain in full force and effect for so long as any of the Guaranteed Obligations shall remain outstanding and shall not be discharged by any intermediate discharge or payment of or on account of the Guaranteed Obligations or any of them.

Section 2.2 Additional Demands. Beneficiary may make one or more demands under this Guarantee.

Section 2.3 Reinstatement. Guarantor agrees that its liability under this Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Obligor in respect of the payment obligations hereby guaranteed is recovered from or repaid by Beneficiary or any other Person as a result of any proceeding in bankruptcy, insolvency, reorganization or any other similar procedure.

ARTICLE III

WAIVER OF DEFENSES

Guarantor waives in favor of Beneficiary any and all of its rights, protection, privileges and defenses provided by applicable law to a guarantor, including the provisions in Article 1430, 1831, 1837, 1843, 1847 through 1850 of the Indonesian Civil Code. In addition, the obligations of Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Guarantee, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or Beneficiary) including:

(a) any time, waiver or consent granted to, or composition or arrangement with Obligor or other Person;

(b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of Obligor or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

Exhibit F-5

Exhibit G

(c) any incapacity or lack of power, authority or legal personality of or dissolution or change in the name, authorized activities, legal existence, structure or personnel of Obligor or other Person;

(d) any entry into or amendment or modification (however fundamental) or replacement of another Relevant Document or any other document;

(e) any unenforceability, illegality or invalidity of any obligation of any Person under any Relevant Document or any other document;

(f) any insolvency or similar proceedings;

(g) this Guarantee or any other Relevant Document not being executed, effective, or binding against Obligor or any other party thereto; and

(h) any other act or omission to act or delay of any kind by Obligor or any other Person, or any other circumstance whatsoever that might, but for the provisions hereof, constitute a legal or equitable discharge or defense to Guarantor’s obligations hereunder.

ARTICLE IV

OTHER SECURITY

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Beneficiary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Organization. Guarantor is a company duly organized and validly existing under the Laws of Indonesia. Guarantor has the requisite corporate power and authority to own, lease and operate its assets and to conduct its business as it is currently being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction (to the extent such concept is recognized therein) in which the assets owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that failure to be so licensed or qualified would not have a Seller Material Adverse Effect.

Section 5.2 Authority; Enforceability. Guarantor has the requisite corporate power and authority to execute and deliver this Guarantee, and to perform its obligations hereunder. The execution and delivery of this Guarantee has been authorized by all requisite corporate action on the part of Guarantor and no other corporate authorization of Guarantor is required to authorize the execution and delivery of this Guarantee. This Guarantee has been duly executed and delivered by Guarantor and will constitute valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

Exhibit F-6

Exhibit G

Section 5.3 No Conflict; No Violation; Consents and Approvals. None of the execution, delivery or performance of this Guarantee or the compliance by Guarantor with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Organizational Documents of Guarantor, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (c) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Guarantor is a party or its assets are subject or (d) violate any Order or Law applicable to Guarantor, except, with respect to clauses (b), (c) and (d), where such failure to make such filing or give such notice or such violation would not reasonably be expected to have, individually or in aggregate, a Seller Material Adverse Effect.

Section 5.4 Legal Proceedings. There is no Claim pending or, to Guarantor’s knowledge, threatened against Guarantor or any of its Subsidiaries, which could question or challenge the validity of this Guarantee or could restrain, materially modify, prevent or materially delay the performance by Guarantor of its obligations under the this Guarantee.

Section 5.5 Sufficiency of Financial Resources. Guarantor has sufficient financial resources to satisfy the Guaranteed Obligations as and when they become due.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, consents, waivers and other communications under this Guarantee shall be in writing and in English and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by an internationally recognized courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

(a)	if to Beneficiary, to:

PT Solusi Menara Indonesia

[—]

Attention: Telephone: Facsimile:	[—] [—] [—]

(b)	if to Guarantor, to:

PT Indosat Tbk

Exhibit F-7

Exhibit G

Jalan Medan Merdeka Barat No. 21

Jakarta 10110

Indonesia

Attention:  President Director & Chief Executive Officer

Telephone: 6221 30442600

Facsimile:  6221 3453453

With a copy to:

Attention:  Director & Chief Wholesale and Infrastructure Officer

Telephone: 6221 30442602

Facsimile:  6221 30001385

Section 6.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

Section 6.3 Counterparts. This Guarantee may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

Section 6.4 Entire Agreement. This Guarantee, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the Parties, and supersede all prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof. For the avoidance of doubt, this Guarantee does not supersede or replace any other guarantee entered into by the Guarantor and Beneficiary in connection with the Transactions.

Section 6.5 Fees and Expenses. Regardless of whether or not the Transactions are consummated, each Party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Guarantee and the other Relevant Documents.

Section 6.6 Governing Law. This Guarantee and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 to the extent that a court pronouncement is required for the termination of this Guarantee.

Section 6.7 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or in connection with this Guarantee, including any question regarding its existence, termination or validity thereof (“Dispute”), shall be finally resolved in accordance with the provisions of this Section 6.7.

Exhibit F-8

Exhibit G

(b) Any Dispute between the Parties shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) (such Rules, the “SIAC Rules”) in force when the “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this Guarantee. The place or seat of arbitration shall be Singapore.

(c) There shall be three (3) arbitrators, and the Parties agree that one arbitrator shall be nominated by each of Seller and Buyer Parent for appointment by the Chairman of the SIAC in accordance with the SIAC Rules. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

(d) Each Party shall bear its own attorneys’ fees and expenses, and the arbitral tribunal shall have no authority to award attorneys’ fees against the losing Party.

(e) Each Party expressly waives the right to demand or recover, and the arbitrators shall not award any, Excluded Damages.

(f) The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

(g) A Party’s breach of this Guarantee shall not affect this agreement to arbitrate. Moreover, the Parties’ obligations under this Section 6.7 are enforceable even after this Guarantee has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

(h) Any award rendered shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no Party shall appeal to any court the award or decision of the arbitrators.

(i) The Parties expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Guarantee will remain in effect until a final arbitration award has been issued.

Section 6.8 Assignment. Neither this Guarantee nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by Guarantor or by Beneficiary, in whole or in part, without the prior written consent of the other Party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void, provided that a Party (an “Assignor”) may assign or otherwise grant an interest by way of security (a “Security Interest”) over any or all of its rights or interests hereunder to one or more lenders or an agent for such lenders of such Assignor (each such lender or agent, a “Finance Party”) provided that any such Security Interest over this Guarantee shall have been

Exhibit F-9

Exhibit G

included in the notice of assignment by Beneficiary and each such Finance Party (or an agent duly authorized to execute such document on behalf of any such Finance Party) on the terms set forth in Schedule 9.8 to the Asset Purchase Agreement.

Section 6.9 Parties in Interest. This Guarantee shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns, and nothing in this Guarantee, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Guarantee.

Section 6.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

Section 6.11 Amendment. This Guarantee may be amended or modified at any time by the Parties, but only by an instrument in writing signed by or on behalf of Guarantor and Beneficiary.

Section 6.12 Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Guarantee shall be made in the currency in which the applicable Guaranteed Obligation is denominated by wire transfer of immediately available funds to an account or accounts designated by the Party receiving such payment.

Section 6.13 Extension; Waiver.

(a) Beneficiary may (i) extend the time for the performance of any of the obligations or acts of Guarantor, (ii) waive any inaccuracies in the representations and warranties of Guarantor contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of Guarantor contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of Beneficiary to any such extension or waiver shall be valid only if set forth in a written instrument signed by Beneficiary.

(b) Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by Beneficiary, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 6.14 Governing Language. This Guarantee is prepared in the English language and, unless otherwise agreed in writing by the Parties, English shall be used in respect of all matters in connection with this Guarantee. If requested in writing by a Party, the Parties shall promptly cause this Guarantee to be translated into the Indonesian language and cause such

Exhibit F-10

Exhibit G

Indonesian language version to be executed by the Parties. The effective date of any such Indonesian language version shall be the date of this Guarantee. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

[Remainder of Page Intentionally Left Blank]

Exhibit F-11

Exhibit G

IN WITNESS WHEREOF, the duly authorized representative of each of the Parties has executed this Guarantee on this             day of                         , 2012.

PT INDOSAT TBK

By:
Name: Harry Sasongko
Title: President Director & CEO

By:
Name: Stefan Carlsson
Title: Director & Chief Financial Officer

PT SOLUSI MENARA INDONESIA

By:
Name:
Title:

Exhibit F-12

Exhibit G

EXHIBIT G

INDOSAT AFFILIATE GUARANTEE

DEED OF GUARANTEE

by and among

PT INDOSAT TBK

as Guarantor

and

PT SOLUSI MENARA INDONESIA

as Beneficiary

Dated as of [                    ], 2012

Exhibit G-1

Exhibit G

Exhibit G-2

Exhibit G

THIS DEED OF GUARANTEE (this “Guarantee”) is made as of [—], by and among PT INDOSAT TBK, an Indonesian company with its principal office located at Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia (“Guarantor”) and PT SOLUSI MENARA INDONESIA, an Indonesian company with its principal office located at [—], Indonesia (“Beneficiary” and, collectively with Guarantor, the “Parties” and individually a “Party”).

W I T N E S S E T H:

WHEREAS, Guarantor, PT Tower Bersama Infrastructure Tbk. and Beneficiary have entered into an Asset Purchase Agreement dated as of [—], 2012 (the “Asset Purchase Agreement”). Certain capitalized terms used and not otherwise defined in this Guarantee have the meaning assigned to them in the Asset Purchase Agreement;

WHEREAS, Guarantor, PT Tower Bersama Infrastructure Tbk. and Beneficiary have entered into a Master Lease Agreement dated as of [—], 2012 (the “Master Lease Agreement”). Certain capitalized terms used and not otherwise defined in this Guarantee or the Asset Purchase Agreement have the meaning assigned to them in the Master Lease Agreement;

WHEREAS, the Master Lease Agreement provides that Guarantor may, from time to time, designate any of its Affiliates to be lessee under any SLA under the Master Lease Agreement or novate, assign or transfer its rights, obligation and interest under the Master Lease Agreement and any SLA to any of its Affiliates, provided that inter alia Guarantor executes and delivers this Guarantee guaranteeing all of the obligations of such Affiliate under the Master Lease Agreement as it applies to and with respect to any Site for which such Affiliate is designated as lessee, or an SLA is assigned or transferred to such Affiliate, and any SLA relating to such Site;

WHEREAS, Guarantor is executing and delivering this Guarantee guaranteeing all of the obligations of [—] (“Obligor”) under the Master Lease Agreement which are novated, assigned or transferred to such Obligor or as it applies to and with respect to any Site for which such Obligor is designated as lessee, or an SLA which is novated assigned or transferred to such Obligor, and any SLA to which such Obligor is a party relating to such Site and any Joinder Agreement under which it agrees to be bound by the applicable terms and conditions of the Master Lease Agreement;

WHEREAS, Obligor is an Affiliate of Guarantor;

WHEREAS, the Board of Commissioners of Guarantor is satisfied that Guarantor is entering into this Guarantee for the purpose of its business and that entry into this Guarantee is in the interest of Guarantor; and

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Guarantor hereby agrees as follows:

Exhibit G-3

Exhibit G

ARTICLE I

GUARANTEE

Section 1.1 Guaranteed Obligations.

(a) Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Beneficiary, as primary obligor and not merely as surety, the full, prompt and complete payment, as when due and payable, of all monetary obligations and the due and punctual performance, as and when due, of all covenants, agreements, obligations and liabilities of Obligor due to Beneficiary, whether owed jointly or severally (with Guarantor or with any other Person) and whether owed as principal or surety or in any other capacity, in each case arising under and in accordance with or in respect of the Master Lease Agreement which are novated, assigned or transferred to such Obligor or as it applies to and with respect to any Site for which such Obligor is designated as lessee, or an SLA is novated, assigned or transferred to such Obligor, and any SLA to which such Obligor is a party or otherwise relating to such Site and each Joinder Agreement under which Obligor agrees to be bound by the applicable terms and conditions of the Master Lease Agreement (collectively, the “Relevant Documents”), as if Guarantor were party thereto, now or hereafter existing or arising, whether for any payment obligations, reimbursement obligations, interest, fees, expenses or otherwise and whether direct or indirect, absolute, actual or contingent (collectively, the “Guaranteed Obligations”).

(b) The obligations of Guarantor hereunder shall be an absolute and unconditional guarantee of payment and performance to be made or performed strictly in accordance with the terms hereof. Guarantor further agrees that this Guarantee, to the extent it requires payment of monies, constitutes a guarantee of payment when due and not of collection and is in no way conditional or contingent upon any attempt to collect from Obligor.

(c) Except as set forth in Section 1.1(d), Guarantor hereby unconditionally waives any requirement that Beneficiary proceeds against Obligor or otherwise exhausts any right, power or remedy under the Relevant Documents, before requesting payment or performance by Guarantor hereunder or that Beneficiary protects, secures, perfects or insures any security interest or lien or any property subject thereto or exhausts any other right to take any action against Obligor or any collateral.

(d) Beneficiary agrees that it will not make a demand against Guarantor under this Guarantee with respect to a Guaranteed Obligation unless (i) Beneficiary shall have first made a demand against Obligor with respect to such Guaranteed Obligation and (ii) such Guaranteed Obligation is not paid or performed in full within five (5) business days of such demand against Obligor. The provisions of this Section 1.1(d) shall not apply at any time that an “Insolvency Event” (as such term is defined in Section 1.1(g)) shall have occurred or is imminent.

(e) For the avoidance of doubt, despite any other provision of this Guarantee, Guarantor shall be entitled to assert as a defence to its obligations under this Guarantee the same contractual defences arising under the terms of the Relevant Documents (including limitations on liability and limitations on remedies) with respect to the Guaranteed Obligations as Obligor is entitled to assert under and in accordance with the terms of the Relevant Documents.

Exhibit G-4

Exhibit G

(f) Until all Guaranteed Obligations have been irrevocably discharged in full and unless Beneficiary otherwise directs in writing, Guarantor shall not exercise any rights of subrogation against Obligor with respect to any performance by Guarantor of its obligations under this Guarantee.

(g) If an Insolvency Event shall have occurred or is imminent, until all Guaranteed Obligations have been irrevocably paid, performed and discharged in full and Beneficiary is of the opinion that no such payment or performance or discharge is or is likely to become void, voidable or otherwise unenforceable or refundable, unless Beneficiary otherwise directs in writing, Guarantor shall not (i) exercise any rights which it may have by reason of performance by it on its obligations under this Guarantee or any other Relevant Document: (x) to be indemnified by Obligor; (y) to claim any contribution from any other guarantor of or provider of security for Obligor’s obligations under any of the Relevant Documents; and/or (z) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of Beneficiary under the Relevant Documents or any other guarantee or security taken pursuant to, or in connection with, the Relevant Documents by Beneficiary or (ii) directly or indirectly claim or receive the benefit of any distribution, dividend or payment or prove or claim for any distribution, dividend or payment in competition with Beneficiary, so as to diminish any distribution, dividend or payment which, but for that claim or proof, Beneficiary would be entitled to receive.

(h) In this Guarantee:

(i) “Insolvency Event” shall mean: (x) Guarantor or Obligor pursuant to or within the meaning of any applicable Bankruptcy Law or similar law for the relief of debtors: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official of it or for any substantial part of its property; (D) makes a general assignment for the benefit of its creditors; or (E) takes any comparable action; or (y) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law or similar law for the relief of debtors that: (A) is for relief against Guarantor or Obligor in an involuntary case; (B) appoints a custodian, receiver, trustee, assignee, liquidator or similar official of Guarantor or Obligor or any substantial part of the property of either of them; (C) orders the winding up or liquidation of Guarantor or Obligor; or (D) grants any similar relief; or (E) otherwise becomes unable to pay its liabilities as and when the same fall due for payment.

(ii) “Bankruptcy Law” shall mean any bankruptcy, insolvency, reorganization, suspension of payment, moratorium or similar Law for the general relief of debtors in any relevant jurisdiction.

Exhibit G-5

Exhibit G

ARTICLE II

CONTINUING GUARANTEE

Section 2.1 Continuing Guarantee. Obligor acknowledges, agrees and affirms, including on the date of this Guarantee and as of each date on which Obligor enters or become bound by an SLA, that this Guarantee is intended to be and shall be construed as a continuing guarantee of payment and performance and shall remain in full force and effect for so long as any of the Guaranteed Obligations shall remain outstanding and shall not be discharged by any intermediate discharge or payment of or on account of the Guaranteed Obligations or any of them.

Section 2.2 Additional Demands. Beneficiary may make one or more demands under this Guarantee.

Section 2.3 Reinstatement. Guarantor agrees that its liability under this Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Obligor in respect of the payment obligations hereby guaranteed is recovered from or repaid by Beneficiary or any other Person as a result of any proceeding in bankruptcy, insolvency, reorganization or any other similar procedure.

ARTICLE III

WAIVER OF DEFENSES

Guarantor waives in favor of Beneficiary any and all of its rights, protection, privileges and defenses provided by applicable law to a guarantor, including the provisions in Article 1430, 1831, 1837, 1843, 1847 through 1850 of the Indonesian Civil Code. In addition, the obligations of Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Guarantee, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or Beneficiary) including:

(a) any time, waiver or consent granted to, or composition or arrangement with Obligor or other Person;

(b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of Obligor or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(c) any incapacity or lack of power, authority or legal personality of or dissolution or change in the name, authorized activities, legal existence, structure or personnel of Obligor or other Person;

Exhibit G-6

Exhibit G

(d) any entry into or amendment or modification (however fundamental) or replacement of another Relevant Document or any other document;

(e) any unenforceability, illegality or invalidity of any obligation of any Person under any Relevant Document or any other document;

(f) any insolvency or similar proceedings;

(g) this Guarantee or any other Relevant Document not being executed, effective, or binding against Obligor or any other party thereto; and

(h) any other act or omission to act or delay of any kind by Obligor or any other Person, or any other circumstance whatsoever that might, but for the provisions hereof, constitute a legal or equitable discharge or defense to Guarantor’s obligations hereunder.

ARTICLE IV

OTHER SECURITY

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Beneficiary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Organization. Guarantor is a company duly organized and validly existing under the Laws of Indonesia. Guarantor has the requisite corporate power and authority to own, lease and operate its assets and to conduct its business as it is currently being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction (to the extent such concept is recognized therein) in which the assets owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that failure to be so licensed or qualified would not have a Seller Material Adverse Effect.

Section 5.2 Authority; Enforceability. Guarantor has the requisite corporate power and authority to execute and deliver this Guarantee, and to perform its obligations hereunder. The execution and delivery of this Guarantee has been authorized by all requisite corporate action on the part of Guarantor and no other corporate authorization of Guarantor is required to authorize the execution and delivery of this Guarantee. This Guarantee has been duly executed and delivered by Guarantor and will constitute valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflict; No Violation; Consents and Approvals. None of the execution, delivery or performance of this Guarantee or the compliance by Guarantor with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Organizational Documents of Guarantor, (b) require any filing with, or permit, authorization,

Exhibit G-7

Exhibit G

consent or approval of, any Governmental Entity (c) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Guarantor is a party or its assets are subject or (d) violate any Order or Law applicable to Guarantor, except, with respect to clauses (b), (c) and (d), where such failure to make such filing or give such notice or such violation would not reasonably be expected to have, individually or in aggregate, a Seller Material Adverse Effect.

Section 5.4 Legal Proceedings. There is no Claim pending or, to Guarantor’s knowledge, threatened against Guarantor or any of its Subsidiaries, which could question or challenge the validity of this Guarantee or could restrain, materially modify, prevent or materially delay the performance by Guarantor of its obligations under the this Guarantee.

Section 5.5 Sufficiency of Financial Resources. Guarantor has sufficient financial resources to satisfy the Guaranteed Obligations as and when they become due.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, consents, waivers and other communications under this Guarantee shall be in writing and in English and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by an internationally recognized courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

(a)	if to Beneficiary, to:

PT Solusi Menara Indonesia

[—]

Attention:    [—]

Telephone:  [—]

Facsimile:     [—]

(b)	if to Guarantor, to:

Exhibit G-8

Exhibit G

PT Indosat Tbk

Jalan Medan Merdeka Barat No. 21

Jakarta 10110

Indonesia

Attention: President Director & Chief Executive Officer

Telephone: 6221 30442600

Facsimile:   6221 3453453

With a copy to:

Attention: Director & Chief Wholesale and Infrastructure Officer

Telephone: 6221 30442602

Facsimile:   6221 30001385

Section 6.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

Section 6.3 Counterparts. This Guarantee may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

Section 6.4 Entire Agreement. This Guarantee, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the Parties, and supersede all prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof. For the avoidance of doubt, this Guarantee does not supersede or replace any other guarantee entered into by the Guarantor and Beneficiary in connection with the Transactions.

Section 6.5 Fees and Expenses. Regardless of whether or not the Transactions are consummated, each Party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Guarantee and the other Relevant Documents.

Section 6.6 Governing Law. This Guarantee and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 to the extent that a court pronouncement is required for the termination of this Guarantee.

Section 6.7 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or in connection with this Guarantee, including any question regarding its existence, termination or validity thereof (“Dispute”), shall be finally resolved in accordance with the provisions of this Section 6.7.

Exhibit G-9

Exhibit G

(b) Any Dispute between the Parties shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International

Arbitration Centre (the “SIAC”) (such Rules, the “SIAC Rules”) in force when the “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this Guarantee. The place or seat of arbitration shall be Singapore.

(c) There shall be three (3) arbitrators, and the Parties agree that one arbitrator shall be nominated by each of Seller and Buyer Parent for appointment by the Chairman of the SIAC in accordance with the SIAC Rules. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

(d) Each Party shall bear its own attorneys’ fees and expenses, and the arbitral tribunal shall have no authority to award attorneys’ fees against the losing Party.

(e) Each Party expressly waives the right to demand or recover, and the arbitrators shall not award any, Excluded Damages.

(f) The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

(g) A Party’s breach of this Guarantee shall not affect this agreement to arbitrate. Moreover, the Parties’ obligations under this Section 6.7 are enforceable even after this Guarantee has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

(h) Any award rendered shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no Party shall appeal to any court the award or decision of the arbitrators.

(i) The Parties expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Guarantee will remain in effect until a final arbitration award has been issued.

Section 6.8 Assignment. Neither this Guarantee nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by Guarantor or by Beneficiary, in whole or in part, without the prior written consent of the other Party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void, provided that a Party (an “Assignor”) may assign or otherwise grant an interest by way of security (a “Security Interest”) over any or all of its rights or interests hereunder to one or more lenders or an agent for such lenders of such Assignor (each such lender or agent, a “Finance Party”) provided that any such Security Interest over this Guarantee shall have been

Exhibit G-10

Exhibit G

included in the notice of assignment by Beneficiary and each such Finance Party (or an agent duly authorized to execute such document on behalf of any such Finance Party) on the terms set forth in Schedule 9.8 to the Asset Purchase Agreement.

Section 6.9 Parties in Interest. This Guarantee shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns, and nothing in this Guarantee, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Guarantee.

Section 6.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

Section 6.11 Amendment. This Guarantee may be amended or modified at any time by the Parties, but only by an instrument in writing signed by or on behalf of Guarantor and Beneficiary.

Section 6.12 Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Guarantee shall be made in the currency in which the applicable Guaranteed Obligation is denominated by wire transfer of immediately available funds to an account or accounts designated by the Party receiving such payment.

Section 6.13 Extension; Waiver.

(a) Beneficiary may (i) extend the time for the performance of any of the obligations or acts of Guarantor, (ii) waive any inaccuracies in the representations and warranties of Guarantor contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of Guarantor contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of Beneficiary to any such extension or waiver shall be valid only if set forth in a written instrument signed by Beneficiary.

(b) Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by Beneficiary, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 6.14 Governing Language. This Guarantee is prepared in the English language and, unless otherwise agreed in writing by the Parties, English shall be used in respect of all matters in connection with this Guarantee. If requested in writing by a Party, the Parties shall promptly cause this Guarantee to be translated into the Indonesian language and cause such

Exhibit G-11

Exhibit G

Indonesian language version to be executed by the Parties. The effective date of any such Indonesian language version shall be the date of this Guarantee. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

[Remainder of Page Intentionally Left Blank]

Exhibit G-12

Exhibit G

IN WITNESS WHEREOF, the duly authorized representative of each of the Parties has executed this Guarantee on this        day of                , 2012.

PT INDOSAT TBK

By:
Name: Harry Sasongko
Title: President Director & CEO

By:
Name: Stefan Carlsson
Title: Director & Chief Financial Officer

PT SOLUSI MENARA INDONESIA

By:
Name:
Title:

Exhibit G-13

Exhibit G

EXHIBIT H

OWNER GROUP MEMBER GUARANTEE

DEED OF GUARANTEE

by and among

PT TOWER BERSAMA INFRASTRUCTURE TBK

as Guarantor

and

PT INDOSAT TBK

as Beneficiary

Dated as of [                    ], 2012

Exhibit H-1

Exhibit G

Exhibit H-2

Exhibit G

THIS DEED OF GUARANTEE (this “Guarantee”) is made as of [—], by and among PT TOWER BERSAMA INFRASTRUCTURE TBK, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (“Guarantor”) and PT INDOSAT TBK, an Indonesian company with its principal office located at Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia (“Beneficiary” and, collectively with Guarantor, the “Parties” and individually a “Party”).

W I T N E S S E T H:

WHEREAS, Beneficiary, Guarantor and PT Solusi Menara Indonesia have entered into an Asset Purchase Agreement dated as of [—], 2012 (the “Asset Purchase Agreement”). Certain capitalized terms used and not otherwise defined in this Guarantee have the meaning assigned to them in the Asset Purchase Agreement;

WHEREAS, Beneficiary, Guarantor and PT Solusi Menara Indonesia have entered into a Master Lease Agreement dated as of [—], 2012 (the “Master Lease Agreement”). Certain capitalized terms used and not otherwise defined in this Guarantee or the Asset Purchase Agreement have the meaning assigned to them in the Master Lease Agreement;

WHEREAS, the Master Lease Agreement provides that an Owner Group Member shall, from time to time, become a party to the Master Lease Agreement by entering into a Joinder Agreement in accordance with and as required by the Master Lease Agreement provided inter alia that Guarantor execute and deliver this Guarantee guaranteeing all of the representations, warranties, covenants and obligations of Obligor under the Master Lease Agreement and Joinder Agreement;

WHEREAS, [—] (“Obligor” is becoming a party to the Master Lease Agreement in accordance with and as required by the Master Lease Agreement by entering into a Joinder Agreement dated as of [—] (the “Obligor Joinder Agreement”) and Guarantor is executing and delivering this Guarantee guaranteeing all of the representations, warranties, covenants and obligations of Obligor under the Master Lease Agreement and each SLA thereunder to which Obligor is a party the Obligor Joinder Agreement and any other joinder agreement under which Obligor agrees to be bound by the applicable terms and conditions of the Master Lease Agreement;

WHEREAS, Obligor is a Subsidiary of Guarantor;

WHEREAS, the Board of Commissioners of Guarantor is satisfied that Guarantor is entering into this Guarantee for the purpose of its business and that entry into this Guarantee is in the interest of Guarantor; and

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Guarantor hereby agrees as follows:

Exhibit H-3

Exhibit G

ARTICLE I

GUARANTEE

Section 1.1 Guaranteed Obligations.

(a) Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Beneficiary, as primary obligor and not merely as surety, the full, prompt and complete payment, as when due and payable, of all monetary obligations and the due and punctual performance, as and when due, of all covenants, agreements, obligations and liabilities of Obligor due to Beneficiary, whether owed jointly or severally (with Guarantor or with any other Person) and whether owed as principal or surety or in any other capacity, in each case arising under and in accordance with or in respect of any of the Master Lease Agreement and each SLA thereunder to which Obligor is a party (an “Obligor SLA”) and each Obligor Joinder Agreement (such Master Lease Agreement, Obligor SLA(s), Obligor Joinder Agreement and any other joinder agreement under which Obligor agrees to be bound by the applicable terms and conditions of the Master Lease Agreement collectively, the “Relevant Documents”), as if Guarantor were party thereto, now or hereafter existing or arising, whether for any payment obligations, reimbursement obligations, interest, fees, expenses or otherwise and whether direct or indirect, absolute, actual or contingent (collectively, the “Guaranteed Obligations”).

(b) The obligations of Guarantor hereunder shall be an absolute and unconditional guarantee of payment and performance to be made or performed strictly in accordance with the terms hereof. Guarantor further agrees that this Guarantee, to the extent it requires payment of monies, constitutes a guarantee of payment when due and not of collection and is in no way conditional or contingent upon any attempt to collect from Obligor.

(c) Except as set forth in Section 1.1(d), Guarantor hereby unconditionally waives any requirement that Beneficiary proceeds against Obligor or otherwise exhausts any right, power or remedy under the Relevant Documents, before requesting payment or performance by Guarantor hereunder or that Beneficiary protects, secures, perfects or insures any security interest or lien or any property subject thereto or exhausts any other right to take any action against Obligor or any collateral.

(d) Beneficiary agrees that it will not make a demand against Guarantor under this Guarantee with respect to a Guaranteed Obligation unless (i) Beneficiary shall have first made a demand against Obligor with respect to such Guaranteed Obligation and (ii) such Guaranteed Obligation is not paid or performed in full within five (5) business days of such demand against Obligor. The provisions of this Section 1.1(d) shall not apply at any time that an “Insolvency Event” (as such term is defined in Section 1.1(g)) shall have occurred or is imminent.

(e) For the avoidance of doubt, despite any other provision of this Guarantee, Guarantor shall be entitled to assert as a defence to its obligations under this Guarantee the same contractual defences arising under the terms of the Relevant Documents (including limitations on liability and limitations on remedies) with respect to the Guaranteed Obligations as Obligor is entitled to assert under and in accordance with the terms of the Relevant Documents.

Exhibit H-4

Exhibit G

(f) Until all Guaranteed Obligations have been irrevocably discharged in full and unless Beneficiary otherwise directs in writing, Guarantor shall not exercise any rights of subrogation against Obligor with respect to any performance by Guarantor of its obligations under this Guarantee.

(g) If an Insolvency Event shall have occurred or is imminent, until all Guaranteed Obligations have been irrevocably paid, performed and discharged in full and Beneficiary is of the opinion that no such payment or performance or discharge is or is likely to become void, voidable or otherwise unenforceable or refundable, unless Beneficiary otherwise directs in writing, Guarantor shall not (i) exercise any rights which it may have by reason of performance by it on its obligations under this Guarantee or any other Relevant Document: (x) to be indemnified by Obligor; (y) to claim any contribution from any other guarantor of or provider of security for Obligor’s obligations under any of the Relevant Documents; and/or (z) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of Beneficiary under the Relevant Documents or any other guarantee or security taken pursuant to, or in connection with, the Relevant Documents by Beneficiary or (ii) directly or indirectly claim or receive the benefit of any distribution, dividend or payment or prove or claim for any distribution, dividend or payment in competition with Beneficiary, so as to diminish any distribution, dividend or payment which, but for that claim or proof, Beneficiary would be entitled to receive.

(h) In this Guarantee:

(i) “Insolvency Event” shall mean: (x) Guarantor or Obligor pursuant to or within the meaning of any applicable Bankruptcy Law or similar law for the relief of debtors: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official of it or for any substantial part of its property; (D) makes a general assignment for the benefit of its creditors; or (E) takes any comparable action; or (y) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law or similar law for the relief of debtors that: (A) is for relief against Guarantor or Obligor in an involuntary case; (B) appoints a custodian, receiver, trustee, assignee, liquidator or similar official of Guarantor or Obligor or any substantial part of the property of either of them; (C) orders the winding up or liquidation of Guarantor or Obligor; or (D) grants any similar relief; or (E) otherwise becomes unable to pay its liabilities as and when the same fall due for payment.

(ii) “Bankruptcy Law” shall mean any bankruptcy, insolvency, reorganization, suspension of payment, moratorium or similar Law for the general relief of debtors in any relevant jurisdiction.

Exhibit H-5

Exhibit G

ARTICLE II

CONTINUING GUARANTEE

Section 2.1 Continuing Guarantee. Obligor acknowledges, agrees and affirms, including on the date of this Guarantee and as of each date on which Obligor enters into an Obligor SLA, that this Guarantee is intended to be and shall be construed as a continuing guarantee of payment and performance and shall remain in full force and effect for so long as any of the Guaranteed Obligations shall remain outstanding and shall not be discharged by any intermediate discharge or payment of or on account of the Guaranteed Obligations or any of them.

Section 2.2 Additional Demands. Beneficiary may make one or more demands under this Guarantee.

Section 2.3 Reinstatement. Guarantor agrees that its liability under this Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Obligor in respect of the payment obligations hereby guaranteed is recovered from or repaid by Beneficiary or any other Person as a result of any proceeding in bankruptcy, insolvency, reorganization or any other similar procedure.

ARTICLE III

WAIVER OF DEFENSES

Guarantor waives in favor of Beneficiary any and all of its rights, protection, privileges and defenses provided by applicable law to a guarantor, including the provisions in Article 1430, 1831, 1837, 1843, 1847 through 1850 of the Indonesian Civil Code. In addition, the obligations of Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Guarantee, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or Beneficiary) including:

(a) any time, waiver or consent granted to, or composition or arrangement with Obligor or other Person;

(b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of Obligor or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(c) any incapacity or lack of power, authority or legal personality of or dissolution or change in the name, authorized activities, legal existence, structure or personnel of Obligor or other Person;

Exhibit H-6

Exhibit G

(d) any entry into or amendment or modification (however fundamental) or replacement of another Relevant Document or any other document;

(e) any unenforceability, illegality or invalidity of any obligation of any Person under any Relevant Document or any other document;

(f) any insolvency or similar proceedings;

(g) this Guarantee or any other Relevant Document not being executed, effective, or binding against Obligor or any other party thereto; and

(h) any other act or omission to act or delay of any kind by Obligor or any other Person, or any other circumstance whatsoever that might, but for the provisions hereof, constitute a legal or equitable discharge or defense to Guarantor’s obligations hereunder.

ARTICLE IV

OTHER SECURITY

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Beneficiary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Organization. Guarantor is a company duly organized and validly existing under the Laws of Indonesia. Guarantor has the requisite corporate power and authority to own, lease and operate its assets and to conduct its business as it is currently being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction (to the extent such concept is recognized therein) in which the assets owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that failure to be so licensed or qualified would not have a Buyer Material Adverse Effect.

Section 5.2 Authority; Enforceability. Guarantor has the requisite corporate power and authority to execute and deliver this Guarantee, and to perform its obligations hereunder. The execution and delivery of this Guarantee has been authorized by all requisite corporate action on the part of Guarantor and no other corporate authorization of Guarantor is required to authorize the execution and delivery of this Guarantee. This Guarantee has been duly executed and delivered by Guarantor and will constitute valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflict; No Violation; Consents and Approvals. None of the execution, delivery or performance of this Guarantee or the compliance by Guarantor with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Organizational Documents of Guarantor, (b) require any filing with, or permit, authorization,

Exhibit H-7

Exhibit G

consent or approval of, any Governmental Entity (c) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Guarantor is a party or its assets are subject or (d) violate any Order or Law applicable to Guarantor, except, with respect to clauses (b), (c) and (d), where such failure to make such filing or give such notice or such violation would not reasonably be expected to have, individually or in aggregate, a Buyer Material Adverse Effect.

Section 5.4 Legal Proceedings. There is no Claim pending or, to Guarantor’s knowledge, threatened against Guarantor or any of its Subsidiaries, which could question or challenge the validity of this Guarantee or could restrain, materially modify, prevent or materially delay the performance by Guarantor of its obligations under the this Guarantee.

Section 5.5 Sufficiency of Financial Resources. Guarantor has sufficient financial resources to satisfy the Guaranteed Obligations as and when they become due.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, consents, waivers and other communications under this Guarantee shall be in writing and in English and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by an internationally recognized courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

(a)	if to Beneficiary, to:

PT Indosat Tbk

Jalan Medan Merdeka Barat No. 21

Jakarta 10110

Indonesia

Attention:     President Director & Chief Executive Officer

Telephone:    6221 30442600

Facsimile:       6221 3453453

With a copy to:

Attention:     Director & Chief Wholesale and Infrastructure Officer

Telephone:    6221 30442602

Facsimile:       6221 30001385

Exhibit H-8

Exhibit G

(b)	if to Guarantor, to:

PT. Tower Bersama Infrastructure, Tbk.

International Financial Center, 8th floor

Jl. Jend. Sudirman Kav. 22-23

Jakarta 12920, Indonesia.

Attention:     Mr. Hardi Wijaya Liong

Telephone:    +62 21 292 48900

Facsimile:       +62 21 571 2344

Section 6.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

Section 6.3 Counterparts. This Guarantee may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

Section 6.4 Entire Agreement. This Guarantee, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the Parties, and supersede all prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof. For the avoidance of doubt, this Guarantee does not supersede or replace any other guarantee entered into by the Guarantor and Beneficiary in connection with the Transactions.

Section 6.5 Fees and Expenses. Regardless of whether or not the Transactions are consummated, each Party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Guarantee and the other Relevant Documents.

Section 6.6 Governing Law. This Guarantee and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 to the extent that a court pronouncement is required for the termination of this Guarantee.

Section 6.7 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or in connection with this Guarantee, including any question regarding its existence, termination or validity thereof (“Dispute”), shall be finally resolved in accordance with the provisions of this Section 6.7.

(b) Any Dispute between the Parties shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) (such Rules, the “SIAC Rules”) in force when the “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this Guarantee. The place or seat of arbitration shall be Singapore.

Exhibit H-9

Exhibit G

(c) There shall be three (3) arbitrators, and the Parties agree that one arbitrator shall be nominated by each of Seller and Buyer Parent for appointment by the Chairman of the SIAC in accordance with the SIAC Rules. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

(d) Each Party shall bear its own attorneys’ fees and expenses, and the arbitral tribunal shall have no authority to award attorneys’ fees against the losing Party.

(e) Each Party expressly waives the right to demand or recover, and the arbitrators shall not award any, Excluded Damages.

(f) The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

(g) A Party’s breach of this Guarantee shall not affect this agreement to arbitrate. Moreover, the Parties’ obligations under this Section 6.7 are enforceable even after this Guarantee has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

(h) Any award rendered shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no Party shall appeal to any court the award or decision of the arbitrators.

(i) The Parties expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Guarantee will remain in effect until a final arbitration award has been issued.

Section 6.8 Assignment. Neither this Guarantee nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by Guarantor or by Beneficiary, in whole or in part, without the prior written consent of the other party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void.

Section 6.9 Parties in Interest. This Guarantee shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns, and nothing in this Guarantee, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Guarantee.

Exhibit H-10

Exhibit G

Section 6.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

Section 6.11 Amendment. This Guarantee may be amended or modified at any time by the Parties, but only by an instrument in writing signed by or on behalf of Guarantor and Beneficiary.

Section 6.12 Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Guarantee shall be made in the currency in which the applicable Guaranteed Obligation is denominated by wire transfer of immediately available funds to an account or accounts designated by the Party receiving such payment.

Section 6.13 Extension; Waiver.

(a) Beneficiary may (i) extend the time for the performance of any of the obligations or acts of Guarantor, (ii) waive any inaccuracies in the representations and warranties of Guarantor contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of Guarantor contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of Beneficiary to any such extension or waiver shall be valid only if set forth in a written instrument signed by Beneficiary.

(b) Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by Beneficiary, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 6.14 Governing Language. This Guarantee is prepared in the English language and, unless otherwise agreed in writing by the Parties, English shall be used in respect of all matters in connection with this Guarantee. If requested in writing by a Party, the Parties shall promptly cause this Guarantee to be translated into the Indonesian language and cause such Indonesian language version to be executed by the Parties. The effective date of any such Indonesian language version shall be the date of this Guarantee. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

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Exhibit H-11

Exhibit G

IN WITNESS WHEREOF, the duly authorized representative of each of the Parties has executed this Guarantee on this        day of                , 2012.

PT INDOSAT TBK

By:
Name: Harry Sasongko
Title: President Director & CEO

By:
Name: Stefan Carlsson
Title: Director & Chief Financial Officer

PT SOLUSI MENARA INDONESIA

By:
Name:
Title:

Exhibit H-12

Exhibit G

EXHIBIT I

Form of Indosat Joinder Agreement

This JOINDER AGREEMENT (“Indosat Joinder Agreement”) is executed as of [•] by Buyer Parent, Owner, Indosat and [•] (“Transferee”) in accordance with the Master Lease Agreement dated as of [•] by and among Indosat, Owner and Buyer Parent (the “MLA”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the MLA.

1 Joinder.

(a) The parties to this Indosat Joinder Agreement hereby acknowledge, agree and confirm that, by Transferee’s execution of this Indosat Joinder Agreement, Transferee shall, as of the date hereof, become a party to the MLA as it applies to and with respect to the Site assigned or transferred to such Transferee, and any SLA relating to such Site to which the Transferee is a party, and agrees to be bound by the applicable terms and conditions of, and have all of the rights, duties, liabilities and obligations under, the MLA as it applies to and with respect to the Site assigned or transferred to such Transferee, and any SLA relating to such Site to which the Transferee is a party, in each case as “Indosat” thereunder.

(b) On the date of this Indosat Joinder Agreement, Transferee hereby acknowledges, agrees and confirms that, by its execution of this Indosat Joinder Agreement, it shall become a party to any SLA relating to a Site where Indosat has assigned or transferred its rights and obligations under such SLA to Transferee as of the date of such assignment or transfer, and agrees to be bound by the applicable terms and conditions of, and have all of the rights, duties, liabilities and obligations under such SLA as “Indosat” thereunder. If, after the date of this Indosat Joinder Agreement, Indosat, assigns or transfers its rights or obligations under another SLA to Transferee in accordance with the terms of the MLA, Transferee shall execute an Indosat Joinder Agreement for such SLA as and when required under the terms of the MLA for the lease by Owner to Transferee of Site Space at such Site.

2 Dispute Resolution

(a) Any Dispute, shall first be resolved by good faith negotiations between management representatives of the Parties, which shall be deemed to commence upon the date upon which a First Notice is sent by one Party to the other Party or Parties.

(b) If the Dispute is not resolved within fifteen (15) days of the sending of the First Notice, any Party may send a Second Notice to the other Parties pursuant to which, the president director of each of party to this Owner Group Member Joinder Agreement, and one (1) additional representative from each of such party’s respective boards of directors shall promptly meet to resolve the disagreement by way of good faith negotiation. If, for any reason, such disagreement is not resolved within fifteen (15) days after such meeting, the chairman of such party’s board of commissioners one (1) additional representative from each of such party’s respective boards of commissioners shall meet to resolve the dispute by way of good faith negotiation.

Exhibit I-1

Exhibit G

(c) Any Dispute not resolved within fifteen (15) days of such meeting, or in the event a Dispute arises in connection with Sections 2(a) or 2(b) of this Owner Group Member Joinder Agreement, shall be referred to and finally resolved by binding arbitration in accordance with the SIAC Rules in force and otherwise modified by the provisions of this Section 2 of this Indosat Joinder Agreement when a “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which SIAC Rules are deemed to be incorporated by reference into this Agreement. The place or seat of arbitration shall be Singapore.

(d) There shall be three (3) arbitrators. Where there are more than two (2) parties to an arbitration, except where otherwise agreed by the parties to this Indosat Joinder Agreement or determined by the SIAC, such parties agree that Indosat, its Affiliates, Network Partners and Network JVs on the one hand and Buyer Parent, Owner and any Owner Group Member on the other hand represent two separate sides for the formation of the arbitral tribunal as Claimant and Respondent respectively (or vice versa). Accordingly, whichever of Indosat, its Affiliates, Network Partners and Network JVs are party to the arbitration shall nominate one (1) arbitrator and whichever of Buyer Parent, Owner and Owner Group Members are party to the arbitration shall nominate one (1) arbitrator, respectively, for appointment by the Chairman of the SIAC in accordance with the SIAC Rules, failing which, in either case, that arbitrator will be appointed by the SIAC. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

(e) Each party to this Indosat Joinder Agreement agrees that it may be joined as an additional party to an arbitration involving other parties under this Indosat Joinder Agreement. Any joined or intervening party shall be bound by an award rendered by the tribunal in the arbitration even if such party chooses not to participate in the arbitral proceedings. Any such party may submit a New Claim against any other party to this Indosat Joinder Agreement irrespective of whether such party was named as a party in an existing request for arbitration, counterclaim or crossclaim, provided that the arbitral tribunal determines that: (i) the New Claim was submitted by written notice to the SIAC and to all other contracting Parties within fifteen (15) days of the party making the application becoming aware of the request for arbitration, counterclaim or crossclaim (as relevant); (ii) each New Claim is substantially related to the facts in the existing arbitration; (iii) it is in the interests of justice and efficiency to allow the New Claim in the existing proceeding.

(f) Each party to this Indosat Joinder Agreement shall bear its own attorneys’ fees and expenses, and the arbitral tribunal shall have no authority to award attorneys’ fees against the losing Party.

(g) The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

Exhibit I-2

Exhibit G

(h) A party’s breach of this Indosat Joinder Agreement shall not affect this agreement to arbitrate. Moreover, the parties’ obligations under this Section 2 are enforceable even after this Indosat Joinder Agreement has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

(i) Any award rendered shall be final and binding on the parties to this Indosat Joinder Agreement and may be entered and enforced in any court having jurisdiction. Each party to this Indosat Joinder Agreement hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no such party shall appeal to any court the award or decision of the arbitrators.

(j) The parties to this Indosat Joinder Agreement expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Indosat Joinder Agreement will remain in effect until a final arbitration award has been issued.

3 Governing Law. This Indosat Joinder Agreement and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 to the extent that a court pronouncement is required for the termination of this Owner Group Member Joinder Agreement.

4 Notice Address. Transferee’s address for notices under the SLA is:

[•]
Attention:	[•]

Telephone:	[•]
Facsimile:	[•]

IN WITNESS WHEREOF, the Transferee has executed this Indosat Joinder Agreement as of the date first written above.

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Exhibit I-3

Exhibit G

[TRANSFEREE]

By:
Name:
Title:

[OWNER]

By:
Name:
Title:

[INDOSAT]

By:
Name:
Title:

[BUYER PARENT]

By:
Name:
Title:

Exhibit I-4

Exhibit G

EXHIBIT J

Form of Owner Group Member Joinder Agreement

This JOINDER AGREEMENT (this “Owner Group Member Joinder Agreement”) is executed as of [•] by Buyer Parent, Owner, Indosat and [•] (“Owner Group Member”) in accordance with the Master Lease Agreement dated as of [•] by and among Indosat, Owner and Buyer Parent (the “MLA”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the MLA.

1 Joinder.

(a) The parties to this Owner Group Member Joinder Agreement hereby acknowledge, agree and confirm that, by Owner Group Member’s execution of this Owner Group Member Joinder Agreement, Owner Group Member shall, as of the date hereof, become a party to the MLA as it applies to and with respect to any Site leased to Indosat by such Owner Group Member, and any SLA relating to such Site, and agrees to be bound by the applicable terms and conditions of, and have all of the rights, duties, liabilities and obligations under, the MLA as it applies to and with respect to the Site leased to Indosat by such Owner Group Member, and any SLA relating to such Site, in each case as “Owner” thereunder.

(b) On the date of this Owner Group Member Joinder Agreement, Owner Group Member hereby acknowledges, agrees and confirms that, by its execution of this Owner Group Member Joinder Agreement, it shall become a party to any SLA relating to a Site leased to Indosat by such Owner Group Member as of such date, and agrees to be bound by the applicable terms and conditions of, and have all of the rights, duties, liabilities and obligations under such SLA as “Owner” thereunder. If, after the date of this Owner Group Member Joinder Agreement,(x) Indosat, or any of its Affiliates or designees, relocates to a Tower owned by such Owner Group Member, (y) Owner Group Member enters into a binding agreement for the acquisition of a Tower from another Owner Group Member or (z) Owner designates Owner Group Lessor to be the lessor under an SLA, in each case in accordance with the terms of the MLA, the Owner Group Member shall execute an Owner Group Member Joinder Agreement for the SLA with respect to such Site as and when required under the terms of the MLA for the lease by Owner Group Member to Indosat of Site Space on such Tower.

2 Dispute Resolution

(a) Any Dispute, shall first be resolved by good faith negotiations between management representatives of the Parties, which shall be deemed to commence upon the date upon which a First Notice is sent by one Party to the other Party or Parties.

(b) If the Dispute is not resolved within fifteen (15) days of the sending of the First Notice, any Party may send a Second Notice to the other Parties pursuant to which, the president director of each of party to this Owner Group Member Joinder Agreement, and one (1) additional representative from each of such party’s respective boards of directors shall promptly meet to resolve the disagreement by way of good faith negotiation. If, for any reason, such

Exhibit J-1

Exhibit G

disagreement is not resolved within fifteen (15) days after such meeting, the chairman of such party’s board of commissioners one (1) additional representative from each of such party’s respective boards of commissioners shall meet to resolve the dispute by way of good faith negotiation.

(c) Any Dispute not resolved within fifteen (15) days of such meeting, or in the event a Dispute arises in connection with Sections 2(a) or 2(b) of this Owner Group Member Joinder Agreement, shall be referred to and finally resolved by binding arbitration in accordance with the SIAC Rules in force and otherwise modified by the provisions of this Section 2 of this Owner Group Member Joinder Agreement when a “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which SIAC Rules are deemed to be incorporated by reference into this Agreement. The place or seat of arbitration shall be Singapore.

(d) There shall be three (3) arbitrators. Where there are more than two (2) parties to an arbitration, except where otherwise agreed by the parties to this Owner Group Member Joinder Agreement or determined by the SIAC, such parties agree that Indosat, its Affiliates, Network Partners and Network JVs on the one hand and Buyer Parent, Owner and any Owner Group Member on the other hand represent two separate sides for the formation of the arbitral tribunal as Claimant and Respondent respectively (or vice versa). Accordingly, whichever of Indosat, its Affiliates, Network Partners and Network JVs are party to the arbitration shall nominate one (1) arbitrator and whichever of Buyer Parent, Owner and Owner Group Members are party to the arbitration shall nominate one (1) arbitrator, respectively, for appointment by the Chairman of the SIAC in accordance with the SIAC Rules, failing which, in either case, that arbitrator will be appointed by the SIAC. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

(e) Each party to this Owner Group Member Joinder Agreement agrees that it may be joined as an additional party to an arbitration involving other parties under this Owner Group Member Joinder Agreement. Any joined or intervening party shall be bound by an award rendered by the tribunal in the arbitration even if such party chooses not to participate in the arbitral proceedings. Any such party may submit a New Claim against any other party to this Owner Group Member Joinder Agreement irrespective of whether such party was named as a party in an existing request for arbitration, counterclaim or crossclaim, provided that the arbitral tribunal determines that: (i) the New Claim was submitted by written notice to the SIAC and to all other contracting Parties within fifteen (15) days of the party making the application becoming aware of the request for arbitration, counterclaim or crossclaim (as relevant); (ii) each New Claim is substantially related to the facts in the existing arbitration; (iii) it is in the interests of justice and efficiency to allow the New Claim in the existing proceeding.

(f) Each party to this Owner Group Member Joinder Agreement shall bear its own attorneys’ fees and expenses, and the arbitral tribunal shall have no authority to award attorneys’ fees against the losing Party.

Exhibit J-2

Exhibit G

(g) The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

(h) A party’s breach of this Owner Group Member Joinder Agreement shall not affect this agreement to arbitrate. Moreover, the parties’ obligations under this Section 2 are enforceable even after this Owner Group Member Joinder Agreement has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

(i) Any award rendered shall be final and binding on the parties to this Owner Group Member Joinder Agreement and may be entered and enforced in any court having jurisdiction. Each party to this Owner Group Member Joinder Agreement hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no such party shall appeal to any court the award or decision of the arbitrators.

(j) The parties to this Owner Group Member Joinder Agreement expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Owner Group Member Joinder Agreement will remain in effect until a final arbitration award has been issued.

3 Governing Law. This Owner Group Member Joinder Agreement and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 to the extent that a court pronouncement is required for the termination of this Owner Group Member Joinder Agreement.

4 Notice Address. Owner Group Member’s address for notices under the SLA is:

[•]
Attention:	[•]

Telephone:	[•]
Facsimile:	[•]

5 Buyer Parent Guarantee. Buyer Parent acknowledges, affirms, covenants and agrees that (i) Owner Group Member’s representations, warranties, covenants and obligations under the MLA and any SLA under the MLA to which it is joined as a Party now or hereafter constitute “Guaranteed Obligations” as such term is defined in the Buyer Parent Guarantee, and accordingly Buyer Parent is and shall remain liable as a primary obligor for all such representations, warranties, covenants and obligations on the terms set forth in the MLA and (ii) without prejudice to the foregoing, the Buyer Parent Guarantee is reaffirmed and remains in full force and effect.

Exhibit J-3

Exhibit G

IN WITNESS WHEREOF, the Indosat, Owner, Buyer Parent and Owner Group Member have executed this Owner Group Member Joinder Agreement as of the date first written above.

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Exhibit J-4

Exhibit G

[OWNER GROUP MEMBER]

By:
Name:
Title:

[BUYER PARENT]

By:
Name:
Title:

[INDOSAT]

By:
Name:
Title:

[OWNER]

By:
Name:
Title:

Exhibit J-5

Exhibit G

Exhibit H

Form of Seller Real Property Master Lease

Exhibit H

MASTER LAND LEASE AGREEMENT

BETWEEN

PT INDOSAT TBK

(“Lessor”)

AND

PT SOLUSI MENARA INDONESIA

(“Lessee”)

No. Lessor:

No. Lessee:

i

This Master Land Lease Agreement is made and entered into on [—], 2012 by and between:

I.	PT INDOSAT TBK, a publicly listed limited liability company duly established and existing under and by virtue of the laws of the Republic of Indonesia, having its principal office at Jalan Medan Merdeka Barat No. 21, Jakarta (“Lessor”) and

II.	PT SOLUSI MENARA INDONESIA, a limited liability company duly established and existing under and by virtue of the laws of the Republic of Indonesia, having its principal office at International Financial Centre, 6th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (“Lessee”).

Recitals:

A.	Lessor is the owner of the Sites.

B.	Lessee requires use of the Sites for the purposes of carrying out its Business.

C.	Pursuant to the Asset Purchase Agreement and a Deed of Sale, dated [—], 2012, between Lessee and Lessor, Lessee has purchased from the Lessor certain Towers, the related shelters and certain other equipment located on the Sites.

D.	In connection with the sale of Towers to the Lessee, Lessor has agreed to lease the Sites to Lessee, and Lessee has agreed to lease the Sites from Lessor.

In consideration of the premises and mutual agreements herein contained, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Except where explicitly stated otherwise, the following terms in this Agreement shall have the following meanings:

“Acceptance Notice” has the meaning assigned to such term in Section 21.1(b).

“Acceptance Period” has the meaning assigned to such term in Section 21.1(b).

“Additional SLLA” means a site land lease agreement that is entered into between the Parties after the date of this Agreement, a form of which is attached hereto as Exhibit A (subject to such revisions as are agreed by the Parties at the time of execution and delivery of any such Additional SLLA).

“Affiliate” of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” means this Master Land Lease Agreement together with each SLLA and all of the Exhibits hereto and thereto as the same may be amended from time to time by agreement of Parties in writing.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of [—], 2012, among the Lessor, Lessee and PT Tower Bersama Infrastructure TBK.

“BOC Representatives” shall mean:

(a)	with respect to the Lessee, each of (i) the chairman of PT Tower Bersama Infrastructure Tbk’s board of commissioners from time to time and (ii) another member of PT Tower Bersama Infrastructure Tbk’s board of commissioners from time to time selected by PT Tower Bersama Infrastructure Tbk; and

Exhibit H - 1

(b)	with respect to Lessor, each of (i) the chairman of Lessor’s board of commissioners from time to time and (ii) another member of Lessor’s board of commissioners from time to time selected by Lessor.

“BOD Representatives” shall mean:

(a)	with respect to Lessee, each of (i) PT Tower Bersama Infrastructure Tbk’s President Director from time to time and (ii) another member of PT Tower Bersama Infrastructure Tbk’s board of directors from time to time selected by PT Tower Bersama Infrastructure Tbk; and

(b)	with respect to Lessor, each of (i) Lessor’s President Director from time to time and (ii) another member of Lessor’s board of directors from time to time selected by Lessor.

“Business” means the business of owning, operating and leasing or sub-leasing to its customers space on Towers and on Sites and owning, operating and leasing Telecommunications Equipment.

“Claim” has the meaning assigned to such term in Section 14.1.

“Certificated Land” in respect of any Land, means Land for which the Lessor has obtained a Land Certificate.

“Competitor” shall mean any Person engaged in the wireless or fixed line telecommunications business in Indonesia, and shall include PT XL Axiata Tbk, PT Telekomunikasi Indonesia Tbk, PT Telekomunikasi Selular, PT Bakrie Telecom Tbk, PT Hutchison CP Telecommunications, PT AXIS Telekom Indonesia, PT Smartfren Telecom Tbk and PT Sampoerna Telekomunikasi Indonesia, and their respective Affiliates.

“Condemnation” in respect of any Land means the compulsory acquisition of all or any part of that Land for public interest purposes by an Indonesian Governmental Entity in accordance with applicable Law.

“Consent and Agreement” has the meaning assigned to such term in Section 21.2.

“Damages” has the meaning assigned to such term in Section 13.1.

“Dispute” has the meaning assigned to such term in Section 20.1.

“Environmental Damages” means all claims, damages, losses, liabilities, costs, expenses, assessments, penalties, fines, judgments and reasonable attorneys’ fees, including those related to investigation of environmental conditions, cleanup, remediation, removal and restoration work required by any Governmental Entity with competent jurisdiction.

“Environmental Law” means any administrative, judicial, legislative or other action, code, consent decree, directive, finding, judgment, order, ordinance, regulation, rule or stature relating to pollution or protection of the environment including, but not limited to Law No. 32/2009 on Environmental Protection and Management and analogous provincial or local laws and all rules and regulations promulgated thereunder and as may be amended.

“Execution Date” means the date of this Agreement.

Exhibit H - 2

“Finance Party” means a Lessee Finance Party or Lessor Finance Party, as the context so requires.

“Force Majeure” has the meaning assigned to such term in Section 19.2.

“Governmental Entity” shall mean any court, administrative agency or commission or other national, federal, state or local governmental authority or instrumentality, including the Republic of Indonesia and any province, regency or other political subdivision thereof, any agency, authority or instrumentality of any of the foregoing (including the Ministry of Communication and Technology, Bapepam-LK and the Investment Coordinating Board of the Republic of Indonesia), but shall not include any state-owned enterprise created to undertake commercial or business activities.

“Hazardous Substances” means and includes any substance, material, waste, constituent, pollutant, compound, chemical, natural or man-made element: (a) the presence of which requires investigation or remediation under any Environmental Law; or (b) that is defined as a “hazardous waste” or “hazardous substance” under any Environmental Law; or (c) that is mutagenic or otherwise hazardous and is regulated by any governmental or quasi-governmental authority or subject to any Environmental Law.

“Indemnified Party” has the meaning assigned to such term in Section 14.1.

“Indemnifying Party” has the meaning assigned to such term in Section 14.1.

“Initial SLLA” means those site land lease agreements attached hereto as Schedules 1 through [—].

“Land” means real property under the physical control of the Lessor.

“Land Certificate” means, in respect of Land, a certificate issued by the Indonesian National Land Office (Badan Pertanahan Nasional) evidencing Lessor’s title to that Land in accordance with Law No. 5 of 1960 Basic Agrarian Law and its implementing regulations.

“Law” shall mean any applicable foreign or domestic law, statute, code, rule, ordinance, regulation, directive, order, judgment, writ, injunction or decree and shall include any rules, pronouncements and regulations promulgated by Bapepam-LK or IDX or any successor to either of them.

“Lease Fee” has the meaning assigned to such term in Section 5.1.

“Lessee” has the meaning assigned to such term in the first paragraph of this Agreement.

“Lessee Finance Party” has the meaning assigned to such term in Section 21.3.

“Lessor” has the meaning assigned to such term in the first paragraph of this Agreement.

“Lessor Finance Party” has the meaning assigned to such term in Section 21.2.

“Lessor Group Member” has the meaning assigned to such term in Section 21.1(a).

“Notice of Assignment” has the meaning assigned to such term in Section 21.2.

“Offer” has the meaning assigned to such term in Section 21.1(b).

“Order” shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

“Organizational Documents” shall mean, with respect to any Person, the articles of association, articles or certificate of incorporation, by-laws, charter or other similar organizational documents of such Person.

Exhibit H - 3

“Party” or “Parties” shall mean the party or parties to this Agreement.

“Permitted Encumbrances” has the meaning assigned to such term in the Asset Purchase Agreement.

“Person” shall mean any individual, group, corporation, partnership or other organization or entity.

“Qualified Purchaser” shall mean (i) a reputable Tower operator that is not a Competitor and that has sufficient financial capacity and technical expertise to properly exercise Lessee’s obligations under this Agreement, as determined by Lessor in its reasonable discretion, or (ii) or such other Person approved in writing by Lessor in its sole discretion.

“Seller Master Lease Agreement” has the meaning assigned to such term in the Asset Purchase Agreement.

“Seller Site Lease Agreement” has the meaning assigned to such term in the Asset Purchase Agreement.

“Seller’s Disclosure Schedules” has the meaning assigned to such term in the Asset Purchase Agreement.

“SIAC” has the meaning assigned to such term in Section 20.2.

“SIAC Rules” has the meaning assigned to such term in Section 20.2.

“Site” means each parcel of Land that Lessee leases from Lessor pursuant to this Agreement and an SLLA.

“Site Management Agreement” has the meaning assigned to such term in the Asset Purchase Agreement.

5 “SLLA” means each Initial SLLA and any Additional SLLAs.

“Supplementary Disclosures” has the meaning assigned to such term in the Asset Purchase Agreement.

“Swapped-in Tower Assets” has the meaning assigned to such term in the Asset Purchase Agreement.

“Swapped-out Tower Assets” has the meaning assigned to such term in the Asset Purchase Agreement.

“Tax” (or “Taxes”) shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock, franchise taxes and VAT (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the Republic of Indonesia or any provincial, regency, local or foreign government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), any transferee or secondary liability in respect of tax (whether imposed by Law, contract or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Term” has the meaning assigned to such term in Section 4.1.

“Telecommunication Equipment” means equipment on a Tower, including wireless communications transmission equipment (antennae, base station, power, microwave transmitters or receivers, satellite or other wireless or landline network communications equipment) and all equipment used for monitoring, maintenance or access to or of such equipment.

Exhibit H - 4

“Third Party Buyer” has the meaning assigned to such term in Section 21.1(a).

“Tower” shall mean a ground-based or rooftop self-supported wireless telecommunications tower.

“Tower Return Closing” has the meaning assigned to such term in the Asset Purchase Agreement.

“Tower Return Option” has the meaning assigned to such term in the Asset Purchase Agreement.

“Tower Swap Closing” has the meaning assigned to such term in the Asset Purchase Agreement.

“Tower Swap Option” has the meaning assigned to such term in the Asset Purchase Agreement.

“Un-Certificated Land” in respect of any Land, means Land for which the Lessor has not obtained a Land Certificate.

“User” has the meaning assigned to such term in the Asset Purchase Agreement.

“VAT” shall mean any value added tax or similar Tax imposed by the Republic of Indonesia or any provincial, regency, local or foreign government or subdivision or agency thereof.

Article 2

MASTER LEASE

This Agreement sets forth the basic terms and conditions upon which each Site is leased by Lessor to Lessee. The SLLAs set forth additional terms and conditions upon which each individual Site is leased by Lessor to Lessee. The terms and conditions of any SLLA will govern and control in the event of a discrepancy or inconsistency with the terms and conditions of this Agreement. Upon the Parties agreement as to the particular terms of any additional lease, the Parties will execute and attach hereto a completed Additional SLLA, which, together with the Initial SLLAs, are incorporated herein by this reference. Upon execution of this Agreement and any Additional SLLA and subject to the terms and conditions of this Agreement and the SLLA for the particular Sites, Lessor leases to Lessee and Lessee leases from Lessor, each Site as more particularly described in each SLLA in, except as otherwise provided in Section 17.1 hereof, “as is” and “where is” condition, provided however, that the provisions of this Article 2 shall not limit either Party’s rights or obligations under the Asset Purchase Agreement.

Article 3

UTILIZATION OF THE LAND

3.1	The Lessee shall use the Sites for the purposes of conducting its Business. In using the Sites, Lessee shall comply with all applicable Laws, including but not limited to, all applicable Environmental Laws and Laws governing the installation, placement and operation of Telecommunications Equipment, provided that Lessee will not be in breach of this Section 3.1 for failure to remedy such non-compliance existing on a Site upon the commencement of the related SLLA within the twelve (12) month period commencing on the first day of the term of such SLLA.

3.2	The Lessee is prohibited from using or permitting any Site to be used for any purpose other than the purposes as stated in Section 3.1 without prior written approval of Lessor, which approval may be withheld by Lessor in its sole discretion.

3.3	Lay out work (lay-out) and any construction of structures, whether permanent or temporary, on the Sites for the purpose of conducting its Business may be conducted by Lessee. All of Lessee’s construction and installation work will be performed at Lessee’s sole cost and expense and in a good and workmanlike manner.

Exhibit H -5

3.4	The Lessee shall be solely liable and responsible for all liabilities, costs, risks, losses, Taxes, charges and legal consequences which arise as a result of the utilization of the Sites by Lessee, including but not limited to ownership, construction, operation, maintenance and management of Towers on each Site and ownership, installation, maintenance, management and operation of Telecommunications Equipment and the operation and management of its Business, provided however, that the provisions of this Section 3.4 shall not limit either Party’s rights or obligations under the Seller Master Lease Agreement or any applicable Seller Site Lease Agreement.

Article 4

TERM

4.1	Unless earlier terminated in accordance with the terms of this Agreement, the term of this Agreement and each Initial SLLA (the “Term”) shall be for a period of twenty (20) years, commencing from the Execution Date.

4.2	In the event that the title with respect to any Certificated Land on which a Site is located is due to expire during the Term and Lessor does not, after having used commercially reasonable efforts to do so, extend or renew the applicable Land Certificate, no later than three (3) months prior to the expiration date of the applicable title, as reflected in the applicable Land Certificate, the Lessor shall provide written notice to the Lessee of such impending expiration, and the SLLA with respect to the applicable Site shall terminate nine (9) months after the date of such expiration, provided however, that until such time that the applicable SLLA terminates, the Lessor shall continue to use its commercially reasonable efforts to extend or renew the applicable title to any Certificated Land and in the event of renewal or extension of such title, the Lessor shall promptly notify the Lessee of such renewal or extension and the applicable SLLA shall continue until the end of the Term or as otherwise provided in this Agreement and such SLLA.

4.3	In the event that any court of competent jurisdiction or Governmental Entity issues a notification, order, judgment or decree requiring the Lessor to vacate any Site, the Lessor shall promptly notify the Lessee of such notification, order, judgment or decree and the applicable SLLA shall terminate on the date that is two (2) months prior to the date that the Lessor is required to vacate such Site (or such earlier time as may be necessary in order for the Lessor to comply with the terms of such notification, order, judgment or decree).

4.4	In the event that the Lessee exercises the Tower Return Option or the Tower Swap Option in accordance with the provisions of the Asset Purchase Agreement, the SLLA with respect to any Site on which (i) any Towers subject to such Tower Return Option are located or (ii) any Towers that are Swapped-out Tower Assets are located, shall terminate on the date of the applicable Tower Return Closing or Tower Swap Closing.

4.5	In the event that the Lessee exercises the Tower Swap Option in accordance with the provisions of the Asset Purchase Agreement and any Towers subject to such Tower Swap Option that are Swapped-in Tower Assets are located on real property that is owned by the Lessor, the Parties agree to enter into an Additional SLLA with respect to such real property on the date of the applicable Tower Swap Closing, the term of which shall commence on the date of the applicable Tower Swap Closing and terminate on the twentieth (20th) anniversary of the Execution Date.

4.6

In the event of early termination of an SLLA pursuant to Sections 4.2, 4.3, 4.4 or Article 10, the Lessor shall pay to the Lessee on the date of termination a pro-rata refund of the portion of the Lease Fee attributable to the applicable SLLA, plus any VAT imposed by any Governmental Entity on such refund. A pro rata refund of a portion of the Lease Fee attributable to any SLLA under this Agreement shall pro rate the aggregate Lease Fee based

Exhibit H - 6

on the ratio that such terminated SLLA bears to the number of SLLAs subject to this Agreement at the time of such termination and shall further pro rate such portion of the Lease Fee based on the ratio that the number of days remaining in the term of the applicable SLLA at the time of termination bears to the total number of days remaining in the term of the applicable SLLA as at the Execution Date.

4.7	Within thirty (30) days following expiration or earlier termination of this Agreement or an SLLA for any cause whatsoever, Lessee will peacefully vacate the Sites or Site and leave it in as substantially good order and condition as existed upon commencement of the applicable SLLA, except for reasonable use and wear and tear. For the avoidance of doubt, unless otherwise agreed between the Parties, upon the expiry or earlier termination of this Agreement or an SLLA, other than termination under Section 4.4, Lessee shall remove the Towers, all Telecommunications Equipment (other than Telecommunications Equipment owned by Lessor) and any other buildings or fixtures other than foundations or any concrete pads constructed on each Site (or, for termination of an SLLA only, the related Site). If Lessee fails to comply with such conditions within sixty (60) days from the expiry or earlier termination of this Agreement or any SLLA, Lessor shall have the right to carry out, at the sole cost and expense of Lessee, the obligations of Lessee provided in this Section 4.7.

Article 5

LEASE FEE

5.1	The aggregate rental for the Sites, including any Sites subject to an Additional SLLA pursuant to Section 4.4, shall be US$[* * *] (the “Lease Fee”). The Lease Fee, plus applicable VAT thereon, shall be paid in a lump sum on the Execution Date in immediately available funds by bank transfer to the following account:

Name of Bank:

Bank Address:

Account Name:

Account Number:

Swift Code:

5.2	The Lease Fee shall be exclusive of VAT. The Parties acknowledge that Lessee is required by applicable Law to withhold Indonesian withholding Tax in respect of payment of the Lease Fee, on account of Lessor’s income tax in relation to the lease of the Sites. In respect of any withholding Tax withheld by the Lessee, the Lessee shall deliver a withholding tax slip to the Lessor no later than the last working day of the month following the Execution Date.

5.3	It is a condition precedent to the payment obligation of the Lessee under Section 5.1 and the Lessor under Section 4.3 and Article 10 that it has received from the other Party a compliant VAT invoice addressed to the Lessee or the Lessor, as applicable, in respect of the amount payable.

Article 6

TAXES AND LEVIES

Any Tax, including Building and Land Tax (“Pajak Bumi dan Bangunan/PBB”) and other levy (“Pungutan”), if any, imposed with respect to any Site by the government of Indonesia, (i) to the extent referable to the period before the Execution Date shall be borne and paid by Lessor and (ii) to the extent referable to the Term shall be borne and paid by Lessee, provided that any income tax in

Exhibit H - 7

relation to the lease of the Sites hereunder shall be borne by Lessor, any Tax related to the use of the Sites during the Term shall be borne by Lessee, and any other Tax arising from the execution or performance of this Agreement shall be the responsibility of the Party required by Law to pay such Tax.

Article 7

RIGHTS AND OBLIGATIONS OF LESSOR

7.1	During the term of this Agreement Lessor shall:

(a)	have the right to request such information from Lessee as it reasonably deems necessary in connection with the utilization of the Sites by Lessee;

(b)	use its commercially reasonable efforts at its own expense to (i) maintain the validity of the Land Certificates on all Certificated Land on which a Site is located and extend the expiration date or renew any such Land Certificate that is due to expire during the Term and (ii) obtain Land Certificates for all Un-Certificated Land on which Sites are located. Upon the Lessor obtaining a Land Certificate for any Un-Certificated Land on which a Site is located, the Lessor shall promptly provide a copy of such Land Certificate to the Lessee and such Land shall, as of the date of issuance of such Land Certificate, be deemed to be Certificated Land for purposes of this Agreement.

7.2	Lessee shall be entitled to quiet enjoyment of each Site that is on Certificated Land and to possession of each such Site during the applicable Term without interruption by Lessor, in its capacity as Lessor, or any person claiming under Lessor in such capacity. Lessor shall take no action, and shall procure that Lessor’s employees, agents, subcontractors, invitees and other parties cooperating with the Lessor shall take no action, other than as expressly permitted under this Agreement or any other agreement between the Parties, that diminishes Lessee’s rights or benefits as a lessee in respect of any Site, or access to any Site.

7.3	Except as provided in Section 17.1, the Lessor gives no warranty as to the condition and structure of the Sites and Lessee shall satisfy itself thereon and shall be deemed to have accepted this Agreement with full knowledge of and subject to any prohibition or restrictions on the utilization thereof, provided however, that the provisions of this Section 7.3 shall not limit either Party’s rights or obligations under the Asset Purchase Agreement.

The provisions of this Article 7 shall not limit either Party’s rights or obligations under the Seller Master Lease Agreement, any Seller Site Lease Agreement or any Site Management Agreement.

Article 8

RIGHTS AND OBLIGATIONS OF LESSEE

8.1	During the term of this Agreement Lessee shall:

(a)	provide Lessor with any information reasonably requested by Lessor pursuant to Section 7.1(a) of this Agreement; and

(b)	allow Lessor upon reasonable notice (except in an emergency) to enter the Sites and inspect the condition of the Sites and the compliance of Lessee with the terms of this Agreement.

8.2

The Lessor will not restrict the Lessee, Lessee’s employees, agents, subcontractors, invitees and other parties cooperating with the Lessee, with or without vehicles or equipment, from accessing any Site during the term of the applicable SLLA. To the extent that it is necessary for Lessee, Lessee’s employees, agents, subcontractors, invitees and other parties cooperating

Exhibit H - 8

with the Lessee to access or cross any adjoining Land owned by Lessor, in order to exercise their right of access to each of the Sites, they will have equivalent access as the Lessor has to such Land for such purpose, subject to the same obligations as Lessor has with respect to such Land, without notice to Lessor, twenty-four (24) hours a day, seven (7) days a week, at no charge. Lessee, at its expense, may use appropriate means of restricting access to each Site. The Lessor shall, at its own cost and expense, ensure that all roads and access ways leading to each Site, to the extent that they are on Land owned by the Lessor, are accessible to the Lessee.

8.3	The Lessee has the right, at its sole cost and expense, to obtain electrical and other services from any utility company to provide service to each Site (including a standby generator for Lessee’s use). To the extent that the provision of such services to a Site requires any power line or conduit to cross any Land owned by Lessor, Lessor’s consent to utilization of such Land for crossing of such power line or conduit shall not be unreasonably withheld or delayed (but such consent may be subject to reasonable conditions of the Lessor). The Lessor will not be liable to pay for any utility services utilized by Lessee on any Site, provided that Lessee may charge Lessor for any such services utilized by Lessor upon such terms and conditions as agreed between the Parties, including any agreement in the Seller Master Lease Agreement or any Seller Site Lease Agreement.

The provisions of this Article 8 shall not limit either Party’s rights or obligations under the Seller Master Lease Agreement, any Seller Site Lease Agreement or any Site Management Agreement.

Article 9

DISCHARGE OF THIRD PARTY LIENS

9.1	If any valid lien is filed against any Site as a result of the acts or omissions of Lessee or Lessee’s employees, agents, contractors, invitees or other parties cooperating with Lessee, Lessee must discharge, or procure the discharge of, the lien or bond the lien within ninety (90) days after Lessee receives written notice from Lessor or others that the lien has been filed.

9.2	If Lessee fails to discharge or bond any valid lien within the ninety (90) day period, then, in addition to any other right or remedy of Lessor, Lessor may, at Lessor’s election, discharge the lien by either paying the amount claimed to be due or obtaining the discharge by deposit with a court or a title company or by bonding. Within thirty (30) days following Lessee’s receipt of Lessor’s written demand, Lessee will pay Lessor all amounts actually paid by Lessor for the discharge or satisfaction of any valid lien and all reasonable attorneys’ fees and other legal expenses of Lessor incurred in defending the action or in obtaining discharge of the lien.

Article 10

CONDEMNATION

If there is a Condemnation or transfer by consensual deed in lieu of Condemnation of an entire Site or portion of a Site with the result that in Lessee’s reasonable discretion such Site is not suitable for Lessee’s Business use, then the SLLA for the applicable Site will terminate upon transfer of title to the Condemning authority. Lessee is entitled to pursue a separate award from the Condemning authority, to the extent permitted by law, provided that no award to Lessee will diminish any award to Lessor.

Article 11

INSURANCE

11.1

Lessee’s Insurance. At all times during the term of any SLLA, Lessee shall maintain property insurance and comprehensive general liability insurance covering each Site subject to an SLLA with insurers of recognized financial responsibility against such losses and risks and in

Exhibit H - 9

such amounts as are prudent and customary for the business in which it is engaged in Indonesia.

11.2	Third Parties. The Lessee shall require its contractors and sub-contractors to carry workers’ compensation insurance and adequate liability insurance in conformity with the minimum requirements listed herein.

11.3	Insurance Certificates. The Lessee shall, upon request, promptly provide the Lessor with insurance certificates evidencing that the insurance required by Section 11.1 of this Agreement is in full force and effect, including, without limitation, workers’ compensation insurance and the insurance required of Lessee’s contractors and sub-contractors.

Article 12

DEFAULT AND TERMINATION

12.1	Termination by Lessee. In addition to other rights of termination given under this Agreement, if Lessor is in material breach of any of Lessor’s obligations under Section 7.1(b) and 7.2 (Rights and Obligations of Lessor), Section 8.2 (Rights and Obligations of Lessee), Article 13 (Liability and Indemnity), Section 17.1 (Representations and Warranties) or Article 21 (Sale and Assignment) of this Agreement, and the breach continues for sixty (60) days after the Lessee delivers to the Lessor notice in writing requiring the material breach to be remedied (or such longer period as may reasonably be necessary to remedy such breach provided that Lessor commences cure within the sixty (60) day cure period and continuously and diligently pursues and completes the cure), Lessee may terminate this Agreement by giving Lessor not less than sixty (60) days’ written notice, provided however that if such breach relates to some but not all of the Sites, Lessee shall only be permitted to terminate the individual SLLAs for those Sites on which the conduct of its Business is adversely affected by such breach.

12.2	Termination by Lessor. In addition to other rights of termination provided in this Agreement, if Lessee is in material breach of any of Lessee’s obligations under Article 3 (Utilization of the Land), Section 5.1 (Lease Fee), Article 6 (Taxes and Levies), Section 8.1 (b) (Rights and Obligations of Lessee), Article 9 (Discharge of Liens), Article 11 (Insurance), Article 13 (Liability and Indemnity), Section 17.2 (Representations and Warranties) or Article 21 (Sale and Assignment) of this Agreement, and the breach continues for sixty (60) days after the Lessor delivers to the Lessee notice in writing requiring the material breach to be remedied (or such longer period as may reasonably be necessary to remedy such breach provided that Lessee commences cure within the sixty (60) day cure period and continuously and diligently pursues and completes the cure), Lessor may terminate this Agreement by giving Lessee not less than sixty (60) days’ written notice, provided however that if such breach relates to some but not all of the Sites, the Lessor shall only be permitted to terminate the individual SLLAs for those Sites adversely affected by such breach. Notwithstanding the foregoing, in the event that Lessee fails to comply with any representation, warranty or agreement contained in Article 16 hereof, notwithstanding any other rights that Lessor may have under the terms of this Agreement or otherwise, Lessor shall be entitled to immediately terminate the applicable SLLA or SLLAs by delivery of written notice of such termination to Lessee.

12.3	Other Termination Events. This Agreement and each SLLA shall automatically terminate upon expiry of the Term and this Agreement shall automatically terminate at such earlier time that there are no subsisting SLLAs.

12.4

Survival. Any termination of this Agreement or an SLLA shall be without prejudice to any legal rights or obligations that may have arisen prior to such termination. Each of Article 6 (Taxes and Levies), Article 9 (Discharge of Third Party Liens), Article 13 (Liability and

Exhibit H - 10

(Indemnity), Article 14 (Procedure), Article 15 (Limitation of Lessor’s Liability), Article 16 (Hazardous Substances), Article 20 (Settlement of Dispute) and Section 24.3 (Governing Law) shall continue to apply notwithstanding any termination of this Agreement or any SLLA.

12.5	Waiver. In respect of any termination right permitted under this Agreement, the Parties waive Article 1266 of the Indonesian Civil Code to the extent that prior judicial approval is required for cancellation of this Agreement or early termination of this Agreement or any SLLA.

Article 13

LIABILITY AND INDEMNITY

13.1	Lessee will indemnify and hold Lessor harmless from all third party claims (including claims by any User, any Governmental Entity or member of the public), damages, losses, liabilities, costs, expenses, suits (including reasonable attorneys’ fees, costs and expenses of defending against any claims) (“Damages”) arising from (i) any breach by Lessee of or inaccuracy in its representations and warranties contained in or made by or pursuant to this Agreement, (ii) any breach by Lessee of its obligations under this Agreement, (iii) the negligence or wilful misconduct of Lessee or Lessee’s agents, servants, employees, licensees or other invitees in or about any Site, unless such Damages are caused by, or are the result of, the misconduct or negligence of Lessor (in any capacity) or any of Lessor’s agents, servants, employees, licensees or invitees and (iv) any matter, fact or circumstance arising out of or in connection with Lessee’s use of a Site or Lessee’s conduct of its Business, including any Environmental Damage to a Site.

13.2	Lessor will indemnify and hold Lessee harmless from all Damages arising from (i) any breach by Lessor of or inaccuracy in its representations and warranties contained in or made by or pursuant to this Agreement, (ii) any breach by Lessor of its obligations under this Agreement (iii) the negligence or wilful misconduct of Lessor or Lessor’s agents, servants, employees, licensees or other invitees in or about any Site, unless such Damages are caused by, or are the result of, the misconduct or negligence of Lessee or any of Lessee’s agents, servants, employees, licensees or invitees and (iv) any matter, fact or circumstance arising out of or in connection with Lessor’s use of a Site or Lessor’s conduct of its Business prior to the commencement of the Term, including any Environmental Damage to a Site prior to commencement of the Term.

Article 14

PROCEDURE

14.1	Promptly upon becoming aware of any matter which is subject to the provisions of Article 13 or other indemnity obligation under this Agreement (a “Claim”), the Party that seeks such indemnity (“Indemnified Party”) must give written notice of the Claim to the Party from whom indemnification is sought (“Indemnifying Party”), accompanied by a copy of any written documentation regarding the Claim received by the Indemnified Party.

14.2	Subject to the other provisions of this Section 14.2, the Indemnifying Party will retain the right, at its option, to settle or defend the Claim at its own expense and with its own counsel. The Indemnified Party will also retain the right, at its option, to participate in the settlement or defence of the Claim with its own counsel and at its own expense; but, the Indemnifying Party will have the right to control the settlement or defence. The Indemnifying Party will not enter into any settlement that imposes any liability, admission of fault or obligation on the Indemnified Party without the Indemnified Party’s prior written consent. The Parties will cooperate in the settlement or defence and will give each other full access to all relevant information.

Exhibit H - 11

14.3	If the Indemnifying Party fails: (i) to notify the Indemnified Party of the Indemnifying Party’s intent to take any action within thirty (30) days after receipt of a notice of a Claim; or (ii) to proceed in good faith with the prompt resolution of the Claim, the Indemnified Party, with prior written notice to the Indemnifying Party and without waiving any right to indemnification, may defend or settle the Claim without the prior consent of the Indemnifying Party. The Indemnifying Party will reimburse the Indemnified Party on demand for all Damages incurred by the Indemnified Party in defending or settling the Claim.

14.4	The Indemnifying Party is not obligated to indemnify and defend the Indemnified Party with respect to a Claim (or portions of a Claim) if the Indemnified Party fails to promptly notify the Indemnifying Party of the Claim and fails to provide reasonable cooperation and information to defend or settle the Claim, in each case, if and only to the extent that such failure materially prejudices the Indemnifying Party’s ability to satisfactorily defend or settle the Claim.

Article 15

LIMITATION OF LESSOR’S LIABILITY

IN NO EVENT SHALL THE AGGREGATE LIABILITY OF LESSOR FOR ANY AND ALL CLAIMS (WHETHER IN CONTRACT, TORT OR OTHERWISE) MADE BY LESSEE (OR ANY PERSONS CLAIMING THROUGH LESSEE) UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AGGREGATE LEASE FEE; PROVIDED THAT SUCH LIMIT SHALL NOT APPLY IN RESPECT OF ANY CLAIM MADE BY LESSEE IN RESPECT OF ANY BREACH OF ARTICLE 21 (SALE AND ASSIGNMENT).

Article 16

HAZARDOUS SUBSTANCES

Lessee represents, warrants and agrees that Lessee will not, and Lessee will not permit any third party, to use, generate, store or dispose of any Hazardous Material on, under, about or within any Site in violation of any law or regulation. Lessee agrees to defend, indemnify and hold harmless Lessor and Lessor’s officers, commissioners, affiliates, agents and employees against any and all losses, liabilities, claims or costs (including reasonable attorneys’ fees and costs) arising from any breach of any representation, warranty or agreements contained in this Article 16. The procedures under Article 14 will also apply to indemnification under this Article 16.

Article 17

REPRESENTATIONS AND WARRANTIES

17.1	The Lessor represents and warrants to Lessee that (i) with respect to this Agreement and any Initial SLLA, as of the Execution Date, and (ii) with respect to any Additional SLLA, as of the date of execution of such Additional SLLA:

(a)	subject to any exceptions set forth in the Seller’s Disclosure Schedules and Supplementary Disclosures, (i) it is the sole owner of and has title to all Certificated Land on which Sites are located, free from any encumbrance (other than Permitted Encumbrances), (ii) it is the sole owner, through physical control, of all Un-Certificated Land on which Sites are located and, in the case of (i) and (ii), has the legal right to lease the Sites to Lessee on the terms of this Agreement and the SLLAs;

(b)

it has the requisite corporate power and authority to execute and deliver this Agreement and the SLLAs and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each SLLA have been authorized by all requisite corporate action on the part of Lessor, and no other corporate authorization of Lessor is required to authorize the execution and delivery of this

Exhibit H - 12

Agreement or the SLLAs. This Agreement and the SLLAs have been duly executed and delivered and will constitute valid and binding obligations of Lessor enforceable against Lessor in accordance with their terms, in each case subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies; and

(c)	subject to any exceptions set forth in the Seller’s Disclosure Schedules and Supplementary Disclosure, none of the execution, delivery or performance of this Agreement or the SLLAs by Lessor or the compliance by Lessor with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Organizational Documents of Lessor, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Lessor is a party or to which any Site is subject, or (d) violate any Order or Law applicable to Lessor or any Site, except, with respect to clauses (b), (c) and (d), where failure to obtain such permit, authorization, consent or approval or failure to make such filing or give such notice or such violation, would not reasonably be expected to be, individually or in the aggregate, materially adverse to Lessor’s ability to perform its obligations under this Agreement or any SLLA.

17.2	The Lessee represents and warrants to Lessor that (i) with respect to this Agreement and any Initial SLLA, as of the Execution Date, and (ii) with respect to any Additional SLLA, as of the date of execution of such Additional SLLA:

(a)	it has the requisite corporate power and authority to execute and deliver this Agreement and the SLLAs and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each SLLA have been authorized by all requisite corporate action on the part of Lessee, and no other corporate authorization of Lessee is required to authorize the execution and delivery of this Agreement or the SLLAs. This Agreement and the SLLAs have been duly executed and delivered and will constitute valid and binding obligations of Lessee enforceable against Lessee in accordance with their terms, in each case subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies; and

(b)	none of the execution, delivery or performance of this Agreement or the SLLAs by Lessee or the compliance by Lessee with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Organizational Documents of Lessee, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Lessee is a party, or (d) violate any Order or Law applicable to Lessee, except, with respect to clauses (b), (c) and (d), where failure to obtain such permit, authorization, consent or approval or failure to make such filing or give such notice or such violation, would not reasonably be expected to be, individually or in the aggregate, materially adverse to Lessee’s ability to perform its obligations under this Agreement or any SLLA.

Exhibit H - 13

Article 18

NOTICES

All notices required under this Agreement shall be in writing and will be deemed to have been sufficiently given when delivered personally or sent by registered mail, postage prepaid or sent by telegram or telex, confirmed by registered mail, or by facsimile upon receipt by the sender of a transmission control report from the dispatching machine showing the successful transmission at the address or facsimile number as stated below:

PT INDOSAT TBK

Jalan Medan Merdeka Barat No. 21 Jakarta 10110

Indonesia

Attention: Director & Chief Wholesale and Infrastructure Officer; and Director & Chief Technology Officer

Telephone: 6221 30442602; and 6221 30442607

Facsimile: 6221 30001385

with a copy to:

Attention: Group Head Tower Management; and Group Head Network Operation & Maintenance

Telephone: 6221 30442145; and 6221 30009521

Facsimile: 6221 30003738; and 6221 3900517

PT SOLUSI MENARA INDONESIA

International Financial Centre, 6th Floor,

Jl Jend. Sudirman Kav 22-23,

Jakarta 12920, Indonesia

Attention: Mr. Hardi Wijaya Liong

Telephone: +62 21 292 48900

Facsimile: +62 21 571 2344|

Article 19

FORCE MAJEURE

19.1	Neither Party shall be liable for any delay in or failure of performance of the terms and conditions of this Agreement (except the obligations to make payments of money) if and to the extent such delay or failure is attributable to Force Majeure.

19.2

For the purposes of this Agreement, “Force Majeure” shall comprise any event or events or circumstances beyond the reasonable control of a Party which prevent or impede the due performance of this Agreement and which by the exercise of all reasonable diligence such Party is unable to prevent, including but not limited to acts of war (declared or undeclared) riots, rebellion or civil commotions, act of government or changes of Law, acts of God, floods, landslides, earthquakes, lighting or other natural physical disasters, explosions, fires, expropriation, nationalization, or requisition by the government, compliance with any statute, order by-law or other rule or regulation having the force of law in the Republic of Indonesia and national strikes or nationwide industrial action. The mere shortage of labor, materials, equipment or supplies shall not constitute Force Majeure, unless caused by events or

Exhibit H - 14

circumstances which are themselves Force Majeure. For the avoidance of doubt, break down of equipment shall not be considered a Force Majeure event.

19.3	If either Party is prevented from or delayed in performing any of its obligations under this Agreement (except any obligation to make payment of money) by Force Majeure, it shall, no later than thirty (30) days after the occurrence of the Force Majeure, give written notice to that effect to the other Party stating the particulars of such Force Majeure and of the obligations thereby affected, and shall thereupon be excused the performance or punctual performance as the case may be of such obligations for as long as the circumstance of Force Majeure may continue. A Party so affected by Force Majeure shall use every reasonable effort to minimize the effects of Force Majeure upon the performance of this Agreement and shall promptly resume performance as soon as reasonably possible after removal of the circumstances of Force Majeure.

Article 20

SETTLEMENT OF DISPUTE

20.1	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding the existence, termination or validity thereof (“Dispute”), shall first be resolved by good faith negotiations between the BOD Representatives of each of the Lessor and Lessee. If, for any reason, such disagreement is not resolved within fifteen (15) days after the date of such written notice, the BOC Representatives of each of the Lessor and Lessee shall promptly meet to resolve the dispute by way of good faith negotiation.

20.2	Any Dispute not resolved pursuant to the provisions of Section 20.1 within thirty (30) days after the date of written notice of such Dispute shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) (such Rules, the “SIAC Rules”) in force when the “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this Agreement. The place or seat of arbitration shall be Singapore.

20.3	There shall be three (3) arbitrators, and the Parties agree that one arbitrator shall be nominated by each of Lessor and Lessee for appointment by the Chairman of the SIAC in accordance with the SIAC Rules. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

20.4	Each Party shall bear its own attorneys’ fees and expenses, and the arbitral tribunal shall have no authority to award attorneys’ fees against the losing Party.

20.5	Each Party expressly waives the right to demand or recover, and the arbitrators shall not award any, consequential losses or damages (including lost profits), punitive, exemplary, indirect, special, lost business opportunity and similar damages and the multiplied portion of damages.

20.6	The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

20.7	A Party’s breach of this Agreement shall not affect this agreement to arbitrate. Moreover, the Parties’ obligations under this Article 20 are enforceable even after this Agreement has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

Exhibit H - 15

20.8	Any award rendered shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no Party shall appeal to any court the award or decision of the arbitrators.

20.9	The Parties expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Agreement will remain in effect until a final arbitration award has been issued.

Article 21

SALE AND ASSIGNMENT

21.1	Sale of Land by Lessor.

(a)	Lessor may not sell, transfer or otherwise dispose of any Land subject to an SLLA hereunder other than to (i) Lessee, (ii) subject to compliance with Section 21.1(b), any other Person which is not a direct competitor of the Lessee (a “Third Party Buyer”), or (iii) subject compliance with Section 21.1(c), any Affiliate of Lessor (a “Lessor Group Member”).

(b)	Subject to the other provisions of this Section 21.1, Lessor may sell, transfer or otherwise dispose of Land subject to an SLLA hereunder to a Third Party Buyer only if it first makes an offer in writing (an “Offer”) to sell such Land to Lessee or a purchaser designated by Lessee in accordance this Section 21.1(b). An Offer shall (i) identify the Land proposed to be sold by Lessor (ii) set forth the proposed consideration for such Land, and (iii) set forth all of the other terms and conditions of the Offer. The Offer shall remain open for a period of not less than ninety (90) days from the date of the Offer (the “Acceptance Period”). During the Acceptance Period, the Lessee or a purchaser designated by the Lessee may accept the Offer as to some or all of the Land which are the subject of the Offer by way of written notice (the “Acceptance Notice”) to Lessor. If Lessee accepts the Offer during the Acceptance Period, within ninety (90) days of Lessee’s acceptance of the Offer (or such other date agreed by the Parties), Lessor shall sell and transfer to Lessee or a purchaser designated by Lessee the Land as to which Lessee accepted the Offer and Lessee shall purchase such Land, in each case on the terms and for the consideration set forth in the Offer, provided that Lessee shall have no obligation to complete the sale and purchase of such Land and make payment for the Land unless completion occurs in relation to all of the Land as to which Lessee accepted the Offer. The Parties shall use reasonable efforts to cooperate with each other to consummate such sale and purchase within the time period specified therefor. The Offer shall be deemed declined if Lessor does not receive an Acceptance Notice during the Acceptance Period. Upon the Offer being declined or being deemed to have been declined, Lessor may sell, subject to the provisions of this Article 21, some or all of the Land subject to the Offer which has been declined (or deemed to have been declined) by Lessee to a Third Party Buyer on terms and conditions not more favorable to the Third Party Buyer than those contained in the Offer, provided that (A) binding agreements to effect such sale, transfer or disposal are executed no later than one hundred and eighty (180) days after the earlier of (x) expiry of the Acceptance Period and (y) the date on which Lessee declines the Offer in writing and (B) such Third Party Buyer agrees in writing with and for the benefit of Lessee to assume all of Lessor’s obligations under this Agreement with respect to the related Site and SLLA.

Exhibit H - 16

(c)	Lessor may only enter into a binding agreement for the sale, disposition or other transfer of Land subject to an SLLA to a Lessor Group Member if (i) such Lessor Group Member signs a joinder agreement with and for the benefit of Lessee under which it agrees to be bound by the applicable terms and conditions of this Agreement and the relevant SLLA with Lessor’s obligations under this Agreement and the relevant SLLA for all Land being transferred on or prior to the date of such sale, disposition, or transfer, (ii) Lessor remains liable for such Lessor Group Member’s obligations under this Agreement and the relevant SLLAs for all Land being transferred and reaffirms such guarantee in writing and (iii) such Lessor Group Member agrees to retransfer the Land back to Lessor or to another Lessor Group Member prior to it ceasing to be a Lessor Group Member, provided that such other Lessor Group Member complies with clause (i) above and clauses (ii) and (iii) above shall apply to such other Lessor Group Member.

21.2	Assignment by Lessor. Other than an assignment that complies with the provisions of Section 21.1, Lessor may not assign all or any part of its rights or novate its obligations under this Agreement or any SLLA to a third party (including any Affiliate of Lessor) without the prior written consent of Lessee, such consent not to be unreasonably withheld or delayed if such third party (i) is not a direct competitor of the Lessee and (ii) assumes all Lessor’s obligations under this Agreement with respect to the related Site(s) and SLLA(s). Notwithstanding the provisions of Section 21.1 or this Section 21.2, Lessor shall not be restricted from making, and shall not be required to seek the consent of the Lessee with respect to, any assignment or other grant of an interest by way of security over any or all of its rights or interests hereunder or in any Site to one or more lenders or an agent for such lenders of the Lessor (each such lender or agent, a “Lessor Finance Party”) provided that the Lessor shall have contemporaneously delivered to Lessee a notice of assignment on the terms set forth in Schedule 9.8 (a “Notice of Assignment”) duly executed by Lessor and each such Lessor Finance Party (or an agent duly authorized to execute such document on behalf of any such Lessor Finance Party). Upon receipt by Lessee of a Notice of Assignment duly executed by the Lessor and each such Lessor Finance Party or duly authorized agent, the Lessee agrees to promptly deliver to Lessor a consent and agreement with respect thereto on the terms set forth in Schedule 9.8 (a “Consent and Agreement”) duly executed by Lessee.

21.3	Assignment by Lessee. Without the prior written consent of Lessor, Lessee shall not (i) assign any of its rights under this Agreement or any SLLA or sub-lease all or any part of any Site, either by way of sub-lease or assignment or other means, (ii) create a lien or other third-party right with respect to any Site or any part thereof, in any form whatsoever, with any other party, or (iii) use any Site as collateral for security purposes, and Lessee hereby agrees that any actions attempted by in contravention of this Section 21.3 shall be void, provided however that (x) in the case of clause (i) above, the written consent of Lessor shall not be unreasonably withheld or delayed if such third party is a Qualified Purchaser and assumes all Lessee’s obligations under this Agreement with respect to the related Site(s) and SLLA(s), and (y) Lessee shall not be required to seek the consent of the Lessor with respect to (A) lease and sub-lease agreements entered into by Lessee in the ordinary course of its Business with Users for the installation and operation of Telecommunications Equipment on a Site or (B) any assignment or other grant of an interest by way of security over any or all of its rights or interests hereunder to one or more lenders or an agent for such lenders of the Lessee (each such lender or agent, a “Lessee Finance Party”) provided that the Lessee shall have contemporaneously delivered to Lessor a Notice of Assignment duly executed by Lessee and each such Lessee Finance Party (or an agent duly authorized to execute such document on behalf of any such Lessee Finance Party). Upon receipt by Lessor of a Notice of Assignment duly executed by the Lessee and each such Lessee Finance Party or duly authorized agent, the Lessor agrees to promptly deliver to Lessee a Consent and Agreement with respect thereto duly executed by Lessor.

Exhibit H - 17

For the avoidance of doubt, nothing in Section 21.2 or 21.3 shall be deemed to restrict or limit a Party’s rights and remedies with respect to any breach of or default under this Agreement by another Party or its Finance Parties as successors of such other Party.

Article 22

WAIVER

No delay or failure of either Party to exercise any right or remedy will be considered as a waiver thereof.

No waiver of any of the provisions of this Agreement, for a particular situation shall be deemed or constitute a permanent waiver of such provision for any other situation, nor shall such waiver constitute a continuing waiver for the same situation if it should reoccur.

Article 23

COMPLETE AGREEMENT

This Agreement contains the entire understanding between the Parties and supersedes all prior negotiations, correspondence, and any agreement between the Parties, either orally or in writing, with respect to the subject matters of this Agreement.

Article 24

MISCELLANEOUS

24.1	Amendment

This Agreement may be amended or modified at any time by the Parties, but only by an instrument in writing signed by or on behalf the Parties.

24.2	Authoritative Language

This Agreement has been executed both in Indonesian and English language versions. In the event of any inconsistency or different interpretation between the Indonesian and the English versions, the English language version will prevail and the relevant Indonesian language version shall be deemed to be automatically amended to conform with and to make the relevant Indonesian text consistent with the relevant English text. Each of the Parties hereto undertakes that: (i) it has read this Agreement and understands its content in English and (ii) this Agreement has been entered into freely and without duress and (iii) independent legal advice has been sought.

24.3	Governing Law

This Agreement and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia.

24.4	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one agreement.

Exhibit H - 18

IN WITNESS THEREOF, the PARTIES have executed this Agreement in duplicate, by their duly authorized officer, sufficiently affixed with stamp duty each of which has the force and effect of an original, on the date first above written.

Signed for and on behalf of

PT INDOSAT TBK	PT SOLUSI MENARA INDONESIA

By:	By:
Name:[—]	Name:[—]
Title: [—]	Title: [—]

Exhibit H - 19

SCHEDULE 1

Initial Site Lease Agreement

This site land lease agreement is an Initial SLLA under the Master Land Lease Agreement, dated as of [—], 2012, between PT Solusi Menara Indonesia, as Lessee, and PT Indosat TBK, as Lessor.

1.	Site No./Name:

2.	Site is on [Certificated Land] / [Un-Certificated Land].

3.	Site Address:
(province and street address)

4.	Square Meters:

5.	Certificate of Right to Build (HGB) No. (for Certificated Land only):

6	Site Latitude and Longitude:

7.	Lessor Contact for Emergencies:

8.	Lessee Contact for Emergencies:

Attachments:	Exhibit 1:	Legal Description of Site

	Exhibit 2:	Copy of Land Certificate (for Certificated Land) / Copy of Deed(s) of Relinquishment (Akta Pelepasan Hak) (for Un-Certificated Land)

[Schedule to be duplicated for each Site]

Exhibit H – S-1-1

EXHIBIT A

Additional Site Lease Agreement

This site land lease agreement, dated as of                     , 20     , is an Additional SLLA under the Master Land Lease Agreement, dated as of [—], 2012, between PT Solusi Menara Indonesia, as Lessee, and PT Indosat TBK, as Lessor.

1.	Site No./Name:

2.	Site is on [Certificated Land] / [Un-Certificated Land].

3.	Site Address: (province and street address)

4.	Square Meters:

5.	Certificate of Right to Build (HGB) No. (for Certificated Land only):

6.	Site Latitude and Longitude:

7.	Lessor Contact for Emergencies:

8.	Lessee Contact for Emergencies:

Lessor:	Lessee:

PT INDOSAT TBK	PT SOLUSI MENARA INDONESIA

By:	By:

Name:	Name:

Title:	Title:

Date:

Attachments:	Exhibit 1:	Legal Description of Site
	Exhibit 2:	Copy of Land Certificate (for Certificated Land) / Copy of Deed(s) of Relinquishment (Akta Pelepasan Hak) (for Un-Certificated Land)

Exhibit H – Exhibit A-1

Exhibit I

Form of Site Management Agreement

THIS SITE MANAGEMENT AGREEMENT (this “SMA”) dated as of [—], by and among PT SOLUSI MENARA INDONESIA, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia, Indonesia (“Manager”), PT TOWER BERSAMA INFRASTRUCTURE TBK, an Indonesian company with its principal office located at International Financial Centre, 8th Floor, Jl Jend. Sudirman Kav 22-23, Jakarta 12920, Indonesia (“Manager Parent”) and PT INDOSAT TBK, an Indonesian company with its principal office located at Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia (“Indosat”).

W I T N E S S E T H:

WHEREAS, as of the date of this SMA, Indosat is a party, as lessee, to the real property leases set forth in Schedule 1 to this SMA (the “Real Property Leases”) under which it leases the real property the subject of the Real Property Leases (the “Sites”);

WHEREAS, Indosat uses the Sites for the purposes of its business, including locating its equipment on the wireless telecommunications towers on the Sites (the “Towers”) and on the land comprising the Sites.

WHEREAS, Indosat, Manager Parent and Manager have agreed to enter into this SMA to appoint Manager as the manager of the Sites and the Real Property Leases;

NOW, THEREFORE, in consideration of the foregoing mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this SMA, the following terms shall have the following meanings:

“Affiliate” of a specified Person shall mean another Person (a) that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person, (b) who is a director, commissioner or officer of such first Person or any Subsidiary of such Person or of any Person referred to in clause (a) of this definition or (c) who is a spouse (or any person cohabiting as a spouse), child or step-child, parent or step-parent, brother, sister, step-brother or step-sister, parent-in-law, grandchild, grandparent, uncle, aunt, nephew or niece of a Person described in clause (a) or (b) of this definition.

“Assignor” shall have the meaning set forth in Section 4.6.

Exhibit I - 1

“Claim” shall mean any suit, claim, counterclaim, demand, cause of action, proceeding or investigation, dispute, controversy or other similar matter.

“Consent and Agreement” shall have the meaning set forth in Section 4.6.

“Control” (including the terms “Controlled by” and “under common Control with”) shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

“Dispute” shall have the meaning set forth in Section 4.5(a).

“Encumbrance” shall mean any mortgage, pledge, hypothecation, charge, lien, assignment by way of security, title retention, fiduciary transfer or other security interest.

“Excluded Damages” shall mean any consequential damages or losses (including lost profits), punitive, exemplary, indirect, special, lost business opportunity and similar damages.

“Finance Party” shall have the meaning set forth in Section 4.6.

“Liabilities” shall mean, with respect to any Person, any and all Claims, demands, lawsuits, costs, expenses, fees, Losses, recoveries, obligations or liabilities (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person) of any kind or nature whatsoever, including interest, penalties and reasonable costs of investigation.

“Losses” shall mean judgments, fines, damages, losses and assessments and actual, out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection therewith but excluding any and all Excluded Damages.

“Manager” shall have the meaning set forth in the preamble hereto.

“Manager Parent” shall have the meaning set forth in the preamble hereto.

“Manager Parties” shall mean Manager Parent and Manager.

“Notice of Assignment” shall have the meaning set forth in Section 4.6.

“Parties” shall mean Manager Parent and Manager on one hand, and Indosat on the other hand.

“Person” shall mean any individual, group, corporation, partnership or other organization or entity.

“Real Property Leases” shall have the meaning set forth in the preamble hereto.

Exhibit I - 2

“Representatives” shall mean, with respect to a Party, all Affiliates of such Party and all commissioners, directors, officers, partners, employees, agents, and advisors of such Party or any of its Affiliates.

“SIAC” shall have the meaning set forth in Section 4.5(b).

“SIAC Rules” shall have the meaning set forth in Section 4.5(b).

“Security Interest” shall have the meaning set forth in Section 4.6.

“Sites” shall have the meaning set forth in the preamble hereto. For the avoidance of doubt, “Sites” do not include the Towers on the Sites.

“Subsidiary” shall mean, with respect to a specified Person, any Person that is directly or indirectly Controlled by such first Person.

“Towers” shall have the meaning set forth in the preamble hereto.

ARTICLE II

MANAGEMENT OF REAL PROPERTY LEASES; LEASED REAL PROPERTY

Section 2.1 Appointment of Manager. Indosat hereby appoints Manager as its contractor to manage the Sites and the Real Property Leases, and Manager hereby accepts such appointment, in each case, in accordance with the terms, and subject to the conditions, set forth in this SMA.

Section 2.2 No Assignment; No Sub-Lease. The Parties acknowledge and agree that nothing in this SMA (i) assigns or transfers, or is intended to, or is to be construed as an attempt or agreement to, assign or transfer to Manager Parent or Manager any Real Property Lease, (ii) sub-leases, or is intended, or is to be construed as an attempt or an agreement to, sublease to Manager Parent or Manager any Leased Real Property or (iii) grants to Manager Parent or Manager any right to use the Sites other than as contemplated by this SMA. The Parties further acknowledge and agree that Indosat shall continue to be entitled to use the Sites during the term of the applicable Real Property Lease.

Section 2.3 Manager’s Authority. Subject to the provisions of Section 2.2 and except as set forth in this Article II:

(a) Manager shall have the sole and exclusive right to manage the Sites (excluding, for the avoidance of doubt, any equipment on the Towers or the Sites that is owned or leased by Indosat) and shall be entitled at its cost:

(i) to undertake works in relation to the Sites (including erecting, relocating, removing and modifying erections and other improvements on the Sites); and

(ii) to maintain and secure the Sites,

Exhibit I - 3

in such manner as Manager may determine, in each case, (i) to the extent permitted by the terms of the applicable Real Property Lease and applicable Laws and (ii) subject to Manager Parent’s and Manager’s compliance with their respective obligations set forth in this SMA; and

(b) Indosat shall use its reasonable best efforts to:

(i) exercise its rights under each Real Property Lease to permit Manager and its invitees to access the Sites (in common with Indosat and the other users of the Site) as Indosat’s invitees including bringing on and using at the Sites equipment and other items and for Manager to exercise its rights and perform its obligations set forth in this SMA (subject to any restrictions, including as to the manner and timing of access, set forth in the applicable Real Property Lease); and

(ii) enforce at Manager’s request and cost, or allow Manager to enforce at its cost, in each case, in a commercially reasonable and lawful manner, Indosat’s rights under each Real Property Lease against the other party or parties thereto.

Section 2.4 Manager’s Obligations.

(a) Manager shall (and Manager Parent shall cause Manager to) perform or cause to be performed, at its cost, Indosat’s obligations under each Real Property Lease in its role as manager of the Sites and the Real Property Leases relating to the period on or after the execution of this SMA. Without limiting the foregoing, in exercising its rights and performing its obligations under this SMA, Manager shall (and Manager Parent shall cause Manager to) at all times comply with the terms of the applicable Real Property Lease and applicable Law.

(b) Manager shall (and Manager Parent shall cause Manager to) not incur any obligation on behalf of Indosat with respect to any Real Property Lease without Indosat’s prior written consent.

Section 2.5 Indemnification. Manager Parent and Manager shall jointly and severally indemnify, defend and hold harmless Indosat and its Representatives from and against any and all Losses suffered or incurred by Indosat or its Representatives (whether or not involving a third party claim) arising or resulting from (i) any actions (or omissions to act) of Indosat or its Representatives taken at the direction of Manager pursuant to this SMA, (ii) Manager Parent’s or Manager’s breach of this SMA, (iii) Indosat exercising its rights under any Real Property Lease for the benefit of Manager Parent or Manager, (v) all Liabilities arising under the Real Property Leases relating to the period on or after the execution of this SMA or (iv) any actions (or omissions to act) of Manager Parent or Manager pursuant to or in connection with Indosat’s appointment of Manager to manage the Sites and the Real Property Leases as set forth in this Article II. This Section 2.5 shall survive any termination of this SMA or any termination of this SMA with respect to a particular Real Property Lease.

Section 2.6 Certain Limitations. Notwithstanding anything else set forth in this SMA, Indosat shall not, in performing its obligations under this SMA, be required to take any action (i) that would in Indosat’s good faith judgment result in a violation of any obligation which Indosat has to any third party or otherwise violate any applicable Law, (ii) for which

Exhibit I - 4

Manager Parent or Manager has not paid all related costs and expenses or (iii) for which Manager Parent and Manager have not agreed to indemnify Indosat as set forth in this SMA.

Section 2.7 No Agency, Authority or Representation. Until this SMA shall terminate pursuant to Article III with respect to a Real Property Lease and notwithstanding anything else set forth in the this SMA to the contrary, neither Manager Parent nor Manager shall (and Manager Parent shall cause Manager not to):

(a) have (nor shall it represent to any Person that it has) any power to represent or bind Indosat (or to enter into any written agreement, lease, instrument or other contractual arrangement or incur any Liability on Indosat’s behalf) in any way in connection with such Real Property Lease or for any other purpose; or

(b) without Indosat’s prior written consent, enter into, replace, renew, terminate or amend (or purport or agree to enter into, replace, renew, terminate or amend) any Real Property Lease, other than (in accordance with written procedures approved in writing by Indosat with respect thereto) an extension to the term of such Real Property Lease or an amendment to permit the assignment thereof.

Section 2.8 Cooperation; Interest of Indosat. The Parties agree that Manager Parent and Manager are each parties “acting in cooperation” with Indosat and the Manager Parties and Manager agree to cooperate for the purpose of implementing the management of the Sites by Manager.

ARTICLE III

TERM AND TERMINATION

Section 3.1 Partial Termination upon Assignment of a Real Property Lease to Manager. This SMA shall automatically terminate with respect to a Real Property Lease and the applicable Site upon the assignment of such Real Property Lease to Manager.

Section 3.2 Partial Termination in Other Circumstances. This SMA shall automatically terminate with respect to a Real Property Lease and the applicable Site if the Tower located on the Site is transferred to Indosat.

Section 3.3 Termination if No Remaining Real Property Leases. This SMA shall automatically terminate in its entirety upon this SMA having been terminated with respect to all Real Property Leases listed on Schedule 1 of this SMA (as amended from time to time).

Section 3.4 Effect of Termination.

(a) Except as set forth in Section 2.5, upon termination of this SMA with respect to a Real Property Lease pursuant to Section 3.1 or Section 3.2, none of Indosat, Manager Parent or Manager shall have any further rights or liability under or in connection with this SMA with respect to such Real Property Lease, except for any liability for any breach or violation of this SMA with respect to such Real Property Lease prior to such termination.

Exhibit I - 5

(b) Except as set forth in Section 2.5, upon termination of this SMA in its entirety pursuant to Section 3.3 hereof, none of Indosat, Manager Parent or Manager shall have any further rights or liability under or in connection with this SMA, except for any liability for any breach or violation of this SMA prior to such termination.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. All notices, consents, waivers and other communications under this SMA shall be in writing and in English and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by an internationally recognized courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case, to the addresses or facsimile numbers and marked to the attention of the individual (by name or title):designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

(a)	if to Indosat, to:

PT Indosat Tbk

Jalan Medan Merdeka Barat No. 21

Jakarta 10110

Indonesia

Attention: President Director & Chief Executive Officer

Telephone: 6221 30442600

Facsimile: 6221 3453453

With a copy to:

Attention: Director & Chief Wholesale and Infrastructure Officer

Telephone: 6221 30442602

Facsimile: 6221 30001385

(b)	if to Manager Parent or Manager, to:

PT. Tower Bersama Infrastructure, Tbk.

International Financial Center, 8th floor

Jl. Jend. Sudirman Kav. 22-23

Jakarta 12920, Indonesia.

Attention: Mr. Hardi Wijaya Liong

Telephone: +62 21 292 48900

Facsimile: +62 21 571 2344

Exhibit I - 6

Section 4.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this SMA.

Section 4.3 Counterparts. This SMA may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

Section 4.4 Governing Law. This SMA and performance hereunder shall be governed, interpreted, construed and regulated by the Laws of the Republic of Indonesia and the Parties hereby expressly waive Article 1266 of the Indonesian Civil Code to the extent that a court pronouncement is required for the termination of this SMA.

Section 4.5 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or in connection with this SMA, including any question regarding its existence, termination or validity thereof (“Dispute”), shall be finally resolved in accordance with the provisions of this Section 4.5.

(b) Any Dispute between the Parties shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) (such Rules, the “SIAC Rules”) in force when the “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this SMA. The place or seat of arbitration shall be Singapore.

(c) There shall be three (3) arbitrators, and the Parties agree that one arbitrator shall be nominated by each of Indosat and Manager Parent for appointment by the Chairman of the SIAC in accordance with the SIAC Rules. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two Party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Chairman of the SIAC.

(d) Each Party shall bear its own attorneys’ fees and expenses, and the arbitral tribunal shall have no authority to award attorneys’ fees against the losing Party.

(e) Each Party expressly waives the right to demand or recover, and the arbitrators shall not award any, Excluded Damages.

(f) The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

(g) A Party’s breach of this SMA shall not affect this agreement to arbitrate. Moreover, the Parties’ obligations under this Section 4.5 are enforceable even after this SMA has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the Parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

Exhibit I - 7

(h) Any award rendered shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no Party shall appeal to any court the award or decision of the arbitrators.

(i) The Parties expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable Laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this SMA will remain in effect until a final arbitration award has been issued.

Section 4.6 Assignment. Neither this SMA nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the Parties, in whole or in part, without the prior written consent of the other Parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided that a Party (an “Assignor”) may assign or otherwise grant an interest by way of security (a “Security Interest”) over any or all of its rights or interests hereunder to one or more lenders or an agent for such lenders of such Assignor (each such lender or agent, a “Finance Party”) provided that such Assignor shall have delivered to Indosat (if Manager Parent or Manager is the Assignor) or Manager Parent and Manager (if Indosat is the Assignor) a notice of assignment on the terms set forth in Schedule 2 (a “Notice of Assignment”) duly executed by such Assignor and each such Finance Party (or an agent duly authorized to execute such document on behalf of any such Finance Party). Upon receipt by a Party of a Notice of Assignment duly executed by the Assignor and each such Finance Party or duly authorized agent, the receiving Party agrees to promptly deliver to such Assignor a consent and agreement with respect thereto on the terms set forth in Schedule 2 (a “Consent and Agreement”) duly executed by such Party.

Section 4.7 Parties in Interest. This SMA shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns, and nothing in this SMA, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this SMA.

Section 4.8 Denial of Partnership. Nothing in this SMA shall make any Party hereto a partner, fiduciary, agent or joint representative of any other Party hereto.

Section 4.9 Denial of Authority. Except as expressly provided in this SMA, no Party shall have any power of authority and no Party may enter into any agreement or incur any obligation, whether as principal, surety or agent, for or on behalf of any other Party.

Section 4.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being

Exhibit I - 8

intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

Section 4.11 Amendment. This SMA may be amended or modified at any time by the Parties, but only by an instrument in writing signed by or on behalf of each of the Parties.

Section 4.12 Extension; Waiver.

(a) Indosat may (i) extend the time for the performance of any of the obligations or acts of a Manager Party, (ii) waive any inaccuracies in the representations and warranties of a Manager Party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of a Manager Party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of Indosat to any such extension or waiver shall be valid only if set forth in a written instrument signed by Indosat.

(b) A Manager Party may (i) extend the time for the performance of any of the obligations or acts of Indosat, (ii) waive any inaccuracies in the representations and warranties of Indosat contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of Indosat contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a Manager Party to any such extension or waiver shall be valid only if set forth in a written instrument signed a Manager Party.

(c) Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 4.13 Governing Language. This SMA is prepared in the English language and, unless otherwise agreed in writing by the Parties, English shall be used in respect of all matters in connection with this SMA. If requested in writing by a Party, the Parties shall promptly cause this SMA to be translated into the Indonesian language and cause such Indonesian language version to be executed by the Parties. The effective date of any such Indonesian language version shall be the date of this SMA. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

Section 4.14 Joint and Several Liability. Each of the Manager Parties shall be jointly and severally liable for each obligation, covenant, representation, warranty or indemnification obligation of any or all of the Manager Parties under or in connection with this SMA. Without limiting the foregoing, where Manager Parent covenants in this SMA to cause Manager to do or refrain from doing any action or thing, Manager Parent and Manager shall be jointly and severally liable for Manager’s failure to do or refrain from doing such action or thing.

[Remainder of Page Intentionally Left Blank]

Exhibit I - 9

IN WITNESS WHEREOF, the duly authorized representative of each of the Parties has executed this SMA on this      day of                     , 2012.

PT INDOSAT TBK

By:
Name: Title:

By:
Name: Title:

PT TOWER BERSAMA INFRASTRUCTURE TBK

By:
Name: Title:

PT SOLUSI MENARA INDONESIA

By:
Name: Title:

[Signature Page – Site Management Agreement]

Schedule 1

Real Property Leases

Exhibit I - S-1-1

Schedule 2

Notice of Assignment; Consent and Agreement

Exhibit I - S-2-1

[Refer to and insert Schedule 9.8 of the Asset Purchase Agreement]

Exhibit I - S-2-2

Exhibit J

Dispute Procedure for Closing Statements, Supporting Documentation and Reimbursable Costs

Pursuant to Section 2.9, Section 2.15, Section 5.10(s) and Section 5.11(r) of the Agreement, the following provisions shall apply to any dispute with respect to (i) the calculation of the amount of the Closing Adjustment Amount or the User Advances with respect to the Returned Tower Assets, the Swapped-in Tower Assets or the Swapped-out Tower Assets, as applicable, (ii) whether or not Buyer or Seller has given to the other the Supporting Documentation or access to books and records required to be given under this Agreement in connection therewith or (iii) the calculation of the Reimbursable Costs:

(a) Seller and Buyer shall use reasonable good faith efforts to resolve the dispute during the ten (10) day period commencing on the date (i) Buyer delivers the Disagreement Notice to Seller, (ii) Seller delivers the Returned Tower Disagreement Notice to Buyer, (iii) Seller or Buyer deliver to the other the Tower Swap Disagreement Notice, (iv) Seller or Buyer deliver to the other the Supporting Documentation Notice, or (v) Buyer delivers a notice of dispute under Section 2.15 with respect to Seller’s calculation of the Reimbursable Costs, as applicable, and any such resolution shall be final and binding on the Parties hereto. If Buyer and Seller are not able to resolve all disputed items within such ten (10) day period, then Buyer and Seller shall jointly promptly submit (or either of them may submit, if the other fails or refuses to do so upon written request from the other) the items in dispute (if practicable, within five (5) business days following the expiration of such ten (10) day period) to the Indonesian member firm of PricewaterhouseCoopers (“PwC”), or if PwC is conflicted, unable or unwilling to serve, another mutually acceptable internationally recognized independent accounting firm (the “Accounting Firm”). If PwC is conflicted, unwilling or unable to serve and Seller and Buyer are unable to agree on another mutually acceptable accounting firm within five (5) business days of receipt of notice of PwC’s conflict, unavailability or inability, either party may (with written notice to the other party) apply to the ICC International Centre for Expertise to appoint a senior partner in an internationally recognized accounting firm to serve as the Accounting Firm.

(b) If in the case of (i) a Disagreement Notice delivered by Buyer, (ii) a Returned Tower Disagreement Notice delivered by Seller, (iii) a Tower Swap Disagreement Notice delivered by Buyer or Seller, (iv) a Supporting Documentation Notice delivered by Buyer or Seller or (v) a notice of dispute with respect to Seller’s calculation of the Reimbursable Costs, the Party who delivered such notice fails to submit any item in dispute to the Accounting Firm within ten (10) business days following the date of notice to such Party of the engagement of the Accounting Firm, the other Party’s determination of any item then in dispute set forth in the such notice shall become final, conclusive and binding on Buyer and Seller.

(b) If any remaining items in dispute are submitted to the Accounting Firm for resolution (such items, the “Unresolved Items”), each of Buyer and Seller shall submit to the Accounting Firm (with a copy delivered to the other party on the same day), within ten (10) business days after the date of the engagement of the Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Items. The Accounting Firm shall be given reasonable access to all relevant Books and Records to calculate the Closing Adjustment Amount, the amount of the User Advances or the amount of

Exhibit J - 1

the Reimbursable Costs, as applicable. The Accounting Firm shall use its accounting expertise to calculate, based solely on the written submissions of Buyer, on the one hand, and Seller, on the other hand, and not by independent investigation, the Closing Adjustment Amount, the amount of the User Advances or the Reimbursable Costs, as applicable, and shall be instructed that its calculation (i) must be made in accordance with the standards and definitions in the Agreement, and (ii) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by (i) in the case of the Closing Adjustment Amount, Buyer in the Disagreement Notice and by Seller in the Closing Statement, (ii) in the case of the User Advances with respect to the Returned Tower Assets, Seller in the Returned Tower Disagreement Notice and by Buyer in the Returned Tower Closing Statement, (iii) in the case of the User Advances with respect to the Swapped-in Tower Assets, Buyer in the Tower Swap Disagreement Notice and by Seller in Seller’s Swapped-in Tower Closing Statement, (iv) in the case of the User Advances with respect to the Swapped-out Tower Assets, Seller in the Tower Swap Disagreement Notice and by Buyer in Buyer’s Swapped-out Tower Closing Statement or (v) in the case of the Reimbursable Costs, by Seller and Buyer in their respective notices delivered under Section 2.15. The Accounting Firm shall submit such verification and calculation to Seller and Buyer as soon as practicable, but in any event within thirty (30) days after the remaining issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of (i) the Closing Adjustment Amount, (ii) the amount of the User Advances, (iii) the amount of the Reimbursable Costs or (iv) whether or not Buyer or Seller has given to the other the Supporting Documentation and access to books and records required to be given under this Agreement in connection therewith, as applicable, as set forth in a written notice delivered to Buyer and Seller by the Accounting Firm in accordance with the Agreement shall be binding and conclusive on Buyer and Seller.

(c) The Accounting Firm’s determination shall be final and may be entered and enforced in any arbitration or court of competent jurisdiction, and the substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud. Any disagreement, controversy, dispute or claim arising out of the jurisdiction of the Accounting Firm, material non-compliance by the Accounting Firm with the procedures set forth in this Exhibit J or non-compliance by any Party with the final and binding determination of the Accounting Firm shall be referred to and resolved by final and binding arbitration in accordance with Section 9.7.

(d) The fees and expenses of the Accounting Firm shall be borne pro rata by Buyer and Seller based on (i) in the case of a dispute regarding the Closing Adjustment Amount or the amount of the User Advances, the proportionate amount of deviation of the determination of the Closing Adjustment Amount or the amount of the User Advances, as applicable, as set forth in (x) the Disagreement Notice, the Returned Tower Disagreement Notice or the Tower Swap Disagreement Notice, as applicable and (y) the Closing Statement, the Returned Tower Closing Statement, Seller’s Swapped-in Tower Closing Statement or Buyer’s Swapped-out Tower, as applicable, respectively from the determination of the Closing Adjustment Amount or the amount of the User Advances, as applicable, made by the Accounting Firm or (ii) in the case of a dispute regarding the amount of the Reimbursable Costs, the proportionate amount of deviation of the determination of the Reimbursable Costs, as applicable, as set forth in (x) Seller’s written notice delivered under Section 2.15 and (y) Buyer’s written notice of dispute delivered under Section 2.15, respectively, from the determination of the Reimbursable Costs made by the

Exhibit J - 2

Accounting Firm; provided that in the case of a dispute solely in relation to whether or not Buyer or Seller has given to the other the Supporting Documentation or access to books and records required to be given under this Agreement, the fees and expenses of the Accounting Firm shall be borne equally by Seller and Buyer.

(e) It is the intent of the Parties to have any determination of Unresolved Items by the Accounting Firm proceed in an expeditious manner, however, any deadline or time period contained herein may be extended or modified by agreement of the Parties and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm.

Exhibit J - 3

Exhibit K

Dispute Procedure for Earn-Out Statements

Pursuant to Section 2.13(h) of the Agreement, the following provisions shall apply to any Disputed Matters with respect to the Co-Location Revenues or the Earn-Out Amount:

(a) Seller and Buyer shall use reasonable good faith efforts to resolve the dispute during the ten (10) day period commencing on the date Seller delivers the Earn-Out Disagreement Notice to Buyer and any such resolution shall be final and binding on the Parties hereto. If Buyer and Seller are not able to resolve all disputed items within such ten (10) day period, then Buyer and Seller shall jointly promptly submit (or either of them may submit, if the other fails or refuses to do so upon written request from the other) the items in dispute (if practicable, within five (5) business days following the expiration of such ten (10) day period) to the Indonesian member firm of PricewaterhouseCoopers (“PwC”), or if PwC is conflicted, unable or unwilling to serve, another mutually acceptable internationally recognized independent accounting firm (the “Accounting Firm”). If PwC is conflicted, unwilling or unable to serve and Seller and Buyer are unable to agree on another mutually acceptable accounting firm within five (5) business days of receipt of notice of PwC’s conflict, unavailability or inability, either party may (with written notice to the other party) apply to the ICC International Centre for Expertise to appoint a senior partner in an internationally recognized accounting firm to serve as the Accounting Firm.

(b) If Seller fails to submit any item in dispute to the Accounting Firm within twenty (20) business days following the date of notice to Seller of the engagement of the Accounting Firm, Buyer’s determination of any item then in dispute set forth in the such notice shall become final, conclusive and binding on Buyer and Seller.

(b) If any remaining items in dispute are submitted to the Accounting Firm for resolution (such items, the “Unresolved Items”), each of Buyer and Seller shall submit to the Accounting Firm (with a copy delivered to the other party on the same day), within ten (10) business days after the date of the engagement of the Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Items. The Accounting Firm shall be given reasonable access to all relevant books and records to calculate the amount of the applicable Co-Location Revenues and to determine whether any Earn-Out Amounts are payable to Seller. The Accounting Firm shall use its accounting expertise to calculate, based solely on the written submissions of Buyer, on the one hand, and Seller, on the other hand, and not by independent investigation, the applicable Co-Location Revenues and to determine whether any Earn-Out Amounts are payable to Seller, as applicable and shall be instructed that its calculation (i) must be made in accordance with the standards and definitions in the Agreement, and (ii) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by Buyer in the applicable Earn-Out Statement and by Seller in the Earn-Out Disagreement Notice. The Accounting Firm shall submit such verification and calculation to Seller and Buyer as soon as practicable, but in any event within thirty (30) days after the remaining issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of the Co-Location Revenues and whether any Earn-Out Amounts are payable to Seller, as set forth in a written notice delivered to Buyer and Seller by the Accounting Firm in accordance with the Agreement shall be binding and conclusive on Buyer and Seller.

Exhibit K - 1

(c) The Accounting Firm’s determination shall be final and may be entered and enforced in any arbitration, court of competent jurisdiction, and the substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud. Any disagreement, controversy, dispute or claim arising out of the jurisdiction of the Accounting Firm, material non-compliance by the Accounting Firm with the procedures set forth in this Exhibit K or non-compliance by any Party with the final and binding determination of the Accounting Firm shall be referred to and resolved by final and binding arbitration in accordance with Section 9.7.

(d) The fees and expenses of the Accounting Firm shall be borne pro rata by Buyer and Seller based on the proportionate amount of deviation of the determination of the amount of the Co-Location Revenues as set forth in the Earn-Out Statement and the Earn-Out Disagreement Notice, respectively from the determination of the amount of the Co-Location Revenues made by the Accounting Firm.

(e) It is the intent of the Parties to have any determination of Unresolved Items by the Accounting Firm proceed in an expeditious manner, however, any deadline or time period contained herein may be extended or modified by agreement of the Parties and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm.

Exhibit K - 2

Schedule 2.11

Allocation

Pursuant to Section 2.11 of the Asset Purchase Agreement, Seller, Buyer Parent and Buyer agree that the Final Up-Front Purchase Price for the Purchased Assets shall be allocated as follows:

1. An amount equal to the Lease Prepayments included in the Purchased Assets (converted to US dollars at the IDR/USD Closing Exchange Rate) shall be allocated to the reimbursement by Buyer to Seller of the Lease Prepayments made by Seller prior to the Closing under the Real Property Leases included in the Purchased Assets.

2. The remainder of the Final Up-Front Purchase Price shall be allocated to the remainder of the Purchased Assets (other than the Lease Prepayments).

Schedule 2.11

Schedule 5.5(d)

Key terms of modified Site Management Agreement

For the purposes of Section 5.5(d) of the Asset Purchase Agreement, the Parties agree that the modified Site Management Agreement applicable to Designated Towers or Swapped-in Towers that are Non-Transferable Items or which become subject to the provisions of Section 5.5 pursuant to the provisions of Section 5.5(h) (such Towers, if any, “Non-Transferable Towers”) will be based upon the following key principles (taking into account, where applicable, tax advice received by the Parties’ respective tax advisors):

1.     The terms of the modified Site Management Agreement will seek to preserve the Parties’ respective rights and obligations agreed under the Asset Purchase Agreement and Seller Master Lease Agreement as if, on and from the Closing or the Tower Swap Closing or retransfer date (as applicable), Buyer were the owner of the Non-Transferable Tower and the Parties had executed and delivered a Seller Site Lease Agreement with respect to the Non-Transferable Tower.

2.     The Site Management Agreement will provide that (among other terms to be agreed consistent with the principles set forth herein, and subject to certain exceptions to be agreed by the Parties), the provisions of the Seller Master Lease Agreement shall apply to each Non-Transferable Tower as if:

(a)     such Non-Transferable Tower were, for the purposes of the Seller Master Lease Agreement, an “Indosat Site” owned by Buyer (notwithstanding that legal title to such Non-Transferable Tower has not passed to Buyer pursuant the provisions of the Asset Purchase Agreement); and

(b)     each reference in the Seller Master Lease Agreement to Indosat Sites or site space being “leased” by Seller shall, with respect to such Non-Transferable Tower or the Leased Real Property on which such Non-Transferable Tower is located, be deemed to mean:

(x)     site space on such Non-Transferable Tower and Leased Real Property being occupied by Seller’s equipment as if such occupation were pursuant to a lease by Seller of such site space pursuant to the Master Lease Agreement and an associated Seller Site Lease Agreement; and

(y)     such Non-Transferable Tower and Leased Real Property being operated, managed and maintained by Buyer in a manner consistent with Section 5.5(b) of the Asset Purchase Agreement and the other terms of the Site Management Agreement (so as to provide Buyer with the substantial benefits of each such Non-Transferable Tower and for Buyer to assume and accept, at its cost, the burdens of such Non-Transferable Tower and the Contracts relating thereto).

Schedule 5.5(d) - 1

3.     Instead of paying to Buyer “Lease Fees” and “Management Fees” under the Seller Master Lease Agreement or a Seller Site Lease Agreement with respect to the Non-Transferable Towers, Seller will pay “Management Fees” and “Maintenance Fees” in an equal amount pursuant to the Site Management Agreement with respect to such Non-Transferable Towers.

4.     Notwithstanding items 2, 3 and 5 of this Schedule 5.5(d), Buyer may elect (subject to the agreement of Seller based on applicable tax, accounting and legal advice and other relevant considerations) that Seller will grant to Buyer, at no additional cost to Buyer (but without limiting the indemnification and other provisions of the Asset Purchase Agreement) and on other terms to be agreed, the right to use the space on the Tower for the purpose of placing and operating its or its designee’s equipment on the Tower in which case items 2, 3 and 5 of this Schedule 5.5(d) shall not apply and, instead, Seller and Buyer shall enter into a Seller Site Lease Agreement with respect Seller’s equipment installed on such Non-Transferable Towers and Seller shall pay to Buyer Lease and Maintenance Fees thereunder with respect to Seller’s equipment installed on such Non-Transferable Towers.

5.     The Parties will agree upon arrangements for the benefits under User Master Lease Agreements or User Site Lease Agreements included in the Purchased Assets and relating to the Non-Transferable Towers to be received either (i) directly by Buyer or (ii) by Seller and passed through to Buyer (net of Taxes other than Taxes which Seller may credit against its income Tax, costs and expenses and after set-off or deduction of amounts properly owed to Seller by Buyer or any of its Affiliates) on terms consistent with Section 5.5(b) of the Asset Purchase Agreement. The Parties shall also agree on such conforming changes as are necessary with respect to each Site Management Agreement applicable to the Real Property Leases relating to the Non-Transferable Towers to reflect the principles set forth herein.

6.     As set forth in Section 5.5(e) of the Asset Purchase Agreement, Buyer will bear risk of loss or damage to Non-Transferable Towers.

7.     As set forth in Section 5.5(g) of the Asset Purchase Agreement, (i) Seller will not, in performing its obligations under the Site Management Agreement, be required to take any action (x) that would in Seller’s good faith judgment result in a violation of any obligation which Seller has to any third party or otherwise violate any applicable Law, (y) for which Buyer has not paid all related costs and expenses or (z) for which Buyer has not agreed to indemnify Seller as set forth in the Site Management Agreement and (ii) Buyer shall not have (nor shall it represent to any Person that it has) any power to represent or bind Seller (or to enter into any Contract or incur any Liability on Seller’s behalf) in any way in connection with any Non-Transferable Tower or for any other purpose.

Schedule 5.5(d) - 2

Schedule 6.2(j)

Form of Buyer’s Closing Certificate

This Buyer’s Closing Certificate is furnished pursuant to Section 6.2(j) of the Asset Purchase Agreement, dated as of February [—], 2012 (the “Asset Purchase Agreement”), by and among PT Indosat Tbk, as Seller, PT Solusi Menara Indonesia, as Buyer, and PT Tower Bersama Infrastructure Tbk as Buyer Parent. Unless otherwise defined herein, capitalized terms herein shall have the meanings given to them in the Asset Purchase Agreement.

The undersigned hereby certifies, on behalf of Buyer Parent, in his capacity as the [President Director and Chief Executive Officer]/[Director and Chief Financial Officer] thereof, and on behalf of Buyer, in his capacity an authorized officer thereof, and, in each case, not in his individual capacity, that:

1. Attached hereto:

(a) as Annex A are excerpts from the written resolutions adopted by (x) the board of commissioners of Buyer Parent on [—] and (y) the board of directors of Buyer Parent on [—], in each case authorizing Buyer’s and Buyer Parent’s execution and delivery of the Transaction Documents to which either is a party and the consummation of the Transactions;

(b) as Annex B are excerpts from the written resolutions adopted by (x) the board of commissioners of Buyer on[—] and (y) the board of directors of Buyer on [—], in each case authorizing Buyer’s execution and delivery of the Transaction Documents to which it is a party and the consummation of the Transactions; and

(c) as Annex C are excerpts from the minutes of the Shareholders Meeting, authorizing Buyer Parent’s execution and delivery of the Transaction Documents to which it is a party and the consummation of the Transactions.

2. The resolutions in Annex A and Annex B and the minutes in Annex C: (a) have not been amended, rescinded or modified since their adoption; and (b) remain in full force and effect as of the date hereof in the form adopted.

3. Except as set forth in the Buyer’s Disclosure Schedules (but only to the extent set forth in the preamble to Article IV of the Asset Purchase Agreement and Section 5.22 of the Asset Purchase Agreement), each representation and warranty of Buyer Parent and Buyer set forth in Article IV of the Asset Purchase Agreement is true and correct as of the date hereof as though made on and as of the date hereof by reference to facts existing on the date hereof (except for such representations and warranties that are expressly made as of a specific date or time, which need only be true and correct as of such date or time).

4. Buyer Parent acknowledges and agrees that each of the Transaction Documents entered into by Buyer as of the Closing are “Transaction Documents” for the purposes of the Buyer Parent Guarantee. Buyer Parent hereby (i) affirms the Buyer Parent

Schedule 6.2(j) - 1

Guarantee and its application to such Transaction Documents and (ii) agrees that the Buyer Guarantee shall continue in full force and effect, in each case, on the terms set forth in the Buyer Parent Guarantee.

[Remainder of the Page Intentionally Left Blank]

Schedule 6.2(j) - 2

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate on this      day of                     .

PT SOLUSI MENARA INDONESIA

By:
[Name]
[Title]

PT TOWER BERSAMA INFRASTRUCTURE TBK

By:
[Name]
[Title]

[Signature page - Buyer’s Closing Certificate]

Annex A

EXCERPTS OF BUYER PARENT’S WRITTEN RESOLUTIONS

Schedule 6.2(j) - Annex A-1

Annex B

EXCERPTS OF BUYER’S WRITTEN RESOLUTIONS

Schedule 6.2(j) - Annex B-1

Annex C

EXCERPTS OF MINUTES OF THE SHAREHOLDER’S MEETING

Schedule 6.2(j) - Annex C-1

Schedule 6.3(g)

Form of Seller’s Closing Certificate

This Seller’s Closing Certificate is furnished pursuant to Section 6.3(g) of the Asset Purchase Agreement, dated as of February [—], 2012 (the “Asset Purchase Agreement”), by and among PT Indosat Tbk, as Seller, PT Solusi Menara Indonesia, as Buyer, and PT Tower Bersama Infrastructure Tbk as Buyer Parent. Unless otherwise defined herein, capitalized terms herein shall have the meanings given to them in the Asset Purchase Agreement.

The undersigned hereby certifies, on behalf of Seller, in his capacity as the [President Director and Chief Executive Officer]/[Director and Chief Financial Officer] thereof, and not in his individual capacity, that:

1. Attached hereto as Annex A are excerpts from the written resolutions adopted by the board of commissioners of Seller on [—], 2011 [and [—] authorizing Seller’s execution and delivery of the Transaction Documents to which it is a party and the consummation of the Transactions. Such resolutions: (a) have not been amended, rescinded or modified since their adoption; and (b) remain in full force and effect as of the date hereof in the form adopted; and

2. Except as set forth in the Seller’s Disclosure Schedules (but only to the extent set forth in the preamble to Article III of the Asset Purchase Agreement and Section 5.22 of the Asset Purchase Agreement), each representation and warranty of Seller set forth in Article III of the Asset Purchase Agreement is true and correct as of the date hereof as though made on and as of the date hereof by reference to facts existing on the date hereof (except for such representations and warranties that are expressly made as of a specific date or time, which need only be true and correct as of such date or time).

[Remainder of the Page Intentionally Left Blank]

Schedule 6.3(g) – 1

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate on this          day of                     .

PT INDOSAT TBK

By:
[Name] [Title]

[Signature page – Seller’s Closing Certificate]

Annex A

EXCERPTS OF WRITTEN RESOLUTIONS

Schedule 6.3(g) – Annex A-1

Schedule 9.8

Notice of Assignment; Consent and Agreement

Schedule 9.8

Agreed Form

FORM OF NOTICE OF ASSIGNMENT

To:	PT Indosat Tbk (Indosat)
Jalan Medan Merdeka Barat No. 21
Jakarta 10110
Indonesia

Attention:	President Director & Chief Executive Officer

Dated:

We refer to:

A	the Assignment For Security Purposes over Contracts dated [—] 2012 (the Assignment of Contracts) made between PT Solusi Menara Indonesia (the Assignor) and PT Bank Permata Tbk. (Security Agent) acting for itself and as security agent for the Finance Parties (as defined below);

B	the Fiduciary Security Over Telecom Infrastructure dated [—] 2012 (the Telecom Fiducia) made between the Assignor and the Security Agent acting for itself and as security agent for the Finance Parties; and

C	the agreement(s) and/or document(s) to which you are a party as specified and defined in Schedule 1 and any documents which are entered into between you and the Assignor pursuant to or in connection with any such agreement(s) (including all enclosures, amendments and supplements to any such agreements) (Assigned Contracts).

The Assignment of Contracts and the Telecom Fiducia are collectively, the Agreements and are each, an Agreement. Copies of the Agreements are attached to this Notice in Schedule 2.

Unless otherwise defined in this Notice, capitalized terms and expressions defined or interpreted in the Assignment of Contracts shall bear the same meanings when used in this Notice, and:

Affiliate of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person

Competitor shall mean any Person engaged in the wireless or fixed line telecommunications business in Indonesia, and shall include PT XL Axiata Tbk, PT Telekomunikasi Indonesia Tbk, PT Telekomunikasi Selular, PT Bakrie Telecom Tbk, PT Hutchison CP Telecommunications, PT AXIS Telekom Indonesia, PT Smartfren Telecom Tbk and PT Sampoerna Telekomunikasi Indonesia, and their respective Affiliates

Finance Parties has the definition given to it in the Assignment of Contract and includes the beneficiaries of the Security Interest constituted by the Security Documents include, includes or including when used in this Notice shall be deemed to be followed by the words “without limitation”

Qualified Purchaser shall mean (i) a reputable Tower (as defined in the MLA as at the date of this Notice, where reference to “Land” therein is reference to any land in Indonesia) operator that is not a Competitor of Indosat and that has sufficient financial capacity and technical expertise to properly exercise the Assignor’s obligations under the MLA, as determined by Indosat in its reasonable discretion (such discretion not to be unreasonably withheld or delayed) provided that if Indosat does not revert within 38 days of written notice to it (such notice to contain the identity of such operator and to attach reasonable details (to the knowledge of the Security Agent) of the financial capability and technical expertise of the proposed Person), Indosat’s consent shall be deemed to be given, or (ii) or such other Person approved in writing by Indosat in its sole discretion (such decision of Indosat to be notified to the Security Agent as soon as reasonably practicable).

Person shall mean any individual, group, corporation, partnership or other organization or entity.

Schedule 9.8 – 1

Agreed Form

Receiver shall mean any receiver, receiver and manager, administrator, delegate, agent, curator or custodian appointed by the Security Agent in relation to the enforcement of an Agreement or any representative appointed pursuant to the Security Documents

Security Documents shall mean the Agreements and each other agreement made between the Assignor and the Security Agent acting for itself and as security agent for the Finance Parties which creates a Security Interest over any of the Assigned Contracts or any Telecom Infrastructure which is the subject of the MLA or an SLA

Security Interest shall mean any mortgage, pledge, hypothecation, lien or other security interest

Telecom Infrastructure means any Tower or part of a Tower (as defined in the MLA as at the date of this Notice) which is subject to any Security Interest created in favour of the Security Agent or any other Finance Party

We hereby give you notice that as security for the payment and discharge of the Secured Liabilities (as defined in the Agreements), the Assignor has, (a) pursuant to the Assignment of Contracts, conditionally assigned on the Effective Date (as defined in the Assignment of Contracts), with full title in favor of the Security Agent, all of its right, title, benefit, claim and interest from time to time in and to each of the Assigned Contracts (together the Assigned Rights) and all the rights in relation thereto, and (b) pursuant to the Telecom Fiducia, created fiducia security over the Fiducia Objects (as defined in the Telecom Fiducia).

1	In connection therewith and by way of security for the Secured Liabilities, we hereby irrevocably and unconditionally request and authorise you (notwithstanding any previous requests whatsoever which we may have given to you to the contrary):

1.1	to disclose to the Security Agent without any reference to or further authority from the Assignor, such information relating to the Assigned Rights as the Security Agent may, at any time and from time to time, request you to disclose to it (in each case, only to the extent you would have been obliged to provide such information to the Assignor under the provisions of the Assigned Contracts);

1.2	to pay all monies payable by you to the Assignor under or in connection with the Assigned Rights (if any) to the bank account of the Assignor no. [—] opened with [Account Bank], for which monies the Security Agent may give a good receipt on behalf of the Assignor;

1.3	at any time after you receive a notice from the Security Agent that the security created by or pursuant to the Assignment of Contracts has become enforceable (an Enforcement Notice), without prejudice to (i) any rights or remedies you may have under the Assigned Contracts and (ii) the obligations of the Security Agent and any Receiver under Section 2 below, the Security Agent and any Receiver shall be permitted to exercise all or any of the Assignor’s rights, powers and discretions under or in connection with the Assigned Rights to the exclusion of the Assignor; and

1.4	prior to exercising any right to terminate the Assigned Contracts which arises if the Assignor is in breach of any of its obligations under the Assigned Contracts (but excluding any termination or right to terminate an SLA other then due to a breach of that SLA by the Assignor), you will:

(a)	give notice to the Security Agent of such breach or event; and

(b)	allow the Security Agent the opportunity to remedy the breach if permitted by, and subject to the provisions of, the Assigned Contracts, including the remedy period (if any) which would have applied if you gave the Assignor notice requiring the breach to be remedied.

2.	In consideration of your signing and returning to the Security Agent the consent and agreement in the form attached as Schedule 3 hereto (the Consent), the Security Agent

Schedule 9.8 – 2

Agreed Form

(acting on the instructions of the Finance Parties) hereby agrees and confirms that, without prejudice to prevailing laws and regulations, with respect to any enforcement of any Security Interest in favour of the Security Agent over any of the Assigned Contracts or any Telecom Infrastructure which is the subject of the MLA or an SLA (including, pursuant to an Agreement and including any appointment of and the activities of any Receiver) (an Enforcement), unless that Agreement became enforceable due to circumstances caused primarily by a breach by Indosat or any of Indosat’s Affiliates, successors, transferees or assignees of the provisions of the MLA or SLA, the Security Agent or any Receiver appointed by it:

(a)	shall, without prejudice to Sections 2(b), 2(c), 3, 4 and 5 below, conduct any such Enforcement in a manner which does not contravene any of your material rights under the Assigned Contracts;

(b)	shall, if it has succeeded to ownership of any Telecom Infrastructure which is the subject of the MLA or SLA, to the extent legally possible, upon such succession, assume all the obligations and liabilities under the MLA and such SLA and enter into one or more master lease agreements and site lease agreements applicable to such Telecom Infrastructure on the same material terms as the MLA and SLA described in Schedule 1;

(c)	may not sell, transfer or otherwise dispose of any Telecom Infrastructure which is the subject of the MLA or an SLA to any Person unless such Person:

(i)	is:

A.	a Qualified Purchaser; or

B.	subject to compliance with Section 3 below, a Person which is not a Competitor and is not a Qualified Purchaser, PT Tower Bersama Infrastructure Tbk or an Owner Group Member; or

C.	subject to compliance with Section 4 below, PT Tower Bersama Infrastructure Tbk or a more than fifty percent owned and controlled subsidiary of PT Tower Bersama Infrastructure Tbk (Owner Group Member); and

(ii)	to the extent legally possible, upon such sale, transfer or other disposal, assumes all the obligations and liabilities under the MLA and such SLA and enters into one or more master lease agreements and site lease agreements applicable to such Telecom Infrastructure on the same material terms as the MLA and SLA described in Schedule 1.

For the avoidance of doubt the Security Agent and any Receiver shall not be prevented from exercising any of their respective rights, powers and discretions under or in connection with the Telecom Fiducia subject to the provisions of this Notice including Sections 2 to 5.

3.

For the purposes of Section 2(c)(i)(B) above, the Security Agent or any Receiver appointed by it may sell, transfer or otherwise dispose of any Telecom Infrastructure which is the subject of the MLA or an SLA only to any Person which is not a Competitor, a Qualified Purchaser, PT Tower Bersama Infrastructure Tbk or an Owner Group Member if they first make an offer in writing (an Offer) to sell such Telecom Infrastructure to Indosat or a purchaser designated by Indosat in accordance with this Section 3. An Offer shall (i) identify the Telecom Infrastructure proposed to be sold by the Security Agent or such Receiver, (ii) set forth the proposed consideration for such Telecom Infrastructure, and (iii) set forth all of the other terms and conditions of the Offer. The Offer shall remain open for a period of not less than ninety (90) days from the date of the Offer (the Acceptance Period). During the Acceptance Period, Indosat or a purchaser designated by Indosat may accept the Offer as to some or all of the Telecom Infrastructure which are the subject of the Offer by way of written notice (the Acceptance Notice) to the Security Agent or such Receiver. If Indosat accepts the Offer during the Acceptance Period, within ninety (90) days of Indosat’s acceptance of the Offer (or

Schedule 9.8 – 3

Agreed Form

such other date agreed by the parties), the Security Agent or such Receiver shall sell and transfer to Indosat or a purchaser designated by Indosat the Telecom Infrastructure as to which Indosat accepted the Offer and Indosat or such purchaser designated by Indosat shall purchase such Telecom Infrastructure, in each case on the terms and for the consideration set forth in the Offer, provided that Indosat shall have no obligation to complete the sale and purchase of such Telecom Infrastructure and make payment for the Telecom Infrastructure unless completion occurs in relation to all of the Telecom Infrastructure as to which Indosat accepted the Offer. The parties shall use reasonable efforts to cooperate with each other to consummate such sale and purchase within the time period specified therefor. The Offer shall be deemed declined if the Security Agent or such Receiver does not receive an Acceptance Notice during the Acceptance Period. Upon the Offer being declined or being deemed to have been declined, the Security Agent or such Receiver may sell (subject to the other provisions of this Notice) some or all of the Telecom Infrastructure subject to the Offer which have been declined (or deemed to have been declined) by Indosat to any Person which is not a Competitor, a Qualified Purchaser, PT Tower Bersama Infrastructure Tbk or an Owner Group Member on terms and conditions not more favorable to such Person than those contained in the Offer, provided that binding agreements to effect such sale, transfer or disposal are executed no later than one hundred and eighty (180) days after the earlier of (x) expiry of the Acceptance Period and (y) the date on which Indosat declines the Offer in writing. Any sale of Telecom Infrastructure to Indosat under Section 2(c) above shall be made free and clear of all Security Interest pursuant to the Security Documents.

4.	For the purposes of Section 2(c)(i)(C) above, the Security Agent or any Receiver appointed by it may only enter into a binding agreement for the sale, disposition or other transfer of a Telecom Infrastructure which is the subject of the MLA or an SLA to an Owner Group Member if, on or prior to the date of such sale, disposition, or transfer, (i) such Owner Group Member has signed a Joinder Agreement (as defined in the MLA as at the date of this Notice) under which it has agreed to be bound by the MLA as it applies to and with respect to the Site (as defined in the MLA as at the date of this Notice) relating to that Telecom Infrastructure and the SLA for such Site, as if it were the Assignor under the MLA (ii) the Assignor and PT Tower Bersama Infrastructure Tbk agree to be jointly and severally liable for such Owner Group Member’s representations, warranties, covenants and obligations under the MLA and the relevant SLA for each Telecom Infrastructure being transferred, (iii) the Assignor and PT Tower Bersama Infrastructure Tbk sign an Owner Group Member Guarantee (as defined in the MLA as at the date of this Notice) with respect to the obligations of such Owner Group Member as “Guaranteed Obligations” under the Owner Group Member Guarantee and, where the Assignor or PT Tower Bersama Infrastructure Tbk had previously signed an Owner Group Member Guarantee with respect to the obligations of such Owner Group Member, the Assignor and PT Tower Bersama Infrastructure Tbk, as applicable, acknowledge, agree and affirm that such Owner Group Member Guarantee remains in full force and effect, and (iv) such Owner Group Member agrees to retransfer such Telecom Infrastructure back to the Assignor or to another Owner Group Member prior to it ceasing to be an Owner Group Member, provided in the case of clause (iv) that such other Owner Group Member complies with sub-paragraphs (i) above and sub-paragraphs (ii), (iii) and (iv) above shall apply to such other Owner Group Member.

5.	The parties agree that there shall be no binding agreement for the sale, disposition or other transfer of a Telecom Infrastructure in accordance with Sections 2, 3 and 4 above (other than to Indosat) unless, on or prior to the date of such sale, disposition, or transfer, the purchaser enters into an agreement with Indosat on the same material terms as set forth in the MLA (as at the date of this Notice) as it applies to and with respect to the Site (as defined in the MLA as at the date of this Notice) relating to that Telecom Infrastructure and the SLA for such Site, as the Assignor.

6	In consideration of your signing and returning to the Security Agent the Consent, the Assignor hereby agrees and confirms to you as follows:

6.1	none of the Security Documents provide for or will have, and none of the Finance Parties have, or will have, any Security Interest under the Security Documents over the Equipment (as defined in the MLA as at the date of this Notice);

Schedule 9.8 – 4

Agreed Form

6.2	none of the Finance Parties or the Security Agent is a Competitor; and

6.3	it shall notify you promptly after receiving notice of default from the Security Agent which would entitle it to enforce any Security Interest pursuant to the Security Documents against the Assigned Contracts, including the MLA or any Telecom Infrastructure the subject of the MLA.

7	In consideration of your signing and returning to the Security Agent the Consent and complying with Section 1 hereof, the Security Agent hereby agrees and confirms to you as follows:

7.1	it has received copies of, and acknowledges the terms of, the Assigned Contracts, including your leasehold and other rights under the MLA and each SLA;

7.2	it shall ensure that the appointment by it of any Receiver shall be on terms that the Receiver agrees that it will comply with, and not act in a manner which is contrary to, this Notice;

7.3	it shall notify you as soon as reasonably practicable after receiving instructions from the requisite Lenders (as defined in the Agreements) to take steps to enforce any Security Interest pursuant to the Security Documents against the Assigned Contracts, including the MLA or any Telecom Infrastructure the subject of the MLA;

7.4	none of the Security Documents provide for or will have, and none of the Finance Parties have or will have, any Security Interest over the Equipment (as defined in the MLA as at the date of this Notice);

7.5	it is authorized by the Finance Parties to sign this Notice; and

7.6	if it wishes to assign and/or transfer any of its rights and/or obligations under the Agreements or any successor or additional Security Agent is appointed in respect of the Agreements, it shall procure that such assignee, transferee or successor agrees with you in writing to comply with the obligations of the Security Agent under this Notice.

8.	Any dispute, controversy or claim arising out of or in connection with this Notice, including any question regarding the existence, termination or validity of this Notice (Dispute), shall be referred to and finally resolved by binding arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the SIAC) (such rules, the SIAC Rules) in force and otherwise modified by the provisions of this Section 8 when a “Notice of Arbitration” is submitted in accordance with the SIAC Rules, which SIAC Rules are deemed to be incorporated by reference into this Agreement. The place or seat of arbitration shall be Singapore.

There shall be three (3) arbitrators. Where there are two parties to a dispute, the parties agree that one arbitrator shall be nominated by each party for appointment by the Chairman of the SIAC in accordance with the SIAC Rules. If there are more than two parties to a dispute, where there is more than one claimant party to a dispute all the claimants shall attempt to agree in writing on the claimants’ nomination of an arbitrator, and where there is more than one respondent party to a dispute all the respondents shall attempt to agree in writing on the respondents’ nomination of an arbitrator, for appointment by the Chairman of the SIAC in accordance with the SIAC Rules. The third arbitrator, who shall act as the chairman or presiding arbitrator of the arbitral tribunal, shall be nominated by agreement of the two party-appointed arbitrators within fourteen (14) days of the confirmation of the appointment of the second arbitrator. Failing which, in each case, the relevant arbitrator shall be appointed by the Chairman of the SIAC.

Each party agrees that it may be joined as an additional party to an arbitration involving other parties under this Notice. Any joined or intervening party shall be bound by an award rendered by the tribunal in the arbitration even if such party chooses not to participate in the arbitral proceedings.

Schedule 9.8 – 5

Agreed Form

Any party may submit new claims, counterclaims or crossclaims (the “New Claim”) against any other party to this Notice irrespective of whether party was named as a party in an existing request for arbitration, counterclaim or crossclaim, provided that the arbitral tribunal determines that: (i) the New Claim was submitted by written notice to the SIAC and to all other contracting parties within fifteen days of the party making the application becoming aware of the request for arbitration, counterclaim or crossclaim (as relevant); (ii) each New Claim is substantially related to the facts in the existing arbitration; (iii) it is in the interests of justice and efficiency to allow the New Claim in the existing proceeding.

Each party shall bear its own attorneys’ fees and expenses, and the arbitral tribunal shall have no authority to award attorneys’ fees against the losing party. The arbitration proceedings and any award rendered shall be in English (provided that such award or decision may be translated if necessary for such award or decision to be enforced).

A party’s breach of this Notice shall not affect this agreement to arbitrate. Moreover, the parties’ obligations under this Notice are enforceable even after this Notice has been terminated. The invalidity or unenforceability of any provision of this agreement to arbitrate shall not affect the validity or enforceability of the parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

Any award rendered shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction. Each party hereby renounces any right it may otherwise have to appeal against the award or any decision of the arbitrators and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution, no party shall appeal to any court the award or decision of the arbitrators.

The parties expressly agree that (i) the arbitrators must state the reasons for their decision in writing and make the decisions entirely on the basis of applicable laws and not on the basis of the principle of ex aequo et bono and (ii) the mandate of the arbitrators duly constituted in this Notice will remain in effect until a final arbitration award has been issued.

9.	Despite the assignment referred to above and notwithstanding the making of any payment by you to the Security Agent under or in connection with it, until further notice to you from the Security Agent the Assignor shall remain liable to perform all its obligations under the Assigned Rights and Assigned Contracts and neither the Security Agent nor any of the Finance Parties shall at any time be under any obligation or liability to you under or in connection with the Assigned Rights or Assigned Contracts (except, in each case, with respect to any matters arising pursuant to the provisions of this Notice or if the Security Agent or any Finance Party becomes a party to an Assigned Contract).

10.	We confirm that in the event of any conflict between communications (concerning the payment instructions) received from the Assignor and from the Security Agent, the communication from the Security Agent shall prevail.

11.	The instructions and authorisations which are contained in Section 1 of this Notice shall remain in full force and effect until the Security Agent gives you notice in writing amending or revoking them.

12.	Would you please acknowledge receipt of this Notice and the instructions and authorisations contained in it by sending the Consent to the Security Agent and the Assignor. On receipt of the signed Consent by the Security Agent and Assignor, this Notice and the Consent taken together, shall constitute a single legally enforceable agreement between the Security Agent, the Assignor and you.

13.	It is hereby agreed that the governing law of this Notice shall be the Laws of the Republic of Indonesia. The Assignor and the Security Agent, and, by your signing of the Consent, you, waive Article 1266 of the Civil Code prevailing in the republic of Indonesia to the extent that a court pronouncement is required for termination of this Notice.

Schedule 9.8 – 6

Agreed Form

14.	This Notice and the Consent are prepared in the English language and, unless otherwise agreed in writing by the parties, English shall be used in respect of all matters in connection with this Notice and the Consent. If requested in writing by a party, the parties shall promptly cause this Notice and the Consent to be translated into the Indonesian language and cause such Indonesian language version to be executed by the parties. The effective date of any such Indonesian language version shall be the date of this Notice. In the event of any inconsistency between the English and Indonesian language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

Yours faithfully,	Yours faithfully,

Signed for or and on behalf of	Signed for or and on behalf of
PT Solusi Menara Indonesia	PT Permata Bank Tbk
Name:	Name:
Title:	Title:

Schedule 9.8 – 7

Agreed Form

SCHEDULE 1

LIST OF ASSIGNED CONTRACTS

	CONTRACT	PARTIES
APA	Asset Purchase Agreement dated [ ] 2012.	Indosat, PT Tower Bersama Infrastructure Tbk and Assignor
MLA	Master Lease Agreement dated [ ] 2012	Indosat, Assignor and PT Tower Bersama Infrastructure Tbk
SLA	Each Site Lease Agreement entered into now or in the future pursuant to the MLA	Assignor and [Indosat]
MLLA	Land Lease Agreement dated [ ] 2012	Assignor and [Indosat]
LLA	Each Site Land Lease Agreement entered into now or in the future pursuant to the [MLLA]	Assignor and [Indosat]
SMA	Site Management Agreement dated [ ] 2012.	Assignor and [Indosat]
Parent Guarantee	Each Parent Guarantee (as defined in the MLA as at the date of this Notice) issued in respect of obligations under the MLA or any other MLA in respect of Designated Towers (as defined in the MLA as at the date of this Notice)	Assignor and [Indosat]

Schedule 9.8 – S-1-1

Agreed Form

SCHEDULE 2

SECURITY DOCUMENTS

[Insert execution versions of security documents]

Schedule 9.8 – S-2-1

Agreed Form

SCHEDULE 3

FORM OF CONSENT AND AGREEMENT

To:	PT Solusi Menara Indonesia
(Assignor)
[Address]
Attn to: [—]
To:	PT Bank Permata Tbk
(Security Agent)
[Address]
Attn to: [—]

Dated:

Dear Sirs

Re: Assignment of Contracts and Assigned Rights

We hereby acknowledge receipt of a notice (a copy of which is attached hereto) from the Assignor and the Security Agent dated [—] (the Notice) addressed to us and hereby accept the instructions and authorisations contained therein and undertake to act in accordance and comply with the terms thereof. Capitalized terms and expressions defined or used in the Notice shall, unless the context otherwise requires, have the same meanings in this Consent.

We hereby consent and agree as follows:

1.	we will observe and comply with the provisions of the Notice;

2.	we will (to the extent which we would have been obliged to provide such information to the Assignor under the provisions of the Assigned Contracts) disclose to the Security Agent without any reference to or further authority from the Assignor, such information relating to the Assigned Rights and the Assigned Contracts as the Assignee may, at any time and from time to time, request us to disclose to it;

3.	we will pay all monies payable by us to the Assignor (if any) under the Assigned Contracts or in connection with the Assigned Rights to the account as directed by the Security Agent, for which monies the Security Agent may give a good receipt on behalf of the Assignor;

4.	at any time after we receive a notice from the Security Agent that the security created by or pursuant to the Assignment of Contracts has become enforceable (an Enforcement Notice), without prejudice to (i) any right or remedies we may have under the Assigned Contracts and (ii) the obligations of the Security Agent and any Receiver under Section 2 of the Notice, permit the Security Agent and any Receiver to exercise all or any of the Assignor’s rights, powers and discretions under or in connection with the Assigned Rights to the exclusion of the Assignor; and

5.	prior to exercising any right to terminate the Assigned Contracts which arises if the Assignor is in breach of any of its obligations under the Assigned Contracts(but excluding any termination or right to terminate an SLA other then due to a breach of that SLA by the Assignor), we will:

(a)	give notice to the Security Agent of such breach or event;

(b)	allow the Security Agent the opportunity to remedy the breach if permitted by, and subject to the provisions of, the Assigned Contracts, including, without limitation, the remedy period (if any) which would have applied if we gave the Assignor notice requiring the breach to be remedied.

Schedule 9.8 – S-3-1

Agreed Form

We hereby acknowledge and confirm to the Security Agent that we have not, as at the date of this Consent, received any notice that any third party has or will have any right or interest in or has made or will be making any claim or demand or taking any action whatsoever in respect of any of the Assigned Rights.

In accordance with the provisions of the Notice, the governing law of this Consent shall be the laws of the Republic of Indonesia. Section 8 of the Notice shall apply to this Consent as if fully set out in this Consent mutatis mutandis.

Yours faithfully

For and on behalf of

PT Indosat Tbk

Name: Title:

Schedule 9.8 – S-3-2